As filed with the Securities and Exchange Commission on August 7, 2019.

Registration No. 333-232738

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 1

to

Form S-4

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Digirad Corporation

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	3845 (Primary Standard Industrial Classification Code Number)	33-0145723 (I.R.S. Employer Identification Number)

1048 Industrial Court

Suwanee, Georgia 30024

(858) 726-1600
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Matthew G. Molchan

President and Chief Executive Officer

Digirad Corporation

1048 Industrial Court

Suwanee, Georgia 30024

(858) 726-1600
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
Adam W. Finerman, Esq. Olshan Frome Wolosky LLP 1325 Avenue of the Americas New York, New York 10019 Telephone: (212) 451-2300	Steve Carman, Esq. Husch Blackwell LLP 4801 Main Street, Suite 1000 Kansas City, MO 64112 Telephone: (816) 983-8153

Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after this registration statement becomes effective and all other conditions to the proposed merger described herein have been satisfied or waived.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.   ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☒	Smaller reporting company ☒
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)  ☐

Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer)  ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share	Proposed maximum aggregate offering price(2)	Amount of registration fee(3)
Series A Cumulative Perpetual Preferred Stock	1,612,655	$10.00	$16,126,550	$1,954.54

*	Pursuant to Rule 416, this registration statement also covers an indeterminate number of additional shares of Series A Cumulative Perpetual Preferred Stock of the registrant as may be issuable as a result of stock splits, stock dividends or similar transactions.

(1)	The number of shares of Series A Cumulative Perpetual Preferred Stock, par value $0.0001 per share, of the registrant (“Digirad Preferred Stock”) being registered is based upon the sum of (A) the product obtained by multiplying (i) 2,466,219 shares of common stock, par value $0.001 per share, of ATRM Holdings, Inc. (“ATRM Common Stock”) estimated to be outstanding immediately prior to the Merger and to be exchanged for Digirad Preferred Stock, by (ii) the exchange ratio of 0.03, (B) the product obtained by multiplying (i) 615,054 shares of 10.0% Series B Cumulative Preferred Stock, par value $0.001 per share, of ATRM Holdings, Inc. (“ATRM Preferred Stock”) estimated to be outstanding immediately prior to the Merger and to be exchanged for Digirad Preferred Stock, by (ii) the exchange ratio of 2.5, and (C) a maximum of 1,033 shares of Digirad Preferred Stock which may be issued in lieu of fractional shares upon the exchange of the ATRM Common Stock at the closing of the Merger.

(2)	Pursuant to Rule 457 under the Securities Act of 1933, as amended, and solely for the purpose of calculating the registration fee, the proposed maximum aggregate offering price was calculated as follows: (i) the product of (a) $10.00 (the stated liquidation preference per share of Digirad Preferred Stock), and (b) 1,612,655 (the maximum possible number of shares of Digirad Preferred Stock which may be issued and exchanged in the Merger).

(3)	Determined in accordance with Section 6(b) of the Securities Act of 1933, as amended, at a rate equal to $121.20 per $1,000,000 of the proposed maximum aggregate offering price. The Registrant previously paid $1,954.54 in connection with the initial filing of the Registrant’s Form S-1 registration statement on July 19, 2019. No additional registration fee is due with this Amendment No. 1.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this proxy statement/prospectus is not complete and may be changed. Digirad Corporation may not sell the securities offered by this proxy statement/prospectus until the registration statement filed with the Securities and Exchange Commission is effective. This proxy statement/prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities in any jurisdiction where an offer or sale is not permitted.

PRELIMINARY - SUBJECT TO COMPLETION - DATED AUGUST 7, 2019

Prospectus of:	Proxy Statement of:

1048 Industrial Court Suwanee, Georgia 30024	5215 Gershwin Avenue N. Oakdale, Minnesota 55128
[●], 2019

PROPOSED MERGER—YOUR VOTE IS VERY IMPORTANT

To the Shareholders of ATRM Holdings, Inc.:

On July 3, 2019, Digirad Corporation (“Digirad”) and ATRM Holdings, Inc. (“ATRM”), entered into an Agreement and Plan of Merger (the “Merger Agreement”) pursuant to which Digirad has agreed to acquire ATRM. The Merger Agreement provides for the acquisition of ATRM through a statutory merger of Digirad Acquisition Corporation (the “Merger Sub”), a wholly-owned subsidiary of Digirad, with and into ATRM, with ATRM as the surviving entity (the “Merger”). As a result of the Merger, the separate corporate existence of Merger Sub will cease, and ATRM will continue as the surviving corporation and a wholly-owned subsidiary of Digirad.

In the proposed Merger, each issued and outstanding share of common stock, par value $0.001 per share, of ATRM (“ATRM Common Stock”) will be converted into the right to receive 0.03 validly issued, fully paid and nonassessable shares of Series A Cumulative Perpetual Preferred Stock, par value $0.0001 per share, of Digirad (“Digirad Preferred Stock”) and each issued and outstanding share of 10.0% Series B Cumulative Preferred Stock, par value $0.001 per share, of ATRM (“ATRM Preferred Stock”) will be converted into the right to receive 2.5 validly issued, fully paid and nonassessable shares of Digirad Preferred Stock, in each case subject to certain exceptions and with the rounding up of any fractional shares to the nearest whole share of Digirad Preferred Stock. Upon the effectiveness of the Merger, each share of ATRM Common Stock and each share of ATRM Preferred Stock issued and outstanding shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist. Each certificate formerly representing any share of ATRM Common Stock or ATRM Preferred Stock and each uncertificated share of ATRM Common Stock or ATRM Preferred Stock registered to a holder on the stock transfer books of ATRM, shall thereafter represent only the right to receive shares of Digirad Preferred Stock.

Prior to the Merger, there has been no public market for the Digirad Preferred Stock and no shares of the Digirad Preferred Stock are outstanding. Digirad intends to apply to have the Digirad Preferred Stock listed on the Nasdaq Global Market under the symbol “DRADP.” There can be no assurance that such listing will be approved.

ATRM will hold a special meeting of its shareholders on September 6, 2019 at 11:00 a.m. Eastern Time, at 53 Forest Ave., 1st Floor, Old Greenwich, CT 06870. At the ATRM special meeting, (i) the holders of ATRM Common Stock and ATRM Preferred Stock, voting as separate classes, will each be asked to approve the Merger Agreement and the transactions contemplated thereby, including the Merger, (ii) holders of ATRM Common Stock will be asked to approve, by an advisory vote, the potential change in control payments to ATRM’s President and Chief Executive Officer, and (iii) holders of ATRM Common Stock will be asked to adjourn or postpone the ATRM special meeting, if necessary or appropriate, for, among other reasons, the solicitation of additional proxies.

The board of directors of ATRM recommends that (i) holders of ATRM Common Stock and ATRM Preferred Stock vote “FOR” the approval of Merger Agreement and the transactions contemplated thereby, including the Merger, (ii) holders of ATRM Common Stock vote “FOR” the approval, by an advisory vote, of the change in control payments to ATRM’s President and Chief Executive Officer, and (iii) holders of ATRM Common Stock vote “FOR” the proposal to adjourn or postpone the ATRM special meeting, if necessary or appropriate, to, among other reasons, solicit additional proxies.

i

YOUR VOTE IS VERY IMPORTANT. Whether or not you plan to attend the ATRM special meeting, please take the time to vote by using the internet or by telephone as described in this proxy statement/prospectus or by completing the enclosed proxy card and mailing it in the enclosed envelope. Information about the meeting, the Merger and the other business to be considered at the meeting is contained in this proxy statement/prospectus. You are urged to read this proxy statement/prospectus carefully.

In particular, you should read the “Risk Factors Relating to the Merger” section beginning on page 25 for a discussion of some of the risks you should consider in evaluating the Merger Agreement and the Merger and how they will affect you.

Thank you for your cooperation and continued support.

Sincerely,

/s/ Daniel M. Koch
Daniel M. Koch President, Chief Executive Officer and Director ATRM Holdings, Inc.

Neither the Securities and Exchange Commission nor any state securities regulator has approved or disapproved the Merger Agreement and the Merger described in this proxy statement/prospectus or the Digirad Preferred Stock to be issued in the Merger contemplated by the Merger Agreement or passed upon the adequacy or accuracy of this proxy statement/prospectus. Any representation to the contrary is a criminal offense.

This proxy statement/prospectus is dated [●], 2019 and is first being mailed to ATRM shareholders on or about August 13, 2019.

ABOUT THIS DOCUMENT

This proxy statement/prospectus forms a part of a registration statement on Form S-4 (Registration No. 333-232738) filed by Digirad and ATRM with the Securities and Exchange Commission. It constitutes a prospectus of Digirad under Section 5 of the Securities Act of 1933, as amended, and the rules thereunder, with respect to the shares of Digirad Preferred Stock to be issued to ATRM shareholders in the Merger. In addition, it constitutes a proxy statement under Section 14(a) of the Securities Exchange Act of 1934, as amended, and the rules thereunder, and a notice of meeting with respect to the special meeting of ATRM shareholders at which (a) holders of ATRM Common Stock and ATRM Preferred Stock will consider and vote upon the proposal to approve the Merger Agreement and the transactions contemplated thereby, including the Merger, (b) holders of ATRM Common Stock will consider and vote upon the proposal to approve, by an advisory vote, the change in control payments to ATRM’s President and Chief Executive Officer, and (c) holders of ATRM Common Stock will consider and vote upon the proposal to adjourn or postpone the ATRM special meeting, if necessary or appropriate, for, among other reasons, the solicitation of additional proxies.

Digirad has supplied all information contained in this proxy statement/prospectus relating to Digirad, and ATRM has supplied all such information relating to ATRM. Digirad and ATRM have not authorized anyone to provide you with information that is different from what is contained in this proxy statement/prospectus.

You should rely only on the information contained in this proxy statement/prospectus. No one has been authorized to provide you with information that is different from that contained in this proxy statement/prospectus. This proxy statement/prospectus is dated [●], 2019. You should not assume that the information contained in this proxy statement/prospectus is accurate as of any date other than that date. Neither the mailing of this proxy statement/prospectus to ATRM shareholders nor the issuance by Digirad of Digirad Preferred Stock pursuant to the Merger will create any implication to the contrary.

This proxy statement/prospectus does not constitute an offer to sell or a solicitation of or offer to buy any securities, or the solicitation of a proxy, in any jurisdiction where or from any person to whom it is unlawful to make any such offer or solicitation in such jurisdiction.

ATRM HOLDINGS, INC.

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

TO BE HELD September 6, 2019

To Our Shareholders:

A special meeting of shareholders of ATRM Corporation (“ATRM”), will be held at 53 Forest Ave., 1st Floor, Old Greenwich, CT 06870, on September 6, 2019 at 11:00 a.m., Eastern Time. The special meeting of shareholders is being held for the following purposes:

1.	For holders of common stock, par value $0.001 per share, of ATRM (“ATRM Common Stock”) and holders of 10.0% Series B Cumulative Preferred Stock, par value $0.001 per share, of ATRM (“ATRM Preferred Stock”), voting as separate classes, to each approve the Agreement and Plan of Merger, dated as of July 3, 2019 (the “Merger Agreement”), by and among ATRM, Digirad Corporation, a Delaware corporation (“Digirad”), and Digirad Acquisition Corporation, a Minnesota corporation and a wholly owned subsidiary of Digirad (“Merger Sub”), a copy of which is attached as Annex I to the accompanying proxy statement/prospectus, pursuant to which Merger Sub will merge with and into ATRM, with ATRM as the surviving entity (the “Merger”), and the transactions contemplated thereby, (ATRM Proposal No. 1);

2.	For holders of ATRM Common Stock to approve, by an advisory vote, the change in control payments to ATRM’s President and Chief Executive Officer (ATRM Proposal No. 2); and

3.	For holders of ATRM Common Stock to approve the adjournment or postponement of the special meeting, if necessary or appropriate, for, among other reasons, the solicitation of additional proxies in the event that there are not sufficient votes at the time of the special meeting to approve ATRM Proposal No. 1 (ATRM Proposal No. 3).

Only holders of record of ATRM Common Stock and ATRM Preferred Stock at the close of business on July 30, 2019 are entitled to vote at the ATRM special meeting or at any adjournment or postponement thereof. Adoption of the Merger Agreement requires the affirmative vote of at least a majority of the outstanding shares of ATRM Common Stock entitled to vote thereon and two-thirds of the outstanding shares of ATRM Preferred Stock entitled to vote thereon (voting as separate classes).

We hope that as many shareholders as possible will personally attend the ATRM special meeting. Whether or not you plan to attend the special meeting, please complete the enclosed proxy card and sign, date, and return it promptly so that your shares will be represented. You also may vote your shares by telephone or through the internet by following the instructions set forth on the proxy card. Submitting your proxy in writing, by telephone, or through the internet will not prevent you from voting in person at the special meeting.

Because the ATRM Common Stock is not listed on a national stock exchange, holders of ATRM Common Stock have dissenters’ rights in connection with the Merger to receive the fair value, in cash, of their shares of ATRM Common Stock. In order to exercise dissenters’ rights, ATRM Common Stock holders must strictly comply with the dissenters’ rights procedures under Minnesota law or they will lose their dissenters’ rights. The dissenters’ rights procedures are described in the enclosed proxy statement/prospectus. See “The Merger—Dissenters’ Rights of ATRM Shareholders.”

The board of directors of ATRM, by unanimous vote, has determined that it is in the best interests of ATRM and its shareholders to consummate the transactions contemplated by the Merger Agreement, and unanimously recommends that (i) holders of ATRM Common Stock and ATRM Preferred Stock vote “FOR” the approval of Merger Agreement and the transactions contemplated thereby, including the Merger, (ii) holders of ATRM Common Stock vote “FOR” the approval, by an advisory vote, of the change in control payments to ATRM’s President and Chief Executive Officer, and (iii) holders of ATRM Common Stock vote “FOR” the proposal to adjourn or postpone the ATRM special meeting, if necessary or appropriate, to, among other reasons, solicit additional proxies. If you fail to vote by proxy or in person, it will have the same effect as a vote “against” the adoption of the Merger Agreement.

[●], 2019	By Order of the Board of Directors,

/s/ Jeffrey Eberwein Jeffrey Eberwein Board Chair

SHAREHOLDERS WHO CANNOT ATTEND IN PERSON ARE REQUESTED TO VOTE AS PROMPTLY AS POSSIBLE. YOU MAY VOTE OVER THE INTERNET, BY TELEPHONE, OR BY U.S. MAIL.

v

Page
DEFINED TERMS USED IN THIS PROXY STATEMENT/PROSPECTUS	1
QUESTIONS AND ANSWERS ABOUT THE MERGER AND THE ATRM SPECIAL MEETING	2
What is the Merger?	2
Is shareholder approval necessary to complete the Merger?	2
Are there other matters related to the Merger that require the vote of ATRM shareholders?	2
What are the “change in control payments?”	2
Why am I being asked to cast a non-binding, advisory vote to approve the change in control payments payable to ATRM’s President and Chief Executive Officer under his change of control agreement?	2
What will happen if the ATRM shareholders do not approve the change in control payments at the ATRM special meeting?	3
What will ATRM shareholders receive in the Merger?	3
Where and when is the special meeting of ATRM shareholders?	3
Who can vote at the ATRM special meeting?	3
What vote of ATRM shareholders is required to approve the proposals?	3
What constitutes a quorum for the ATRM special meeting?	4
How does the Board of Directors of ATRM recommend that ATRM shareholders vote?	4
How do I vote?	4
What is the difference between a shareholder of record and a “street name” beneficial holder of shares?	5
If my shares are held in “street name” by my broker, will my broker vote my shares for me?	5
Will anyone contact me regarding this vote?	5
Can I change my vote after I have delivered my proxy?	5
Should I send in my ATRM stock certificates with my proxy card?	6
What are the material U.S. federal income tax consequences of the Merger to U.S. holders of ATRM shares?	6
When do ATRM and Digirad expect the Merger to be completed?	6
Can ATRM shareholders dissent and require appraisal of their shares?	6
Where can I find more information about ATRM and Digirad?	7
Who can help answer my questions?	7
SUMMARY	8
The Companies (page 52)	8
General	9
The ATRM Special Meeting (page 200)	11
Record Dates; Shares Entitled to Vote; Required Vote with respect to the Merger; Quorum (page 200)	11
Shares Owned by ATRM Directors and Executive Officers (page 201)	12
The Merger (pages 52 and 83)	12
SUMMARY HISTORICAL CONSOLIDATED FINANCIAL INFORMATION OF DIGIRAD	14
SUMMARY HISTORICAL FINANCIAL INFORMATION OF ATRM	16
SUMMARY UNAUDITED PRO FORMA CONDENSED CONSOLIDATED COMBINED FINANCIAL INFORMATION	18
COMPARATIVE PER SHARE MARKET PRICE, DIVIDEND AND OTHER DATA	20

DEFINED TERMS USED IN THIS PROXY STATEMENT/PROSPECTUS

ATRM	ATRM Holdings, Inc., a Minnesota corporation

Digirad	Digirad Corporation, a Delaware corporation

Digirad Preferred Stock	Series A Cumulative Perpetual Preferred Stock, par value $0.0001 per share, of Digirad
Exchange Act	Securities Exchange Act of 1934, as amended
Merger	Business combination whereby Merger Sub will merge with and into ATRM, with ATRM as the surviving entity, pursuant to the Merger Agreement
Merger Agreement	Agreement and Plan of Merger, dated as of July 3, 2019, as it may be amended from time to time, by and among Digirad, ATRM and Merger Sub

Merger Consideration	With respect to a given share of ATRM Common Stock, the right to receive 0.03 validly issued, fully paid and nonassessable shares of Digirad Preferred Stock, and with respect to a given share of ATRM Preferred Stock, the right to receive 2.5 validly issued, fully paid and nonassessable shares of Digirad Preferred Stock, in each case subject to certain exceptions and with the rounding up of any fractional shares to the nearest whole share of Digirad Preferred Stock
Merger Sub	Digirad Acquisition Corporation, a Minnesota corporation and a wholly-owned subsidiary of Digirad

Oberon	Oberon Securities LLC, financial advisor to Digirad

SEC	Securities and Exchange Commission

Securities Act	Securities Act of 1933, as amended

QUESTIONS AND ANSWERS ABOUT THE MERGER AND THE ATRM SPECIAL MEETING

The following questions and answers address briefly some questions you may have regarding the Merger and the ATRM special meeting. These questions and answers may not address all questions that may be important to you as a shareholder of ATRM or as a stockholder of Digirad. Please refer to the more detailed information contained elsewhere in this proxy statement/prospectus, the annexes to this proxy statement/prospectus and the documents referred to in this proxy statement/prospectus.

What is the Merger?

In accordance with the terms and conditions of the Merger Agreement, if the holders of ATRM Common Stock and ATRM Preferred Stock approve the Merger Agreement and the transactions contemplated thereby, including the Merger, and the other closing conditions under the Merger Agreement are satisfied or waived, Merger Sub will merge with and into ATRM, and ATRM will be the surviving corporation and a wholly owned subsidiary of Digirad. A copy of the Merger Agreement is attached as Annex I to this proxy statement/prospectus.

Is shareholder approval necessary to complete the Merger?

Yes. ATRM and Digirad have agreed to combine the two companies upon the terms and conditions of the Merger Agreement that is described in this proxy statement/prospectus. You are receiving these proxy materials to help you decide, among other matters, how to vote your shares of ATRM with respect to the proposed Merger.

The Merger cannot be completed unless, among other things, ATRM shareholders approve the Merger Agreement and the transactions contemplated thereby, including the Merger. The ATRM special meeting is being held to vote on, among other matters, the proposals necessary to complete the Merger. Information about the special meeting, the Merger and the other business to be considered by ATRM shareholders is contained in this proxy statement/prospectus. Your vote is important. ATRM encourages you to vote as soon as possible.

Approval by Digirad stockholders of the Merger Agreement and the transactions contemplated thereby, including the Merger and the issuance of the Digirad Preferred Stock, is not required and will not be sought by Digirad.

Are there other matters related to the Merger that require the vote of ATRM shareholders?

Yes. At the ATRM special meeting, holders of ATRM Common Stock will be asked to consider and vote upon a proposal to approve, by a non-binding advisory vote, the agreements and understandings of ATRM and its President and Chief Executive Officer concerning compensation that is based on or otherwise relates to the Merger contemplated by the Merger Agreement, and the aggregate total of all such compensation that may be paid or become payable to or on behalf of such executive officer, as disclosed in this proxy statement/prospectus under the heading “The Merger—Interests of ATRM Directors and Executive Officers in the Merger—Change of Control Benefits for Executive Officers” (the “change in control payments”).

What are the “change in control payments?”

“Change in control payments” are certain compensation that is tied to or based on the completion of the Merger and may be payable to ATRM’s President and Chief Executive Officer under ATRM’s existing plans or agreements.

Why am I being asked to cast a non-binding, advisory vote to approve the change in control payments payable to ATRM’s President and Chief Executive Officer under his change of control agreement?

In accordance with the rules promulgated under the Exchange Act, ATRM is providing its shareholders with the opportunity to cast a non-binding, advisory vote on the change in control payments proposal on the compensation that may be payable to its President and Chief Executive Officer in connection with the Merger.

What will happen if the ATRM shareholders do not approve the change in control payments at the ATRM special meeting?

Approval of the change in control payments is not a condition to the completion of the Merger. The vote with respect to the change in control payments is an advisory vote and will not be binding on ATRM or Digirad. Further, the underlying compensation plans and agreements are contractual in nature and are not, by their terms, subject to shareholder approval. Accordingly, payment of the change in control compensation is not contingent on shareholder approval.

What will ATRM shareholders receive in the Merger?

Unless a holder of ATRM Common Stock exercise its dissenters’ rights and satisfies the procedures relating to dissenters’ rights under Minnesota law, a holder of ATRM Common Stock will be entitled to receive 0.03 shares of Digirad Preferred Stock for each share of ATRM Common Stock owned at the effective time of the Merger, and holders of ATRM Preferred Stock will be entitled to receive 2.5 shares of Digirad Preferred Stock for each share of ATRM Preferred Stock owned at the effective time of the Merger. No fractional shares of Digirad Preferred Stock will be issued. Each ATRM shareholder will be entitled to receive, in lieu of any fractional share of Digirad Preferred Stock, one whole share of Digirad Preferred Stock.

After completion of the Merger, each Digirad stockholder will have the same number of shares of Digirad common stock that such stockholder held immediately prior to the completion of the Merger. However, each share of Digirad common stock will then represent an interest in a combined company with more assets and more liabilities. In addition, upon completion of the Merger, all Digirad Preferred Stock will be held by former ATRM shareholders.

Where and when is the special meeting of ATRM shareholders?

The ATRM special meeting will be held at 11:00 a.m., Eastern Time, on September 6, 2019, at 53 Forest Ave., 1st Floor, Old Greenwich, CT 06870.

Who can vote at the ATRM special meeting?

Holders of ATRM Common Stock and holders of ATRM Preferred Stock can vote at the ATRM special meeting if such shareholders held such shares as of the close of business on July 30, 2019, which is the record date for the special meeting.

What vote of ATRM shareholders is required to approve the proposals?

To approve the Merger Agreement and the transactions contemplated thereby, including the Merger, holders of (i) at least a majority of the outstanding shares of ATRM Common Stock entitled to vote and (ii) at least two-thirds of the outstanding shares of ATRM Preferred Stock entitled to vote must vote their shares “FOR” the approval of the proposal.

To approve, by an advisory vote, the change in control payments, holders of the greater of (1) a majority of the outstanding shares of ATRM Common Stock present in person or represented by proxy and entitled to vote on this item of business at the ATRM special meeting, or (2) a majority of the voting power of the minimum number of the shares of ATRM Common Stock entitled to vote that would constitute a quorum for the transaction of business at the ATRM special meeting, must vote their shares “FOR” the proposal.

To approve adjournment of the special meeting, if necessary or appropriate, for, among other reasons, the solicitation of additional proxies, holders of a majority of the voting power of the shares of ATRM Common Stock present in person or represented by proxy and entitled to vote on this item of business at the ATRM special meeting, whether or not a quorum is present, must vote their shares “FOR” the proposal.

Digirad has entered into a voting agreement with the holders of all of the ATRM Preferred Stock and approximately 17.4% of the ATRM Common Stock pursuant to which such holders have agreed, among other things, to vote their ATRM shares in favor of the Merger and have given Digirad their proxies to vote “FOR” the approval of the Merger Agreement and the transactions contemplated thereby, including the Merger.

What constitutes a quorum for the ATRM special meeting?

The presence at the special meeting on September 6, 2019, in person or by proxy, of at least a majority of the outstanding ATRM Common Stock and a majority of the outstanding ATRM Preferred Stock votes that are entitled to cast a vote at the special meeting will constitute a quorum. A quorum is necessary to hold the meeting. In the event that a quorum is not present at the special meeting, ATRM expects that the special meeting will be adjourned or postponed to solicit additional proxies. If a quorum is not present, the shareholders present, in person or by proxy, may adjourn the meeting, without notice other than announced at the meeting, to another place, if any, date or time.

How does the Board of Directors of ATRM recommend that ATRM shareholders vote?

The ATRM board of directors has determined that the Merger Agreement and the transactions contemplated thereby, including the Merger, are in the best interests of ATRM and its shareholders and recommends that: (i) holders of ATRM Common Stock and ATRM Preferred Stock vote “FOR” the approval of the Merger Agreement and the transactions contemplated thereby, including the Merger; (ii) holders of ATRM Common Stock vote “FOR” the approval, by advisory vote, of the change in control payments; and (iii) holders of ATRM Common Stock vote “FOR” the proposal to adjourn or postpone the special meeting, if necessary or appropriate, for, among other reasons, the solicitation of additional proxies. The ATRM board of directors is soliciting shareholder votes consistent with the board’s recommendation. Digirad has entered into a voting agreement with the holders of all of the ATRM Preferred Stock and approximately 17.4% of the ATRM Common Stock pursuant to which such holders have agreed, among other things, to vote their ATRM shares in favor of the Merger and have given Digirad their proxies to vote “FOR” the approval of the Merger Agreement and the transactions contemplated thereby, including the Merger. You should read the section entitled “The Merger— Recommendation of the ATRM Board of Directors; ATRM’s Reasons for the Merger” for a discussion of the factors that the board considered in deciding to recommend voting “FOR” the approval of the Merger Agreement and the transactions contemplated thereby, including the Merger.

How do I vote?

If you are a holder of record of ATRM Common Stock or ATRM Preferred Stock, as of the record date, after carefully reading and considering the information contained in this proxy statement/prospectus, you may vote by any of the following methods:

Internet.    Electronically through the internet by accessing www.proxyvote.com. You may vote through the Internet until 11:59 p.m., Eastern Time, on September 5, 2019. Have your proxy card in hand when you access the website and follow the instructions to obtain your records and create an electronic voting instruction form. Internet voting is available 24 hours a day, and the procedures are designed to authenticate votes cast by using a control number located on your proxy card. These procedures allow you to give a proxy to vote your shares and to confirm that your instructions have been properly recorded. If you vote through the Internet, you should not return your proxy card.

Mail.    By returning your proxy through the mail. If you complete and properly sign the accompanying proxy card and return it to ATRM, it will be voted as you direct on the proxy card. You should follow the instructions set forth on the proxy card, being sure to complete it, to sign it, and to mail it in the enclosed postage-paid envelope.

Telephone.    By calling 1-800-454-8683. You may vote by telephone until 11:59 p.m., Eastern Time, on September 5, 2019. This toll free number is also included on the proxy card. Telephone voting is available 24 hours a day, and the procedures are designed to authenticate votes cast by using a control number located on your proxy card. These procedures allow you to give a proxy to vote your shares and to confirm that your instructions have been properly recorded. If you vote by telephone, you should not return your proxy card.

In Person.    In person at the meeting. If you are a shareholder of record and attend the meeting, you may vote at the meeting or deliver your complete proxy card in person.

ATRM recommends that you vote in advance even if you plan to attend the meeting so that ATRM will know as soon as possible that enough votes will be present for ATRM to hold the meeting. If you properly return or submit your proxy but do not indicate how you wish to vote, ATRM will count your proxy as a vote “FOR” the approval of the Merger Agreement and the transactions contemplated thereby, including the Merger, “FOR” the approval, by advisory vote, of the change in control payments and “FOR” the proposal to adjourn or postpone the special meeting, if necessary or appropriate, for, among other reasons, the solicitation of additional proxies.

If your shares are held in “street name,” please refer to the information forwarded to you by your bank, broker or other holder of record to see what you must do in order to vote your shares, including whether you may be able to vote electronically through your bank, broker or other record holder. If so, instructions regarding electronic voting will be provided by the bank, broker or other holder of record to you as part of the package that includes this proxy statement/prospectus. If you are a “street name” beneficial holder of shares and you wish to vote in person at the meeting, you will need to obtain a proxy from the institution that holds your shares and present it to the inspector of elections with your ballot when you vote at the special meeting.

If you fail to vote by proxy or in person, it will have the same effect as a vote “against” the approval of the Merger Agreement.

What is the difference between a shareholder of record and a “street name” beneficial holder of shares?

If your shares are registered directly in your name with ATRM’s transfer agent, ComputerShare, Inc., you are considered a shareholder of record with respect to those shares. If this is the case, the shareholder proxy materials have been sent or provided directly to you by ATRM.

If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the “beneficial holder” of the shares held for you in what is known as “street name.” If this is the case, the proxy materials have been forwarded to you by your brokerage firm, bank or other nominee, which is considered the shareholder of record with respect to these shares. As the beneficial holder, you have the right to direct your broker, bank or other nominee how to vote your shares. Please contact your broker, bank, or other nominee for instructions on how to vote any shares you beneficially own.

If my shares are held in “street name” by my broker, will my broker vote my shares for me?

If your shares are held for you as a beneficial owner in “street name,” your broker will vote your shares on the proposals only if you provide instructions to your broker on how to vote. You should follow the directions provided by your broker regarding how to instruct your broker to vote your shares. Without instructions, your shares will not be voted, which will have the effect of an “Against” vote for the proposal to approve the Merger Agreement and the transactions contemplated thereby, including the Merger, and will have no effect on the proposals to approve, by an advisory vote, the change in control payments and to adjourn or postpone the special meeting, if necessary or appropriate, for, among other reasons, the solicitation of additional proxies.

Will anyone contact me regarding this vote?

ATRM has retained InvestorCom, LLC to aid in the solicitation of proxies and to verify certain records related to the solicitation. ATRM will pay InvestorCom, LLC a fee of $10,000 plus reimbursement for its reasonable out-of-pocket expenses. Such solicitations may be made by mail, telephone, facsimile, e-mail, the internet or personal interviews.

Can I change my vote after I have delivered my proxy?

Yes. You can change your vote before the ATRM special meeting. If you are an ATRM shareholder of record, you may change your proxy voting instructions prior to commencement of the special meeting by granting a new proxy (by mail, by phone or over the internet), as described under “The ATRM Special Meeting—Voting by Proxy” on page 201. You may also revoke a proxy by submitting a notice of revocation to the Secretary of ATRM at the address set forth under “The ATRM Special Meeting—Voting by Proxy” on page 201 prior to the commencement of the special meeting. Attendance at the special meeting will not in and of itself constitute revocation of a proxy.

If your shares are held in “street name,” you may change your vote by submitting new voting instructions to your broker or other nominee holder in accordance with the procedures established by it. Please contact your broker or other nominee and follow its directions in order to change your vote.

Should I send in my ATRM stock certificates with my proxy card?

No. Please DO NOT send your ATRM stock certificates with your proxy card.

What are the material U.S. federal income tax consequences of the Merger to U.S. holders of ATRM shares?

The receipt of Digirad Preferred Stock pursuant to the Merger will be a taxable transaction for U.S. federal income tax purposes. For U.S. federal income tax purposes, a U.S. Holder (as defined below in the section titled “Material United States Federal Income Tax Consequences” beginning on (page 79)) will generally recognize gain or loss equal to the difference, if any, between (i) the fair market value (as of the effective time) of the Digirad Preferred Stock received in the Merger and (ii) the U.S. Holder’s adjusted tax basis in the ATRM shares surrendered in exchange therefor.

Each U.S. Holder of ATRM shares should read the discussion under “Material United States Federal Income Tax Consequences” beginning on (page 79) for a more complete discussion of the U.S. federal income tax consequences of the Merger. Tax matters can be complicated, and the tax consequences of the Merger to a particular holder of ATRM shares will depend on such holder’s particular facts and circumstances. Holders of ATRM shares should consult their own tax advisors to determine the specific consequences to them of exchanging their ATRM shares for Digirad Preferred Stock pursuant to the Merger.

The tax discussion regarding the Merger does not address any state, local or foreign tax consequences of the Merger.

Please carefully review the information set forth in the section titled “Material United States Federal Income Tax Consequences” beginning on page 79 for a description of the material United States federal income tax consequences of the Merger. The tax consequences of the Merger to each ATRM shareholder will depend on such ATRM shareholder’s own situation. ATRM shareholders should consult with their own tax advisors for a full understanding of the tax consequences of the Merger to them.

When do ATRM and Digirad expect the Merger to be completed?

ATRM and Digirad are working to complete the Merger as quickly as possible. If the Merger Agreement and the transactions contemplated thereby, including the Merger, are approved by ATRM shareholders and the other conditions to completion of the Merger are satisfied or waived, including any required regulatory approvals, it is anticipated that the Merger will be completed in the third quarter of 2019. However, it is possible that factors outside the control of ATRM and Digirad could require ATRM and Digirad to complete the Merger at a later time or not complete it at all. If the Merger is not completed by November 30, 2019, either ATRM or Digirad may terminate the Merger Agreement (provided that the party terminating the Merger Agreement has not materially contributed to the failure to fulfill any condition under the Merger Agreement).

Can ATRM shareholders dissent and require appraisal of their shares?

Yes. Because the ATRM Common Stock is not listed on a national stock exchange, holders of ATRM Common Stock have dissenters’ rights in connection with the Merger to receive the fair value, in cash, of their shares of ATRM Common Stock. In order to exercise dissenters’ rights, ATRM Common Stock holders must strictly comply with the dissenters’ rights procedures under Minnesota law or they will lose their dissenters’ rights. One of these rules is that you must not vote FOR the Merger. If you vote FOR the Merger, you will lose your dissenters’ rights. The cash you receive upon the exercise of your dissenters’ rights may be more or less than the value of the Digirad Preferred Stock you would have received in the Merger if you had not exercised your dissenters’ rights. The dissenters’ rights procedures are described in the section of this proxy statement/prospectus entitled “The Merger—Dissenters’ Rights of ATRM Shareholders.”

ATRM and Digirad have entered into a voting agreement with the holders of all of the ATRM Preferred Stock and approximately 17.4% of the ATRM Common Stock pursuant to which such holders have agreed, among other things, to vote their ATRM shares in favor of the Merger and have given Digirad their proxies to vote “FOR” the approval of the Merger Agreement and the transactions contemplated thereby, including the Merger.

Where can I find more information about ATRM and Digirad?

ATRM shareholders can find more information about ATRM and Digirad in their publicly filed reports with the SEC, and in the section titled “Where You Can Find More Information” beginning on page 208.

Who can help answer my questions?

If ATRM shareholders have any questions about the Merger or the ATRM special meeting, or if they need additional copies of this proxy statement/prospectus or the enclosed proxy card, they should contact:

InvestorCom, LLC
19 Old Kings Highway S. Suite 210

Darien, CT 06820

Banks and Brokerage Firms, please call: 203-972-9300
Stockholders and All others, call toll-free: 877-972-0090
Email: info@investor-com.com

SUMMARY

This summary highlights selected information from this proxy statement/prospectus and may not contain all the information that is important to you. To understand the Merger fully and for a more complete description of the legal terms of the Merger, you should carefully read this entire proxy statement/prospectus and the other documents to which you are referred. See also “Where You Can Find More Information” on page 208. Page references are included to direct you to a more complete description of the topics presented in this summary.

The Companies (page 52)

Digirad

Digirad Corporation
1048 Industrial Court

Suwanee, Georgia 30024

Attention: David Noble

Telephone: (858) 726-1600

On September 10, 2018, Digirad announced that its board of directors approved the conversion of Digirad into a diversified holding company (the “HoldCo Conversion”).

Historically, Digirad has delivered convenient, effective, and efficient healthcare solutions on an as needed, when needed, and where needed basis. Digirad’s diverse portfolio of mobile healthcare solutions and diagnostic imaging equipment and services, provides hospitals, physician practices, and imaging centers throughout the United States access to technology and services necessary to provide patient care in the rapidly changing healthcare environment.

Digirad has grown both organically and through acquisitions over the last three years. Prior to the year ended December 31, 2016, Digirad was organized as two reportable segments: Diagnostic Services and Diagnostic Imaging. With the acquisition of Project Rendezvous Holding Corporation (“PRHC”), the ultimate parent company of DMS Health Technologies, Inc. (collectively referred to hereinafter as “DMS Health Technologies” or “DMS Health”) on January 1, 2016, Digirad added two additional reportable segments: Mobile Healthcare and Medical Device Sales and Services (“MDSS”). In February of 2018, Digirad completed the sale of its customer contracts relating to its MDSS post-warranty service business to Philips North America LLC (“Philips”). On October 31, 2018, Digirad sold its Telerhythmics, LLC (“Telerhythmics”) business to G Medical Innovations USA, Inc., for $1.95 million in cash. As of December 31, 2018, Digirad’s business was organized into three reportable segments: Diagnostic Services, Mobile Healthcare, and Diagnostic Imaging.

Digirad’s aim is to continue to grow its business into an integrated healthcare services company while simultaneously converting into a diversified holding company through the acquisition of businesses that meet Digirad’s internally developed financially disciplined approach for acquisitions.

On December 14, 2018, Digirad and ATRM, entered into a joint venture and formed Star Procurement, LLC (“Star Procurement”), with Digirad and ATRM each holding a 50% interest. The purpose of the joint venture is to provide the service of purchasing and selling building materials and related goods to KBS Builders, Inc. (“KBS”), a wholly-owned subsidiary of ATRM with which Star Procurement entered into a Services Agreement on January 2, 2019. In accordance with the terms of the Star Procurement Limited Liability Company Agreement, Digirad made a $1.0 million capital contribution to the joint venture, which was made in January 2019.

As part of the HoldCo Conversion, Digirad formed a real estate subsidiary named Star Real Estate Holdings USA, Inc. (“SRE”). SRE will hold any significant real estate assets Digirad acquires. Digirad expects SRE to be substantially self-funded over time by raising its own capital in the form of commercial mortgages on the properties it owns or by raising other forms of external capital. As an initial transaction to create Digirad’s real estate division under SRE and launch that aspect of the HoldCo Conversion, in April 2019, Digirad purchased three plants in Maine that manufacture modular buildings (two of which were purchased from KBS) and leased those three properties to KBS.

ATRM

ATRM Holdings, Inc.
5215 Gershwin Avenue N.

Oakdale, Minnesota 55128

Attention: Daniel Koch

Telephone: (651) 704-1800

ATRM, a Minnesota corporation, through its wholly-owned subsidiaries, KBS, Glenbrook Building Supply, Inc. (“Glenbrook”) and EdgeBuilder, Inc. (“EdgeBuilder”) manufactures modular buildings for commercial and residential applications in production facilities located in South Paris and Waterford, Maine, operates a retail lumber yard located in Oakdale, Minnesota, and manufactures structural wall panels, permanent wood foundation systems and other engineered wood products for use in construction of residential and commercial buildings in a production facility located in Prescott, Wisconsin.

General

What ATRM Shareholders Will Receive in the Merger (page 74)

At the effective time of the Merger, unless a holder of ATRM Common Stock previously exercised its dissenters’ rights and satisfied the procedures relating to dissenters’ rights under Minnesota law, a holder of ATRM Common Stock will be entitled to receive 0.03 shares of Digirad Preferred Stock for each share of ATRM Common Stock owned at the effective time of the Merger, and holders of ATRM Preferred Stock will be entitled to receive 2.5 shares of Digirad Preferred Stock for each share of ATRM Preferred Stock owned at the effective time of the Merger. No fractional shares of Digirad Preferred Stock will be issued. Each ATRM shareholder will be entitled to receive, in lieu of any fractional share of Digirad Preferred Stock, one whole share of Digirad Preferred Stock.

Ownership of Digirad Following the Merger (page 75)

Upon completion of the Merger, all Digirad Preferred Stock will be held by former ATRM shareholders. Each Digirad stockholder will continue to have the same number of shares of Digirad common stock that such stockholder held immediately prior to the completion of the Merger. However, each share of Digirad common stock will then represent an interest in a combined company with more assets and liabilities.

Effect of the Merger (page 74)

Pursuant to the terms of the Merger Agreement, if the holders of ATRM Common Stock and ATRM Preferred Stock approve the Merger Agreement and the transactions contemplated thereby, including the Merger, and the other closing conditions under the Merger Agreement are satisfied or waived, Merger Sub will merge with and into ATRM, and ATRM will be the surviving corporation and a wholly owned subsidiary of Digirad. As a result of the Merger, upon the closing of the Merger, ATRM Common Stock will cease trading on the OTC Marketplace, the registration of ATRM Common Stock under the Exchange Act will be terminated and ATRM will no longer be required to file reports with the SEC.

Material United States Federal Income Tax Consequences (page 79)

The receipt of Digirad Preferred Stock pursuant to the Merger will be a taxable transaction for U.S. federal income tax purposes. For U.S. federal income tax purposes, a U.S. Holder (as defined below in the section titled “Material United States Federal Income Tax Consequences” beginning on (page 79) will generally recognize gain or loss equal to the difference, if any, between (i) the fair market value (as of the effective time) of the Digirad Preferred Stock received in the Merger and (ii) the U.S. Holder’s adjusted tax basis in the ATRM shares surrendered in exchange therefor.

Each U.S. Holder of ATRM shares should read the discussion under “Material United States Federal Income Tax Consequences” beginning on (page 79]) for a more complete discussion of the U.S. federal income tax consequences of the Merger. Tax matters can be complicated, and the tax consequences of the Merger to a particular holder of ATRM shares will depend on such holder’s particular facts and circumstances. Holders of ATRM shares should consult their own tax advisors to determine the specific consequences to them of exchanging their ATRM shares for Digirad Preferred Stock pursuant to the Merger.

The tax discussion regarding the Merger does not address any state, local or foreign tax consequences of the Merger.

Recommendation of the ATRM Board of Directors (page 60)

ATRM’s board of directors appointed a special committee of independent, disinterested directors of ATRM (the “ATRM Special Committee”) to evaluate and negotiate the Merger Agreement and the transactions contemplated thereby, including the Merger. Following its negotiation of the Merger Agreement and its determination that the Merger is in the best interests of ATRM and all of its shareholders, the ATRM Special Committee recommended that the ATRM board of directors approve the Merger and adopt the Merger Agreement.

Upon the recommendation of the ATRM Special Committee, the ATRM board of directors has determined that the Merger Agreement and the transactions contemplated thereby, including the Merger, are in the best interests of ATRM and its shareholders and recommends that holders of ATRM Common Stock and ATRM Preferred Stock vote “FOR” the approval of the Merger Agreement and the transactions contemplated thereby, including the Merger, that holders of ATRM Common Stock vote “FOR” the approval, by advisory vote, of the change in control payments and that holders of ATRM Common Stock vote “FOR” the proposal to adjourn or postpone the special meeting, if necessary or appropriate, for, among other reasons, the solicitation of additional proxies.

Digirad has entered into a voting agreement with the holders of all of the ATRM Preferred Stock and approximately 17.4% of the ATRM Common Stock pursuant to which such holders have agreed, among other things, to vote their ATRM shares in favor of the Merger and have given Digirad their proxies to vote “FOR” the approval of the Merger Agreement and the transactions contemplated thereby, including the Merger.

Interests of ATRM Directors and Executive Officers in the Merger (page 201)

In considering the recommendation of the ATRM board of directors with respect to the Merger Agreement, you should be aware that some of ATRM’s directors and executive officers have interests in the Merger that are different from, or in addition to, those of ATRM shareholders generally. The ATRM board of directors was aware of these interests and considered them, among other matters, in reaching its decision to approve the Merger Agreement and the transactions contemplated thereby, including the Merger, and to recommend that ATRM shareholders vote “FOR” the approval of the Merger Agreement and the transactions contemplated thereby, including the Merger.

Jeffrey E. Eberwein, who is the Chairman of Digirad’s board of directors and is also the Chairman of the board of directors of ATRM, owns approximately 4.3% of the outstanding common stock of Digirad and 17.4% of the outstanding ATRM Common Stock. Mr. Eberwein is also the Chief Executive Officer of Lone Star Value Management, LLC (“LSVM”), a Connecticut investment advisor located in Greenwich, CT and a wholly owned subsidiary of ATRM. LSVM is the investment manager of Lone Star Value Investors, LP (“LSVI”) and Lone Star Value Co-Invest I, LP (“LSV Co-Invest I”) which together own all of the outstanding ATRM Preferred Stock. Through these relationships and other relationships with affiliated entities, Mr. Eberwein may be deemed the beneficial owner of the securities owned by LSVI and LSV Co-Invest I. Mr. Eberwein disclaims beneficial ownership of the ATRM Preferred Stock, except to the extent of his pecuniary interest therein.

In addition to stock of ATRM, LSV Co-Invest I holds unsecured promissory notes of ATRM for a principal amount totaling $1.4 million; LSVM holds an unsecured note of ATRM for a principal amount totaling $0.3 million; and LSVI has pledged up to $3.0 million plus additional fees as collateral to secure a promissory note payable by ATRM to Gerber Finance, Inc. (“Gerber Finance”) due December 31, 2019.

LSVM and LSV Co-Invest I are party to subordination agreements with ATRM and Gerber Finance pursuant to which LSVM and LSV Co-Invest I agreed to subordinate their rights under their ATRM unsecured promissory notes to the rights of Gerber Finance as a lender to ATRM. Additionally, as a condition to a revolving credit loan agreement with Premier Bank, Mr. Eberwein entered into a guaranty in favor of Premier Bank, guaranteeing certain obligations of EdgeBuilder and Glenbrook (such subsidiaries together, “EBGL”). Also, in connection with amendments of a loan agreement between Gerber Finance and KBS, Mr. Eberwein has executed reaffirmations of guaranty in favor of Gerber Finance relating to his unconditional guaranty of $0.6 million of KBS’s obligations under a loan agreement related to over-advances.

Further, Mr. Eberwein may be owed or may owe certain funds in connection with the resolution of a working capital adjustment related to ATRM’s acquisition of LSVM.

Digirad has entered into a voting agreement with Mr. Eberwein and certain of his affiliates, which together hold all of the ATRM Preferred Stock and approximately 17.4% of the ATRM Common Stock, pursuant to which such holders have agreed, among other things, to vote their ATRM shares in favor of the Merger and have given Digirad their proxies to vote “FOR” the approval of the Merger Agreement and the transactions contemplated thereby, including the Merger (the “Voting and Support Agreement”).

In addition, ATRM’s other executive officers and directors own approximately 2.17% of the outstanding ATRM Common Stock. As a result of the Merger, Mr. Eberwein, LSVI and LSV Co-Invest I will receive approximately 96% in the aggregate of the Digirad Preferred Stock issued as Merger Consideration, and ATRM’s other executive officers and directors will receive approximately 0.10% in the aggregate of the Digirad Preferred Stock issued as Merger Consideration.

Further, ATRM’s President and Chief Executive Officer is entitled to certain change in control payments in the event that, in connection with or following the Merger, he is terminated without cause or he terminates for “good reason.”

ATRM’s directors and executive officers are also entitled to continued indemnification and insurance coverage following completion of the Merger.

Comparison of Rights of Shareholders of ATRM and Stockholders of Digirad (page 183)

The rights of all ATRM shareholders are currently governed by the ATRM articles of incorporation, the ATRM bylaws and Minnesota law. In addition, the rights of holders of ATRM Preferred Stock are subject to the certificate of designation of the ATRM Preferred Stock. Upon completion of the Merger, all shareholders of ATRM will become holders of Digirad Preferred Stock and their rights will be governed by the Digirad certificate of incorporation, the certificate of designation for the Digirad Preferred Stock (the “Certificate of Designation”), the Digirad bylaws and Delaware law.

 The ATRM Special Meeting (page 200)

The special meeting of ATRM shareholders will be held on September 6, 2019 at 53 Forest Ave., 1st Floor in Old Greenwich, CT 06870, at 11:00 a.m., Eastern Time. At the special meeting, (i) holders of ATRM Common Stock and holders of ATRM Preferred Stock, voting as separate classes will be asked to approve the Merger Agreement and the transactions contemplated thereby, including the Merger, (ii) holders of ATRM Common Stock will be asked to approve, by an advisory vote, the change in control payments to ATRM’s President and Chief Executive Officer, and (iii) holders of ATRM Common Stock will be asked to adjourn or postpone the ATRM special meeting, if necessary or appropriate, for, among other reasons, the solicitation of additional proxies.

Record Dates; Shares Entitled to Vote; Required Vote with respect to the Merger; Quorum (page 200)

ATRM shareholders are entitled to vote at the special meeting if they owned shares of ATRM Common Stock or ATRM Preferred Stock at the close of business on July 30, 2019, the record date. On the record date, there were 2,466,219 shares of ATRM Common Stock outstanding and 615,054 shares of ATRM Preferred Stock outstanding. ATRM shareholders will be entitled to one vote for each share of ATRM Common Stock and ATRM Preferred Stock (as applicable) that they owned on the record date on all matters submitted to a vote at the special meeting for each class of ATRM stock.

To approve the Merger Agreement and the transactions contemplated thereby, including the Merger, the affirmative vote of at least a majority of the outstanding shares of ATRM Common Stock entitled to vote thereon, voting as a separate class, and two-thirds of the outstanding shares of ATRM Preferred Stock entitled to vote thereon, voting as a separate class, are required. The presence at the special meeting on September 6, 2019, in person or by proxy, of shareholders entitled to cast at least a majority of the outstanding ATRM Common Stock and at least a majority of the outstanding ATRM Preferred Stock that are entitled to cast at the special meeting will constitute a quorum, which is necessary to hold the meeting. In the event that a quorum is not present at the special meeting, ATRM expects that the special meeting will be adjourned or postponed to solicit additional proxies.

Shares Owned by ATRM Directors and Executive Officers (page 201)

At the close of business on the record date, directors and executive officers of ATRM beneficially owned and were entitled to vote, in the aggregate 481,527 shares of ATRM Common Stock and 615,054 shares of ATRM Preferred Stock, which represented approximately 19.5% of the shares of ATRM Common Stock and 100% of the shares of ATRM Preferred Stock outstanding on that date. The affirmative vote of at least a majority of the outstanding shares of ATRM Common Stock and two-thirds of the outstanding shares of ATRM Preferred Stock are required to approve the Merger Agreement and the transactions contemplated thereby, including the Merger. The directors and executive officers of ATRM have confirmed to ATRM that they intend to vote all of their shares of ATRM Common Stock and ATRM Preferred Stock “FOR” the approval of the Merger Agreement and the transactions contemplated thereby, including the Merger. The following directors and executive officers of ATRM may be deemed to beneficially own and be entitled to vote the respective shares listed: Jeffrey Eberwein, Chairman, 428,017 shares of ATRM Common Stock and 615,054 shares of ATRM Preferred Stock; Daniel M. Koch, Chief Executive Officer, 33,510 shares of ATRM Common Stock; Mark C. Hood, Director, 10,000 shares of ATRM Common Stock, and Rodney Schwatken, Director, 10,000 shares of ATRM Common Stock.

The Merger (pages 52 and 83)

The Merger Agreement is attached as Annex I to this proxy statement/prospectus. You are encouraged to read the Merger Agreement carefully and in its entirety because it is the principal document governing the Merger.

Conditions to the Merger (page 91)

ATRM and Digirad are obligated to complete the Merger only if certain conditions precedent are satisfied or waived, including the following:

●	The Merger Agreement has been approved by the affirmative vote of holders of not less than a majority of the outstanding shares of ATRM Common Stock and two-thirds of the outstanding shares of ATRM Preferred Stock at the ATRM special meeting.

●	No order, injunction, statute, rule, regulation or decree shall have been issued, enacted, entered, promulgated or enforced by a governmental entity that prohibits, precludes, restrains, enjoins or makes illegal the consummation of the Merger.

●	Digirad’s registration statement on Form S-4, of which this proxy statement/prospectus forms a part, has been declared effective by the SEC and no stop order suspending the effectiveness of the registration statement is in effect, and no proceeding for such purpose is pending or, to Digirad’s knowledge or ATRM’s, threatened by the SEC.

●	Digirad shall have completed a private placement of Digirad Preferred Stock for gross proceeds to Digirad of no less than $3,000,000 (the “Private Placement”).

●	Digirad shall have entered into an agreement with Jeffrey Eberwein, the Chairman of the boards of directors of Digirad and ATRM, pursuant to which Digirad shall have the right to require Mr. Eberwein to acquire 100,000 shares of Digirad Preferred Stock at a price of $10.00 per share for aggregate proceeds of $1,000,000 at any time, in Digirad’s discretion, during the 12 calendar months following the effective time of the Merger (the “Issuance Option”).

●	Other contractual conditions set forth in the Merger Agreement have been satisfied or waived.

Termination; Termination Fees; Expenses (page 93)

The Merger Agreement contains provisions addressing the circumstances under which Digirad or ATRM may terminate the Merger Agreement. In addition, the Merger Agreement provides that, in certain circumstances, ATRM may be required to pay Digirad a termination fee of $725,000, plus up to $225,000 of Digirad’s expenses.

No Solicitation; Changes in Recommendation (page 87)

The Merger Agreement contains certain restrictions on ATRM’s ability to solicit or engage in discussions or negotiations with a third party regarding specified transactions involving ATRM. Notwithstanding these restrictions, under certain circumstances, the ATRM board of directors may (i) respond to an unsolicited bona fide proposal for an alternative acquisition (ii) terminate the Merger Agreement and enter into an agreement with respect to a superior proposal, and (iii) change its recommendation that shareholders vote in favor of the Merger if the board concludes that a change is advisable to comply with its fiduciary duties under applicable law (if the Merger Agreement is terminated due to these circumstances, ATRM will be required to pay to Digirad the termination fee described above).

No Regulatory Approvals Required for the Merger (page 76)

ATRM and Digirad are not required to obtain any regulatory approvals for the Merger, as the Merger does not exceed any value thresholds for antitrust approval by the Antitrust Division of the Department of Justice or the Federal Trade Commission and neither the business of ATRM nor Digirad is subject to regulatory oversight which requires approval of the Merger.

Financing (page 96)

Digirad intends to finance the repayment of existing indebtedness of ATRM and pay fees and expenses incurred in connection with the transactions contemplated by the Merger Agreement with funds available under its existing credit facility, the proceeds of the Private Placement and cash on hand.

Dissenters’ Rights of ATRM Shareholders (page 76)

Under Minnesota law, unless otherwise set forth in the articles of incorporation or bylaws, dissenters’ rights are not available in connection with a merger to the holders of shares listed on certain national stock exchanges and the consideration to be received for such shares consists only of shares that are listed on one of such national stock exchanges and cash in lieu of fractional shares. Because the ATRM Common Stock is not listed on a national stock exchange, holders of ATRM Common Stock have dissenters’ rights in connection with the Merger to receive the fair value, in cash, of their shares of ATRM Common Stock. In order to exercise dissenters’ rights, ATRM Common Stock holders must strictly comply with the dissenters’ rights procedures under Minnesota law or they will lose their dissenters’ rights. One of these rules is that you must not vote FOR the Merger. If you vote FOR the Merger, you will lose your dissenters’ rights. The cash you receive upon the exercise of your dissenters’ rights may be more or less than the value of the Digirad Preferred Stock you would have received in the Merger if you had not exercised your dissenters’ rights. The dissenters’ rights procedures are described in the section of this proxy statement/prospectus entitled “The Merger—Dissenters’ Rights of ATRM Shareholders.”

ATRM and Digirad have entered into the Voting and Support Agreement with the holders of all of the ATRM Preferred Stock and approximately 17.4% of the ATRM Common Stock pursuant to which such holders have given Digirad their proxies to vote “FOR” the approval of the Merger Agreement and the transactions contemplated thereby, including the Merger.

Opinion of Financial Advisor to Digirad (page 67)

On July 2, 2019, Oberon delivered its final draft written opinion to the Digirad Special Committee to the effect that, as of July 3, 2019, and based on and subject to various assumptions made, procedures followed, matters considered and limitations on the review undertaken by Oberon in connection with the opinion, the experience of its investment bankers and other factors it deemed relevant, the exchange ratios pursuant to the Merger Agreement were fair, from a financial point of view, to Digirad.

Risk Factors (page 25)

Before voting at the ATRM special meeting, ATRM shareholders should carefully consider all information contained in this proxy statement/prospectus, including the “Risk Factors Relating to the Merger” section beginning on page 25 for a discussion of some of the risks related to the Merger Agreement and the Merger and how they will affect ATRM shareholders.

SUMMARY HISTORICAL CONSOLIDATED FINANCIAL INFORMATION OF DIGIRAD

Digirad is providing you with the following summary historical consolidated financial information to assist you in your analysis of the financial aspects of the Merger. Digirad derived (i) the financial information as of and for the fiscal years ended December 31, 2018 and 2017 from its historical audited consolidated financial statements and related notes for the fiscal years then ended and (ii) the financial information as of and for the three months ended March 31, 2019 and 2018 from its unaudited condensed consolidated financial statements and related notes, which include, in the opinion of Digirad’s management, all normal and recurring adjustments that are considered necessary for the fair statement of the results for such interim periods and dates. The information set forth below is only a summary that you should read together with the historical audited consolidated financial statements of Digirad for the fiscal years ended December 31, 2018 and 2017 and its unaudited condensed consolidated financial statements for the three-month period ended March 31, 2019 and 2018 and the related notes, as well as the sections titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained in Digirad’s annual report on Form 10-K for the year ended December 31, 2018 and quarterly report on Form 10-Q for the three months ended March 31, 2019 that Digirad previously filed with the SEC and which are provided in Annex IV of this proxy statement/prospectus. For more information, see the section entitled “Where You Can Find More Information” beginning on page 208. The historical results presented are not necessarily indicative of results to be expected in any future period. All share and per share amounts below reflect Digirad’s 1-for-10 reverse split of its common stock, effected on June 4, 2019 (the “Reverse Stock Split”).

	Year Ended December 31,
	2018	2017
Statements of operations data (in thousands, except per share amounts):	(in thousands, except per share data)
Total revenue	$104,180	$104,632
Net loss from continuing operations	$(3,839)	$(35,036)
Net income/(loss) from discontinued operations	$4,575	$(694)
Net income (loss)	$736	$(35,730)
Net loss per share from continuing operations – basic and diluted	$(1.90)	$(17.52)
Net income/(loss) from discontinued operations – basic and diluted	$2.27	$(0.35)
Net income (loss) per share – basic and diluted	$0.37	$(17.87)

Balance sheet data:
Cash and cash equivalents	$1,545	$1,877
Total assets	$50,594	$66,703
Total current liabilities	$13,217	$16,970
Total liabilities	$24,794	$38,904
Accumulated deficit	$(113,880)	$(114,633)
Total stockholder’s equity	$25,800	$27,799

Other information:
Working capital	$7,977	$8,606
Weighted-average shares outstanding – basic and diluted	2,016	2,000

	Three Months Ended March 31,
	2019	2018
Statements of operations data:	(in thousands, except per share data)
Total revenue	$23,912	$25,465
Net loss from continuing operation	$(1,657)	$(1,388)
Net income from discontinued operations	$—	$5,494
Net (loss) income	$(1,657)	$4,106
Net loss per share from continuing operations – basic and diluted	$(0.82)	$(0.69)
Net income loss) per share from discontinued operations – basic and diluted	—	$2.75
Net (loss) income per share – basic and diluted – basic and diluted	$(0.82)	$2.05

Weighted-average shares outstanding – basic and diluted	2,028	2,009

	March 31, 2019	December 31, 2018
Balance sheet data:	(in thousands)
Cash and cash equivalents	$797	$1,545
Total assets	$54,593	$50,594
Total current liabilities	$13,423	$13,217
Total liabilities	$30,340	$24,794
Accumulated deficit	$(115,537)	$(113,880)
Total stockholder’s equity	$24,253	$25,800

Working capital	$7,925	$7,977

Recent Developments

Results for the Three and Six Months ended June 30, 2019. On August 6, 2019, Digirad issued a press release announcing financial results for the three and six months ended June 30, 2019. The press release included the following financial results:

●	Digirad had revenues from continuing operations for the second quarter of 2019 of $25.8 million, compared to $27.1 million in the second quarter of the 2018. Digirad’s total revenues from continuing operations for the six months ended June 30, 2019 were $49.7 million, compared to $52.5 million in the six months ended June 30, 2018.

●	Digirad’s net loss from continuing operations for the second quarter of 2019 was $1.5 million, or $0.72 net loss per basic and diluted share, compared to net loss from continuing operations of $0.4 million, or $0.17 net loss per basic and diluted share in the same period in 2018. Digirad’s net loss from continuing operations for the six months ended June 30, 2019 was $3.1 million, or $1.54 net loss per basic and diluted share, compared to net loss from continuing operations of $1.7 million, or $0.86 net loss per basic and diluted share in the same period in 2018.

●	Digirad’s operating cash flow for the second quarter of 2019 was an inflow of $2.6 million, compared to an inflow of $2.6 million for the same period in 2018. Digirad’s operating cash flow for the six months ended June 30, 2019 was an inflow of $0.4 million, compared to an inflow of $3.0 million for the same period in 2018.

SUMMARY HISTORICAL FINANCIAL INFORMATION OF ATRM

ATRM is providing you with the following summary historical consolidated financial information to assist you in your analysis of the financial aspects of the Merger. ATRM derived (i) the financial information as of and for the fiscal years ended December 31, 2018 and 2017 from its historical audited consolidated financial statements and related notes for the fiscal years then ended and (ii) the financial information as of and for the three months ended March 31, 2019 and 2018 from its unaudited consolidated financial statements and related notes which include, in the opinion of ATRM’s management, all normal and recurring adjustments that are considered necessary for the fair statement of the results for such interim periods and dates. The information set forth below is only a summary that you should read together with the historical audited consolidated financial statements of ATRM for the fiscal years ended December 31, 2018 and 2017 and its unaudited condensed consolidated financial statements for the three-month period ended March 31, 2019 and 2018 and the related notes, as well as the sections titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained in ATRM’s annual report on Form 10-K for the year ended December 31, 2018 and quarterly report on Form 10-Q for the three months ended March 31, 2019 that ATRM previously filed with the SEC and which are provided in Annex V of this proxy statement/prospectus. For more information, see the section entitled “Where You Can Find More Information” beginning on page 208. The historical results presented are not necessarily indicative of results to be expected in any future period.

	Year Ended December 31,
	2018	2017
Statements of operations data (in thousands, except per share amounts):
Net sales	$34,477	$40,553
Net loss	$(3,516)	$(8,677)
Net loss per share – Basic and Diluted	$(2.17)	$(3.83)

Balance sheet data (in thousands):
Cash and cash equivalents	$187	$48
Total assets	$11,578	$12,915
Total current liabilities	$19,174	$15,662
Total liabilities	$21,297	$18,751
Accumulated deficit	$(92,368)	$(88,852)
Total stockholder’s deficit	$(9,719)	$(5,836)

Other information (in thousands):
Working capital	$(13,001)	$(8,853)
Weighted average shares outstanding – Basic and Diluted	2,407	2,372

	Three Months Ended March 31,
	2019	2018
Statements of operations data (in thousands, except per share data):
Net sales	$7,335	$7,684
Net loss	$(781)	$(1,010)
Net loss per common share – Basic and Diluted	$(0.51)	$(0.59)

Weighted average shares outstanding – Basic and Diluted	2,407	2,396

	March 31, 2019	December 31, 2018
Balance sheet data (in thousands):
Cash and cash equivalents	$87	$187
Total assets	$10,994	$11,578
Total current liabilities	$18,414	$19,174
Total liabilities	$20,937	$21,297
Accumulated deficit	$(93,149)	$(92,368))

Total stockholder’s deficit	$(9,943)	$(9,719)
Other information (in thousands):
Working capital	$(13,298)	$(13,001)

SUMMARY UNAUDITED PRO FORMA CONDENSED CONSOLIDATED COMBINED FINANCIAL INFORMATION

The following summary unaudited pro forma condensed combined financial information (“summary pro forma financial information”) is based upon the historical consolidated financial statements of Digirad and ATRM, which are included in this proxy statement/prospectus, and has been prepared to reflect the Merger, based on the acquisition method of accounting, with Digirad treated as the acquirer. The historical consolidated financial statements have been adjusted to give effect to pro forma events that are directly attributable to the Merger and factually supportable and, in the case of the statement of income, which are expected to have a continuing impact.

The summary pro forma financial information is derived from the unaudited pro forma condensed consolidated combined financial statements contained in this proxy statement/prospectus. See “Unaudited Pro Forma Condensed Consolidated Combined Financial Statements.” The summary pro forma financial information should be read in conjunction with the historical consolidated financial statements and accompanying notes of Digirad and ATRM, incorporated included in this proxy statement/prospectus and the unaudited pro forma condensed consolidated combined financial statements. The unaudited pro forma condensed consolidated combined statements of income, which have been prepared for the three months ended March 31, 2019 and the year ended December 31, 2018, give effect to the Merger as if it had occurred on January 1, 2018. The unaudited pro forma condensed consolidated combined balance sheet has been prepared as of March 31, 2019 and gives effect to the Merger as if it had occurred on that date.

As of the date of this proxy statement/prospectus, Digirad has not finalized the detailed valuation studies necessary to arrive at the required fair market value of the ATRM assets to be acquired and the liabilities to be assumed and the related allocations of the purchase price. Digirad has made certain pro forma adjustments to the historical book values of the assets and liabilities of ATRM to reflect certain preliminary estimates of the fair value of the net assets acquired, with the excess of the estimated purchase price over the estimated fair values of ATRM’s acquired assets and assumed liabilities recorded as goodwill. See Note 1 to the “Unaudited Pro Forma Condensed Consolidated Combined Financial Statements.” Actual results are expected to differ from these preliminary estimates once Digirad has completed the valuation studies necessary to finalize the required purchase price allocations. There can be no assurances that such finalization of the valuation studies will not result in material changes. Digirad performed a preliminary assessment of accounting policies and financial statement presentation which has identified certain adjustments necessary to conform information in ATRM’s historical financial statements to Digirad’s accounting policies and presentation. The review of the accounting policies is not yet complete and additional policy and presentation differences may be identified upon completion.

The summary pro forma financial information is not intended to represent or be indicative of the consolidated results of operations or financial condition of the combined company that would have been reported had the Merger been completed as of the dates presented and should not be taken as representative of the future consolidated results of operations or financial condition of the combined company.

Upon completion of the Merger, various triggering events may occur which would result in the cash payment pursuant to change in control agreements of certain ATRM employees. The estimated payments under these agreements will range from approximately $0 to $0.5 million. No adjustment has been included in the unaudited pro forma condensed combined financial statements for these payments.

The summary pro forma financial information does not include the realization of future cost savings or synergies or costs or restructuring charges that are expected to result from Digirad’s acquisition of ATRM. The transaction is expected to generate annual operating synergies of approximately $0.4 million, which are expected to be achieved through savings related to ATRM ceasing to have public company reporting and compliance expenses. Digirad also expects to incur merger and integration costs, of approximately $1.2 million in operating expense. However, no assurance can be given with respect to the ultimate level of such synergies or the timing of their realization.

All share and per share amounts below are reflective of the Reverse Stock Split.

	For the Three Months Ended March 31, 2019	For the Year Ended December 31, 2018
Unaudited Pro Forma Condensed Consolidated Combined
Statements of Operations Data (in thousands, except per share data):
Revenue	$31,247	$138,657
Cost of revenue	$26,285	$117,410
Gross profit	$4,962	$21,247
Operating expenses	$6,913	$28,297
Net loss attributable to common shareholders	$(2,958)	$(9,051)
Net loss per common share attributable to common shareholders—basic and diluted	$(1.46)	$(4.49)
Weighted average common shares outstanding	2,028	2,016

As of March 31, 2019

Unaudited Pro Forma Condensed Combined
Balance Sheet Data (in thousands):
Cash and cash equivalents	$884
Total assets	$92,382
Long term debt	$17,714
Stockholders’ equity	$39,818

COMPARATIVE PER SHARE MARKET PRICE, DIVIDEND AND OTHER DATA

ATRM Common Stock is quoted for trading on the OTC Marketplace under the symbol “ATRM.” The following table sets forth, for the calendar quarters indicated, the high and low daily closing price per share of ATRM Common Stock as reported on the OTC Marketplace (other than with respect to the prices reported for the calendar quarters ended March 31, 2019 and thereafter) as reported in ATRM’s Annual Report on Form 10-K for the years ended December 31, 2017 and December 31, 2018. On [●], the last practicable trading day prior to the date of this proxy statement/prospectus, 2,466,219 shares of ATRM Common Stock and 615,054 shares of ATRM Preferred Stock were outstanding. As of July 16, 2019, ATRM had 90 holders of record of the ATRM Common Stock.

	ATRM Common Stock Price Range
	Low	High
Year ended December 31, 2019
First Quarter	$0.10	$0.32
Second Quarter	$0.14	$0.30
Third Quarter (through August 6, 2019)	$0.15	$0.24

Year ended December 31, 2018
First Quarter	$0.80	$1.15
Second Quarter	$0.06	$1.05
Third Quarter	$0.06	$0.65
Fourth Quarter	$0.11	$0.57

Year ended December 31, 2017
First Quarter	$1.33	$2.10
Second Quarter	$1.18	$1.99
Third Quarter	$1.34	$1.94
Fourth Quarter	$1.03	$1.80

As of the date of the proxy statement/prospectus, there was no public market for the ATRM Preferred Stock. The liquidation value of the ATRM Preferred Stock was $25 per share, and holders of the ATRM Preferred Stock are entitled to receive, when, as and if declared by the ATRM board of directors, cumulative preferential dividends, payable quarterly in cash at a rate per annum equal to 10.0% multiplied by the liquidation value of $25 per share; provided that ATRM may pay such dividends in-kind through the issuance of additional shares of ATRM Preferred Stock at a rate per annum equal to 12.0% multiplied by the liquidation value of $25, at the sole option of ATRM, for up to four quarterly dividend periods in any consecutive 36-month period (determined on a rolling basis). As of the date of this proxy statement/prospectus, ATRM has only paid in-kind dividends on the ATRM Preferred Stock, and on July 16, 2019, ATRM, LSVI and LSV Co-Invest I entered into a Series B Preferred Stock Dividend Agreement, pursuant to which the parties thereto agreed to cancel all accrued but unpaid dividends for 2018 on the ATRM Preferred Stock in exchange for the issuance to LSVI and LSV Co-Invest I of an aggregate of 17,915 shares of ATRM Preferred Stock. As a result of such agreement, there are no accrued dividends on the ATRM Preferred Stock. As of July 16, 2019, ATRM had 90 holders of record of the ATRM Common Stock and two holders of record of the ATRM Preferred Stock.

As of the date of the proxy statement/prospectus, there was no public market for the Digirad Preferred Stock and no shares of the Digirad Preferred Stock were outstanding. Digirad intends to apply to have the Digirad Preferred Stock listed on the Nasdaq Global Market under the symbol “DRADP.” There can be no assurance that such listing will be approved. The Digirad Preferred Stock has a liquidation value of $10.00 per share. Dividends will be payable on the Digirad Preferred Stock out of amounts legally available therefor at a rate equal to 10.0% per annum per $10.00 of stated liquidation preference per share, or $1.00 per share of Digirad Preferred Stock per year. Dividends on the Digirad Preferred Stock will only be payable in cash.

The following table sets forth the closing sale price per share of ATRM Common Stock, the liquidation value of the ATRM Preferred Stock and the liquidation value of the Digirad Preferred Stock as of July 3, 2019, the last trading day prior to the public announcement of the proposed Merger, and as of August [●], 2019, the most recent practicable trading day prior to the date of this proxy statement/prospectus. The table also includes the value of each of ATRM Common Stock and ATRM Preferred Stock on an equivalent price per share basis, as determined by reference to the value of Merger Consideration to be received in respect of each share of each of ATRM Common Stock and ATRM Preferred Stock in the Merger. These equivalent prices per share reflect the value of the Digirad Preferred Stock that ATRM shareholders would receive in exchange for each share of ATRM Common Stock and ATRM Preferred Stock if the Merger was completed on either of these dates, applying the exchange ratio of 0.03 shares of Digirad Preferred Stock for each share of ATRM Common Stock and the exchange ratio of 2.5 shares of Digirad Preferred Stock for each share of ATRM Preferred Stock. As shown below, because the exchange ratios are fixed, and the value of the Digirad Preferred Stock is fixed, the value to be received by holders of ATRM Common Stock and ATRM Preferred Stock in the Merger is fixed, regardless of any change in the price of the ATRM Common Stock.

	ATRM Common Stock		ATRM Preferred Stock	Digirad Preferred Stock	Equivalent Value of ATRM Common Stock	Equivalent Value of ATRM Preferred Stock
July 3, 2019		$0.15	$25.00	$10.00	$0.30	$25.00
August [●], 2019	$	[●]	$25.00	$10.00	$0.30	$25.00

The liquidation value of the Digirad Preferred Stock to be issued in exchange for shares of ATRM Common Stock and ATRM Preferred Stock upon the completion of the Merger will be $10.00. The above tables show only historical comparisons. Because the market price of ATRM Common Stock will likely fluctuate prior to the Merger, the comparison above may not provide meaningful information to holders of ATRM Common Stock in determining whether to approve the Merger Agreement. Shareholders are encouraged to obtain current market quotations for ATRM Common Stock and to review carefully the other information contained in this proxy statement/prospectus.

No assurance can be given as to the market price of Digirad Preferred Stock or the market price of ATRM Common Stock or ATRM Preferred Stock at the effective time of the Merger. The market price of Digirad Preferred Stock may fluctuate after the effective time of the Merger. See “Risk Factors Relating to the Merger.”

The following table sets forth for the period presented certain per share information for Digirad common stock and ATRM Common Stock on a historical basis and on an unaudited pro forma basis after giving effect to the Merger under the acquisition method of accounting. The historical per share information for Digirad and ATRM has been derived from, and should be read in conjunction with, the historical consolidated financial statements of Digirad and ATRM included in Annexes IV and V of this proxy statement/prospectus. Also see the section entitled “Where You Can Find More Information” on page 208. The Digirad unaudited pro forma combined per share information has been derived from, and should be read in conjunction with, the unaudited pro forma condensed consolidated combined financial information included in this proxy statement/prospectus. See the section entitled “Summary Unaudited Pro Forma Condensed Consolidated Combined Financial Information” on page 18.

Unaudited pro forma ATRM Common Stock equivalent information is not provided below, as Digirad common stock is not being exchanged for any capital stock of ATRM in the Merger. Accordingly, each share of ATRM Common Stock that is converted in the Merger into shares of Digirad Preferred Stock would not have participated in income from continuing operations, cash dividends declared and book value of Digirad if ATRM and Digirad had been combined for accounting and financial reporting purposes for the period presented. The Digirad Historical and Pro Forma Combined share and per share amounts below reflect the Reverse Stock Split.

	Digirad Historical	ATRM Historical	Consolidated Unaudited Pro Forma Combined
For the Three Months Ended March 31, 2019
Loss attributable to common stockholders/shareholders per share (basic and diluted)	$(0.82)	$(0.51)	$(1.46)
Book value per share at period end (unaudited)	11.94	(4.03)	19.61
For the Year Ended December 31, 2018
Loss attributable to common stockholders/shareholders per share (basic and diluted)	$(1.90)	$(2.17)	$(4.49)
Cash dividends per share	1.65	—	1.65

During the year ended December 31, 2018 and as adjusted for the Reverse Stock Split, Digirad paid three quarterly cash dividends of $0.55 per share of Digirad common stock, for total dividends paid of $1.65 per share of Digirad common stock. During the first half of 2017, Digirad paid two quarterly dividends of $0.50 per share of Digirad common stock and paid two quarterly dividends of $0.55 per share of Digirad common stock in the second half of the year, for total dividends paid of $2.10 per share of Digirad common stock. Digirad does not currently plan to pay dividends on its common stock for the foreseeable future.

Dividends will be payable on the Digirad Preferred Stock out of amounts legally available therefor at a rate equal to 10.0% per annum per $10.00 of stated liquidation preference per share, or $1.00 per share of Digirad Preferred Stock per year. Dividends on the Digirad Preferred Stock will only be payable in cash. Digirad’s ability to pay dividends could be affected by future business performance, liquidity, capital needs, and financial covenants under its commercial credit facility. Though such credit facility does not prohibit Digirad from paying dividends, if there is insufficient cash generation from Digirad’s business to satisfy its required financial covenants, or if there is a default or event of default under the credit facility that has occurred and is continuing, Digirad may be required to reduce or eliminate its quarterly cash dividend until compliance with the financial covenants can be met.

ATRM has never paid cash dividends on the ATRM Common Stock. ATRM currently does not anticipate paying cash dividends on the ATRM Common Stock in the foreseeable future. ATRM has paid in-kind dividends on the ATRM Preferred Stock in accordance with the terms of the certificate of designation of the ATRM Preferred Stock and will continue to do so until the completion of the Merger.

On July 16, 2019, ATRM, LSVI and LSV Co-Invest I entered into a Series B Preferred Stock Dividend Agreement, pursuant to which the parties thereto agreed to cancel all accrued but unpaid dividends for 2018 on the ATRM Preferred Stock in exchange for the issuance to LSVI and LSV Co-Invest I of an aggregate of 17,915 shares of ATRM Preferred Stock. As a result of such agreement, there are no accrued dividends on the ATRM Preferred Stock.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This proxy statement/prospectus, and the documents to which this proxy statement/prospectus refers, contain forward-looking statements within the meaning of the “safe harbor” provisions of the United States Private Securities Litigation Reform Act of 1995. Any statements contained in this proxy statement/prospectus, or any such documents, that are not statements of historical fact, including statements about Digirad’s and/or ATRM’s beliefs and expectations, are forward-looking statements and should be evaluated as such.

Forward-looking statements may be identified by the use of words such as “anticipate,” “believe,” “expect,” “intend,” “plan,” “may,” “estimate,” “target,” “project,” “should,” “will,” “can,” “likely,” similar expressions and any other statements that predict or indicate future events or trends or that are not statements of historical facts. These forward-looking statements are subject to numerous risks and uncertainties. Such forward-looking statements reflect, among other things, Digirad’s and/or ATRM’s current expectations, plans, strategies and anticipated financial results and involve a number of known and unknown risks, uncertainties, and factors that may cause Digirad’s and/or ATRM’s actual results to differ materially from those expressed or implied by these forward-looking statements. These risks, uncertainties and factors include, but are not limited to, the following:

●	Digirad’s and ATRM’s ability to complete the Merger;

●	Digirad’s ability to successfully integrate ATRM’s operations and to realize the synergies from the acquisition;

●	failure of ATRM’s shareholders to approve the Merger Agreement;

●	final terms of the financing Digirad uses to repay ATRM debt;

●	the substantial amount of Digirad’s debt and Digirad’s ability to incur additional debt in the future;

●	Digirad’s need for a significant amount of cash to service and repay its debt;

●	restrictions contained in Digirad’s debt agreements that limit the discretion of management in operating the business;

●	Digirad’s ability to refinance its existing debt as necessary and interest rate risk associated with variable-rate debt;

●	ATRM’s cash-flow dependency and capital commitment to maintain and upgrade operations;

●	rapid development and introduction of new technologies in the industries in which Digirad and ATRM operate;

●	intense competition in the industries in which Digirad and ATRM operate;

●	unanticipated higher capital spending for, or delays in, the deployment of new technologies, and the pricing and availability of equipment, materials and inventories;

●	risks associated with Digirad’s possible pursuit of further acquisitions;

●	economic conditions in the Digirad and ATRM service areas;

●	costs associated with protection of owned intellectual property rights and pursuit of potential infringement by third parties;

●	system failures;

●	losses of large customers, partnerships, or certifications;

●	losses of large numbers of other customers, or an inability to secure new customers at the pace and cost at which they have previously been secured;

●	disruptions in the relationships with third party vendors;

●	losses of key management personnel and the inability to attract and retain highly qualified management and personnel in the future;

●	the cost and competitive impact of legislation and regulatory changes in the industries in which Digirad and ATRM operate;

●	maintenance of data security;

●	significant costs associated with lawsuits and regulatory inquiries;

●	liability and compliance costs regarding environmental regulations; and

●	risks to the Merger and the surviving company related to litigation in which Digirad and ATRM may become involved.

These and other uncertainties related to the businesses of Digirad and ATRM are described in greater detail in the section entitled “Risk Factors Relating to the Merger” and in the filings of Digirad and of ATRM with the SEC, including Digirad’s and ATRM’s Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q provided in Annexes IV and V of this proxy statement/prospectus. Many of these risks are beyond each of Digirad’s and ATRM’s management’s ability to control or predict. All forward-looking statements attributable to Digirad, ATRM or persons acting on behalf of them are expressly qualified in their entirety by the cautionary statements contained, and risk factors identified, in this proxy statement/prospectus and the companies’ filings with the SEC. Because of these risks, uncertainties and assumptions, you should not place undue reliance on these forward-looking statements. Furthermore, forward-looking statements speak only as of the date they are made. Except as required under the federal securities laws or the rules and regulations of the SEC, neither Digirad nor ATRM undertakes any obligation to update or review any forward-looking information, whether as a result of new information, future events or otherwise.

RISK FACTORS RELATING TO THE MERGER

In addition to the other information included in this proxy statement/prospectus, ATRM’s shareholders should consider carefully the matters described below in determining whether to approve the Merger Agreement and the transactions contemplated thereby, including the Merger.

The price of Digirad Preferred Stock may be affected by factors different from those affecting the price of ATRM Common Stock and ATRM Preferred Stock.  Upon completion of the Merger, holders of ATRM Common Stock and ATRM Preferred Stock will become holders of Digirad Preferred Stock. Digirad’s business and results of operations and the market price of Digirad Preferred Stock may be affected by factors different than those affecting ATRM’s business and results of operations and the market price of ATRM Common Stock and ATRM Preferred Stock. For a discussion of Digirad’s and ATRM’s businesses and certain factors to consider in connection with their businesses, see each company’s risk factors and business sections included in this proxy statement/prospectus.

The Merger Agreement contains provisions that could discourage a potential competing acquiror that might be willing to pay more to effect a business combination with ATRM.  The Merger Agreement contains “no solicitation” provisions that restrict ATRM’s ability to solicit or facilitate proposals regarding a merger or similar transaction with another party. Further, several conditions must be satisfied in order for the ATRM board of directors to withdraw, amend or modify its recommendation regarding the proposed Merger, including that Digirad generally has an opportunity to offer to modify the terms of the proposed Merger in response to any competing acquisition proposal that may be made before the ATRM board of directors may withdraw, amend or modify its recommendation regarding the proposed Merger. See “The Merger Agreement—No Solicitations; Changes in Recommendation.” If the ATRM board of directors withdraws, amends or modifies its recommendation regarding the proposed Merger, Digirad has the right to terminate the Merger Agreement and receive a $725,000 termination fee from ATRM and the payment of its expenses up to $225,000. These provisions could discourage a potential competing acquiror from considering or proposing an acquisition of ATRM, even if it were prepared to pay consideration with a higher value than the shares proposed to be issued in the Merger, or might result in a potential competing acquiror proposing to pay a lower per share price than it might otherwise have proposed to pay because of the added expense of the termination fee.

The integration of Digirad and ATRM following the Merger may present significant challenges.    Digirad may face significant challenges in combining ATRM’s operations into its operations in a timely and efficient manner and in retaining key ATRM personnel. The failure to integrate successfully Digirad and ATRM and to manage successfully the challenges presented by the integration process may result in Digirad not achieving the anticipated benefits of the Merger including operational and financial synergies.

Digirad will incur transaction, integration and restructuring costs in connection with the Merger.  Digirad and ATRM expect to incur costs associated with transaction fees and other costs related to the Merger. Specifically, Digirad and ATRM each expects to incur approximately $1.2 million and $0.2 million, respectively, of transaction costs related to the Merger. In addition, Digirad will incur integration and restructuring costs following the completion of the Merger as it integrates the businesses of ATRM with those of Digirad. Although Digirad expects that the realization of efficiencies related to the integration of the businesses will offset incremental transaction, integration and restructuring costs over time, Digirad cannot give any assurance that this net benefit will be achieved in the near term.

The Digirad Preferred Stock will rank junior to all of Digirad’s indebtedness and other liabilities. In the event of Digirad’s bankruptcy, liquidation, dissolution, or winding-up of its affairs, Digirad’s assets will be available to pay obligations on the Digirad Preferred Stock only after all of its indebtedness and other liabilities have been paid. The rights of holders of the Digirad Preferred Stock to participate in the distribution of Digirad’s assets will rank junior to the prior claims of Digirad’s current and future creditors and any future series or class of preferred stock Digirad may issue that ranks senior to the Digirad Preferred Stock. Also, the Digirad Preferred Stock will effectively rank junior to all existing and future indebtedness and to the indebtedness and other liabilities of Digirad’s existing subsidiaries and any future subsidiaries. Digirad’s existing subsidiaries are, and future subsidiaries would be, separate legal entities and have no legal obligation to pay any amounts to Digirad in respect of dividends due on the Digirad Preferred Stock.

Digirad has incurred and may in the future incur substantial amounts of debt and other obligations that will rank senior to the Digirad Preferred Stock. As of March 31, 2019, Digirad’s total liabilities equaled approximately $30.3 million, including $12.5 million owed under a commercial revolving credit facility pursuant to a Loan and Security Agreement with Sterling National Bank (the “SNB Loan Agreement”) for borrowings of up to $20 million. If Digirad is forced to liquidate its assets to pay its creditors, Digirad may not have sufficient assets to pay amounts due on any or all of the Digirad Preferred Stock then outstanding.

Digirad may not be able to pay dividends on the Digirad Preferred Stock if it falls out of compliance with its loan covenants. Digirad is currently permitted to pay dividends under the restrictive covenants of the SNB Loan Agreement. However, Digirad may be restricted from paying dividends on the Digirad Preferred Stock if it falls out of compliance with its loan covenants and are prohibited by Sterling National Bank from paying dividends.

The SNB Loan Agreement requires Digirad to comply with various financial covenants as specifically set forth in the SNB Loan Agreement. The SNB Loan Agreement limits Digirad’s ability to pay dividends if such dividend would result in Digirad’s non-compliance with the financial covenants in the SNB Loan Agreement, there is insufficient borrowing availability under the SNB Loan Agreement, or if there is a default or event of default under the SNB Loan Agreement that has occurred and is continuing. In such a circumstance, Digirad would be required to reduce or eliminate the Digirad Preferred Stock cash dividend until compliance with the financial covenants is met.

Digirad must adhere to prescribed legal requirements, and must also have sufficient cash, in order to be able to pay dividends. In accordance with Section 170 of the Delaware General Corporation Law, Digirad may only declare and pay cash dividends on the Digirad Preferred Stock if Digirad has either net profits during the fiscal year in which the dividend is declared and/or the preceding fiscal year, or a “surplus,” meaning the excess, if any, of Digirad’s net assets (total assets less total liabilities) over Digirad’s capital. Digirad can provide no assurance that it will satisfy such requirements in any given year. Further, even if Digirad has the legal ability to declare a dividend, it may not have sufficient cash to pay dividends on the Digirad Preferred Stock. Digirad’s ability to pay dividends may be impaired if any of the risks described in this proxy statement/prospectus actually occur. Also, payment of dividends will depend upon Digirad’s financial condition and other factors as Digirad’s board of directors may deem relevant from time to time. Digirad cannot assure you that its businesses will generate sufficient cash flow from operations or that future borrowings will be available to Digirad in an amount sufficient to enable it to pay dividends on the Digirad Preferred Stock.

Digirad may not be able to redeem the Digirad Preferred Stock upon a Change of Control Triggering Event. Upon the occurrence of a Change of Control Triggering Event, unless Digirad has exercised its option to redeem the Digirad Preferred Stock after the fifth anniversary of the effective date of the Merger, each holder of the Digirad Preferred Stock will have the right to require Digirad to redeem all or any part of such holder’s Digirad Preferred Stock at a price equal to the liquidation preference of $10.00 per share, plus an amount equal to any accumulated and unpaid dividends up to but excluding the date of payment, but without interest. If Digirad experiences a Change of Control Triggering Event, there can be no assurance that Digirad would have sufficient financial resources available to satisfy its obligations to redeem the Digirad Preferred Stock and any indebtedness that may be required to be repaid or repurchased as a result of such event. In addition, Digirad may be unable to redeem the Digirad Preferred Stock upon a Change of Control Triggering Event if such redemption would result in our non-compliance with the financial covenants in the SNB Loan Agreement, there is insufficient borrowing availability under the SNB Loan Agreement, or if there is a default or event of default under the SNB Loan Agreement that has occurred and is continuing in connection with the Change of Control Triggering Event. Digirad’s failure to redeem the Digirad Preferred Stock could have material adverse consequences for Digirad and the holders of the Digirad Preferred Stock. See “Description of Digirad Capital Stock—Digirad Series A Preferred Stock—Redemption—Change of Control.”

If Nasdaq delists the Digirad Preferred Stock from quotation on its exchange, investors’ ability to make transactions in the Digirad Preferred Stock could be limited. Digirad anticipates that the Digirad Preferred Stock will be listed on the Nasdaq Global Market, a national securities exchange, upon consummation of the Merger. Since Digirad’s common stock is listed on the Nasdaq Global Market, in order to for the Digirad Preferred Stock to be listed on the Nasdaq Global Market, Digirad must meet certain modified criteria, including a minimum of publicly held shares of Digirad Preferred Stock (generally 200,000 shares), with a minimum market value (generally $4,000,000) and a minimum number of holders (generally 100 public holders). If Digirad meets such standards and has the Digirad Preferred Stock listed on the Nasdaq Global Market, Digirad cannot assure you that the Digirad Preferred Stock will continue to be listed on the Nasdaq Global Market in the future. In order to continue listing the Digirad Preferred Stock on the Nasdaq Global Market, Digirad must maintain certain financial, distribution and share price levels. Generally, this means having a minimum number of publicly held shares of Digirad Preferred Stock (generally 100,000 shares), a minimum market value (generally $1,000,000) and a minimum number of holders (generally 100 public holders). If Digirad common stock is delisted from the Nasdaq Global Market, the Digirad Preferred Stock would be required to meet the more stringent initial listing standards of the Nasdaq Global Market for a Primary Equity Security, including a minimum number of publicly held shares of Digirad Preferred Stock (generally 1,100,000 shares) and a minimum number of holders (generally 400 public holders). If Digirad is unable to meet these standards and the Digirad Preferred Stock is delisted from the Nasdaq Global Market, Digirad may apply to list the Digirad Preferred Stock on the Nasdaq Capital Market. If we are also unable to meet the listing standards for the Nasdaq Capital Market, we may apply to quote the Digirad Preferred Stock on the OTC Marketplace. If Digirad is unable to maintain listing for the Digirad Preferred Stock, the ability to transfer or sell shares of the Digirad Preferred Stock will be limited and the market value of the Digirad Preferred Stock will likely be materially adversely affected.

The market for Digirad Preferred Stock may not provide investors with adequate liquidity. Digirad is applying to have the Digirad Preferred Stock listed on the Nasdaq Global Market. However, Digirad may not obtain listing on the Nasdaq Global Market, and even if it does obtain such listing, a trading market for the Digirad Preferred Stock may not develop or be maintained and may not provide investors with adequate liquidity. Liquidity of the market for the Digirad Preferred Stock will depend on a number of factors, including prevailing interest rates, Digirad’s financial condition and operating results, the number of holders of the Digirad Preferred Stock, the market for similar securities and the interest of securities dealers in making a market in the Digirad Preferred Stock. Digirad cannot predict the extent to which investor interest in Digirad will maintain a trading market in the Digirad Preferred Stock, or how liquid that market will be. If an active market is not maintained, investors may have difficulty selling shares of the Digirad Preferred Stock.

Digirad is generally restricted from issuing shares of other series of preferred stock that rank senior to the Digirad Preferred Stock as to dividend rights, rights upon liquidation or voting rights, but may do so with the requisite consent of the holders of the Digirad Preferred Stock; and, further, no such consent is required for the issuance of additional series of preferred stock ranking pari passu with the Digirad Preferred Stock. Digirad is generally restricted from issuing shares of other series of preferred stock that rank senior to the Digirad Preferred Stock as to dividend rights, rights upon liquidation or voting rights, but may do so with the requisite consent of the holders of the Digirad Preferred Stock; and, further, no such consent is required for the issuance of additional series of preferred stock ranking pari passu with the Digirad Preferred Stock.

Digirad is allowed to issue shares of other series of preferred stock that rank above the Digirad Preferred Stock as to dividend payments and rights upon Digirad’s liquidation, dissolution or winding up of its affairs, only with the approval of the holders of at least a majority of the outstanding Digirad Preferred Stock; however, Digirad is allowed to issue additional shares of Digirad Preferred Stock and/or additional series of preferred stock that would rank equally to the Digirad Preferred Stock as to dividend payments and rights upon Digirad’s liquidation or winding up of its affairs without first obtaining the approval of the holders of the Digirad Preferred Stock. The issuance of additional shares of Digirad Preferred Stock and/or additional series of preferred stock could have the effect of reducing the amounts available to the Digirad Preferred Stock upon Digirad’s liquidation or dissolution or the winding up of its affairs. It also may reduce dividend payments on the Digirad Preferred Stock if Digirad does not have sufficient funds to pay dividends on all Digirad Preferred Stock outstanding and other classes or series of stock with equal or senior priority with respect to dividends. Future issuances and sales of senior or pari passu preferred stock, or the perception that such issuances and sales could occur, may cause prevailing market prices for the Digirad Preferred Stock and Digirad’s common stock to decline and may adversely affect Digirad’s ability to raise additional capital in the financial markets at times and prices favorable to Digirad.

The Digirad Preferred Stock will bear a risk of early redemption. Digirad may voluntarily redeem some or all of the Digirad Preferred Stock on or after the fifth anniversary of the effective date of the Merger. Any such redemptions may occur at a time that is unfavorable to holders of the Digirad Preferred Stock. Digirad may have an incentive to redeem the Digirad Preferred Stock voluntarily if market conditions allow Digirad to issue other preferred stock or debt securities at a rate that is lower than the rate on the Digirad Preferred Stock.

On or after the fifth anniversary of the effective date of the Merger, Digirad may, at its option, redeem the Digirad Preferred Stock, in whole or in part, at any time or from time to time. Also, upon the occurrence of a Change of Control Triggering Event (as defined in the section of this proxy statement/prospectus entitled “Description of Digirad Capital Stock—Digirad Series A Preferred Stock—Redemption”), prior to the fifth anniversary of the effective date of the Merger, Digirad may, at its option, redeem the Digirad Preferred Stock, in whole or in part, within 120 days after the first date on which such Change of Control Triggering Event occurred. If Digirad redeems the Digirad Preferred Stock, then from and after the redemption date, dividends will cease to accrue on shares of Digirad Preferred Stock, the shares of Digirad Preferred Stock shall no longer be deemed outstanding and all rights as a holder of those shares will terminate, except the right to receive the redemption price plus accumulated and unpaid dividends, if any, payable upon redemption. For further information regarding Digirad’s ability to redeem the Digirad Preferred Stock, see “Description of Digirad Capital Stock—Digirad Series A Preferred Stock—Redemption.”

Holders of the Digirad Preferred Stock will be subject to inflation risk. Inflation is the reduction in the purchasing power of money resulting from the increase in the price of goods and services. Inflation risk is the risk that the inflation-adjusted, or “real,” value of an investment in term preferred stock or the income from that investment will be worth less in the future. As inflation occurs, the real value of the Digirad Preferred Stock and dividends payable on such shares declines.

Market interest rates may materially and adversely affect the value of the Digirad Preferred Stock. One of the factors that will influence the price of the Digirad Preferred Stock is the dividend yield on the Digirad Preferred Stock (as a percentage of the market price of the Digirad Preferred Stock) relative to market interest rates. Continued increase in market interest rates, which are currently at low levels relative to historical rates, may lead prospective purchasers of the Digirad Preferred Stock to expect a higher dividend yield (and higher interest rates would likely increase Digirad’s borrowing costs and potentially decrease funds available for dividend payments). Thus, higher market interest rates could cause the market price of the Digirad Preferred Stock to materially decrease.

Holders of the Digirad Preferred Stock may be unable to use the dividends-received deduction and may not be eligible for the preferential tax rates applicable to “qualified dividend income.” Distributions paid to corporate U.S. holders of the Digirad Preferred Stock may be eligible for the dividends-received deduction, and distributions paid to non-corporate U.S. holders of the Digirad Preferred Stock may be subject to tax at the preferential tax rates applicable to “qualified dividend income,” if Digirad has current or accumulated earnings and profits, as determined for U.S. federal income tax purposes. Additionally, Digirad may not have sufficient current earnings and profits during future fiscal years for the distributions on the Digirad Preferred Stock to qualify as dividends for U.S. federal income tax purposes. If the distributions fail to qualify as dividends, U.S. holders would be unable to use the dividends-received deduction and may not be eligible for the preferential tax rates applicable to “qualified dividend income.” If any distributions on the Digirad Preferred Stock with respect to any fiscal year are not eligible for the dividends-received deduction or preferential tax rates applicable to “qualified dividend income” because of insufficient current or accumulated earnings and profits, it is possible that the market value of the Digirad Preferred Stock might decline.

Digirad’s revenues, operating results and cash flows may fluctuate in future periods, and Digirad may fail to meet investor expectations, which may cause the price of the Digirad Preferred Stock to decline. Variations in Digirad’s quarterly and year-end operating results are difficult to predict and our income and cash flows may fluctuate significantly from period to period, which may impact the Digirad board of directors’ willingness or legal ability to declare a quarterly dividend. If Digirad’s operating results fall below the expectations of investors or securities analysts, the price of the Digirad Preferred Stock could decline substantially. Specific factors that may cause fluctuations in our operating results include:

●	demand and pricing for our products and services;

●	introduction of competing products;

●	our operating expenses which fluctuate due to growth of our business; and

●	variable sales cycle and implementation periods for products and services.

The Digirad Preferred Stock will not be rated. Digirad does not intend to have the Digirad Preferred Stock rated by any rating agency. Unrated securities usually trade at a discount to similar, rated securities. As a result, there is a risk that the Digirad Preferred Stock may trade at a price that is lower than they might otherwise trade if rated by a rating agency. It is possible, however, that one or more rating agencies might independently determine to assign a rating to the Digirad Preferred Stock. In addition, we may elect to issue other securities for which we may seek to obtain a rating. If any ratings are assigned to the Digirad Preferred Stock in the future or if we issue other securities with a rating, such ratings, if they are lower than market expectations or are subsequently lowered or withdrawn, could adversely affect the market for or the market value of the Digirad Preferred Stock.

The market price of the Digirad Preferred Stock could be substantially affected by various factors. The market price of the Digirad Preferred Stock could be subject to wide fluctuations in response to numerous factors. The price of the Digirad Preferred Stock that will prevail in the market after this offering may be higher or lower than the offering price depending on many factors, some of which are beyond Digirad’s control and may not be directly related to Digirad’s operating performance.

These factors include, but are not limited to, the following:

●	prevailing interest rates, increases in which may have an adverse effect on the market price of the Digirad Preferred Stock;

●	trading prices of similar securities;

●	Digirad’s history of timely dividend payments;

●	the annual yield from dividends on the Digirad Preferred Stock as compared to yields on other financial instruments;

●	general economic and financial market conditions;

●	government action or regulation;

●	the financial condition, performance and prospects of us and Digirad’s competitors;

●	changes in financial estimates or recommendations by securities analysts with respect to Digirad or its competitors in its industries;

●	Digirad’s issuance of additional preferred equity or debt securities; and

●	actual or anticipated variations in quarterly operating results of Digirad and its competitors.

As a result of these and other factors, investors who receive the Digirad Preferred Stock pursuant to the Merger may experience a decrease, which could be substantial and rapid, in the market price of the Digirad Preferred Stock, including decreases unrelated to Digirad’s operating performance or prospects.

A holder of Digirad Preferred Stock has extremely limited voting rights. The voting rights for a holder of Digirad Preferred Stock are limited. Digirad’s common stock is the only class of Digirad’s securities that carry full voting rights. Voting rights for holders of Digirad Preferred Stock exist primarily with respect to material and adverse changes in the terms of the Digirad Preferred Stock and Digirad’s failure to pay dividends on the Digirad Preferred Stock. See “Description of Digirad Capital Stock—Digirad Series A Preferred Stock—Voting Rights” in this proxy statement/prospectus. Other than the limited circumstances described in this proxy statement/prospectus and except to the extent required by law, holders of Digirad Preferred Stock do not have any voting rights. Consequently, ATRM shareholders, as a general matter, will have significantly less influence over the management and policies of Digirad than they currently exercise over the management and policies of ATRM.

The Digirad Preferred Stock is not convertible into common stock, including in the event of a change of control of Digirad, and investors will not realize a corresponding upside if the price of the Digirad common stock increases. The Digirad Preferred Stock is not convertible into shares of common stock and earns dividends at a fixed rate. Accordingly, an increase in market price of Digirad’s common stock will not necessarily result in an increase in the market price of the Digirad Preferred Stock. The market value of the Digirad Preferred Stock may depend more on dividend and interest rates for other preferred stock, commercial paper and other investment alternatives and Digirad’s actual and perceived ability to pay dividends on, to redeem, and, in the event of dissolution, satisfy the liquidation preference with respect to the Digirad Preferred Stock.

Digirad’s cash available for dividends to holders of the Digirad Preferred Stock may not be sufficient to pay anticipated dividends, nor can Digirad assure you of Digirad’s ability to make dividends in the future, and Digirad may need to borrow to make such dividends or may not be able to make such dividends at all. To remain competitive with alternative investments, Digirad’s dividend rate may exceed Digirad’s cash available for dividends, including cash generated from operations. In the event this happens, Digirad intends to fund the difference out of any excess cash on hand or, if permitted, from borrowings under Digirad’s revolving credit facility. If Digirad does not have sufficient cash available for dividends generated by its assets, or if cash available for dividends decreases in future periods, the market price of the Digirad Preferred Stock could decrease.

Digirad’s ability to pay dividends and/or make any required redemption payments to the holders of the Digirad Preferred Stock may be adversely affected by the operating results of Digirad’s present and future acquisition targets, including ATRM and Digirad’s real estate acquisitions. Digirad previously announced its intent to convert Digirad into a diversified holding company. Digirad also previously announced its acquisition of three plants which manufacture modular buildings. The acquisitions of those plants and the Merger are part of Digirad’s conversion into a diversified holding company. As of the date of this proxy statement/prospectus, Digirad is not able to fully determine the potential operating results of its real estate assets. Digirad can make no assurance that all closing conditions to the Merger will be satisfied in order to consummate the Merger or any other acquisition in furtherance of Digirad’s intended strategy or that, in the event that the Merger or any other acquisition is consummated, such acquisition will have a positive impact on Digirad’s profitability, cash flow or financial condition. In the event that the financial and operating performance and results of Digirad’s real estate division and/or ATRM post-Merger are not positive and in line with Digirad’s expectations, Digirad’s ability to pay dividends and/or make any required redemption payments to the holders of the Digirad Preferred Stock may be adversely impacted.

Digirad may not be able to raise sufficient capital or borrow money in sufficient amounts or on sufficiently favorable terms necessary to attain the optimal degree of leverage to operate its business, which may have an adverse effect on its operations and ability to pay dividends. Digirad’s ability to raise additional capital in the markets may be limited due to market conditions and applicable SEC regulations. Digirad’s business and acquisition strategies rely heavily on borrowing funds, so that Digirad may make more investments than would otherwise be possible to maximize potential returns to holders of Digirad’s securities. Digirad may borrow on a secured or unsecured basis. Pursuant to the terms of the SNB Loan Agreement, Digirad’s ability to incur additional indebtedness is subject to the consent of Sterling National Bank, with certain limited exceptions. The SNB Loan Agreement is secured by a first-priority security interest in substantially all of the assets (excluding real estate) of Digirad and its subsidiaries and a pledge of all shares and membership interests of the Digirad’s subsidiaries. The SNB Loan Agreement, amongst other things, limits Digirad’s ability, without the prior consent of the lender, to grant further security interests on Digirad’s assets which serve as collateral for the SNB Loan Agreement, to discontinue insurance coverage, to incur additional indebtedness, to dispose of assets of Digirad and its subsidiaries, to make investments, and to make distributions or pay dividends to Digirad’s stockholders. The SNB Loan Agreement also specifies certain debt and other ratios that Digirad is required to maintain. If Digirad is unable to obtain the degree of leverage that it believes to be optimal, it may have less cash for the payment of dividends to holders of Digirad Preferred Stock. Digirad’s use of leverage could also make Digirad more vulnerable to a downturn in its business or the economy generally and a significant increase in the ratio of Digirad’s indebtedness to its assets may have an adverse effect on the future market price of the Digirad Preferred Stock.

Future issuances of preferred stock may adversely affect the value of the Digirad Preferred Stock. Digirad intends to authorize 8,000,000 shares of Digirad Preferred Stock, and following the issuance of 1,612,655 shares of Digirad Preferred Stock in connection with the Merger, Digirad would have 6,387,345 shares of authorized but unissued shares of Digirad Preferred Stock. Digirad also expects to issue 300,000 shares of Digirad Preferred Stock pursuant to the Private Placement and may issue 100,000 shares of Digirad Preferred Stock pursuant to the Issuance Option. Digirad may issue additional shares of Digirad Preferred Stock and/or other classes of preferred shares, whether to raise additional capital or pursuant to other transactions Digirad may enter into. The issuance of additional preferred shares on parity with or senior to the Digirad Preferred Stock could affect the interests of the holders of Digirad Preferred Stock issued in connection with the Merger, and any issuance of preferred stock that is senior to the Digirad Preferred Stock could affect Digirad’s ability to pay dividends on, redeem or pay the liquidation preference on the Digirad Preferred Stock. However, the Certificate of Designations prevents Digirad, without the consent of a majority of the holders of the Digirad Preferred Stock, from issuing stock senior to the Digirad Preferred Stock if the terms and rights of the holders of the Digirad Preferred Stock would be materially and adversely changed.

The shares of Digirad Preferred Stock to be received by ATRM shareholders as a result of the Merger will have different rights from the shares of ATRM Common Stock and ATRM Preferred Stock. The rights of all ATRM shareholders are currently governed by the ATRM articles of incorporation, the ATRM bylaws, and Minnesota law. In addition, the rights of holders of ATRM Preferred Stock are subject to the certificate of designation of the ATRM Preferred Stock. Upon completion of the Merger, all shareholders of ATRM will become holders of Digirad Preferred Stock and their rights will be governed by the Digirad certificate of incorporation, the Digirad Preferred Stock Certificate of Designation, the Digirad bylaws, and Delaware law. See “Comparison of Rights of ATRM Common Stock, ATRM Preferred Stock and Digirad Preferred Stock.”

Certain directors and executive officers of ATRM may have potential conflicts of interest with respect to the approval of the Merger Agreement.  Some of ATRM’s directors and executive officers have interests in the Merger that are different from, or in addition to, those of ATRM shareholders generally. Although other ATRM directors will not become directors of Digirad after the Merger, Digirad will indemnify and maintain liability insurance for all of the officers and directors of ATRM for their services as directors or officers before the Merger. In addition, the President and Chief Executive Officer of ATRM is a party to change in control agreements that entitle each such executive officer to enhanced severance if his employment were to terminate following the Merger under specific circumstances. The Merger Agreement also provides that certain equity awards held by ATRM executive officers and directors will and be converted to the right to receive 0.03 shares of Digirad Preferred Stock for each share of ATRM Common Stock which would otherwise be issuable pursuant to such awards.

In addition, Jeffrey E. Eberwein, who is the Chairman of Digirad’s board of directors and is also the Chairman of the board of directors of ATRM, owns approximately 17.4% of the outstanding ATRM Common Stock. Mr. Eberwein is also the Chief Executive Officer of LSVM, a subsidiary of ATRM. LSVM is the investment manager of LSVI and LSV Co-Invest I, which together own all of the outstanding ATRM Preferred Stock. Through these relationships and other relationships with affiliated entities, Mr. Eberwein may be deemed the beneficial owner of the securities owned by LSVI and LSV Co-Invest I. Mr. Eberwein disclaims beneficial ownership of the ATRM Preferred Stock, except to the extent of his pecuniary interest therein.

In addition to stock of ATRM, LSV Co-Invest I holds unsecured promissory notes of ATRM for a principal amount totaling $1.4 million; LSVM holds an unsecured note of ATRM for a principal amount totaling $0.3 million; and LSVI has pledged up to $3.0 million plus additional fees as collateral to secure a promissory note payable by ATRM to Gerber Finance due December 31, 2019.

LSVM and LSV Co-Invest I are party to subordination agreements with ATRM and Gerber Finance pursuant to which LSVM and LSV Co-Invest I agreed to subordinate their rights under their ATRM unsecured promissory notes to the rights of Gerber Finance as a lender to ATRM. Additionally, as a condition to a revolving credit loan agreement with Premier Bank, Mr. Eberwein entered into a guaranty in favor of Premier Bank, guaranteeing certain obligations of EBGL. Also, in connection with amendments of a loan agreement between Gerber Finance and KBS, Mr. Eberwein has executed reaffirmations of guaranty in favor of Gerber Finance relating to his unconditional guaranty of $0.6 million of KBS’s obligations under a loan agreement related to over-advances.

Further, Mr. Eberwein may be owed or may owe certain funds in connection with the resolution of a working capital adjustment related to ATRM’s acquisition of LSVM.

Digirad has entered into the Voting and Support Agreement with Mr. Eberwein and certain of his affiliates, which together hold all of the ATRM Preferred Stock and approximately 17.4% of the ATRM Common Stock, pursuant to which such holders have given Digirad their proxies to vote “FOR” the approval of the Merger Agreement and the transactions contemplated thereby, including the Merger.

Further, ATRM’s other executive officers and directors own approximately 2.2% of the outstanding ATRM Common Stock. As a result of the Merger, Mr. Eberwein, LSVI and LSV Co-Invest I will receive approximately 96% in the aggregate of the Digirad Preferred Stock issued as Merger Consideration. ATRM’s other executive officers and directors will receive approximately 0.2% in the aggregate of the Digirad Preferred Stock issued as Merger Consideration. See “The Merger—Interests of ATRM Directors and Executive Officers in the Merger” for a discussion of these interests.

Whether or not the Merger is completed, the pendency of the transaction could cause disruptions in the businesses of ATRM and Digirad, which could have an adverse effect on their businesses and financial results.    These disruptions could include the following:

●	current and prospective employees may experience uncertainty about their future roles with the combined company or consider other employment alternatives, which might adversely affect ATRM’s and Digirad’s ability to retain or attract key managers and other employees;

●	current and prospective customers of ATRM or Digirad may experience variations in levels of services as the companies prepare for integration or may anticipate change in how they are served and may, as a result, choose to discontinue their service with either company or choose another provider; and

●	the attention of management of each of ATRM and Digirad may be diverted from the operation of the businesses toward the completion of the Merger.

The unaudited pro forma financial statements are presented for illustrative purposes only and should not be viewed as a forecast of Digirad’s financial condition or results of operations following the Merger.    The unaudited pro forma financial statements have been derived from the historical financial statements of Digirad and ATRM and certain adjustments and assumptions have been made regarding Digirad after giving effect to the Merger. The information upon which these adjustments and assumptions have been made is preliminary, and these kinds of adjustments and assumptions are difficult to make with complete accuracy. Moreover, the unaudited pro forma financial statements do not reflect all costs that are expected to be incurred or savings to be achieved by Digirad in connection with the Merger. For example, neither the impact of any incremental costs incurred in integrating the two companies, nor any potential cost savings is reflected in the unaudited pro forma financial statements. As a result, the actual financial condition and results of operations of Digirad following the Merger will likely not be consistent with, or evident from, these unaudited pro forma financial statements. In addition, the assumptions used in preparing the unaudited pro forma financial information may not prove to be accurate, and other factors may affect Digirad’s financial conditions or results of operations following the Merger. Therefore, the shareholders of ATRM should not place undue reliance on the pro forma financial statements when deciding whether to vote for the proposals relating to the Merger. See “Summary Unaudited Pro Forma Financial Information.”

Any delay in the completion of the Merger may significantly reduce the benefits expected to be obtained from the Merger or could adversely affect the market price of the common stock of each of Digirad or ATRM or their future business and financial results.    The Merger is subject to a number of conditions, including approval of ATRM shareholders, that are beyond the control of Digirad and ATRM and that may prevent, delay or otherwise materially and adversely affect completion of the Merger. Digirad and ATRM cannot predict whether and when these other conditions will be satisfied.

Failure to complete the Merger would prevent Digirad and ATRM from realizing the anticipated benefits of the Merger. Each company would also remain liable for significant transaction costs, including legal, accounting and financial advisory fees. Any delay in completing the Merger may significantly reduce the synergies and other benefits that Digirad expects to achieve if it successfully completes the Merger within the expected timeframe and integrates the businesses. In addition, the market price of each company’s common stock may reflect various market assumptions as to whether and when the Merger will be completed. Consequently, the completion of, the failure to complete, or any delay in the completion of the Merger could result in a significant change in the market price of the common stock of each of Digirad or ATRM.

The Merger is a taxable transaction and the resulting tax liability of an ATRM shareholder, if any, will depend on each such ATRM shareholder’s particular situation. The receipt of Digirad Preferred Stock as Merger Consideration in exchange for ATRM Common Stock or ATRM Preferred Stock in the Merger will be treated as a taxable sale by each ATRM shareholder for U.S. federal income tax purposes. The amount of gain or loss recognized by each ATRM shareholder in the Merger will vary depending on each ATRM shareholder’s particular situation, including the value of the Digirad Preferred Stock received by each shareholder as Merger Consideration in the Merger, and the adjusted tax basis of the ATRM Common Stock or ATRM Preferred Stock exchanged by each shareholder in the Merger. For a more complete discussion of certain U.S. federal income tax consequences of the Merger, see “Material United States Federal Income Tax Consequences”.

DIGIRAD RISK FACTORS

In addition to the risks of the Merger to Digirad set forth in “Risk Factors Relating to the Merger,” Digirad’s business is, and will continue after the Merger to be, subject to the risks described below. Upon the completion of the Merger, the business risks of ATRM set forth in “ATRM Risk Factors” will become additional risks to the business of Digirad.

Risks Related to Digirad’s Business and Industry

Digirad’s HoldCo Conversion and related acquisitions or investments could involve unknown risks that could harm its business and adversely affect its financial condition. Digirad is in the process of becoming a diversified holding company with interests in a variety of industries and market sectors. The real estate acquisitions that Digirad has made under its SRE real estate division and the pending and future acquisitions that Digirad consummate will involve unknown risks, some of which will be particular to the industry in which the acquisition target operates. Although Digirad intends to conduct extensive business, financial and legal due diligence in connection with the evaluation of all its acquisition and investment opportunities, there can be no assurance its due diligence investigations will identify every matter that could have a material adverse effect on Digirad. Digirad may be unable to adequately address the financial, legal and operational risks raised by such acquisitions or investments, especially if Digirad is unfamiliar with the industry in which Digirad invests. The realization of any unknown risks could prevent or limit Digirad from realizing the projected benefits of the acquisitions or investments, which could adversely affect its financial condition and liquidity. In addition, its financial condition, results of operations and the ability to service its debt will be subject to the specific risks applicable to any company Digirad acquires or in which Digirad invests.

Digirad is subject to particular risks associated with real estate ownership, which could result in unanticipated losses or expenses. Following its recent acquisition of real estate, its business is subject to many risks that are associated with the ownership of real estate. For example, if its tenants do not renew their leases or default on their leases, Digirad may be unable to re-lease the facilities at favorable rental rates. Other risks that are associated with real estate acquisition and ownership include, without limitation, the following:

●	general liability, property and casualty losses, some of which may be uninsured;

●	the inability to purchase or sell its assets rapidly to respond to changing economic conditions, due to the illiquid nature of real estate and the real estate market;

●	leases which are not renewed or are renewed at lower rental amounts at expiration;

●	the default by a tenant or guarantor under any lease;

●	costs relating to maintenance and repair of its facilities and the need to make expenditures due to changes in governmental regulations, including the Americans with Disabilities Act;

●	environmental hazards created by prior owners or occupants, existing tenants, mortgagors or other persons for which Digirad may be liable;

●	acts of God affecting its properties; and

●	acts of terrorism affecting its properties.

Digirad relies on information technology in its operations, and any material failure, inadequacy, interruption or security failure of that technology could materially harm its business. Digirad relies on information technology and systems, including the Internet, commercially available software, and other applications, to process, transmit, store, and safeguard information and to manage or support a variety of its business processes, including financial transactions and maintenance of records, which may include personal identifying information and other valuable or confidential information. If Digirad experiences material failures, inadequacies, or interruptions or security failures of its information technology, Digirad could incur material costs and losses. Further, third-party vendors could experience similar events with respect to their information technology and systems that impact the products and services they provide to Digirad or to its customers. Digirad relies on commercially available systems, software, tools, and monitoring, as well as other applications and internal procedures and personnel, to provide security for processing, transmitting, storing, and safeguarding confidential information such as personally identifiable information related to its employees and others, information regarding financial accounts, and information regarding customers and vendors. Digirad takes various actions, and Digirad incurs significant costs, to maintain and protect the operation and security of its information technology and systems, including the data maintained in those systems. However, it is possible that these measures will not prevent the systems’ improper functioning or a compromise in security, such as in the event of a cyberattack or the improper disclosure of information. Security breaches, computer viruses, attacks by hackers, online fraud schemes, and similar breaches can create significant system disruptions, shutdowns, fraudulent transfer of assets, or unauthorized disclosure of confidential information. For example, in April 2019, Digirad became aware that Digirad had been a victim of criminal fraud commonly referred to as “business email compromise fraud.” The incident involved the impersonation of an officer of Digirad and improper access to his email, resulting in the transfer by Digirad of funds to a third-party account.

Despite any defensive measures Digirad takes to manage threats to its business, its risk and exposure to these matters remain heightened because of, among other things, the evolving nature of such threats in light of advances in computer capabilities, new discoveries in the field of cryptography, new and sophisticated methods used by criminals including phishing, social engineering, or other illicit acts, or other events or developments that Digirad may be unable to anticipate or fail to adequately mitigate. Any failure to maintain the security, proper function and availability of its information technology and systems, or certain third-party vendors’ failure to similarly protect their information technology and systems that are relevant to its operations, or to safeguard its business processes, assets, and information could result in financial losses, interrupt its operations, damage its reputation, cause Digirad to be in default of material contracts, and subject Digirad to liability claims or regulatory penalties, any of which could materially and adversely affect Digirad.

Digirad may not be able to achieve the anticipated synergies and benefits from business acquisitions. Part of its business strategy is to acquire businesses that Digirad believes can complement its current business activities, both financially and strategically. On January 1, 2016, Digirad acquired PRHC and its subsidiaries, including DMS Health, with these synergistic benefits in mind. Previously, Digirad acquired MD Office on March 5, 2015, and Telerhythmics on March 13, 2014, which Digirad subsequently sold on October 31, 2018. Acquisitions involve many complexities, including, but not limited to, risks associated with the acquired business’ past activities, loss of customers, regulatory changes that are not anticipated, difficulties in integrating personnel and human resource programs, integrating ERP systems and other infrastructures, general underperformance of the business under Digirad control versus the prior owners, unanticipated expenses and liabilities, and the impact on its internal controls of compliance with the regulatory requirements under the Sarbanes-Oxley Act of 2002. There is no guarantee that its acquisitions will increase the profitability and cash flow of Digirad, and its efforts could cause unforeseen complexities and additional cash outflows, including financial losses. As a result, the realization of anticipated synergies or benefits from acquisitions may be delayed or substantially reduced, and could potentially result in the impairment of its investment in these businesses.

There can be no assurances that Digirad will successfully complete its planned conversion into a diversified holding company or complete its proposed acquisition of ATRM. Part of its strategy is to become a diversified holding company through the acquisition of businesses that, Digirad believes, will realize a material benefit from being part of a larger holding company structure, both financially and strategically. There can be no assurances that Digirad will find suitable acquisition targets that will enable Digirad to successfully realize its conversion into a diversified holding company, and even if such targets are identified, there can be no assurances that Digirad can negotiate and complete such acquisitions on attractive terms, including with regard to the proposed acquisition of ATRM.

If Digirad is unable to make successful acquisitions, its ability to grow its business could be adversely affected and its conversion to a diversified holding company structure may not succeeds. If Digirad succeed in making suitable acquisitions, Digirad may not be able to obtain the expected profitability or other benefits in the short or long term from such acquisitions.

Acquisitions, including the possible ATRM acquisition, involve many complexities, including, but not limited to, risks associated with the acquired business’ past activities, loss of customers, regulatory changes that are not anticipated, difficulties in integrating personnel and human resource programs, integrating ERP systems and other infrastructures under Company control, unanticipated expenses and liabilities, and the impact on its internal controls of compliance with the regulatory requirements under the Sarbanes-Oxley Act of 2002. There is no guarantee that its acquisitions will increase the profitability and cash flow of Digirad, and its efforts could cause unforeseen complexities and additional cash outflows, including financial losses. As a result, the realization of anticipated benefits from acquisitions may be delayed or substantially reduced. In addition, its leadership team’s attention may also be diverted by any historical or potential acquisitions.

Digirad conducts certain operations through a joint venture and may enter into additional joint ventures in the future. Digirad may not be able to achieve anticipated benefits from joint ventures and disagreements with joint venture partners could adversely affect its interest in the joint ventures and lead to an unwinding of joint ventures. On December 14, 2018, Digirad and ATRM entered into a joint venture and formed Star Procurement, with Digirad and ATRM each holding a 50% interest. Digirad may enter into additional joint ventures in the future. Joint ventures involve many complexities and there is no guarantee that its joint ventures will increase the profitability and cash flow of Digirad. Digirad’s efforts could also cause unforeseen complexities and additional cash outflows, including financial losses. As a result, the realization of anticipated benefits from joint ventures may be delayed or substantially reduced.

Additionally, joint venture partners may have interests that are different from Digirad’s, which may result in conflicting views as to the conduct of the business of the joint venture. In the event that Digirad has a disagreement with a joint venture partner as to the resolution of a particular issue to come before the joint venture, or as to the management or conduct of the business of the joint venture in general, Digirad may not be able to resolve such disagreement in its favor and such disagreement could have a material adverse effect on its interest in the joint venture or the business of the joint venture in general.

Digirad’s revenues may decline due to reductions in Medicare and Medicaid reimbursement rates. The success of its business is largely dependent upon its medical professional customers’ ability to provide diagnostic care to their patients in an economically sustainable manner, either through the purchase of its imaging systems or using its diagnostic services, or both. Digirad’s customers are directly impacted by changes (decreases and increases) in governmental and private payor reimbursements for diagnostic services. Digirad is directly and indirectly impacted by changes in reimbursements. In its businesses, where Digirad is indirectly affected by reimbursement changes, Digirad makes every effort to act as a business partner with its physician customers. For example, in 2010, Digirad proactively adjusted its diagnostic imaging services rates down due to the dramatic reimbursement declines that its customers experienced from the Centers for Medicare & Medicaid Services. Reimbursements remain a source of concern for its customers and downward pressure on reimbursements causes greater pricing pressure on its services and influences the buying decisions of its customers. Although the gap is closing, hospital reimbursements remain higher than in-office reimbursements. Digirad’s Diagnostic Imaging segment’s products are targeted to serve the hospital market. A smaller portion of its Diagnostic Services business segment operates in the hospital market.

Reductions in reimbursements could significantly impact the viability of in-office imaging performed by independent physicians, as well as the viability of its cardiac event monitoring services business. The historical decline in reimbursements in diagnostic imaging has resulted in cancellations of imaging days in its Diagnostic Services business and the delay of purchase and service decisions by its existing and prospective customers in its Diagnostic Imaging business.

Digirad’s Diagnostic Services revenues may decline due to changes in diagnostic imaging regulations and the use of third party benefit managers by states and private payors to drive down diagnostic imaging volumes. Nuclear medicine is a “designated health service” under the federal physician self-referral prohibition law known as the “Stark Law,” which states that a physician may not refer designated health services to an entity with which the physician or an immediate family member has a financial relationship, unless a statutory exception applies. Digirad’s business model and service agreements are structured to enable its physician customers to meet the statutory in-office ancillary services (“IOAS”) exception to the Stark Law, allowing them to perform nuclear diagnostic imaging services on their patients in the convenience of their own office. From time-to-time, the Centers for Medicare and Medicaid Services and Congress have proposed to modify the IOAS to further limit or eliminate this exception. Various lobbying organizations, including the Medicare Payment Advisory Commission (“MedPAC”), in the past have pushed for, discussed, and recommended that Congress limit the availability of the IOAS exception in order to reduce federal healthcare costs. Legislation has been introduced in prior Congresses to modify or eliminate the exception, but has not been enacted. The outcome of these efforts is uncertain at this time; however, the limitation or elimination of the IOAS exception could significantly impact Digirad’s Diagnostic Services business segment as currently structured.

Digirad’s customers who perform imaging services in their office also experience the continuing efforts by some private insurance companies to reduce healthcare expenditures by hiring radiology benefit managers to help them manage and limit imaging. The federal government has also set aside monies in the 2009 recession recovery acts to hire radiology benefit managers to provide image management services to Medicare/Medicaid and MedPAC has recommended and the Centers for Medicare & Medicaid Services has, in the past, proposed legislation requiring Medicare physicians who engage in a relatively high volume of medical imaging be required to obtain pre-authorization through a radiology benefit manager. A radiology benefit manager is an unregulated entity that performs various functions for private payors and managed care organizations. Radiology benefit manager activities can include pre-authorization for imaging procedures, setting and enforcing standards, approving which contracted physicians can perform the services, such as requiring even the most experienced and highly qualified cardiologists to obtain additional board certifications, or interfering with the financial decision of the private practitioner by requiring them to own their own imaging system and not allowing them to lease the system. The radiology benefit managers often do not provide written documentation of their decisions or an appeals process, leaving leasing physicians unable to challenge their decisions with the carrier or the state insurance department. Unregulated radiology benefit manager activities have and could continue to adversely affect Digirad’s physician customers’ ability to receive reimbursement, therefore impacting its customers’ decision to utilize its Diagnostic Services imaging services.

Manufacturing and providing service for Digirad’s nuclear imaging cameras is highly dependent upon the availability of certain suppliers, thereby making Digirad vulnerable to supply problems that could harm its business. Digirad’s manufacturing process within Diagnostic Imaging, and its warranty and post-warranty camera support business, rely on a limited number of third parties to supply certain key components and manufacture its products. Alternative sources of production and supply may not be readily available or may take several months to scale-up and develop effective production processes. If a disruption in the availability of parts or in the operations of its suppliers were to occur, its ability to have gamma cameras built as well as its ability to provide support could be materially adversely affected. In certain cases, Digirad has developed backup plans and has alternative procedures should Digirad experience a disruption. However, if these plans are unsuccessful or if Digirad has a single source, delays in the production and support of its gamma cameras for an extended period of time could cause a loss of revenue and/or higher production and support costs, which could significantly harm its business and results of operations.

Digirad’s Diagnostic Services and portions of its Mobile Healthcare operations are highly dependent upon the availability of certain radiopharmaceuticals, thereby making Digirad vulnerable to supply problems and price fluctuations that could harm its business. Both its Diagnostic Service business and portions of its Mobile Healthcare business involve the use of radiopharmaceuticals. There is a limited number of major nuclear reactors supplying medical radiopharmaceuticals worldwide and there is no guarantee that the reactors will remain in good repair or that its supplier will have continuing access to ample supply of its radiopharmaceutical product. If Digirad is unable to obtain an adequate supply of the necessary radiopharmaceuticals, Digirad may be unable to utilize its personnel and equipment through its in-office service operations, or the volume of its services could decline and its business may be adversely affected. Shortages can also cause price increases that may not be accounted for in third party reimbursement rates, thereby causing Digirad to lose margin or require Digirad to pass increases on to its physician customers.

Digirad’s business is not widely diversified. Digirad currently provides its mobile diagnostic services and sell its products primarily into the cardiac nuclear and ultrasound imaging private practice, in-office markets and hospitals. Digirad may not be able to leverage its assets and technology to diversify its products and services in order to generate revenue beyond these. If Digirad is unable to diversify its product and service offerings, its financial condition may suffer.

Digirad competes against businesses that have greater resources and different competitive strengths. The market for mobile diagnostic services and diagnostic imaging systems is limited and has experienced some declines in the past. Some of Digirad’s competitors have greater resources and a more diverse product offering than Digirad can offer. Some of its competitors also enjoy significant advantages over Digirad, including greater brand recognition, greater financial and technical resources, established relationships with healthcare professionals, larger distribution networks, and greater resources for product development and capital expenditures, as well as more extensive marketing and sales resources. If Digirad is unable to expand its current market share, its revenues and related financial condition could decline.

Digirad’s quarterly and annual financial results are difficult to predict and are likely to fluctuate from period to period. Digirad has historically experienced seasonality in all of its businesses, volatility due to the changing healthcare environment, the variable supply of radiopharmaceuticals, and downturns based on the changing U.S. economy. While its customers are typically obligated to pay Digirad for imaging days to which they have committed, its contracts permit some flexibility in scheduling when services are to be performed. Digirad cannot predict with certainty the degree to which seasonal circumstances such as the summer slowdown, winter holiday vacations, and weather conditions may affect the results of its operations. Digirad has also experienced fluctuations in demand of its diagnostic imaging product sales due to economic conditions, capital budget availability, and other financial or business reasons. In addition, due to the way that customers in Digirad’s target markets acquire its products, a large percentage of its products are booked during the last month of each quarterly accounting period, and often there can be a large amount in the last month of the year. As such, a delivery delay of only a few days may significantly impact quarter-to-quarter comparisons of its results of operations. Moreover, the sales cycle for all of its capital products is typically lengthy, particularly in the hospital market, which may cause Digirad to experience significant revenue fluctuations.

Digirad spends considerable time and money complying with federal and state laws, regulations, and other rules, and if Digirad is unable to fully comply with such laws, regulations, and other rules, Digirad could face substantial penalties. Digirad is directly, or indirectly through its customers, subject to extensive regulation by both the federal government and the states in which Digirad conducts its business, including: the federal Medicare and Medicaid anti-kickback laws and other Medicare laws, regulations, rules, manual provisions, and policies that prescribe requirements for coverage and payment for services performed by Digirad and its physician customers; the federal False Claims statutes; the federal Health Insurance Portability and Accountability Act of 1996, or HIPAA, as amended in 2009 under the HITECH Act that places direct legal obligations and higher liability on Digirad with respect to the security and handling of personal health information; the Stark Law; the federal Food, Drug and Cosmetic Act; federal and state radioactive materials laws; state food and drug and pharmacy laws and regulations; state laws that prohibit the practice of medicine by non-physicians and fee-splitting arrangements between physicians and non-physicians; state scope-of-practice laws; and federal rules prohibiting the mark-up of diagnostic tests to Medicare under certain circumstances. If Digirad’s customers are unable or unwilling to comply with these statutes, regulations, rules, and policies, rates of its services and products could decline and its business could be harmed. Additionally, new government mandates will require Digirad to provide a certain baseline of health benefits and premium contribution for its employees and their families or pay governmental penalties. Some of these costs are not tax deductible. Digirad has opted to provide this coverage to its employee base in order to maintain retention of qualified medical technicians and other professionals rather than plan to pay penalties to the government. Either option will result in additional costs to Digirad and could negatively impact its cash reserves.

Digirad maintains a compliance program to identify and correct any compliance issues and remain in compliance with all applicable laws, to train employees, to audit and monitor its operations, and to achieve other compliance goals. Like most companies with compliance programs, Digirad occasionally discovers compliance concerns. In such cases, Digirad takes responsive action, including corrective measures when necessary. There can be no assurance that its responsive actions will insulate Digirad from liability associated with any detected compliance concerns.

If its past or present operations are found to be in violation of any of the laws, regulations, rules, or policies described above or the other laws or regulations to which Digirad or its customers are subject, Digirad may be subject to civil and criminal penalties, damages, fines, exclusion from federal or state healthcare programs, or the curtailment or restructuring of its operations. Similarly, if its physician customers are found to be non-compliant with applicable laws, they may be subject to sanctions that could have a negative impact on Digirad. Any penalties, damages, fines, curtailment, or restructuring of its operations could adversely affect Digirad’s ability to operate its business and its financial results. Any action against Digirad for violation of these laws, even if Digirad successfully defend against it, could cause Digirad to incur significant legal expenses, divert its management’s attention from the operation of its business, and damage its reputation. Although compliance programs can mitigate the risk of investigation and prosecution for violations of these laws, regulations, rules, and policies, the risks cannot be entirely eliminated. Moreover, achieving and sustaining compliance with applicable federal and state privacy, security, and fraud laws may prove costly.

Healthcare policy changes could have a material adverse effect on Digirad’s business. In response to perceived increases in healthcare costs in recent years, there have been and continue to be proposals by the federal government, state governments, regulators, and third-party payers to control these costs and, more generally, to reform the U.S. healthcare system. Certain of these proposals could limit the prices Digirad is able to charge for its products or the amounts of reimbursement available for its products, and could limit the acceptance and availability of its products. The adoption of some or all of these proposals could have a material adverse effect on Digirad’s financial position and results of operations.

Any intrusions or attacks on Digirad’s information technology infrastructure could impact its ability to conduct operations and could subject Digirad to fines, penalties, and lawsuits related to healthcare privacy laws. The operation of Digirad’s business includes use of complex information technology infrastructures, access to the information technology networks of its customers, as well as the collection of storing of patient information that is subject to HIPAA. In recent years, attacks on corporate information technology infrastructures have become more common and more sophisticated. Attacks can range from attempts that are routinely blocked by security and related infrastructure, to intrusions that disrupt activity temporarily, to extensive intrusions that severely impact or disable a network, including “ransom” ware that holds a network hostage until the impacted company pays a fee to the attacker. Further, attacks can specifically impact patient information stored on such networks, requiring a widespread notice to the affected population, which can be very costly. Any successful attack on its network could severely impact its ability to conduct operations and could result in lost customers. Though Digirad carries customary insurance for notification events in the event of a patient information breach under HIPAA, its coverage may not be sufficient to cover every situation, and any notification could severely impact its customer confidence and operations.

Digirad is subject to risks associated with self-insurance related to health benefits. To help control its overall long-term costs associated with employee health benefits, Digirad is self-insured up to certain limits for its health plans. As such, Digirad is subject to risks associated with self-insurance of these health plan benefits. To limit its exposure, Digirad has third party stop-loss insurance coverage for both individual and aggregate claim costs. However, Digirad could still experience unforeseen and potentially significant fluctuations in its healthcare costs based on a higher than expected volume of claims below these stop-loss levels. These fluctuations could have a material adverse effect on its financial position and results of operations.

A portion of Digirad’s operations are located in a facility that may be at risk from fire, earthquakes, or other disasters. Final assembly in its manufacturing process and significant portions of its inventory are located in a single facility in Poway, California, near known fire areas and earthquake fault zones. Future natural disasters could cause substantial delays in its operations and cause Digirad to incur additional expenses. Although Digirad has taken precautions to insure its facilities and continuing operations, as well as provide for offsite back-up of its information systems, this may not be adequate to cover its losses in any particular case. A disaster could significantly harm its business and results of operations.

The medical device industry is litigious, which could result in the diversion of Digirad’s management’s time and efforts, and require Digirad to incur expenses and pay damages that may not be covered by its insurance. Digirad’s operations entail risks of claims or litigation relating to product liability, radioactive contamination, patent infringement, trade secret disclosure, warranty claims, vendor disputes, product recalls, property damage, misdiagnosis, breach of contract, personal injury, and death. Any litigation or claims against us, or claims Digirad bring against others, may cause Digirad to incur substantial costs, could place a significant strain on its financial resources, divert the attention of its management from its core business, and harm its reputation. Digirad may incur significant liability in the event of any such litigation, regardless of the merit of the action. If Digirad is unable to obtain insurance, or if its insurance is inadequate to cover claims, its cash reserves and other assets could be negatively impacted. Additionally, costs associated with maintaining its insurance could become prohibitively expensive, and its ability to become or remain profitable could be diminished.

If Digirad cannot provide quality technical and applications support, Digirad could lose customers and its business and prospects will suffer. The placement of its products and the introduction of its technology at new customer sites requires the services of highly trained technical support personnel. Hiring technical support personnel is very competitive in Digirad’s industry due to the limited number of people available with the necessary scientific and technical backgrounds and ability to understand its technology at a technical level. To effectively support potential new customers and the expanding needs of current customers, Digirad will need to expand its technical support staff. If Digirad is unable to attract, train or retain the number of highly qualified technical services personnel that its business needs, its business and prospects will suffer.

Digirad’s long-term results depend upon its ability to improve existing products and services and introduce and market new products and services successfully. Digirad’s business is dependent on the continued improvement of its existing products and services and its development of new products and services utilizing its current or other potential future technology. As Digirad introduces new products and services or refines, improves or upgrades versions of existing products and services, Digirad cannot predict the level of market acceptance or the amount of market share these products and services will achieve, if any. Digirad cannot assure you that Digirad will not experience material delays in the introduction of new products or services in the future.

Digirad generally sells its products and services in industries that are characterized by rapid technological changes, frequent new product introductions and changing industry standards. If Digirad does not develop new products and services and product enhancements based on technological innovation on a timely basis, its products and services may become obsolete over time and its revenues, cash flow, profitability and competitive position may suffer. Digirad’s success will depend on several factors, including its ability to:

●	correctly identify customer needs and preferences and predict future needs and preferences;

●	allocate its research and development funding to products and services with higher growth prospects;

●	anticipate and respond to its competitors’ development of new products, services, and technological innovations;

●	innovate and develop new technologies and applications, and acquire or obtain rights to third-party technologies that may have valuable applications in the markets Digirad serves;

●	recruit, train, retain, motivate, and integrate key personnel, including its research and development, manufacturing, and sales and marketing personnel; and

●	successfully commercialize new technologies in a timely manner, price them competitively and manufacture and deliver sufficient volumes of new products of appropriate quality on time.

Even if Digirad successfully innovates and develops new products, services and product enhancements, Digirad may incur substantial costs in doing so, and its profitability may suffer.

If Digirad does not successfully manage the development and launch of new products and services, its financial results could be adversely affected. Digirad may face risks associated with launching new products and services. If Digirad encounters development or manufacturing challenges or discovers errors during its product development cycle, the product launch dates of new products and services may be delayed. The expenses or losses associated with unsuccessful product development or launch activities or lack of market acceptance of its new products and services could adversely affect its business or financial condition.

Undetected errors or defects in Digirad’s products could harm its reputation or decrease market acceptance of its products. Digirad’s products may contain undetected errors or defects when first introduced or as new versions or new products are released. Disruptions affecting the introduction or release of, or other performance problems with, its products may damage its customers’ businesses and could harm their and its reputation. If that occurs, Digirad may incur significant costs, the attention of its key personnel could be diverted, or other significant customer relations problems may arise. Digirad may also be subject to warranty and liability claims for damages related to errors or defects in its products. In addition, if Digirad does not meet industry or quality standards, if applicable, its products may be subject to recall. A material liability claim, recall, or other occurrence that harms Digirad’s reputation or decreases market acceptance of its products could harm its business and operating results.

Digirad’s ability to protect its intellectual property and proprietary technology through patents and other means is uncertain. Digirad relies on patent protection as well as trademark, copyright, trade secret and other intellectual property rights protection and contractual restrictions to protect its proprietary technologies, all of which provide limited protection and may not adequately protect its rights or permit Digirad to gain or keep any competitive advantage. Digirad’s success depends, in part, on its ability to protect its proprietary rights to the technologies used in its products. If Digirad fails to protect and/or maintain its intellectual property, third parties may be able to compete more effectively against Digirad, Digirad may lose its technological or competitive advantage, and/or Digirad may incur substantial litigation costs in its attempts to recover or restrict use of its intellectual property.

Digirad does not have any pending patent applications. Digirad cannot assure investors that Digirad will continue to innovate and file new patent applications, or that if filed any future patent applications will result in granted patents. Further, Digirad cannot predict how long it will take for such patents to issue, if at all. It is possible that, for any of its patents that have issued or that may issue in the future, its competitors may design their products around its patented technologies. Further, Digirad cannot assure investors that other parties will not challenge any patents granted to Digirad, or that courts or regulatory agencies will hold its patents to be valid, enforceable, and/or infringed. Digirad cannot guarantee investors that Digirad will be successful in defending challenges made against its patents and patent applications. Any successful third-party challenge or challenges to its patents could result in the unenforceability or invalidity of such patents, or such patents being interpreted narrowly and/or in a manner adverse to its interests. Digirad’s ability to establish or maintain a technological or competitive advantage over its competitors and/or market entrants may be diminished because of these uncertainties. For these and other reasons, its intellectual property may not provide Digirad with any competitive advantage. For example:

●	Digirad may not have been the first to make the inventions claimed or disclosed in its issued patents;

●	Digirad may not have been the first to file patent applications for these inventions. To determine the priority of these inventions, Digirad may have to participate in interference proceedings or derivation proceedings declared by the U.S. Patent and Trademark Office (“USPTO”), which could result in substantial cost to Digirad, and could possibly result in a loss or narrowing of patent rights. No assurance can be given that its granted patents will have priority over any other patent or patent application involved in such a proceeding, or will be held valid as an outcome of the proceeding;

●	other parties may independently develop similar or alternative products and technologies or duplicate any of its products and technologies, which can potentially impact its market share, revenue, and goodwill, regardless of whether intellectual property rights are successfully enforced against these other parties;

●	it is possible that its issued patents may not provide intellectual property protection of commercially viable products or product features, may not provide Digirad with any competitive advantages, or may be challenged and invalidated by third parties, patent offices, and/or the courts;

●	Digirad may be unaware of or unfamiliar with prior art and/or interpretations of prior art that could potentially impact the validity or scope of its patents or patent applications that Digirad may to file;

●	Digirad takes efforts and enter into agreements with employees, consultants, collaborators, and advisors to confirm ownership and chain of title in intellectual property rights. However, an inventorship or ownership dispute could arise that may permit one or more third parties to practice or enforce its intellectual property rights, including possible efforts to enforce rights against us;

●	Digirad may elect not to maintain or pursue intellectual property rights that, at some point in time, may be considered relevant to or enforceable against a competitor;

●	Digirad may not develop additional proprietary products and technologies that are patentable, or Digirad may develop additional proprietary products and technologies that are not patentable;

●	the patents or other intellectual property rights of others may have an adverse effect on its business; and

●	Digirad applies for patents relating to its products and technologies and uses thereof, as Digirad deems appropriate. However, Digirad or its representatives or their agents may fail to apply for patents on important products and technologies in a timely fashion or at all, or Digirad or its representatives or their agents may fail to apply for patents in potentially relevant jurisdictions.

To the extent its intellectual property offers inadequate protection, or is found to be invalid or unenforceable, Digirad would be exposed to a greater risk of direct or indirect competition. If Digirad’s intellectual property does not provide adequate coverage of its competitors’ products, its competitive position could be adversely affected, as could its business.

The measures that Digirad uses to protect the security of its intellectual property and other proprietary rights may not be adequate, which could result in the loss of legal protection for, and thereby diminish the value of, such intellectual property and other rights. In addition to pursuing patents on its technology, Digirad also relies upon trademarks, trade secrets, copyrights and unfair competition laws, as well as license agreements and other contractual provisions, to protect its intellectual property and other proprietary rights. Despite these measures, any of its intellectual property rights could be challenged, invalidated, circumvented or misappropriated. In addition, Digirad takes steps to protect its intellectual property and proprietary technology by entering into confidentiality agreements and intellectual property assignment agreements with its employees, consultants, corporate partners and, when needed, its advisors. Such agreements may not be enforceable or may not provide meaningful protection for its trade secrets and/or other proprietary information in the event of unauthorized use or disclosure or other breaches of the agreements, and Digirad may not be able to prevent such unauthorized disclosure. Moreover, if a party having an agreement with Digirad has an overlapping or conflicting obligation to a third party, its rights in and to certain intellectual property could be undermined. Monitoring unauthorized and inadvertent disclosure is difficult, and Digirad does not know whether the steps Digirad has taken to prevent such disclosure are, or will be, adequate. If Digirad were to enforce a claim that a third party had illegally obtained and was using its trade secrets, it would be expensive and time consuming, the outcome would be unpredictable, and any remedy may be inadequate.

In addition, competitors could purchase its products and attempt to replicate and/or improve some or all of the competitive advantages Digirad derives from its development efforts, willfully infringe its intellectual property rights, design their products around its protected technology or develop their own competitive technologies that fall outside of Digirad’s intellectual property rights. If its intellectual property does not adequately protect its market share against competitors’ products and methods, Digirad’s competitive position could be adversely affected, as could its business.

Digirad may need to enter into license agreements in the future. Digirad may need or may choose to obtain licenses and/or acquire intellectual property rights from third parties to advance its research or commercialization of its current or future products, and Digirad cannot provide any assurances that third-party patents do not exist that might be enforced against its current or future products in the absence of such a license. Digirad may fail to obtain any of these licenses or intellectual property rights on commercially reasonable terms. Even if Digirad is able to obtain a license, it may be non-exclusive, thereby giving its competitors access to the same technologies licensed to Digirad. In that event, Digirad may be required to expend significant time and resources to develop or license replacement technology. If Digirad is unable to do so, Digirad may be unable to develop or commercialize the affected products, which could materially harm its business and the third parties owning such intellectual property rights could seek either an injunction prohibiting its sales, or, with respect to its sales, an obligation on its part to pay royalties and/or other forms of compensation.

If Digirad is sued for infringing intellectual property rights of third parties, it would be costly and time consuming, and an unfavorable outcome in that litigation could have a material adverse effect on its business. Digirad’s success also depends on its ability to develop, manufacture, market and sell its products and perform its services without infringing the proprietary rights of third parties. Numerous U.S. issued patents and pending patent applications owned by third parties exist in the fields in which Digirad is developing products and services. As part of a business strategy to impede its successful commercialization and entry into new markets, competitors may allege that its products and/or services infringe their intellectual property rights.

Digirad could incur substantial costs and divert the attention of its management and technical personnel in defending itself against claims of infringement made by third parties. Any adverse ruling by a court or administrative body, or perception of an adverse ruling, may have a material adverse impact on its ability to conduct its business and its finances. Moreover, third parties making claims against Digirad may be able to obtain injunctive relief against Digirad, which could block its ability to offer one or more products or services and could result in a substantial award of damages against Digirad. Intellectual property litigation can be very expensive, and Digirad may not have the financial means to defend itself.

Because patent applications can take many years to issue, there may be pending applications, some of which are unknown to Digirad, which may result in issued patents upon which its products or proprietary technologies may infringe. Moreover, Digirad may fail to identify issued patents of relevance or incorrectly conclude that an issued patent is invalid or not infringed by its technology or any of its products. If a third-party claims that Digirad infringes upon a third-party’s intellectual property rights, Digirad may have to:

●	seek to obtain licenses that may not be available on commercially reasonable terms, if at all;

●	abandon any product alleged or held to infringe, or redesign its products or processes to avoid potential assertion of infringement;

●	pay substantial damages including, in exceptional cases, treble damages and attorneys’ fees, which Digirad may have to pay if a court decides that the product or proprietary technology at issue infringes upon or violates the third-party’s rights;

●	pay substantial royalties or fees or grant cross-licenses to its technology; or

●	defend litigation or administrative proceedings that may be costly whether Digirad wins or loses, and which could result in a substantial diversion of its financial and management resources.

Digirad’s issued patents could be found invalid or unenforceable if challenged in court or at the Patent Office or other administrative agency, which could have a material adverse impact on its business. Any patents Digirad has obtained or obtains in future may be challenged by re-examination or otherwise invalidated or eventually found unenforceable. Both the patent application process and the process of managing patent disputes can be time consuming and expensive. If Digirad were to initiate legal proceedings against a third party to enforce a patent related to one of its products or services, the defendant in such litigation could counterclaim that Digirad’s patent is invalid and/or unenforceable. In patent litigation in the U.S., defendant counterclaims alleging invalidity and/or unenforceability are commonplace, as are validity challenges by the defendant against the subject patent or other patents before the USPTO. Grounds for a validity challenge could be an alleged failure to meet any of several statutory requirements, including lack of novelty, obviousness or non-enablement, failure to meet the written description requirement, indefiniteness, and/or failure to claim patent eligible subject matter. Grounds for an unenforceability assertion could be an allegation that someone connected with prosecution of the patent intentionally withheld material information from the USPTO, or made a misleading statement, during prosecution. Additional grounds for an unenforceability assertion include an allegation of misuse or anticompetitive use of patent rights, and an allegation of incorrect inventorship with deceptive intent. Third parties may also raise similar claims before the USPTO even outside the context of litigation. The outcome is unpredictable following legal assertions of invalidity and unenforceability. With respect to the validity question, for example, Digirad cannot be certain that no invalidating prior art existed of which Digirad and the patent examiner were unaware during prosecution. These assertions may also be based on information known to Digirad or the Patent Office. If a defendant or third party were to prevail on a legal assertion of invalidity and/or unenforceability, Digirad would lose at least part, and perhaps all, of the claims of the challenged patent. Such a loss of patent protection would or could have a material adverse impact on its business.

Digirad may be involved in lawsuits to protect or enforce its patents, which could be expensive, time-consuming and unsuccessful. Competitors may attempt to challenge or invalidate its patents or may be able to design alternative techniques or devices that avoid infringement of its patents that have issued or that may issue in the future, or develop products with functionalities that are comparable to Digirad’s. In the event a competitor infringes upon Digirad’s patent or other intellectual property rights, litigation to enforce its intellectual property rights or to defend its patents against challenge, even if successful, could be expensive and time consuming and could require significant time and attention from its management. Digirad may not have sufficient resources to enforce its intellectual property rights or to defend its patents against challenges from others.

An adverse result in any such litigation proceedings could put one or more of its patents at risk of being invalidated, being found to be unenforceable, and/or being interpreted narrowly and could impact the validity or enforceability positions of its other patents. Furthermore, because of the substantial amount of discovery required in connection with intellectual property litigation, there is a risk that some of its confidential information could be compromised by disclosure during this type of litigation. In addition, an adverse outcome in such litigation or proceedings may expose Digirad to loss of its proprietary position, expose Digirad to significant liabilities, or require Digirad to seek licenses that may not be available on commercially acceptable terms, if at all.

Digirad may make financial investments in other businesses that may lose value. As Digirad looks for the best ways to deploy its capital and maximize its returns for its businesses and shareholders, Digirad may make financial investments in other businesses or processes for purposes of enhancing its supply chain, creating financial returns, strategic developments, or other purposes. These investments may be speculative in nature, and there is no guarantee that Digirad will experience a financial return and Digirad may lose its entire principal balance if not successful.

Digirad’s mobile healthcare fleet is highly utilized; any downtime in its assets could have a material impact on its revenues and costs. Digirad’s Mobile Healthcare business unit utilizes a fleet of highly sophisticated imaging and related transportation assets that require nearly 100% uptime to service its customer needs. Though Digirad utilizes an array of highly competent service providers to support its imaging fleet, imaging and related transportation machines can experience unproductive downtime. Any downtime of its imaging fleet could have near term impacts on its revenues and underlying costs.

Digirad’s goodwill and other long-lived assets are subject to potential impairment that could negatively impact its earnings. A significant portion of its assets consists of goodwill and other long-lived assets, the carrying value of which may be reduced if Digirad determines that those assets are impaired. At December 31, 2018, goodwill and net intangible assets represented $7.0 million, or 13.8% of its total assets. In addition, net property, plant and equipment assets totaled $21.6 million, or 42.8% of its total assets. If actual results differ from the assumptions and estimates used in its goodwill and long-lived asset valuation calculations, Digirad could incur impairment charges, which could negatively impact its earnings.

Digirad reviews its reporting units for potential goodwill impairment annually or more often if events or circumstances indicate that it is more likely than not that the fair value of a reporting unit is less than its carrying amount. In addition, Digirad tests the recoverability of long-lived assets if events or circumstances indicate the carrying values may not be recoverable. Recoverability of long-lived assets is measured by comparison of their carrying amounts to future undiscounted cash flows the assets are expected to generate. Digirad conducts impairment testing based on its current business strategy in light of present industry and economic conditions, as well as future expectations. There are numerous risks that may cause the fair value of a reporting unit to fall below its carrying amount and/or the value of long-lived assets to not be recoverable, which could lead to the measurement and recognition of goodwill and/or long-lived asset impairment. These risks include, but are not limited to, significant negative variances between actual and expected financial results, lowered expectations of future financial results, failure to realize anticipated synergies from acquisitions, adverse changes in the business climate, and the loss of key personnel. If Digirad is not able to achieve projected performance levels, future impairments could be possible, which could negatively impact its earnings.

During the year ended December 31, 2018, Digirad derecognized $1.1 million of goodwill related to the termination of the Philips Agreements with DMS Health effective December 31, 2017. During the years ended December 31, 2018 and 2017, Digirad recorded a $0.5 million and $0.2 million goodwill impairment loss, respectively, related to Telerhythmics, Digirad’s cardiac event monitoring services business that was acquired on March 13, 2014. On October 31, 2018, Digirad entered into a membership interest purchase agreement (the “Telerhythmics Purchase Agreement”) with G Medical Innovations USA, Inc. (“G Medical”), pursuant to which Digirad sold all the outstanding membership interests in Telerhythmics to G Medical. No other significant impairment losses on long-lived assets were recognized during the years ended December 31, 2018 and 2017. See Note 2. Basis of Presentation and Note 7. Goodwill, within the notes to its accompanying consolidated financial statements for further discussion regarding goodwill and long-lived assets.

Risks Related to Digirad’s Indebtedness

On March 29, 2019, Digirad entered into the SNB Loan Agreement, with Sterling National Bank, a national banking association. The SNB Loan Agreement is a five-year revolving credit facility (maturing in March 2024), which, as amended, has a maximum credit amount of $20 million. Digirad used a portion of the financing made available under the SNB Loan Agreement to refinance and terminate, effective as of March 29, 2019, its previous credit facility under the Comerica Credit Agreement.

Digirad’s indebtedness could restrict its operations and make Digirad more vulnerable to adverse economic conditions. Digirad’s indebtedness could have important consequences for Digirad and its stockholders. For example, the SNB Loan Agreement requires a balloon payment at the termination of the facility in March 2024, which may require Digirad to dedicate a substantial portion of its cash flow from operations to this future payment if Digirad cannot refinance successfully in the future, thereby reducing the availability of its cash flow to fund working capital, capital expenditures, and acquisitions, and for other general corporate purposes. In addition, its indebtedness could:

●	increase its vulnerability to adverse economic and competitive pressures in its industry;

●	place Digirad at a competitive disadvantage compared to its competitors that have less debt;

●	limit its flexibility in planning for, or reacting to, changes in its business and its industry; and

●	limit its ability to borrow additional funds on terms that are acceptable to Digirad or at all.

The SNB Loan Agreement governing its indebtedness contains restrictive covenants that will restrict its operating flexibility and require that Digirad maintain specified financial ratios. If Digirad cannot comply with these covenants, Digirad may be in default under the SNB Loan Agreement. The SNB Loan Agreement governing its indebtedness contains restrictions and limitations on its ability to engage in activities that may be in its long-term best interests. The SNB Loan Agreement contains affirmative and negative covenants that limit and restrict, among other things, its ability to:

●	incur additional debt;

●	sell assets;

●	incur liens or other encumbrances;

●	make certain restricted payments and investments;

●	acquire other businesses; and

●	merge or consolidate.

The SNB Loan Agreement limits its ability to pay dividends and to redeem its equity securities if such dividend or redemption would result in its non-compliance with the financial covenants in the SNB Loan Agreement, there is insufficient borrowing availability under the SNB Loan Agreement, or if there is a default or event of default under the SNB Loan Agreement that has occurred and is continuing. Digirad may therefore be required to reduce or eliminate its dividends, if any, including on the Digirad Preferred Stock, and/or may be unable to redeem shares of the Digirad Preferred Stock until compliance with such financial covenants can be met.

The SNB Loan Agreement contains a fixed charge coverage ratio covenant and a leverage ratio covenant. Going forward, Digirad may not have the ability to meet these and other covenants under the SNB Loan Agreement depending on a number of factors including, without limitation, the performance of its business, capital allocation decisions made by Digirad, or events beyond its control.

Digirad’s failure to comply with its covenants and other obligations under the SNB Loan Agreement may result in an event of default thereunder. A default, if not cured or waived, may permit acceleration of its indebtedness. If its indebtedness is accelerated, Digirad cannot be certain that Digirad will have sufficient funds available to pay the accelerated indebtedness (together with accrued interest and fees), or that Digirad will have the ability to refinance the accelerated indebtedness on terms favorable to Digirad or at all. This could have serious consequences to its financial condition, operating results, and business, and could cause Digirad to become insolvent or enter bankruptcy proceedings, and stockholders may lose all or a portion of their investment because of the priority of the claims of its creditors on its assets.

Substantially all of Digirad’s assets have been pledged to SNB as security for its indebtedness under the SNB Loan Agreement. Pursuant to the SNB Loan Agreement, the SNB Loan Agreement is secured by a first-priority security interest in substantially all of the assets of Digirad and its subsidiaries and a pledge of all shares and equity interests of Digirad’s subsidiaries. Upon the occurrence and during the continuation of an event of default under the SNB Loan Agreement, SNB may, among other things, declare the loans and all other obligations under the SNB Loan Agreement immediately due and payable and increase the rate at which loans and obligations under the SNB Loan Agreement bear interest. The exercise by SNB of remedies provided under the SNB Loan Agreement in the event of a default thereunder may have a material adverse effect on the liquidity, financial condition and results of operations of Digirad and could cause Digirad to become bankrupt or insolvent. In the event of any bankruptcy, liquidation, dissolution, reorganization, or similar proceeding against Digirad, the assets that are pledged as collateral securing any unpaid amounts under the SNB Loan Agreement must first be used to pay such amounts, as well as any other obligation secured by the pledged assets, in full, before making any distributions to its stockholders. In the event of any of the foregoing, its stockholders could lose all or a part of their investment.

If Digirad is unable to generate or borrow sufficient cash to make payments on its indebtedness, its financial condition would be materially harmed, its business could fail, and stockholders may lose all of their investment. Digirad’s ability to make scheduled payments on or to refinance its obligations will depend on its financial and operating performance, which will be affected by economic, financial, competitive, business, and other factors, some of which are beyond its control. Digirad cannot assure you that its business will generate sufficient cash flow from operations to service its indebtedness or to fund its other liquidity needs. If Digirad is unable to meet its debt obligations or fund its other liquidity needs, Digirad may need to restructure or refinance all or a portion of its indebtedness on or before maturity or sell certain of its assets. Digirad cannot assure you that Digirad will be able to restructure or refinance any of its indebtedness on commercially reasonable terms, if at all, which could cause Digirad to default on its debt obligations and impair its liquidity. Any refinancing of its indebtedness could be at higher interest rates and may require Digirad to comply with more onerous covenants, which could further restrict its business operations.

Increases in interest rates could adversely affect Digirad’s results from operations and financial condition. The SNB Loan Agreement allows Digirad to elect for amounts borrowed under the SNB Loan Agreement to be subject to a floating interest rate which may change with market interest rates. An increase in prevailing interest rates would have an effect on the interest rates charged on its variable rate debt, which rise and fall upon changes in interest rates. If prevailing interest rates or other factors result in higher interest rates, the increased interest expense would adversely affect its cash flow and its ability to service its indebtedness.

The ability of Digirad and ATRM to use net operating loss carryforwards to offset future taxable income for U.S. income tax purposes may be limited, including as a result of the Merger. As of December 31, 2018, ATRM had federal net operating loss carryforwards (“NOLs”) of approximately $104.7 million and state NOLs of approximately $23.3 million. Additionally, as of December 31, 2018, Digirad had federal NOLs of approximately $83.7 million and state NOLs of approximately $26.7 million. Significant changes that impact each of ATRM and Digirad in the 2017 Tax Cut and Jobs Act (the “TCJA”) include a limitation on the utilization of NOLs arising after December 31, 2017 to 80% of taxable income with an indefinite carryforward. The TCJA also reduced the corporate income tax rate to 21%, from a prior rate of 35%, which may cause a reduction in the economic benefit of its NOLs and other deferred tax assets available to us. In addition, at the state level, there may be periods during which the use of NOLs is suspended or otherwise limited, which could accelerate or permanently increase state taxes owed. Further, the ability of ATRM and Digirad to use NOLs to offset future taxable income will depend on the amount of taxable income ATRM and Digirad generate in future periods and whether ATRM and Digirad become subject to annual limitations on the amount of taxable income that may be offset by their NOLs.

Section 382 of the Internal Revenue Code of 1986, as amended (the “Code”), imposes an annual limitation on the amount of taxable income that may be offset by a corporation’s NOLs if the corporation experiences an “ownership change” as defined in Section 382 of the Code. An ownership change occurs when the corporation’s “5-percent shareholders” (as defined in Section 382 of the Code) collectively increase their ownership in the corporation by more than 50 percentage points (by value) over a rolling three-year period. Additionally, various states have similar limitations on the use of state NOLs following an ownership change. The completion of the Merger will result in an ownership change under Section 382 with respect to ATRM.

ATRM’s Amended and Restated Articles of Incorporation include provisions designed to protect the tax benefits of its NOLs by generally restricting any direct or indirect transfers of ATRM Common Stock that increase the direct or indirect ownership of ATRM Common Stock by any person from less than 4.99% to 4.99% or more, or increase the percentage of ATRM Common Stock owned directly or indirectly by a person owning or deemed to own 4.99% or more of its common stock. Any direct or indirect transfer attempted in violation of these transfer restrictions will be void as of the date of the prohibited transfer as to the purported transferee. These restrictions were scheduled to expire on December 5, 2017, however, at ATRM’s 2017 Annual Meeting of Shareholders held on December 4, 2017, the shareholders approved an amendment to ATRM’s Amended and Restated Articles of Incorporation to extend this provision to December 5, 2020. On December 4, 2017, ATRM filed Articles of Amendment with the Office of the Secretary of State of the State of Minnesota to effect this, as well as other, amendments. However, notwithstanding the extension of such restrictions on the transfer of ATRM Common Stock, the ATRM board of directors has approved Digirad’s acquisition of all of the outstanding capital stock of ATRM in connection with the Merger and has recommended that ATRM’s shareholders vote “FOR” the approval of the Merger Agreement and the transactions contemplated thereby, including the Merger. Accordingly, such restrictions on the transfer of ATRM Common Stock will not apply to the Merger.

The Merger should not result in an ownership change with respect to Digirad’s NOLs because Digirad believes that the Digirad Preferred Stock issued to ATRM shareholders in the Merger should be treated as “plain vanilla” or “pure preferred stock” within the meaning of Section 1504(a)(4) of the Code and would, therefore, be excluded for the purposes of determining whether an ownership change under Section 382 has occurred. However, if the Digirad Preferred Stock issued in the Merger is not considered “plain vanilla” or “pure preferred stock” within the meaning of Section 1504(a)(4) of the Code, the Digirad Preferred Stock will be treated as “stock” for purposes of Section 382 of the Code. In such event, an ownership change under Section 382 will likely occur with respect to Digirad’s NOLs.

ATRM RISK FACTORS

In addition to the risks of the Merger to ATRM set forth in “Risk Factors Relating to the Merger,” ATRM’s business is currently subject to the risks described below, and, in the event the Merger is not consummated, will continue to be subject to the risks described below. To the extent ATRM’s business risks will be affected by the combination of ATRM’s business with Digirad’s business upon the completion of the Merger, Digirad’s impact on the applicable risk is noted.

ATRM has a history of operating losses and substantial indebtedness. Future cash flows from operations and financings may not be sufficient to enable ATRM to meet its obligations under its indebtedness, which likely would have a material adverse effect on its business, financial condition, and results of operations. ATRM has incurred significant operating losses in recent years and, as of December 31, 2018, ATRM had an accumulated deficit of approximately $92.4 million. There can be no assurance that ATRM will generate sufficient revenue in the future to cover its expenses and achieve profitability on a consistent basis or at all.

ATRM has issued various promissory notes to finance its acquisitions of KBS and EBGL and to provide for its general working capital needs. As of March 31, 2019, ATRM had outstanding debt totaling approximately $11.5 million. ATRM’s debt primarily included (i) $3.4 million principal outstanding on KBS’s $4.0 million revolving credit facility under a loan and security agreement (as amended, the “KBS Loan Agreement”) with Gerber Finance, and $3.0 million principal outstanding under a loan and security agreement with Gerber Finance used to finance the acquisition of EBGL (as amended, the “Acquisition Loan Agreement”), and (ii) $2.9 million principal outstanding on EdgeBuilder’s $3.0 million revolving credit facility under a revolving credit loan agreement with Premier Bank (the “Premier Loan Agreement”), which became effective on June 30, 2017 and replaced the prior $3.0 million revolving credit facility under a loan and security agreement with Gerber Finance (the “EBGL Loan Agreement”). ATRM also has debt with related parties which includes (i) $1.5 million of unsecured promissory notes with LSV Co-Invest I with interest payable semi-annually at a rate of 10.0% per annum (LSV Co-Invest I may elect to receive interest in-kind at a rate of 12.0% per annum), with any unpaid principal and interest due on January 12, 2020, (ii) $0.3 million of unsecured promissory notes with LSVM, with interest payable annually at a rate of 10.0% per annum (LSVM may elect to receive any interest payment entirely in-kind at a rate of 12.0% per annum), with any unpaid principal and interest due on November 30, 2020 (the “LSVM December 2018 Loan”), and (iii) a $0.3 million unsecured promissory note with Digirad, with interest payable at 10.0% per annum for the first 12 months of its term, and at 12.0% per annum for the remaining 12 months, with any unpaid principal and interest due on December 14, 2020.

There can be no assurance that ATRM’s existing cash reserves, together with funds generated by its operations and any future financings, will be sufficient to satisfy its debt payment obligations, to avoid liquidity issues and/or fund operations beyond this fiscal year. ATRM’s inability to generate funds from its operations and/or obtain financing sufficient to satisfy its payment obligations, including financing from Digirad following the closing of the Merger, may result in its obligations being accelerated by its lenders, which would likely have a material adverse effect on its business, financial condition and results of operations. Given these uncertainties, there can be no assurance that ATRM’s existing cash reserves will be sufficient to avoid liquidity issues and/or fund operations beyond this fiscal year.

ATRM may need additional financing and its ability to obtain such financing may be limited. ATRM may need additional financing in order to satisfy its debt payment obligations and effectively execute its business plan, which may include strategic acquisitions. There is no assurance that ATRM will be able to obtain such additional financing, including financing from Digirad following the closing of the Merger, or that if third-party financing is available, that it will be available to ATRM on acceptable terms. ATRM’s existing loan agreements with Gerber Finance contain negative covenants limiting its ability to obtain additional debt financing without the consent of Gerber Finance. Due to its history of operating losses, existing debt payment obligations and the restrictions under the Gerber Finance loan agreements, its ability to obtain such additional third-party financing may be limited.

The Gerber Finance loan agreements contain certain covenants that restrict its ability to engage in certain transactions and may impair its ability to respond to changing business and economic conditions. ATRM’s loan agreements with Gerber Finance contain certain affirmative and negative covenants, including a financial covenant requiring ATRM to not incur a net annual post-tax loss for the fiscal year ending December 31, 2019 and a minimum level of net income for each fiscal year thereafter. These covenants also include restrictions on its abilities to take certain actions without the consent of Gerber Finance, and may limit its ability to respond to changing business and economic conditions. These restrictions include, among other things, limitations on the ability of the borrowers to take the following actions: merge, consolidate, acquire or invest in another company; incur additional debt; enter into transactions with affiliates; engage in other businesses; sell, transfer or otherwise dispose of assets; and make certain payments, including dividends or distributions to ATRM shareholders (which will include Digirad following completion of the Merger).

ATRM’s inability to comply with the financial covenants under its loan agreements with Gerber Finance and Premier Bank could have a material adverse effect on its financial condition. As of December 31, 2018, KBS was not in compliance with the financial covenants under the KBS Loan Agreement requiring no net annual post-tax loss for KBS or the minimum leverage ratio covenant as of these test dates. Additionally, KBS was not in compliance with the requirement to deliver ATRM’s fiscal year-end financial statements reviewed by an independent certified accounting firm acceptable to Gerber Finance within 105 days from the fiscal year ended December 31, 2017. The occurrence of any event of default under the KBS Loan Agreement may result in KBS’s obligations under the KBS Loan Agreement becoming immediately due and payable. In April 2019, ATRM obtained a waiver from Gerber Finance for these events. In addition, ATRM and Gerber Finance agreed to eliminate the minimum leverage ratio covenant for years after 2018.

As of December 31, 2018, EBGL was not in compliance with the following covenants under the Premier Loan Agreement: (i) a requirement to maintain a Debt Service Coverage Ratio for the calendar year of at least 1.0; and (ii) a requirement to deliver ATRM’s fiscal year-end audited financial statements within 120 days of the end of each calendar year. The occurrence of any event of default under the Premier Loan Agreement may result in EBGL’s obligations under the Premier Loan Agreement becoming immediately due and payable. In April 2019, ATRM obtained a waiver from Premier Bank for these events through August 1, 2019 (the current maturity date of the Premier Loan Agreement).

If ATRM fails to comply with any financial covenants under its loan agreements with Gerber Finance or Premier Bank going forward, the applicable lender(s) may demand the repayment of the credit facilities amount outstanding and any unpaid interest thereon.

ATRM is dependent on its senior management team and other key employees. ATRM’s success depends, to a significant extent, on its senior management team and other key employees and the ability of other personnel or new hires to effectively replace key employees who may retire or resign. Failure to retain its leadership team and attract and retain new leadership and other important personnel could lead to ineffective management and operations, which could materially and adversely affect its business and operating results.

The cyclical and seasonal nature of the housing industry causes ATRM’s revenues and operating results to fluctuate, and ATRM expects this cyclicality and seasonality to continue in the future. The housing industry is highly cyclical and seasonal. It is influenced by many national and regional factors, including the availability of financing for home buyers and developers, consumer confidence, interest rates, demographic and employment trends, income levels, housing demand, general economic conditions (including inflation and recessions), and the availability of suitable home sites. As a result of the foregoing factors, ATRM’s revenues and operating results have been volatile, and ATRM expects this volatility to continue in the future. Unfavorable changes in any of the above factors or other issues that may arise could have an adverse effect on ATRM’s revenue and earnings.

Although modular and wall panel construction in its factories eliminates many of the weather-related challenges encountered with site-built construction, ATRM’s operations can still be impacted by weather and other seasonal factors. Weather can cause delays in site preparation, including delays in building the foundation for a commercial project or residential home, access to building sites and customer delays in setting modular homes or wall panels due to weather conditions and temperature. Additionally, sales demand, especially for residential homes, generally weakens in the winter months, particularly in the northeast and upper Midwest regions of the United States. As a result, both KBS and EBGL experience some seasonality. At KBS, the third quarter typically is the strongest demand period and the first quarter typically is the lowest demand period during the year. Although EBGL experiences some seasonality, it is less pronounced than KBS. EBGL’s fluctuations in business are impacted more by the timing of its large wall panel projects. At EBGL, the first quarter typically is the strongest demand period and the third quarter typically is the lowest demand period during the year.

ATRM’s operating results could be adversely affected by changes in the cost and availability of raw materials. Prices and availability of raw materials used to manufacture its products can change significantly due to fluctuations in supply and demand. Additionally, availability of the raw materials used to manufacture its products may be limited at times resulting in higher prices and/or the need to find alternative suppliers. Both KBS’s and EBGL’s major material components are dimensional lumber and wood sheet products, which include plywood and oriented strand board. Lumber costs are subject to market fluctuations. Furthermore, the cost of raw materials may also be influenced by transportation costs. It is not certain that any price increases can be passed on to its customers without affecting demand or that limited availability of materials will not impact its production capabilities. The state of the financial and housing markets may also impact its suppliers and affect the availability or pricing of materials. ATRM’s inability to raise the price of its products in response to increases in prices of raw materials or to maintain a proper supply of raw materials could have an adverse effect on its revenue and earnings.

ATRM has material weaknesses in its internal control over financial reporting and concluded that its disclosure controls and procedures and internal control over financial reporting were not effective as of December 31, 2018. ATRM’s chief executive officer and chief financial officer concluded that its disclosure controls and procedures and its internal control over financial reporting were not effective as of December 31, 2018 due to material weaknesses in its internal control over financial reporting related to inadequate accounting processes and internal control procedures. ATRM’s failure to successfully remediate these material weaknesses could cause ATRM to fail to meet its reporting obligations and to produce timely and reliable financial information if the Merger is not completed and ATRM continues as an independent public company. Additionally, such failure could cause investors to lose confidence in its public disclosures, which could have a negative impact on its stock price. However, upon the completion of the Merger, ATRM will cease to be a public company and will be a wholly-owned subsidiary of Digirad, which will take over and improve ATRM’s internal controls and financial reporting functions.

The report of ATRM’s independent registered public accounting firm contains an emphasis paragraph regarding the substantial doubt about its ability to continue as a “going concern.” The audit report of ATRM’s independent registered public accounting firm covering the December 31, 2018 consolidated financial statements contains an explanatory paragraph that states that its recurring losses from operations and net capital deficiency, among other matters, raise substantial doubt about its ability to continue as a going concern. This going concern opinion could materially limit its ability to raise additional funds through the issuance of new debt or equity securities or otherwise. Future reports on its financial statements may also include an explanatory paragraph with respect to its ability to continue as a going concern (assuming ATRM remains an independent company). As of December 31, 2018, ATRM had an accumulated deficit of approximately $92.4 million. Working capital has remained negative over the past several years. Cash used in operating activities, while improved over 2017, remains negative, which has required ATRM to generate funds from investing and financing activities. At December 31, 2018, ATRM had outstanding debt of approximately $11.7 million. To date, ATRM’s operating losses have been funded primarily from investing and financing activities.

ATRM has had, and if the Merger is not completed it will likely continue to have, an ongoing need to raise additional cash from outside sources to fund its future operations. If the Merger is completed, ATRM may require additional funds to be provided by Digirad. However, no assurance can be given that additional capital will be available when required (including from Digirad, if the Merger is completed) or on terms acceptable to ATRM. If ATRM is unsuccessful in its efforts to raise any such additional capital, it would be required to take actions that could materially and adversely affect its business, and it may not be able to continue operations. Additionally, a failure to generate additional liquidity could negatively impact its access to materials or services that are important to the operation of its business. ATRM also cannot give assurance that it will achieve sufficient revenues in the future to achieve profitability and cash flow positive operations to allow it to continue as a going concern (provided that, if the Merger is completed, Digirad may provide financial assistance to ATRM to allow it continue operations). The perception that ATRM may not be able to continue as a going concern may cause third parties to choose not to deal with it due to concerns about its ability to meet its contractual obligations, which could have a material adverse effect on ATRM’s business.

ATRM has a few customers that account for a significant portion of its revenues, and the loss of these customers, or decrease in their demand for its products, could have a material adverse effect on its results. ATRM relies on a limited number of customers for a substantial percentage of its net sales and accounts receivable. For example, two customers, each commercial builders, accounted for approximately 10.4% and 10.8%, respectively, of EdgeBuilder’s total net sales in 2018. A reduction, delay, or cancellation of orders from one or more of these significant customers, or the loss of one or more of these customers, would likely have an adverse impact on its operating results.

If KBS is unable to maintain or establish its relationships with independent dealers and contractors who sell its homes, KBS revenue could decline. KBS sells residential homes through a network of independent dealers and contractors. As is common in the modular home industry, KBS’s independent dealers may also sell homes produced by competing manufacturers and can cancel their relationships with KBS on short notice. In addition, these dealers may not remain financially solvent, as they are subject to industry, economic, demographic and seasonal trends similar to those faced by KBS. If KBS is not able to maintain good relationships with its dealers and contractors or establish relationships with new solvent dealers or contractors, KBS’s revenue could decline.

Due to the nature of ATRM’s business, many of its expenses are fixed costs and if there are decreases in demand for its products, it may adversely affect its operating results. Many of its expenses, particularly those relating to properties, capital equipment, and certain manufacturing overhead items, are fixed in the short term. Reduced demand for its products causes its fixed production costs to be allocated across reduced production volumes, which adversely affects its gross margins and profitability.

Certain actions taken in connection with reducing operating costs may have a negative impact on ATRM’s business. In the event of a housing downturn and a decline in its revenues, ATRM may implement cost reduction actions such as temporary factory shutdowns, workforce reductions, pay freezes and reductions, and reductions in other expenditures. In doing so, ATRM will attempt to maintain the necessary infrastructures to allow ATRM to take full advantage of subsequent improvements in market conditions. However, there can be no assurance that reductions ATRM may make in personnel and expenditure levels and the loss of the capabilities of personnel ATRM has terminated or may terminate will not inhibit ATRM in the timely ramp up of production in response to improving market conditions.

Due to the nature of the work ATRM and its subsidiaries perform, ATRM may be subject to significant liability claims and disputes. ATRM and its wholly owned subsidiaries, KBS, EdgeBuilder, Glenbrook and LSVM, engage in services that can result in substantial injury or damages that may expose ATRM to legal proceedings, investigations and disputes. For example, in the ordinary course of its business, ATRM may be involved in legal disputes regarding personal injury and wrongful death claims, employee or labor disputes, professional liability claims, and general commercial disputes, as well as other claims. LSVM as an investment advisor may also be subject to legal proceedings and investigations with the SEC or other regulatory bodies and may have disputes related to its fiduciary duties to the funds or instruments LSVM manages. An unfavorable legal ruling against ATRM or its subsidiaries could result in substantial monetary damages. Although ATRM has adopted a range of insurance, risk management, safety, and risk avoidance programs designed to reduce potential liabilities, there can be no assurance that such programs will protect ATRM fully from all risks and liabilities. If ATRM sustains liabilities that exceed its insurance coverage or for which ATRM is not insured, it could have a material adverse impact on its results of operations and financial condition.

ATRM’s costs of doing business could increase as a result of changes in, expanded enforcement of, or adoption of new federal, state or local laws and regulations. ATRM is subject to various federal, state and local laws and regulations that govern numerous aspects of its business. In recent years, a number of new laws and regulations have been adopted, and there has been expanded enforcement of certain existing laws and regulations by federal, state and local agencies. These laws and regulations, and related interpretations and enforcement activity, may change as a result of a variety of factors, including political, economic or social events. Changes in, expanded enforcement of, or adoption of new federal, state or local laws and regulations governing minimum wage or living wage requirements; the classification of exempt and non-exempt employees; the distinction between employees and contractors; other wage, labor or workplace regulations; healthcare; data protection and cybersecurity; the sale and pricing of some of its products; transportation; logistics; supply chain transparency; taxes; unclaimed property; energy costs and consumption; or environmental matters could increase its costs of doing business or impact its operations.

In fiscal 2017, Congress enacted the Tax Cuts and Jobs Act (the “TCJA”), which significantly changes how the U.S. taxes corporations. During fiscal 2018, additional guidance related to the TCJA was issued by the U.S. Department of the Treasury and the IRS. The TCJA requires complex computations to be performed that were not previously required under U.S. tax law, significant judgments to be made in interpretation of the provisions of the TCJA, significant estimates in calculations, and the preparation and analysis of information not previously relevant or regularly produced. The U.S. Department of the Treasury, the IRS, and other standard-setting bodies could interpret or issue guidance on how provisions of the TCJA will be applied or otherwise administered that is different from its interpretations. Further, uncertainties also exist in terms of how U.S. states and foreign countries within which ATRM operates will react to these U.S. federal income tax changes, which could have additional impacts on its effective tax rate.

There is a limited market for the ATRM Common Stock. ATRM Common Stock is currently quoted on the OTC Pink market of the OTC Markets Group, Inc. under the symbol “ATRM.” Trading of securities on this quotation service is generally limited and is effected on a less regular basis than on exchanges such as NASDAQ. The average daily trading volume in ATRM Common Stock during the fiscal year 2018 was approximately 900 shares per day. ATRM cannot provide assurances that a more active trading market will develop or be sustained. As a result of low trading volume in ATRM Common Stock, the purchase or sale of a relatively small number of securities could result in significant price fluctuations and it may be difficult for holders to sell their securities without depressing the market price for such securities. If the Merger is not completed, holders of ATRM Common Stock will continue to be affected by the limited market for the ATRM Common Stock. However, if the Merger is completed, all ATRM Common Stock will be exchanged for Digirad Preferred Stock, which Digirad intends to apply to have listed for trading on the Nasdaq Global Market.

The ability of Digirad and ATRM to use net operating loss carryforwards to offset future taxable income for U.S. income tax purposes may be limited, including as a result of the Merger. As of December 31, 2018, ATRM had federal NOLs of approximately $104.7 million and state NOLs of approximately $23.3 million. Additionally, as of December 31, 2018, Digirad had federal NOLs of approximately $83.7 million and state NOLs of approximately $26.7 million. Significant changes that impact each of ATRM and Digirad in the TCJA include a limitation on the utilization of NOLs arising after December 31, 2017 to 80% of taxable income with an indefinite carryforward. The TCJA also reduced the corporate income tax rate to 21%, from a prior rate of 35%, which may cause a reduction in the economic benefit of its NOLs and other deferred tax assets available to us. In addition, at the state level, there may be periods during which the use of NOLs is suspended or otherwise limited, which could accelerate or permanently increase state taxes owed. Further, the ability of ATRM and Digirad to use NOLs to offset future taxable income will depend on the amount of taxable income ATRM and Digirad generate in future periods and whether ATRM and Digirad become subject to annual limitations on the amount of taxable income that may be offset by their NOLs.

Section 382 of the Code, imposes an annual limitation on the amount of taxable income that may be offset by a corporation’s NOLs if the corporation experiences an “ownership change” as defined in Section 382 of the Code. An ownership change occurs when the corporation’s “5-percent shareholders” (as defined in Section 382 of the Code) collectively increase their ownership in the corporation by more than 50 percentage points (by value) over a rolling three-year period. Additionally, various states have similar limitations on the use of state NOLs following an ownership change. The completion of the Merger will result in an ownership change under Section 382 with respect to ATRM.

ATRM’s Amended and Restated Articles of Incorporation include provisions designed to protect the tax benefits of its NOLs by generally restricting any direct or indirect transfers of ATRM Common Stock that increase the direct or indirect ownership of ATRM Common Stock by any person from less than 4.99% to 4.99% or more, or increase the percentage of ATRM Common Stock owned directly or indirectly by a person owning or deemed to own 4.99% or more of its common stock. Any direct or indirect transfer attempted in violation of these transfer restrictions will be void as of the date of the prohibited transfer as to the purported transferee. These restrictions were scheduled to expire on December 5, 2017, however, at ATRM’s 2017 Annual Meeting of Shareholders held on December 4, 2017, the shareholders approved an amendment to ATRM’s Amended and Restated Articles of Incorporation to extend this provision to December 5, 2020. On December 4, 2017, ATRM filed Articles of Amendment with the Office of the Secretary of State of the State of Minnesota to effect this, as well as other, amendments. However, notwithstanding the extension of such restrictions on the transfer of ATRM Common Stock, the ATRM board of directors has approved Digirad’s acquisition of all of the outstanding capital stock of ATRM in connection with the Merger and has recommended that ATRM’s shareholders vote “FOR” the approval of the Merger Agreement and the transactions contemplated thereby, including the Merger. Accordingly, such restrictions on the transfer of ATRM Common Stock will not apply to the Merger.

The Merger should not result in an ownership change with respect to Digirad’s NOLs because Digirad believes that the Digirad Preferred Stock issued to ATRM shareholders in the Merger should be treated as “plain vanilla” or “pure preferred stock” within the meaning of Section 1504(a)(4) of the Code and would, therefore, be excluded for the purposes of determining whether an ownership change under Section 382 has occurred. However, if the Digirad Preferred Stock issued in the Merger is not considered “plain vanilla” or “pure preferred stock” within the meaning of Section 1504(a)(4) of the Code, the Digirad Preferred Stock will be treated as “stock” for purposes of Section 382 of the Code. In such event, an ownership change under Section 382 will likely occur with respect to Digirad’s NOLs.

The concentration of ATRM’s stock ownership may limit individual stockholder ability to influence corporate matters. As of July 19, 2019, Jeffrey E. Eberwein, the Chairman of ATRM’s board of directors, owned approximately 17.4% of the outstanding ATRM Common Stock. Mr. Eberwein also is the Chairman of the Board of Digirad and beneficially owns 86,916 shares of Digirad’s common stock, or approximately 4.3% of the shares outstanding. Mr. Eberwein is also the Chief Executive Officer of LSVM, which is the investment manager of LSVI and LSV Co-Invest I. LSVI owns 229,255 shares of ATRM’s 10.0% Series B Cumulative Preferred Stock (“Series B Stock”) and another 385,799 shares of Series B Stock are owned directly by LSV Co-Invest I. Through these relationships and other relationships with affiliated entities, Mr. Eberwein may be deemed the beneficial owner of the securities owned by LSVI and LSV Co-Invest I. Mr. Eberwein disclaims beneficial ownership of Series B Stock, except to the extent of his pecuniary interest therein.

In addition to stock of ATRM, LSV Co-Invest I holds unsecured promissory notes of ATRM with a principal amount totaling $1.4 million; LSVM holds an unsecured note of ATRM with a principal amount totaling $0.3 million; and LSVI has pledged up to $3.0 million plus additional fees as collateral to secure a promissory note payable by ATRM to Gerber Finance due December 31, 2019.

If the Merger is not completed, Mr. Eberwein and his affiliates will continue to hold approximately 17.4% of the outstanding ATRM Common Stock and Mr. Eberwein and his affiliates will continue to be able to exert influence over ATRM’s corporate affairs. If the Merger is completed, ATRM will become a wholly-owned subsidiary of Digirad and ATRM’s current shareholders will receive the Digirad Preferred Stock, which will have very limited voting rights with respect to Digirad corporate matters.

THE MERGER

This summary highlights selected information from this proxy statement/prospectus. It may not contain all of the information that is important to you. You are urged to carefully read the entire proxy statement/prospectus, including the annexes and the other documents referred to in this proxy statement/prospectus because the information in this section does not provide all the information that might be important to you with respect to the Merger Agreement, the Merger and the other matters being considered at the ATRM special meeting. For additional information, see “Where You Can Find More Information” on page 208.

The Companies

Digirad

On September 10, 2018, Digirad announced that its board of directors approved the conversion of Digirad into a diversified holding company.

Historically, Digirad has delivered convenient, effective, and efficient healthcare solutions on an as needed, when needed, and where needed basis. Digirad’s diverse portfolio of mobile healthcare solutions and diagnostic imaging equipment and services, provides hospitals, physician practices, and imaging centers throughout the United States access to technology and services necessary to provide patient care in the rapidly changing healthcare environment.

Digirad has grown both organically and through acquisitions over the last three years. Prior to the year ended December 31, 2016, Digirad was organized as two reportable segments: Diagnostic Services and Diagnostic Imaging. With the acquisition of DMS Health on January 1, 2016, Digirad added two additional reportable segments: Mobile Healthcare and Medical Device Sales and Services. In February of 2018, Digirad completed the sale of its customer contracts relating to our MDSS post-warranty service business to Philips North America LLC. On October 31, 2018, Digirad sold its Telerhythmics business to G Medical, for $1.95 million in cash. As of December 31, 2018, Digirad’s business was organized into three reportable segments: Diagnostic Services, Mobile Healthcare, and Diagnostic Imaging.

Digirad’s aim is to continue to grow its business into an integrated healthcare services company while simultaneously converting into a diversified holding company through the acquisition of businesses that meet Digirad’s internally developed financially disciplined approach for acquisitions.

On December 14, 2018, Digirad and ATRM, entered into a joint venture and formed Star Procurement, LLC, with Digirad and ATRM each holding a 50% interest. The purpose of the joint venture is to provide the service of purchasing and selling building materials and related goods to KBS, a wholly-owned subsidiary of ATRM with which Star Procurement entered into a Services Agreement on January 2, 2019. In accordance with the terms of the Star Procurement Limited Liability Company Agreement, Digirad made a $1.0 million capital contribution to the joint venture, which was made in January 2019.

As part of the HoldCo Conversion, Digirad formed a real estate subsidiary named Star Real Estate Holdings USA, Inc. SRE will hold any significant real estate assets Digirad acquires. Digirad expects SRE to be substantially self-funded over time by raising its own capital in the form of commercial mortgages on the properties it owns or by raising other forms of external capital. As an initial transaction to create Digirad’s real estate division under SRE and launch that aspect of the HoldCo Conversion, in April 2019, Digirad purchased three plants in Maine that manufacture modular buildings (two of which were purchased from KBS) and leased those three properties to KBS.

ATRM

ATRM, a Minnesota corporation, through its wholly-owned subsidiaries, KBS, Glenbrook and EdgeBuilder, manufactures modular buildings for commercial and residential applications in production facilities located in South Paris and Waterford, Maine, operates a retail lumber yard located in Oakdale, Minnesota, and manufactures structural wall panels, permanent wood foundation systems and other engineered wood products for use in construction of residential and commercial buildings in a production facility located in Prescott, Wisconsin. ATRM wholly owns LSVM, a Connecticut investment advisor located in Greenwich, CT. ATRM and its subsidiaries have 124 employees. ATRM’s corporate headquarters is located in Oakdale, Minnesota.

Digirad Acquisition Corporation

Merger Sub is a Minnesota corporation and a wholly-owned subsidiary of Digirad. It was incorporated on June 20, 2019 solely for the purpose of effecting the Merger with ATRM, pursuant to the Merger Agreement.

The Agreement and Plan of Merger

Under the terms of the Merger Agreement, Merger Sub will merge with and into ATRM, with ATRM continuing as the surviving corporation and a wholly-owned subsidiary of Digirad. The Merger Agreement is attached to this proxy statement/prospectus as Annex I and is incorporated into this proxy statement/prospectus by reference. ATRM and Digirad encourage you to read the entire Merger Agreement carefully as it is the legal document which governs the Merger.

As a result of the Merger, the separate corporate existence of Merger Sub will cease and ATRM will continue as the surviving corporation and a wholly-owned direct subsidiary of Digirad.

At the effective time of the Merger, unless a holder of ATRM Common Stock previously exercised its dissenters’ rights and satisfied the procedures relating to dissenters’ rights under Minnesota law, a holder of ATRM Common Stock will be entitled to receive 0.03 shares of Digirad Preferred Stock for each share of ATRM Common Stock owned at the effective time of the Merger, and holders of ATRM Preferred Stock will be entitled to receive 2.5 shares of Digirad Preferred Stock for each share of ATRM Preferred Stock owned at the effective time of the Merger. No fractional shares of Digirad Preferred Stock will be issued. Each ATRM shareholder will be entitled to receive, in lieu of any fractional share of Digirad Preferred Stock, one whole share of Digirad Preferred Stock.

Upon the closing of the Merger, ATRM Common Stock will cease trading on the OTC Marketplace. Digirad has applied for the Digirad Preferred Stock to trade on the Nasdaq Global Market under the symbol “DRADP” upon the consummation of the Merger.

Background of the Merger

Digirad Background

The ATRM board of directors regularly reviews ATRM’s performance, risks, opportunities and strategy and discusses such matters at board meetings. ATRM’s board of directors and management team review and evaluate the possibility of pursuing various strategic alternatives and relationships as part of ATRM’s ongoing efforts to strengthen its businesses and improve its operations and financial performance in order to create value for its shareholders, taking into account economic, competitive and other conditions.

Likewise, the Digirad board of directors and the senior management team of Digirad regularly discuss opportunities intended to enhance value for Digirad stockholders. As part of its strategic planning process, Digirad’s management regularly considers and evaluates business and strategic opportunities, including to identify and investigate prospective transactions that could complement Digirad’s existing operations, development and operating expertise and capabilities and support its strategic growth plans. In connection with the foregoing, Digirad regularly discusses such matters with financial advisors, including Oberon Securities LLC (“Oberon”) to, among other things, review potential acquisition opportunities. As described below, a special committee of the board of directors of Digirad composed of independent Digirad board members (the “Digirad Special Committee”) engaged Oberon to provide advisory services in respect of the Merger, and subsequently entered into a formal advisory engagement in respect of the Merger effective June 1, 2018.

On April 25, 2018, the Digirad board of directors met and discussed ways to create value for the Digirad stockholders over the long term. The Digirad board of directors considered Digirad’s cash flow generating healthcare business, Digirad’s NOLs, Digirad’s public listing on the Nasdaq Global Market, and ways to leverage scale and scope in order to allocate corporate and public company costs over a wider base of operations, revenues, and cash flow. Mr. Eberwein, the Chairman of the Digirad board of directors and the ATRM board of directors, suggested creating a multi-industry holding company in order to accomplish these goals and mentioned his involvement in ATRM, a smaller company that may be interested in being acquired or merging with a larger entity. The Digirad board of directors decided to investigate the idea of converting Digirad into a multi-industry holding company and possibly acquiring ATRM. The Board formed the Digirad Special Committee to investigate, assess, negotiate, accept or reject a transaction with ATRM and/or any or all of its affiliates.

On April 27, 2018, the Digirad Special Committee met and discussed the proposed acquisition of ATRM (the “ATRM Transaction”) and the process of evaluating the transaction, including with regard to due diligence, utilizing the appropriate form, determining terms of the ATRM Transaction, preparing a term sheet, negotiating a definitive agreement and preparing and filing a registration statement. The Digirad Special Committee discussed potential financial advisors and determined that members of the Digirad Special Committee would speak with candidates to serve as potential advisors.

On June 1, 2018, the Digirad Special Committee engaged Oberon to serve as its financial advisor with respect to a potential ATRM Transaction.

On August 1, 2018, the Digirad board of directors met in executive session and received an update on work being done by the Digirad Special Committee in connection with the ATRM Transaction.

On August 21, 2018, the Digirad Special Committee met and discussed the proposed ATRM Transaction and a presentation prepared by Oberon (the “Oberon Presentation”) analyzing the proposed ATRM Transaction.  Stephen Clark, the Chief Financial Officer of ATRM at the time, gave an overview of recent ATRM transactions and an update on market conditions and other factors affecting ATRM.  Mr. Clark reviewed and provided feedback on portions of the Oberon Presentation.  Subsequent to this meeting, Mr. Eberwein made a presentation to the Digirad Special Committee regarding the potential benefits of converting Digirad into a multi-industry holding company and consummating the ATRM Transaction as an initial “kick-off” transaction to get the concept started.

On August 24, 2018, the Digirad Special Committee met and discussed the proposed ATRM Transaction, Digirad’s financial condition, strategic alternatives, transaction mechanics, considerations regarding how and when to announce the potential ATRM Transaction and transaction related risks.

On August 27, 2018, Oberon made a presentation to the Digirad Special Committee highlighting the potential benefits of converting into a holding company structure and potentially acquiring ATRM as an initial acquisition to establish proof of concept.

On August 31, 2018, the Digirad Special Committee met and discussed the ATRM Transaction, the preparation of a non-binding letter of intent setting forth proposed terms of the proposed ATRM Transaction (the “Transaction LOI”), obtaining consents and approvals for the ATRM Transaction, fairness opinions, the need for audited ATRM financials and risks related to the ATRM Transaction.

On September 4, 2018, the Digirad board of directors met and received an update from the Digirad Special Committee on its review of the ATRM Transaction. The Digirad board of directors discussed converting Digirad into a diversified holding company, Oberon’s conclusions regarding the ATRM Transaction and the need for audited ATRM financials. The Digirad board of directors also discussed the timing of the ATRM Transaction, the announcement of the Transaction LOI following its execution, ATRM Transaction approvals, ATRM debt, Digirad debt, fairness opinions and the related party nature of the ATRM Transaction. The Digirad board of directors approved the preparation and filing of a Current Report on Form 8-K with the SEC on September 10, 2018, disclosing the execution and delivery of the Transaction LOI and Digirad’s planned conversion into a diversified holding company.

On September 6, 2018, the Digirad Special Committee met and discussed the proposed ATRM Transaction, including with regard to shareholder approval requirements, and received an update from Mr. Eberwein.

On September 6, 2018, the Digirad board of directors also met and discussed the ATRM Transaction and the proposed conversion of Digirad into a diversified holding company. Mr. Eberwein described his ownership of ATRM preferred stock. The Digirad board of directors discussed Mr. Eberwein’s relationship with ATRM and Digirad, the related party nature of the transaction and Nasdaq shareholder approval requirements. The Board also discussed feedback from the Digirad Special Committee on the Transaction LOI, financing options, ATRM’s historical liabilities, ATRM’s preferred stock and indebtedness, transaction timing and mechanics, and transaction risks.

On September 7, 2018, the Digirad Special Committee met and discussed the ATRM Transaction and the Transaction LOI to be delivered by Digirad to ATRM. The Digirad Special Committee approved the Transaction LOI and authorized Mr. Climaco to execute and deliver the Transaction LOI, which was signed by Digirad and ATRM later that same day.

On September 7, 2018, the Board met and discussed the ATRM Transaction, fairness opinion, Oberon’s fees and the conversion of the Company into a diversified holding company. The Board approved (a) the conversion of the Company into a diversified holding company, (b) a waiver for Mr. Eberwein and affiliated entities (the “Eberwein Group”) under the protective amendment to Digirad’s Amended and Restated Certificate of Incorporation (the “Charter”) in order to permit the Eberwein Group’s possible acquisition of shares as a result of the ATRM Transaction and pursuant to a put option and standstill agreement contemplated by Mr. Eberwein and another Digirad stockholder (the “Put Option Agreement”) and (c) the filing of a current report on Form 8-K and the release of a press release and presentation, in each case disclosing Digirad’s conversion into a diversified holding company, the entry into the Transaction LOI on September 7, 2018 and Mr. Eberwein’s entry into the Put Option Agreement on September 7, 2018.

On September 10, 2018, Digirad filed a Current Report on Form 8-K and issued a press release that publicly announced its planned conversion into a diversified holding company and the entry into the Transaction LOI with ATRM and the contemplated terms thereunder.

October 31, 2018, the Digirad board of directors met and received an update from Mr. Eberwein on Digirad’s transition to a holding company structure.

On November 5, 2018 and November 6, 2018, Messrs. Climaco and Angelis traveled to Minnesota and Wisconsin to conduct due diligence related to the ATRM Transaction and to meet with the management teams of ATRM’s subsidiaries, EdgeBuilder and KBS, and certain KBS clients in Maine.  Messrs. Sayward and Noble were also present during portions of the trip, which was hosted by Dan Koch, the Chief Executive Officer of ATRM.

On November 13, 2018, the Digirad Special Committee met and received an update from Mr. Clark to his prior report to the Digirad Special Committee in which he reviewed Oberon Presentation. Mr. Clark described recent developments in ATRM’s business operations, reviewed certain business and financial metrics, and provided an update on market conditions and other factors affecting ATRM.

On December 6, 2018, the Digirad board of directors met and received an update from Mr. Eberwein on the ATRM Transaction and a proposed joint venture with ATRM, and to discuss Digirad’s conversion into a diversified holding company.

On December 11, 2018, the Digirad board of directors and the Digirad Special Committee met and received an update from Mr. Eberwein on the ATRM Transaction, a proposed bridge loan to ATRM of up to $275,000 (the “Bridge Loan”), and a proposed joint venture with ATRM, with initial funding by Digirad of $250,000 and additional funding of up to $1 million (the “Joint Venture”). The Digirad board of directors and the Digirad Special Committee approved the Bridge Loan and the Joint Venture.

On December 14, 2018, the Digirad Special Committee met and received an update from Mr. Eberwein on the ATRM Transaction and received a presentation from Mr. Eberwein on the Digirad’s transition to a holding company structure. The Digirad Special Committee discussed various considerations related to the ATRM Transaction, including with regard to Oberon’s services, and the conversion of Digirad to a holding company structure.

On December 18, 2018, the Digirad Special Committee met and discussed the ATRM Transaction and expected timing for its completion.

On December 18, 2018, Digirad’s board of directors met and received an update from Mr. Eberwein on the ATRM Transaction and the proposed Joint Venture. Mr. Eberwein reviewed the proposed purchase of two plants from KBS in a potential sale leaseback transaction with ATRM (the “ATRM Sale-Leaseback”), and Digirad’s board of directors directed management to move forward with the ATRM Sale-Leaseback.

On January 15, 2019, the Digirad board of directors met and received an update from Mr. Eberwein on the ATRM Transaction in which he described his continued analysis of various considerations. Mr. Eberwein updated the Digirad board of directors on the Joint Venture and proposed that the Digirad board of directors increase funding of the Joint Venture up to the full $1,000,000 originally contemplated. The Digirad board of directors approved an additional investment of $750,000 in the Joint Venture. Mr. Eberwein updated the Digirad board of directors on Digirad’s purchase of real property and equipment from KBS.

On January 18, 2019, Mitch Quain was appointed to the Digirad board of directors and was later appointed to the Digirad Special Committee. Following his appointment to the Board, Mr. Quain traveled to Maine to conduct due diligence related to the ATRM Sale-Leaseback.

On February 27, 2019, the Digirad Special Committee met and discussed the proposed ATRM Sale-Leaseback, which involved (i) the purchase from KBS of a facility in Waterford, ME for a purchase price of $990,000, and a facility in Paris, ME for a purchase price of $2.9 million; and (ii) entering into lease agreements with KBS for each of the facilities. The Digirad Special Committee also discussed purchasing a third facility in Maine from RJF - Keiser Real Estate, LLC (“RJF”), an unaffiliated third party, for $1.2 million and leasing that facility to KBS (the “Oxford Purchase and Lease”). The Digirad Special Committee considered the advisability of the ATRM Sale-Leaseback and Oxford Purchase and Lease, considered the purchase price and lease payments, and other business terms and determined that they were fair and reasonable and the transactions were in the best interest of Digirad. The Digirad Special Committee determined that the ATRM Sale-Leaseback and the Oxford Purchase and Lease were in the best interest of the Company and recommended that the Digirad board of directors authorize and approve such transactions.

On February 27, 2019, the Digirad board of directors met and received an update from Mr. Noble on the ATRM Transaction, the ATRM Sale-Leaseback and the Oxford Purchase and Lease. The Digirad board of directors then approved the ATRM Sale-Leaseback and the Oxford Purchase and Lease.

On April 3, 2019, Digirad filed a Current Report on Form 8-K and issued a press release announcing the formation of its real estate division, SRE, and the entry into purchase agreements and leases in connection with the ATRM Sale Leaseback and the Oxford Purchase and Lease.

On May 1, 2019, the Digirad Special Committee met and discussed providing financial assistance to ATRM in order to enable ATRM to become current with its financial statements and filings with the SEC. The Digirad Special Committee approved such financial assistance up to an aggregate maximum amount of $400,000, with Mr. Angelis being authorized to approve additional amounts in increments of up to $10,000, on the condition that Digirad negotiate and enter into an agreement with ATRM that provides for the repayment of all such financial assistance if the proposed ATRM Transaction is not consummated.

On May 1, 2019, the Digirad board of directors met and received an update from Mr. Eberwein and Mr. Noble on the proposed ATRM Transaction. The Digirad board of directors also discussed providing financial assistance to ATRM in order to enable ATRM to become current with its financial statements and filings with the SEC. The Digirad board of directors approved such financial assistance up to an aggregate maximum amount of $400,000, with Mr. Angelis being authorized to approve additional amounts in increments of up to $10,000, and on the condition that Digirad negotiate and enter into an agreement with ATRM that provides for the repayment of all financial assistance to ATRM if the proposed ATRM Transaction is not consummated.

The Digirad Special Committee considered various candidates to represent it as counsel in connection with the Merger. On May 22, 2019, Mr. Climaco, as Chairman of the Digirad Special Committee, interviewed Martin W. Enright, partner of Littman Krooks LLP (“LK”), regarding LK’s expertise on matters such as the Merger and investigated whether LK had any conflict of interest that would prevent it from representing the Digirad Special Committee. At that time, Messrs. Enright and Climaco discussed the role of the Digirad Special Committee in evaluating the Merger and making its recommendation to the full Board, including the relevant standards of review under Delaware law for related party transactions. LK had not represented Digirad, ATRM, any of the executive officers of either Digirad, or the Chairman of the Board of Directors of Digirad and ATRM or any of his or their affiliates. Following their discussion on May 22, 2019 other members of the Digirad Special Committee had telephonic conversations with Mr. Enright on these same topics and the Digirad Special Committee engaged LK as counsel to the Digirad Special Committee in connection with the negotiation and implementation of the Merger.

On May 23, 2019 the Digirad Special Committee received a proposed term sheet for the ATRM Transaction that was prepared by Digirad management and their advisors and on May 24, 2019, the Digirad Special Committee received a draft Merger Agreement from Olshan Frome Wolosky LLP, counsel to Digirad. The Digirad Special Committee took the Term Sheet and draft Merger Agreement under advisement, asked LK to review them and to report back to the Digirad Special Committee. A Digirad Special Committee meeting was scheduled for Monday, June 3. The Digirad Special Committee also scheduled a meeting for June 3 with management of ATRM, Digirad management and Oberon to hear a presentation from ATRM management regarding ATRM’s proposed business plan going forward and their projections for operating results following the consummation of the proposed Merger.

Prior to the June 3, 2019 meeting with ATRM, the Digirad Special Committee received a PowerPoint presentation prepared by ATRM containing a narrative discussion of the business units of ATRM and detailed financial projections. At the June 3, 2019 meeting of the Digirad Special Committee, ATRM management gave an oral presentation to the Digirad Special Committee detailing the strategic rationale for the ATRM Transaction, the merits of the Merger as part of Digirad’s plans to become a diversified holding company and the projected value that would accrue to Digirad as a result. ATRM management guided the Digirad Special Committee through its projections through 2023 and explained the underlying assumptions, including regarding ATRM’s order backlog and sales pipeline. The analysis was broken down by ATRM subsidiaries KBS, EdgeBuilder and LSVM. ATRM management indicated that Digirad’s strategy of arranging or providing financing for ATRM operations, as well as the ATRM Sale-Leaseback and Star Procurement materials purchasing program had helped restore customer confidence in ATRM and allowed it to build a better order backlog and generate significantly more interest from potential new orders. ATRM management provided an analysis of its internal valuation of ATRM based on projected results and historical evidence regarding stock performance of other companies in the same industry grouping. Members of the Digirad Special Committee and representatives of Oberon asked questions of ATRM management regarding the assumptions underlying the projections and management’s degree of confidence that the projections could be met. Management indicated that current order book, expressions of interest on new orders, enhancements in purchasing and cost of goods reductions should result in significant improvements in performance in the coming years.

Following the meeting with ATRM management, the Digirad Special Committee met separately on June 3, 2019 with representatives of Oberon and LK to discuss next steps. Oberon described its process for evaluating the approximate value of ATRM, the data required for them to prepare their fairness opinion and the methods by which ATRM would be valued in their analysis. Mr. Enright of LK advised the Digirad Special Committee as to the “entire fairness” standard under which Delaware courts would evaluate the fairness of the proposed ATRM transaction to Digirad’s minority stockholders. Members of the Digirad Special Committee asked questions regarding the proposed term sheet and Merger Agreement and Mr. Enright reported on the results of his review of those documents.

On June 6, 2019 the Digirad Special Committee met to further discuss Oberon’s role, the ATRM projections, additional questions to put to ATRM, SEC reporting responsibilities and projected cost savings as a result of the Merger. The Committee further discussed the proposed term sheet for the Merger, including the terms and conditions of the proposed new Digirad Preferred Stock and related tax considerations.

On June 11, 2019, the Digirad Special Committee met to discuss the latest drafts of ATRM’s financial statements as well as the drafts of Merger Agreement and term sheet. The Digirad Special Committee received counsel from LK and reviewed Oberon’s preliminary valuation findings. Based on these inputs, the Digirad Special Committee determined that it wished to advance negotiations with ATRM and its counsel and asked Mr. Enright to authorize Olshan to transmit drafts of the Merger Agreement and term sheet to ATRM and their counsel for review and comment.

On June 17, 2019 the Digirad Special Committee met and provisionally adopted the term sheet dated as of June 14, 2019 as accurately reflecting terms on which the parties would continue to negotiate the Merger Agreement.

On June 20, 2019 the Digirad Special Committee met with LK and Oberon. Oberon presented a draft of their analysis on the value of ATRM and the proposed Digirad Preferred Stock. Oberon explained their analysis to the Digirad Special Committee, and informed the Digirad Special Committee that subject to Oberon’s receipt of certain outstanding data that prior to the execution of a Merger Agreement, Oberon would be able to conclude that the proposed Merger would be fair to Digirad from a financial perspective. The Digirad Special Committee also discussed Digirad management’s projected consolidated financial statements for the combined companies post-Merger.

On June 21, 2019, the Digirad board of directors met and received an update from Mr. Eberwein on the ATRM Transaction, reviewed the merits and terms of the ATRM Transaction, and reviewed information prepared for the Digirad Special Committee. Mr. Eberwein explained the form and nature of the consideration being paid in the ATRM Transaction. Andrew Silver, of Oberon, discussed the review by Oberon of the ATRM Transaction, including the merit of Digirad’s conversion to a holding company structure, the benefits of acquiring ATRM, and the financial analysis performed by Oberon in evaluating the ATRM Transaction. Mr. Silver informed the Digirad board of directors that Oberon had advised the Digirad Special Committee that Oberon viewed the ATRM Transaction as fair to Digirad and its stockholders from a financial point of view. The Digirad board of directors discussed with Mr. Silver and Digirad’s management ATRM’s past performance, projections and other considerations related to combining the Digirad and ATRM. The Digirad Special Committee indicated to the Digirad board of directors that they were inclined to approve the Merger, subject to their review of ATRM’s final SEC filings, an execution copy of the Merger Agreement and all ancillary documents.

On June 26, 2019 the Digirad Special Committee met with Oberon and LK to discuss the contents of ATRM’s recently filed periodic reports for 2018 and a draft of 2019 ATRM financial statements. The parties discussed proposed cost savings of the Merger, the potential impact of Digirad’s assumption of ATRM debt on Digirad’s liquidity and BDO’s conclusions on the preservation of NOLs in connection with the issuance of the Digirad Preferred Stock. Mr. Silver noted that ATRM’s EBITDA for the first quarter of 2019 was higher than prior estimates and the previous draft financial statements had indicated and that the value of the Merger Consideration to be issued to ATRM stockholders remained in a range that Oberon would consider fair. Mr. Silver also noted that, while both Digirad and ATRM believe that there will be savings of approximately $400,000 relating to ATRM ceasing to be a public company as a result of the Merger, which savings are reflected in the ATRM projections, but Oberon’s financial analysis did not assume any other potential synergies or savings.

The Digirad Special Committee met again on June 27, 2019 to discuss the impact on Digirad’s liquidity of the dividend on the Digirad Preferred Stock to be issued in the Merger, Digirad’s available borrowings under its current lines of credit, certain plans to refinance certain ATRM properties post-Merger and whether any further action was warranted to ensure that Digirad would have adequate liquidity going forward after the consummation of the Merger. Certain potential strategies to enhance Digirad’s liquidity were discussed. The Committee further discussed the impact of the issuance of the Digirad Preferred Stock to ATRM shareholders on Digirad’s NOLs and reviewed further ATRM’s draft first quarter 2019 financials.

On July 2, 2019, the Digirad Special Committee met to discuss a proposal that arose in conversations between John Climaco, Chairman of the Digirad Special Committee, and Jeffrey Eberwein, Chairman of the Board of Digirad regarding Digirad’s liquidity going forward after the Merger. The Digirad Special Committee authorized Mr. Climaco to negotiate the terms of a put option that would require Mr. Eberwein to purchase an additional $1 million of Preferred Stock, at Digirad’s option, should Digirad determine that it was advisable to enhance Digirad’s liquidity.

On July 3, 2019, the Digirad Special Committee unanimously adopted a written Action by Consent in Lieu of Meeting (i) determining and declaring that the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement are advisable, fair to and in the best interests of Digirad and its stockholders and (ii) recommending to the full Board of Directors of Digirad that it adopt and approve the execution, delivery and performance of the Merger Agreement and the consummation of the Merger and the other transactions contemplated by the Agreement in accordance with the Merger Agreement.

The Digirad board of directors met on July 3, 2019 to finally consider the merits and parameters of the Merger including the exchange ratios with respect to each of the ATRM Common Stock and ATRM Preferred Stock and the proposed terms of the Merger Agreement. Prior to the final Digirad board meeting on that date, final presentation materials concerning the proposed Merger had been circulated to the individual members of the Digirad board of directors. The Digirad board of directors also had reference to the proposed forms of the Merger Agreement, the Voting and Support Agreement and other related documentation. At the meeting, the Digirad board of directors received a report from the Digirad Special Committee that having received Oberon’s final draft fairness opinion on July 2, 2019 stating that the Merger was advisable, fair and in the best interests of Digirad and its stockholders, the Digirad Special Committee recommended that the Digirad board of directors approve the Merger. A representative of Oberon was also present at the meeting and discussed its analysis with the Digirad board of directors. Having received the recommendation of the Digirad Special Committee and discussed the matters at hand with regard to the best interests of Digirad and the Digirad stockholders, and following the receipt of legal and financial advice, including the oral opinion from Digirad’s financial advisor that the proposed Merger was fair as of the date of the Merger Agreement, from a financial point of view, to Digirad stockholders, the Digirad board of directors unanimously determined that the Merger was in the best interests of Digirad and determined to unanimously support Digirad’s entry into the Merger Agreement, the Voting and Support Agreement and related matters. The exchange ratios were formally agreed to by the parties after market close on July 3, 2019, with the support of the Digirad board of directors.

ATRM Background

Conversation between ATRM and Digirad occurred throughout 2018, culminating in the Transaction LOI dated September 7, 2018 and publicly announced September 10, 2018. The Transaction LOI expired on December 31, 2018, as the parties recognized the transaction contemplated by that letter of intent could not be implemented because ATRM was not current in filing its periodic reports.

The parties again began discussions about a possible transaction in late spring of 2019. The focal point for those conversations was Mr. Eberwein, the Chairman of the board of directors of ATRM, who is also a member of the board of directors of Digirad. Because of the potential conflicts, the ATRM board of directors created a special committee of that board (the “ATRM Special Committee”) composed of the two ATRM Board members who did not have a conflict, Mr. Rodney Schwatken and Mr. Mark Hood. The fourth member of the ATRM Board of Directors, Mr. Daniel Koch, was deemed conflicted because of the impact a proposed transaction might have on his compensation.

The ATRM Special Committee met on May 30, 2019 by teleconference. The ATRM Special Committee members were joined by Mr. Koch and by Steve Carman, a partner at Husch Blackwell LLP. The ATRM Special Committee had previously obtained information from three different law firms, and asked Mr. Carman to attend the meeting and answer questions so that he could be considered as counsel to the ATRM Special Committee. After a discussion with Mr. Carman about his firm, his experience, and the terms of his retention, the ATRM Special Committee retained Husch Blackwell to represent the ATRM Special Committee. Husch Blackwell had not previously done work for ATRM, Digirad, any of the executive officers of either company, or the Chairman of the Board of Directors of ATRM or any of his or their affiliates. At the first meeting, the ATRM Special Committee also considered retaining a financial advisor. After much discussion, it was concluded that because of the financial expertise of the members of the ATRM Special Committee, the prospects of ATRM as a stand-alone entity, the expected cost of a financial advisor, and the access to Mr. Koch as a resource as needed, the ATRM Special Committee would proceed without retaining its own financial advisor.

The ATRM Special Committee received on June 10, 2019, a draft of the Merger Agreement and a draft letter of intent describing the proposed terms of the transaction. After separately reviewing those documents, the Special Committee scheduled a meeting with its counsel and with Mr. Koch for June 12, 2019. As a result of an unexpected matter, Mr. Hood was unable to attend but encouraged Mr. Schwatken to proceed without him. At the meeting, Mr. Schwatken asked numerous questions about the proposed transaction, some of which related to facts about the business of ATRM and that were answered by Mr. Koch, and some of which related to the proposed transaction and the appropriate process to follow in considering what was being proposed by Digirad. Those questions were answered by Mr. Carman. Mr. Schwatken noted that significant progress had been made in bringing current ATRM’s periodic reports with the SEC and that he had increasing comfort with the accuracy of the recent financial statements of ATRM that he had reviewed. As a result, Mr. Schwatken noted that he and Mr. Hood should be in a position to accurately evaluate the financial condition of ATRM, the book value and potential of the ATRM Common Stock, the ability of ATRM to continue as a going concern, and the value of a share of ATRM Common Stock if ATRM could not continue.

The ATRM Special Committee also considered the need to conduct due diligence of Digirad because the proposed transaction contemplated that Digirad securities would be the sole consideration received by ATRM shareholders. The ATRM Special Committee requested counsel to prepare a due diligence request list for the Special Committee to review and forward to Digirad, and Mr. Schwatken suggested several pieces of information he would be interested in reviewing. Mr. Schwatken noted that the draft documents from Digirad did not include an exchange ratio. As a result, he concluded that it would be premature to respond to Digirad in any way based on those documents. At the conclusion of the meeting, Mr. Schwatken undertook to provide Mr. Hood a complete update on the conversation. Mr. Hood provided his comments on the proposed transaction separately.

The ATRM Special Committee met again on June 19, 2019, after receiving from Digirad, a fully completed letter of intent for the proposed transaction and the requested due diligence material. The ATRM Special Committee members were joined by Mr. Carman, Ms. Taylor, and Ms. Simpson-Conner from Husch Blackwell, Mr. Koch, and Ms. Hannah Bible, an employee of LSVM and ATRM. The ATRM Special Committee first asked Mr. Carman to provide a thorough review of the proposed draft of the Merger Agreement, highlighting areas in which Husch Blackwell would propose changes be made. During the course of Mr. Carman’s presentation, the ATRM Special Committee members asked numerous questions for which satisfactory answers were provided. Mr. Carman noted the work to be done to confirm the accuracy of the representations to be made by ATRM and the ability of ATRM to comply with the proposed covenants.

The ATRM Special Committee then reviewed and discussed the material provided by Digirad in response to the due diligence request. The ATRM Special Committee considered whether they would benefit from having any additional information about Digirad before proceeding. The ATRM Special Committee concluded that, in light of the information publicly available and the information provided, no additional information was needed.

The ATRM Special Committee then authorized Mr. Carman to provide comments on the proposed Merger Agreement to counsel for Digirad and then discussed the most efficient process to follow for moving forward. The ATRM Special Committee concluded that it was in a position to make a decision to recommend the proposed merger to the full board of directors of ATRM for approval.

After the meeting, Mr. Carman called counsel to Digirad to discuss the changes in the draft Merger Agreement sought by the ATRM Special Committee. Counsel for Digirad subsequently conferred with Mr. Carman concerning the proposed changes, some of which were agreed to and some of which were not, and Mr. Carman reported that information back to the ATRM Special Committee. In addition, after the June 19, 2019 meeting, Husch Blackwell worked closely with Mr. Koch to ensure the accuracy of the ATRM representations and to prepare the related disclosure schedule.

The ATRM board of directors met on June 21, 2019 to consider the merits and parameters of the Merger, including the exchange ratios with respect to each of the ATRM Common Stock and ATRM Preferred Stock and the proposed terms of the Merger Agreement. Prior to the ATRM board meeting, a fully negotiated version of the Merger Agreement had been circulated to the members of the ATRM board of directors. Following discussion by the ATRM board of directors, including a full reflection of the prior separate deliberation by the independent directors of the ATRM board, and following the receipt of legal advice, the ATRM board of directors unanimously determined that the Merger was in the best interests of ATRM and the holders of ATRM Common Stock and ATRM Preferred Stock and determined to unanimously support the entry into the Merger Agreement and to recommend the approval of the Merger to its shareholders.

The Merger Agreement were then executed by ATRM after the close of markets on July 3, 2019 and the Merger Agreement and the Voting and Support Agreement were executed by the other parties thereto at the same time. The Merger Agreement and the Voting and Support Agreement were publicly announced by a press release by Digirad on July 3, 2019. For a discussion of the Merger Agreement, see “The Merger Agreement” beginning on page 83 of this proxy statement/prospectus.

On July 16, 2019, ATRM, LSVI and LSV Co-Invest I entered into a Series B Preferred Stock Dividend Agreement, pursuant to which the parties thereto agreed to cancel all accrued but unpaid dividends for 2018 on the ATRM Preferred Stock in exchange for the issuance to LSVI and LSV Co-Invest I of an aggregate of 17,915 shares of ATRM Preferred Stock. As a result of such agreement, there are no accrued dividends on the ATRM Preferred Stock.

On July 17, 2019, ATRM entered into two waivers with LSV Co-Invest I and one waiver with LSVM, pursuant to which the parties thereto agreed (i) that the closing of the Merger would not constitute an event of default under the terms of two promissory notes issued by ATRM to LSV Co-Invest I on January 12, 2018 and June 1, 2018 for the principal amounts of $500,000 and $900,000, respectively, or under the terms of a promissory note issued by ATRM to LSVM on December 17, 2018 for the principal amount of $300,000, (ii) that neither LSV Co-Invest I nor LSVM would be entitled to accelerate any payment under such notes as a result of the closing of the Merger and (iii) upon the closing of the Merger, ATRM would be permitted to amend its governing documents in accordance with the terms of the Merger Agreement.

Recommendation of the ATRM Board; ATRM’s Reasons for the Merger

At a meeting of ATRM’s board of directors held on June 21, 2019, the board of directors determined that the Merger Agreement and the Merger are advisable, fair to and in the best interests of ATRM and ATRM’s shareholders and unanimously approved the Merger Agreement and the Merger. Accordingly, ATRM’s board of directors unanimously recommends that ATRM’s shareholders vote “FOR” adoption of the Merger Agreement and approval of the Merger and the other transactions contemplated by the Merger Agreement.

In reaching its decision to approve the Merger Agreement and the Merger and to recommend that ATRM shareholders vote “FOR” adoption of the Merger Agreement and approval of the Merger and related transactions, the ATRM Special Committee, and then the ATRM board of directors, with the assistance of ATRM’s management and legal advisors, considered and analyzed a number of factors, including those reviewed by the ATRM board of directors at the meetings described in this proxy statement/prospectus under “—Background of the Merger.” The following are the material factors considered by the ATRM board of directors in determining to approve the Merger Agreement and the Merger transactions and to recommend that ATRM shareholders vote “FOR” adoption of the Merger Agreement and approval of the Merger and related transactions (which are not listed in any relative order of importance):

Positive Factors Relating to the Merger

Strategic Benefits of the Merger. The ATRM board of directors believes that the combination of ATRM and Digirad should result in significant strategic benefits to Digirad upon completion of the Merger, which would benefit ATRM and the ATRM shareholders as holders of Digirad Preferred Stock following completion of the Merger. These strategic benefits include the following:

●	An improved working capital position as a result of cost savings to be realized following the Merger will help ATRM avoid supply interruptions that have depressed sales and hindered growth in the past. Better relations with suppliers will allow ATRM to obtain better supply pricing and work with more suppliers.

●	Reducing the combined companies’ cost of capital as a result of greater combined assets and financial resources, which will also provide the combined companies with access to more sophisticated banking products and increase the likelihood the combined companies will be able to refinance their debt on more favorable terms with the benefit of the added scale of the post-Merger enterprise.

●	A better capitalized and broader business platform to pursue future acquisitions that may enhance both companies’ businesses and support their respective growth opportunities, which each company might not otherwise have the resources to pursue on its own.

●	Greater access to public investment based on the anticipated liquidity of the Digirad Preferred Stock (which Digirad plans to list on the Nasdaq Global Market) as compared to the ATRM Preferred Stock which has not had a public market to date, and the ATRM Common Stock which has historically very limited trading volume.

●	Eliminating the need for ATRM to continue to fulfill SEC and trading market requirements for publicly traded companies, thereby reducing costs and administrative burden of the combined companies and allowing ATRM’s management team to devote more of their time and resources to executing ATRM’s business plan.

Digirad’s Businesses, Operating Results, Financial Condition and Management. The ATRM board of directors believes that the combination of ATRM and Digirad should result in significant financial benefits to the businesses, operating results and financial condition of Digirad, on both a historical and prospective basis, and the quality, breadth and experience of Digirad’s senior management, including:

●	The results of the due diligence review performed on Digirad by ATRM’s management and financial and legal advisors regarding Digirad’s assets, financial condition, results of operations, business plan and prospects, including the size, scale, competitive position, and prospects of the combined company;

●	Digirad’s substantial operating resources, including the information technology, human resources, finance and general administrative resources, which should enable the combined company to reduce combined operating costs, increase gross margins and compete effectively;

●	Digirad’s success in operating its business;

●	Digirad’s strategic vision, shared by ATRM, concerning Digirad’s conversion into a diversified holding company structure; and

●	Digirad’s financial resources, which could be deployed to fund long-term growth projects.

Merger Consideration.

●	The business judgment of the ATRM board of directors, in light of arms-length negotiations with Digirad and advice from management and financial and legal advisors described herein, that the Merger Consideration is likely the highest price reasonably attainable for ATRM shareholders as compared to any other business combination or other strategic alternatives, including having ATRM remain independent and seek to implement its strategic plan.

●	ATRM’s board of director’s assessment of the historical and anticipated future trading price of ATRM’s Common Stock and ability to pay dividends on the ATRM Preferred Stock and the risks that the trading price of ATRM’s Common Stock would not exceed the value of the Merger Consideration and ATRM would be unable to pay cash dividends on the ATRM Preferred Stock for the foreseeable future.

●	Based on the liquidation value of the Digirad Preferred Stock and the closing price of ATRM Common Stock on June 20, 2019, which was the last trading day before the meeting of the ATRM board of directors at which it approved the Merger Agreement, the Merger Consideration had an implied value of $0.30 per share of ATRM Common Stock, which represented approximately a 50% premium to the closing price of ATRM Common Stock on June 20, 2019, approximately a 50% premium to the average closing price of ATRM Common Stock over the 30-day period before June 20, 2019, and approximately a 36% premium to the average closing price of ATRM Common Stock over the 90-day period before June 20, 2019.

●	A fixed exchange ratio would provide certainty as to the number of shares of Digirad Preferred Stock to be issued in the Merger, and that an increase in the market price of ATRM Common Stock before the Merger closing would not provide Digirad with a right to terminate the Merger Agreement, but would permit the ATRM board to change its recommendation to vote for the Merger Agreement and the Merger, and to terminate the Merger Agreement, if required by its fiduciary duties and ATRM paid the termination fee.

●	Digirad’s ability and willingness to pay dividends on the Digirad Preferred Stock in the future.

●	ATRM shareholders may benefit from enhanced liquidity of their investment after the Merger based on the anticipated liquidity of the Digirad Preferred Stock if listed for trading on the Nasdaq Global Market compared to that of the ATRM Preferred Stock which has not had a public market to date and the ATRM Common Stock which has historically very limited trading volume. Liquidity of the Digirad Preferred Stock would provide the ATRM shareholders with the flexibility to sell more quickly all or a portion of their shares for cash in a much more liquid market.

Terms and Conditions of the Merger Agreement. The ATRM board of directors considered the terms and conditions of the Merger Agreement in addition to the exchange ratios, including the following:

●	The consummation of the Merger is conditioned on approval of the Merger by the holders of two-thirds of the outstanding shares of ATRM’s Preferred Stock and holders of a majority of the outstanding shares of ATRM’s Common Stock.

●	The Merger Agreement does not include a financing contingency to refinance ATRM’s outstanding debt. The ATRM board of directors also considered the financing proposed by Digirad’s Private Placement to refinance or repay ATRM’s outstanding debt.

●	The availability of the Issuance Option to Digirad following the Merger.

●	Provisions of the Merger Agreement that would permit ATRM, until adoption of the Merger Agreement by its shareholders, to furnish information to, and engage in discussions and negotiations with, third parties making unsolicited acquisition proposals that the board determines are reasonably likely to lead to a superior proposal and to terminate the Merger Agreement to accept a superior proposal, subject to payment to Digirad of a termination fee of $725,000.

●	The ATRM board determined upon the advice and recommendation of the ATRM Special Committee the amount of the termination fee to be reasonable in light of, among other factors, the benefits of the Merger to ATRM’s shareholders, the advice of its legal advisors that the percentage of equity value it represented is consistent with such percentage in comparable business combination transactions, and the likelihood that an obligation to make a payment of such an amount would not preclude other acquisition proposals (the likelihood of which the board discussed with its legal advisors).

●	The ATRM board of directors noted that the opportunity to accept a financially superior proposal would provide further validation of the fairness of the Merger Consideration to be received by ATRM if such a proposal did not emerge.

●	Provisions of the Merger Agreement that permit the ATRM board of directors to change its recommendation with respect to the Merger Agreement if required by its fiduciary duties, without regard to whether such change is due to an intervening event, but subject to payment of a termination fee of $725,000.

●	Provisions of the Merger Agreement that give ATRM the right to seek specific performance of the Merger Agreement against Digirad.

●	The limited conditions in the Merger Agreement to consummation of the Merger, the advice of its legal advisor that regulatory approval is not required to be obtained, and the high degree of likelihood that the Merger would be consummated.

●	The Merger Agreement would provide ATRM with sufficient operating flexibility for it to conduct its business in the ordinary course of business consistent with past practice between the signing of the Merger Agreement and the completion of the Merger.

Continued Operation as a Stand-Alone Enterprise.    Evaluation, as an alternative to the Merger, of the potential rewards and risks associated with the continued execution by ATRM of its strategic plan as an independent company. Due to ATRM’s operating results, substantial doubt exists as to ATRM’s ability to continue as a going concern and there can be no assurance that ATRM’s actions to generate liquidity, including additional debt financing, will generate expected liquidity as currently planned or be successful at all. The ATRM board of directors reviewed ATRM’s historical and possible future performance in light of execution risks of meeting its plans, as illustrated by its capital and liquidity constraints, and the risks affecting its businesses, operations and financial condition. The ATRM board of directors considered, among other factors, the challenges of continuing to operate independently and the risks affecting ATRM’s ability to compete effectively against larger and better capitalized competitors. The ATRM board also considered the potential downside risk in the long-term stock price as a stand-alone enterprise as compared to that of the combined company following a combination with Digirad.

Alternative Transactions. Evaluation, as alternatives to the Merger or continued independent operations, of ATRM’s prospects for a merger transaction with a company other than Digirad and the potential terms of any such transaction, including consideration of the following:

●	An understanding that there were a limited number of potential strategic acquirers and a limited likelihood that any of those acquirers would make a financially superior acquisition proposal.

●	An understanding that it was unlikely that a financial buyer, such as a private equity firm, would be interested in making a financially superior acquisition proposal because of its inability to produce cost synergies that would justify a higher price.

●	In light of the foregoing, the ATRM board determined not to solicit other offers, and instead rely on the “window shop” provision in the Merger Agreement to further validate the fairness considerations, as well as the public announcement by Digirad over six months prior to signing the Merger Agreement of entry into the Transaction LOI based upon, among other things: (i) the value of the merger consideration; (ii) the risk of losing the Digirad offer if ATRM elected to solicit other offers; (iii) the risk of causing Digirad to lower its offer if ATRM elected to solicit other offers and little or no competitive bidding emerged; (iv) the limited likelihood that a competing acquisition proposal would be made at a higher price; (v) the risks associated with an auction process, including, among other things, the financial and administrative demands of conducting an auction (without assurance that a financially superior proposal would be made or consummated); (vi) the risk of breaches of confidentiality by prospective participants in the auction process and their advisors; (vii) the substantial management time and resources that would be required, potentially causing significant management distraction from operating ATRM’s business, and (viii) the risk that competitors and others would attempt to hire or solicit some of ATRM’s key employees and customers if it became known that ATRM was seeking to be sold.

●	The absence of any proposals, or indications of interest, to acquire ATRM, other than from Digirad.

Potentially Negative Factors Relating to the Merger

The ATRM board of directors took into account a number of potentially negative factors in its deliberations concerning the Merger with Digirad, including the following considerations:

●	Following completion of the Merger, ATRM would no longer exist as an independent public company and ATRM’s shareholders would be unable to participate exclusively in any future earnings growth of ATRM through their ownership of Digirad Preferred Stock.

●	Because the exchange ratio for ATRM Common Stock would be fixed, an increase in the share price of ATRM Common Stock before the Merger closing would cause the value of the share price premium of the Merger Consideration for ATRM Common Stock to decline.

●	Although the Digirad Preferred Stock is intended to be listed on the Nasdaq Global Market, there can be no assurance that such listing will be approved which may reduce liquidity for some ATRM shareholders, if the Nasdaq listing does not occur on a timely basis.

●	ATRM shareholders will have exposure to the risks associated with holding shares of Digirad Preferred Stock, including the ability of Digirad to pay cash dividends on the Digirad Preferred Stock which may result in a decline in the trading price of Digirad’s Preferred Stock.

●	Although the terms of the Merger Agreement would permit ATRM, until adoption of the Merger Agreement by its shareholders, to furnish information to, and engage in discussions and negotiations with, third parties making unsolicited acquisition proposals that the board determines are reasonably likely to lead to a financially superior proposal and to terminate the Merger Agreement to accept a superior proposal, it would require payment to Digirad of a termination fee of $725,000 which may deter others from making an acquisition proposal that may be more advantageous to ATRM’s shareholders.

●	ATRM’s business could be harmed as a result of uncertainties about the effect of the proposed Merger on ATRM’s employees and customers, which could impair ATRM’s ability to attract, retain and motivate key personnel until the Merger is completed and for a period of time thereafter, and could cause customers, suppliers and others that deal with ATRM to seek to change existing business relationships with the company.

●	The Merger may not be completed, or may not be completed within the period anticipated, as a result of a failure to satisfy, or satisfy in a timely manner, one or more closing conditions, including as a result of failure to obtain approval of the Merger by the shareholders of ATRM.

●	ATRM had incurred, and would continue to incur, significant fees for professional services and other transaction costs and expenses in connection with the Merger, a significant portion of which would be payable by ATRM even if the Merger were not completed.

●	The interests of certain executive officers and directors of ATRM in the Merger that are different from, or in addition to, their general interests as shareholders of ATRM, as described under “The Merger—Interests of ATRM Directors and Executive Officers in the Merger.”

●	If the Merger were not consummated, ATRM’s employees would have expended extensive time and effort to attempt to complete the Merger and would have experienced significant distractions from their work and progress on achieving ATRM’s business plan during the pendency of the transaction.

●	The receipt of the Merger Consideration by ATRM shareholders in exchange for shares of ATRM Common Stock and/or ATRM Preferred Stock pursuant to the Merger will be a taxable transaction for U.S. federal income tax purposes and could have material U.S. federal income tax consequences for such shareholders.

After consideration of these factors, the ATRM board of directors determined that the potential negative factors were significantly outweighed by the potential positive factors referenced above and the other potential benefits of the Merger to ATRM’s shareholders.

The foregoing summary of the factors considered by the ATRM board is not intended to be exhaustive, but is believed to include material factors considered by the ATRM board of directors. In view of the variety of factors considered in connection with its evaluation of the Merger, ATRM’s board did not find it practicable to, and did not, quantify or otherwise assign relative or specific weight to these factors. In addition, individual members of ATRM’s board of directors may have given different weight to different factors.

Financial Forecasts of ATRM’s Management

In connection with the Merger discussions between Digirad and ATRM, the management of ATRM provided to Digirad, and Digirad’s financial advisors, certain non-public, internal five-year financial forecasts regarding the anticipated future operations of ATRM on a stand-alone basis.

ATRM has presented below in summary form these internal five-year financial forecasts to give its shareholders access to this non-public financial information because the financial forecasts were provided to Digirad’s financial advisors. The summary of these internal financial forecasts is not being included in this proxy statement/prospectus to influence your decision whether to vote for adoption of the Merger Agreement and approval of the Merger and the other transactions contemplated by the Merger Agreement.

ATRM does not, as a matter of course, make public its management’s projections as to future results. The accompanying prospective financial information was not prepared with a view toward public disclosure or with a view toward complying with the guidelines established by the American Institute of Certified Public Accountants with respect to prospective financial information or published guidelines of the SEC regarding forward-looking statements.

The prospective financial information has been prepared by, and is the responsibility of, ATRM’s management. BDO USA, LLP, ATRM’s and Digirad’s independent registered public accounting firm, have neither examined, compiled nor performed any procedures with respect to the accompanying prospective financial information and, accordingly, BDO USA, LLP does not express an opinion or any other form of assurance with respect thereto. The reports of BDO USA, LLP included with this proxy statement/prospectus do not extend to the prospective financial information and should not be read to do so. Furthermore, the information:

●	while presented with numerical specificity, necessarily makes numerous assumptions, many of which are beyond the control of ATRM, including with respect to industry performance, general business, economic, regulatory, market and financial conditions, as well as matters specific to ATRM’s business, and may not prove to have been, or may no longer be, accurate;

●	does not necessarily reflect revised prospects for ATRM’s business, changes in general business, economic, regulatory, market and financial conditions, or any other transaction or event that has occurred or that may occur and that was not anticipated at the time the projections were prepared;

●	is not necessarily indicative of current values or future performance, which may be significantly more favorable or less favorable than as set forth below; and

●	should not be regarded as a representation that these estimates will be achieved and readers of this proxy statement/prospectus are cautioned not to place undue reliance on these estimates.

ATRM believes the assumptions its management used as a basis for the estimates were reasonable at the time the estimates were prepared, given the information its management had at the time. While the prospective financial information set forth below was prepared in good faith, no assurance can be given regarding future events. The prospective financial information is subjective in many respects and is thus susceptible to interpretation and periodic revision based on actual experience and recent developments. In light of the foregoing, as well as the uncertainties inherent in any prospective financial information, ATRM shareholders are cautioned not to unduly rely on this information as a predictor of future operating results or otherwise.

The estimates involve risks, uncertainties and assumptions. The future financial results of ATRM may materially differ from those expressed in the estimates due to factors that are beyond ATRM’s ability to control or predict. Historically ATRM has not achieved 100% of goals set forth in its forecasts. These estimates are forward-looking information and as such are subject to the qualifications set forth in the proxy statement/prospectus “Special Note Regarding Forward-Looking Statements” on page 23. ATRM cannot assure you that the estimates will be realized or that ATRM’s future financial results will not materially vary from the estimates. Since the estimates cover multiple years, such information by its nature becomes less reliable with each successive year. The estimates do not take into account any circumstances or events occurring after the date they were prepared.

The following table provides in summary form the five-year revenue forecast provided to Digirad and Digirad’s financial advisors:

Summary of Five-Year Revenue Forecast Provided to
Digirad and Digirad’s Financial Advisors
(Unaudited)

	Projected 2019	Projected 2020	Projected 2021	Projected 2022	Projected 2023
	(in millions of dollars)
Revenue	$35.36	$47.28	$49.09	$50.98	$52.94

ATRM has not updated, and does not intend to update or otherwise revise, the foregoing five-year revenue forecast to reflect circumstances existing since its preparation or to reflect the occurrence of unanticipated events, even in the event that any or all of the underlying assumptions are shown to be in error. Furthermore, ATRM has not updated, and does not intend to update or otherwise revise, the accompanying prospective financial information to reflect any changes in general economic or industry conditions since its preparation.

Digirad’s Reasons for the Merger

On September 10, 2018, Digirad announced that its board of directors approved Digirad’s HoldCo Conversion strategy. Digirad’s aim is to continue to grow its business into an integrated healthcare services company while simultaneously converting into a diversified holding company through the acquisition of businesses that meet Digirad’s internally developed financially disciplined approach for acquisitions.

On December 14, 2018, Digirad and ATRM, entered into a joint venture and formed Star Procurement, with Digirad and ATRM each holding a 50% interest. The purpose of the joint venture is to provide the service of purchasing and selling building materials and related goods to KBS Builders, Inc., a wholly-owned subsidiary of ATRM with which Star Procurement entered into a Services Agreement on January 2, 2019. In accordance with the terms of the Star Procurement Limited Liability Company Agreement, Digirad made a $1.0 million capital contribution to the joint venture, which was made in January 2019.

As part of the HoldCo Conversion, Digirad formed a real estate subsidiary named Star Real Estate Holdings USA, Inc. SRE will hold any significant real estate assets Digirad acquires. Digirad expects SRE to be substantially self-funded over time by raising its own capital in the form of commercial mortgages on the properties it owns or by raising other forms of external capital. As an initial transaction to create Digirad’s real estate division under SRE and launch that aspect of the HoldCo Conversion, in April 2019, Digirad purchased three plants in Maine that manufacture modular buildings and leased those three properties.

As a part of HoldCo Conversion process, the management team and the Digirad board of directors determined that ATRM met Digirad’s criteria for potential acquisitions, and identified ATRM as an attractive potential acquisition candidate. Digirad entered into a non-disclosure agreement with ATRM on June 6, 2018 for the purpose of conducting due diligence on ATRM and evaluating a potential transaction.

From time to time throughout the period from the time beginning with the initial merger discussions between Digirad and ATRM in 2018, and continuing through the time the Merger Agreement was executed on July 3, 2019, the Digirad board of directors worked with the Digirad management team to develop various strategies and approaches, including the approval of what became the terms of the Merger Agreement.

In approving the Merger Agreement and the Merger, Digirad’s board of directors consulted with the Digirad Special Committee and Digirad’s management, as well as with Digirad’s legal and financial advisors, and considered, among other things, the following material factors:

●	that the Merger would broaden Digirad’s capabilities in key strategic growth areas, including housing and construction;

●	that the Merger would diversify Digirad’s revenue and cash flow streams across multiple business lines and geographies;

●	the expectation that the Merger would be accretive to cash flow, after synergies;

●	the expectation that the Merger would result in a financially strong company with enhanced growth opportunities, an improved balance sheet, manageable dividend payout ratio and the ability to delever over time;

●	the expectation that, after the consummation of the Merger, the combined companies would realize operating synergies;

●	the expectation that the Merger would create a platform for future growth through acquisitions to fill in Digirad’s national footprint, and organically through investments in the combined company’s existing markets; and

●	the opportunity to integrate ATRM’s business efficiently with Digirad’s existing business.

Digirad’s board of directors also considered, among other things, the following risks:

●	that there are risks associated with obtaining necessary approvals on terms that satisfy closing conditions to the respective parties’ obligations to complete the Merger, and, as a result of certain conditions to the completion of the Merger, it is possible that the Merger may not be completed even if approved by ATRM’s shareholders (see “The Merger Agreement—Conditions of the Merger”);

●	the challenges of combining the businesses of the two companies and the attendant risks of not achieving the expected strategic benefits and cost savings, other financial and operating benefits or improvement in earnings, and of diverting management focus and resources from other strategic opportunities and from operational matters for an extended period of time;

●	the perception of investors and the potential impact on the prices of Digirad’s securities;

●	the level of capital expenditures that will be required with respect to the combined business;

●	the ability to secure financing on terms satisfactory to Digirad;

●	the terms and conditions of the Merger Agreement, which include restrictions on the conduct of Digirad’s business pending the closing of the Merger (see “The Merger Agreement—Digirad’s Forbearances Before Completion of the Merger”); and

●	other risks of the type and nature discussed above under “Risk Factors Relating to the Merger.”

Opinion of Financial Advisor to Digirad

The Digirad Special Committee retained Oberon to act as Digirad’s financial advisor in connection with a possible transaction involving Digirad and ATRM. In connection with this engagement, the board of directors of Digirad requested that Oberon provide its opinion as to the fairness, from a financial point of view, to Digirad of the exchange ratios pursuant to the Merger Agreement. In selecting Oberon as its financial advisor, Digirad considered, among other things, the fact that Oberon is a respected financial advisory firm with substantial experience advising companies in strategic transactions and has familiarity with Digirad and ATRM and has substantial experience providing strategic advisory services in similar transactions. Oberon, as part of its business, is continuously engaged in the evaluation of businesses and debt and equity securities in connection with mergers and acquisitions, underwritings, private placements and other securities offerings, senior credit financings, and general corporate advisory services.

On July 2, 2019, Oberon delivered its final draft written opinion to the Digirad Special Committee to the effect that, as of July 3, 2019, and based on and subject to various assumptions made, procedures followed, matters considered and limitations on the review undertaken by Oberon in connection with the opinion, the experience of its investment bankers and other factors it deemed relevant, the exchange ratios pursuant to the Merger Agreement were fair, from a financial point of view, to Digirad. The issuance of the opinion of Oberon was approved by an authorized committee of Oberon.

The full text of the written opinion of Oberon sets forth, among other things, assumptions made, procedures followed, matters considered and limitations on the review undertaken by Oberon in connection with such opinion. This written opinion is attached as Annex II to this proxy statement/prospectus and is incorporated by reference in its entirety into this proxy statement/prospectus. The following summary is qualified in its entirety by reference to the full text of the opinion. Oberon provided its opinion for the information and use of the board of directors of Digirad in connection with its evaluation of the exchange ratios pursuant to the Merger Agreement. Oberon’s opinion did not and does not constitute a recommendation as to how any holder of shares of ATRM Common Stock or ATRM Preferred Stock should vote with respect to approval of the Merger Agreement or any other matter.

In arriving at its opinion, Oberon, among other things:

●	Reviewed the Merger Agreement, including the financial terms thereof;

●	Reviewed certain business, financial and other information regarding ATRM that was publicly available or was furnished to Oberon by ATRM or Digirad;

●	Reviewed certain financial projections for ATRM prepared by the management of ATRM;

●	Discussed with the managements of ATRM and Digirad the operations and prospects of ATRM, including the historical financial performance and trends in the results of operations of ATRM;

●	Discussed with the management of Digirad the strategic rationale for the Merger;

●	Compared certain business, financial and other information regarding ATRM that was publicly available or was furnished to Oberon by the management of ATRM with publicly available business, financial and other information regarding certain publicly traded companies that Oberon deemed relevant;

●	Compared the proposed financial terms of the Merger Agreement with the financial terms of certain other business combinations and transactions that Oberon deemed relevant;

●	Prepared a discounted cash flow analysis of ATRM based upon the ATRM projections, as well as other assumptions discussed with and confirmed as reasonable by the management of Digirad; and

●	Considered other information such as financial studies, analyses and investigations, as well as financial, economic and market criteria that Oberon deemed relevant.

In connection with its review, Oberon assumed and relied upon the accuracy and completeness of all the financial and other information provided, discussed with or otherwise made available to it, including all accounting, tax and legal information, and Oberon did not make (and did not assume any responsibility for) any independent verification of such information. Oberon assumed, with the consent of the board of directors of Digirad, that neither the management of ATRM nor of Digirad was aware of any facts or circumstances that would make such information inaccurate or misleading in any way meaningful to the analysis of Oberon. With respect to the financial forecasts and estimates utilized in Oberon’s analyses, including the ATRM Projections, Oberon assumed, with the consent of the board of directors of Digirad, that they were reasonably prepared and reflected the best current estimates, judgments and assumptions of the management of Digirad as to the future financial performance of ATRM Oberon assumed no responsibility for, and expressed no view as to, such forecasts or estimates or the judgments or assumptions upon which they are based. Oberon also assumed that there were no material changes in the condition (financial or otherwise), results of operations, business or prospects of ATRM or Digirad since the date of the last financial statements provided to Oberon. In arriving at its opinion, Oberon did not conduct any physical inspection or appraisals of the assets or liabilities (contingent or otherwise) of ATRM or Digirad.

In rendering its opinion, Oberon assumed that the Merger and financings contemplated to be undertaken by Digirad in connection with the Merger would be consummated in accordance with the terms described in the Merger Agreement and in compliance with all applicable laws, without waiver, modification or amendment of any material terms or conditions, and that in the course of obtaining any necessary legal, regulatory or third party consents or approvals for the Merger or such contemplated financings, no delays, limitations, conditions or restrictions would be imposed or actions would be taken that would have an adverse effect on Digirad, ATRM or the expected benefits of the Merger in any way meaningful to Oberon’s analysis. Oberon’s opinion was necessarily based on economic, market, financial and other conditions and the information made available to it as of the date hereof. Although subsequent developments may affect this opinion, Oberon does not have any obligation to update, revise or reaffirm this opinion.

Oberon’s opinion only addresses the fairness, from a financial point of view, to Digirad of the exchange ratios to the extent expressly specified in its opinion, and does not address any other terms or aspects of the Merger, including, without limitation, the form or structure of the Merger, any tax or accounting matters relating to the Merger or otherwise, any financing arrangements or any aspect or implication of any other agreement or arrangement entered into in connection with or contemplated by the Merger or otherwise. In addition, Oberon’s opinion does not address the fairness of the amount or nature of, or any other aspects relating to, any compensation to be received by any officers, directors or employees of any parties to the Merger, or class of such persons, relative to the exchange ratio or otherwise. Oberon’s opinion does not express any opinion as to the prices at which shares of Digirad common stock, Digirad Preferred Stock or shares of ATRM Common Stock will trade at any time. Oberon’s opinion does not address the merits of the underlying decision by Digirad to enter into the Merger Agreement or the relative merits of the Merger or contemplated financings compared with other business strategies or transactions available or that have been or might be considered by the management or the board of directors of Digirad or in which Digirad might engage.

In connection with rendering its opinion, Oberon performed certain financial, comparative and other analyses as summarized below. This summary is not a complete description of the financial analyses performed and factors considered in connection with such opinion. In arriving at its opinion, Oberon made its determinations as to the fairness, from a financial point of view, to Digirad of the exchange ratios pursuant to the Merger Agreement, on the basis of various financial and comparative analyses taken as a whole. The preparation of a financial opinion is a complex process and involves various determinations as to the most appropriate and relevant methods of financial and comparative analyses and the application of those methods to the particular circumstances. Therefore, a financial opinion is not readily susceptible to summary description.

In arriving at its opinion, Oberon did not attribute any particular weight to any single analysis or factor considered but rather made qualitative judgments as to the significance and relevance of each analysis and factor relative to all other analyses and factors performed and considered and in the context of the circumstances of the particular transaction. Accordingly, the analyses must be considered as a whole, as considering any portion of such analyses and factors, without considering all analyses and factors as a whole, could create a misleading or incomplete view of the process underlying such opinion. The fact that any specific analysis has been referred to in the summary below is not meant to indicate that such analysis was given greater weight than any other analysis referred to in the summary. No company, business or transaction reviewed is identical to ATRM or Digirad or the Merger. An evaluation of these analyses is not entirely mathematical; rather, the analyses involve complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the public trading or other values of the companies, business segments or transactions reviewed.

In performing its analyses, Oberon considered industry performance, general business and economic conditions and other matters existing as of July 1, 2019, many of which are beyond the control of ATRM and Digirad. None of ATRM, Digirad or Oberon or any other person assumes responsibility if future results are different from those discussed whether or not any such difference is material. Any estimates contained in these analyses and the ranges of valuations resulting from any particular analysis are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than as set forth below. In addition, analyses relating to the value of businesses or securities do not purport to be appraisals or necessarily reflect the prices at which businesses or securities may actually be sold or acquired. Accordingly, the assumptions and estimates used in, and the results derived from, the following analyses are inherently subject to substantial uncertainty.

The following is a summary of the material financial analyses provided on July 3, 2019 to the Digirad Special Committee by Oberon in connection with its opinion.

Financial Analyses of ATRM

Selected Publicly Traded Companies Analysis. Using publicly available information and financial forecast projections provided by ATRM (the “ATRM Projections”), Oberon compared certain financial and other information and financial multiples relating to ATRM to corresponding financial and other information and financial multiples for certain publicly traded manufactured housing and building products companies that Oberon, using its professional judgment and expertise, deemed comparable to ATRM. Although none of these companies is directly comparable to ATRM in all respects, Oberon selected these companies because they are publicly traded companies with operations that, for purposes of this analysis, may be considered similar to certain operations of ATRM. The companies included in the selected publicly traded companies analysis for ATRM were:

●	Cavco Industries, Inc.

●	Continental Building Products, Inc.

●	Legacy Housing Corp.

●	Nobility Homes, Inc.

●	Quanex Building Products Corp.

●	Skyline Champion Corp.

Oberon reviewed, among other information, enterprise values of the selected companies, calculated as market value of equity based on closing stock prices on July 1, 2019, plus book value of debt, capital leases, preferred stock, and minority interest less cash and cash equivalents, as a multiple of latest twelve months’ (“LTM”) and also projected next twelve months’(“NTM”) estimated revenues and earnings before interest, taxes, depreciation, amortization and excluding the impact of stock-based compensation and non-cash pension expense, which is referred to in this proxy statement/prospectus as “adjusted EBITDA.”

Based on these analyses and utilizing its professional judgment and experience, Oberon then applied selected ranges of enterprise value/ LTM revenues multiples of 0.9x to 2.0x; NTM adjusted EBITDA multiples of 7.2x to 12.8x; and NTM revenue multiples of 0.8x to 1.9x derived from the analyses of the selected companies, to ATRM’s LTM revenues and NTM revenues and adjusted EBITDA. Financial data of the selected companies were based on public filings, common stock closing prices on July 1, 2019, and projections taken from a third party subscription service. Financial data of ATRM were based on the ATRM Projections, public filings, common stock closing prices on July 1, 2019 and other publicly available information. This analysis indicated an implied enterprise value for ATRM of $22.5 million to $74.9 million.

Selected Transactions Analysis. Utilizing publicly available information, Oberon analyzed certain information relating to the following selected transactions involving building products companies announced since 2016. Although none of the companies involved in the selected transactions are directly comparable to ATRM in all respects, nor are any of the selected transactions directly comparable to the Merger in all respects, Oberon chose the transactions in the selected transactions analysis because the companies that participated in the selected transactions are companies with operations that, for the purposes of analysis, may be considered similar to certain of the results, market size or operations of ATRM.

Target	Acquiror	Announcement Date
Formica Corp.	Broadview Holdings B.V.	12/17/ 2018
Armstrong Wood Products	American Industrial Partners	11/15/2018
Steel Ceilings, Inc.	Armstrong World Industries, Inc.	7/31/2018
WWS Acquisition, LLC	PGT Innovations, Inc.	7/24/2018
Ashland Products, Inc.	Amesbury Group, Inc.	3/7/2018
Ply Gem Midco, Inc.	Clayton, Dubilier & Rice, Inc.	1/31/2018
A&F Wood Products, Inc.	Masonite International Corp.	10/02/2017
Halex Corp.	GCP Applied Technologies Inc.	11/09/2016
EdgeBuilder, Inc. and Glenbrook Building Supply, Inc.	ATRM Holdings, Inc.	10/05/2016
Nortek Inc.	Melrose Industries plc	7/06/2016

For each of the selected transactions, Oberon reviewed and analyzed, among other things, enterprise value, calculated as the equity value implied for the target company based on the consideration payable in the selected transaction at the announcement, plus the book value of debt, capital leases, preferred stock, and minority interest less cash and cash equivalents, as a multiple of the target company’s latest 12 months revenues. Based on these analyses and utilizing its professional judgment and experience, Oberon then applied a selected range of latest 12 months revenue multiples of 0.4x to 1.5x derived from the selected transactions to ATRM’s latest 12 months revenue of $34.1 million. LTM adjusted EBITDA multiples are not meaningful because ATRM had negative LTM adjusted EBITDA and therefore were excluded from the analysis. Financial data of the selected transactions were based on public filings and other publicly available information at the time of announcement of the relevant transaction. Financial data of ATRM were based on the ATRM Projections, public filings and other publicly available information. This analysis indicated an implied enterprise value for ATRM $13.7 million to $51.2 million.

Discounted Cash Flow Analysis.  Oberon conducted a discounted cash flow analysis for ATRM for the purpose of determining an implied total enterprise value for ATRM as of July 1, 2019. A discounted cash flow analysis is a method of evaluating an asset using estimates of the future unlevered free cash flows generated by assets and taking into consideration the time value of money with respect to those future cash flows by calculating their “present value.” “Present value” refers to the current value of one or more future unlevered free cash flows from the asset, which is referred to as that asset’s cash flows, and is obtained by discounting those cash flows back to the present using a discount rate that takes into account macro-economic assumptions and estimates of risk, the opportunity cost of capital, capitalized returns and other appropriate factors. “Terminal value” refers to the capitalized value of all cash flows from an asset for periods beyond the final forecast period. Oberon calculated the value of the unlevered free cash flows that ATRM is expected to generate for fiscal year 2019 through 2023 implied by the ATRM Projections. Oberon also calculated a range of terminal values for ATRM at the end of the four-year period ending in 2023 by applying a terminal value EBITDA multiple of 6.0x to 9.0x to projected 2023 adjusted EBITDA, selected based on Oberon’s experience and professional judgment. The unlevered free cash flows and range of terminal values were then discounted to present value using a range of discount rates from 15.3% to 19.3%, which were chosen by Oberon based on its experience and professional judgment taking into account an analysis of the weighted average cost of capital of ATRM and comparable companies which Oberon deemed to be relevant to its analysis, to arrive at a range of illustrative enterprise values of ATRM. Based on that analysis, Oberon determined a discounted cash flow value for ATRM of $29.9 million to $44.9 million.

Other Information. In performing its valuation analysis and arriving at its determinations, Oberon considered the following among other considerations regarding ATRM’s business and financial information:

●	Small company size: ATRM is considerably smaller than the other publicly traded companies in the sector in terms of both its financial performance and market capitalization.

●	Low margins and profitability: ATRM had negative EBITDA for the twelve months ending March 31, 2019.

●	Leveraged capitalization: ATRM is substantially more leveraged than its publicly traded peer group.

●	Lack of equity research coverage: No firms currently publish equity research with financial forecasts for ATRM.

Other Considerations

Oberon prepared the analyses described above for purposes of providing its opinion to the Digirad Special Committee as to the fairness, from a financial point of view, as of July 1, 2019, to Digirad of the Exchange Ratios pursuant to the Merger Agreement. The type and amount of consideration payable in the Merger were determined through negotiations among the board of directors and management of each of Digirad and ATRM and Digirad’s financial advisors. Oberon did not recommend any specific consideration to the board of directors of Digirad or state that any given consideration constituted the only appropriate consideration for the Merger. The decision to enter into the Merger Agreement was solely that of the board of directors of Digirad, pursuant to the recommendation of the Digirad Special Committee. As described above, Oberon’s opinion and analyses were only one of many factors taken into consideration by the Digirad Special Committee and the Digirad board of directors in evaluating the Merger. Oberon’s analyses summarized above should not be viewed as determinative of the views of the board of directors or management of Digirad with respect to the Merger.

Miscellaneous

Oberon is the trade name for certain capital markets and investment banking services of Oberon Securities LLC and its subsidiaries, including Oberon. Pursuant to an engagement letter between Digirad and Oberon, Digirad agreed to pay Oberon an aggregate fee of $400,000, a portion of which was payable upon delivery of its opinion and the principal portion of which will be payable upon consummation of the Merger. Digirad has also agreed to reimburse certain of Oberon’s expenses and to indemnify Oberon and certain related parties against certain liabilities that may arise out of the engagement.

Oberon and its affiliates provide a full range of financial advisory services in the ordinary course of business, for which Oberon and such affiliates receive customary fees. In that regard, Oberon or its affiliates in the past have provided, currently are providing, and in the future may provide, financial services to Digirad and its affiliates and ATRM and its affiliates, respectively, for which Oberon and such affiliates have received and expect to receive fees.

Interests of ATRM Directors and Executive Officers in the Merger

In considering the recommendation of the ATRM board of directors with respect to the Merger, ATRM shareholders should be aware that certain executive officers and directors of ATRM have interests in the Merger that may be different from, or in addition to, the interests of ATRM shareholders generally. The ATRM board of directors was aware of the interests described below and considered them, among other matters, when approving the Merger Agreement and recommending that ATRM shareholders vote to approve the Merger Agreement.

In connection with the conversion of Digirad into a diversified holding company as approved by the Digirad board of directors, certain persons within ATRM are expected to hold positions within Digirad following the Merger: Jeffrey Eberwein will continue to serve as Chairman of the board of directors of Digirad, Daniel Koch will continue to serve as Chief Executive Officer of ATRM, and Hannah Bible (currently, an ATRM employee) will serve as Vice President of Legal and Finance at Digirad.

Change of Control Benefits for Executive Officers

ATRM has entered into a change of control agreement with ATRM’s President and Chief Executive Officer, Daniel M. Koch (the “Change of Control Agreement”). The Change of Control Agreement was entered into by ATRM with Mr. Koch on October 17, 2012.

The Change of Control Agreement provides for severance payments of two times Mr. Koch’s annual base salary in the event Mr. Koch’s employment is terminated, either voluntarily with “Good Reason” or other than for “Cause,” during the two-year period following a change of control. The severance payments are to be made over 24 months following the date of employment termination according to ATRM’s regular payroll practices and policies. In addition to severance payments, Mr. Koch is also entitled to reimbursement of ATRM’s portion of group medical and group dental premiums under COBRA continuation coverage. The Change of Control Agreement also provides for immediate vesting of all of Mr. Koch’s unvested options (if any) outstanding upon a change of control.

For purposes of the Change in Control Agreement, a “change of control” is deemed to occur upon:

●	the sale or other transfer of all or substantially all of ATRM’s assets;

●	the approval by ATRM’s shareholders of a liquidation or dissolution of ATRM;

●	any person, other than a bona fide underwriter, becoming the owner of more than 40% of the outstanding shares of ATRM Common Stock;

●	a merger, consolidation or exchange involving ATRM, but only if ATRM’s shareholders prior to such transaction own less than 65% of the combined voting power of the surviving or acquiring entity following the transaction; or

●	the “continuity” members of ATRM’s board of directors, being the incumbent members of ATRM’s board of directors as of the end of 2012 and future members of ATRM’s board of directors who were approved by at least a majority of ATRM’s continuity members, ceasing to constitute at least a majority of ATRM’s board of directors.

“Good Reason” is defined as any of the following, provided Mr. Koch has given ATRM written notice of such condition within 90 days after its first occurrence and ATRM has not cured such condition within 30 days after such written notice:

●	a material diminution in Mr. Koch’s authority, duties or responsibilities;

●	A material diminution in Mr. Koch’s base salary;

●	a material change in the geographic location at which Mr. Koch must perform his services; or

●	any other action or inaction that constitutes a material breach by ATRM of Mr. Koch’s employment arrangement.

“Cause” is defined as (a) willful engagement by Mr. Koch in misconduct that is materially and demonstrably injurious to ATRM and its subsidiaries, taken as a whole, or (b) Mr. Koch’s conviction (including a plea of nolo contendere) of willfully engaging in illegal conduct that constitutes a felony and that either is materially and demonstrably injurious to ATRM and its subsidiaries, taken as a whole, or impairs Mr. Koch’s ability to perform substantially his duties with ATRM. No act or failure to act by Mr. Koch will be considered “willful” unless done or omitted to be done by Mr. Koch without a reasonable and actual belief that the action or omission was in the best interests of ATRM and its subsidiaries.

Golden Parachute Compensation

The following table sets forth the estimated value of the benefits under the Change of Control Agreement and value of other enhanced benefits described above that would be received by Mr. Koch, assuming the occurrence a change of control and termination of employment in within two years of the consummation of the Merger. The actual amount of any payments (if any) will likely differ from the below estimated amounts. No ATRM executive officer is entitled to any tax reimbursement payments from ATRM associated with any change of control payment.

Name	Cash ($)	Equity ($)(1)	Perquisites/ Benefits ($)(2)	Total ($)
Daniel M. Koch	480,000	0	12,236	492,000

(1)	Detail of Equity Components Outlined in Golden Parachute Compensation Table

Name	Restricted Stock(i)	Stock Options(ii)	Total
Daniel M. Koch	$10,000	0	10,000

(i)	Restricted Stock—Any restriction periods and all restrictions imposed on restricted stock shall lapse and they shall immediately become fully vested upon the termination of employment of Mr. Koch by ATRM for any reason other than for cause (as defined in ATRM’s 2014 Incentive Plan) or by Mr. Koch for good reason as defined in ATRM’s 2014 Incentive Plan). All restricted stock is fully vested and therefore no payments in respect of the Mr. Koch’s restricted stock will be required.

(ii)	Stock Options—all ATRM stock options outstanding to Mr. Koch on the date of such change of control will become immediately exercisable in full upon such change of control and will remain exercisable for the full stated term thereof, and (b) no payments attributable to or made in lieu of any such stock option will be reduced or reduce any other payments under the Change of Control Agreement to avoid application of Internal Revenue Code Sections 280G or 4999. Amounts shown represent payment in cancellation of the stock option awards for an amount by which the average closing market price for ATRM stock over the first five business days following the public announcement of the transaction exceeds the exercise price of the option. The accelerated vesting is “single trigger” in nature.

(2)	Perquisites/benefits. The figures in this column represent an estimated value for ATRM’s portion of group medical and group dental premiums under COBRA continuation coverage for a period of 24 months. The amount included in this column is “double trigger” in nature.

Treatment of ATRM Equity Awards

As of the date of the Merger Agreement, ATRM’s outstanding equity awards consisted solely of grants of restricted shares of ATRM Common Stock and restricted stock units for shares of ATRM Common Stock. Pursuant to the Merger Agreement, ATRM may not issue any additional equity grants prior to the completion of the Merger. For any equity grants of restricted shares of ATRM Common Stock and restricted stock units for shares of ATRM Common Stock outstanding at the time of the Merger, at the Effective Time, each unvested share of restricted ATRM Common Stock or restricted ATRM Common Stock unit subject to vesting, repurchase, or other lapse of restrictions (a “Company Restricted Share”) shall, by virtue of the Merger and without any action on the part of the holder thereof, be assumed by Digirad and cease to represent a right with respect to shares of ATRM Common Stock and shall be converted automatically into a right to receive a restricted share of Digirad Preferred Stock or restricted Digirad Preferred Stock unit (as applicable) subject only to time based vesting with respect to a number of shares of Digirad Preferred Stock (each, an “Adjusted Restricted Share”), at a rate equal to three one-hundredths of a share, or 0.03 shares, of Digirad Preferred Stock, with any fractional shares of Digirad Preferred Stock rounded up to the next higher whole number of shares. Each Adjusted Restricted Share shall otherwise be subject to the same terms and conditions applicable to the converted Company Restricted Share under the ATRM’s stock plans and the agreements evidencing grants thereunder, including as to vesting and settlement.

Change of Control Benefits for the ATRM Board of Directors

Members of the ATRM board of directors are not entitled to any payments or benefits upon a change of control.

Indemnification; Directors’ and Officers’ Insurance

The Merger Agreement provides, from and after the effective time, each of Digirad and ATRM as the surviving company shall jointly and severally indemnify and hold harmless each person who served as a director or officer of ATRM or its subsidiaries prior to the effective time of the Merger and promptly pay to the fullest extent required pay or reimburse expenses incurred in defending, serving as a witness with respect to or otherwise participating in any claim in advance of the final disposition of such claim, subject to certain conditions. The Merger Agreement further provides that, as of the effective time, ATRM shall or, if ATRM is unable to, Digirad shall cause the surviving company in the Merger to, obtain and fully pay the premium for the non-cancellable extension of the directors’ and officers’ liability coverage of ATRM’s existing directors’ and officers’ insurance policies and ATRM’s existing fiduciary liability insurance policies, in each case for a claims reporting or discovery period of at least six years from and after the effective time of the Merger with respect to any claim related to any period of time at or prior to the effective time of the Merger, provided that the annual premium therefor shall not exceed $100,000. If such “tail policy” cannot be obtained, ATRM as the surviving company is required to maintain such insurance in effect for a period of six years subject to an annual cap of $100,000 per year and the other terms and conditions of the Merger Agreement.

Effect of the Merger

Subject to the terms and conditions of the Merger Agreement and in accordance with Minnesota law, at the effective time of the Merger, Merger Sub will merge with and into ATRM. ATRM will be the surviving corporation in the Merger and will become a wholly-owned subsidiary of Digirad.

Merger Consideration

At the effective time of the Merger, each share of ATRM Common Stock (other than shares owned directly by ATRM, any ATRM subsidiary, Digirad or Merger Sub) issued and outstanding immediately prior to the effective time of the Merger will be converted into and become the right to receive 0.03 shares of Digirad Preferred Stock, and each share of ATRM Preferred Stock (other than shares owned directly by ATRM, any ATRM subsidiary, Digirad or Merger Sub or any shares for which dissenters’ rights are exercised) issued and outstanding immediately prior to the effective time of the Merger will be converted into and become the right to receive 2.5 shares of Digirad Preferred Stock, with any fractional shares rounded up to the nearest whole share of Digirad Preferred Stock.

The rights pertaining to Digirad Preferred Stock will be different from the rights pertaining to each of ATRM Common Stock and ATRM Preferred Stock. The rights of all ATRM shareholders are currently governed by the ATRM articles of incorporation, the ATRM bylaws and Minnesota law. In addition, the rights of holders of ATRM Preferred Stock are subject to the certificate of designation of the ATRM Preferred Stock. Upon completion of the Merger, all shareholders of ATRM will become holders of Digirad Preferred Stock and their rights will be governed by the Digirad certificate of incorporation, the Certificate of Designation for the Digirad Preferred Stock, the Digirad bylaws and Delaware law. For a description of the rights pertaining to Digirad Preferred Stock and Digirad’s certificate of incorporation and bylaws, see “Description of Digirad Capital Stock” and “Comparison of Rights of ATRM Shareholders and Holders of Digirad Preferred Stock.”

Ownership of Digirad Unchanged Following the Merger

Upon completion of the Merger, all Digirad Preferred Stock will be held by former ATRM shareholders. Each Digirad stockholder will continue to have the same number of shares of Digirad common stock that such stockholder held immediately prior to the completion of the Merger. However, each share of Digirad common stock will then represent an interest in a combined company with more assets.

Conversion of Shares; Exchange Procedures; Fractional Shares

The conversion of ATRM Common Stock and ATRM Preferred Stock into the right to receive the Merger Consideration of Digirad Preferred Stock will occur automatically at the effective time of the Merger. Prior to the effective time of the Merger, Digirad will deposit with the exchange agent certificates representing shares of Digirad Preferred Stock sufficient to effect the conversion of each share of ATRM Common Stock and ATRM Preferred Stock into the shares of Digirad Preferred Stock pursuant to the Merger Agreement.

Approximately five business days after the effective time of the Merger, the exchange agent will mail to each holder of record of ATRM Common Stock and ATRM Preferred Stock as of immediately prior to the effective time of the Merger a letter of transmittal containing instructions for obtaining the aggregate Merger Consideration that each such shareholder is entitled to receive pursuant to the Merger. The letter of transmittal will contain instructions for surrendering certificates representing shares of ATRM Common Stock and/or ATRM Preferred Stock to the exchange agent. The exchange agent will mail the aggregate Merger Consideration (including, if applicable, cash in lieu of any fractional share of Digirad Preferred Stock) to such shareholder approximately 10 business days after the exchange agent has received all of such shareholder’s certificates representing shares of ATRM Common Stock and/or ATRM Preferred Stock (to the extent applicable), a properly signed and completed letter of transmittal in accordance with the instructions thereto, and such other documents as may be required pursuant to such instructions.

After the effective time of the Merger, each certificate that previously represented shares of ATRM Common Stock and/or ATRM Preferred Stock (to the extent applicable) will represent only the right to receive the Merger Consideration as described above and dividends and distributions on Digirad Preferred Stock as described below.

Until holders of certificates previously representing shares of ATRM Common Stock and/or ATRM Preferred Stock (to the extent applicable) have surrendered those certificates to the exchange agent, those holders will not receive dividends or distributions on any shares of Digirad Preferred Stock into which such shares have been converted. When delivery of the Merger Consideration is made to such holders as described above, the exchange agent will also pay to such holders, without interest, all dividends and other distributions in respect of such Digirad Preferred Stock with a record date after the effective time of the Merger and a payment date on or after the date of surrender of certificates.

No fractional shares of Digirad Preferred Stock will be issued to any ATRM shareholder in the Merger. Each ATRM shareholder who would otherwise have been entitled to receive a fraction of a share of Digirad Preferred Stock in the Merger will receive one whole share of Digirad Preferred Stock.

Digirad and the exchange agent will be entitled to deduct and withhold from the Merger Consideration, and pay to the appropriate taxing authorities, any applicable taxes. Any such amount which is properly withheld and paid to a taxing authority by Digirad or the exchange agent will be treated for all purposes of the Merger Agreement as having been paid to the person from whom it is withheld.

If any certificate representing shares of ATRM Common Stock or ATRM Preferred Stock (to the extent such stock was certificated) has been lost, stolen or destroyed, upon the making of an affidavit attesting to that fact by the person claiming that such certificate has been lost, stolen or destroyed and, if required by Digirad or the surviving corporation of the Merger, the delivery by such person of a bond (in such amount as Digirad or the surviving corporation may direct) as indemnity against any claim that may be made against the exchange agent, Digirad or the surviving corporation with respect to on account of the alleged loss, theft or destruction of such certificate, the exchange agent will issue, in exchange for all rights to the lost, stolen or destroyed certificate, the total amount of Merger Consideration in respect of the shares of ATRM Common Stock or ATRM Preferred Stock (to the extent such stock was certificated) represented by such certificate.

Accounting Treatment

The Merger will be accounted for using the acquisition method of accounting. Digirad will allocate the purchase price to the fair value of ATRM’s tangible and intangible assets and liabilities at the acquisition date, with the excess purchase price being recorded as goodwill. Under U.S. generally accepted accounting principles, goodwill is not amortized but is tested for impairment at least annually.

No Regulatory Approvals Required for the Merger

ATRM and Digirad are not required to obtain any regulatory approvals for the Merger, as the Merger does not exceed any value thresholds for antitrust approval by the Antitrust Division of the Department of Justice or the Federal Trade Commission and neither the business of ATRM nor Digirad is subject to regulatory oversight which requires approval of the Merger.

Dissenters’ Rights of ATRM Shareholders

Under Minnesota law, unless otherwise set forth in the articles of incorporation or bylaws, dissenters’ rights are not available in connection with a merger to the holders of shares listed on certain national stock exchanges and the consideration to be received for such shares consists only of shares that are listed on one of such national stock exchanges and cash in lieu of fractional shares. Because the ATRM Common Stock is not listed on a national stock exchange, holders of ATRM Common Stock have dissenters’ rights in connection with the Merger to receive the fair value, in cash, of their shares of ATRM Common Stock. In order to exercise dissenters’ rights, ATRM Common Stock holders must strictly comply with the dissenters’ rights procedures under Minnesota law or they will lose their dissenters’ rights. One of these rules is that you must not vote FOR the Merger. If you vote FOR the Merger, you will lose your dissenters’ rights. The cash you receive upon the exercise of your dissenters’ rights may be more or less than the value of the Digirad Preferred Stock you would have received in the Merger if you had not exercised your dissenters’ rights.

ATRM and Digirad have entered into the Voting and Support Agreement with the holders of all of the ATRM Preferred Stock and approximately 17.4% of the ATRM Common Stock pursuant to which such holders have given Digirad their proxies to vote “FOR” the approval of the Merger Agreement and the transactions contemplated thereby, including the Merger. By voting for the approval of the Merger Agreement and the Merger, such holders will not be entitled to dissenters’ rights.

Sections 302A.471 and 302A.473 of the Minnesota Business Corporation Act (the “MBCA”) entitle you to exercise dissenters’ rights and receive cash equal to the “fair value” of your shares of ATRM Common Stock and/or ATRM Preferred Stock instead of shares of Digirad Preferred Stock upon consummation of the Merger. Set forth below is a summary of the procedures relating to the exercise of such dissenters’ rights. This summary does not purport to be a complete statement of dissenters’ rights. If you think that you might exercise your dissenters’ rights in connection with the Merger, you should carefully review the text of Appendix III attached to this proxy statement/prospectus, particularly the specified procedural steps required to perfect dissenters’ rights, which are complex, and you should also consult your legal counsel. Your dissenters’ rights will be lost if you do not fully and precisely satisfy the procedural requirements of sections 302A.471 and 302A.473 of the MBCA.

Under the MBCA, if you (i) file with ATRM before the special meeting written notice of your intent to demand the fair value for your shares of ATRM Common Stock and/or ATRM Preferred Stock if the Merger is consummated and becomes effective and (ii) do not vote your shares of ATRM Common Stock and/or ATRM Preferred Stock at the ATRM special meeting in favor of the proposal to approve the Merger Agreement and the Merger, then you will be entitled, if the Merger is approved and effected, to receive a cash payment equal to the fair value of your shares of ATRM Common Stock and/or ATRM Preferred Stock (as applicable) upon compliance with the applicable statutory procedural requirements. If you vote “FOR” the proposal to approve the Merger Agreement and the Merger you will have no dissenters’ rights under the MBCA, however, your failure to vote “AGAINST” the proposal to approve the Merger Agreement and the Merger, this failure will not, in and of itself, constitute a waiver of your dissenters’ rights.

If you intend to demand payment for your shares of ATRM Common Stock and/or ATRM Preferred Stock, you must file a notice of such intent with ATRM at 5215 Gershwin Avenue N. Oakdale, Minnesota 55128, Attention: Corporate Secretary, before the vote on the Merger Agreement and the Merger at the special meeting. A vote against the Merger Agreement and the Merger at the special meeting will not constitute the notice required under the MBCA. If you do not satisfy each of the requirements of Sections 302A.471 and 302A.473 of the MBCA, you will not be entitled to payment for your shares of ATRM Common Stock and/or ATRM Preferred Stock (as applicable) under the dissenters’ rights provisions of the MBCA. Instead, you will be bound by the terms of the Merger Agreement if the Merger is consummated.

If the Merger is approved at the special meeting, ATRM must send written notice to all shareholders who have given written notice of dissent and not voted in favor of the Merger a notice containing:

●	The address where the demand for payment and certificates must be sent and the date by which they must be received;

●	Any restrictions on transfer of uncertificated shares that will apply after the demand for payment is received;

●	A form to be used to certify the date on which the shareholder, or the beneficial owner on whose behalf the shareholder dissents, acquired the shares (or an interest in them) and to demand payment; and

●	A copy of the provisions of the MBCA set forth in Appendix C with a brief description of the procedures to be followed under those provisions.

If you are sent such a notice and wish to assert dissenters’ rights, you must demand payment and deposit your certificates with ATRM within 30 days after such notice is given. Prior to the Effective Time, you will retain all other rights of a shareholder. From and after the Effective Time, if you are a dissenting shareholder, you will no longer be entitled to any rights of a shareholder, including, but not limited to, the right to receive notice of meetings, to vote at any meetings or to receive dividends, and you will only be entitled to any rights of appraisal as provided by the MBCA. If you fail to perfect your dissenters’ rights, your shares of ATRM Common Stock and/or ATRM Preferred Stock (as applicable) will thereafter be deemed to have been converted into the right to receive the consideration provided for by the Merger Agreement.

After the Effective Time or upon receipt of a valid demand for payment, whichever is later, ATRM must remit to you, if you complied with the requirements of the dissenters’ rights statutes, the amount ATRM estimates to be the fair value of your shares of ATRM Common Stock and/or ATRM Preferred Stock (as applicable), plus interest accrued from the Effective Time to the date of payment. The payment also must be accompanied by certain financial data relating to ATRM, ATRM’s estimate of the fair value of the shares and a description of the method used to reach such estimate, and a copy of the applicable provisions of the MBCA with a brief description of the procedures to be followed in demanding supplemental payment. If you believe that the amount remitted is less than the fair value of such shares plus interest, you may give written notice to ATRM of your own estimate of the fair value of the shares, plus interest, within 30 days after ATRM mails its remittance, and demand payment of the difference.

If ATRM receives a demand from you to pay such difference, it must, within 60 days after receiving your demand, either pay to you the amount demanded or agreed to by you after discussion with ATRM or file in court a petition requesting that the court determine the fair value of the shares.

The court may appoint one or more appraisers to receive evidence and make recommendations to the court on the amount of the fair value of your shares. The court shall determine whether you have complied with the requirements of Section 302A.473 of the MBCA and shall determine the fair value of your shares, taking into account any and all factors the court finds relevant, computed by any method or combination of methods that the court, in its discretion, sees fit to use. The fair value of the shares as determined by the court is binding on all dissenting shareholders.

Costs of the court proceeding shall be determined by the court and assessed against ATRM, except that part or all of the costs may be assessed against you if your actions in demanding supplemental payments are found by the court to be arbitrary, vexatious or not in good faith.

If the court finds that ATRM did not substantially comply with the relevant provisions of the MBCA, the court may assess the fees and expenses, if any, of attorneys or experts as the court deems equitable against ATRM. Such fees and expenses may also be assessed against any party in bringing the proceedings if the court finds that such party has acted arbitrarily, vexatiously or not in good faith, and may be awarded to a party injured by those actions. The court may award, in its discretion, fees and expenses of an attorney for the dissenting shareholders out of the amount awarded to such shareholders, if any.

You may assert dissenters’ rights as to fewer than all of the shares registered in your name only if you dissent with respect to all shares beneficially owned by you on behalf of any one beneficial shareholder and you notify ATRM in writing of the name and address of each person on whose behalf you are asserting dissenters’ rights. In such a situation, your rights as a dissenting shareholder are determined as if the shares as to which you are dissenting and your other non-dissenting shares were registered in the names of different shareholders.

Under Subdivision 4 of Section 302A.471 of the MBCA, you have no right, at law or in equity, to set aside the approval of the Merger Agreement or the consummation of the Merger except if the adoption or consummation of the Merger was fraudulent with respect to you or ATRM.

Stock Exchange Listing of Digirad Preferred Stock

Prior to the Merger, there has been no public market for the Digirad Preferred Stock and no shares of the Digirad Preferred Stock are outstanding. Digirad intends to apply to have the Digirad Preferred Stock listed on the Nasdaq Global Market under the symbol “DRADP.” There can be no assurance that such listing will be approved.

Delisting and Deregistration of ATRM Common Stock

If the Merger is completed, ATRM Common Stock will be delisted from the OTC Marketplace and deregistered under the Exchange Act, and ATRM will no longer file periodic reports with the SEC on account of ATRM Common Stock.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

The following is a general discussion of the material U.S. federal income tax consequences of the Merger to U.S. Holders (as defined below) that exchange shares of ATRM Common Stock and/or ATRM Preferred Stock for shares of Digirad Preferred Stock pursuant to the Merger. This discussion is based on current provisions of the Internal Revenue Code of 1986, as amended (the “Code”), the U.S. Treasury Regulations promulgated thereunder, judicial opinions and published position of the Internal Revenue Service (the “IRS”), all as in effect as of the date of this proxy statement/prospectus and all of which are subject to change or varying interpretation, possibly with retroactive effect. Any such change or interpretation could affect the accuracy of the statements and conclusions set forth herein.

This discussion is limited to U. S. Holders that hold their ATRM Common Stock and/or ATRM Preferred Stock as “capital assets” within the meaning of Section 1221 of the Code (generally, property held for investment). Furthermore, this discussion is for general information purposes only and does not purport to address all aspects of U.S. federal income taxation that may be relevant to particular U.S. Holders in light of their specific circumstances.

If any entity or arrangement treated as a partnership for U.S. federal income tax purposes holds ATRM Common Stock and/or ATRM Preferred Stock, the tax treatment of a person treated as a partner in such partnership will generally depend upon the status of the partner and upon the activities of the partnership. Persons that for U.S. federal income tax purposes are treated as a partner in a partnership holding ATRM Common Stock and/or ATRM Preferred Stock should consult their own tax advisors regarding the tax consequences of the Merger.

This discussion does not address any tax consequences arising under the unearned income Medicare contribution tax pursuant to the Health Care and Education Reconciliation Act of 2010, nor any state, local or foreign tax consequences, nor does it address any U.S. federal tax considerations other than those pertaining to the income tax. Holders should consult their own tax advisors as to the particular tax consequences to them of the Merger, including the applicability of any U.S. federal income and other tax laws, any state, local or non-U.S. tax laws, and any changes (or proposed changes) in tax laws or interpretations thereof.

As used herein, the term “U.S. Holder” means a beneficial owner (other than an Excluded Holder) of ATRM Common Stock and/or ATRM Preferred Stock prior to the Merger and, on or after the Merger, Digirad Preferred Stock that is, for U.S. federal income tax purposes:

●	an individual who is a citizen or resident of the United States;

●	a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created or organized under the laws of the United States, any state thereof, or the District of Columbia;

●	an estate the income of which is includible in gross income for U.S. federal income tax purposes, regardless of its source; or

●	a trust (a) the administration of which is subject to the primary supervision of a U.S. court and which has one or more U.S. persons who have the authority to control all substantial decisions of the trust, or (b) that has a valid election in effect under applicable Treasury regulations to be treated as a U.S. person.

“Excluded Holder” means any person that (1) is subject to special rules under the U.S. federal income tax laws (including, for example, a holder having a “functional currency” other than the U.S. dollar, a person subject to special rules applicable to former citizens and residents of the United States, banks or other financial institutions, mutual funds, persons subject to the alternative minimum tax, grantor trusts, real estate investment trusts, subchapter S corporations or other pass-through entities or arrangements (or investors in subchapter S corporations or other pass-through entities or arrangements), insurance companies, tax-exempt organizations, dealers in securities or currencies, traders in securities who elect to apply a mark-to-market method of accounting, persons holding ATRM Common Stock and/or ATRM Preferred Stock in connection with a hedging transaction, straddle, conversion transaction or other integrated transaction, holders other than U.S. Holders, or U.S. Holders who acquired their ATRM Common Stock and/or ATRM Preferred Stock through the exercise of employee stock options or otherwise as compensation or through a tax-qualified retirement plan) and/or (2) owns (by vote or value) five-percent or more of (a) prior to the Merger, the ATRM Common Stock and/or ATRM Preferred Stock and/or (b) on or after the Merger, the Digirad Preferred and/or the Digirad common stock.

Neither ATRM nor Digirad intends to request any ruling from the Internal Revenue Service or opinion from counsel as to the U.S. federal income tax consequences of the Merger. Consequently, no assurance can be given that the Internal Revenue Service will not assert, or that a court will not sustain, a position contrary to any of the tax consequences set forth in this proxy statement/prospectus.

This discussion is intended to provide only a general description of the material U.S. federal income tax consequences of the Merger to U.S. Holders, subject to the qualifications, limitations and assumptions set forth herein. This discussion is not intended to be a complete analysis or description of all potential U.S. federal income tax consequences of the Merger and related transactions. The U.S. federal income tax laws are complex and subject to varying interpretation. Accordingly, the IRS may not agree with the tax consequences described in this proxy statement/prospectus. ALL HOLDERS SHOULD CONSULT THEIR OWN TAX ADVISOR TO DETERMINE THE PARTICULAR TAX CONSEQUENCES TO THEM OF THE RECEIPT AND OWNERSHIP OF SHARES OF DIGIRAD PREFERRED STOCK RESULTING FROM THE EXCHANGE FOR SHARES OF ATRM COMMON STOCK AND/OR ATRM PREFERRED STOCK PURSUANT TO THE MERGER, INCLUDING THE APPLICABILITY AND EFFECT OF U.S. FEDERAL, STATE, LOCAL AND NON-U.S. TAX LAWS.

Receipt of Digirad Preferred Stock in the Merger

The receipt of shares of Digirad Preferred Stock in exchange for shares of ATRM Common Stock and/or ATRM Preferred Stock pursuant to the Merger will be a taxable transaction for U.S. federal income tax purposes. A U.S. Holder generally will recognize gain or loss for U.S. federal income tax purposes in an amount equal to the difference, if any, between (i) the fair market value (as of the effective time) of the Digirad Preferred Stock received pursuant to the Merger and (ii) such U.S. Holder’s adjusted tax basis in the ATRM Common Stock and/or ATRM Preferred Stock surrendered in exchange therefor. Such gain or loss generally will be capital gain or loss, and will be long-term capital gain or loss if the U.S. Holder’s holding period for such shares exceeds one year as of the date of the Merger. Long-term capital gains for certain noncorporate U.S. Holders, including individuals, are generally eligible for a preferential rate of federal income taxation. Net short-term capital gains are taxed at the same rate as ordinary income. The deductibility of capital losses is subject to limitations. If a U.S. Holder acquired different blocks of ATRM Common Stock and/or ATRM Preferred Stock at different times or at different prices, such U.S. Holder must determine its tax basis, holding period, and gain or loss separately with respect to each block of ATRM Common Stock and/or ATRM Preferred Stock. U.S. Holders are responsible for determining their adjusted basis in their ATRM Common Stock and/or Preferred Stock and should consult their tax advisors regarding such determination.

A U.S. Holder’s tax basis in the Digirad Preferred Stock received in the Merger will equal its fair market value as of the effective time. A U.S. Holder’s holding period for the Digirad Preferred Stock received in the Merger will begin on the day following the effective time.

Backup Withholding and Information Reporting with respect to the Merger

A U.S. Holder generally will be subject to information reporting and may, under certain circumstances, be subject to backup withholding (currently at a rate of 24%) with respect to the per share Merger Consideration received in the Merger, unless such holder properly establishes an exemption or provides, on a properly completed IRS Form W-9, its correct tax identification number and otherwise complies with the applicable requirements of the backup withholding rules.

Backup withholding is not an additional tax. Rather, any amounts withheld under the backup withholding rules from a payment to a U.S. Holder can be refunded or credited against the U.S. Holder’s U.S. federal income tax liability, if any, provided that an appropriate claim is timely filed with the IRS.

Tax Consequences to U.S. Holders of Digirad Preferred Stock

The following discussion is a summary of certain U.S. federal income tax consequences of the ownership and disposition of shares of Digirad Preferred Stock to U.S. Holders receiving Digirad Preferred Stock pursuant to the Merger.

Distributions on the Digirad Preferred Stock

Cash distributions paid on shares of Digirad Preferred Stock will be treated as a dividend to the extent paid out of Digirad’s current or accumulated earnings and profits (as determined for U.S. federal income tax principles) and will be includible in income by the U.S. Holder and taxable as ordinary income when received. If a distribution exceeds Digirad’s current and accumulated earnings and profits, the excess will be first treated as a tax-free return of the U.S. Holder’s investment, up to the U.S. Holder’s tax basis in the shares of Digirad Preferred Stock. Any remaining excess will be treated as capital gain. Dividends received by non-corporate U.S. Holders will be eligible to be taxed at reduced rates if the U.S. Holders meet certain holding period and other applicable requirements. Dividends received by corporate U.S. Holders will be eligible for the dividends-received deduction if the U.S. Holders meet certain holding period and other applicable requirements.

Constructive Distributions on Digirad Preferred Stock

If the Digirad Preferred Stock is treated as issued with a redemption premium (as described below) in excess of de minimis amount (the “Redemption Premium”), then, under certain circumstances, Digirad may be deemed to make constructive distributions (to which Section 301 of the Code would apply) on the Digirad Preferred Stock, even though Digirad makes no actual distribution of cash or property. If this deemed distribution rule applies to the Redemption Premium (if any) on the Digirad Preferred Stock, each U.S. Holder will be required to accrue annually, without regard to such U.S. Holder’s regular method of tax accounting, such Redemption Premium, generally in accordance with the constant yield principles used to accrue for U.S. federal income tax purposes original issue discount (“OID”) on debt instruments under the rules of Sections 1271 through 1275 of the Code and the applicable Treasury regulations (the “OID Rules”). Any such accrual of Redemption Premium (if any) is treated for U.S. federal income tax purposes as an actual distribution on the Digirad Preferred Stock that would constitute a dividend, return of capital or capital gain to the holder of the stock in the same manner as cash distributions described under “Tax Consequences to U.S. Holders of Digirad Preferred Stock- Distributions on the Digirad Preferred Stock.”

Digirad Preferred Stock will be treated as issued with a Redemption Premium if the Digirad Preferred Stock has a liquidation preference or may be redeemed for an amount in excess of its issue price and such excess exceeds a de minimis amount (as determined in accordance with the OID Rules). While the rules for determining the issue price of the Digirad Preferred Stock are unclear, Digirad intends to take the position that the OID Rules determining the issue price of a debt instrument can be used to determine the issue price of the Digirad Preferred Stock, and, in light of the OID Rules, the issue price for the Digirad Preferred Stock should be no less than the amount at which it may be redeemed under the call option, as described below under “Description Of Digirad Capital Stock- Digirad Series A Preferred Stock- Optional Redemption”(the “Call Option”), or the put option, as described below under “Description Of Digirad Capital Stock- Digirad Series A Preferred Stock- Change of Control”(the “Put Option”). Accordingly, Digirad intends to take the position that the Digirad Preferred Stock is not issued with any Redemption Premium.

In the alternative, if the Digirad Preferred Stock is issued with a Redemption Premium, then a U.S. Holder is still not required to accrue the Redemption Premium, unless either the Call Option or the Put Option have certain characteristics (as discussed below).

The Call Option will trigger the accrual of the Redemption Premium (if any) on the Digirad Preferred Stock, unless, based on all of the facts and circumstances as of the issue date, a redemption pursuant to the Call Option is not more likely than not to occur. The Treasury regulations provide that a redemption of the Digirad Preferred Stock under the Call Option will not be treated as more likely than not to occur if: (1) Digirad and the U.S. Holder are not related within the meaning of Section 267(b) or Section 707(b) of the Code (substituting “20%” for the phrase “50%”); (2) there are no plans, arrangements, or agreements that effectively require or are intended to compel Digirad to redeem the Digirad Preferred Stock; and (3) exercise of the Call Option would not reduce the yield on the Digirad Preferred Stock using the principles under the OID Rules. Even if the Call Option does not fall within the preceding safe harbor, it does not mean that Digirad’s exercise of the Call Option is more likely than not to occur and the Call Option must still be tested under all the facts and circumstances to determine if such exercise is more likely than not to occur. While not entirely free from doubt, Digirad intends to take the position that the Call Option fits within the safe harbor discussed above with respect to the U.S. Holders of the Digirad Preferred Stock and, under the general facts and circumstances in effect upon the issue of the Digirad Preferred Stock, it is not more likely than not that Digirad will exercise the Call Option. Accordingly, even if the Digirad Preferred Stock were issued with a Redemption Premium, the presence of the Call Option should not require the U.S. Holders of the Digirad Preferred Stock to accrue the Redemption Premium (if any).

The Put Option will trigger the accrual of the Redemption Premium (if any) on the Digirad Preferred Stock, unless, the Put Option is subject to a contingency that is (1) beyond legal or practical control holder of U.S. Holder, or of the U.S. Holders as a group, or a related party (within the meaning of Section 267(b) or Section 707(b) of the Code) and (2) renders remote the likelihood of redemption (based on all the facts and circumstances as of the issue date). Under existing law, it is unclear whether the condition (i.e., a Change of Control Triggering Event) allowing the exercise of the Put Option should be treated as a contingency described in clause (2) of the preceding sentence. While not entirely free from doubt, Digirad intends to take the position that the Change of Control Triggering Event condition renders remote the likelihood of redemption of the Digirad Preferred Stock pursuant to Put Option. Accordingly, even if the Digirad Preferred Stock were issued with a Redemption Premium, the presence of the Put Option should not require the U.S. Holders of the Digirad Preferred Stock to accrue the Redemption Premium (if any). However, no assurance can be given that the Internal Revenue Service will not assert, or that a court will not sustain, a contrary position.

Prospective holders of the Digirad Preferred Stock should consult their own tax advisors regarding the potential implications of the constructive distribution rules.

Sale or Other Taxable Disposition of the Digirad Preferred Stock, Including Redemptions

Upon any sale, exchange, redemption (except as discussed below) or other disposition of the Digirad Preferred Stock, a U.S. Holder will recognize capital gain or loss equal to the difference between the amount realized by the U.S. Holder and the U.S. Holder’s adjusted tax basis in the Digirad Preferred Stock. Such capital gain or loss will be long-term capital gain or loss if the U.S. Holder’s holding period for the Digirad Preferred Stock is longer than one year. A U.S. Holder should consult its own tax advisors with respect to applicable tax rates and netting rules for capital gains and losses. Certain limitations exist on the deduction of capital losses by both corporate and non-corporate taxpayers.

A redemption of the Digirad Preferred Stock for cash will be treated as a sale or exchange if it (1) results in a “complete termination” of the U.S. Holder’s interest in Digirad’s stock, (2) is not “essentially equivalent to a dividend” with respect to the U.S. Holder, or (3) is “substantially disproportionate” with respect to the U.S. Holder, each within the meaning of Section 302(b) of the Code. In determining whether any of these tests have been met, stock considered to be owned by the U.S. Holder by reason of certain constructive ownership rules, as well as shares actually owned by such U.S. Holder, must generally be taken into account. If the U.S. Holder does not own (actually or constructively) any additional Digirad Preferred Stock or Digirad common stock, or owns only an insubstantial percentage of Digirad stock, and does not participate in Digirad control or management, a redemption of such U.S. Holder’s Digirad Preferred Stock will generally qualify for sale or exchange treatment. If the redemption is treated as proceeds from a sale or exchange, a U.S. Holder will recognize capital gain or loss (which will be long-term capital gain or loss, if the U.S. Holder’s holding period for such Digirad Preferred Stock exceeds one year) equal to the difference between the amount realized by the U.S. Holder and the U.S. Holder’s adjusted tax basis in the Digirad Preferred Stock redeemed, except to the extent that any cash received is attributable to any accrued but unpaid dividends on the Digirad Preferred Stock. Otherwise, the redemption may be taxable as a dividend to the extent of Digirad’s current or accumulated earnings and profits as discussed above with respect to distributions generally. Because the determination as to whether any of the alternative tests of Section 302(b) of the Code will be satisfied with respect to any particular U.S. Holder depends upon the facts and circumstances at the time that the determination must be made, prospective U.S. Holders are advised to consult their own tax advisors regarding the tax treatment of a redemption.

Backup Withholding and Information Reporting with Respect to the Digirad Preferred Stock Received in the Merger

Information reporting requirements generally will apply to payments of dividends on shares of Digirad Preferred Stock and to the proceeds of a sale, exchange, redemption or other disposition of a share of Digirad Preferred Stock paid to a U.S. Holder unless the U.S. Holder is an exempt recipient such as a corporation. Backup withholding will apply to those payments if the U.S. Holder fails to provide its correct taxpayer identification number, or certification of exempt status, or (in the case of dividend payments) if the U.S. Holder is notified by the IRS that it has failed to report in full payments of interest and dividend income. Any amounts withheld under the backup withholding rules may be refunded or credited against such U.S. Holder’s U.S. federal income tax liability provided that the required information is timely furnished to the IRS.

THE PRECEDING DISCUSSION IS INTENDED ONLY AS A SUMMARY OF MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER. IT IS NOT A COMPLETE ANALYSIS OR DISCUSSION OF ALL POTENTIAL TAX EFFECTS THAT MAY BE IMPORTANT TO A PARTICULAR HOLDER. ALL HOLDERS OF ATRM COMMON STOCK AND/OR ATRM PREFERRED STOCK SHOULD CONSULT THEIR OWN TAX ADVISORS AS TO THE SPECIFIC TAX CONSEQUENCES OF THE MERGER TO THEM, INCLUDING TAX-REPORTING REQUIREMENTS, AND THE APPLICABILITY AND EFFECT OF ANY FEDERAL, STATE, LOCAL AND NON-U.S. TAX LAWS.

THE MERGER AGREEMENT

The following discussion sets forth the principal terms of the Merger Agreement, a copy of which is attached as Annex I to this proxy statement/prospectus and is incorporated by reference herein. The rights and obligations of the parties are governed by the express terms and conditions of the Merger Agreement and not by this discussion, which is a summary by nature. This discussion is not complete and is qualified in its entirety by reference to the complete text of the Merger Agreement. You are encouraged to read the Merger Agreement carefully in its entirety, as well as this proxy statement/prospectus, before making any decisions regarding the Merger.

The Merger

Subject to the terms and conditions of the Merger Agreement and in accordance with Minnesota law, Merger Sub, a wholly owned subsidiary of Digirad, will merge with and into ATRM. ATRM will be the surviving company in the Merger and continue its corporate existence as a wholly owned subsidiary of Digirad. Upon consummation of the Merger, the separate corporate existence of Merger Sub will terminate.

Closing and Effectiveness of the Merger

The closing of the Merger will occur as soon as possible, but no later than two business days after the date of the conditions to its completion have been satisfied or waived. The Merger will become effective at such time (the “effective time”) as the parties file articles of merger with the Secretary of State of the State of Minnesota (or at such later time as ATRM and Digirad may agree and is specified in the articles of merger).

Consideration to be Received in the Merger

At the effective time of the Merger, each share of ATRM Common Stock (other than shares owned directly by ATRM, any ATRM subsidiary, Digirad or Merger Sub) issued and outstanding immediately prior to the effective time of the Merger will be converted into and become the right to receive 0.03 shares of Digirad Preferred Stock, and each share of ATRM Preferred Stock (other than shares owned directly by ATRM, any ATRM subsidiary, Digirad or Merger Sub or any shares for which dissenters’ rights are exercised) issued and outstanding immediately prior to the effective time of the Merger will be converted into and become the right to receive 2.5 shares of Digirad Preferred Stock. No fractional shares of Digirad Preferred Stock will be issued. Each holder will be entitled to receive in lieu of any fractional share of Digirad Preferred Stock one whole share of Digirad Preferred Stock.

Treatment of ATRM Equity Awards

As of the date of the Merger Agreement, ATRM’s outstanding equity awards consisted solely of grants of restricted shares of ATRM Common Stock and restricted stock units for shares of ATRM Common Stock. Pursuant to the Merger Agreement, ATRM may not issue any additional equity grants prior to the completion of the Merger. For any equity grants of restricted shares of ATRM Common Stock and restricted stock units for shares of ATRM Common Stock outstanding at the time of the Merger, at the Effective Time, each unvested share of restricted ATRM Common Stock or restricted ATRM Common Stock unit subject to vesting, repurchase, or other lapse of restrictions shall, by virtue of the Merger and without any action on the part of the holder thereof, be assumed by Digirad and cease to represent a right with respect to shares of ATRM Common Stock and shall be converted automatically into a right to receive a restricted share of Digirad Preferred Stock or restricted Digirad Preferred Stock unit (as applicable) subject only to time based vesting with respect to a number of shares of Digirad Preferred Stock, at a rate equal to three one-hundredths of a share, or 0.03 shares, of Digirad Preferred Stock, with any fractional shares of Digirad Preferred Stock rounded up to the next higher whole number of shares. Each Adjusted Restricted Share shall otherwise be subject to the same terms and conditions applicable to the converted Company Restricted Share under the ATRM’s stock plans and the agreements evidencing grants thereunder, including as to vesting and settlement.

Representations and Warranties

The Merger Agreement contains representations and warranties made by ATRM to Digirad and by Digirad to ATRM. The assertions embodied in those representations and warranties were made solely for purposes of the Merger Agreement and may be subject to important qualifications and limitations agreed to by the parties in connection with negotiating the terms of the Merger Agreement. Accordingly, ATRM shareholders should not rely on representations and warranties as characterizations of the actual state of facts or circumstances, and should bear in mind that the representations and warranties were made solely for the benefit of the parties to the Merger Agreement, were negotiated for purposes of allocating contractual risk among the parties to the Merger Agreement rather than to establish matters as facts and may be subject to contractual standards of materiality different from those generally applicable to shareholders. Moreover, information concerning the subject matter of such representations and warranties may change after the date of the Merger Agreement, which subsequent information may or may not be reflected in public disclosures of ATRM and Digirad. This description of the representations and warranties is included to provide ATRM’s shareholders with information regarding the terms of the Merger Agreement. The representations and warranties in the Merger Agreement and the description of them in this joint proxy statement/prospectus should be read in conjunction with the other information contained in the reports, statements and filings ATRM and Digirad publicly file with the SEC. See “Where You Can Find Additional Information.”

In the Merger Agreement, ATRM and Digirad made a number of representations and warranties to each other. The parties’ reciprocal representations and warranties relate to, among other things:

●	due incorporation, valid existence and good standing, and corporate authorization and power to enter into the Merger Agreement and consummate the transactions contemplated thereby;

●	the good standing and corporate power and authority of ATRM’s and Digirad’s subsidiaries, respectively;

●	capitalization and capital structure;

●	the absence of any violation of or conflict with such party’s organizational documents or applicable laws as a result of entering into the Merger Agreement and consummating the Merger;

●	required regulatory filings, consents and approvals of governmental entities in connection with the Merger Agreement and the Merger;

●	documents filed by ATRM and Digirad, respectively, with the SEC since January 1, 2016 and the accuracy of information contained in those documents;

●	financial statements;

●	the absence of undisclosed finders’ fees;

●	the absence of certain changes or events, and the absence of a material adverse effect on ATRM and Digirad, respectively, in each case since January 1, 2018;

●	the proxy statement/prospectus to be filed with the Securities and Exchange Commission under the Exchange Act and the accuracy of information contained in such document as provided by such party;

●	litigation and legal proceedings;

●	ATRM’s and Digirad’s respective compliance with applicable legal requirements and possession of permits and compliance with provisions of the Sarbanes-Oxley Act of 2002 and the listing standards of the NASDAQ Global Market; and

●	the absence of undisclosed liabilities.

In addition to the foregoing, the Merger Agreement contains representations and warranties made by ATRM to Digirad relating to, among other things:

●	real and personal properties;

●	intellectual property;

●	the inapplicability of certain state takeover statutes;

●	affiliate transactions;

●	filing of tax returns, payment of taxes and other tax matters;

●	employee benefit plans;

●	certain material contracts;

●	environmental matters;

●	employment matters; and

●	insurance.

Digirad also represented and warranted to ATRM that Digirad has or will have sufficient shares of authorized and unissued Digirad Preferred Stock and all funds necessary for the issuance and payment of the Merger Consideration and has funds available to it to satisfy its payment obligations under the Merger Agreement.

ATRM’s Conduct of Business Before Completion of the Merger

From the date of the Merger Agreement until the effective time, ATRM has agreed, subject to certain exceptions, to conduct its business in the ordinary course. In addition, ATRM may not, among other things and subject to certain exceptions, without Digirad’s consent:

●	adjust, split, combine or reclassify its capital stock;

●	set any record or payment dates for the payment of any dividends or distributions on its capital stock or make, declare or pay any dividend or make any other distribution on any shares of its capital stock or any securities or obligations convertible into or exchangeable for any shares of its capital stock, except that any wholly owned subsidiary of ATRM may declare and pay dividends to its parent and other wholly owned subsidiaries of ATRM;

●	directly or indirectly redeem, purchase or otherwise acquire, any shares of its capital stock or any securities or obligations convertible into or exchangeable for any shares of its capital stock (except pursuant to the exercise of stock options or vesting of restricted ATRM Common Stock outstanding as of the date of the Merger Agreement or permitted to be issued under the Merger Agreement or pursuant to the surrender of shares to ATRM or the withholding of shares by ATRM to cover tax withholding obligations;

●	grant any stock appreciation rights or grant any person any right to acquire any shares of its capital stock except in the ordinary course of business in accordance with past practice, or issue, or commit to issue, sell, grant, dispose of, pledge or otherwise encumber, or authorize or propose the issuance, sale, grant, disposition, pledge or other encumbrance of, any additional shares of capital stock (except pursuant to the exercise of ATRM options outstanding as of the Merger Agreement or permitted to be issued as described below or pursuant to the surrender of shares to ATRM or the withholding of shares by ATRM to cover tax withholding obligations under ATRM stock plans), or grant any stock appreciation rights or grant any person any right to acquire any shares of its capital stock except in the ordinary course of business in accordance with past practice, or issue, or commit to issue, sell, grant, dispose of, pledge or otherwise encumber, or authorize or propose the issuance, sale, grant, disposition, pledge or other encumbrance of, any additional shares of capital stock (except pursuant to the exercise of stock options under the ATRM’s stock plans outstanding as of the date of the Merger Agreement in accordance with the terms of the awards or issuances, in each case in the ordinary course of business consistent with past practice), any securities convertible into or exercisable for, or any rights, warrants or options to acquire, any additional shares of capital stock, or any other securities in respect of, in lieu of, or in substitution for, any shares of its capital stock outstanding on the date of the Merger Agreement;

●	sell, transfer, mortgage, encumber or otherwise dispose of any of its material assets or material properties to any person (other than a direct wholly owned subsidiary), by merger, consolidation, asset sale or other business combination (including formation of a joint venture) or cancel, release or assign any indebtedness to any such person or any claims held by any such person, in each case, except (i) in the ordinary course of business consistent with past practice, including sales of repossessed assets, (ii) dispositions of obsolete or worthless assets, (iii) sales of loans, receivables and other assets in the ordinary course of business consistent with past practice and (iv) sales of immaterial assets which involve the sale of assets outside the ordinary course of business with a purchase price of $10,000 or less in any single case or $50,000 in all such cases;

●	make any investment or acquisition, by purchase or other acquisition of stock or other equity interests, by merger, consolidation, asset purchase or other business combination, or by contributions to capital; or make any material purchases of any property or assets, in or from any other person other than a wholly owned subsidiary of ATRM, except (i) as expressly required by the terms of any contracts or agreements in force at the date of the Merger Agreement, (ii) as otherwise permitted, and (iii) other acquisitions in the ordinary course of business consistent with past practice and, in any case, involving consideration in an aggregate amount not in excess of $10,000;

●	enter into, renew, extend, amend or terminate any material contract or lease;

●	other than general pay increases, including in connection with promotions, made in the ordinary course of business consistent with past practice, for employees, directors or independent contractors generally or as provided by any agreement in effect on the date hereof, (i) increase, or commit to increase, the compensation or severance payable (including by granting or increasing the rate or terms of any salary, bonus, pension or other compensation pursuant to the terms of any employee benefit plan, policy, agreement or arrangement) to any of its employees, directors or independent contractors, (ii) pay any severance other than in the ordinary course of business consistent with past practice or (iii) except as may be required, or advisable, to comply with applicable law or contract, amend, establish or enter into any pension, retirement, profit-sharing, severance, retention or welfare benefit plan or agreement or incentive or employment, agreement with or for the benefit of any employee, director or independent contractor or accelerate the vesting of any stock options or other stock-based compensation;

●	amend its articles of incorporation, bylaws or similar governing documents or similar organizational documents of any of subsidiary of ATRM;

●	except in connection with actions permitted by the Merger Agreement’s non-solicitation covenant, take any action to exempt any person from, or make any acquisition of securities of ATRM by any person not subject to, any state takeover statute or similar statute or regulation that applies to ATRM with respect to an alternative proposal or otherwise, including the restrictions on “business combinations” set forth in Section 302A.671 of the MBCA, except for Digirad, Merger Sub, or any of their respective subsidiaries or affiliates, or the transactions contemplated by the Merger Agreement;

●	enter into any new material line of business outside of its existing business;

●	assign, transfer, lease, cancel, fail to renew or fail to extend any material permit;

●	incur any indebtedness for borrowed money, issue any debt securities or assume, guarantee or endorse or otherwise become responsible for the obligations of another person, or make any loans, advances of capital contributions to, or investments in, any other person, except in the ordinary course of business consistent with past practice;

●	make or change any material tax election or settle or compromise any material tax liability of ATRM or any of its subsidiaries;

●	make any material changes in its accounting methods or method of tax accounting, practices or policies, except as may be required under applicable law, rule, regulation or GAAP;

●	effect or permit, with respect to ATRM and any of its subsidiaries, a “plant closing” or “mass layoff,” as such terms are defined under the Worker Adjustment and Retraining Notification Act of 1988, as amended;

●	enter into any material agreement, agreement in principle, letter of intent, memorandum of understanding, or similar contract with respect to any joint venture, strategic partnership, or alliance;

●	terminate or modify in any material respect, or fail to exercise renewal rights with respect to, any material insurance policy;

●	except as otherwise permitted, take any action that is intended or may reasonably be expected to result in any of the conditions to the Merger not being satisfied; or

●	agree or make any commitment to do any of the foregoing.

Digirad’s Forbearances Before Completion of the Merger

From the date of the Merger Agreement until the effective time, Digirad has agreed not to take the following actions, among other things and subject to certain exceptions, without ATRM’s consent:

●	engage in any action or enter into any transaction or series of transactions, or permit any action to be taken or transaction or series of transactions to be entered into, that could reasonably be expected to delay the consummation of, or otherwise adversely affect, the Merger, including withdrawing or modifying, in a manner adverse to ATRM, the approval by the Digirad board of the Merger Agreement, the Merger or the issuance of Digirad Preferred Stock; or

●	agree or make any commitment to do any of the foregoing.

No Solicitation; Changes in Recommendations

In the Merger Agreement, ATRM has agreed that the ATRM board of directors will recommend that ATRM’s shareholders approve the Merger Agreement, and that none of ATRM, the ATRM board of directors or any of its subsidiaries will, nor will any of ATRM, the ATRM board of directors or any of its subsidiaries authorize or permit any of its representatives to, directly or indirectly:

●	conduct, solicit, initiate or knowingly encourage or facilitate any inquiry with respect to, or the making, submission or announcement of, any proposal or offer that constitutes, or is reasonably expected to lead to, an alternative proposal, including through the furnishing of non-public information;

●	furnish any non-public information relating to ATRM or any of its subsidiaries or afford access to the business, properties, assets, books, records or other non-public information of ATRM or any of its subsidiaries, relating to an alternative proposal or any inquiries or the making of any proposal that could lead to an alternative proposal;

●	engage in, continue or otherwise participate in any discussions or negotiations regarding an alternative proposal;

●	grant any waiver, amendment or release under any standstill or confidentiality agreement or anti-takeover laws;

●	resolve to or withdraw, modify or qualify in a manner adverse to Digirad the ATRM board of directors’ recommendation that ATRM’s shareholders approve the Merger Agreement (a “company recommendation change”);

●	approve or recommend any alternative proposal; or

●	enter into any letter of intent, memorandum of understanding, agreement in principal, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement or other similar agreement relating to an alternative proposal or authorize, approve or publicly recommend an alternative proposal or agreement relating to an alternative proposal.

However, at any time prior to obtaining ATRM shareholder approval, if ATRM has complied with its non-solicitation obligations above, ATRM may participate or engage in discussions or negotiations with, furnish non-public information, and afford access to the business, properties, assets, books, records or other non-public information and access to ATRM’s personnel, to any person that makes a bona fide alternative proposal, but only if:

●	ATRM makes available to Digirad any material non-public information concerning ATRM that is provided to any person given such access which was not previously made available to Digirad;

●	prior to initiating any such action, the ATRM board of directors shall have determined in good faith (after consultation with its financial advisor and outside legal counsel) that such alternative proposal either constitutes a superior proposal or could reasonably be expected to result in a superior proposal; and

●	prior to furnishing such information or access to, or entering into substantive discussions or negotiations with, such person, ATRM receives a confidentiality agreement that meets terms specified in the Merger Agreement, and ATRM notifies Digirad that it intends to furnish information or access to, or intends to enter into substantive discussions or negotiations with, such person.

In addition, at any time prior to obtaining ATRM shareholder approval, if ATRM is then in receipt of a bona fide written alternative proposal that the ATRM board of directors concludes in good faith (after consultation with its financial advisor and outside legal counsel) constitutes a superior proposal or in connection with a fiduciary change (as defined below), the ATRM board of directors may:

●	effect a company recommendation change; and/or

●	adopt, approve, endorse or recommend, or publicly propose to adopt, approve, endorse or recommend to the shareholders of the ATRM, any superior proposal (as defined below) and/or authorize ATRM to terminate the Merger Agreement to enter into or consummate an alternative acquisition agreement with respect to such superior proposal (provided, however, that in the circumstances described in this bullet point, ATRM concurrently terminates the Merger Agreement, pays the termination fee if, when, and as required by the Merger Agreement and enters into a definitive alternative acquisition agreement with respect to such superior proposal).

In the circumstances set forth in the foregoing paragraph, the ATRM board of directors may effect a company recommendation change, if and only if:

●	the ATRM board of directors has determined in good faith (after consultation with its financial advisor and outside legal counsel) that the alternative proposal constitutes a superior proposal, or in the case of a fiduciary change that failure to effect a company recommendation change would reasonably be expected to constitute a breach of its fiduciary duties to the shareholders of ATRM; and

●	if the company recommendation change is in connection with a superior proposal, ATRM shall have validly terminated the Merger Agreement and paid the termination fee in accordance with the Merger Agreement, and prior to terminating the Merger Agreement, ATRM shall have given Digirad at least five business days’ notice (or shorter period specified in the Merger Agreement for material revisions to the superior proposal) thereof, attaching the alternative proposal agreement, and if, within such five business day period (or such shorter period) Digirad makes an offer that the ATRM board of directors determines in good faith is more favorable to the shareholders of ATRM, from a financial point of view, than such superior proposal, and agrees in writing to all adjustments in the terms and conditions of the Merger Agreement to reflect such offer, ATRM’s notice of termination with respect to such superior proposal shall be deemed to be rescinded and of no further force and effect and, if ATRM has entered into a superior proposal agreement, it must promptly terminate such agreement.

The term “alternative proposal” means, any proposal, indication or offer, including any proposal, indication or offer from or to ATRM’s shareholders, made by any person or group (as defined under Rule 13(d) under the Exchange Act) other than Digirad or its subsidiaries and/or affiliates relating to, whether in a single transaction or series of related transactions, and whether directly or indirectly, any (i) transaction or series of transactions (including any merger, reorganization, share exchange, consolidation, business combination, joint venture, partnership, recapitalization, dissolution, liquidation or similar direct or indirect transaction) involving ATRM and/or any of its subsidiaries or the issuance or acquisition of shares of ATRM common stock or other equity securities of ATRM whose business or businesses constitute 20% (in number or voting power) or more of the assets, revenues or earnings of ATRM and its subsidiaries, taken as a whole, (ii) acquisition, license or purchase of assets of ATRM and/or its subsidiaries equal to 20% or more of the consolidated assets of ATRM and its subsidiaries or to which 20% or more of ATRM’s revenues or earnings on a consolidated basis are attributable or (iii) acquisition of beneficial ownership (as defined under Rule 13(d) under the Exchange Act) of equity interests representing a 20% or greater economic or voting interest in ATRM or tender offer (including a self-tender offer) or exchange offer that, if consummated, would result in any person or group (as defined under Rule 13(d) under the Exchange Act) beneficially owning equity interests representing a 20% (in number or voting power) or greater economic or voting interest in ATRM.

The term “superior proposal” means any bona fide alternative proposal (except that references to “20% or more” in the definition thereof will be deemed to be references to “50% or more”) made by any person that is on terms that the ATRM board of directors determines in good faith (after consultation with its financial advisor and outside legal counsel and after taking into account all legal, financial (including the financing terms thereof)), regulatory, timing and other aspects of the proposal are more favorable to ATRM’s shareholders from a financial point of view than the transactions contemplated by the Merger Agreement.

The term “fiduciary change” means the ATRM board of directors, prior to the approval of the Merger Agreement by the affirmative vote of two-thirds of the outstanding shares of ATRM Preferred Stock and a majority of the outstanding shares of ATRM Common Stock entitled to vote, determines it is obligated to make a company recommendation change because such a change is advisable to comply with its fiduciary duties to shareholders of the Company, including for circumstances as set forth in Frontier Oil Corp. v. Holly Corp., 2005 WL 1039027, (Del. Ch. Apr. 29, 2005).

The Merger Agreement provides that ATRM shall not take any of the actions described above unless ATRM has promptly notified Digirad if any alternative proposals are received by ATRM indicating, in connection with such notice, the material terms and conditions of any proposals or offers (including, if applicable, copies of any written requests, proposals or offers, including proposed agreements) and thereafter ATRM must keep Digirad reasonably informed, on a prompt basis, of the status and material terms of any such proposals or offers (including any material amendments thereto), including any change in ATRM’s intentions as previously notified. In addition, ATRM must promptly notify Digirad if any non-public information is requested from, or any discussions or negotiations are sought to be initiated or continued with, ATRM indicating, in connection with such notice, the status of any such discussions or negotiations, including any change in the ATRM’s intentions as previously notified.

The ATRM board of directors will not make a company recommendation change in connection with a fiduciary change unless it provides Digirad with written information describing such fiduciary change in reasonable detail as soon as reasonably practicable after become aware of it and keeps Digirad reasonably informed of developments with respect to such change. If a company recommendation change is made in connection with a fiduciary change ATRM must terminate the Merger Agreement and pay the termination fee.

Commercially Reasonable Efforts to Complete the Merger; Other Agreements

Commercially Reasonable Efforts.    Digirad and ATRM have each agreed to use their commercially reasonable efforts (i) to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable law to consummate the transactions contemplated by the Merger Agreement and (ii) to promptly prepare, file and provide to third parties and governmental entities all applications, statements, notices, petitions, registrations, requests, declarations and filings which are necessary or advisable to consummate the transactions contemplated by the Merger Agreement (including the Merger), to obtain (and to cooperate with the other party to obtain) as promptly as practicable all material permits, consents, registrations, authorizations and exemptions of or from all third parties and governmental entities which are necessary or advisable to consummate the transactions contemplated by the Merger Agreement (including the Merger), and to comply with the terms and conditions of all such permits, consents, registrations, authorizations and exemptions of all such third parties and governmental entities.

Proxy Statement/Prospectus; Registration Statement; Shareholders’ Meeting.    Digirad and ATRM have agreed to prepare and file with the SEC this proxy statement/prospectus and the registration statement of which this proxy statement/prospectus forms a part as soon as is reasonably practicable after the execution of the Merger Agreement. Digirad and ATRM have also agreed to use commercially reasonable efforts to have the registration statement declared effective. The Merger Agreement also provides that ATRM will hold a meeting of its shareholders following SEC clearance of the proxy statement/prospectus and will recommend the approval of the Merger Agreement by shareholders, and ATRM will use commercially reasonable efforts to obtain such approvals.

Access to Information

Under the Merger Agreement, until the effective time, subject to reasonable prior notice, applicable law and the confidentiality agreement between ATRM and Digirad dated June 6, 2018, ATRM agreed to provide Digirad’s authorized representatives access to the properties, books, contracts, commitments and records and to the officers, employees, accountants, counsel and other representatives of ATRM and its subsidiaries.

Director and Officer Indemnification and Insurance

The Merger Agreement provides that from and after the effective time, each of Digirad and ATRM, as the surviving company shall, jointly and severally:

●	indemnify and hold harmless the “indemnified parties” (meaning each individual who served as a director or officer of ATRM or its subsidiaries prior to the effective time of the Merger) to the fullest extent required, authorized or permitted by Minnesota law, in connection with any claim and any judgments, fines (including excise taxes), penalties and amounts paid in settlement resulting therefrom; and

●	promptly pay on behalf of or, within 30 days after any request for advancement, advance to each of the indemnified parties, to the fullest extent required, authorized or permitted by Minnesota law, any expenses incurred in defending, serving as a witness with respect to or otherwise participating in any claim in advance of the final disposition of such claim, but in the case of advancement of expenses upon receipt of an undertaking, to the extent required by applicable law, from such indemnified party to repay such advanced expenses if it is determined by a court of competent jurisdiction in a final order that such indemnified party was not entitled to indemnification hereunder with respect to such expenses.

The Merger Agreement further provides that, as of the effective time of the Merger, ATRM shall or, if ATRM is unable to, Digirad shall cause the surviving company in the Merger to, obtain and fully pay the premium for the non-cancellable extension of the directors’ and officers’ liability coverage of ATRM’s existing directors’ and officers’ insurance policies and ATRM’s existing fiduciary liability insurance policies (collectively, “D&O Insurance”), in each case for a claims reporting or discovery period of at least six years from and after the effective time of the Merger with respect to any claim related to any period of time at or prior to the effective time of the Merger from an insurance carrier with the same or better credit rating as the Company’s current insurance carrier with respect to D&O Insurance with terms, conditions, retentions and limits of liability that are no less favorable than the coverage provided under ATRM’s existing policies with respect to any actual or alleged error, misstatement, misleading statement, act, omission, neglect, breach of duty or any matter claimed against a director or officer of ATRM by reason of him or her serving in such capacity that existed or occurred at or prior to the effective time of the Merger (including in connection with the Merger Agreement or the transactions or actions contemplated thereby), provided that the annual premium therefor shall not exceed $100,000. If such “tail policy” cannot be obtained, ATRM as the surviving company is required to maintain D&O Insurance in effect for a period of six years subject to an annual cap of $100,000 per year and the other terms and conditions of the Merger Agreement.

Employee Matters

The Merger Agreement provides that, for a period of one year from and after the effective time of the Merger, Digirad will provide to those employees of ATRM and its subsidiaries who are employed immediately prior to the effective time of the Merger who remain employed by Digirad after the effective time of the Merger (the “continuing employees”) compensation and benefits arrangements that are no less favorable in the aggregate than the compensation and benefit arrangements that are provided to similarly situated employees of Digirad, provided that in no event shall such compensation and benefits be less favorable in the aggregate than such continuing employee’s current compensation and benefits arrangements. The Merger Agreement also provides that Digirad will give continuing employees who remain employed by Digirad after the effective time of the Merger, full credit for purposes of determining eligibility and vesting under any employee benefit plans or arrangements maintained by Digirad (other than any defined benefit or equity-based plans) for such continuing employee’s service with ATRM or its subsidiaries, waive all limitations as to preexisting conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to the continuing employees under any welfare benefit plan maintained by Digirad to the same extent waived by ATRM and its subsidiaries or otherwise not subject to limitation by ATRM and its subsidiaries, provide credit under any such welfare plan for any co-payments, deductible and out-of-pocket expenditures for the remainder of the coverage period during which any transfer of coverage occurs, and honor in accordance with their terms all employee benefit plans or arrangements maintained by ATRM immediately prior to the effective time of the Merger.

Definition of Material Adverse Effect

A “material adverse effect” is defined with respect to any entity as (i) a material adverse effect on the business, results of operations or financial condition of such entity and its subsidiaries, taken as a whole or (ii) a material adverse effect on the ability of such entity to consummate the transactions contemplated by the Merger Agreement on a timely basis, excluding any effect on the entity or its subsidiary relating to or arising in connection with:

●	any adverse change, effect, event or occurrence, state of facts or developments to the extent the public announcement or the pendency of the Merger Agreement or the transactions contemplated thereby or any actions required to be taken (or refrained from being taken) in compliance with the Merger Agreement or otherwise with the written consent or at the written request of the other party, including the impact thereof on the relationships of the entity or any of its subsidiaries with customers, suppliers, distributors, consultants, employees or independent contractors or other third parties with whom the entity or any of its subsidiaries has any relationship and including any litigation brought by any shareholder of ATRM in connection with the transactions contemplated the Merger Agreement;

●	any failure by the entity to meet any projections or forecasts for any period ending (or for which revenues or earnings are released) on or after the date of the Merger Agreement;

●	any change in federal, state, non-U.S. or local law, regulations, policies or procedures, or interpretations thereof, GAAP or regulatory accounting requirements applicable or potentially applicable to the industries in which the entity or its subsidiaries operate;

●	changes generally affecting the industries in which the entity or its subsidiaries operate that are not specifically related to the entity and its subsidiaries and do not have a materially disproportionate adverse effect on such entity and its subsidiaries, taken as a whole;

●	changes in economic conditions or political conditions, or in the financial, credit or securities markets in general (including changes in the prevailing interest rates, exchange rates or stock, bond or debt prices) in the United States, in any region thereof, or in any non-U.S. or global economy that do not have a materially disproportionate adverse effect on such entity and its subsidiaries, taken as a whole; or

●	any attack on, or by, outbreak or escalation of hostilities or acts of terrorism (including cyberterrorism) involving, the United States, or any declaration of war by the United States Congress or any hurricane or other natural disaster.

Conditions of the Merger

Mutual Conditions. The obligations of ATRM, Digirad and the Merger Sub to consummate the Merger are subject to the satisfaction or waiver of various conditions on or prior to the effective time, including the following:

●	obtaining approval from ATRM’s shareholders;

●	the absence of any injunctions or other legal prohibitions preventing the consummation of the Merger;

●	the effectiveness of the registration statement on Form S-4 in which this proxy statement/prospectus is included as a prospectus and the lack of any stop order suspending the effectiveness of the Form S-4 or pending or threatened SEC proceedings to effect a stop order;

●	no statute, rule or regulation shall have been enacted which prohibits the Merger; and

●	obtaining all required third-party consents.

Digirad Conditions.  Digirad’s and Merger Sub’s obligations to consummate the Merger are subject to the satisfaction or waiver of additional conditions, which include the following:

●	the accuracy (disregarding any materiality or material adverse effect qualifications contained in such representations and warranties) of such representations and warranties except for such inaccuracies as would not, individually or in the aggregate, have a material adverse effect on ATRM;

●	ATRM’s performance in all material respects of its obligations under the Merger Agreement;

●	the delivery to Digirad of an officers’ certificate from ATRM confirming that the conditions described in the immediately preceding two bullets have been satisfied;

●	the completion by Digirad of a private placement of Digirad Preferred Stock for gross proceeds to Digirad of no less than $3,000,000 and the execution of an agreement with Mr. Eberwein granting Digirad the right to sell to Mr. Eberwein up to 100,000 share of Digirad Preferred Stock at $10 per share at Digirad’s option any time during the 12 months following the effective time of the Merger;

●	the entry into an agreement with Mr. Eberwein pursuant to which Digirad shall have the right to require Mr. Eberwein to acquire 100,000 shares of Digirad Preferred Stock at a price of $10.00 per share for aggregate proceeds of $1,000,000 at any time, in Digirad’s discretion, during the 12 calendar months following the effective time of the Merger;

●	ATRM shall be current in its filings of all periodic and other reports and documents required to be filed by it pursuant to the Exchange Act or Securities Act; and

●	the delivery by ATRM to Digirad of a certification that ATRM complies with the requirements of Treasury Regulations Sections 1.897-2(h) and 1.1445-2(c)(3) to the effect that the shares of ATRM’s securities are not United States real property interests within the meaning of Section 897 of the Code.

ATRM Conditions.  ATRM’s obligations to complete the Merger are subject to the satisfaction or waiver of additional conditions, which include the following:

●	the accuracy (disregarding all materiality and material adverse effect qualifications contained in such representations and warranties) of such representations and warranties except for such inaccuracies as would not, individually or in the aggregate, have a material adverse effect on Digirad;

●	Digirad’s and Merger Sub’s performance in all material respects of their obligations under the Merger Agreement; and

●	the delivery to ATRM of an officers’ certificate from Digirad confirming that the conditions described in the immediately preceding two bullets have been satisfied.

The Merger Agreement provides that certain of the conditions described above may be waived. Neither Digirad nor ATRM currently expects to waive any material condition to the completion of the Merger.

Termination; Termination Fees; Expenses

Termination.    The Merger Agreement may be terminated, and the Merger may be abandoned at any time prior to its completion:

●	by mutual written consent of ATRM and Digirad;

●	by either Digirad or ATRM, if:

○	there is a final and nonappealable legal restraint or prohibition in effect that prevents the completion of the Merger;

○	the Merger has not been completed by November 30, 2019, provided that the right to terminate is not available to a party whose failure to fulfill any obligation under the Merger Agreement materially contributed to the failure to complete the Merger by such date;

○	ATRM shareholder approval is not obtained at the ATRM special meeting or any adjournment or postponement thereof; or

○	there is any state or federal law, rule or regulation adopted or issued that has the effect of prohibiting the Merger;

●	by ATRM, if:

○	the requirements of a termination in the event of a superior proposal or a fiduciary change as described in the section “No Solicitation; Changes in Recommendations” have been fully satisfied and ATRM pays to Digirad the $725,000 termination fee described below; or

○	ATRM is not in material breach of the Merger Agreement, and Digirad breaches any of its representations or warranties or fails to perform any covenant or obligation in the Merger Agreement in such a way as to cause the failure of the closing conditions relating thereto, and such failure cannot be cured within thirty business days after notice to Digirad;

●	by Digirad, if:

○	neither Digirad nor the Merger Sub are in material breach of its or their obligations under the Merger Agreement, and ATRM breaches any of its representations or warranties or fails to perform any covenant or obligation in the Merger Agreement in such a way as to cause the failure of the closing conditions relating thereto, and such failure cannot be cured within thirty business days after notice to ATRM;

○	the ATRM board of directors fails to include in the proxy statement/prospectus the recommendation that the shareholders approve the Merger Agreement and the transactions contemplated thereby, including the Merger, or makes a company recommendation change;

○	the ATRM board of directors approves or recommends an alternative proposal or superior proposal and/or permits ATRM to enter into an alternative acquisition agreement related to an alternative proposal or a superior proposal;

○	ATRM fails to call a special meeting of its shareholders or to deliver the proxy statement/prospectus to its shareholders; or

○	a tender offer or exchange offer for the outstanding shares of ATRM common stock is commenced and the ATRM board of directors recommends that the ATRM shareholders tender their shares in connection with such offer or within ten business days after the commencement of such tender or exchange offer, the ATRM board of directors fails to recommend rejection of such offer.

If the Merger Agreement is terminated as described in “The Merger Agreement—Termination of the Merger Agreement” above, the Merger Agreement will be void, and there will be no liability or obligation of any party except that:

●	each party will remain liable for any willful and material breach of the Merger Agreement, and

●	certain provisions of the Merger Agreement, including the provisions relating to the allocation of fees and expenses (including, if applicable, the termination fees described below) and the confidentiality agreement dated June 6, 2018 between ATRM and Digirad will survive termination.

Termination Fees.    ATRM has agreed to pay Digirad a termination fee of $725,000 and an amount up to $225,000 of Digirad’s reasonable, documented, out-of-pocket expenses incurred in connection with the Merger Agreement if the Merger Agreement is terminated:

●	by Digirad or ATRM if the Merger has not been consummated by November 30, 2019 because of a breach of the covenant or obligation described in “No Solicitation; Changes in Recommendations” above and prior to such termination, an alternative proposal (substituting 50% for the 20% threshold in the definition thereof, which is referred to as a “qualifying transaction”) was publicly announced or otherwise communicated to ATRM or the ATRM board of directors and is not withdrawn or otherwise abandoned and such qualifying transaction is consummated within 12 months following the termination of the Merger Agreement;

●	by Digirad or ATRM if the ATRM shareholder approval has not been obtained because of a breach of the covenant or obligation described in “No Solicitation; Changes in Recommendations” above and prior to the ATRM special meeting a qualifying transaction was publicly announced or otherwise communicated to ATRM or the ATRM board of directors and is not withdrawn or otherwise abandoned and such qualifying transaction is consummated within 12 months following the termination of the Merger Agreement;

●	by Digirad if ATRM has breached the covenant or obligation described in “No Solicitation; Changes in Recommendations” above and prior to such termination an alternative proposal was publicly announced or otherwise communicated to ATRM or the ATRM board of directors and is not withdrawn or otherwise abandoned and such alternative offer is consummated within 12 months following the termination of the Merger Agreement;

●	by ATRM, in connection with accepting a superior proposal or in connection with a fiduciary change; or

●	by Digirad, if (i) the ATRM board of directors fails to include in the proxy statement/prospectus the recommendation that the shareholders approve the Merger Agreement and the transactions contemplated thereby, including the Merger, or makes a company recommendation change, (ii) the ATRM board of directors approves or recommends an alternative proposal or superior proposal and/or permits ATRM to enter into an alternative acquisition agreement related to an alternative proposal or a superior proposal, (iii) ATRM fails to call a special meeting of its shareholders or to deliver the proxy statement/prospectus to its shareholders in material breach of specified provisions of the Merger Agreement, or (iv) a tender offer or exchange offer for the outstanding shares of ATRM common stock is commenced and the ATRM board of directors recommends that the ATRM shareholders tender their shares in connection with such offer or within ten business days after the commencement of such tender or exchange offer, the ATRM board of directors fails to recommend rejection of such offer.

Expenses.    If ATRM fails promptly to pay any termination fee due to Digirad, ATRM will also be obligated to pay the costs and expenses (including reasonable legal fees and expenses) incurred by Digirad in connection with any legal action take to collect payment, together with interest on the amount of any unpaid fee or obligation from the date such fee was required to be paid. Except as described above, all costs and expenses incurred in connection with the Merger Agreement will be paid by the party incurring the cost or expense.

Specific Performance; Remedies

The parties to the Merger Agreement agreed that irreparable damage would occur if any provision of the Merger Agreement were not performed in accordance with its terms and that the parties will be entitled to an injunction or injunctions to prevent breaches of the Merger Agreement or to enforce specifically the performance of its terms and provisions in addition to any other remedy to which they are entitled at law or in equity.

Amendment; Extension and Waiver

Any provision of the Merger Agreement may be amended or waived prior to the effective time if such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to the Merger Agreement or, in the case of a waiver, by each party against whom the waiver is to be effective. After the ATRM shareholder approval has been obtained, however, there will be no amendment or waiver that would require the further approval of ATRM shareholders under Minnesota law without such approval having been first obtained.

Governing Law; Venue

The Merger Agreement is governed by and will be construed in accordance with the laws of the State of Delaware. The parties to the Merger Agreement have submitted to exclusive jurisdiction and venue of the courts of the State of Delaware or of the United States of America located in Delaware.

FINANCING

General

Digirad intends to finance the repayment of existing indebtedness of ATRM and pay its fees and expenses incurred in connection with the transactions contemplated by the Merger Agreement with Digirad debt, cash on hand and the proceeds of the Private Placement described below.

Private Placement

Before the completion of the Merger, Digirad expects to conduct a private placement of Digirad Preferred Stock for gross proceeds to Digirad of no less than $3,000,000. Digirad will use commercially reasonable efforts to complete the Private Placement. The net proceeds of the Private Placement, after the payment of any expenses incurred in connection with the negotiation and consummation of the Private Placement, will be applied toward the costs and expenses of the Merger, including the repayment of ATRM debt. The completion of the Private Placement is a condition to Digirad’s completion of the transactions contemplated by the Merger Agreement. In the event Digirad is unable to complete the Private Placement on terms acceptable to it, Digirad is not required to complete the Merger, unless the Private Placement condition is waived by Digirad.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED COMBINED FINANCIAL STATEMENTS

The following unaudited pro forma condensed consolidated combined financial statements (“pro forma financial statements”) have been prepared to reflect the Merger, based on the acquisition method of accounting, with Digirad treated as the acquirer. The pro forma financial statements utilize the historical consolidated financial statements of Digirad and ATRM, which are included in this proxy statement/prospectus. The historical consolidated financial statements have been adjusted to give effect to pro forma events that are directly attributable to the Merger and factually supportable and, in the case of the statement of income, which are expected to have a continuing impact. The unaudited pro forma condensed combined statements of income, which have been prepared for the three months ended March 31, 2019 and the year ended December 31, 2018, give effect to the Merger as if it had occurred on January 1, 2018. The unaudited pro forma condensed combined balance sheet has been prepared as of March 31, 2019 and gives effect to the Merger as if it had occurred on that date.

As of the date of this proxy statement/prospectus, Digirad has not finalized the detailed valuation studies necessary to arrive at the required fair market value of the ATRM assets to be acquired and the liabilities to be assumed and the related allocations of the purchase price. As indicated in Note 1 to the pro forma financial statements, Digirad has made certain pro forma adjustments to the historical book values of the assets and liabilities of ATRM to reflect certain preliminary estimates of the fair value of the net assets acquired, with the excess of the estimated purchase price over the estimated fair values of ATRM’s acquired assets and assumed liabilities recorded as goodwill. Actual results are expected to differ from these preliminary estimates once Digirad has determined the final purchase price for ATRM and completed the valuation studies necessary to finalize the required purchase price allocations. There can be no assurances that such finalization of the valuation studies will not result in material changes. Digirad performed a preliminary assessment of accounting policies and financial statement presentation which has identified certain adjustments necessary to conform information in ATRM’s historical financial statements to Digirad’s accounting policies and presentation. The review of the accounting policies and presentation is not yet complete and additional policy differences may be identified when completed.

These pro forma financial statements should be read in conjunction with the historical consolidated financial statements and accompanying notes of Digirad and ATRM, included in this proxy statement/prospectus.

The pro forma financial statements are not intended to represent or be indicative of the consolidated results of operations or financial condition of the combined company that would have been reported had the Merger been completed as of the dates presented and should not be taken as representative of the future consolidated results of operations or financial condition of the combined company.

The pro forma financial statements do not include the realization of future cost savings or synergies or restructuring charges that are expected to result from Digirad’s acquisition of ATRM.

All share and per share amounts pertaining to Digirad or the pro forma combined companies in the pro forma financial statements below reflect the Reverse Stock Split.

DIGIRAD CORPORATION AND SUBSIDIARIES

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME

FOR THE THREE MONTHS ENDED MARCH 31, 2019

(amounts in thousands, except per share amounts)

	Digirad Corporation	ATRM Holdings, Inc.	Pro Forma Adjustments	Note 4	Pro Forma Combined
Operating revenues	$23,912	$7,335	$—		$31,247
Cost of revenues	19,931	6,354	—		26,285
Gross Profit	3,981	981	—		4,962
Total operating expenses	5,116	1,496	301	(b)	6,913
Loss from operations	(1,135)	(515)	(301)		(1,951)
Other expense, net	(198)	—	229	(a)	31
Interest expense, net	(181)	(263)	—		(444)
Loss on extinguishment of debt	(151)	—	—		(151)
Total other expense	(530)	(263)	229		(564)
Loss before income taxes	(1,665)	(778)	(72)		(2,515)
Income tax expense	8	(3)	—		5
Loss from continuing operations	(1,657)	(781)	(72)		(2,510)
Less: accrued preferred stock dividend	—	(448)	—		(448)
Net loss attributable to common stockholders	$(1,657)	$(1,229)	$(72)		$(2,958)
Net loss per common share attributable to common stockholders—basic and diluted	$(0.82)				$(1.46)
Weighted average common shares outstanding—basic and diluted	2,028				2,028

See accompanying notes to the unaudited pro forma condensed combined financial statements.

DIGIRAD CORPORATION AND SUBSIDIARIES

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME

FOR THE YEAR ENDED DECEMBER 31, 2018

(amounts in thousands, except per share amounts)

	Digirad Corporation	ATRM Holdings, Inc.	Pro Forma Adjustments	Note 4	Pro Forma Combined
Operating revenues	$104,180	$34,477	$—		$138,657
Cost of revenues	85,909	31,501	—		117,410
Gross Profit	18,271	2,976	—		21,247
Total operating expenses	22,816	5,501	(20)	(a)	28,297
Operating (loss)	(4,545)	(2,525)	20		(7,050)
Other expense, net	(61)	—	—		(61)
Interest expense, net	(751)	(997)	—		(1,748)
Loss on extinguishment of debt	(43)	—	—		(43)
Change in FV of contingent earn-outs, net	—	6	—		6
Total other expense	(855)	(991)	—		(1,846)
Loss before income taxes	(5,400)	(3,516)	20		(8,896)
Income tax expense	1,561	—	—		1,561
Loss from continuing operations	(3,839)	(3,516)	20		(7,335)
Less: accrued preferred stock dividend	—	(1,716)	—		(1,716)
Net loss attributable to common stockholders	$(3,839)	$(5,232)	$20		$(9,051)
Net loss per common share attributable to common stockholders—basic and diluted	$(1.90)				$(4.49)
Weighted average common shares outstanding—basic and diluted	2,016				2,016

See accompanying notes to the unaudited pro forma condensed combined financial statements.

DIGIRAD CORPORATION AND SUBSIDIARIES

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

AS OF MARCH 31, 2019

(amounts in thousands)

	Digirad Corporation	ATRM Holdings, Inc.	Pro Forma Adjustments	Note 5	Pro Forma Combined
ASSETS
Current assets:
Cash and cash equivalents	$797	$87	$—		$884
Equity securities	17	—	—		17
Accounts receivable, net	13,361	2,654	—		16,015
Inventories, net	5,483	1,569	—		7,052
Restricted cash	168	556	—		724
Other current assets	1,522	250	—		1,772
Total current assets	21,348	5,116	—		26,464
Property, plant and equipment, net	20,575	4,079	—		24,654
Operating lease right-of-use assets	3,681	604	—		4,285
Intangible assets, net	4,944	1,195	16,745	(a)	22,884
Goodwill	1,745	—	10,325	(b)	12,070
Restricted cash	101	—	—		101
Deferred tax assets	16	—	—		16
Other assets	2,183	—	(275)	(c)	1,908
Total assets	$54,593	$10,994	$26,795		$92,382

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$4,808	$5,340	—		$10,148
Notes payable	—	6,311	(275)	(c)	6,036
Current portion long-term debt	—	3,069	—		3,069
Customer deposits	—	166	—		166
Accrued compensation	3,246	611	—		3,857
Accrued warranty	230	—	—		230
Deferred revenue	1,414	—	—		1,414
Operating lease liabilities	1,251	221	—		1,472
Other current liabilities	2,474	2,696	1,159	(d)	6,329
Dividend Payable	—	—	403	(e)	403
Total current liabilities	13,423	18,414	1,287		33,124
Long-term debt	12,517	2,128	—		14,645
Deferred tax liabilities	121	10	—		131
Operating lease liabilities, net of current portion	2,564	385	—		2,949
Other liabilities	1,715	—	—		1,715
Total liabilities	30,340	20,937	1,287		52,564

Preferred stock	—	1	(1)	(f)	15,724
			16,127	(g)
			(403)	(e)
Common stock	2	2	(2)	(f)	2
Treasury stock	(5,728)	—			(5,728)
Additional paid-in capital	145,516	82,203	(82,203)	(f)	145,516
Noncontrolling interest	—	1,000	—		1,000
Accumulated deficit	(115,537)	(93,149)	93,149	(f)	(116,696)
			(1,159)	(d)
Total stockholders’ equity	24,253	(9,943)	25,508		39,818
Total liabilities and stockholders’ equity	$54,593	$10,994	$26,795		$92,382

See accompanying notes to the unaudited pro forma condensed combined financial statements.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

1. Description of the Transaction

On July 3, 2019, Digirad, Merger Sub, and ATRM entered into the Merger Agreement. The Merger Agreement provides for, among other things, a business combination whereby Merger Sub will merge with and into ATRM, with ATRM as the surviving entity (the Merger). As a result of the Merger, the separate corporate existence of Merger Sub will cease, and ATRM will continue as the surviving corporation and a wholly-owned subsidiary of Digirad.

At the effective time of the Merger, unless a holder of ATRM Common Stock previously exercised its dissenters’ rights and satisfied the procedures relating to dissenters’ rights under Minnesota law, a holder of ATRM Common Stock will be entitled to receive 0.03 shares of Digirad Preferred Stock for each share of ATRM Common Stock owned at the effective time of the Merger, and holders of ATRM Preferred Stock will be entitled to receive 2.5 shares of Digirad Preferred Stock for each share of ATRM Preferred Stock owned at the effective time of the Merger. No fractional shares of Digirad Preferred Stock will be issued. Each ATRM shareholder will be entitled to receive, in lieu of any fractional share of Digirad Preferred Stock, one whole share of Digirad Preferred Stock.

The Merger is subject to various customary closing conditions, including, but not limited to, (i) approval by ATRM’s shareholders, (ii)  the absence of any order, injunction, statute, rule, regulation or decree prohibiting, precluding, restraining, enjoining or making illegal the consummation of the Merger, (iii) the material accuracy of the representations and warranties of each party, (iv) performance, in all material respects, of all obligations and compliance with, in all material respects, agreements and covenants to be performed or complied with by each party and (v) declaration of effectiveness of the Registration Statement on Form S-4 to be filed by Digirad.

Digirad and ATRM have made customary representations, warranties and covenants in the Merger Agreement, including ATRM agreeing not to solicit alternative transactions or, subject to certain exceptions, enter into discussions concerning, or provide confidential information in connection with, an alternative transaction. The Merger Agreement contains certain termination rights for both Digirad and ATRM, and further provides that, upon termination of the Merger Agreement under certain circumstances, ATRM may be obligated to pay Digirad a termination fee of $725,000 and up to $225,000 of Digirad’s transaction expenses.

Digirad will account for its acquisition of ATRM using the acquisition method of accounting. The pro forma adjustments reflect preliminary estimates of the fair value of the consideration transferred, the assets acquired and the liabilities assumed, which are expected to change upon finalization of appraisals and other valuation studies. The pro forma adjustments will be based on the fair value of the consideration transferred and the assets and liabilities that exist as of the effective time of the Merger. The final adjustments could be materially different from the pro forma adjustments presented herein.

The unaudited pro forma condensed combined statement of income includes certain accounting adjustments related to the Merger that are expected to have a continuing impact on the combined results, such as increased depreciation and amortization on the acquired tangible and intangible assets, increased interest expense on the debt expected to be incurred to complete the Merger, amortization of deferred financing fees incurred in connection with the new borrowings and the tax impact of these pro forma adjustments.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED
FINANCIAL STATEMENTS (Continued)

1. Description of the Transaction (Continued)

The unaudited pro forma condensed combined statements of income do not reflect certain adjustments that are expected to result from the Merger that may be significant, such as costs that may be incurred by Digirad for integration and restructuring efforts, as well as payments under a Change in Control Agreement with ATRM’s President and Chief Executive Officer, because they are considered to be of a non-recurring nature. The estimated payments under the Change in Control Agreement will range from approximately $0 to $0.5 million. No adjustment has been included in the pro forma financial statements for these payments.

The summary pro forma financial information does not include the realization of future cost savings or synergies or restructuring charges that are expected to result from the Merger. The transaction is expected to generate annual operating synergies of approximately $0.4 million, which are expected to be achieved on a run-rate basis by the end of the second year after close. However, no assurance can be given with respect to the ultimate level of such synergies or costs or the timing of their realization.

2. Estimated Purchase Price

The following is the calculation of the preliminary estimate of the purchase price for the acquisition of:

Number of shares of ATRM Common Stock and equity awards outstanding at the effective time of the Merger (a)	2,466,219
ATRM Common Stock exchange ratio	0.03
Digirad Preferred Stock issued for ATRM Common Stock	73,987
Digirad Preferred Stock issued for fractional shares of ATRM Common Stock (b)	1,033
Total Digirad Preferred Stock issued for ATRM Common Stock	75,020
Number of shares of ATRM Preferred Stock outstanding at the effective time of the Merger	615,054
ATRM Preferred Stock exchange ratio	2.50
Total Digirad Preferred Stock issued for ATRM Preferred Stock	1,537,635
Number of shares of Digirad Preferred Stock to be issued to ATRM shareholders	1,612,655
Digirad Preferred Stock price on July 3, 2019	$10.00
Estimated stock value to be issued to ATRM shareholders (c)	$16,126,550
Assumption of ATRM debt by Digirad	$11,508,000
Estimated purchase price	$27,634,550

(a)	Based on the number of shares of ATRM Common Stock and equity awards outstanding as of July 16, 2019.
(b)	Reflects the maximum number of shares of Digirad Preferred Stock which may be issued in lieu of fractional shares to holders of ATRM Common Stock based on the total number of beneficial owners of ATRM Common Stock as of July 11, 2019.
(c)	Represents the product of the estimated number of shares of Digirad Preferred Stock to be issued and the $10.00 stated value per share of Digirad Preferred Stock at the effective time of the Merger. Pursuant to the terms of the Merger Agreement, the final purchase price will be based on the number of shares of ATRM Common Stock, ATRM equity awards and ATRM Preferred Stock outstanding and the price of Digirad Preferred Stock as of the closing date of the Merger. Therefore, the estimated consideration expected to be transferred as reflected in these unaudited pro forma condensed combined financial statements does not purport to represent what the actual consideration transferred will be when the Merger is completed.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED
FINANCIAL STATEMENTS (Continued)

3. Estimated Application of the Acquisition Method

The estimated fair value of ATRM’s tangible and intangible assets acquired and liabilities assumed on a preliminary basis as of March 31, 2019 are as follows (in thousands):

Cash and cash equivalents	$87
Other assets	5,029
Property and equipment, net	4,079
Operating Lease Right-of-use assets, net	604
Intangible assets	18,320
Goodwill	8,945
Accounts payable and other accrued liabilities	(9,429)
Debt and notes payable	(11,508)
Net assets acquired	$16,127

For purposes of preparing the pro forma financial statements, the estimated fair value of the assets acquired and the liabilities assumed are based on preliminary estimates. The final amount recorded will be based on the estimated fair values at the completion of the Merger and could vary significantly from the pro forma amounts due to various factors, including but not limited to, changes in the share price of the Digirad Preferred Stock, the composition of ATRM’s assets, liabilities, outstanding equity ownership shares and changes in fair value assumptions prior to the completion of the Merger. Accordingly, the preliminary estimated fair values of the purchase price and the assets and liabilities recorded are subject to change pending additional information that may be developed by Digirad and ATRM. Any changes to the initial estimates of the fair value of the acquired assets and assumed liabilities will be recorded as adjustments to those assets and liabilities and residual amounts will be allocated to goodwill.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED
FINANCIAL STATEMENTS (Continued)

4. Pro Forma Adjustments—Statements of Income

The following pro forma adjustments included in the unaudited pro forma condensed combined statements of income for the three months ended March 31, 2019 and the year ended December 31, 2018 give effect to the Merger as if it had occurred on January 1, 2018:

(a)	Transaction Costs — Transaction costs incurred in connection with the Merger are not expected to continue subsequent to the Merger.

(b)	Intangible Asset Amortization — To reflect amortization expense for the fair value of the acquired intangible assets.

(c)	Earnings Per Share — ATRM shareholders will exchange all shares of ATRM Common Stock held for shares of Digirad Preferred Stock. No ATRM Common Stock will be outstanding following to the Merger.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED
FINANCIAL STATEMENTS (Continued)

5. Pro Forma Adjustments—Balance Sheet

The following are the pro forma adjustments included in the unaudited pro forma condensed combined balance sheet as of March 31, 2019 and give effect to the Merger as if it had occurred on that date:

Accounting Policies and Presentation

In connection with the Merger, a preliminary review of the accounting policies and presentation of the financial statements of ATRM has been performed to conform to those of Digirad. Based on this review, certain amounts included in ATRM’s historical balance sheet have been reclassified to conform to the Digirad accounting policies and presentation. The pro forma adjustments reflect the reclassification of ATRM inventory to other current assets, materials and supplies from deferred debt finance costs, net and other assets to property, plant and equipment and the reclassification of accrued compensation from accrued expense.

The final results of the complete review of accounting policies and presentation may result in additional differences. There can be no assurances that such finalization will not result in material differences.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED
FINANCIAL STATEMENTS (Continued)

(a)             Intangible Assets – To reflect the valuation of intangible assets in conjunction with the Merger.

(b)             Goodwill - Goodwill is to be recognized as a result of the Merger.

(c)              Promissory Note - This is to reflect the elimination of the existing $0.3 million promissory note between ATRM and Digirad.

(d)             Other current liabilities - This is to reflect accrued liabilities that are directly attributable to the closing of the Merger, including estimated transaction costs to complete the Merger of approximately $0.2 million for ATRM and $1.0 million for Digirad. These transaction costs principally consist of financial advisor fees, legal expenses, auditor expenses, and printer fees.

(e)              Dividend payable - This is to reflect the dividends payable upon the issuance of the Digirad Preferred Stock.

(f)              Stockholders’ Equity – This is to reflect the elimination of ATRM’s historical shareholders’ equity.

(g)             Preferred Stock – This is to reflect the conversion of all outstanding ATRM Common Stock and ATRM Preferred Stock into shares of Digirad Preferred Stock.

BUSINESS OF DIGIRAD

Overview

On September 10, 2018, Digirad announced that its board of directors approved the conversion of Digirad into a diversified holding company.

Historically, Digirad has delivered convenient, effective, and efficient healthcare solutions on an as needed, when needed, and where needed basis. Digirad’s diverse portfolio of mobile healthcare solutions and diagnostic imaging equipment and services, provides hospitals, physician practices, and imaging centers throughout the United States access to technology and services necessary to provide patient care in the rapidly changing healthcare environment.

Digirad has grown both organically and through acquisitions over the last three years. Prior to the year ended December 31, 2016, Digirad was organized as two reportable segments: Diagnostic Services and Diagnostic Imaging. With the acquisition of DMS Health on January 1, 2016, Digirad added two additional reportable segments: Mobile Healthcare and Medical Device Sales and Services. In February of 2018, Digirad completed the sale of its customer contracts relating to its MDSS post-warranty service business to Philips North America LLC. On October 31, 2018, Digirad sold its Telerhythmics business to G Medical Innovations USA, Inc., for $1.95 million in cash. As of December 31, 2018, Digirad’s business was organized into three reportable segments: Diagnostic Services, Mobile Healthcare, and Diagnostic Imaging.

Digirad’s aim is to continue to grow its business into an integrated healthcare services company while simultaneously converting into a diversified holding company through the acquisition of businesses that meet Digirad’s internally developed financially disciplined approach for acquisitions.

On December 14, 2018, Digirad and ATRM, entered into a joint venture and formed Star Procurement, LLC, with Digirad and ATRM each holding a 50% interest. The purpose of the joint venture is to provide the service of purchasing and selling building materials and related goods to KBS Builders, Inc., a wholly-owned subsidiary of ATRM with which Star Procurement entered into a Services Agreement on January 2, 2019. In accordance with the terms of the Star Procurement Limited Liability Company Agreement, Digirad made a $1.0 million capital contribution to the joint venture, which was made in January 2019.

As part of the HoldCo Conversion, Digirad formed a real estate subsidiary named Star Real Estate Holdings USA, Inc. Star Real Estate Holdings USA (SRE) will hold any significant real estate assets Digirad acquires. Digirad expects SRE to be substantially self-funded over time by raising its own capital in the form of commercial mortgages on the properties it owns or by raising other forms of external capital. As an initial transaction to create Digirad’s real estate division under SRE and launch that aspect of the HoldCo Conversion, in April 2019, Digirad purchased three plants in Maine that manufacture modular buildings (two of which were purchased from KBS) and leased those three properties to KBS.

Digirad’s Competitive Strengths

Digirad believes that its competitive strengths are its streamlined and cost-efficient approach to providing healthcare solutions to its customers at the point of need as well as providing an array of industry-leading, technologically-relevant healthcare imaging and monitoring services:

Imaging Services and Products

Broad Portfolio of Imaging Services. Approximately 88% of Digirad’s revenues are derived from diagnostic imaging services to its customers. Digirad has developed and continues to refine an industry-leading, customer-service focused approach to its customers. Digirad has found its focus in this area is a key factor in acquiring and keeping its service-based customers.

Unique Dual Sales and Service Offering. For the majority of Digirad’s businesses, Digirad offers a service-based model to its customers, allowing them to avoid making costly capital and logistical investments required to offer these services internally. Further, for a portion of its business, Digirad has the ability to sell the underlying capital equipment directly to its customers should their needs change and they desire to provide services on their own with the underlying capital equipment. This ability to serve Digirad customers in a variety of capacities from selling equipment directly, or providing more flexibility through a service-based model, allows Digirad to serve its customers according to their exact needs, as well as the ability to capture both ends of the revenue spectrum.

Utilization of Highly Trained Staff. Digirad recruits and maintain highly trained staff for its clinical and repair services, which in turn allows Digirad to provide superior and more efficient services.

Leading Solid-State Technology. Digirad’s solid-state gamma cameras utilize proprietary photo detector modules that enable it to build smaller and lighter cameras that are portable with a degree of ruggedness that can withstand the vibration associated with transportation. Digirad’s dedicated cardiac imagers require a floor space of as little as seven feet by eight feet, can generally can be installed without facility renovations, and use standard power. Digirad’s portable cameras are ideal for mobile operators or practices desiring to service multiple office locations or imaging facilities.

Strategy

Digirad seeks to grow its business by, among other things:

Organic growth from core businesses. Digirad believes that it operates in markets and geographies that will allow it to continue to grow its core businesses, allowing it to benefit from its scale and strengths. Digirad plans to focus its efforts on markets in which Digirad already has a presence in order to take advantage of personnel, infrastructure, and brand recognition it has in these areas.

Introduction of new services. Digirad plans to continue to focus on healthcare solutions related businesses that deliver necessary assets, services and logistics directly to the customer site. Digirad believes that over time it can either purchase or develop new and complementary businesses and take advantage of its customer loyalty and distribution channels.

Acquisition of complementary businesses. Digirad plans to continue to look at complementary businesses that meet its internally developed financially disciplined approach for acquisitions to grow its company. Digirad believes there are many potential targets in the range of $3 million to $10 million in annual revenues that can be acquired over time and integrated into its businesses. Digirad will also look at larger, more transformational acquisitions if it believes the appropriate mix of value, risk and return is present for its stockholders. The timing of these potential acquisitions will always depend on market conditions, available capital, and the value for each transaction. In general, Digirad wants to be a “value” buyer, and will not pursue any transaction unless it believes the post-transaction potential value is high for its stockholders.

Digirad continues to explore strategic alternatives to improve the market position and profitability of its product offerings in the marketplace, generate additional liquidity, and enhance its valuation. Digirad may pursue its goals during the next 12 months through organic growth and through strategic alternatives. Some of these alternatives have included, and could continue to include, selective acquisitions of business segments or entire businesses, divestitures of assets or divisions, or a restructuring of Digirad.

History of Digirad’s Business

In January 2016, Digirad acquired PRHC, the ultimate parent company of DMS Health. DMS Health is a provider of mobile diagnostic imaging services and provides medical product sales and service. DMS Health is a provider of mobile diagnostic imaging services and provides medical product sales and service. The acquisition resulted in two new reportable segments: Mobile Healthcare and Medical Device Sales and Services.

Business Segments

As of March 31, 2019, Digirad’s business was organized into three reportable segments: Diagnostic Services, Mobile Healthcare, and Diagnostic Imaging. See Note 11. Segments, within the notes to the accompanying Digirad condensed consolidated financial statements for the three months ended March 31, 2019 and 2018 for financial data relating to Digirad’s segments. For discussion purposes, Digirad categorized its Diagnostic Services and Mobile Healthcare reportable segments as “Services,” and its Diagnostic Imaging reportable segment as “Product and Product-Related.” Services and Product and Product-Related activities had the following relative contribution to consolidated revenues for the periods presented:

	Three Months Ended March 31,
	2019	2018
Revenues:
Services	89.4%	88.8%
Product and product-related	10.6%	11.2%
Total revenues	100.0%	100.0%

Prior to the year ended December 31, 2018, Digirad was organized as four reportable segments: Diagnostic Services, Diagnostic Imaging, Mobile Healthcare, and Medical Device Sales and Service. On February 1, 2018, Digirad sold its Medical Device Sales and Service business.

Diagnostic Services

Through Diagnostic Services, Digirad offers a convenient and economically efficient imaging and monitoring services program as an alternative to purchasing equipment or outsourcing the procedures to another physician or imaging center. For physicians who wish to perform nuclear imaging, echocardiography, vascular or general ultrasound tests, Digirad provides imaging systems, qualified personnel, radiopharmaceuticals, licensing services, and the logistics required to perform imaging in its own offices, and thereby the ability to bill Medicare, Medicaid, or one of the third-party healthcare insurers directly for those services, which are primarily cardiac in nature. Digirad provides imaging services primarily to cardiologists, internal medicine physicians, and family practice doctors who typically enter annual contracts for a set number of days ranging from once per month to five times per week. Many of Digirad’s physician customers are reliant on reimbursements from Medicare, Medicaid, and third-party insurers. Although reimbursement for procedures provided by Digirad services have been stable during the last several years, any future changes to underlying reimbursements may require modifications to Digirad’s current business model in order for Digirad to maintain a viable economic model.

Digirad’s portable nuclear and ultrasound imaging operations utilize a “hub and spoke” model in which centrally located regional hubs anchor multiple van routes in the surrounding metropolitan areas. At these hubs, clinical personnel load the equipment, radiopharmaceuticals, and other supplies onto specially equipped vans for transport to customer locations, where they set up the equipment for the day. After quality assurance testing, a technologist under the physician’s supervision will gather patient information, inject the patient with a radiopharmaceutical, and then acquire images for interpretation by the physician. At the conclusion of the day of service, all equipment and supplies are removed from the customer location and transported back to the central hub location. Digirad’s model relies on density and customer concentration to allow for efficiencies and maximum profitability, and therefore Digirad is only located in geographies where there is a high concentration of people, cardiac disease and associated likely customer locations.

For Digirad nuclear imaging services, Digirad has obtained Intersocietal Accreditation Commission (“IAC”) and Intersocietal Commission for Echocardiography Laboratories (“ICAEL”) accreditation for its services. Digirad’s licensing infrastructure provides radioactive materials licensing, radiation safety officer services, radiation safety training, monitoring and compliance policies and procedures, and quality assurance functions, to ensure adherence to applicable state and federal nuclear regulations.

Mobile Healthcare

Through Mobile Healthcare, Digirad provides contract diagnostic imaging, including computerized tomography (“CT”), magnetic resonance imaging (“MRI”), positron emission tomography (“PET”), PET/CT, and nuclear medicine and healthcare expertise to hospitals, integrated delivery networks (“IDNs”), and federal institutions on a long-term contract basis, as well as provisional (short-term) services to institutions that are in transition. These services are provided primarily when there is a cost, ease, and efficiency component of providing the services directly rather than owning and operating the related services and equipment directly by Digirad customers.

Digirad’s Mobile Healthcare operations operate throughout the United States, with a heavier concentration in rural areas, particularly in the Upper Midwest region of the United States. Digirad has a range of customer types, but its most typical customer is a small or regional hospital that does not have enough volume of activity to justify owning a piece of imaging equipment on a full-time basis. Digirad’s services typically offer the diagnostic imaging equipment, placed in a large patient friendly coach or tractor-trailer, coupled with either an owned or operator-owned tractor, which is then transported to each customer location. Digirad’s mobile routes are designed to provide for maximum utilization and efficiency by allowing Digirad units to travel to the next customer location during non-working hours of a typical imaging clinic, meeting Digirad technical staff at each location. Digirad’s customers commit to annual contracts ranging from service once every two weeks to up to two days of service per week, depending on modality type and their local demand for services.

Diagnostic Imaging

Through Diagnostic Imaging, Digirad sells its internally developed solid-state gamma cameras, imaging systems and camera maintenance contracts. Digirad’s imaging systems include nuclear cardiac imaging systems, as well as general purpose nuclear imaging systems. Digirad sells its imaging systems to physician offices and hospitals primarily in the United States, although Digirad has sold a small number of imaging systems internationally. Digirad’s imaging systems are sold in both portable and fixed configurations, provide enhanced operability and improved patient comfort, fit easily into floor spaces as small as seven feet by eight feet, and facilitate the delivery of nuclear medicine procedures in a physician’s office, an outpatient hospital setting, or within multiple departments of a hospital (e.g., emergency and operating rooms). Digirad’s Diagnostic Imaging segment revenues derive primarily from selling solid-state gamma cameras and post-warranty camera maintenance contracts.

The central component of a nuclear camera is the detector, which ultimately determines the overall clinical quality of images a camera produces. Digirad’s nuclear cameras feature detectors with advanced proprietary solid-state technology developed by Digirad. Solid-state systems have a number of benefits over conventional photomultiplier tube-based camera designs typically offered by Digirad competitors. Digirad’s solid-state technology systems are typically 2 to 5 times lighter and considerably more compact than most traditional nuclear systems, making them far easier and less costly to build, very reliable, and able to be utilized for mobile applications. Digirad is a market leader in the mobile solid-state nuclear camera segment.

Digirad believes its current imaging systems, with their state-of-the-art technology and robust underlying patents, will continue to be relevant for the foreseeable future. Digirad will continue to enhance and adjust its existing systems for the changing nuclear imaging market, including software updates and smaller enhancements. However, to accomplish any significant changes and enhancements, Digirad will utilize what it believes is a deep available pool of contract engineers on a flexible, as needed basis and do not maintain a staff research and development department, thereby eliminating the fixed costs of a fully staffed research and development department.

Market Opportunity

Diagnostic imaging depictions of the internal anatomy or physiology are generated primarily through non-invasive means. Diagnostic imaging facilitates the early diagnosis of diseases and disorders, often minimizing the scope, cost, and amount of care required and reducing the need for more invasive procedures. Currently, the major types of non-invasive diagnostic imaging technologies available are: x-ray, MRI, CT, ultrasound, PET, and nuclear imaging. The most widely used imaging acquisition technology utilizing gamma cameras is single photon emission computed tomography, or SPECT. All of Digirad’s current internally-developed cardiac gamma cameras employ SPECT technology.

Diagnostic imaging is the standard of care in diagnosis of diseases and disorders. Digirad offers, through its businesses, the majority of these diagnostic imaging modalities. All of the diagnostic imaging modalities that Digirad offers (both from provision of services and product sales) have been consistently utilized in clinical applications for many years, and are stable in their use and need. By offering a wide array of these modalities, Digirad believes that it has strategically diversified its operations in possible changing trends of utilization of one diagnostic imaging modality from another.

Competition

The market for diagnostic products and services is highly competitive. Digirad’s business, which is focused primarily on the private practice and hospital sectors, continues to face challenges of demand for diagnostic services and imaging equipment, which Digirad believes is due in part to the impact of the Deficit Reduction Act on the reimbursement environment and the 2010 Healthcare Reform laws, as well as general uncertainty in overall healthcare and legislative changes in healthcare, such as the Affordable Care Act. These challenges have impacted, and will likely continue to impact, Digirad’s operations. Digirad believes that the principal competitive factors in its market include acceptance by hospitals and physicians, relationships that Digirad develops with its customers, budget availability for its capital equipment, requirements for reimbursement, pricing, ease-of-use, reliability, and mobility.

Diagnostic Services. In providing diagnostic services, Digirad competes against many smaller local and regional nuclear and/or ultrasound providers, often owner-operators that may have lower operating costs. The fixed-installation operators often utilize older, used equipment, and the mobile operators may use older Digirad single-head cameras or newer dual-head cameras. Digirad is the only mobile provider with its own exclusive source of triple-head mobile systems. Some competing operators place new or used cameras into physician offices and then provide the staffing, supplies, and other support as an alternative to a Diagnostic Services service contract. In addition, Digirad competes against imaging centers that install fixed nuclear gamma cameras and make them available to referring physicians in their geographic vicinity. In these cases, the physician sends their patients to the imaging center.

Diagnostic Imaging. In selling its imaging systems, Digirad competes against several large medical device manufacturers who offer a full line of imaging cameras for each diagnostic imaging technology, including x-ray, MRI, CT, ultrasound, nuclear medicine, or SPECT/CT and PET/CT hybrid imagers. The existing nuclear imaging systems sold by these competitors have been in use for a longer period of time than Digirad’s internally developed nuclear gamma cameras, and are more widely recognized and used by physicians and hospitals for nuclear imaging; however, they are generally not solid-state, lightweight, as flexible, or portable. Additionally, certain medical device companies have developed a version of solid-state gamma cameras that may directly compete with Digirad’s product offerings. Many of the larger multi-modality competitors enjoy significant competitive advantages over Digirad, including greater brand recognition, greater financial and technical resources, established relationships with healthcare professionals, broader distribution networks, more resources for product development and marketing and sales, and the ability to bundle products to offer discounts.

Mobile Healthcare. The market for selling, servicing, and operating diagnostic imaging services, patient monitoring equipment, and imaging systems is highly competitive. In providing its Mobile Healthcare services, Digirad competes against a few large national and regional providers. In addition to direct competition from other providers of services similar to those offered by Digirad, Digirad competes with freestanding imaging centers and healthcare providers that have their own diagnostic imaging systems, as well as with equipment manufacturers that sell imaging equipment directly to healthcare providers for permanent installation. Some of the direct competitors, which provide contract MRI and PET/CT services, have access to greater financial resources than Digirad. In addition, some of Digirad’s customers are capable of providing the same services Digirad provides to their patients directly, subject only to their decision to acquire a high-cost diagnostic imaging system, assume the financial and technology risk, and employ the necessary technologists, rather than obtain equipment and services from Digirad. Digirad may also experience greater competition in states that currently have certificate of need laws if such laws were repealed, thereby reducing barriers to entry and competition in those states. Digirad also competes against other similar providers in quality of services, quality of imaging systems, relationships with healthcare providers, knowledge and service quality of technologists, price, availability, and reliability.

Intellectual Property

Digirad relies on a combination of patent, trademark, copyright, trade secret, and other intellectual property laws, nondisclosure agreements, and other measures to protect its intellectual property. Digirad requires its employees, consultants, and advisors to execute confidentiality agreements and to agree to disclose and assign to Digirad all inventions conceived during the workday, using its property, or which relate to its business. Despite any measures taken to protect its intellectual property, unauthorized parties may attempt to copy aspects of Digirad products or to obtain and use information that Digirad regards as proprietary. As discussed herein, Digirad intellectual property is currently subject to a security interest held by Digirad’s commercial lender, Sterling National Bank.

Patents

Digirad has developed a patent portfolio that covers its products, components, and processes. Digirad has 15 non-expired U.S. patents. The patents cover, among other things, aspects of solid-state radiation detectors that make it possible for Digirad to provide mobile imaging services, and its scan technology that provides for lower patient doses and more specific cardiac images. Digirad’s patents expire between 2020 and 2030. Digirad has entered into royalty-bearing licenses for several U.S. patents with third parties, where Digirad is the licensee, for exclusive or non-exclusive use in nuclear imaging (subject to certain reservation of rights by the U.S. government), such license agreements include but are not limited to licenses between Digirad and Cedars-Sinai Health System. While each of Digirad’s patents applies to nuclear medicine, many also apply to the construction of area detectors for other types of medical and non-medical imagers and imaging methods.

Trademarks and Copyrights

Digirad’s registered trademark portfolio consists of registrations in the United States for Digirad® and CARDIUS®. Digirad has produced proprietary software for Digirad Imaging systems including: nSPEED™ 3D-OSEM Reconstruction, SEEQUANTA™ acquisition, and STASYS™ motion correction software. Digirad also licenses certain software products, and their related copyrights, on a nonexclusive basis from Cedars-Sinai Health System. The license includes updates to the software. The license may be terminated at any time by either party upon notice if the other party materially breaches the agreement. Non-payment to licensor is considered a material breach. The license may also be automatically terminated by licensor if (i) an “event of default” occurs under indebtedness for borrowed money of licensee; (ii) licensee ceases business operations; (iii) licensee dissolves or (iv) licensee commences bankruptcy proceedings. On May 23, 2018, the parties entered into an amendment to the license agreement to, among other things, extend the term of license through July 1, 2023.

Raw Materials

Diagnostic Imaging. Digirad and its contract manufacturers use a wide variety of materials, metals, and mechanical and electrical components for production of Digirad’s nuclear imaging gamma cameras. These materials are primarily purchased from external suppliers, some of which are single-source suppliers. Materials are purchased from selected suppliers based on quality assurance, cost effectiveness, and constraints resulting from regulatory requirements, and Digirad’s work closely with its suppliers to assure continuity of supply while maintaining high quality and reliability. Global commodity supply and demand can ultimately affect pricing of certain of these raw materials. Though Digirad believes it has adequate available sources of raw materials, there can be no guarantee that Digirad will be able to access the quantity of raw material needed to sustain operations, as well as at a cost-effective price.

Diagnostic Services and Mobile Healthcare. Digirad’s Diagnostic Services and Mobile Healthcare operations utilize radiopharmaceuticals for its nuclear services. The underlying raw material for creation of the array of doses utilized in nuclear medicine is produced from a total of five main production facilities throughout the world, typically from highly enriched uranium resources. These resources have been and are expected to continue to produce enough raw materials to address the global market, but there continues to be pressure to utilize low or non-enriched uranium resources to produce the underlying nuclear doses.

Manufacturing

Digirad manufactures its nuclear imaging gamma cameras by employing a strategy that combines using internal manufacturing resources for devices requiring specific expertise due to its proprietary design coupled with qualified contract manufacturers. Mechanical and electronic components of Digirad’s systems are produced by contract manufacturers, whereas the most complex components, final assembly and final system performance tests are performed at Digirad’s facility. All of Digirad’s suppliers of critical materials, components, and subassemblies undergo supplier qualifications and ongoing quality audits in accordance with Digirad’s supplier quality process.

Digirad and its contract manufacturers are subject to FDA Quality System Regulations, state regulations, and standards set by the International Organization for Standardization, or ISO. Digirad is currently certified to the EN ISO 13485:2012 quality standard. Digirad has received U.S. Food and Drug Administration (“FDA”) 510(k) clearance for Digirad’s complete nuclear imaging camera product line (Cardius® XPO, Cardius® X-ACT, and Ergo™ gamma cameras). In addition, the X-ACT camera utilizes an x-ray technology to provide attenuation correction information for the SPECT reconstruction. Digirad has also received additional FDA clearance of its Ergo™ large-field-of-view General Purpose Imager for use in intraoperative and molecular breast imaging.

Reimbursement

All of Digirad’s customers typically rely primarily on the Medicare and Medicaid programs and private payors for reimbursement. As a result, demand for Digirad products and services are dependent in part on the coverage and reimbursement policies of these payors. Third party coverage and reimbursement is subject to extensive federal, state, local, and foreign regulation, and private payor rules and policies. In many instances, the applicable regulations, policies, and rules have not been definitively interpreted by regulatory authorities or the courts, are open to a variety of interpretations, and are subject to change without notice.

The scope of coverage and payment policies vary among third-party private payors. For example, some payors will not reimburse a provider unless the provider has a contract with the payor, and in many instances such payors will not enter into such contracts without the approval of a third party “radiology benefit manager” that the payor compensates based on reducing the payor’s imaging expense. Other payors prohibit reimbursement unless physicians own or lease Digirad’s cameras on a full-time basis, or meet certain accreditation or privileging standards. Such payor requirements and limitations can significantly restrict the types of business models Digirad can successfully utilize.

Medicare reimbursement rules are subject to annual changes that may affect payment for services that Digirad’s customers provide. In addition, Congress has passed healthcare reform proposals that are intended to expand the availability of healthcare coverage and reduce the growth in healthcare spending in the U.S. Many of these laws affect the services that Digirad’s customers provide, and could change further over time.

Medicare reimbursement rules impose many standards and policies on the payment of services that Digirad’s customers provide. For instance, physicians billing for the technical component of nuclear imaging tests must be accredited by a government-approved independent accreditation body and many private payors are adopting similar requirements. Digirad offers its customers a service to assist them in obtaining and maintaining the required accreditation. Digirad believes it has structured its contracts in a manner that allows Digirad customers to seek reimbursement from third-party payors in compliance with Medicare reimbursement rules. Digirad physician customers typically bill for both the technical and professional components of the tests. Assuming they meet certain requirements including, but not limited to, performing and documenting bona fide interpretations and providing the requisite supervision of the non-physician personnel performing the tests, they may bill and be paid by Medicare. If the failure to comply is deemed to be “knowing” or “willful,” the government could seek to impose fines or penalties, and Digirad may be required to restructure its agreements and/or respond to any resultant claims by such customers or the government. Digirad’s hospital customers typically seek reimbursement by Medicare for outpatient services under the Medicare Hospital Outpatient Prospective Payment System.

Sales

Digirad maintains separate sales organizations that are aligned with each of Digirad’s business units, which operate independently but in cooperation with each other. Mobile Healthcare sales efforts are throughout the United States and Canada, though there typically is more effort expended in rural and smaller hospital areas, as these are the primary customers that Digirad sells its services to and provide the most value. Diagnostic Services concentrates its efforts on twelve regional areas where the majority of Digirad’s business is concentrated based on concentrations of people and cardiac disease. Diagnostic Imaging sales efforts are conducted throughout the United States and certain foreign countries, and are not concentrated to any particular region or area within the United States as the customer profile for this business can be at any hospital or physician practice. Diagnostic Services and Diagnostic Imaging, though separate sales teams, work collaboratively to help fulfill customer needs in either small practice mobile nuclear cardiac imaging services, or the potential to provide capital equipment sales should the customer decide to own the equipment in house.

Government Regulation

Digirad and its medical professional customers and must comply with an array of federal and state laws and regulations. Violations of such laws and regulations can be punishable by criminal, civil, and/or administrative sanctions, including, in some instances, exclusion from participation in healthcare programs such as Medicare and Medicaid. Accordingly, Digirad maintains a vigorous compliance program and a hotline that permits Digirad personnel to report violations anonymously if they wish.

The following is a summary of some of the laws and regulations applicable to Digirad’s business:

Anti-Kickback Laws. The Medicare/Medicaid Patient Protection Act of 1987, as amended, which is commonly referred to as the Anti-Kickback Statute, prohibits Digirad from knowingly and willingly offering, paying, soliciting, or receiving any form of remuneration in return for the referral of items or services, or to purchase, lease, order, or arrange for or recommend purchasing, leasing, or ordering any good, facility, service, or item, for which payment may be made under a federal healthcare program. Violation of the federal anti-kickback law is a felony, punishable by criminal fines and imprisonment, or both, and can result in civil penalties and exclusion from participation in healthcare programs such as Medicare and Medicaid. Many states have adopted similar statutes prohibiting payments intended to induce referrals of products or services paid by Medicaid or other nongovernmental third-party payors.

Physician Self-Referral Laws. Federal regulations commonly referred to as the “Stark Law” prohibit physician referrals of Medicare or Medicaid patients to an entity for certain designated health services if the physician or an immediate family member has an indirect or direct financial relationship with the entity, unless a statutory exception applies. Digirad believes that referrals made by Digirad physician customers are eligible to qualify for the “in-office ancillary services” exception to the Stark Law, provided that the services are provided or supervised by the physician or a member of his or her “Group Practice,” as that term is defined under the law, the services are performed in the same building in which the physician regularly practices medicine, and the services are billed by or for the supervising physician or Group Practice. Violations of the Stark Law may lead to the imposition of penalties and fines, the exclusion from participation in federal healthcare programs, and liability under the federal False Claims Act and its whistleblower provisions. Many states have adopted similar statutes prohibiting self-referral arrangements that cover all patients and not just Medicare and Medicaid patients.

HIPAA. The Health Insurance Portability and Accountability Act of 1996, or HIPAA, prohibits schemes to defraud healthcare benefit programs and fraudulent conduct in connection with the delivery of, or payment for, healthcare benefits, items, or services. HIPAA also establishes standards governing electronic healthcare transactions and protecting the security and privacy of individually identifiable health information. Some states have also enacted privacy and security statutes or regulations that, in some cases, are more stringent than those issued under HIPAA. The American Recovery and Reinvestment Act of 2009, enacted February 17, 2009, made significant changes to HIPAA privacy and security regulations. Effective February 17, 2010, Digirad is regulated directly under all of the HIPAA rules protecting the security of electronic individually identifiable health information and many of the rules governing the privacy of such information.

Medical Device Regulation. The FDA classifies medical devices, such as Digirad’s cameras, into one of three classes, depending on the degree of risk associated with the device and the extent of control needed to ensure safety and effectiveness. Devices deemed to pose lower risk are placed in either class I or II, which generally requires the manufacturer to submit to the FDA a pre-market notification requesting permission for commercial distribution. This process is known as 510(k) clearance. Devices deemed to pose the greatest risk, such as life-sustaining, life-supporting, or implantable devices, are placed in Class III, requiring an approved Premarket Approval Application (“PMA”). Digirad’s cameras are Class II medical devices that have been cleared for marketing by the FDA. Digirad is also subject to post-market regulatory requirements relating to Digirad’s manufacturing process, marketing and sales activities, product performance, and medical device reports should there be deaths and serious injuries associated with its products.

Pharmaceutical Regulation. Federal and state agencies, including the FDA and state pharmacy boards, regulate the radiopharmaceuticals used in Digirad’s Diagnostic Services business.

Radioactive Materials Laws. Digirad must maintain licensure under, and comply with, federal and state radioactive materials laws, or RAM laws. RAM laws require, among other things, that radioactive materials are used by, or that their use be supervised by, individuals with specified training, expertise, and credentials and include specific provisions applicable to the medical use of radioactive materials.

Environmental Matters. The facilities Digirad operates or manages generate hazardous and medical waste subject to federal and state requirements regarding handling and disposal. Digirad believes that the facilities that it operates and manages are currently in compliance in all material respects with applicable federal, state and local statutes and ordinances regulating the handling and disposal of such materials. Digirad does not believe that it will be required to expend any material additional amounts in order to remain in compliance with these laws and regulations or that compliance will materially affect Digirad’s capital expenditures, earnings or competitive position.

Employees

As of March 31, 2019, Digirad had a total of 460 full time employees, of which 328 were employed in clinical-related positions, 77 in operational roles, 37 in general and administrative functions, and 18 in marketing and sales. All positions are in the United States. Digirad also utilizes varying amounts of temporary workers as necessary to fulfill customer requirements. Digirad has not experienced any work stoppages and considers its employee relations to be good.

Properties

Digirad’s principal executive offices are located in Suwanee, Georgia, where it leases approximately 8,500 square feet of office space. Digirad leases a 21,300 square foot facility in Poway, California that houses Digirad’s Diagnostic Imaging operations. Digirad Diagnostic Services segment leases approximately 29 small hub locations in the various states in which Digirad operates, which primarily house Digirad’s fleet of cameras and vans. In February 2019, Digirad entered into a lease for 1,344 square feet of office space in Old Greenwich, Connecticut. In addition to its leased properties, Digirad owns a 14,131 square foot facility in Fargo, North Dakota and a 16,769 square foot facility in Sioux Falls, South Dakota, both of which house Digirad’s DMS Health businesses. As an initial transaction to create Digirad’s real estate division under SRE and launch that aspect of the HoldCo Conversion, in April 2019, Digirad purchased three plants in Maine that manufacture modular buildings and leased those three properties.

Digirad believes that it has adequate space for its anticipated needs and that suitable additional space will be available at commercially reasonable prices as needed.

Legal Proceedings

In May 2016, Shaun Smith (“Smith”), a former employee of Digirad Imaging Solutions and MD Office Solutions, filed a lawsuit against Digirad Corporation, Digirad Imaging Solutions, Inc., and certain current and former officers of these companies, on behalf of himself and class members (collectively, the “Class Members”) in Alameda County Superior Court. In October 2016, Smith filed a First Amended Complaint adding MD Office Solutions as a named defendant. Digirad Corporation, Digirad Imaging Solutions, Inc., and certain current and former officers of these companies and MD Office Solutions are collectively referred to as the “Defendants.” In March 2017, Smith filed a Second Amended Complaint adding David Dolan (“Dolan”) and Robert Erskine (“Erskine”) as named plaintiffs. Smith, Dolan, and Erskine are collectively referred to as the “Plaintiffs.”

The claim alleges that Defendants violated California laws by: failing to provide Class Members with off-duty meal and rest breaks, failing to furnish accurate wage statements, failing to timely pay all earned wages, and failing to pay all wages due upon a Class Member’s separation from Digirad Imaging Solutions, Inc. and MD Office Solutions, among other claims. In addition, Mr. Smith asserted individual claims for racial discrimination, retaliation and wrongful termination.

The parties to this action participated in a voluntary mediation and reached a tentative settlement of the case and all claims. Preliminary court approval was received in September 2017. In the fourth quarter of 2017, final court approval and acceptance by Class Members was reached. The parties to this action agreed to a final settlement amount of approximately $1.3 million, which was paid by Digirad in December 2017.

Changes in and Disagreements with Accountants on Accounting and Financial Disclosures

Digirad has not experienced any changes in or disagreements with its accountants on accounting or financial disclosures.

Available Information

Digirad files electronically with the SEC its annual reports on Form 10-K, quarterly reports on Form 10-Q, and current reports on Form 8-K pursuant to Section 13(a) or 15(d) of the Exchange Act. The public may read and copy any materials filed by Digirad with the SEC at the SEC’s Public Reference Room at 100 F Street, NW, Washington, D.C. 20549. The public may obtain information on the operation of the SEC’s Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC maintains an Internet site (www.sec.gov), which contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC.

Digirad’s annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, and all amendments to those reports are available free of charge on Digirad’s website at www.digirad.com as soon as reasonably practicable after such material is electronically filed with, or furnished to, the SEC. Such reports will remain available on Digirad’s website for at least 12 months and are also available free of charge by written request or by contacting the Digirad Investor Relations Department at 858-726-1600.

DIGIRAD MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion contains forward-looking statements that involve risks and uncertainties. Digirad’s actual results could differ materially from those anticipated in these forward-looking statements as a result of various factors, including those set forth previously under the caption “Risk Factors Relating to the Merger” and “Digirad Risk Factors.” This Digirad Management’s Discussion and Analysis of Financial Condition and Results of Operations should be read in conjunction with Digirad’s consolidated financial statements and related notes included herein.

Overview

Historically, Digirad has delivered convenient, effective, and efficient healthcare solutions on an as needed, when needed, and where needed basis. Digirad’s diverse portfolio of mobile healthcare solutions and diagnostic imaging equipment and services, provides hospitals, physician practices, and imaging centers throughout the United States access to technology and services necessary to provide patient care in the rapidly changing healthcare environment.

Digirad has grown both organically and through acquisitions over the last three years. Prior to the year ended December 31, 2016, Digirad was organized as two reportable segments: Diagnostic Services and Diagnostic Imaging. With the acquisition of DMS Health on January 1, 2016, Digirad added two additional reportable segments: Mobile Healthcare and Medical Device Sales and Services. In February of 2018, Digirad completed the sale of its customer contracts relating to its MDSS post-warranty service business to Philips. On October 31, 2018, Digirad sold its Telerhythmics business to G Medical, for $1.95 million in cash. As of December 31, 2018, Digirad’s business was organized into three reportable segments: Diagnostic Services, Mobile Healthcare, and Diagnostic Imaging.

Digirad’s aim is to continue to grow its business into an integrated healthcare services company while simultaneously converting into a diversified holding company through the acquisition of businesses that meet Digirad’s internally developed financially disciplined approach for acquisitions.

On September 10, 2018, Digirad announced that its board of directors approved the conversion of Digirad into a diversified holding company, and the potential acquisition of ATRM as an initial “kick-off” transaction.

On December 14, 2018, Digirad and ATRM, entered into a joint venture and formed Star Procurement, with Digirad and ATRM each holding a 50% interest. The purpose of the joint venture is to provide the service of purchasing and selling building materials and related goods to KBS Builders, Inc., a wholly-owned subsidiary of ATRM with which Star Procurement entered into a Services Agreement on January 2, 2019. In accordance with the terms of the Star Procurement Limited Liability Company Agreement, Digirad made a $1.0 million capital contribution to the joint venture, which was made in January 2019.

As part of the HoldCo Conversion, Digirad formed a real estate subsidiary named Star Real Estate Holdings USA, Inc. Star Real Estate Holdings USA (SRE) will hold any significant real estate assets that Digirad acquires. Digirad expects SRE to be substantially self-funded over time by raising its own capital in the form of commercial mortgages on the properties it owns or by raising other forms of external capital. As an initial transaction to create Digirad’s real estate division under SRE and launch that aspect of the HoldCo Conversion, in April 2019, Digirad purchased three plants in Maine that manufacture modular buildings and leased those three properties.

Strategy

Digirad’s main strategic focus is to continue to grow its business into an integrated healthcare services company while simultaneously converting into a diversified holding company through the acquisition of businesses that meet Digirad’s internally developed financially disciplined approach for acquisitions. Within the healthcare industry, Digirad believes that there are many opportunities to provide outsourced and mobile healthcare services and solutions in the current healthcare environment. Digirad believes that its strategy within the healthcare industry will be accomplished by:

●	Focused organic growth from Digirad’s core businesses;

●	Introducing new service offerings through Digirad’s existing businesses or through acquisitions; and

●	Acquiring complementary companies.

Discontinued Operations

On February 1, 2018, Digirad completed the sale of its customer contracts relating to its MDSS post-warranty service business to Philips pursuant to an Asset Purchase Agreement, dated as of December 22, 2017 for $8.0 million. Digirad deemed the disposition of its MDSS reportable segment in the first quarter of 2018 to represent a strategic shift that will have a major effect on its operations and financial results. In accordance with the provisions of the Financial Accounting Standards Board’s authoritative guidance on the presentation of financial statements Digirad has classified the results of its MDSS segment as discontinued operations in its consolidated statement of operations for all periods presented. Additionally, the related assets and liabilities associated with the discontinued operations were reclassified as held for sale in Digirad’s consolidated balance sheet.

Business Segments

As of March 31, 2019, Digirad operates three reportable segments: (1) Diagnostic Services, (2) Mobile Healthcare and (3) Diagnostic Imaging.

Diagnostic Services. Through Diagnostic Services, Digirad offers a convenient and economically efficient imaging and monitoring services program as an alternative to purchasing equipment or outsourcing the procedures to another physician or imaging center. For physicians who wish to perform nuclear imaging, echocardiography, vascular or general ultrasound tests, Digirad provides imaging systems, qualified personnel, radiopharmaceuticals, licensing services, and the logistics required to perform imaging in their own offices, and thereby the ability to bill Medicare, Medicaid, or one of the third-party healthcare insurers directly for those services, which are primarily cardiac in nature. Digirad provides imaging services primarily to cardiologists, internal medicine physicians, and family practice doctors who typically enter annual contracts for a set number of days ranging from once per month to five times per week.

Mobile Healthcare. Through Mobile Healthcare, Digirad provides contract diagnostic imaging, including computerized tomography (“CT”), magnetic resonance imaging (“MRI”), positron emission tomography (“PET”), PET/CT, and nuclear medicine and healthcare expertise to hospitals, integrated delivery networks (“IDNs”), and federal institutions on a long-term contract basis, as well as provisional (short-term) services to institutions that are in transition. These services are provided primarily when there is a cost, ease, and efficiency component of providing the services directly rather than owning and operating the related services and equipment directly by Digirad’s customers.

Diagnostic Imaging. Through Diagnostic Imaging, Digirad sells its internally developed solid-state gamma cameras, imaging systems and camera maintenance contracts. Digirad imaging systems include nuclear cardiac imaging systems, as well as general purpose nuclear imaging systems. Digirad sell its imaging systems to physician offices and hospitals primarily in the United States, although Digirad has sold a small number of imaging systems internationally.

Digirad’s Market

The target market for Digirad’s products and services is comprised of cardiologists, internal medicine physicians, family practice physicians, hospitals, IDNs, and federal institutions in the United States that perform or could perform a diagnostic imaging procedure, have a need for cardiac event monitoring, or have interest in purchasing a diagnostic imaging product. During the year ended December 31, 2018, through Diagnostic Services and Mobile Healthcare, Digirad provided imaging services to 992 physicians, physician groups, hospitals, IDNs and federal institutions. Digirad’s Diagnostic Services and Mobile Healthcare businesses currently operate in approximately 40 states. In the past, Digirad’s market has been negatively affected by lower reimbursements from the Center for Medicare and Medicaid Services (“CMS”) and third-party insurance providers for the codes under which Digirad customers bill for Digirad’s services, although reimbursements have stabilized in the last several years. Digirad has addressed, and will continue to address, these market pressures by modifying its Diagnostic Services and Mobile Healthcare business models, and by assisting its healthcare customers in complying with new regulations and requirements.

Trends and Drivers

The market for diagnostic services and products is highly competitive. Digirad’s business, which is focused primarily on the private practice and hospital sectors, continues to face uncertainty in the demand for diagnostic services and imaging equipment, which Digirad believes is due in part to the impact of the Deficit Reduction Act on the reimbursement environment and the 2010 Healthcare Reform laws, as well as general uncertainty in overall healthcare and legislative changes in healthcare, such as the Affordable Care Act. These challenges have impacted, and will likely continue to impact, Digirad’s operations. Digirad believes that the principal competitive factors in its market include budget availability for Digirad’s capital equipment, qualifications for reimbursement, pricing, ease-of-use, reliability, and mobility.

Diagnostic Services. In providing diagnostic services, Digirad competes against many smaller local and regional nuclear and/or ultrasound providers, often owner-operators that may have lower operating costs. The fixed-installation operators often utilize older, used equipment, and the mobile operators may use older Digirad single-head cameras or newer dual-head cameras. Digirad is the only mobile provider with its own exclusive source of triple-head mobile systems. Some competing operators place new or used cameras into physician offices and then provide the staffing, supplies, and other support as an alternative to a Diagnostic Services service contract. In addition, Digirad competes against imaging centers that install fixed nuclear gamma cameras and make them available to referring physicians in their geographic vicinity. In these cases, the physician sends their patients to the imaging center.

Diagnostic Imaging. In selling its imaging systems, Digirad competes against several large medical device manufacturers who offer a full line of imaging cameras for each diagnostic imaging technology, including x-ray, MRI, CT, ultrasound, nuclear medicine, or SPECT/CT and PET/CT hybrid imagers. The existing nuclear imaging systems sold by these competitors have been in use for a longer period of time than Digirad’s internally developed nuclear gamma cameras, and are more widely recognized and used by physicians and hospitals for nuclear imaging; however, they are generally not solid-state, lightweight, as flexible, or portable. Additionally, certain medical device companies have developed a version of solid-state gamma cameras that may directly compete with Digirad’s product offerings. Many of the larger multi-modality competitors enjoy significant competitive advantages over Digirad, including greater brand recognition, greater financial and technical resources, established relationships with healthcare professionals, broader distribution networks, more resources for product development and marketing and sales, and the ability to bundle products to offer discounts.

Mobile Healthcare. The market for selling, servicing, and operating diagnostic imaging services, patient monitoring equipment, and imaging systems is highly competitive. In providing its Mobile Healthcare services, Digirad competes against a few large national and regional providers. In addition to direct competition from other providers of services similar to those offered by Digirad, Digirad competes with freestanding imaging centers and healthcare providers that have their own diagnostic imaging systems, as well as with equipment manufacturers that sell imaging equipment directly to healthcare providers for permanent installation. Some of the direct competitors, which provide contract MRI and PET/CT services, have access to greater financial resources than Digirad. In addition, some of Digirad’s customers are capable of providing the same services Digirad provides to their patients directly, subject only to their decision to acquire a high-cost diagnostic imaging system, assume the financial and technology risk, and employ the necessary technologists, rather than obtain equipment and services from Digirad. Digirad may also experience greater competition in states that currently have certificate of need laws if such laws were repealed, thereby reducing barriers to entry and competition in those states. Digirad also competes against other similar providers in quality of services, quality of imaging systems, relationships with healthcare providers, knowledge and service quality of technologists, price, availability, and reliability.

Proposed Acquisition of ATRM Holdings, Inc.

On September 10, 2018, Digirad announced that its board of directors approved the conversion of Digirad into a diversified holding company, and the potential acquisition of ATRM as an initial “kick-off” transaction. Digirad has entered into the Merger Agreement for the acquisition of ATRM and to further the HoldCo Conversion.

Jeffrey E. Eberwein, the Chairman of Digirad’s board of directors and the Chairman of the board of directors of ATRM, owns approximately 17.4% of the outstanding common stock of ATRM. Mr. Eberwein is also the Chief Executive Officer of LSVM, which is the investment manager of LSVI. LSVI owns 229,255 shares of ATRM Preferred Stock and another 385,799 shares of ATRM Preferred Stock are owned directly by LSV Co-Invest I. Through these relationships and other relationships with affiliated entities, Mr. Eberwein may be deemed the beneficial owner of the securities owned by LSVI and LSV Co-Invest I. Mr. Eberwein disclaims beneficial ownership of ATRM Preferred Stock, except to the extent of his pecuniary interest therein. All transactions between Digirad and ATRM have been reviewed and approved by a special committee composed of independent directors of Digirad.

In addition to stock of ATRM, LSV Co-Invest I holds unsecured promissory notes of ATRM with a principal amount totaling $1.4 million; LSVM holds an unsecured note of ATRM with a principal amount totaling $0.3 million; and LSVI has pledged up to $3.0 million plus additional fees as collateral to secure a promissory note payable by ATRM to Gerber Finance due December 31, 2019.

LSVM and LSV Co-Invest I are party to subordination agreements with ATRM and Gerber Finance pursuant to which LSVM and LSV Co-Invest I agreed to subordinate their rights under their ATRM unsecured promissory notes to the rights of Gerber Finance as a lender to ATRM. Additionally, as a condition to a revolving credit loan agreement with Premier Bank, Mr. Eberwein entered into a guaranty in favor of Premier Bank, guaranteeing certain obligations of EBGL. Also, in connection with amendments of a loan agreement between Gerber Finance and KBS, Mr. Eberwein has executed reaffirmations of guaranty in favor of Gerber Finance relating to his unconditional guaranty of $0.6 million of KBS’s obligations under a loan agreement related to over-advances.

Further, Mr. Eberwein may also be due certain funds from ATRM’s acquisition of LSVM in connection with the resolution of a working capital adjustment.

Star Procurement Joint Venture

On December 14, 2018, Digirad and ATRM entered into a joint venture and formed Star Procurement, with Digirad and ATRM each holding a 50% interest. The purpose of the joint venture is to provide the service of purchasing and selling building materials and related goods to KBS, a wholly owned subsidiary of ATRM with which Star Procurement entered into a Services Agreement on January 2, 2019. Digirad’s capital contribution to the joint venture is $1.0 million.

Series A Preferred Stock Offering

Digirad previously filed a registration statement on Form S-1 with the SEC for a potential offering of preferred stock. Digirad does not currently anticipate proceeding with such offering.

Acquisitions and Leases of Maine Facilities

As part of the HoldCo Conversion, Digirad formed a real estate subsidiary named Star Real Estate Holdings USA, Inc. SRE will hold any significant real estate assets Digirad acquires. Digirad expects SRE to be substantially self-funded over time by raising its own capital in the form of commercial mortgages on the properties it owns or by raising other forms of external capital. As an initial transaction to create its real estate division under SRE and launch that aspect of the HoldCo Conversion, Digirad purchased three plants in Maine that manufacture modular buildings and leased these three properties, as further described below.

Oxford

On March 27, 2019, 56 Mechanic Falls Road, LLC (“56 Mechanic”), a wholly-owned subsidiary of SRE, entered into a Purchase and Sale Agreement (the “Oxford Purchase Agreement”) with RJF - Keiser Real Estate, LLC (“RJF”), pursuant to which 56 Mechanic will purchase certain real property and related improvements and personal property (including buildings, fixtures, and other improvements on the land, and all machinery and equipment and other personal property, if any, owned by RJF and located on the property) located in Oxford, Maine (the “Oxford Facility”) from RJF (the “Oxford Transaction”). The Oxford Transaction was closed on April 25, 2019. The purchase price of the Oxford Facility was $1.2 million (the “Oxford Purchase Price”), subject to adjustment for taxes and other charges and assessments.

Waterford

On April 3, 2019, 947 Waterford Road, LLC (“947 Waterford”), a wholly-owned subsidiary of SRE, entered into a Purchase and Sale Agreement (the “Waterford Purchase Agreement”) with KBS, a wholly-owned subsidiary of ATRM, pursuant to which 947 Waterford closed on the purchase of certain real property and related improvements (including buildings) located in Waterford, Maine (the “Waterford Facility”) from KBS, and acquired the Waterford Facility. The purchase price of the Waterford Facility was $990,000, subject to adjustment for taxes and other charges and assessments.

Paris

On April 3, 2019, 300 Park Street, LLC (“300 Park”), a wholly-owned subsidiary of SRE, entered into a Purchase and Sale Agreement (the “Park Purchase Agreement”) with KBS, pursuant to which 300 Park closed on the purchase of certain real property and related improvements and personal property (including buildings, machinery and equipment) located in Paris, Maine (the “Park Facility”) from KBS, and acquired the Park Facility. The purchase price of the Park Facility was $2.9 million, subject to adjustment for taxes and other charges and assessments.

Lease of Maine Facilities

On April 3, 2019, KBS entered into a separate lease agreement with each of 947 Waterford (the “Waterford Lease”) and 300 Park (the “Park Lease”). The Waterford Lease has an initial term of 120 months, which is subject to extension. The base rental payments associated with the initial term under the Waterford Lease are estimated to be between $1.2 million and $1.3 million in the aggregate. The Park Lease has an initial term of 120 months, which is subject to extension. The base rental payments associated with the initial term under the Park Lease are estimated to be between $3.3 million and $3.6 million in the aggregate. ATRM has unconditionally guaranteed the performance of all obligations under the Waterford Lease and Park Lease to be performed by KBS under each lease, including, without limitation, the payment of all required rent.

On April 3rd and 18th of 2019, KBS signed a lease and an amendment, respectively, with 56 Mechanic (the “Oxford Lease”), which became effective upon the closing of the Oxford Transaction. The initial term under the Oxford Lease will commence upon delivery of the Oxford Facility to KBS. The Oxford Lease has an initial term of 120 months, which is subject to extension. The base rental payments associated with the initial term under the Oxford Lease are estimated to be between $1.4 million and $1.5 million in the aggregate. ATRM has unconditionally guaranteed the performance of all obligations under the Oxford Lease to be performed by KBS, including, without limitation, the payment of all required rent.

Critical Accounting Policies

Digirad management’s discussion and analysis of its financial condition and results of operations are based upon its consolidated financial statements, which are prepared in accordance with United States generally accepted accounting principles. The preparation of these financial statements requires Digirad to make estimates and judgments that affect the reported amounts of assets and liabilities, related disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Digirad evaluates its estimates and judgments, the most critical of which are those related to revenue recognition, reserves for contractual allowances and doubtful accounts, inventory valuation, goodwill valuation, share-based compensation, self-insured health insurance benefits, valuation of long-lived assets and income taxes. Digirad bases its estimates and judgments on historical experience and other factors that Digirad believes to be reasonable under the circumstances. Materially different results can occur as circumstances change and additional information becomes known with respect to:

●	revenue recognition

●	reserves for contractual allowances and doubtful accounts

●	inventory valuation

●	goodwill valuation

●	share-based compensation

●	self-insured health insurance benefits

●	valuation of long-lived assets

●	income taxes

See Note 2. Basis of Presentation and Significant Accounting Policies, within the notes to Digirad’s accompanying consolidated financial statements for discussion of each of these accounting policies.

New Accounting Pronouncements

See Note 2. Basis of Presentation and Significant Accounting Policies, within the notes to Digirad’s accompanying consolidated financial statements for discussion of its discussion of new accounting pronouncements.

Results of Operations

Comparison of the Three Months Ended March 31, 2019 and 2018

The following table summarizes Digirad’s results for the three months ended March 31, 2019 and 2018 (in thousands):

	Three Months Ended March 31,
		Percent of		Percent of	Change from Prior Year
	2019	Revenues	2018	Revenues	Dollars	Percent
Total revenues	$23,912	100.0%	$25,465	100.0%	$(1,553)	(6.1)%
Total cost of revenues	19,931	83.4%	20,858	81.9%	(927)	(4.4)%
Gross profit	3,981	16.6%	4,607	18.1%	(626)	(13.6)%
Total operating expenses	5,116	21.4%	6,216	24.4%	(1,100)	(17.7)%
Loss from operations	(1,135)	(4.7)%	(1,609)	(6.3)%	474	(29.5)%
Total other expense	(530)	(2.2)%	(234)	(0.9)%	(296)	126.5%
Loss before income taxes	(1,665)	(7.0)%	(1,843)	(7.2)%	178	(9.7)%
Income tax benefit	8	—%	455	1.8%	(447)	(98.2)%
Net loss from continuing operations	(1,657)	(6.9)%	(1,388)	(5.5)%	(269)	19.4%
Net income from discontinued operations	—	—%	5,494	21.6%	(5,494)	(100.0)%
Net (loss) income	$(1,657)	(6.9)%	$4,106	16.1%	$(5,763)	(140.4)%

Revenues

Services Revenue

Services revenue by segment is summarized as follows (in thousands):

	Three Months Ended March 31,
	2019	2018	Change	% Change
Diagnostic Services	$11,726	$12,025	$(299)	(2.5)%
Mobile Healthcare	9,663	10,598	(935)	(8.8)%
Total Services Revenue	$21,389	$22,623	$(1,234)	(5.5)%

The decrease in Diagnostic Services revenue compared to the prior year quarter was due to the sale of its Telerhythmics business as of October 31, 2018 resulting in a loss of revenues of $1.1 million, partially offset by a higher volume of days ran and studies performed and an increase in the average mobile imaging rate per day.

The decrease in Mobile Healthcare revenue compared to the prior year quarter was primarily due to an increase in cancellations, resulting in a $0.6 million decrease in scan volumes, as well as a $0.3 million decrease in interim rentals due to lower utilization of owned units. The utilization of Digirad’s interim rentals can vary in each period based on customers that are in the midst of new construction or refurbishing their current facilities.

Product and Product-Related Revenue

Product and product-related revenue by segment is summarized as follows (in thousands):

	Three Months Ended March 31,
	2019	2018	Change	% Change
Diagnostic Imaging	$2,523	$2,842	$(319)	(11.2)%

The decrease in Diagnostic Imaging revenue was due to a lower volume and less favorable mix of cameras sold.

Gross Profit

Services Gross Profit

Services gross profit and gross margin by segment is summarized as follows (in thousands):

	Three Months Ended March 31,
	2019	2018	% Change
Diagnostic Services gross profit	$2,581	$2,247	14.9%
Diagnostic Services gross margin	22.0%	18.7%

Mobile Healthcare gross profit	$614	$1,115	(44.9)%
Mobile Healthcare gross margin	6.4%	10.5%

Total Services gross profit	$3,195	$3,362	(5.0)%
Total Services gross margin	14.9%	14.9%

Diagnostic Services gross profit increased $0.3 million, or 14.9%, to $2.6 million compared to $2.2 million in the prior year quarter, and the gross margin percentage was 22.0% in the current quarter compared to 18.7% in the prior year quarter. The increase in gross margin percentage was mainly due to lower equipment repair costs and professional services fees, as well as the sale of Digirad’s Telerhythmics business which typically had narrow or negative gross margins.

Mobile Healthcare gross profit decreased $0.5 million, or 44.9%, to $0.6 million in the current year quarter compared to $1.1 million in the prior year quarter, and gross margin percentage was 6.4% in the current quarter compared to 10.5% in the prior year quarter. The decrease in gross margin percentage was primarily due to an unfavorable mix of services provided, as well as higher equipment and vehicle leasing costs of $0.3 million compared to the prior year quarter.

Product and Product-Related Gross Profit

Product and product-related gross profit and margin by segment is summarized as follows (in thousands):

	Three Months Ended March 31,
	2019	2018	% Change
Diagnostic Imaging gross profit	$786	$1,245	(36.9)%
Diagnostic Imaging gross margin	31.2%	43.8%

The decrease in Diagnostic Imaging gross margin percentage was primarily due to lower revenue, a less favorable mix of cameras sold during the period, and higher service and camera part costs of approximately $0.2 million compared to the prior year quarter.

Operating Expenses

Operating expenses are summarized as follows (in thousands):

	Three Months Ended March 31,				Percent of Revenues
			Change
	2019	2018	Dollars	Percent	2019	2018
Marketing and sales	$1,143	$1,467	$(324)	(22.1)%	4.8%	5.8%
General and administrative	3,690	4,392	(702)	(16.0)%	15.4%	17.2%
Amortization of intangible assets	283	357	(74)	(20.7)%	1.2%	1.4%
Total operating expenses	$5,116	$6,216	$(1,100)	(17.7)%	21.4%	24.4%

The decrease in marketing and sales expenses was primarily due to lower headcount, as well as the sale of Digirad’s Telerhythmics which resulted in approximately $0.1 million in savings.

The decrease in general and administrative expenses of $0.7 million was primarily due to lower employee related costs of $0.6 million due to lower headcount and $0.1 million of non-recurring restructuring costs incurred in the prior year quarter related to the sale of Digirad’s MDSS reportable segment on February 1, 2018.

The decrease in amortization of intangible assets was due to the sale of Telerhythmics.

Total Other Expense

Total other expense is summarized as follows (in thousands):

	Three Months Ended March 31,
	2019	2018
Other expense, net	$(198)	$(17)
Interest expense, net	(181)	(217)
Loss on extinguishment of debt	(151)	—
Total other expense	$(530)	$(234)

Other expense, net for three months ended March 31, 2019, is predominantly comprised of one-time costs related to the potential acquisition of ATRM, of which $0.2M related to costs paid on behalf of ATRM, and partially offset by unrealized gains on available-for-sale equities.

Interest expense, net, for the three months ended March 31, 2019 and 2018 is predominantly comprised of cash interest costs and related amortization of deferred issuance costs on Digirad’s debt. A portion of interest costs has been allocated to discontinued operations in 2018 because the proceeds received in the sale were required to be used to reduce Digirad’s borrowings under its previous revolving credit facility with Comerica Bank.

Loss on extinguishment of debt is related to the write-off of unamortized deferred financing costs related to the termination of the Comerica Credit Agreement on March 29, 2019. See Note 8 Debt to Digirad’s accompanying unaudited consolidated financial statements for further information.

Income Tax Expense

Intraperiod allocation rules require Digirad to allocate its provision for income taxes between continuing operations and other categories or comprehensive income such as discontinued operations. As described in Note 2 Discontinued Operations, of the unaudited consolidated financial statements, the results of its MDSS reportable segment have been reported as discontinued operations for the prior year quarter. As a result of the intraperiod tax allocation rules, for the three months ended March 31, 2019, Digirad recorded an income tax benefit of $8 thousand within continuing operations. For the three months ended March 31, 2018, Digirad recorded an income tax benefit of $0.5 million within continuing operations and $0.6 million of tax expense within discontinued operations.

See Note 10 Income Taxes to Digirad’s accompanying unaudited condensed consolidated financial statements for further information related to Digirad’s income taxes.

Income from Discontinued Operations

As described in Note 2 Discontinued Operations of Digirad’s accompanying unaudited condensed consolidated financial statements, the results of Digirad’s MDSS reportable segment have been reported as discontinued operations for all periods presented. During the three months ended March 31, 2018, discontinued operations includes a $6.3 million gain on the sale of Digirad’s MDSS post-warranty service contracts to Philips that closed on February 1, 2018.

Comparison of Years Ended December 31, 2018 and 2017

The following table sets forth Digirad’s results from operations for the years ended December 31, 2018 and 2017 (in thousands):

	Year ended December 31,				Change from Prior Year
	2018	% of Revenues	2017	% of Revenues	Dollars	Percent
Total revenues	$104,180	100.0%	$104,632	100.0%	$(452)	(0.4)%
Total cost of revenues	85,909	82.5%	83,436	79.7%	2,473	3.0%
Gross profit	18,271	17.5%	21,196	20.3%	(2,925)	(13.8)%
Operating expenses:
Marketing and sales	5,418	5.2%	6,249	6.0%	(831)	(13.3)%
General and administrative	15,038	14.4%	18,586	17.8%	(3,548)	(19.1)%
Amortization of intangible assets	1,377	1.3%	1,494	1.4%	(117)	(7.8)%
Goodwill impairment	476	0.5%	166	0.2%	310	186.7%
Loss on sale of buildings	507	0.5%	—	—%	507	100.0%
Total operating expenses	22,816	21.9%	26,495	25.3%	(3,679)	(13.9)%
Loss from operations	(4,545)	(4.4)%	(5,299)	(5.1)%	754	(14.2)%
Other expense, net	(61)	(0.1)%	(311)	(0.3)%	250	(80.4)%
Interest expense, net	(751)	(0.7)%	(730)	(0.7)%	(21)	2.9%
Loss on extinguishment of debt	(43)	—%	(709)	(0.7)%	666	(93.9)%
Total other expense	(855)	(0.8)%	(1,750)	(1.7)%	895	(51.1)%
Loss before income taxes	(5,400)	(5.2)%	(7,049)	(6.7)%	1,649	(23.4)%
Income tax benefit (expense)	1,561	1.5%	(27,987)	(26.7)%	29,548	(105.6)%
Net loss from continuing operations	(3,839)	(3.7)%	(35,036)	(33.5)%	31,197	(89.0)%
Income (loss) from discontinued operations, net of tax	4,575	4.4%	(694)	(0.7)%	5,269	(759.2)%
Net income (loss)	$736	0.7%	$(35,730)	(34.1)%	$36,466	(102.1)%

Revenues

Services Revenue

Services revenue by segment is summarized as follows (in thousands):

	Year Ended December 31,
	2018	2017	$ Change	% Change
Diagnostic Services	$49,256	$49,016	$240	0.5%
Mobile Healthcare	42,941	43,535	(594)	(1.4)%
Total Services Revenue	$92,197	$92,551	$(354)	(0.4)%

Service revenue overall is consistent with prior year. The increase in Diagnostic Services revenue was primarily due to higher volume of imaging days ran and studies performed, and an increase in the average mobile imaging rate per day, partially offset by a loss of revenues due to the sale of Digirad’s Telerhythmics business as of October 1, 2018.

The decrease in Mobile Healthcare revenue was primarily due to cancellations. The increased cancellation resulted in a $2.0 million decrease in scan volumes. Added to this decrease was $0.3 million of lower supplies and accessories sales. The decrease was partially offset by a $1.7 million increase in interim rentals due to higher utilization. The utilization of Digirad’s interim rentals can vary in each period based on customers that are in the midst of new construction or refurbishing their current facilities. Overall, services revenue accounted for 88.5% of total revenues for each of the two years ended December 31, 2018 and December 31, 2017. Digirad expects its Services revenue to continue to represent the larger percentage of its consolidated revenue and expect that percentage to increase in 2019; however, the percentage will fluctuate quarter by quarter given the significant variability in the timing and volume of product sales associated with its Diagnostic Imaging segment.

Product and Product-Related Revenue

Product and product-related revenue by segment is summarized as follows (in thousands):

	Year Ended December 31,
	2018	2017	$ Change	% Change
Diagnostic Imaging	$11,983	$12,081	$(98)	(0.8)%

The decrease in Diagnostic Imaging revenue was due to a decrease in camera revenue sales resulting from a lower volume of cameras sold, partially offset by an increase in camera support time and material activities, which are variable in nature and based on customer needs.

Gross Profit

Services Gross Profit

Services gross profit and gross margin is summarized as follows (in thousands):

	Year Ended December 31,
	2018	2017	% Change
Services gross profit	$13,129	$16,160	(18.8)%
Services gross margin	14.2%	17.5%

Diagnostic Services gross profit decreased $0.5 million, or 5.0%, to $9.4 million in the current year compared to $9.9 million in the prior year, and the gross margin percentage was 19.2% in the current year compared to 20.3% in the prior year. The decrease in gross margin percentage was mainly due to higher labor costs as a percentage of revenue.

Mobile Healthcare gross profit decreased $2.5 million, or 40.8%, to $3.7 million in the current year compared to $6.2 million in the prior year, and gross margin percentage was 8.6% in the current year compared to 14.3% in the prior year. The decrease in gross margin percentage was primarily due to an unfavorable mix of services provided, as well as higher equipment and trailer maintenance and health insurance costs.

Product and Product-Related Gross Profit

Product and product-related gross profit and gross margin is summarized as follows (in thousands):

	Year Ended December 31,
	2018	2017	% Change
Product and product-related gross profit	$5,142	$5,036	2.1%
Product and product-related gross margin	42.9%	41.7%

The increase in Diagnostic Imaging gross margin percentage was primarily due to lower service part costs and product royalty fees, partially offset by lower revenue.

Operating Expenses

Operating expense are summarized as follows (in thousands):

	Year Ended December 31,				Percent of Revenues
	2018	2017	$ Change	% Change	2018	2017
Marketing and sales	$5,418	$6,249	$(831)	(13.3)%	5.2%	6.0%
General and administrative	15,038	18,586	(3,548)	(19.1)%	14.4%	17.8%
Amortization of intangible assets	1,377	1,494	(117)	(7.8)%	1.3%	1.4%
Goodwill impairment	476	166	310	186.7%	0.5%	0.2%
Loss on sale of building	507	—	507	100.0%	0.5%	—%
Total operating expenses	$22,816	$26,495	$(3,679)	(13.9)%	21.9%	25.3%

The decrease in marketing and sales expenses was primarily attributable to lower headcount in the related departments.

The decrease in general and administrative expenses was primarily due to lower litigation-related costs of $1.5 million, which includes the settlement of a wage and hour lawsuit in the prior year, lower employee related costs of $1.2 million due to reductions in headcount, lower depreciation expense of $0.6 million, and lower stock-based compensation of $0.2 million.

The decrease in amortization of intangible assets was primarily due to intangible assets related to customer relationships becoming fully amortized during 2018 and the sale of Telerhythmics in the fourth quarter of 2018.

The goodwill non-cash impairment charge related to derecognize Telerhythmics business. See Note 7. Goodwill, within the notes to Digirad’s accompanying consolidated financial statements for further information.

During the year Digirad completed the sale of buildings and land in Fargo, North Dakota with a net book value of $1.5 million for net cash proceeds of approximately $1.0 million, resulting in a loss on sale of $0.5 million.

Other (Expense) Income

Total other expense is summarized as follows (in thousands):

	Year Ended December 31,
	2018	2017
Other expense, net	$(61)	$(311)
Interest expense, net	(751)	(730)
Loss on extinguishment of debt	(43)	(709)
Total other expense	$(855)	$(1,750)

Other expense, net consists of impairment losses recognized on Digirad’s equity investments deemed to be other-than-temporarily impaired.

Interest expense, net is predominantly comprised of cash interest costs and related amortization of deferred issuance costs on Digirad’s debt. A portion of interest costs has been allocated to discontinued operations in both periods since the proceeds received in the sale were required to be used to reduce its borrowings under its previous revolving credit facility with Comerica Bank, a Texas banking association (“Comerica”), which was subsequently refinanced with Sterling National Bank pursuant to the SNB Loan Agreement.

Loss on extinguishment of debt for the year ended December 31, 2018, is related to the write-off of unamortized deferred financing costs related to the amendment of the credit agreement then in effect with Comerica on January 30, 2018. Loss on extinguishment of debt for the year ended December 31, 2017, is primarily related to the write-off of unamortized deferred financing costs related to the termination of Digirad’s prior Wells Fargo Credit Agreement on June 21, 2017. See Note 8. Debt, within the notes to Digirad’s accompanying consolidated financial statements for further information regarding interest expense and loss on extinguishment of debt.

Income Tax (Expense) Benefit

Intraperiod allocation rules require Digirad to allocate its provision for income taxes between continuing operations and other categories or comprehensive income such as discontinued operations. As described in Note 3. Discontinued Operations, within the notes to Digirad’s accompanying consolidated financial statements, the results of its MDSS reportable segment have been reported as discontinued operations for the current and prior year. As a result of the intraperiod allocation rules, for the year ended December 31, 2018, Digirad recorded a tax expense of $1.5 million. For the year ended December 31, 2017, Digirad recorded a benefit of $0.4 million to discontinued operations. In the fourth quarter of 2017, a full valuation allowance was established against its deferred tax assets due to a recent history of losses and uncertainties regarding its ability to utilize its net operating losses before expiration. Additionally, during the year ended December 31, 2017, as a result of the 2017 tax reform legislation impact Digirad recognized $11.6 million of income tax expense due to the re-measurement of its deferred tax assets and liabilities at the new U.S. federal tax rate of 21% from the previous rate of 34%, for years subsequent to 2017. Moreover, Digirad recognized $18.1 million of income tax expense due to an increase in its tax valuation allowance related to deferred tax assets, that prior to 2017, Digirad believed were more likely than not to be realized. See Note 11. Income Taxes within the notes to Digirad’s accompanying consolidated financial statements for further information.

Income from Discontinued Operations

As described in Note 3. Discontinued Operations, within the notes to Digirad’s accompanying consolidated financial statements, the results of its MDSS reportable segment have been reported as discontinued operations for all periods presented. During the year ended December 31, 2018, discontinued operations includes a $6.2 million gain on the sale of its MDSS post-warranty service contracts to Philips that closed on February 1, 2018.

Liquidity and Capital Resources

Overview

Digirad used cash of $2.2 million from operations during the three months ended March 31, 2019. Cash flows from operations primarily represents net loss (adjusted for depreciation, amortization, and other non-cash items), as well as the net effect of changes in working capital. Cash flows from investing activities primarily represent its investment in capital equipment required to maintain and grow its business, as well as acquisitions and dispositions. Cash flows from financing activities primarily represent net proceeds from borrowings and receipt of cash related to the exercise of stock options, offset by outflows related to dividend payments and repayments of long-term borrowings.

Digirad’s principal sources of liquidity are its existing cash and cash equivalents, cash generated from operations, and availability on its revolving line of credit from its Sterling Credit Agreement. As of March 31, 2019, Digirad had $0.8 million of cash and cash equivalents, as well as $7.5 million available under its revolving line of credit.

Digirad requires capital principally for capital expenditures, acquisition activity, dividend payments, and to finance accounts receivable and inventory. Digirad’s working capital requirements vary from period to period depending on inventory requirements, the timing of deliveries, and the payment cycles of its customers. Digirad’s capital expenditures consist primarily of medical imaging and diagnostic devices utilized in the provision of its services, as well as vehicles and information technology hardware and software. Based upon its current level of expenditures, Digirad believes its current working capital, together with cash flows from operating activities, will be more than adequate to meet its anticipated cash requirements for at least the next 12 months.

Cash Flows

The following table shows cash flow information for the three months ended March 31, 2019 and 2018 (in thousands):

	Three Months Ended March 31,
	2019	2018
Net cash (used in) provided by operating activities	$(2,185)	$420
Net cash (used in) provided by investing activities	$(990)	$6,669
Net cash provided by (used in) financing activities	$2,428	$(7,932)

Operating Activities

The decrease in cash compared to the prior year quarter was primarily due to lower net income adjusted for non-cash items as a result of higher accounts receivable and lower accounts payable.

Investing Activities

The decrease in cash provided by investing activities compared to the prior year quarter was primarily attributable to $6.8 million of proceeds received from the sale of Digirad’s MDSS service contract business to Philips during the prior year quarter.

Financing Activities

The increase in cash flows from financing activities is primarily due to net borrowings of approximately $3.0 million compared to net principal repayments in the prior year quarter of $6.5 million as Digirad used proceeds from the Sterling National Bank credit facility to refinance and terminate the Comerica Credit Agreement (see further discussion below).

Sterling Credit Facility

On March 29, 2019, Digirad entered into a Loan and Security Agreement (by and among certain subsidiaries of Digirad, as borrowers (collectively, the “Borrowers”); Digirad, as guarantor; and Sterling National Bank, a national banking association, as lender (“SNB”).

The SNB Loan Agreement is a five-year credit facility maturing in March 2024, with a maximum credit amount of $20.0 million for both revolving loans and outstanding letter of credit obligations (the “SNB Credit Facility”). Under the SNB Credit Facility, Borrowers can request the issuance of letters of credit in an aggregate amount not to exceed $0.5 million at any one time outstanding.

At the Borrowers’ option, the SNB Credit Facility will bear interest at either (i) a Floating LIBOR Rate, as defined in the Loan Agreement, plus a margin of 2.50% per annum; or (ii) a Fixed LIBOR Rate, as defined in the Loan Agreement, plus a margin of 2.25% per annum.

Digirad used a portion of the financing made available under the SNB Credit Facility to refinance and terminate, effective as of March 29, 2019, its previous credit facility with Comerica.

The SNB Loan Agreement includes certain representations, warranties of Borrowers, as well as events of default and certain affirmative and negative covenants by the Borrowers that are customary for loan agreements of this type. These covenants include restrictions on borrowings, investments and dispositions by Borrowers, as well as limitations on the Borrowers’ ability to make certain distributions. Upon the occurrence and during the continuation of an event of default under the SNB Loan Agreement, SNB may, among other things, declare the loans and all other obligations under the SNB Loan Agreement immediately due and payable and increase the interest rate at which loans and obligations under the SNB Loan Agreement bear interest. The SNB Credit Facility is secured by a first-priority security interest in substantially all of the assets of Digirad and the Borrowers and a pledge of all shares of the Borrowers.

In connection with the SNB Credit Facility, in the three months ended March 31, 2019, Digirad recognized a $0.2 million loss on extinguishment due to the write off of unamortized deferred financing costs associated with the prior Comerica credit agreement.

At March 31, 2019, Digirad was in compliance with all covenants.

Off-Balance Sheet Arrangements

As of March 31, 2019, Digirad did not have any off-balance sheet arrangements.

BUSINESS OF ATRM

Overview

Through its wholly-owned subsidiaries, KBS, Glenbrook and EdgeBuilder, ATRM manufactures modular buildings for commercial and residential applications in production facilities located in South Paris and Waterford, Maine, operates a retail lumber yard located in Oakdale, Minnesota, and manufactures structural wall panels, permanent wood foundation systems and other engineered wood products for use in construction of residential and commercial buildings in a production facility located in Prescott, Wisconsin. As of April 2019 ATRM also wholly owns LSVM, a Connecticut based investment advisor. ATRM’s common stock, par value $0.001 per share, trades on the OTC Pink marketplace of the OTC Markets Group, Inc. under the symbol “ATRM.”

Manufacturing Products and Strategy

KBS

KBS is a Maine-based manufacturer that started business in 2001 as a manufacturer of modular homes. In 2008, KBS began manufacturing commercial modular multi-family housing units. In subsequent years, KBS expanded its product offerings to include a variety of commercial buildings including apartments, condominiums, townhouses, dormitories, hospitals, office buildings, and other structures. The structures are built inside its climate-controlled factories and transported to the site where they are set, assembled and secured on the foundation. Electrical, plumbing, and HVAC systems are inspected and tested in the factory, prior to transportation to the site, to ensure the modules meet all local building codes and quality requirements. Modular construction has gained increased acceptance and is a preferred method of building by many architects and general contractors. The advantages of modular construction include: modules are constructed in a climate-controlled environment; weather conditions usually do not interrupt or delay construction; the building is protected from weather, reducing the risk of mold due to materials absorbing moisture from rain or snow; reduced site work; improved safety and security; reduced vandalism and attrition, as the building is immediately secured; and a significant reduction in overall project time.

The KBS competitive strategy is to offer top quality products for both commercial and residential buildings with a focus on customization to suit the project requirements, provide value with its engineering and design expertise, and meet the timeframe needed by the customer. ATRM’s production strategy is to maintain and grow the resources necessary to build a variety of commercial and residential buildings. KBS attempts to utilize the most efficient methods of manufacturing and high-quality materials in all of its projects. KBS’s sales team works to attract new architects and contractors in New England who need the flexibility that KBS offers.

EBGL

Glenbrook is a retail supplier of lumber, windows, doors, cabinets, drywall, roofing, decking and other building materials and conducts its operations in Oakdale, Minnesota. EdgeBuilder is a manufacturer of structural wall panels, permanent wood foundation systems and other engineered wood products and conducts its operations in Prescott, Wisconsin. Glenbrook and EdgeBuilder are managed by a single management team and operated as a single company. EdgeBuilder manufactures its wall panels and permanent wood foundation systems in a climate-controlled factory and transports them by flat-bed trucks to the customer building location where they are lifted by crane and assembled and erected on site. Panelized construction, especially in large-scale projects, is becoming increasingly popular because wall panels can be constructed ahead of time and stored until needed, they can reduce overall site construction time and the on-site assembly can be performed with smaller crews. Additionally, because the wall panels are constructed in a controlled indoor environment: weather conditions do not usually interrupt or delay construction; the building and materials are not exposed to the weather as they are during a traditional build; there is improved safety and security; and the wall panels are manufactured with higher quality and greater precision than a traditional on-site build.

The Glenbrook competitive strategy is to provide top-quality building materials and unmatched service and attention to detail to building professionals, as well as homeowners. In addition, Glenbrook provides highly personalized service, knowledgeable salespeople and attention to detail that the larger, big-box chain home stores do not provide. The EdgeBuilder competitive strategy is to offer a superior product unique to the project’s requirements, provide value with its engineering and design expertise, and meet the timeframe needed by the customer, while staying cost-competitive. EdgeBuilder’s production strategy is to utilize automation and the most efficient methods of manufacturing and high-quality materials in all of its projects.

Manufacturing Customers

ATRM’s customers include residential home builders, general contractors, owners/developers of commercial buildings, and individual retail customers. With regards to KBS, since 2014, ATRM has pursued a strategy of moving away from very large, complex commercial projects to focus on single-family residential homes and smaller commercial projects, which has helped to further diversify its customer base and limit its exposure to any one customer or project. However, ATRM continues to rely on a limited number of customers for a substantial percentage of its net sales. Two customers, each commercial builders, accounted for approximately 10.4% and 10.8%, respectively, of its total net sales in 2018. In 2017, no single customer accounted for more than 10% of its total net sales.

Manufacturing Competition

KBS is a regional manufacturer of modular housing units. KBS’s market is the New England states (Connecticut, Maine, Massachusetts, New Hampshire, Rhode Island, and Vermont). Several modular manufacturers are located in these New England states and in nearby Pennsylvania. Some competitors have manufacturing locations in Canada and ship their products to the United States. KBS’s competitors include Apex Homes, Commodore Corporation, Skyline Champion Corp, Custom Building Systems, Durabuilt, Excel Homes, Huntington Homes (VT), Icon Legacy Homes, Kent Homes (Canada), Maple Leaf Homes (Canada), Muncy Homes, New England Homes, New Era, PennWest, Premier Builders (PA), Professional Builders Systems, RCM (Canada), Redmond Homes, Ritzcraft, Simplex Homes, Westchester Modular.

EBGL is a regional manufacturer of engineered structural wall panels and permanent wood foundation systems, and also has a local retail business. EBGL’s market is primarily the Upper Midwest States (Iowa, Minnesota, Missouri, North Dakota, Oklahoma, South Dakota, and Wisconsin). EBGL’s competitors include Precision Company, Component Manufacturing Company, Schweiter Building Supply and Construction Company, Arrow Building Center, and Marshall Truss. EBGL’s retail building supply business competes on a more local level against both small, local lumber yards, regional building supply companies and, to a certain degree, the “big box” stores such as Home Depot and Lowe’s.

Manufacturing Operations and Supplies

KBS’s manufacturing operations are based in Maine. KBS leases three manufacturing plants: a 90,000 square foot facility in South Paris, Maine, a 60,000 square foot facility in Waterford, Maine and a 70,000 square foot facility in Oxford, Maine. As of April 2019, KBS leases these manufacturing plants from a division of Digirad. Lumber and supplies for all facilities are purchased from its main location in South Paris. Residential homes and commercial buildings are manufactured in these climate controlled facilities. ATRM emphasizes quality and conformance to all the local building codes where the home or building will be located. Independent building code inspectors are on site almost daily inspecting every stage of the manufacturing process.

EBGL’s manufacturing operations are located in Prescott, Wisconsin. EdgeBuilder leases a 34,000 square foot manufacturing plant where it manufactures wall panels and permanent wood foundation systems. EBGL’s retail operations are located in Oakdale, Minnesota. Glenbrook leases 30,000 square feet of commercial space where it operates its retail building supply business.

Both KBS’s and EBGL’s major material components are dimensional lumber and wood sheet products, which include plywood and oriented strand board. Lumber costs are subject to market fluctuations. Some of its required construction materials are only available through limited local sources in New England, Wisconsin and Minnesota. However, ATRM can source such items from other parts of the country if a local supplier is unable to provide the material. ATRM does not maintain long-term agreements with its suppliers and ATRM purchases all of the materials used in its products through individual purchase orders. ATRM keeps a limited inventory of most commonly used materials on hand at its locations.

Manufacturing Sales and Marketing

In fiscal year 2018, sales of residential homes and commercial structures represented approximately 57% and 43%, respectively, of total net sales. In 2018, all sales were shipped within the United States.

KBS markets its modular homes products through direct sales people and through a network of independent dealers, builders, and contractors in New England. KBS’s direct sales organization is responsible for all commercial building projects, and works with developers, architects, owners, and general contractors to establish the scope of work, terms of payment, and general requirements for each project. KBS’s sales people also work with independent dealers, builders, and contractors to accurately configure and place orders for residential homes for their end customers. KBS’s network of independent dealers and contractors do not work with it exclusively, although many have KBS model homes on display at their retail centers. KBS does not assign exclusive territories to its independent dealers and contractors, but they tend to sell in areas of New England where they will not be competing against another KBS dealer or contractor.

EBGL markets its engineered structural wall panels and permanent wood foundation systems through direct sales people and a network of builders, contractors and developers in the Upper Midwest states. EBGL’s direct sales organization is responsible for both residential and commercial projects and it works with general contractors, developers and builders to provide bids and quotes for specific projects.

ATRM’s marketing efforts include participation in industry trade shows and production of product literature and sales support tools. These efforts are designed to generate sales leads for its independent builders and dealers, and direct salespeople.

Manufacturing Seasonality

Although modular and wall panel construction in its factories eliminates many of the weather-related challenges encountered with site-built construction, its operations can still be impacted by weather and other seasonal factors. Weather can cause delays in site preparation, including delays in building the foundation for a commercial project or residential home, access to building sites and customer delays in setting wall panels or modular homes due to weather conditions and temperature. Additionally, sales demand, especially for residential homes, generally weakens in the winter months, particularly in the northeast and upper Midwest regions of the United States. As a result, both KBS and EBGL experience some seasonality. At KBS, the third quarter typically is the strongest demand period and the first quarter typically is the lowest demand period during the year. Although EBGL experiences some seasonality, it is less pronounced than KBS. EBGL’s fluctuations in business are impacted more by the timing of its large wall panel projects. At EBGL, the first quarter typically is the strongest demand period and the third quarter typically is the lowest demand period during the year.

Environmental

ATRM’s operations are subject to various federal, state, provincial and local laws, rules and regulations. ATRM is subject to environmental laws, rules and regulations that limit discharges into the environment, establish standards for the handling, generation, emission, release, discharge, treatment, storage and disposal of hazardous materials, substances and wastes, and require cleanup of contaminated soil and groundwater. These laws, ordinances and regulations are complex, change frequently and have tended to become more stringent over time. Many of them provide for substantial fines and penalties, orders (including orders to cease operations) and criminal sanctions for violations. They may also impose liability for property damage and personal injury stemming from the presence of, or exposure to, hazardous substances. In addition, certain of its operations require ATRM to obtain, maintain compliance with, and periodically renew permits.

Lone Star Value Management

LSVM is an investment advisor located in Old Greenwich, CT advising several funds. LSVM relies on the Connecticut Exempt Reporting advisor exemption, filing with the SEC. LSVM currently manages Lone Star Value Investors, LP and Lone Star Value Co-Invest I, LP, which are winding down, and Ascent Oil Fund, LLC. LSVM also advises on assets held within an energy index under an advisory agreement. LSVM generates revenue through the payment of management, performance, or advisory fees.

Employees

As of March 31, 2019, ATRM had 124 employees. Of its 124 employees, 93 serve in manufacturing, 8 in sales, marketing, and customer service, and 23 in general administration and finance. None of its employees are represented by a labor union or are subject to any collective bargaining agreement and ATRM believes that its employee relations are satisfactory.

Properties

ATRM’s corporate executive offices are located at a leased facility (approximately 30,000 square feet) in Oakdale, Minnesota, a suburb of St. Paul, where EBGL also conducts its sales, marketing and administrative activities and Glenbrook conducts its retail operations. EdgeBuilder conducts its wall panel manufacturing activities at a leased facility (approximately 34,000 square feet) in Prescott, Wisconsin. KBS conducts its modular building manufacturing, sales, marketing and service activities at facilities ATRM previously owned and now lease as of April 3, 2019 in South Paris, Maine (90,000 square feet) and Waterford, Maine (60,000 square feet). LSVM and ATRM also have executive offices in Old Greenwich, Connecticut. ATRM considers its present facilities to be sufficient for its current operations.

Legal Proceedings

From time to time, in the ordinary course of ATRM’s business, it and its subsidiaries are party to various other disputes, claims and legal proceedings. In the opinion of management, based on information available at this time, such disputes, claims and proceedings will not have a material effect on ATRM’s Consolidated Financial Statements.

Changes in and Disagreements with Accountants on Accounting and Financial Disclosures

Dismissal of Previous Independent Registered Public Accountant

On April 1, 2019, ATRM dismissed Boulay PLLP (“Boulay”) as its independent registered public accounting firm. The decision to dismiss Boulay was approved by the Audit Committee of the ATRM board of directors (the “ATRM Audit Committee”) on March 29, 2019. Boulay continued to serve as ATRM’s auditor for the duration of its review of the Company’s interim financial statements included in ATRM’s Quarterly Reports on Form 10-Q for the quarters ended June 30, 2017 and September 30, 2017 and its audit of the consolidated financial statements of the Company as of and for the year ended December 31, 2017, which continuation was also approved by the ATRM Audit Committee. During the fiscal years ended December 31, 2015 and 2016 and during the period subsequent to December 31, 2016 to the date hereof, there were no “disagreements” (as defined in Item 304(a)(1)(iv) of Regulation S-K and the related instructions to Item 304 of Regulation S-K) with Boulay on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of Boulay, would have caused Boulay to make reference to the subject matter of such disagreements in connection with its reports on the financial statements for such years.

Boulay’s reports on ATRM’s financial statements for the fiscal years ended December 31, 2015 and 2016 did not contain an adverse opinion or a disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope, or accounting principles.

During ATRM’s fiscal years ended December 31, 2015 and 2016 and during the period subsequent to December 31, 2016 to the date hereof, there have been no “reportable events” (as defined in Item 304(a)(1)(v) of Regulation S-K), except that management identified a material weakness in ATRM’s internal control over financial reporting related to inadequate accounting processes and internal control procedures pertaining to the operations of KBS for the fiscal years ended December 31, 2015 and 2016. Management also identified a material weakness in ATRM’s internal control over financial reporting related to inadequate accounting processes and internal control procedures pertaining to the operations of ATRM’s EBGL business for the fiscal year ended December 31, 2016 and three months ending March 31, 2017. However, there was no disagreement between ATRM and Boulay with respect to these determinations.

Engagement of New Independent Registered Public Accountant:

On March 29, 2019, the ATRM Audit Committee selected BDO USA, LLP (“BDO”) as ATRM’s independent registered public accounting firm, subject to completion of BDO’s standard acceptance procedures. On April 15, 2019, BDO was engaged to perform independent audit services for the fiscal year ending December 31, 2018. During the fiscal years ended December 31, 2016 and 2015 and during the period subsequent to December 31, 2016 to April 15, 2019, neither ATRM nor anyone acting on its behalf consulted with BDO regarding either (i) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered with respect to the consolidated financial statements of the Company; or (ii) any matter that was the subject of a disagreement as described in Item 304(a)(1)(iv) of Regulation S-K or a “reportable event” as described in Item 304(a)(1)(v) of Regulation S-K.

Additional Information

ATRM was incorporated in Minnesota in December 1982 as “Aetrium Incorporated.” Effective December 5, 2014, its name was changed to “ATRM Holdings, Inc.” ATRM’s corporate executive offices are located at 5215 Gershwin Avenue N., Oakdale, Minnesota 55128. ATRM’s telephone number is (651) 704-1800. ATRM’s Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act, are available, free of charge, on its website at www.atrmholdings.com, as soon as reasonably practicable after ATRM electronically files this material with, or furnish it to, SEC. Reports and other information ATRM files with the SEC may also be viewed at the SEC’s website at www.sec.gov.

ATRM MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATION

The following discussion contains forward-looking statements that involve risks and uncertainties. ATRM’s actual results could differ materially from those anticipated in these forward-looking statements as a result of various factors, including those set forth previously under the caption “Risk Factors Relating to the Merger” and “ATRM Risk Factors.” This ATRM Management’s Discussion and Analysis of Financial Condition and Results of Operations should be read in conjunction with ATRM’s consolidated financial statements and related notes included herein.

Overview

Through its wholly-owned subsidiaries, KBS, Glenbrook and EdgeBuilder, ATRM manufactures modular buildings for commercial and residential applications in production facilities located in South Paris and Waterford, Maine, operates a retail lumber yard located in Oakdale, Minnesota, and manufactures structural wall panels, permanent wood foundation systems and other engineered wood products for use in construction of residential and commercial buildings in a production facility located in Prescott, Wisconsin. ATRM’s common stock, par value $0.001 per share, trades on the OTC Pink marketplace of the OTC Markets Group, Inc. under the symbol “ATRM.”

Recent Developments

Amendments to Gerber Finance Loan Agreements

On April 1, 2019, ATRM entered into a Tenth Agreement of Amendment to Loan and Security Agreement (the “Tenth KBS Loan Amendment”) to amend the terms of the KBS Loan Agreement, and a Fifth Agreement of Amendment to Loan and Security Agreement (the “Fifth EBGL Loan Amendment”) to amend the terms of the Acquisition Loan Agreement. The Tenth KBS Loan Amendment and the Fifth EBGL Loan Amendment amended the terms of the KBS Loan Agreement and the Acquisition Loan Agreement, respectively, to permit ATRM’s acquisition of LSVM and to clarify the parties’ rights and duties in connection therewith, among other things.

In connection with each of the Ninth KBS Loan Amendment and the Tenth KBS Loan Amendment, Mr. Eberwein executed a reaffirmation of guaranty in favor of Gerber Finance relating to his unconditional guaranty of $0.6 million of KBS’s obligations under the KBS Loan Agreement arising from the $0.6 million of over advances permitted under the Ninth KBS Loan Amendment.

On April 15, 2019, ATRM entered into an Eleventh Agreement of Amendment to Loan and Security Agreement (the “Eleventh KBS Loan Amendment”) to amend the terms of the KBS Loan Agreement to (i) provide for increased borrowing capability; (ii) to eliminate the Leverage Ratio financial covenant required by Schedule III (Financial Covenants); and (iii) to amend the Net Loss covenant required by Schedule III (Financial Covenants). In addition, the Eleventh KBS Loan Amendment provided a waiver for certain covenants for the 2017 and 2018 fiscal years. In connection with the Eleventh KBS Loan Amendment, Mr. Eberwein executed a reaffirmation of agreements in favor of Gerber Finance relating to his unconditional guaranty as described above and any other documents related to KBS.

Merger with Digirad Corporation

See disclosure in this proxy statement/prospectus regarding the Merger.

Digirad Joint Venture and Services Agreement

On December 14, 2018, ATRM entered into a Joint Venture Agreement with Digirad (the “Joint Venture Agreement”), forming Star Procurement, with each of ATRM and Digirad holding a 50% interest. The purpose of the joint venture is for Star Procurement to purchase from third parties and sell building materials and related goods to KBS, ATRM’s wholly owned subsidiary. Star Procurement entered into a Services Agreement (the “Services Agreement”) on January 2, 2019 with KBS in connection with the joint venture. Digirad’s initial capital contribution to the joint venture was $1.0 million. ATRM did not make an initial capital contribution.

Acquisition of Lone Star Value Management

On April 1, 2019, ATRM entered into a Membership Interest Purchase Agreement (the “LSVM Purchase Agreement”) with LSVM and Mr. Eberwein. Pursuant to the terms of the LSVM Purchase Agreement, Mr. Eberwein sold all of the issued and outstanding membership interests of LSVM to ATRM (the “LSVM Acquisition”) for a purchase price of $100.00, subject to a working capital adjustment provision. The LSVM Acquisition closed simultaneously with the execution and delivery of the LSVM Purchase Agreement, with working capital adjusted as of January 1, 2019 for accounting purposes, as a result of which LSVM became a wholly-owned subsidiary of ATRM. Pursuant to the LSVM Purchase Agreement, the current assets (as well as the $0.3 million of unsecured promissory notes payable to LSVM under the LSVM December 2018 Loan), with any unpaid principal and interest due on November 30, 2020) and current liabilities existing prior to January 1, 2019 remain with Mr. Eberwein. The LSVM Purchase Agreement contains representations, warranties, covenants and indemnification provisions customary for transactions of this type. ATRM’s entry into the LSVM Purchase Agreement and the LSVM Acquisition were unanimously approved by a special committee of the Board comprised solely of independent directors. As of March 31, 2019, the date of the most recently reported condensed consolidated financial statements, the initial accounting for the LSVM Acquisition was incomplete, as ATRM continues to determine the fair value of the acquired assets and liabilities. As of the date of the condensed consolidated financial statements, the initial accounting for this acquisition was incomplete as ATRM is currently working to determine the fair value of the acquired assets and liabilities.

Sale of Maine Facilities

On April 3, 2019, 947 Waterford Road, LLC entered into a Purchase and Sale Agreement with KBS, pursuant to which 947 Waterford purchased certain real property and related improvements (including buildings) located in Waterford, Maine from KBS, and acquired the Waterford Facility. The Waterford Purchase Agreement contains representations, warranties and covenants of KBS and 947 Waterford that are customary for a transaction of this nature. The purchase price of the Waterford Facility is $990,000, subject to adjustment for taxes and other charges and assessments.

947 Waterford is a wholly-owned indirect subsidiary of Digirad, formed for the purpose of acquiring and holding the Waterford Facility.

On April 3, 2019, 300 Park Street, LLC entered into a Purchase and Sale Agreement with KBS, pursuant to which 300 Park purchased certain real property and related improvements and personal property (including buildings, machinery and equipment) located in Paris, Maine from KBS, and acquired the Park Facility. The Park Purchase Agreement contains representations, warranties and covenants of KBS and 300 Park that are customary for a transaction of this nature. The purchase price of the Park Facility is $2.9 million, subject to adjustment for taxes and other charges and assessments.

On April 3, 2019, KBS entered into a separate lease agreement with each of 947 Waterford and 300 Park. The Waterford Lease has an initial term of 120 months, which is subject to extension. The base rental payments associated with the initial term under the Waterford Lease are estimated to be between $1.2 million and $1.3 million in the aggregate. The Park Lease has an initial term of 120 months, which is subject to extension. The base rental payments associated with the initial term under the Park Lease are estimated to be between $3.3 million and $3.6 million in the aggregate.

On April 3, 2019, KBS entered into a lease agreement with 56 Mechanic Falls Road, LLC, in connection with that certain real property and related improvements and personal property owned by RJF - Keiser Real Estate, LLC (including buildings, fixtures, and other improvements on the land, and all machinery and equipment and other personal property, if any, owned by RJF and located on the property) located in Oxford, Maine. The Oxford Lease was amended as of April 18, 2019 to provide that the commencement date will be the later of the closing of the sale of the Oxford Premises, which occurred on March 27, 2019, and the date that possession of the leased premises is able to be delivered to KBS, which is anticipated to occur on or prior to June 30, 2019. The Oxford Transaction is pursuant to that certain Purchase and Sale Agreement between 56 Mechanic and RJF. The Oxford Lease has an initial term of 120 months, which is subject to extension. The base rental payments associated with the initial term under the Oxford Lease are estimated to be between $1.4 million and $1.6 million in the aggregate. ATRM has unconditionally guaranteed the performance of all obligations under each of the Leases to be performed by KBS, including, without limitation, the payment of all required rent.

Series B Preferred Stock Dividend Agreement

On July 16, 2019, ATRM, LSVI and LSV Co-Invest I entered into a Series B Preferred Stock Dividend Agreement, pursuant to which the parties thereto agreed to cancel all accrued but unpaid dividends for 2018 on the ATRM Preferred Stock in exchange for the issuance to LSVI and LSV Co-Invest I of an aggregate of 17,915 shares of ATRM Preferred Stock. As a result of such agreement, there are no accrued dividends on the ATRM Preferred Stock.

Waiver under certain LSV Co-Invest I and LSVM Notes

On July 17, 2019, ATRM entered into two waivers with LSV Co-Invest I and one waiver with LSVM, pursuant to which the parties thereto agreed (i) that the closing of the Merger would not constitute an event of default under the terms of two promissory notes issued by ATRM to LSV Co-Invest I on January 12, 2018 and June 1, 2018 for the principal amounts of $500,000 and $900,000, respectively, or under the terms of a promissory note issued by ATRM to LSVM on December 17, 2018 for the principal amount of $300,000, (ii) that neither LSV Co-Invest I nor LSVM would be entitled to accelerate any payment under such notes as a result of the closing of the Merger and (iii) upon the closing of the Merger, ATRM would be permitted to amend its governing documents in accordance with the terms of the Merger Agreement.

Results of Operations

Comparison of the Three Months Ended March 31, 2019 and 2018

The following table summarizes ATRM’s results for the three months ended March 31, 2019 and 2018 (in thousands):

	Three Months Ended
	March 31,
	2019	2018
Net sales	$7,335	$7,684
Costs and expenses:
Cost of sales	6,354	7,044
Selling, general, and administrative expenses	1,496	1,411
Total costs and expenses	7,850	8,455
Operating loss	(515)	(771)

Other (expense) income:
Interest expense, net	(263)	(237)
Change in fair value of contingent earn-outs, net	—	2
Loss before income taxes	(778)	(1,006)
Income tax expense	(3)	(4)
Net loss	$(781)	$(1,010)

Net Sales. Net sales were approximately $7.3 million for the three months ended March 31, 2019 compared with approximately $7.7 million for the same period in 2018. The decrease was primarily due to a decrease in KBS’s net sales, which were approximately $2.4 million for the three months ended March 31, 2019 as compared to $4.8 million for the same period in 2018 partially offset by an increase in EBGL net sales which were approximately $5.0 million for the three months ended March 31, 2019 compared to $2.8 million for the comparable period in 2018. The decrease in KBS net sales was primarily due to a decrease in commercial developer sales as ATRM adjusts to the strategic shift away from large commercial projects with significant site work to focus on its core competency of manufacturing modular buildings for residential customers, as disclosed in Note 2 to ATRM’s accompanying unaudited condensed consolidated financial statements.

Cost of Sales. Cost of sales amounted to approximately $6.4 million for the three months ended March 31, 2019, compared to approximately $7.0 million for the same period in 2018. This decrease was due to the decrease in net sales at KBS and also reflects the results of ATRM’s strategic initiatives at KBS including more selectivity in the commercial projects ATRM undertakes, improved project pricing (implementing regular price increases to its customers) and ongoing cost control and efficiency measures, as disclosed in Note 2 to ATRM’s accompanying unaudited condensed consolidated financial statements, resulting in lower direct and overhead costs.

Selling, General and Administrative. Selling, general and administrative (“SG&A”) expense remained primarily the same year over year and was approximately $1.5 million and $1.4 million for the three months ended March 31, 2019 and 2018, respectively.

Interest Expense. Interest expense was approximately $0.2 million for the three months ended March 31, 2018 and approximately $0.3 million for the three months ended March 31, 2019. See Notes 14 and 15 to ATRM’s accompanying unaudited condensed consolidated financial statements for further details of ATRM’s outstanding debt.

Change in Fair Value of Contingent Earn-outs, net. ATRM assesses the fair value of its contingent earn-outs at the end of each quarter. The contingent earn-out receivable included in its balance sheets at March 31, 2019 is related to the transfer of its test handler product line to Boston Semi Automation LLC (“BSA”) in April 2014. Change in fair value of contingent earn-out receivable during the three months ended March 31, 2018 represented a net decrease of approximately $0.2 million in the fair value of this earn-out as a result of timing and payments. As of December 31, 2018 all payments by BSA had been made.

Income Taxes. Since 2009, ATRM has maintained a valuation allowance to fully reserve its deferred tax assets. ATRM expects to continue to maintain a full valuation allowance until ATRM determines that it can sustain a level of profitability that demonstrates its ability to realize these assets. To the extent ATRM determine that the realization of some or all of these benefits is more likely than not based upon expected future taxable income, a portion or all of the valuation allowance will be reversed. Such a reversal would be recorded as an income tax benefit and, for some portion related to deductions for stock option exercises, a decrease in shareholders’ deficit. ATRM recorded income tax expense of $3.0 thousand and $4.0 thousand for the three months ended March 31, 2019 and 2018, respectively, which included deferred income tax expense associated with taxable differences related to its indefinite-lived assets, which are omitted from the calculation of its valuation allowance due to the unpredictability of the reversal of these differences.

Net Loss. Net loss for the three months ended March 31, 2019 was approximately $0.8 million as compared to net loss of approximately $1.0 million for the same period in 2018. The decrease was primarily due to the factors described above.

Comparison of the Year Ended December 31, 2018 and 2017

Selected consolidated statement of operations data for ATRM for the years ended December 31, 2018 and 2017 were as follows (in thousands):

	2018		2017
Net sales	$34,477	100.0%	$40,553	100.0%
Cost of sales	31,501	91.4%	37,668	92.9%
Selling, general and administrative	5,501	16.0%	6,690	16.5%
Goodwill impairment charge	—	—%	3,020	7.4%
Total costs and expenses	37,002	107.3%	47,378	116.8%
Net operating loss from continuing operations	$(2,525)	(7.3)%	$(6,825)	(16.8)%

Net Sales

ATRM’s net sales by product line and as a percentage of total sales for the years ended December 31, 2018 and 2017 were as follows (in thousands):

	2018		2017
Residential Homes	$19,486	57%	$27,722	68%
Commercial Structures	14,991	43%	12,831	32%
Total	$34,477	100%	$40,553	100%

Net sales were approximately $34.5 million in 2018 compared to approximately $40.6 million in 2017. The $6.1 million decrease was primarily due to a decrease in KBS’s net sales, which were approximately $16.9 million for 2018 as compared to $24.2 million for 2017, offset by an increase in EBGL net sales which were approximately $17.6 million for 2018 compared to $16.5 million for 2017. The decrease in KBS net sales was primarily due to a decrease in commercial developer sales as ATRM adjusts to the strategic shift away from large commercial projects with significant site work to focus on its core competency of manufacturing modular buildings for residential customers, as disclosed in Note 2 to ATRM’s accompanying unaudited condensed consolidated financial statements.

Cost of Sales

Cost of sales amounted to approximately $31.5 million for 2018, compared to approximately $37.7 million for 2017. This decrease of approximately $6.2 million was due to the decrease in net sales at KBS and also reflects the results of ATRM’s strategic initiatives at KBS, including more selectivity in the commercial projects ATRM undertakes, improved project pricing (implementing regular price increases to its customers) and ongoing cost control and efficiency measures, as disclosed in Note 2 to ATRM’s accompanying unaudited condensed consolidated financial statements, resulting in lower direct and overhead costs.

Selling, General and Administrative Expenses

Selling, general and administrative (“SG&A”) expense was approximately $5.5 million and $6.7 million for 2018 and 2017, respectively. The decrease in SG&A expense of approximately $1.2 million is primarily due to ongoing cost control measures at KBS, as disclosed in Note 2 to ATRM’s accompanying unaudited condensed consolidated financial statements.

Goodwill Impairment Charge

ATRM completed a goodwill impairment assessment as of June 30, 2017 and determined that the fair value of goodwill related to the EBGL Acquisition was zero versus the carrying value of goodwill of $3.0 million as of that date. Since the acquisition of the EBGL operations, the results of those operations have underperformed the pre-acquisition expectations from a net sales, gross profit margin and net income perspective. Additionally, given the significant increase in raw material costs, more specifically, lumber and sheet goods, the projection of EBGL’s profits are projected to be lower than initially expected. Accordingly, management’s updated projections for the EBGL operations could not support the carrying value of goodwill. Accordingly, ATRM recorded a goodwill impairment charge in the amount of $3.0 million during 2017.

Interest Expense

Interest expense decreased by approximately $1.3 million from approximately $2.3 million for 2017 to approximately $1.0 million for 2018. The decrease is attributable to ATRM’s implementation of its strategic initiatives to refinance debt. See Notes 2, 15 and 16 to ATRM’s accompanying unaudited condensed consolidated financial statements for further details of ATRM’s strategic initiatives and outstanding debt.

Change in Fair Value of Contingent Earn-Outs

ATRM assesses the fair value of its contingent earn-outs at the end of each quarter. The contingent earn-out receivable included in its consolidated balance sheets at December 31, 2018 and 2017 is related to the transfer of its test handler product line to BSA in April 2014. The change in fair value of contingent earn-out receivable during 2018 represented a net decrease of approximately $0.4 million in the fair value of this earn-out as a result of its assessments to in the fair value of this earn-out as a result of timing and payments.

Income Taxes

Since 2009, ATRM has maintained a valuation allowance to fully reserve its net deferred tax assets. ATRM expects to continue to maintain a full valuation allowance until ATRM determines that it can sustain a level of profitability that demonstrates its ability to realize these assets. To the extent ATRM determines that the realization of some or all of these benefits is more likely than not based upon expected future taxable income, a portion or all of the valuation allowance will be reversed. Such a reversal would be recorded as an income tax benefit and, for some portion related to deductions for stock option exercises, an increase in shareholders’ equity. ATRM recorded no income tax expense in fiscal 2018, and income tax expense of $11.0 thousand in fiscal 2017, which represented deferred income tax expense associated with taxable differences related to its indefinite-lived intangible assets which are omitted from the calculation of its valuation allowance due to unpredictability of the reversal of these differences.

Financial Condition, Liquidity and Capital Resources

Cash, cash equivalents and restricted cash decreased by approximately $45,000 in the three months ended March 31, 2019.

Net cash (used in) provided by operating activities. In the three months ended March 31, 2019, cash flows used in operating activities were approximately $0.9 million, consisting primarily of its net loss of $0.8 million and a net decrease in operating assets and liabilities of $0.5 million which primarily included a decrease in trade accounts payable of $0.9 million and customer deposits of $0.8 million, offset by a decrease in accounts receivable of $1.3 million and increase in inventories of $0.2 million.

In the three months ended March 31, 2018, cash flows provided by operating activities were approximately $0.6 million, consisting primarily of changes in operating assets and liabilities for the three months ended March 31, 2018, which netted to approximately $1.4 million, which included a $1.6 million decrease in trade accounts receivable due to the timing of customer payments, a $0.6 million increase in trade accounts payable, partially offset by a $0.5 million decrease due to other accrued liabilities. These changes in operating assets and liabilities were offset by its net loss of $1.0 million.

Net cash provided by investing activities. Net cash flows provided by investing activities were approximately $48,000 for the three-month period ended March 31, 2019 which included $63,000 in proceeds from earn-out consideration offset by $15,000 of purchase of equipment. Net cash flows provided by investing activities were approximately $0.2 million for the three-month period ended March 31, 2018 which included $0.2 million proceeds from earn-out consideration.

Net cash provided by (used in) financing activities. In the three months ended March 31, 2019, cash flows used in financing activities were approximately $0.8 million, which included $1.0 million of cash provided by joint venture partner, Digirad, and $0.2 million of net payments on the KBS Loan Agreement and the EBGL Loan Agreement.

In the three months ended March 31, 2018, cash flows used in financing activities were approximately $0.6 million, which included approximately $0.8 million of net payments on the KBS Loan Agreement and the EBGL Loan Agreement and approximately $0.3 million to reduce principal balances of its long-term debt, partially offset by $0.5 million of proceeds from the issuance of long-term debt.

ATRM acknowledges that ATRM continues to face a challenging operating environment, and it continues to focus on improving its overall profitability. ATRM has reported an operating loss for March 31, 2019. ATRM has incurred significant operating losses in recent years and, as of March 31, 2019, ATRM had an accumulated deficit of approximately $93.1 million. At March 31, 2019, ATRM had outstanding debt of approximately $11.5 million. These factors raise substantial doubt about ATRM’s ability to continue as a going concern.

ATRM has issued various promissory notes to finance its acquisitions of KBS and EBGL and to provide for its general working capital needs. As of March 31, 2019, ATRM had outstanding debt totaling approximately $11.5 million. ATRM’s debt primarily included (i) $3.4 million principal outstanding on KBS’s $4.0 million revolving credit facility under a loan and security agreement with Gerber Finance Inc., and $3.0 million principal outstanding under a loan and security agreement with Gerber Finance used to finance the acquisition of EBGL, and (ii) $2.9 million principal outstanding on EBGL’s $3.0 million revolving credit facility under a revolving credit loan agreement with Premier Bank. ATRM also has debt with related parties which includes (i) $1.5 million of unsecured promissory notes payable to LSV Co-Invest I, a related party, with interest payable semi-annually at a rate of 10.0% per annum (LSV Co-Invest I may elect to receive interest in-kind at a rate of 12.0% per annum), with any unpaid principal and interest due on January 12, 2020, (ii) $0.3 million of unsecured promissory notes payable to LSVM, with interest payable annually at a rate of 10.0% per annum (LSVM may elect to receive any interest payment entirely in-kind at a rate of 12.0% per annum), with any unpaid principal and interest due on November 30, 2020 and (iii) a $0.3 million unsecured promissory note with Digirad, a related party, with interest payable at 10.0% per annum for the first 12 months of its term, and at 12.0% per annum for the remaining 12 months, with any unpaid principal and interest due on December 14, 2020. In connection with the purchase of LSVM in April 2019, ATRM may also be required to pay certain deferred consideration at the end of 2019 upon resolving certain working capital adjustments.

On July 17, 2019, ATRM entered into two waivers with LSV Co-Invest I and one waiver with LSVM, pursuant to which the parties thereto agreed (i) that the closing of the Merger would not constitute an event of default under the terms of two promissory notes issued by ATRM to LSV Co-Invest I on January 12, 2018 and June 1, 2018 for the principal amounts of $500,000 and $900,000, respectively, or under the terms of a promissory note issued by ATRM to LSVM on December 17, 2018 for the principal amount of $300,000, (ii) that neither LSV Co-Invest I nor LSVM would be entitled to accelerate any payment under such notes as a result of the closing of the Merger and (iii) upon the closing of the Merger, ATRM would be permitted to amend its governing documents in accordance with the terms of the Merger Agreement.

At the applicable test dates, ATRM was not in compliance with the following financial covenants under its loan agreements: (i) a requirement for KBS to maintain a minimum leverage ratio of 7:1 for the fiscal year ended December 31, 2017, as its actual leverage ratio for such period was negative; (ii) a requirement for KBS not to incur a net annual post-tax loss in any fiscal year of the loan agreements, as KBS’s net annual post-tax loss for the fiscal year ended December 31, 2017 was $1.9 million; and (iii) a requirement to deliver ATRM’s fiscal year-end financial statements reviewed by an independent certified accounting firm acceptable to Gerber Finance within 105 days from the fiscal year ended December 31, 2017. In August 2017, Gerber Finance provided ATRM with a waiver for these events. As of December 31, 2018, KBS was not in compliance with the financial covenants under the KBS Loan Agreement requiring no net annual post-tax loss for KBS or the minimum leverage ratio covenant as of these test dates. Additionally, KBS was not in compliance with the requirement to deliver ATRM’s fiscal year-end financial statements reviewed by an independent certified accounting firm acceptable to Gerber Finance within 105 days from the fiscal year ended December 31, 2018. The occurrence of any event of default under the KBS Loan Agreement may result in KBS’s obligations under the KBS Loan Agreement becoming immediately due and payable. In April 2019 and June 2019, ATRM obtained a waiver from Gerber Finance for these events. In addition, ATRM and Gerber Finance agreed to eliminate the minimum leverage ratio covenant for years after 2018.

As of December 31, 2018, EBGL was not in compliance with the following covenants under the Premier Loan Agreement: (i) requirement to maintain a Debt Service Coverage Ratio for the calendar year of at least 1.0; and (ii) a requirement to deliver ATRM’s fiscal year-end audited financial statements within 120 days of the end of each calendar year. The occurrence of any event of default under the Premier Loan Agreement may result in EBGL’s obligations under the Premier Loan Agreement becoming immediately due and payable. In April 2019, ATRM obtained a waiver from Premier Bank for these events through August 1, 2019 (the current maturity date of the Premier Loan Agreement).

If ATRM fails to comply with any financial covenants under its loan agreements with Gerber Finance or Premier going forward, the applicable lender(s) may demand the repayment of the credit facilities amount outstanding and any unpaid interest thereon.

ATRM has implemented several strategic initiatives, effected certain actions and continued to consider additional actions to improve ATRM’s overall profitability and increase cash flows, including:

●	KBS’s strategic shift away from large commercial projects with significant site work to focus on its core competency of manufacturing modular buildings;

●	KBS’s efforts to improve operating efficiencies, including reconfiguring the South Paris factory to increase production, investments in automated equipment to reduce labor costs, implementing lean manufacturing techniques, and elimination of duplicate overhead costs through the shut-down of the Waterford factory;

●	Reduction in KBS workforce including manufacturing, sales, engineering and front-office staff;

●	KBS implemented a new dynamic pricing model for 2018, which was designed to determine its bid price quoted to customers on the most current cost information to better ensure full recovery of its manufacturing costs and improve overall gross margins;

●	In November 2018, EBGL made the final payment due to the sellers of EBGL, freeing up $0.1 million per month of cash flows to be used for operations;

●	As discussed in Note 15 to ATRM’s consolidated financial statements for the years ended December 31, 2018 and 2017 included in Annex V of this proxy statement/prospectus, in January 2018 and in June 2018, ATRM issued unsecured promissory notes in the principal amounts of $0.5 million and $0.9 million, respectively, to LSV Co-Invest I to provide additional working capital for ATRM;

●	In April 2019, KBS and EBGL executed sale leasebacks of several of its real estate properties (see further discussion in ATRM’s accompanying consolidated financial statements); and

●	ATRM continues to look for opportunities to refinance its remaining debt on more favorable terms.

ATRM’s historical operating results indicate substantial doubt exists related to ATRM’s ability to continue as a going concern. ATRM cannot predict with certainty the outcome of its actions to generate liquidity, including the availability of additional debt financing, or whether such actions would generate the expected liquidity as currently planned.

If ATRM continues to experience operating losses, and it is not able to generate additional liquidity through the mechanisms described above or through some combination of other actions, while not expected, ATRM may not be able to continue operations. Additionally, a failure to generate additional liquidity could negatively impact its access to materials or services that are important to the operation of its business. In addition, these losses could further trigger violations of covenants under its debt agreements, resulting in accelerated payment of these loans.

There can be no assurance that its existing cash reserves, together with funds generated by its operations and any future financings, will be sufficient to satisfy its debt payment obligations, to avoid liquidity issues and/or fund operations beyond this fiscal year. ATRM’s inability to generate funds from its operations and/or obtain financing sufficient to satisfy its payment obligations may result in its obligations being accelerated by its lenders, which would likely have a material adverse effect on its business, financial condition and results of operations. Given these uncertainties, there can be no assurance that its existing cash reserves will be sufficient to avoid liquidity issues and/or fund operations beyond this fiscal year.

Off-Balance Sheet Arrangements

ATRM did not have any off-balance sheet arrangements as of December 31, 2018 or 2017.

Critical Accounting Policies and Estimates

ATRM management’s discussion and analysis of its financial condition and results of operations are based upon its Consolidated Financial Statements, which have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”). The preparation of its Consolidated Financial Statements in conformity with GAAP requires management to make estimates and assumptions that affect the amounts reported in its Consolidated Financial Statements and accompanying notes. Significant estimates include those related to revenue recognition allowance for doubtful accounts; asset lives used in computing depreciation and amortization; valuation of inventories, contingent consideration, intangible assets and other long-lived assets, deferred income taxes, warranty obligations, health insurance expense accruals and accruals for contingencies, including legal matters. Such estimates require significant judgment. At the time they are made, such estimates are believed to be reasonable when considered in conjunction with its consolidated financial position and results of operations taken as a whole. However, actual results could differ from those estimates and such differences may be material to the Consolidated Financial Statements.

Accounts Receivable and Allowance for Doubtful Accounts: Accounts receivable are recorded at the invoiced amount and do not bear interest. The allowance for doubtful accounts is its best estimate of losses that may result from uncollectable accounts receivable. ATRM determines the allowance based on an analysis of individual accounts and an evaluation of the collectability of its accounts receivable in the aggregate based on factors such as the aging of receivable amounts, customer concentrations, historical experience, and current economic trends and conditions. Account balances are charged off against the allowance when ATRM believes it is probable the receivable will not be recovered. ATRM does not have any off-balance sheet credit exposure related to its customers.

Inventories: Inventories consist primarily of lumber and other commodity-type building materials and are valued at the lower of cost or net realizable value, with cost determined on a first-in, first-out basis. Inventories include work in process and finished goods not yet delivered. Direct and indirect costs incurred on contracts in process, such as direct and indirect materials, labor and overhead are capitalized to inventory. Materials purchased, and costs incurred for specific contracts are recorded in cost of sales when the related contract revenue is recognized. ATRM adjusts its inventories for excess and obsolete items by reducing their carrying values to estimated net realizable value based upon assumptions about future product demand.

Property, Plant and Equipment: Property, plant and equipment are depreciated on a straight-line basis over their estimated useful lives. Estimated useful lives are as follows: buildings and improvements - 30 years; machinery and equipment - 3 to 7 years. Leasehold improvements will be depreciated over the shorter of lease term or economic life. When assets are sold or retired, the cost and related accumulated depreciation are removed from the accounts and the resulting gain or loss is recorded. Leasehold improvements are depreciated over the shorter of the lease or economic life. Maintenance and repairs are expensed as incurred and major improvements are capitalized.

Impairment of Goodwill and Indefinite-Lived Intangible Assets: Goodwill and other intangible assets with indefinite lives, such as trademarks, are assessed annually in order to determine whether their carrying value exceeds their fair value. In addition, they are tested on an interim basis if an event occurs or circumstances change between annual tests that would more likely than not reduce their fair value below carrying value. If ATRM determines the fair value of goodwill or other indefinite-lived intangible assets is less than their carrying value, an impairment loss is recognized. Impairment losses, if any, are reflected in operating income or loss in the period incurred. ATRM performs its annual tests of goodwill and trademarks during the second quarter of each fiscal year. See Notes 9 and 13 to ATRM’s accompanying unaudited condensed consolidated financial statements.

Impairment of Long-Lived Assets with Finite Lives: Long-lived assets held and used by ATRM which have finite lives, including fixed assets and purchased intangible assets, are assessed for impairment whenever an event or change in circumstances indicates that the carrying value of the asset may not be fully recoverable. Recoverability is determined based on an estimate of undiscounted future cash flows resulting from the use of an asset and its eventual disposition. An impairment loss is measured by comparing the fair value of the asset to its carrying value. If ATRM determines the fair value of an asset is less than the carrying value, an impairment loss is incurred. Impairment losses, if any, are reflected in operating income or loss in the period incurred. ATRM did not record any impairment charges related to long-lived assets with finite lives during 2018 or 2017.

Revenue Recognition: KBS manufactures both single-family residential homes as well as commercial structures. Commercial structures, which include multi-unit residential buildings such as apartment buildings, condominiums, townhouses, and dormitories as well as commercial structures such as hospitals and office buildings are manufactured to customer specifications and may take up to several months to complete. Commercial contracts provide that it manufactures, delivers and sets the modular units on the foundation with little or no final on-site work required (which includes on-site electrical, plumbing or heating and air conditioning services). Generally, KBS’s contracts for residential homes do not include site work, which is typically performed by independent builders, and the homes are generally delivered and set on the foundation within a few days after being manufactured.

EdgeBuilder manufactures structural wall panels and permanent wood foundations pursuant to commercial construction contracts. These wall panels and wood foundation systems are manufactured in EdgeBuilder’s factory and delivered to its customers’ construction sites in accordance with the contractual delivery schedule. Many of EdgeBuilder’s wall panel construction contracts span multiple months.

Glenbrook is a retail supplier of lumber and other building supplies. Retail sales at Glenbrook are recognized at the point of sale. Returns on retail sales are recognized at the point of return.

Effective January 1, 2019, ATRM adopted FASB ASC Topic 606, Revenue from Contracts With Customers – see further discussion in ATRM’s accompanying consolidated financial statements.

Warranty Costs: KBS provides a limited warranty on its residential homes that covers substantial defects in materials or workmanship for a period of 12 months after delivery to the owner. EBGL provides a limited warranty on the sale of its wood foundation products that covers leaks resulting from defects in workmanship for a period of twenty-five years. Estimated warranty costs are accrued in the period that the related revenue is recognized. Accrued warranty costs are included in the caption “Other accrued liabilities” in its consolidated balance sheet. See further discussion in ATRM’s accompanying consolidated financial statements.

Income Taxes: ATRM records income tax expense (benefit) based on its estimate of the effective tax rates for the jurisdictions in which ATRM does business. ATRM records the benefit ATRM will drive in future accounting periods from tax losses and credits and deductible temporary differences as “deferred tax assets.” If, based on all available evidence, it is more likely than not that some or all of the deferred tax assets will not be realized, ATRM records a valuation allowance to reduce the carrying value of its deferred tax assets to the estimated realizable amount. If the valuation allowance is increased, ATRM records additional income tax expense in the period the valuation allowance is increased. If the valuation allowance is reduced, ATRM records an income tax benefit. Since 2009, ATRM has maintained a valuation allowance to fully reserve its deferred tax assets. ATRM makes significant estimates and judgments in determining its income tax provision, deferred tax assets and valuation allowance recorded against its deferred tax assets. Actual results may differ significantly from those reflected in management estimates and could result in adjustments that have a material impact on its results of operations. See Note 23 to the ATRM Consolidated Financial Statements for additional information regarding income taxes.

Share-Based Compensation: ATRM measures and recognizes share-based compensation using the fair value method. See Note 20 to the ATRM Consolidated Financial Statements for additional information regarding share-based compensation and its stock-based compensation plans.

Fair Value Measurements: ATRM measures fair value for financial reporting purposes based on a framework that prioritizes the inputs used to measure fair value for three broad categories of financial assets and liabilities as follows:

●	Level 1 – Quoted prices in active markets for identical assets or liabilities.

●	Level 2 – Observable inputs other than quoted prices in active markets for identical assets and liabilities, quoted prices for identical or similar assets or liabilities in inactive markets, or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities.

●	Level 3 – Inputs that are generally unobservable and typically reflect management’s estimate of assumptions that market participants would use in pricing the asset or liability.

Derivative Instruments: ATRM uses derivative financial instruments (exchange-traded futures contracts, put options and call options) to manage a portion of the risk associated with changes in commodity prices specifically related to lumber. ATRM monitors and manages this exposure as part of its overall risk management policy. As such, ATRM seeks to reduce the potentially adverse effects that the volatility of these markets may have on its operating results by taking hedging positions in these commodities. While ATRM attempts to link its hedging activities to purchase and sale activities, there are situations in which these hedging activities can themselves result in losses. ATRM does not hold or issue derivative financial instruments for trading or speculative purposes.

ATRM accounts for its derivative activities under the provisions of ASC 815, Derivatives and Hedging (ASC 815). ASC 815 establishes accounting and reporting requirements requiring every derivative instrument be recorded on the balance sheet as either an asset or liability measured at fair value. Derivative instruments with settlement dates within one year are included in current assets or liabilities, whereas derivative instruments with settlement dates exceeding one year are included in non-current assets or liabilities. ATRM calculates a net asset or liability for current and non-current derivative instruments for each counterparty based on the settlement dates within the respective contracts. The changes in fair value of these derivative financial instruments are recognized in current period earnings as ATRM does not use hedge accounting. See Note 10 to ATRM’s accompanying unaudited condensed consolidated financial statements for additional information regarding derivatives.

Contingent Earn-outs: ATRM records contingent earn-outs received in business divestitures and contingent earn-outs given in acquisitions at their estimated fair values. Adjustments to fair value are recorded in current period earnings. ATRM determines the fair value of contingent earn-out consideration (both receivable and payable) using discounted cash flow techniques based on all information available to ATRM at the time, including estimates, assumptions and judgments ATRM believes to be reasonable under the circumstances. Actual amounts realized or paid may differ from those estimated.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS OF ATRM

Jeffrey E. Eberwein and Lone Star Value

Jeffrey E. Eberwein, who is the Chairman of Digirad’s board of directors and is also the Chairman of the board of directors of ATRM, owns approximately 17.4% of the outstanding ATRM Common Stock. Mr. Eberwein is also the Chief Executive Officer of LSVM, a subsidiary of ATRM. LSVM is the investment manager of LSVI and LSV Co-Invest I, which together own all of the outstanding ATRM Preferred Stock. Through these relationships and other relationships with affiliated entities, Mr. Eberwein may be deemed the beneficial owner of the securities owned by LSVI and LSV Co-Invest I. Mr. Eberwein disclaims beneficial ownership of the ATRM Preferred Stock, except to the extent of his pecuniary interest therein.

ATRM’s other executive officers and directors own approximately 2.17% of the outstanding ATRM Common Stock. As a result of the Merger, Mr. Eberwein, LSVI and LSV Co-Invest will receive approximately 96% in the aggregate of the Digirad Preferred Stock issued as Merger Consideration. Following the closing of the Merger, Mr. Eberwein will continue to serve as the Chairman of Digirad’s board of directors, Daniel Koch will continue to serve as Chief Executive Officer of ATRM, and Hannah Bible (currently an ATRM employee) will serve as Vice President of Legal and Finance at Digirad.

Pledge Agreement

On October 4, 2016, LSVI pledged via a pledge and securities agreement (“LSVI Pledge Agreement”) up to $3 million plus additional fees as collateral to secure a promissory note payable to Gerber Finance, also dated October 4, 2016 to be used toward the acquisition of EBGL (the “EBGL Acquisition Note”). The EBGL Acquisition Note bears interest at the current prime rate plus 3.0% payable monthly with any unpaid principal and interest due on December 31, 2018. Per the terms of the EBGL Acquisition Note and corresponding loan and security agreement it was automatically extended to December 31, 2019 as neither party elected to terminate.

Notes for Preferred Stock Exchange

On September 29, 2017, ATRM, LSVI, and LSV Co-Invest I entered into an exchange agreement dated as of the same date (the “Exchange Agreement”), pursuant to which ATRM issued to LSVI and LSV Co-Invest I, a total of 132,548 shares of ATRM Preferred Stock in exchange for the return and cancellation of all of certain then-outstanding unsecured promissory notes of ATRM (the “Notes”) held by LSVI and LSV Co-Invest I, along with accrued interest (the “Exchange”). The Notes had an aggregate of $13.3 million unpaid principal and accrued and unpaid interest outstanding at the time of their cancellation.

On September 29, 2017, in connection with the Exchange, ATRM entered into a Registration Rights Agreement dated as of the same date (the “Preferred Registration Rights Agreement”), with LSVI and LSV Co-Invest. The Preferred Registration Rights Agreement provides that at any time after October 15, 2018, upon the written request of the holders of at least 66 2/3% of the shares of ATRM Preferred Stock issued in the Exchange that qualify as registrable securities as defined therein, ATRM will prepare and file with the SEC a registration statement covering the resale of those shares by their holders.

Mr. Eberwein is the manager of Lone Star Value General Partner (“LSVGP”), the general partner of LSVI and LSV Co-Invest I, and the sole member of LSVM, the investment manager of LSVI and therefore, may be deemed to beneficially own the securities owned by LSVI and the securities owned by LSV Co-Invest I. The terms of the Exchange and the ATRM Preferred Stock were negotiated and approved by a special committee of the ATRM board of directors consisting solely of independent directors.

On September 29, 2017, in connection with the Exchange, ATRM entered into amendments to its two Loan and Security Agreements (as amended, the “Gerber Loan Agreements”) with Gerber Finance to permit the Exchange and ATRM’s payment of in-kind dividends on the ATRM Preferred Stock, by the issuance of additional shares of ATRM Preferred Stock, in accordance with the terms of the ATRM Preferred Stock. Under the Gerber Loan Agreements, ATRM is not permitted to pay cash dividends on the ATRM Preferred Stock without the consent of Gerber Finance. Additionally, in connection with the Exchange, the subordination agreements by and among ATRM, LSVI, LSV Co-Invest I and Gerber Finance, providing for the subordination of ATRM’s obligations under the Notes to its obligations to Gerber Finance, were terminated.

Debt

On January 12, 2018, ATRM issued to LSV Co-Invest I an unsecured promissory note in the principal amount of $0.5 million in exchange for the same amount in cash (the “LSV Co-Invest I January Note”). The LSV Co-Invest I January Note was issued pursuant to a securities purchase agreement by and between ATRM and LSV Co-Invest I dated as of the same date. The LSV Co-Invest I January Note bears interest at 10.0% per annum, with interest payable semiannually; provided, however, LSV Co-Invest I may elect to receive any interest payment in kind (“PIK Interest”) at an annual rate of 12.0%, so long as any such interest payment is made either (x) entirely in PIK Interest or (y) 50% cash and 50% PIK Interest. Any unpaid principal and interest under the LSV Co-Invest I January Note is due on January 12, 2020. ATRM may prepay the LSV Co-Invest I January Note at any time after a specified amount of advance notice to LSV Co-Invest I (subject to certain restrictions under ATRM’s existing loan agreements). The LSV Co-Invest I January Note provides for customary events of default, the occurrence of any of which may result in the principal and unpaid interest then outstanding becoming immediately due and payable.

On June 1, 2018, ATRM issued to LSV Co-Invest I an additional unsecured promissory note in the principal amount of $0.9 million in exchange for the same amount in cash (the “LSV Co-Invest I June Note”). The LSV Co-Invest I June Note was issued pursuant to a securities purchase agreement by and between ATRM and LSV Co-Invest I dated as of the same date. The LSV Co-Invest I June Note bears interest at 10.0% per annum, with interest payable semiannually; provided, however, LSV Co-Invest I may elect to receive PIK Interest at an annual rate of 12.0%. Any unpaid principal and interest under the LSV Co-Invest I June Note is due on June 1, 2020. ATRM may prepay the LSV Co-Invest I June Note at any time after a specified amount of advance notice to LSV Co-Invest I (subject to certain restrictions under ATRM’s existing loan agreements). The LSV Co-Invest I June Note provides for customary events of default, the occurrence of any of which may result in the principal and unpaid interest then outstanding becoming immediately due and payable.

ATRM is party to a Registration Rights Agreement (the “Common Registration Rights Agreement”) with LSVI, providing LSVI with certain demand and piggyback registration rights, effective at any time after July 30, 2014, with respect to 107,297 shares of ATRM Common Stock issued upon the conversion of a convertible promissory note held by LSVI in 2014.

On December 17, 2018, ATRM issued to LSVM an unsecured promissory note in the principal amount of $0.3 million in exchange for the same amount in cash (the “LSVM Note”). The LSVM Note was issued pursuant to a securities purchase agreement by and between ATRM and LSVM dated as of the same date. The LSVM Note bears interest at 10.0% per annum, with interest payable annually; provided, however, LSVM may elect to receive PIK Interest at a rate of 12.0% per annum. Any unpaid principal and interest under the LSVM Note is due on November 30, 2020. ATRM may prepay the LSVM Note at any time after a specified amount of advance notice to LSVM (subject to certain restrictions under ATRM’s existing loan agreements). The LSVM Note provides for customary events of default, the occurrence of any of which may result in the principal and unpaid interest then outstanding becoming immediately due and payable.

On July 17, 2019, ATRM entered into two waivers with LSV Co-Invest I and one waiver with LSVM, pursuant to which the parties thereto agreed (i) that the closing of the Merger would not constitute an event of default under the terms of two promissory notes issued by ATRM to LSV Co-Invest I on January 12, 2018 and June 1, 2018 for the principal amounts of $500,000 and $900,000, respectively, or under the terms of a promissory note issued by ATRM to LSVM on December 17, 2018 for the principal amount of $300,000, (ii) that neither LSV Co-Invest I nor LSVM would be entitled to accelerate any payment under such notes as a result of the closing of the Merger and (iii) upon the closing of the Merger, ATRM would be permitted to amend its governing documents in accordance with the terms of the Merger Agreement.

ATRM’s issuance of each of the promissory notes to LSVI, LSV Co-Invest I and LSVM, and ATRM’s entry into each of the related agreements, were approved by a special committee of the ATRM board of directors consisting solely of independent directors. Although not a binding commitment, LSVM has advised us of its present intention to continue to financially support ATRM as it pursues new financing.

LSVM and LSV Co-Invest I are party to subordination agreements with ATRM and Gerber Finance pursuant to which LSVM and LSV Co-Invest I agreed to subordinate their rights under their ATRM unsecured promissory notes to the rights of Gerber Finance as a lender to ATRM. Additionally, as a condition to a revolving credit loan agreement with Premier Bank, which became effective on June 30, 2017 and replaced the prior $3.0 million revolving credit facility under a loan and security agreement with Gerber Finance, Mr. Eberwein entered into a guaranty in favor of Premier Bank, absolutely and unconditionally guaranteeing all of the borrowers’ obligations.

In connection with amendments of a loan agreement (the “KBS Loan Agreement”) between Gerber Finance and KBS, a wholly-owned subsidiary of ATRM, Mr. Eberwein has executed reaffirmations of guaranty in favor of Gerber Finance relating to his unconditional guaranty of $0.6 million of KBS’s obligations under the KBS Loan Agreement arising from the $0.6 million of over-advances permitted under the Ninth KBS Loan Amendment.

Acquisition of Lone Star Value Management

On April 1, 2019, ATRM entered into a Membership Interest Purchase Agreement (the “LSVM Purchase Agreement”) with LSVM and Mr. Eberwein. Pursuant to the terms of the LSVM Purchase Agreement, Mr. Eberwein sold all of the issued and outstanding membership interests of LSVM to ATRM (the “LSVM Acquisition”) for a purchase price of $100.00, subject to a working capital adjustment provision. The LSVM Acquisition closed simultaneously with the execution and delivery of the LSVM Purchase Agreement, with working capital as of January 1, 2019 for accounting purposes, as a result of which LSVM became a wholly-owned subsidiary of ATRM. Pursuant to the LSVM Purchase Agreement, the current assets (including the LSVM Note) and current liabilities of LSVM existing prior to January 1, 2019 remain with Mr. Eberwein. The LSVM Purchase Agreement contained representations, warranties, covenants and indemnification provisions customary for transactions of the type. Further, Mr. Eberwein may be owed or may owe certain funds in connection with the resolution of a working capital adjustment related to ATRM’s acquisition of LSVM. ATRM’s entry into the LSVM Purchase Agreement and the LSVM Acquisition were unanimously approved by a special committee of the ATRM board of directors comprised solely of independent directors.

Promissory Note Sale from ATRM to Digirad

On December 14, 2018, ATRM issued to Digirad an unsecured promissory note in the principal amount of $0.3 million in exchange for the same amount in cash (the “Digirad Note”). The Digirad Note bears interest at 10.0% per annum for the first 12 months of its term, and at 12.0% per annum for the remaining 12 months. All unpaid principal and interest under the Digirad Note is due on December 14, 2020. ATRM may prepay the Digirad Note at any time after a specified amount of advance notice to Digirad (subject to certain restrictions under ATRM’s then-existing loan agreements). The Digirad Note provides for customary events of default, the occurrence of any of which may result in the principal and unpaid interest then outstanding becoming immediately due and payable.

ATRM-Digirad Joint Venture and Services Agreement

On December 14, 2018, Digirad and ATRM entered into a joint venture and formed Star Procurement, with Digirad and ATRM each holding a 50% interest. The purpose of the joint venture is to provide the service of purchasing and selling building materials and related goods to KBS, with which Star Procurement entered into a Services Agreement on January 2, 2019. In accordance with the terms of the Star Procurement Limited Liability Company Agreement, Digirad made a $1.0 million capital contribution to the joint venture, which was made in January 2019. ATRM did not make an initial capital contribution.

Real Estate Transactions

As part of the HoldCo Conversion, Digirad formed a real estate subsidiary named Star Real Estate Holdings USA, Inc. SRE will hold any significant real estate assets Digirad acquires. Digirad expects SRE to be substantially self-funded over time by raising its own capital in the form of commercial mortgages on the properties it owns or by raising other forms of external capital. As an initial transaction to create Digirad’s real estate division under SRE and launch that aspect of the HoldCo Conversion, in April 2019, Digirad purchased three plants in Maine that manufacture modular buildings and leased those three properties.

On April 3, 2019, 947 Waterford Road, LLC, a wholly owned subsidiary of SRE, entered into a Purchase and Sale Agreement with KBS, pursuant to which 947 Waterford purchased certain real property and related improvements (including buildings) located in Waterford, Maine from KBS, and acquired the Waterford Facility. The Waterford Purchase Agreement contains representations, warranties and covenants of KBS and 947 Waterford that are customary for a transaction of this nature. The purchase price of the Waterford Facility is $990,000, subject to adjustment for taxes and other charges and assessments.

947 Waterford is a wholly-owned indirect subsidiary of Digirad, formed for the purpose of acquiring and holding the Waterford Facility.

On April 3, 2019, 300 Park Street, LLC, a wholly-owned subsidiary of SRE, entered into a Purchase and Sale Agreement with KBS, pursuant to which 300 Park purchased certain real property and related improvements and personal property (including buildings, machinery and equipment) located in Paris, Maine from KBS, and acquired the Park Facility. The Park Purchase Agreement contains representations, warranties and covenants of KBS and 300 Park that are customary for a transaction of this nature. The purchase price of the Park Facility is $2.9 million, subject to adjustment for taxes and other charges and assessments.

300 Park is a wholly-owned indirect subsidiary of Digirad, formed for the purpose of acquiring and holding the Park Facility.

On April 3, 2019, KBS entered into a separate lease agreement with each of 947 Waterford and 300 Park. The Waterford Lease has an initial term of 120 months, which is subject to extension. The base rental payments associated with the initial term under the Waterford Lease are estimated to be between $1.2 million and $1.3 million in the aggregate. The Park Lease has an initial term of 120 months, which is subject to extension. The base rental payments associated with the initial term under the Park Lease are estimated to be between $3.3 million and $3.6 million in the aggregate. ATRM has unconditionally guaranteed the performance of all obligations under the Waterford Lease and Park Lease to be performed by KSB, including, without limitation, the payment of all required rent.

On April 3, 2019, KBS signed a lease with 56 Mechanic Falls Road, LLC, which became effective upon the closing of the Oxford Transaction of the certain real property and related improvements and personal property owned by RJF – Keiser Real Estate, LLC (including buildings, fixtures, and other improvements on the land, and all machinery and equipment and other personal property, if any, owned by RJF and located on the property) located in Oxford, Maine. The Oxford Lease was amended as of April 18, 2019 to provide that the commencement date will be the later of the closing of the Oxford Transaction and the date that possession of the leased premises is able to be delivered to KBS. The Oxford Transaction is pursuant to that certain Purchase and Sale Agreement between 56 Mechanic and RJF. The Oxford Lease has an initial term of 120 months, which is subject to extension. The base rental payments associated with the initial term under the Oxford Lease are estimated to be between $1.4 million and $1.6 million in the aggregate. ATRM has unconditionally guaranteed the performance of all obligations under the Oxford Lease to be performed by KBS, including, without limitation, the payment of all required rent.

Series B Preferred Stock Dividend Agreement

On July 16, 2019, ATRM, LSVI and LSV Co-Invest I entered into a Series B Preferred Stock Dividend Agreement, pursuant to which the parties thereto agreed to cancel all accrued but unpaid dividends for 2018 on the ATRM Preferred Stock in exchange for the issuance to LSVI and LSV Co-Invest I of an aggregate of 17,915 shares of ATRM Preferred Stock. As a result of such agreement, there are no accrued dividends on the ATRM Preferred Stock.

MANAGEMENT

Pursuant to the Merger Agreement, (i) the members of the ATRM board of directors serving immediately prior to the effective time of the Merger will be replaced, at the effective time of the Merger, by Matthew Molchan and David Noble, the current President and Chief Executive Officer and Chief Financial Officer, respectively, of Digirad, and (ii) ATRM’s officers serving immediately prior to the effective time of the Merger will continue as ATRM’s officers following the effective time of the Merger. The current directors and officers of Digirad will remain in place upon the completion of the Merger. Set forth below is information about Digirad’s board of directors and executive officers, as well as information about ATRM’s executive officers.

Digirad Board of Directors

Name	Position
Jeffrey E. Eberwein	Chairman of the Board
Matthew G. Molchan	President, Chief Executive Officer, and Director
Dimitrios J. Angelis	Director
John M. Climaco	Director
Michael A. Cunnion	Director
John W. Sayward	Director
Mitchell I. Quain	Director

Set forth below are descriptions of the backgrounds of each director of Digirad and their principal occupations for at least the past five years and their public-company directorships as of June 30, 2019. There are no family relationships among any of Digirad’s or ATRM’s directors or executive officers. All ages are as of June 30, 2019.

The Digirad board of directors believes that the information presented below regarding each director’s specific experience, qualifications, attributes and skills qualifies them to serve as a director. Furthermore, the Digirad Board of Directors believes that all of the directors have a reputation for integrity, honesty and adherence to high ethical standards. They each have demonstrated business acumen and an ability to exercise sound judgment, as well as a commitment of service to Digirad and its Board of Directors.

Jeffrey E. Eberwein	Age 48	Director since 2012
Chief Executive Officer of Hudson Global Inc. (“Hudson”)

Committees: Strategic Advisory, Corporate Governance

Mr. Eberwein is the Chief Executive Officer of Lone Star Value Management, LLC (“Lone Star”), an investment firm he founded in 2013, of which certain funds it manages are winding down. He has 25 years of Wall Street experience, and has valuable public company and financial expertise gained through his employment history and directorships. Prior to founding Lone Star in 2013, Mr. Eberwein was a private investor and served as a portfolio manager at Soros Fund Management from 2009 to 2011 and Viking Global Investors from 2005 to 2008. Mr. Eberwein is also chairman of the board at two other publicly traded companies: ATRM, a modular building company which will be a wholly owned subsidiary of Digirad following the Merger; and Hudson, a global recruitment company. Mr. Eberwein has served as a director of Hudson since May 2014 and as its Chief Executive Officer since April 1, 2018. Previously, Mr. Eberwein served as chairman of the board of Ameri Holdings, Inc. from May 2015 to August 2018. Mr. Eberwein also previously served as a director of Novation Companies, Inc. from April 2015 to March 2018; Crossroads Systems, Inc. from June 2013 to May 2016; NTS, Inc. and On Track Innovations Ltd. from 2012 to 2014 and Goldfield Corporation from 2012 to 2013. Mr. Eberwein earned an MBA from The Wharton School, University of Pennsylvania and a BBA with High Honors from The University of Texas at Austin. The particular experience, qualifications, attributes or skills that led the Digirad Board of Directors to conclude that Mr. Eberwein should continue to serve as a director of Digirad include his expertise in finance and experience in the investment community.

On February 14, 2017, the SEC issued an order (Securities Exchange Act Release No. 80038) (the “Order”) finding that certain groups of investors failed to properly disclose ownership information during a series of five campaigns to influence or exert control over microcap companies. The Order alleged violations of Section 13(d)(1) of the Securities Exchange Act of 1934 (the “Exchange Act”) and Rule 13d-1 thereunder, Section 13(d)(2) of the Exchange Act and Rule 13d-2(a) thereunder and Section 16(a) of the Exchange Act and Rules 16a-2 and 16a-3 thereunder by Mr. Eberwein and a hedge fund adviser headed by him, Lone Star, a mutual fund adviser and another investor. Without admitting or denying the findings, they consented to the Order and agreed to cease and desist from committing any violations of the above-referenced Exchange Act provisions and civil penalties of $90,000 for Mr. Eberwein, $120,000 for Lone Star, $180,000 for the mutual fund advisor and $30,000 for the other investor.

Matthew G. Molchan	Age 52	Director since 2013
President, Chief Executive Officer of Digirad Corporation

Committees: None

Mr. Molchan’s full biographical information is provided above under the heading “Executive Officers of Digirad.”

The Digirad Board of Directors believes that Mr. Molchan’s extensive experience and key roles at a number of other companies having attributes similar to Digirad, enable him to assist in the effective management of Digirad and make him well qualified to serve on the Digirad Board of Directors.

Dimitrios J. Angelis	Age 49	Director since 2015
Executive Counsel, Life Sciences Law Group

Committees: Compensation, Corporate Governance (Chairman)

Mr. Angelis was appointed as a director of Digirad on July 30, 2015. In addition to Digirad, Mr. Angelis currently serves as a director of The One Group Hospitality, Inc. (STKS) since March 2018, and Ameri100, a position he has held since May 2015. Previously, Mr. Angelis was a director of On Track Innovations Ltd (“OTI”) from December 30, 2012 until August 3, 2015. From April 26, 2013 until February 9, 2015, Mr. Angelis served as the OTI’s Chairman of the Board of Directors.

Mr. Angelis currently serves as the Principal of Pharma Tech Law, previously Life Science Legal, a post he has held since October 2015. From January 2014 to August 2015 he served as Chief Executive Officer of OTI America (a subsidiary of OTI). Since 2012 until immediately prior to his appointment as Chief Executive Officer of OTI America, Mr. Angelis was the General Counsel of Wockhardt Inc., a global biologics and pharmaceutical company. From 2008 to 2012, Mr. Angelis was a senior counsel in Dr. Reddy’s Laboratories, Ltd., a publicly traded pharmaceutical company, and during 2008 he was the Chief Legal Officer and Corporate Secretary of Osteotech, Inc., a publicly traded medical device company. Prior to that, Mr. Angelis worked in the pharmaceutical industry in various corporate, strategic and legal roles, including the corporate department of the New York office of Mayer Brown LLP. Mr. Angelis holds a B.A. in Philosophy and English from Boston College, an M.A. in Behavioral Science from California State University, and Juris Doctor from New York University School of Law and is admitted to practice law in New York and New Jersey.

The Digirad Board believes Mr. Angelis’ past positions in the health care industry and his legal experience make him well qualified to serve on the Digirad Board of Directors. These experiences allow him to offer unique insight into Digirad’s operations for the purpose of guiding the Digirad Board of Directors to the right legal and strategic decisions.

John M. Climaco	Age 50	Director since 2012
Chief Executive Officer, CNS Pharmaceuticals, Inc.

Committees: Audit, Strategic Advisory (Chairman)

Mr. Climaco is the Chief Executive Officer of CNS Pharmaceuticals, Inc., a company developing treatments for brain and central nervous system cancers. From June 2015 to July 2017, Mr. Climaco served as the Executive Vice President of Perma-Fix Medical, a majority-owned Polish subsidiary of Perma-Fix Environmental Services, Inc. (PESI), where he also served as a director from October 2013 to July 2017. At Perma-Fix Medical, he managed the development of a method to produce Technetium-99. Mr. Climaco currently serves on the board of directors of Moleculin Biotech, Inc., a preclinical and clinical-stage pharmaceutical company focused on the development of anti-cancer drug candidates; and Birner Dental Management Services, Inc., a management company for dental practices in Colorado, New Mexico and Arizona. Mr. Climaco was appointed to the Digirad Board of Directors in December 2012. Previously, he was a board member of PDI, Inc. (PDII), an outsourced commercial services company for pharmaceutical, biotechnology and healthcare companies, a post he held from December 2013 to October 2014. From April 2012 to April 2013, he was a board member of InfuSystem Holdings, Inc. (INFU), a supplier of oncology infusion services.

From 2003 to 2012, he was the President and Chief Executive Officer, as well as member of the board of directors, of Axial Biotech, Inc., a venture-backed molecular diagnostics company specializing in spine disorders, which he co-founded in 2003. Under Mr. Climaco’s leadership, and through partnerships he created with companies including Medtronic, Johnson & Johnson and Smith & Nephew, Axial successfully developed and commercialized ScoliScore, the first molecular prognostic test in the orthopedic industry.

Prior to founding Axial Biotech, Mr. Climaco practiced law for 6 years with Fabian & Clendenin in Salt Lake City from 1997 to 2003. Mr. Climaco holds a B.A. in Philosophy, cum laude, from Middlebury College and a Juris Doctorate from the University of California, Hastings College of Law.

Mr. Climaco has a demonstrated record of consistently applying his extensive experience and sound business judgment to both rescue and create stockholder value across a range of industries. Mr. Climaco has advised management teams on M&A opportunities, restructuring, asset divestments, equity financings and strategic partnerships, all qualities that the Digirad Board believes are valuable to the Digirad Board of Directors. Mr. Climaco brings to the Digirad Board of Directors significant executive experience relevant to a healthcare services company, including raising capital, engineering strategic alliances, building executive teams and managing complex business operations and legal strategies.

Michael A. Cunnion	Age 48	Director since 2014
President and Chief Executive Officer, Remedy Health Media

Committees: Strategic Advisory, Compensation (Chairman)

Mr. Cunnion has an extensive history of leadership roles at healthcare media and communication companies. Since September 2008, Mr. Cunnion has been Chief Executive Officer of Remedy Health Media, a privately held health media company. Previously, from January 2004 to December 2007, Mr. Cunnion was the President of privately held HealthTalk, leading provider of tools and information for chronically ill patients and caregivers. Mr. Cunnion successfully built this company and subsequently sold it to Revolution Health in December 2007. Subsequent to this sale, Mr. Cunnion took on the role of Executive Vice President of Revolution Health, where he oversaw revenue and sales strategy until Revolution Health merged with Everyday Health. Prior to HealthTalk, from December 1998 to December 2003, Mr. Cunnion held the role of Sr. Director, Consumer Marketing at WebMD, where he led consumer sales strategy, product development and advertising operations. Mr. Cunnion currently serves on the board of directors of FSAStore.com, an FSA e-commerce company, a post he has held since 2011. Mr. Cunnion earned a B.A. degree in English from Florida State University.

The Digirad Board believes that Mr. Cunnion’s extensive experience in health care media companies, coupled with his experience of building up companies and creating ownership value are of significant strategic importance to the Digirad Board of Directors. His history of creating collaborative relationships in the companies he has been part of and then leveraging those relationships to maximize value in both continued organic growth and as well as selling the companies he has been part of can be of great benefit to Digirad stockholders.

John W. Sayward	Age 67	Director since 2008
Retired Partner, Nippon Heart Hospital LLC

Committees: Audit (Chairman), Compensation

John W. Sayward is a career health care and pharmaceutical executive. Most recently, he served as Chief Executive Officer for Hera Therapeutics Inc., a position he held through June 2015. Prior to this, Mr. Sayward served as the Chief Operating Officer and Chief Financial Officer of Hera Therapeutics Inc. since September 2014. Previously, he was Partner at Nippon Heart Hospital, LLC from September 2005 to January 2007, which was formed to build and manage cardiovascular care hospitals in Japan. From 2002 to 2005, Mr. Sayward was the Executive Vice President and CFO of LMA North America Inc., a medical device business focused on patient airway management. From 1996 to 2001, Mr. Sayward served as the Executive Vice President of Finance and CFO and Treasurer at SICOR Inc., and was elected to their Board of Directors in 1998. Previous to the above, he served in various management positions with Baxter Healthcare. He received a B.A. in History from Northwestern University in 1973 and a Master of Management from the Kellogg School of Management at Northwestern University in 1975.

Mr. Sayward’s past experiences in the health care industry, both in medical devices and pharmaceuticals, make him well qualified to serve on the Digirad Board of Directors. Further, Mr. Sayward’s depth and breadth of positions and experiences also make him well qualified to serve as a financial expert and audit committee chairman.

Mitchell I. Quain	Age 67	Director since 2019
Lead Director, Jason Incorporated

Committees: Audit, Corporate Governance, Strategic Advisory

Mr. Quain has served as a Senior Advisor to The Carlyle Group, L.P., a private equity firm, since December 2011. Mr. Quain is currently the Lead Director of Jason Incorporated (NASDAQ: JASN), where he has served as a director since September 2015 and is a member of its Compensation Committee and its Corporate Governance and Nominating Committee. Mr. Quain has served a director of AstroNova, Inc. (NASDAQ: ALOT) since August 2011 and is the Chairman of its Compensation Committee and a member of its Audit and Nominating Committees. Previously, Mr. Quain served on the boards of RBC Bearings Incorporated (NASDAQ: ROLL) from September 2011 until September 2018, where he was a member of its Audit Committee; Hardinge, Inc. (NASDAQ: HDNG) from 2004 until May 2018, where he was lead outside director, Chairman of its Nominating and Governance Committee and a member of its Compensation Committee; Xerium Technologies, Inc. (NYSE: XRM) from April 2017 until October 2018, where he was a member of its Audit and Compensation Committees; Magnetek, Inc. (NASDAQ: MAG) from 1999 until September 2015, where he was Chairman of it board from October 2006 until September 2015 and a member of its Compensation, Audit and Retirement Plan Committees and Chairman of its Nominating and Corporate Governance Committee; and Tecumseh Products Company (NASDAQ: TECU) from October 2014 until September 2015, where he was a member of its Audit Committee and Governance and Nominating Committee. Mr. Quain also previously served on the boards of DeCrane Aircraft Holdings, Inc., Handy & Harman, Heico Corporation, Mechanical Dynamics, Inc., Titan International, Inc., and Register.com, Inc. From January 2010 through December 2011, Mr. Quain was a Partner at One Equity Partners, a private investment firm. From 2006 through 2009, he was a Senior Director of ACI Capital Corp. From 1997 to 2001 he was employed with ABN AMRO and its predecessors in several capacities, including Vice Chairman of Investment Banking. Mr. Quain has a Bachelor of Science degree in electrical engineering from the University of Pennsylvania and a Master of Business Administration degree from Harvard University. He is also a Chartered Financial Analyst.

Mr. Quain brings to the Digirad Board experience in public company governance and investment experience in small-cap and industrial companies, which gives him a valuable perspective in his role as a director. His qualifications to serve as a director also include his private equity investment experience.

Digirad Director Independence

The Digirad Board of Directors has determined that each of the directors, except Mr. Molchan, are independent directors (as currently defined in Rule 5605(a)(2) of the NASDAQ listing rules). In determining the independence of its directors, the Digirad Board of Directors considered all transactions in which Digirad and any director had any interest, including those discussed under “Related Person Transactions and Section 16(a) Beneficial Ownership Reporting Compliance” below. The independent directors meet as often as necessary to fulfill their responsibilities, including meeting at least twice annually in executive session without the presence of non-independent directors and management.

The post-Merger directors of ATRM, which will be the surviving company in the Merger and a wholly owned subsidiary of Digirad, will be Matthew Molchan and David Noble, who will also serve as ATRM’s President and Secretary, respectively. In addition, Messrs. Molchan and Noble shall continue as executive officers of Digirad. Accordingly, neither director of ATRM post-Merger will be independent.

Involvement in Certain Legal Proceedings

LSVM and Mr. Eberwein are each subject to a SEC administrative order, dated February 14, 2017 (Securities Exchange Act Release No. 80038), relating to alleged violations of Section 13(d) of the Exchange Act and the rules promulgated thereunder, including failing to disclose the members of a stockholder group, and further allegations that Mr. Eberwein violated Section 16(a) of the Exchange Act and the rules promulgated thereunder, including failing to timely file initial statements of beneficial ownership on Form 3 and changes thereto on Form 4. Without admitting or denying any violations, (i) LSVM agreed to cease and desist from committing or causing any violations of Section 13(d) of the Exchange Act and Rules 13d-1 and 13d-2 promulgated thereunder, and paid a civil penalty of $120,000 to the SEC and (ii) Mr. Eberwein agreed to cease and desist from committing or causing any violations of (x) Section 13(d) of the Exchange Act and Rules 13d-1 and 13d-2 promulgated thereunder and (y) Section 16(a) of the Exchange Act and Rules 16a-2 and 16a-3 promulgated thereunder, and paid a civil penalty to the SEC in the amount of $90,000.

ATRM director Rodney Schwatken resigned from his positions as Chief Executive Officer and Chief Financial Officer of Novation effective October 1, 2017. From April 2015 until March 2018, Mr. Eberwein served as a director of Novation and became principal executive officer in 2017. On July 20, 2016, Novation and its subsidiaries filed voluntary petitions in the United States Bankruptcy Court for the District of Maryland (Baltimore Division) seeking relief under chapter 11 of the United States Bankruptcy Code. On June 12, 2017, the Bankruptcy Court entered an order confirming Novation’s plan of reorganization.

Committees of the Digirad Board of Directors Prior to and Following the Merger

The Digirad Board of Directors currently has four standing committees. The current members of its committees are identified below:

Committees

Director	Audit	Compensation	Corporate Governance	Strategic Advisory Committee
Dimitrios J. Angelis		X	X (Chair)
John M. Climaco	X			X (Chair)
Michael A. Cunnion		X (Chair)		X
John W. Sayward	X (Chair)	X
Jeffrey E. Eberwein			X	X
Mitch I. Quain	X		X	X

Mr. Molchan does not serve on any committees.

Audit Committee.

The Audit Committee of the Digirad Board of Directors (the “Audit Committee”) consists of Messrs. Climaco, Quain, and Sayward, with Mr. Sayward serving as chairman. The Audit Committee held five meetings during 2018. All members of the Audit Committee are (i) independent directors (as currently defined in Rule 5605(a)(2) of the NASDAQ listing rules); (ii) meet the criteria for independence set forth in Rule 10A-3(b)(1) under the Exchange Act; (iii) not have participated in the preparation of the financial statements of Digirad or any current subsidiary of Digirad at any time during the past three years; and (iv) are able to read and understand fundamental financial statements. Mr. Sayward qualifies as an “audit committee financial expert” as defined in the rules and regulations established by the SEC. The Audit Committee is governed by a written charter approved by the Digirad Board of Directors. The functions of this committee include, among other things:

●	Meeting with Digirad management periodically to consider the adequacy of Digirad’s internal controls and the objectivity of its financial reporting;

●	Meeting with Digirad’s independent registered public accounting firm and with internal financial personnel regarding the adequacy of Digirad’s internal controls and the objectivity of its financial reporting;

●	Recommending to the Digirad Board of Directors the engagement of an appropriate independent registered public accounting firm;

●	Reviewing Digirad’s quarterly and audited consolidated financial statements and reports and discussing the statements and reports with Digirad management, including any significant adjustments, management judgments and estimates, new accounting policies and disagreements with management; and

●	Reviewing Digirad’s financial plans and reporting recommendations to the Digirad Board of Directors for approval and to authorize action.

Both Digirad’s independent registered public accounting firm and internal financial personnel regularly meet privately with the Audit Committee and have unrestricted access to the Audit Committee.

Compensation Committee.

The Compensation Committee of the Digirad Board of Directors (the “Compensation Committee”) consists of Messrs. Angelis, Cunnion, and Sayward, with Mr. Cunnion serving as chairman. The Compensation Committee held five meetings during 2018. All members of the Compensation Committee are independent, as determined under the various NASDAQ Stock Market, SEC and Internal Revenue Service qualification requirements. The Compensation Committee is governed by a written charter approved by the Digirad Board of Directors. The functions of this committee include, among other things:

●	Reviewing and, as it deems appropriate, recommending to the Digirad Board of Directors, policies, practices, and procedures relating to the compensation of Digirad’s directors, officers and other managerial employees and the establishment and administration of Digirad’s employee benefit plans;

●	Establishing appropriate incentives for officers, including the Chief Executive Officer, to encourage high performance, promote accountability and adherence to company values and further Digirad’s long-term strategic plan and long-term value; and

●	Exercising authority under Digirad’s employee benefit plans.

Corporate Governance Committee.

The Corporate Governance Committee consists of Messrs. Angelis, Eberwein and Quain, with Mr. Angelis serving as chairman. The Corporate Governance Committee held four meetings during 2018. All members of the Corporate Governance Committee are independent directors (as currently defined in Rule 5605(a)(2) of the NASDAQ listing rules). The Corporate Governance Committee is governed by a written charter approved by the Digirad Board of Directors. The functions of this committee include, among other things:

●	Reviewing and recommending nominees for election as directors;

●	Assessing the performance of the Digirad Board of Directors;

●	Developing guidelines for the composition of the Digirad Board of Directors;

●	Reviewing and administering Digirad’s corporate governance guidelines and considering other issues relating to corporate governance; and

●	Oversight of Digirad’s compliance officer and compliance with Digirad’s Code of Business Ethics and Conduct.

Strategic Advisory Committee.

The Strategic Advisory Committee of the Board of Directors (the “Strategic Advisory Committee”) consists of Messrs. Climaco, Cunnion, Quain and Eberwein, with Mr. Climaco serving as chairman. The Strategic Advisory Committee held four meetings during 2018. The Strategic Advisory Committee reviews and provides suggestions to the Board of Directors related to corporate strategy, capital allocation and related matters. The functions of this committee include, among other things:

●	Reviewing and providing recommendations to the Digirad Board of Directors regarding Digirad’s capital plan and its short- and long-term financial strategies;

●	Reviewing and providing recommendations to the Digirad Board of Directors regarding financial transactions and commitments;

●	Reviewing and providing recommendations to the Digirad Board of Directors regarding the implications of major investments, restructuring, joint ventures, mergers and acquisitions and divestitures of Digirad; and

●	Reviewing the selection of Digirad’s financial advisors engaged in connection with any material transactions.

The Digirad Board of Directors’ Role in Risk Oversight

The Digirad Board of Directors, as a whole and also at the committee level, has an active role in managing enterprise risk. The members of the Digirad Board of Directors participate in Digirad’s risk oversight assessment by receiving regular reports from members of senior management and Digirad’s compliance officer on areas of risk material to us, including operational, financial, legal and regulatory, and strategic and reputational risks. The Compensation Committee is responsible for overseeing the management of risks relating to Digirad’s executive compensation plans and arrangements. The Audit Committee oversees management of financial risks, as well as Digirad policies with respect to risk assessment and risk management. The Corporate Governance Committee manages risks associated with the independence of the Digirad Board of Directors and potential conflicts of interest. Members of the management team report directly to the Digirad Board of Directors or the appropriate committee. The directors then use this information to understand, identify, manage, and mitigate risk. Once a committee has considered the reports from management, the chairperson will report on the matter to the full Digirad Board of Directors at the next meeting thereof, or sooner if deemed necessary. This enables the Digirad Board of Directors and its committees to effectively carry out its risk oversight role.

Code of Business Conduct and Ethics

Digirad has established a Code of Business Ethics and Conduct (the “Ethics Code”) that applies to all its officers, directors, employees and contractors. The Ethics Code contains general guidelines for conducting Digirad’s business consistent with the highest standards of business ethics and compliance with applicable law, and is intended to qualify as a “code of ethics” within the meaning of Section 406 of the Sarbanes-Oxley Act of 2002 and Item 406 of Regulation S-K. Day-to-day compliance with the Ethics Code is overseen by Digirad’s compliance officer appointed by the Digirad Board of Directors. If Digirad makes any amendments to the Ethics Code or grant any waiver from a provision of the Ethics Code to any director or executive officer, it will promptly disclose the nature of the amendment or waiver on the “Investors” section of Digirad’s website (www.digirad.com) under the tab “Corporate Governance.”

Non-Employee Director Stock Ownership Policy

Each non-employee director serving on the Board must beneficially own (on a cost basis) an amount of Digirad’s common stock or common stock equivalents equal in value to at least 60% of cash compensation received over the prior five years for service as a director of Digirad. Until such non-employee director has achieved the level of stock ownership required by Digirad’s Non-Employee Director Stock Ownership Policy, such non-employee director will be required to retain an amount of common stock equal to 50% of the net shares received as a result of the exercise, vesting or payment of any equity awards granted to the non-employee director by Digirad. Non-employee directors are not required to purchase shares in the open market in order to achieve the guideline level of ownership required by this Non-Employee Director Stock Ownership Policy.

Because non-employee directors must retain a percentage of net shares acquired from any Digirad equity awards until he or she satisfies the Non-Employee Director Stock Ownership Policy, there is no minimum time period required to achieve the guideline level of ownership required by this Non-Employee Director Stock Ownership Policy. Any non-employee director who does not comply with this Non-Employee Director Stock Ownership Policy will not be eligible for re-nomination as a director.

Director Term Limits

The Digirad Board of Directors does not have a policy on term limits.

Committee Rotation Policy

The Digirad Board of Directors adopted a board committee rotation policy pursuant to which the Corporate Governance Committee will consider the Digirad Board of Directors’ preference for rotating committee chairs and committee members at no longer than five year intervals, including the chairman of the Digirad Board of Directors.

Executive Officers of Digirad

The names of Digirad’s executive officers, their ages, their positions with Digirad, and other biographical information as of July 5, 2019, are set forth below. There are no family relationships among any of Digirad’s directors or executive officers.

Name	Age	Position
Matthew G. Molchan	52	President, Chief Executive Officer, and Director
David J. Noble	49	Chief Operating Officer and Chief Financial Officer
Martin B. Shirley	57	President, Digirad Imaging Solutions

Matthew G. Molchan became President, Chief Executive Officer and member of the Digirad Board of Directors on July 1, 2013. In addition, Mr. Molchan served as Digirad’s Interim Chief Financial Officer from April 10, 2018 until January 15, 2019. In connection with Digirad’s investment in Perma-Fix Medical, S.A. (“Perma-Fix Medical”), a publicly traded company listed on the NewConnect market of the Warsaw Stock Exchange and a majority-owned subsidiary of Perma-Fix Environmental Services, Inc. (NASDAQ: PESI), Mr. Molchan was appointed to the Supervisory Board of Perma-Fix Medical in December 2015. From February 2013 to July 2013, Mr. Molchan held the position of President, Digirad Corporation. He was previously President, Digirad Imaging Solutions, Inc. from January 2012 to June 2013. Prior to that, he was Chief Operating Officer of Digirad Ultrascan Solutions from May 2007 to January 2012. He joined Digirad Ultrascan Solutions upon the acquisition of Ultrascan, Inc. by Digirad in May 2007. Prior to joining Digirad, Mr. Molchan had been the Chief Financial Officer for Ultrascan since he joined in 2003. Prior to Ultrascan, Mr. Molchan held various executive level business development, finance and operations positions at Somera, Inc. and Equifax, Inc. Mr. Molchan earned a B.S. degree in Economics from the United States Air Force Academy and an M.B.A. in finance from the University of Southern California.

David J. Noble became Digirad’s Chief Operating Officer on September 1, 2018 and served as Digirad’s Interim Chief Financial Officer on January 15, 2019, until he was appointed Chief Financial Officer on July 3, 2019. Prior to joining Digirad, Mr. Noble served as Managing Member of Noble Point LLC, a business and financial advisory firm, from October 2017 to August 2018. From July 2005 to September 2017, Mr. Noble was a senior investment banker at HSBC, serving as Managing Director & Head of Equity Capital Markets for the Americas for more than a decade. Prior to joining HSBC, Mr. Noble held various senior roles within Equity Capital Markets, both in the U.S. and overseas, for Lehman Brothers from August 1997 to July 2005. Mr. Noble earned a B.A. degree from Yale University and an M.B.A. in Finance from MIT.

Martin B. Shirley became President, Digirad Imaging Solutions in January 2016. Previously, Mr. Shirley was Senior Vice President, Sales and Marketing, Digirad Imaging Solutions from January 2012 to January 2016; Vice President of Sales and Operations for Digirad Imaging Solutions from June 2010 to January 2012; and Vice President of Sales for Digirad Imaging Solutions from January 2008 to June 2010. Prior to this, he served in a variety of roles during his tenure at Digirad including National, Regional and Territory Sales Management positions in both the Digirad Imaging Solutions division and the Diagnostic Imaging division. Prior to joining Digirad, Mr. Shirley has held various roles in medical imaging, including regional and territory sales positions at SMV America, a manufacturer of nuclear medicine equipment that was purchased by General Electric, and with Sopha Medical Systems. He holds an A.A. degree in both nuclear medicine technology and an A.A. degree in liberal arts.

Executive Officers of ATRM

The following table sets forth certain information regarding ATRM’s executive officer:

Name	Age	Position
Daniel M. Koch	65	President, Chief Executive Officer and Director

Daniel M. Koch has served as ATRM’s President and Chief Executive Officer and on the ATRM Board since November 2013. Previously, Mr. Koch served as ATRM’s vice president – marketing since October 2012. From September 2010 to September 2012, Mr. Koch served as a Senior Account Manager for Delta Design – Rasco, a manufacturer of test handlers. From March 1991 to August 2010, Mr. Koch served as ATRM vice president – worldwide sales. From March 1990 to March 1991, Mr. Koch served as the vice president of sales of Summation, Inc., a company involved with the testing of PC boards. From December 1973 to March 1990, Mr. Koch served in various sales positions and most recently as vice president of sales of Micro Component Technology, Inc. Mr. Koch’s extensive experience in sales and general management and knowledge of ATRM’s products, markets and customers is invaluable to the ATRM Board.

EXECUTIVE AND DIRECTOR COMPENSATION

Digirad Summary Compensation Table

The following table provides information regarding the compensation earned during the fiscal years ended December 31, 2018 and 2017 by Digirad’s principal executive officer and its two other most highly compensated executive officers (the “named executive officers”) who were serving as executive officers as of December 31, 2018. All share and per share amounts below reflect Digirad’s 1-for-10 reverse split of its common stock, effected on June 4, 2019.

Name and Principal Position	Year	Salary ($) (1)	Stock Award ($) (2) (3)	All Other Compensation ($) (4)	Total ($)
Matthew G. Molchan President and Chief Executive Officer (and Interim Chief Financial Officer from April 10, 2018 to January 15, 2019)	2018	416,797	217,700	3,500	637,997
	2017	404,022	420,664	3,500	828,186

Martin B. Shirley President, Diagnostic Imaging Solutions	2018	261,000	57,400	2,971	321,371
	2017	253,931	110,917	3,500	368,348

Michael DeBeauvernet (5) General Manager, Mobile Imaging	2018	229,680	37,884	2,500	270,064
	2017	227,378	73,203	2,500	303,081

(1)	The base salary for each executive is initially established through negotiation at the time the executive is hired, taking into account his or her scope of responsibilities, qualifications, experience, prior salary, and competitive salary information within Digirad’s industry. Year-to-year adjustments to each executive officer’s base salary are determined by an assessment of his or her sustained performance against individual goals, including leadership skills and the achievement of high ethical standards, the individual’s impact on business and financial results, current salary in relation to the salary range designated for the job, experience, demonstrated potential for advancement, and an assessment against base salaries paid to executives for comparable jobs in the marketplace. Based on the factors discussed above, 2018 base salaries were: Mr. Molchan’s 2018 base salary was set at $415,200, which represented no change from his last adjustment in February 2017; Mr. Shirley’s 2018 base salary was set at $260,000, which represented no change from his last adjustment in February 2017; Mr. DeBeauvernet’s 2018 base salary was set at $228,800, which represented no change from his last adjustment in February 2017. The differences between base and actual salary are due to pay period timing differences at year end.

(2)	Represents full fair value at grant date of restricted stock units representing the right to receive, at settlement, common stock of Digirad, granted to Digirad’s named executive officers, computed in accordance with FASB ASC Topic 718, Stock Compensation. The full grant date fair value of an equity award is the maximum value that may be received over the vesting period if all vesting conditions are satisfied, as discussed further below. Thus, there is no assurance that the value, if any, eventually received by Digirad’s executive officers will correspond to the amount shown. For information regarding assumptions made in connection with this valuation, please see Note 10 to Digirad’s consolidated financial statements found in its Annual Report on Form 10-K for the fiscal year ended December 31, 2018 filed on March 1, 2019.

(3)	Included in the stock awards granted in 2017 and 2018 were performance stock units (PSUs), which vest ratably over four years subject to continued employment and achievement of performance conditions for each year as determined by the Compensation Committee. The PSUs will be canceled if such performance conditions are not met. The performance conditions for the 2017 and 2018 PSUs were achievement of 90% of the Digirad Board approved budgeted EBITDA, excluding certain predetermined items, for the year ended December 31, 2017 and December 31, 2018, respectively. The performance metrics for the 2017 performance period, and a grant date fair value for those tranches of the awards, were established by the Digirad Board and Compensation Committee on February 23, 2017. The performance metrics for the 2018 performance period, and a grant date fair value for those tranches of the awards, were established by the Digirad Board and Compensation Committee on February 21, 2018. As of the grant date, Digirad believed that it was probable that the performance criteria would be met and that each individual would remain employed through the date the grant would become fully vested by its terms, and accordingly, the full value of the awards as of the grant date has been included in the table above in accordance with FASB ASC 718. Assuming the performance criteria for 2018 would be achieved, the grant date fair values of the 2018 PSU awards were $0.1 million, $29 thousand, and $19 thousand for Mr. Molchan, Mr. Shirley, and Mr. DeBeauvernet, respectively. However, the performance conditions for 2018 and 2017 were not met. As such, all of the 2018 and 2017 PSUs, were canceled as of December 31, 2018 and 2017, respectively. The amount of canceled PSUs in 2018 totaled 5,310 units, 1,400 units, and 924 units, for Mr. Molchan, Mr. Shirley, and Mr. DeBeauvernet, respectively.

(4)	Amounts shown for 2018 and 2017 include up to $2,500 matching contributions to the officers’ 401(k) retirement plans and up to $1,000 seed contribution to the executive’s Health Saving Account plans.

(5)	On January 24, 2019, Mr. DeBeauvernet ceased to hold the position of General Manager, Mobile Imaging. Mr. DeBeauvernet ceased to be a Digirad employee as of March 31, 2019.

Digirad’s Outstanding Equity Awards at Fiscal Year-End

The following table presents the outstanding equity awards held by each of the named executive officers as of the fiscal year ended December 31, 2018, including the value of the stock awards, as adjusted for the Reverse Stock Split.

Name			Option Awards				Stock Awards
	Grant Date		Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units That Have Not Vested ($) (8)
Matthew G. Molchan	2/28/2018	(6)	—	—	—	—	5,310	30,266
	2/28/2017	(5)	—	—	—	—	3,148	17,939
	2/1/2016	(4)	2,066	2,066	5.12	2/1/2026	1,532	8,731
	2/1/2015	(3)	—	—	—	—	723	4,118
	1/29/2014	(2)	11,000	—	3.55	1/29/2021	—	—
	6/4/2013	(1)	8,000	—	2.29	6/4/2020	—	—
Martin B. Shirley	2/28/2018	(6)	—	—	—	—	1,400	7,980
	2/28/2017	(5)	—	—	—	—	830	4,730
	2/1/2016	(4)	453	453	5.12	2/1/2026	336	1,915
	2/1/2015	(3)	—	—	—	—	208	1,184
	1/29/2014	(2)	4,000	—	3.55	1/29/2021	—	—
	6/4/2013	(1)	4,000	—	2.29	6/4/2020	—	—
Michael DeBeauvernet (9)	2/28/2018	(6)	—	—	—	—	924	5,267
	2/28/2017	(5)	—	—	—	—	548	3,122
	2/1/2016	(4)	464	464	5.12	2/1/2026	344	1,960
	1/1/2016	(7)	—	—	—	—	334	1,900

(1)	25% of the total number of shares subject to option vested on the first anniversary of the grant date, and the remaining shares vested monthly over 36 months.

(2)	33 1/3% of the total number of shares subject to option vested on the first anniversary of the grant date, and the remaining shares vested quarterly over 24 months.

(3)	Scheduled to vest as to 25% of the units on each of February 1, 2016, February 1, 2017, February 1, 2018, and February 1, 2019.

(4)	Scheduled to vest as to 25% of the units on each of February 1, 2017, February 1, 2018, February 1, 2019, and February 1, 2020, with vesting of 50% of each such Restricted Stock Unit tranche to be further subject to the satisfaction of certain performance criteria to be determined and approved by the Compensation Committee with respect to each such period. These units are shown net of 50% of the performance-based units that were deemed not to be earned and were canceled as of December 31, 2017 and December 31, 2018.

(5)	25% of the units vested on February 28, 2018, with the remaining shares to vest 25% on each of February 28, 2019, February 28, 2020, and February 28, 2021.

(6)	Scheduled to vest as to 25% of the units on each of February 1, 2019, February 1, 2020, February 1, 2021, and February 1, 2022.

(7)	33 1/3% of the units vested on each of January 1, 2017 and January 1, 2018, with the remaining shares to vest on January 1, 2019.

(8)	Represents the number of unvested, non-canceled, and unearned restricted stock units multiplied by the closing price of shares on December 31, 2018.

(9)	On January 24, 2019, Mr. DeBeauvernet ceased to hold the position of General Manager, Mobile Imaging. Mr. DeBeauvernet ceased to be a Digirad employee as of March 31, 2019.

Digirad’s Potential Payments Upon Termination or Change of Control

Matthew G. Molchan

Digirad entered into an employment agreement with Mr. Molchan on May 1, 2007, as amended on August 7, 2010. Pursuant to that employment agreement, Mr. Molchan would receive six months of severance at his then current salary, and any accrued but unpaid performance bonus.

If Mr. Molchan would have been terminated without cause at December 31, 2018 or if Mr. Molchan would have resigned for good reason, Mr. Molchan would have been entitled to receive (i) severance payments of $207,600 and (ii) a prorated amount of any earned performance bonus payable at the time of his termination date.

Equity awards that would have vested upon termination or change of control at December 31, 2018, are described below under the heading “Equity Awards.”

Martin B. Shirley

On January 28, 2014, Digirad entered into a severance agreement with Martin B. Shirley. In the event his employment with Digirad is terminated without cause (as defined below), he would receive a severance payment in an amount equal to six months of his base salary.

Assuming that Mr. Shirley’s employment was terminated without cause as of December 31, 2018, he would have been entitled to receive severance payments of $130,000.

Equity awards that would have vested upon termination or change of control at December 31, 2018, are described below under the heading “Equity Awards.”

Michael DeBeauvernet

On January 1, 2016, Digirad entered into a severance agreement with Michael DeBeauvernet. In the event his employment with Digirad is terminated without cause (as defined below), he would receive a severance payment in an amount equal to six months of his base salary.

Assuming that Mr. DeBeauvernet’s employment was terminated without cause as of December 31, 2018, he would have been entitled to receive severance payments of $114,400.

Equity awards that would have vested upon termination or change of control at December 31, 2018, are described below under the heading “Equity Awards.”

Under Digirad’s executive employment agreements “Cause” generally includes the occurrence of any of the following events: willful misconduct or gross negligence in the performance of duties under the agreement; willful failure or refusal to perform in the usual manner at the usual time those duties which the executive regularly and routinely performs in connection with the business of Digirad or such other duties reasonably related to the capacity in which such executive is employed thereunder which may be assigned to such executive by the Digirad Board of Directors, if such failure or refusal has not been substantially cured to the satisfaction of the Digirad Board of Directors within thirty (30) days after written notice of such failure or refusal has been given by Digirad to such executive; performance of any material action when specifically and reasonably instructed not to do so by the Digirad Board of Directors; engaging or in any manner participating in any activity which is directly competitive with or intentionally injurious to Digirad; commission of any fraud, or use or appropriation for his personal use or benefit of any funds, properties or opportunities of Digirad not authorized by the Digirad Board of Directors to be so used or appropriated; conviction of any felony involving moral turpitude; or willful or grossly negligent violation of the Ethics Code.

On January 24, 2019, Mr. DeBeauvernet ceased to hold the position of General Manager, Mobile Imaging. Mr. DeBeauvernet remained a Digirad employee until March 31, 2019. Mr. DeBeauvernet received a severance payment in an amount equal to six months of his base salary.

Equity Awards

The equity agreements of Digirad’s named executive officers provide that, in case of a change of control of Digirad, all equity instruments then outstanding but neither assumed nor replaced by the successor entity shall vest immediately upon the change of control event. Further, if an executive’s employment is terminated without cause within twelve (12) months of the change of control, all equity instruments then outstanding, either assumed or replaced, shall become fully vested at the time of termination. As of December 31, 2018, the value of the equity instruments of Digirad’s named executive officers that would accelerate upon (i) termination without cause within twelve (12) months of a change of control in which stock options and restricted stock units are assumed or replaced by the successor entity, or (ii) a change of control in which the outstanding stock options and restricted stock units are neither assumed or replaced by the successor entity, would be as follows based on the difference between the closing price on the last trading day of the year of $0.57 per share and the exercise price of the respective options, and with regard to restricted stock units, based solely on the closing price on the last trading day of the year of $0.57:

Name	Option Value as of December 31, 2018	Stock Award Value as of December 31, 2018
Matthew G. Molchan	$—	$61,054
Martin B. Shirley	—	15,809
Michael DeBeauvernet	—	12,249

Digirad Securities Authorized for Issuance Under Equity Compensation Plans

All share and per share amounts below have been adjusted to reflect the Reverse Stock Split.

	Equity Compensation Plan Information
	As of December 31, 2018
	Number of securities to be issued upon exercise of outstanding options, warrants and rights		Weighted average exercise price of outstanding options, warrants, and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding shares reflected in column (a))
Plan Category	(a)		(b) (3)	(c)
Equity compensation plans approved by security holders	132,157	(1)	$33.10	180,180	(4)
Equity compensation plans not approved by security holders	1,000	(2)	$0	26,517	(5)
Total	133,157		$33.10	206,697

(1)	This amount includes the following, as adjusted for the Reverse Stock Split:

●	55,798 shares issuable upon the exercise of outstanding stock options under Digirad’s 2004 Stock Incentive 7 Year Plan, the 2004 Stock Incentive Plan, and the 2014 Incentive Plan, with a weighted-average exercise price of $33.10.

●	73,144 restricted stock units (“RSUs”) granted under the 2014 Incentive Plan and 2018 Incentive Plan.

●	3,215 PSUs issuable under Digirad’s 2014 Incentive Plan. Assumes that outstanding performance-based PSUs will vest at target.

(2)	This amount includes 1,000 RSUs granted under the 2011 Plan (as adjusted for the Reverse Stock Split).

(3)	The 2011 Plan, 2014 Incentive Plan and 2018 Incentive Plan RSUs and PSUs have been excluded from the computation of the weighted-average exercise price since these awards have no exercise price.

(4)	This amount represents the number of shares available for issuance pursuant to stock options and awards that could be granted in the future under the 2018 Incentive Plan. The 2018 Incentive Plan allows for issuance of up to the sum of (i) 150,000 shares, plus (ii) the number of shares of common stock of Digirad which remain available for grants of options or other awards under the 2014 Incentive Plan as of April 27, 2018, plus (iii) the number of shares that, after April 27, 2018, would again become available for issuance pursuant to the reserved share replenishment provisions of the 2014 Incentive Plan as a result of, stock options issued thereunder expiring or becoming unexercisable for any reason before being exercised in full, or, as a result of restricted stock being forfeited to Digirad or repurchased by Digirad pursuant to the terms of the agreements governing such shares (the shares described in clauses (ii) and (iii) of this sentence, the “Carryover Shares”). As of December 31, 2018 and as adjusted for the Reverse Stock Split, there were 35,928 Carryover Shares.

(5)	This amount represents the number of shares available for issuance pursuant to stock options and awards that could be granted in the future under the 2011 Plan. The 2011 Plan allows (as adjusted for the Reverse Stock Split) for the issuance of up to 35,000 shares.

Compensation of Digirad Directors

Cash Retainer Compensation

Non-employee members of the Digirad Board of Directors are paid an annual cash retainer for their service, with additional compensation for being the chairperson of the Board, serving on a committee of the Digirad Board of Directors and chairing a committee of the Digirad Board of Directors. Payments are made quarterly, in advance.

The compensation paid to the members of the Board of Directors is indicated in the chart below:

2018 Director Cash Compensation
Director Annual Retainer (all)	$36,000
Additional Annual Retainer to Chairperson	$15,000
Additional Annual Retainer to Audit Committee Chairperson	$14,500
Additional Annual Retainer to Compensation Committee Chairperson	$5,000
Additional Annual Retainer to Corporate Governance Committee Chairperson	$5,000
Additional Annual Retainer to Strategic Advisory Committee Chairperson	$5,000
Additional Annual Retainer to Audit Committee Member	$4,000
Additional Annual Retainer to Compensation Committee Member	$4,000
Additional Annual Retainer to Corporate Governance Committee Member	$4,000
Additional Annual Retainer to Strategic Advisory Committee Member	$4,000

For the sake of clarity, each of the Audit Committee, the Compensation Committee, the Corporate Governance Committee, and the Strategic Advisory Committee chairpersons only receive an amount equal to the chairperson fee set forth in the table above and not the chairperson fee plus the member fee.

The single employee director of the Digirad Board of Directors, Mr. Molchan, Digirad’s President and Chief Executive Officer, does not receive additional compensation for his service on the Digirad Board of Directors.

Equity Compensation

Equity compensation awards, and the amount of such awards, to non-employee members of the Digirad Board are at the discretion of the Compensation Committee. Historically, such awards have been in the form of RSUs and the Compensation Committee generally set the amount of those awards at a fair market value equal to the annual cash retainer received by non-employee members of the Digirad Board. However, given the volatility of Digirad’s stock, the Compensation Committee has more recently determined to fix the amount of RSU awards to non-employee members of the Digirad Board at 12,500 RSUs that vest annually. The Digirad Board believes that equity compensation helps to further align the interests of its directors with those of Digirad stockholders because the value of directors’ share ownership will rise and fall with that of Digirad’s other stockholders.

Non-Employee Director Compensation Table

The following table sets forth summary information concerning compensation paid or accrued for services rendered to us in all capacities to the non-employee members of the Digirad Board of Directors for the fiscal year ended December 31, 2018.

Name	Fees Paid in Cash ($)	Stock Awards ($) (5)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Jeffrey E. Eberwein	51,873	23,125	—	—	—	—	74,998
John M. Climaco (1)	45,000	23,125	—	—	—	—	68,125
Michael A. Cunnion (2)	49,000	23,125	—	—	—	—	72,125
Charles M. Gillman (3)	34,435	23,125	—	—	—	—	57,560
Dimitrios J. Angelis	49,000	23,125	—	—	—	—	72,125
John Sayward (4)	55,373	23,125	—	—	—	—	78,498

(1)	Mr. Climaco holds, in addition to the stock awards noted in the table, outstanding options to purchase an aggregate of 6,000 shares of Digirad common stock at December 31, 2018 and as adjusted for the Reverse Stock Split.

(2)	Mr. Cunnion holds, in addition to the stock awards noted in the table, outstanding options to purchase an aggregate of 8,000 shares of Digirad common stock at December 31, 2018 and as adjusted for the Reverse Stock Split.

(3)	Mr. Gillman resigned from the Digirad Board of Directors on October 12, 2018.

(4)	Mr. Sayward holds, in addition to the stock awards noted in the table, outstanding options to purchase an aggregate of 6,000 shares of Digirad’s common stock at December 31, 2018 and as adjusted for the Reverse Stock Split.

(5)	Represents full fair value at grant date of restricted stock units granted to Digirad’s directors, computed in accordance with FASB ASC Topic 718.

ATRM Summary Compensation Table

The following table sets forth the cash and non-cash compensation for the fiscal years ended December 31, 2018 and December 31, 2017 earned by ATRM’s named executive officers:

Name and Principal Position	Year	Salary ($)	Stock Awards ($)(1)		Total ($)
Daniel M. Koch	2018	240,000	2,000	(2)	242,000
President and Chief Executive Officer	2017	240,000	11,800	(3)	251,800
Stephen A. Clark(4)	2018	205,000	2,000	(2)	207,000
Former Chief Financial Officer, Treasurer and Secretary	2017	189,167	11,800	(3)	200,967

(1)	The fair value of these stock awards was computed in accordance with methods allowed under FASB ASC Topic 718 “Compensation - Stock Compensation.”

(2)	Represents the grant date fair value of a restricted stock grant of 10,000 shares of common stock awarded on December 12, 2018. These shares are scheduled to vest on December 12, 2019.

(3)	Represents the grant date fair value of a restricted stock grant of 10,000 shares of common stock awarded on December 18, 2017. These shares vested on December 18, 2018.

(4)	Mr. Clark resigned from his positions as ATRM Chief Financial Officer, Treasurer and Secretary effective May 31, 2019.

Following the Merger, Mr. Koch will continue as ATRM’s President and Chief Executive Officer and will continue to be compensated in accordance with his arrangements in place with ATRM prior to the Merger.

ATRM Employment Agreements

ATRM’s current executive officer, Mr. Koch is an employee “at will” and does not have an employment agreement with ATRM.

ATRM is party to a Change of Control Agreement with Mr. Koch, as described in detail below under the heading, “Potential Payments Upon Termination or Change-in-Control.”

ATRM Outstanding Equity Awards at Fiscal Year-End

The following table sets forth equity incentive plan awards for each named executive officer outstanding as of December 31, 2018:

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(2)
Daniel M. Koch	—	—	—	—	10,000	(1)	2,000
Stephen A. Clark(3)	—	—	—	—	10,000	(1)	2,000

(1)	Represents the unvested portion of a restricted stock grant that was awarded on December 12, 2018 under the 2014 Incentive Plan. These shares are scheduled to vest on December 12, 2019.

(2)	Based on the closing share price on December 31, 2018 of $0.20 per share.

(3)	Mr. Clark resigned from his positions as ATRM Chief Financial Officer, Treasurer and Secretary effective May 31, 2019. Due to Mr. Clark’s resignation, the shares previously granted will not vest and as of July 10, 2019, are accounted for within unallocated shares of ATRM.

Potential Payments Upon Termination or Change-in-Control

ATRM is party to a Change of Control Agreement with Mr. Koch (a “Change of Control Agreement”) providing for severance pay and other benefits in the event of a change of control. The Change of Control Agreement provides for severance payments of two times the executive’s annual base salary in the event the executive’s employment is terminated, either voluntarily with “good reason” or involuntarily, during the two-year period following a change of control. The severance payments are to be made over 24 months following the date of employment termination according to ATRM’s regular payroll practices and policies. An executive receiving severance payments is also entitled to reimbursement of the employer portion of group medical and group dental premiums under COBRA continuation coverage. The Change of Control Agreement also provides for immediate vesting of all of the executive’s unvested options outstanding upon a change of control.

For purposes of the Change of Control Agreement, a change of control is deemed to occur upon:

●	the sale or other transfer of all or substantially all of ATRM’s assets;

●	the approval by ATRM’s shareholders of a liquidation or dissolution of ATRM;

●	any person, other than a bona fide underwriter, becoming the owner of more than 40% of ATRM’s outstanding shares of common stock;

●	a merger, consolidation or exchange involving ATRM, but only if ATRM shareholders prior to such transaction own less than 65% of the combined voting power of the surviving or acquiring entity following the transaction; or

●	the “continuity” members of the ATRM Board, being the incumbent members of the ATRM Board as of the end of 2012 and future members of the ATRM Board who were approved by at least a majority of the continuity members, ceasing to constitute at least a majority of the ATRM Board.

No Compensation of ATRM Directors Following the Merger

ATRM’s new directors following the completion of the Merger, Matthew Molchan and David Noble, the current and continuing President and Chief Executive Officer and Chief Financial Officer, respectively, of Digirad, will not receive compensation as directors of ATRM, which will be a wholly owned subsidiary of Digirad following the Merger.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT OF DIGIRAD

The following table sets forth information as of July 5, 2019, regarding the beneficial ownership of Digirad common stock by (i) each person known to Digirad to be the beneficial owner of 5% or more of Digirad common stock, (ii) each of Digirad’s current named executive officers, (iii) each of Digirad’s directors, and (iv) all of Digirad’s current executive officers and directors as a group. Information with respect to beneficial ownership has been furnished by each director, executive officer or 5% or more stockholder, as the case may be. The address for all executive officers and directors is c/o Digirad Corporation, 1048 Industrial Court, Suwanee, Georgia 30024.

Percentage of beneficial ownership is calculated based on 2,042,493 shares of common stock outstanding as of July 5, 2019. Beneficial ownership is determined in accordance with the rules of the SEC, which generally attribute beneficial ownership of securities to persons who possess sole or shared voting power or investment power with respect to those securities and includes shares of Digirad common stock issuable pursuant to the exercise of stock options, warrants, or other securities that are immediately exercisable or convertible or exercisable or convertible within 60 days of July 5, 2019. Unless otherwise indicated, the persons or entities identified in this table have sole voting and investment power with respect to all shares shown as beneficially owned by them.

All share amounts below reflect the Reverse Stock Split.

Name and Address of Beneficial Owner	Number of Shares Beneficially Owned	Percent of Shares Beneficially Owned
5% Stockholders:
Cannell Capital LLC (1) 245 Meriwether Circle Alta, WY 83414	223,114	10.9%
Dimensional Fund Advisors LP (2) Building One, 6300 Bee Cave Road Austin, TX 78746	104,137	5.1%
Named Executive Officers and Directors:
Jeffrey E. Eberwein	86,916	4.3%
Matthew G. Molchan (2)	38,338	1.9%
John W. Sayward (3)	20,402	1.0%
Michael A. Cunnion (4)	13,000	*
John M. Climaco (5)	11,660	*
Martin B. Shirley (6)	10,935	*
Dimitrios J. Angelis	3,750	*
Michael DeBeauvernet (7)	1,733	*
Mitchell I. Quain	20,481	1.0%
David Noble	20,500	1.0%
All Executive Officers and Directors as a group (nine persons)(8)	227,715	10.8%

* Indicates beneficial ownership of less than 1% of the outstanding common stock

(1)	The foregoing information is based solely on information contained in a Form 4, filed with the SEC on September 12, 2018 by Cannell Capital LLC.

(2)	Includes (a) 22,098 shares of common stock subject to options exercisable within 60 days of July 5, 2019, and (b) 16,240 shares of common stock held by Mr. Molchan.

(3)	Includes (a) 6,000 shares of common stock subject to options exercisable within 60 days of July 5, 2019 and (b) 14,402 shares of common stock held by Mr. Sayward.

(4)	Includes (a) 8,000 shares of common stock subject to options exercisable within 60 days of July 5, 2019 and (b) 5,000 shares of common stock held by Mr. Cunnion.

(5)	Includes (a) 6,000 shares of common stock subject to options exercisable within 60 days of July 5, 2019 and (b) 5,660 shares of common stock held by Mr. Climaco.

(6)	Includes (a) 8,680 shares of common stock subject to options exercisable within 60 days of July 5, 2019, and (b) 2,255 shares of common stock held by Mr. Shirley.

(7)	On January 24, 2019, Mr. DeBeauvernet ceased to hold the position of General Manager, Mobile Imaging. Mr. DeBeauvernet ceased to be a Digirad employee as of March 31, 2019. He is included here as he was a named executive officer of Digirad in its most recently completed fiscal year.

(8)	Includes (a) 50,778 shares of common stock subject to options exercisable within 60 days of July 5, 2019, and (b) 175,204 shares of common stock held by Digirad’s nine executive officers and directors.

The Merger will not affect ownership of Digirad common stock. After completion of the Merger, each holder of Digirad common stock will hold the same number of shares of Digirad common stock that such stockholder held immediately prior to the completion of the Merger. However, upon completion of the Merger, all Digirad Preferred Stock will be held by former ATRM shareholders.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT OF ATRM

The following table sets forth information with respect to the beneficial ownership of ATRM common stock as of July 10, 2019, by:

● each person, or group of affiliated persons, known to ATRM to beneficially own more than 5% of Digirad’s outstanding common stock;
● each of ATRM’s directors and named executive officers; and
● all of ATRM’s directors and executive officers as a group.

The amounts and percentages of common stock beneficially owned are reported on the basis of regulations of the SEC governing the determination of beneficial ownership of securities. The information relating to Digirad’s 5% beneficial owners is based on information ATRM received from such holders. Under the rules of the SEC, a person is deemed to be a “beneficial owner” of a security if that person has or shares voting power, which includes the power to vote or direct the voting of a security, or investment power, which includes the power to dispose of or to direct the disposition of a security. A person is also deemed to be a beneficial owner of any securities of which that person has a right to acquire beneficial ownership within 60 days. Under these rules, more than one person may be deemed a beneficial owner of the same securities and a person may be deemed to be a beneficial owner of securities as to which such person has no economic interest. Except as otherwise set forth below, the address of the persons listed below is c/o ATRM Holdings, Inc., 5215 Gershwin Avenue N., Oakdale, Minnesota 55128, and each of the persons listed has, to ATRM’s knowledge, sole voting and investment power with respect to the indicated shares of common stock.

Name of Beneficial Owner	Number of Shares of Common Stock		Percentage of Outstanding Common Stock(1)
5% or Greater Shareholders
Jeffrey E. Eberwein	438,017	(2)	17.7%
Directors and Named Executive Officers
Jeffrey E. Eberwein	438,017	(2)	17.7%
Daniel M. Koch	43,510	(3)	1.8%
Mark C. Hood	30,000	(4)	1.2%
Rodney E. Schwatken	30,000	(4)	1.2%
All executive officers and directors as a group (four persons)	541,527	(5)	21.9%

(1)	The applicable percentage of ownership for each beneficial owner is based upon 2,466,219 shares of common stock outstanding as of July 10, 2019. Shares of ATRM common stock issuable upon exercise of options, warrants or other rights or the conversion of other convertible securities beneficially owned that are exercisable within 60 days are deemed outstanding for the purpose of computing the percentage ownership of the person holding such securities and rights and all executive officers and directors as a group.
(2)	Represents 435,012 shares of common stock owned directly by Mr. Eberwein (including 10,000 unvested shares of restricted stock) and 3,005 shares of common stock owned by LSVGP. Mr. Eberwein is the general manager and sole member of LSVGP and as such, may be deemed beneficial owner of the securities owned by LSVGP. Mr. Eberwein disclaims beneficial ownership of such securities, except to the extent of his pecuniary interest therein.
(3)	Includes 10,000 unvested shares of restricted stock and 3,510 shares of common stock held separately in a brokerage account.
(4)	Includes 20,000 unvested shares of restricted stock.
(5)	Includes 60,000 unvested shares of restricted stock.

DESCRIPTION OF DIGIRAD CAPITAL STOCK

The following summary of the capital stock of Digirad is subject in all respects to applicable Delaware law, the Digirad certificate of incorporation and the Digirad bylaws. See “Comparison of Rights of Holders of ATRM Common Stock and ATRM Preferred Stock and Holders of Digirad Preferred Stock” and “Where You Can Find More Information.”

Authorized and Outstanding Digirad Capital Stock

Digirad’s restated certificate of incorporation authorizes the issuance of 40,000,000 shares of capital stock, consisting of 30,000,000 shares of common stock, and 10,000,000 shares of preferred stock, each with a par value per share of $0.0001. 500,000 shares of preferred stock were previously designated as Series B Participating Preferred Stock. As of the date of this proxy statement/prospectus, there were [2,042,493] shares of Digirad common stock outstanding, held of record by [174] holders, and no shares of Digirad preferred stock outstanding. Digirad’s board of directors intends to designate 8,000,000 shares of Digirad’s preferred stock as “Series A Cumulative Perpetual Preferred Stock” Prior to the effective time of the Merger. Immediately following the completion of the Merger, [2,042,493] shares of Digirad common stock and 1,612,655 shares of Digirad Preferred Stock are expected to be outstanding.

Common Stock

Voting Rights

Holders of Digirad common stock are entitled to one vote per share on all matters to be voted upon by Digirad stockholders. The holders of Digirad common stock are not entitled to cumulate voting rights with respect to the election of directors, which means that the holders of a majority of the shares voted can elect all of the directors then standing for election.

Dividends

Subject to limitations under Delaware law and preferences that may apply to any outstanding shares of Digirad preferred stock, holders of Digirad common stock are entitled to receive ratably such dividends or other distribution, if any, as may be declared by Digirad’s board of directors out of funds legally available therefor.

Liquidation

In the event of Digirad’s liquidation, dissolution or winding up, holders of Digirad common stock are entitled to share ratably in all assets remaining after payment of liabilities, subject to the liquidation preference of any of Digirad’s outstanding preferred stock.

Rights and Preferences

Digirad’s common stock has no preemptive, conversion or other rights to subscribe for additional securities. There are no redemption or sinking fund provisions applicable to Digirad common stock. The rights, preferences and privileges of holders of Digirad common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of Digirad preferred stock that Digirad may designate and issue in the future.

Fully Paid and Nonassessable

All outstanding shares of Digirad common stock are validly issued, fully paid and nonassessable.

Digirad Series A Preferred Stock

Digirad’s board of directors is authorized, subject to limitations prescribed by Delaware law, to issue preferred stock in one or more series, to establish from time to time the number of shares to be included in each series, and to fix the designation, powers, preferences and rights of the shares of each series and any of its qualifications, limitations or restrictions, in each case without further vote or action by Digirad stockholders. Digirad’s board of directors can also increase (but not above the total number of authorized shares of the class) or decrease (but not below the number of shares then outstanding) the number of shares of any series of preferred stock, without any further vote or action by Digirad stockholders. Digirad’s board of directors may authorize the issuance of preferred stock with voting or conversion rights that could adversely affect the voting power or other rights of the holders of Digirad common stock or other series of preferred stock. The issuance of preferred stock, while providing flexibility in connection with possible financings, acquisitions and other corporate purposes, could, among other things, have the effect of delaying, deferring or preventing a change in control of Digirad.

The following summary of the terms and provisions of the Digirad Preferred Stock does not purport to be complete and is qualified in its entirety by reference to the pertinent sections of Digirad’s restated certificate of incorporation including the Certificate of Designations, which supplements Digirad’s restated certificate of incorporation by classifying the Digirad Preferred Stock and the form of which is included as Exhibit A to the Merger Agreement which is provided as Annex I to this proxy statement/prospectus.

As of the date of this proxy statement/prospectus, Digirad intends to authorize 8,000,000 shares of Digirad Preferred Stock. Prior to the completion of the Merger, Digirad will file the Certificate of Designations to designate the Digirad Preferred Stock. The Digirad Preferred Stock, when issued, exchanged and delivered in accordance with the terms of the Merger Agreement, will be fully paid and nonassessable. Digirad’s board of directors may, without the approval of holders of the Digirad Preferred Stock or Digirad common stock, designate additional series of authorized preferred stock ranking junior to the Digirad Preferred Stock or designate additional shares of the Digirad Preferred Stock and authorize the issuance of such shares. Designation of preferred stock ranking senior to the Digirad Preferred Stock will require approval of the holders of Digirad Preferred Stock, as described below in “Voting Rights.”

No Sinking Fund

The Digirad Preferred Stock will not be subject to any sinking fund.

Listing

Digirad intends to file an application to list the Digirad Preferred Stock on the NASDAQ Global Market under the symbol “DRADP.” There can be no assurance that Digirad’s application will be approved. If the application is approved, trading of the Digirad Preferred Stock on NASDAQ is expected to begin within two business days after the date of effectiveness of the Merger.

Dividends

Holders of shares of the Digirad Preferred Stock will be entitled to receive, when, as and if, authorized by Digirad’s board of directors (or a duly authorized committee of Digirad board of directors) and declared by Digirad, out of funds legally available for the payment of dividends, preferential cumulative cash dividends at the rate of 10.0% per annum of the liquidation preference of $10.00 per share (equivalent to a fixed annual amount of $1.00 per share).

Dividends will be payable quarterly, in arrears, on the last calendar day of March, June, September and December (each a “dividend payment date”); provided that if any dividend payment date is not a business day, then the dividend that would otherwise have been payable on that dividend payment date may be paid on the next succeeding business day and no interest, additional dividends or other sums will accrue on the amount so payable for the period from and after that dividend payment date to that next succeeding business day.

Dividends will be payable to holders of record as they appear in Digirad’s stock records for the Digirad Preferred Stock at the close of business on the corresponding record date, which shall be the first day of each month in which a quarterly dividend is to be paid, beginning the first day of the first full calendar quarter following the closing of the Merger whether or not a business day (each, a “dividend record date”). As a result, holders of shares of Digirad Preferred Stock will not be entitled to receive dividends on a dividend payment date if such shares were not issued and outstanding on the applicable dividend record date. The first dividend on the Digirad Preferred Stock issued pursuant to the Merger shall be payable on the last calendar day of the first full calendar quarter following the closing of the Merger (in the amount of  $0.25 per share) to holders of record of the Digirad Preferred Stock at the close of business on the first day of the first full calendar quarter following the closing of the Merger. Digirad’s board of directors will not authorize, declare, pay or set apart for payment any dividends on shares of Digirad Preferred Stock at any time that the terms and provisions of any of Digirad’s agreements, including any agreement relating to Digirad’s indebtedness, prohibits that action or provides that the authorization, declaration, payment or setting apart for payment of those dividends would constitute a breach of or a default under any such agreement, or if such action is restricted or prohibited by law.

Notwithstanding the foregoing, dividends on the Digirad Preferred Stock will accumulate whether or not restrictions exist in respect thereof, whether or not we have earnings, whether or not there are funds legally available for the payment of such dividends and whether or not Digirad declares such dividends. Accumulated but unpaid dividends on the Digirad Preferred Stock will not bear interest, and holders of the Digirad Preferred Stock will not be entitled to any distributions in excess of full cumulative dividends described above. Except as stated in the two paragraphs below, no dividends will be declared and paid or set apart for payment on any of Digirad common stock or any series or class of equity securities ranking junior to the Digirad Preferred Stock (other than a dividend in shares of Digirad common stock or in shares of any other class of stock ranking junior to the Digirad Preferred Stock as to dividends and upon liquidation) for any period unless full cumulative dividends have been or contemporaneously are declared and paid (or declared and a sum sufficient for the payment of those dividends is set apart for such payment) on the Digirad Preferred Stock for all past dividend periods.

If Digirad does not declare and either pay or set apart for payment the full cumulative dividends on the Digirad Preferred Stock and all shares of capital stock that are equal in rank with Digirad Preferred Stock, the amount which Digirad has declared will be allocated ratably to the Digirad Preferred Stock and to each series of shares of capital stock equal in rank so that the amount declared for each share of Digirad Preferred Stock and for each share of each series of capital stock equal in rank is proportionate to the accrued and unpaid dividends on those shares.

Except as provided in the immediately preceding paragraph, unless full cumulative dividends on the Digirad Preferred Stock have been or contemporaneously are declared and paid (or declared and a sum sufficient for the payment is set apart for payment) for all past dividend periods, no dividends (other than in shares of common stock or other shares of capital stock ranking junior to the Digirad Preferred Stock as to dividends and upon liquidation) shall be declared and paid or declared and set apart for payment nor shall any other distribution be declared and made upon Digirad common stock, or any of Digirad’s other capital stock ranking junior to or equal with the Digirad Preferred Stock as to dividends or upon liquidation, nor shall Digirad redeem, purchase, or otherwise acquire for any consideration (or pay or make any monies available for a sinking fund for the redemption of any such shares) any shares of Digirad common stock, or any other shares of Digirad capital stock ranking junior to or equal with the Digirad Preferred Stock as to dividends or upon liquidation.

Holders of shares of the Digirad Preferred Stock are not entitled to any distribution, whether payable in cash, property or shares of capital stock, in excess of full cumulative dividends on the Digirad Preferred Stock as described above. Any dividend payment made on the Digirad Preferred Stock will first be credited against the earliest accumulated but unpaid dividends on the Digirad Preferred Stock will accumulate as of the dividend payment date on which they first become payable.

Redemption

No Mandatory Redemption

The Digirad Preferred Stock is perpetual preferred stock, and Digirad is not required to provide for the mandatory redemption of the Digirad Preferred Stock at any time, other than upon a Change of Control Triggering Event as described below.

Optional Redemption

The Digirad Preferred Stock will not be redeemable prior to the fifth anniversary of the effective date of the Merger. On and after the fifth anniversary of the effective date of the Merger, at Digirad’s sole option upon not less than 30 nor more than 60 days’ written notice, Digirad may redeem shares of the Digirad Preferred Stock, in whole or in part, at any time or from time to time, for cash at a redemption price of $10.00 per share, plus an amount equal to all accumulated and unpaid dividends thereon to, but excluding, the date fixed for redemption, without interest. Holders of Digirad Preferred Stock to be redeemed must then surrender such Digirad Preferred Stock at the place designated in the notice. Upon surrender of the Digirad Preferred Stock, the holders will be entitled to the redemption price thereon to, but excluding the date fixed for redemption, without interest. If notice of redemption of any shares of Digirad Preferred Stock has been given and if Digirad has deposited the funds necessary for such redemption with the paying agent for the benefit of the holders of any of the shares of Digirad Preferred Stock to be redeemed, then from and after the date of such deposit dividends will cease to accumulate on those shares of Digirad Preferred Stock, those shares of Digirad Preferred Stock will no longer be deemed outstanding and all rights of the holders of such shares will terminate, except the right to receive the redemption price. If less than all of the outstanding Digirad Preferred Stock is to be redeemed, the Digirad Preferred Stock to be redeemed shall be selected ratably by lot or by any other fair and equitable method that Digirad’s board of directors may choose.

Unless full cumulative dividends for all applicable past dividend periods on all shares of Digirad Preferred Stock and any shares of stock that rank on parity with regards to dividends and upon liquidation have been or contemporaneously are declared and paid (or declared and a sum sufficient for payment set apart for payment for all past dividend periods), no shares of Digirad Preferred Stock will be redeemed. In such event, Digirad also will not purchase or otherwise acquire directly or indirectly any shares of Digirad Preferred Stock (except by exchange for Digirad capital stock ranking junior to the Digirad Preferred Stock as to dividends and upon liquidation). However, the foregoing shall not prevent Digirad from purchasing shares pursuant to its restated certificate of incorporation or from acquiring shares of Digirad Preferred Stock pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding shares of Digirad Preferred Stock and any shares of stock that rank on parity with regards to dividends and upon liquidation. So long as no dividends are in arrears, Digirad will be entitled at any time and from time to time to repurchase shares of Digirad Preferred Stock in open-market transactions duly authorized by the Digirad board of directors and effected in compliance with applicable laws.

Digirad will deliver a notice of redemption, by overnight delivery, by first class mail, postage prepaid or electronically to holders thereof, or request Digirad’s agent, on behalf of Digirad, to promptly do so by overnight delivery, by first class mail, postage prepaid or electronically. The notice will be provided not less than 30 nor more than 60 days prior to the date fixed for redemption in such notice. Each such notice will state: (A) the date for redemption; (B) the number of Digirad Preferred Stock to be redeemed; (C) the CUSIP number for the Digirad Preferred Stock; (D) the applicable redemption price on a per share basis; (E) if applicable, the place or places where the certificate(s) for such shares are to be surrendered for payment of the price for redemption; (F) that dividends on the Digirad Preferred Stock to be redeemed will cease to accumulate from and after such date of redemption; and (G) the applicable provisions of Digirad’s charter under which such redemption is made. If fewer than all shares held by any holder are to be redeemed, the notice delivered to such holder will also specify the number of Digirad Preferred Stock to be redeemed from such holder or the method of determining such number. Digirad may provide in any such notice that such redemption is subject to one or more conditions precedent and that Digirad will not be required to affect such redemption unless each such condition has been satisfied at the time or times and in the manner specified in such notice. No defect in the notice or delivery thereof shall affect the validity of redemption proceedings, except as required by applicable law.

If a redemption date falls after a record date and prior to the corresponding dividend payment date, however, each holder of Digirad Preferred Stock at the close of business on that record date shall be entitled to the dividend payable on such shares on the corresponding dividend payment date notwithstanding the redemption of such shares before the dividend payment date.

Change of Control

If a Change of Control Triggering Event occurs with respect to the Digirad Preferred Stock, unless Digirad has exercised its option to redeem such Digirad Preferred Stock as described above, holders of the Digirad Preferred Stock will have the right to require Digirad to redeem (a “Change of Control Redemption”) the Digirad Preferred Stock at a price equal to the liquidation preference of $10.00 per share, plus an amount equal to any accumulated and unpaid dividends up to but excluding the date of payment, but without interest (a “Change of Control Payment”). Within 30 days following any Change of Control Triggering Event or, at Digirad’s option, prior to any Change of Control Triggering Event, but after public announcement of the transaction that constitutes or may constitute the Change of Control Triggering Event, Digirad will mail a notice to holders of Digirad Preferred Stock, describing the transaction that constitutes or may constitute the Change of Control Triggering Event and offering to redeem such Digirad Preferred Stock on the date specified in the applicable notice, which date will be no earlier than 30 days and no later than 60 days from the date such notice is mailed (a “Change of Control Payment Date”). The notice will, if mailed prior to the date of consummation of the Change of Control Triggering Event, state that the Change of Control Redemption is conditioned on the Change of Control Triggering Event occurring on or prior to the applicable Change of Control Payment Date.

On each Change of Control Payment Date, Digirad will, to the extent lawful:

●	redeem all Digirad Preferred Stock or portions of Digirad Preferred Stock properly tendered pursuant to the applicable Change of Control Redemption;

●	deposit with the paying agent an amount equal to the Change of Control Payment in respect of all Digirad Preferred Stock properly tendered; and

●	deliver or cause to be delivered to the paying agent the Digirad Preferred Stock properly accepted together with an officers’ certificate stating the Digirad Preferred Stock being redeemed.

Digirad will not be required to make a Change of Control Redemption upon the occurrence of a Change of Control Triggering Event if a third party makes such an offer in the manner, at the times and otherwise in compliance with the requirements for an offer made by Digirad and the third party redeems all Digirad Preferred Stock properly tendered and not withdrawn under its offer.

Digirad will comply with the requirements of Rule 14e-1 under the Exchange Act, and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the redemption of the Digirad Preferred Stock as a result of a Change of Control Triggering Event. To the extent that the provisions of any such securities laws or regulations conflict with the Change of Control Redemption provisions of the Digirad Preferred Stock, Digirad will comply with those securities laws and regulations and will not be deemed to have breached its obligations under the Change of Control Redemption provisions of the Digirad Preferred Stock by virtue of any such conflict.

For purposes of the foregoing discussion of the redemption of the Digirad Preferred Stock at the option of the holders, the following definitions are applicable.

“Capital Stock” of a corporation means the capital stock of every class whether now or hereafter authorized, regardless of whether such capital stock shall be limited to a fixed sum or percentage with respect to the rights of the holders thereof to participate in dividends and in the distribution of assets upon the voluntary or involuntary liquidation, dissolution or winding up of such corporation.

“Change of Control Triggering Event” means the occurrence of any of the following: (1) the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or more series of related transactions, of all or substantially all of Digirad’s assets and the assets of its subsidiaries, taken as a whole, to any Person, other than Digirad or one of its subsidiaries; (2) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any Person becomes the beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of more than 50% of Digirad’s outstanding Voting Stock or other Voting Stock into which Digirad’s Voting Stock is reclassified, consolidated, exchanged or changed, measured by voting power rather than number of shares; (3) Digirad consolidates with, or merges with or into, any Person, or any Person consolidates with, or merges with or into, Digirad, in any such event pursuant to a transaction in which any of Digirad’s outstanding Voting Stock or the Voting Stock of such other Person is converted into or exchanged for cash, securities or other property, other than any such transaction where the shares of Digirad Voting Stock outstanding immediately prior to such transaction constitute, or are converted into or exchanged for, a majority of the Voting Stock of the surviving Person or any direct or indirect parent company of the surviving Person immediately after giving effect to such transaction; (4) the first day on which a majority of the members of our board of directors are not Continuing Directors; or (5) the adoption of a plan relating to Digirad’s liquidation or dissolution. Notwithstanding the foregoing, a transaction will not be deemed to involve a Change of Control Triggering Event under clause (2) above if (i) Digirad becomes a direct or indirect wholly-owned subsidiary of a holding company and (ii)(A) the direct or indirect holders of the Voting Stock of such holding company immediately following that transaction are substantially the same as the holders of Digirad’s Voting Stock immediately prior to that transaction or (B) immediately following that transaction no Person (other than a holding company satisfying the requirements of this sentence) is the beneficial owner, directly or indirectly, of more than 50% of the Voting Stock of such holding company.

“Continuing Directors” means, as of any date of determination, any member of Digirad’s board of directors who (A) was a member of such board of directors on the date the Digirad Preferred Stock was issued or (B) was nominated for election, elected or appointed to such board of directors with the approval of a majority of the continuing directors who were members of such board of directors at the time of such nomination, election or appointment (either by a specific vote or by approval of a proxy statement in which such member was named as a nominee for election as a director, without objection to such nomination).

“Person” has the meaning given thereto in Section 13(d)(3) of the Exchange Act.

“Voting Stock” means, with respect to any specified Person that is a corporation as of any date, the Capital Stock of such Person that is at the time entitled to vote generally in the election of the board of directors of such Person.

Liquidation Preference

In the event of Digirad’s voluntary or involuntary liquidation, dissolution or winding up, the holders of shares of Digirad Preferred Stock will be entitled to be paid, out of our assets legally available for distribution to Digirad stockholders, a liquidation preference of $10.00 per share, plus an amount equal to any accumulated and unpaid dividends to, but excluding, the date of payment, but without interest, before any distribution of assets is made to holders of Digirad common stock or any other class or series of Digirad capital stock that ranks junior to the Digirad Preferred Stock as to liquidation rights. If Digirad’s assets legally available for distribution to stockholders are insufficient to pay in full the liquidation preference on the Digirad Preferred Stock and the liquidation preference on any shares of preferred stock equal in rank with the Digirad Preferred Stock, all assets distributed to the holders of the Digirad Preferred Stock and any other series of preferred stock equal in rank with the Digirad Preferred Stock will be distributed ratably so that the amount of assets distributed per share of Digirad Preferred Stock and such other series of preferred stock equal in rank with the Digirad Preferred Stock shall in all cases bear to each other the same ratio that the liquidation preference per share on the Digirad Preferred Stock and on such other series of preferred stock bear to each other. Written notice of any such liquidation, dissolution or winding up of Digirad, stating the payment date or dates when, and the place or places where, the amounts distributable in such circumstances shall be payable, shall be given by first class mail, postage pre-paid, not less than 30 nor more than 60 days prior to the payment date stated therein, to each record holder of the Digirad Preferred Stock at the respective addresses of such holders as the same shall appear on the stock transfer records of Digirad. After payment of the full amount of the liquidation preference, plus any accumulated and unpaid dividends to which they are entitled, the holders of Digirad Preferred Stock will have no right or claim to any of Digirad’s remaining assets. If Digirad converts into or consolidates or merges with or into any other corporation, trust or entity, effect a statutory share exchange or sell, lease, transfer or convey all or substantially all of its property or business, Digirad will not be deemed to have liquidated, dissolved or wound up.

Ranking

The Digirad Preferred Stock will rank, with respect to rights to the payment of dividends and the distribution of assets upon Digirad’s liquidation, dissolution or winding up:

●	senior to all classes or series of Digirad common stock and to all other equity securities issued by Digirad other than equity securities referred to in the next two bullet points below;

●	on parity with all equity securities issued by Digirad with terms specifically providing that those equity securities rank on a parity with the Digirad Preferred Stock with respect to rights to the payment of dividends and the distribution of assets upon Digirad’s liquidation, dissolution or winding up;

●	junior to all equity securities issued by Digirad with terms specifically providing for ranking senior to the Digirad Preferred Stock with respect to rights to the payment of dividends and the distribution of assets upon Digirad’s liquidation, dissolution or winding up (please see the section entitled “Voting Rights” below); and

●	effectively junior to all of Digirad’s existing and future indebtedness (including indebtedness convertible to Digirad common stock or preferred stock) and to any indebtedness and other liabilities of (as well as any preferred equity interests held by others in) Digirad’s existing subsidiaries.

Voting Rights

Holders of the Digirad Preferred Stock will not have any voting rights, except as described below or otherwise required by law.

Whenever dividends on any shares of Digirad Preferred Stock are in arrears for six or more consecutive quarters (a “Dividend Default”), then the holders of those shares together with the holders of all other series of preferred stock equal in rank with the Digirad Preferred Stock upon which like voting rights have been conferred and are exercisable, will be entitled to vote separately as a class for the election of a total of two additional directors to Digirad’s board of directors.

The election of these directors will take place at a special meeting called upon the written request of the holders of record of at least 20% of the Digirad Preferred Stock and the holders of record of at least 20% of any class or series of preferred stock equal in rank with the Digirad Preferred Stock which like voting rights have been conferred and are exercisable (unless such request is received less than 90 days before the date fixed for the next annual or special meeting of Digirad stockholders in which case, such vote will be held at the earlier of the next annual or special meeting of Digirad stockholders) or at the next annual meeting of Digirad stockholders, and at each subsequent annual or special meeting until all dividends accumulated from past dividend periods and the then current dividend period have been paid (or declared and a sum sufficient for payment set apart). A quorum for any such meeting will exist if at least a majority of the total outstanding shares of Digirad Preferred Stock and shares of preferred stock equal in rank with the Digirad Preferred Stock entitled to like voting rights are represented in person or by proxy at that meeting. The directors elected as described above shall be elected upon the affirmative vote of a plurality of the votes cast by the holders of shares of Digirad Preferred Stock and preferred stock equal in rank with the Digirad Preferred Stock voting separately as a single class, present and voting in person or by proxy at a duly called and held meeting at which a quorum is present. If and when all accumulated dividends and the dividend for the then current dividend period on the Digirad Preferred Stock have been paid in full or declared or set apart for payment in full the holders of the Digirad Preferred Stock shall be divested of the right to elect directors and, if all dividend arrearages have been paid in full or declared and set apart for payment in full on all series of preferred stock entitled to like voting rights, the term of office of each director so elected shall terminate. Any director so elected may be removed at any time with or without cause by, and shall not be removed otherwise than by the vote of, the holders of record of a majority of the outstanding shares of the Digirad Preferred Stock having the voting rights described above, voting separately as a single class with all classes or series of preferred stock entitled to like voting rights. So long as a dividend arrearage continues, any vacancy in the office of a director elected as described above may be filled by written consent of the director elected as described above who remains in office, or if none remains in office, by a vote of the holders of record of a majority of the outstanding shares of Digirad Preferred Stock when they have the voting rights described above, voting separately as a single class with all classes or series of preferred stock entitled to like voting rights. These directors shall each be entitled to one vote per director on any matter.

If a special meeting is not called by Digirad within 30 days after request from the holders of Digirad Preferred Stock, then the holders of record of at least 20% of the outstanding Digirad Preferred Stock may designate a holder to call the meeting at the expense of Digirad and such meeting may be called by the holder so designated upon notice similar to that required for annual meetings of stockholders and shall be held at the place designated by the holder calling such meeting. Digirad shall pay all costs and expenses of calling and holding any meeting and of electing directors as described above, including, without limitation, the cost of preparing, reproducing and mailing the notice of such meeting, the cost of renting a room for such meeting to be held, and the cost of collecting and tabulating votes.

So long as any shares of Digirad Preferred Stock remain outstanding, Digirad will not, without the affirmative vote or consent of the holders of at least a majority of the shares of the Digirad Preferred Stock outstanding at the time, given in person or by proxy, either in writing or at a meeting (voting separately as a class), amend, alter or repeal the provisions of Digirad’s charter, including the articles supplementary designating the Digirad Preferred Stock, whether by merger, consolidation or otherwise, so as to materially and adversely affect any right, preference, privilege or voting power of the Digirad Preferred Stock. However, with respect to the occurrence of any event listed above, so long as the Digirad Preferred Stock remains outstanding (or shares issued by a surviving entity in substitution for the Digirad Preferred Stock) with its terms materially unchanged, taking into account that upon the occurrence of such an event, Digirad may not be the surviving entity, the occurrence of any such event shall not be deemed to materially and adversely affect such rights, preferences, privileges or voting power of holders of the Digirad Preferred Stock. In addition (i) any increase in the number of authorized shares of Digirad Preferred Stock, (ii) any increase in the number of authorized preferred stock or the creation or issuance of any other class or series of preferred stock, or (iii) any increase in the number of authorized shares of such class or series, in each case ranking equal with or junior to the Digirad Preferred Stock with respect to payment of dividends or the distribution of assets upon liquidation, dissolution or winding up, will not be deemed to materially and adversely affect such rights, preferences, privileges or voting powers.

The foregoing voting provisions will not apply if, at or prior to the time when the act with respect to which such vote would otherwise be required shall be effected, all outstanding shares of Digirad Preferred Stock shall have been redeemed or called for redemption upon proper notice and sufficient funds shall have been deposited in trust to effect such redemption.

Conversion

The Digirad Preferred Stock will not be convertible into or exchangeable for any of Digirad’s other property or securities.

Book-Entry Procedures

The Digirad Preferred Stock will only be issued in the form of global securities held in book-entry form. DTC or its nominee will be the sole registered holder of the Digirad Preferred Stock. Owners of beneficial interests in the Digirad Preferred Stock represented by the global securities will hold their interests pursuant to the procedures and practices of DTC. As a result, beneficial interests in any such securities will be shown on, and transfers will be effected only through, records maintained by DTC and its direct and indirect participants and any such interest may not be exchanged for certificated securities, except in limited circumstances. Owners of beneficial interests must exercise any rights in respect of other interests, including any right to convert or require repurchase of their interests in the Digirad Preferred Stock, in accordance with the procedures and practices of DTC. Beneficial owners will not be holders and will not be entitled to any rights provided to the holders of the Digirad Preferred Stock under the global securities or the articles supplementary. Digirad and any of Digirad’s agents may treat DTC as the sole holder and registered owner of the global securities.

DTC has advised Digirad as follows: DTC is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Uniformed Commercial Code, and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act. DTC facilitates the settlement of transactions amongst participants through electronic computerized book-entry changes in participants’ accounts, eliminating the need for physical movement of securities certificates. DTC’s participants include securities brokers and dealers, including the underwriters, banks, trust companies, clearing corporations and other organizations, some of whom and/or their representatives own DTC. Access to DTC’s book-entry system is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly.

The Digirad Preferred Stock, represented by one or more global securities, will be exchangeable for certificated securities with the same terms only if:

●	DTC is unwilling or unable to continue as depositary or if DTC ceases to be a clearing agency registered under the Exchange Act and a successor depositary is not appointed by Digirad within 90 days; or

●	Digirad decides to discontinue use of the system of book-entry transfer through DTC (or any successor depositary).

Information Rights

During any period in which Digirad is not subject to Section 13 or 15(d) of the Exchange Act and any shares of Digirad Preferred Stock are outstanding, Digirad will use its best efforts to (i) make available on its corporate investor webpage, copies of the Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q that Digirad would have been required to file with the SEC pursuant to Section 13 or 15(d) of the Exchange Act if Digirad were subject thereto (other than any exhibits that would have been required) and (ii) promptly, upon request, supply copies of such reports to any holders of Digirad Preferred Stock. Digirad will use its best effort to provide the information to the holders of the Digirad Preferred Stock within 15 days after the respective dates by which a periodic report on Form 10-K or Form 10-Q, as the case may be, in respect of such information would have been required to be filed with the SEC, if Digirad were subject to Section 13 or 15(d) of the Exchange Act, in each case, based on the dates on which Digirad would be required to file such periodic reports if Digirad were a “non-accelerated filer” within the meaning of the Exchange Act.

No Preemptive Rights

No holders of the Digirad Preferred Stock will, as holders of Digirad Preferred Stock, have any preemptive rights to purchase or subscribe for Digirad common stock or any other security.

Listing

Digirad will file an application to list the Digirad Preferred Stock on the NASDAQ Global Market under the symbol “DRADP.” If the application is approved, trading of the Digirad Preferred Stock on NASDAQ is expected to begin within two business days after the date of effectiveness of the Merger Agreement.

Global Clearance and Settlement Procedures

Initial settlement for the Digirad Preferred Stock will be made in immediately available funds. Secondary market trading among DTC’s participants occurs in the ordinary way in accordance with DTC’s rules and will be settled in immediately available funds using DTC’s Same-Day Funds Settlement System.

No Credit Rating of the Digirad Preferred Stock

The Digirad Preferred Stock has not been rated by any rating agency and Digirad does not intend to have the Digirad Preferred Stock rated by any rating agency.

Digirad’s Transfer Agent

The transfer agent for the Digirad Preferred Stock and Digirad common stock is American Stock Transfer & Trust Company. Its address is 6201 15th Avenue, Brooklyn, NY 11219, and its telephone number is (718) 921-8200

Dividend Paying Agent

American Stock Transfer & Trust Company will act as the dividend payment agent in respect of the Digirad Preferred Stock.

Certain Anti-Takeover Provisions of Digirad’s Certificate of Incorporation and By-Laws

Delaware Takeover Statute

Digirad is subject to Section 203 of the Delaware General Corporation Law. This statute regulating corporate takeovers prohibits a Delaware corporation from engaging in any business combination with any interested stockholder for three years following the date that the stockholder became an interested stockholder, unless:

●	prior to the date of the transaction, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

●	the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding (a) shares owned by persons who are directors and also officers and (b) shares owned by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

●	on or subsequent to the date of the transaction, the business combination is approved by the board and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least two-thirds of the outstanding voting stock which is not owned by the interested stockholder.

Section 203 defines a business combination to include:

●	any merger or consolidation involving the corporation and the interested stockholder;

●	any sale, transfer, pledge or other disposition involving the interested stockholder of 10% or more of the assets of the corporation;

●	subject to exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder; or

●	the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

In general, Section 203 defines an interested stockholder as any entity or person beneficially owning 15% or more of the outstanding voting stock of the corporation and any entity or person affiliated with or controlling or controlled by the entity or person.

Certificate of Incorporation and Bylaw Provisions

Provisions of Digirad’s restated certificate of incorporation and amended and restated bylaws may have the effect of making it more difficult for a third party to acquire, or discourage a third party from attempting to acquire, control of Digirad by means of a tender offer, a proxy contest or otherwise. These provisions may also make the removal of incumbent officers and directors more difficult. These provisions are intended to discourage certain types of coercive takeover practices and inadequate takeover bids and to encourage persons seeking to acquire control of Digirad to first negotiate with Digirad. These provisions could also limit the price that investors might be willing to pay in the future for shares of Digirad common stock. These provisions may make it more difficult for Digirad stockholders to take specific corporate actions and could have the effect of delaying or preventing a change in control of Digirad. The amendment of any of these anti-takeover provisions would require approval by holders of at least two-thirds of Digirad’s outstanding common stock entitled to vote.

In particular, Digirad’s restated certificate of incorporation and restated bylaws provide for the following:

No Written Consent of Stockholders

Any action to be taken by Digirad stockholders must be taken and given effect at a duly called annual or special meeting and may not be taken or given effect by written consent.

Special Meetings of Stockholders

Special meetings of Digirad stockholders may be called only by the president, chief executive officer, chairman of the Digirad board of directors, a majority of the members of the Digirad board of directors or Digirad stockholders holding not less than 20% of the total number of votes to be cast at such a meeting.

Advance Notice Requirement

Digirad stockholder proposals to be brought before an annual meeting of Digirad stockholders must comply with advance notice procedures. These advance notice procedures require timely notice and apply in several situations, including stockholder proposals relating to the nominations of persons for election to the board of directors. Generally, to be timely, notice must be received at Digirad’s principal executive offices not less than 90 days or more than 120 days prior to the first anniversary date of the annual meeting for the preceding year.

Amendment of Bylaws and Certificate of Incorporation

The approval of not less than two-thirds of the outstanding shares of Digirad capital stock entitled to vote is required to amend the provisions of Digirad’s amended and restated bylaws by stockholder action, or to amend the provisions of Digirad’s restated certificate of incorporation that are described in this section or certain other terms as specified in Digirad’s amended and restated bylaws. These provisions will make it more difficult to circumvent the anti-takeover provisions of Digirad’s restated certificate of incorporation and Digirad’s restated bylaws.

Issuance of Undesignated Preferred Stock

Digirad’s board of directors is authorized to issue, without further action by the stockholders, up to 10,000,000 shares of undesignated preferred stock (or 1,500,000 shares of undesignated preferred stock assuming completion of the Merger) with rights and preferences, including voting rights, designated from time to time by the Digirad board of directors. The existence of authorized but unissued shares of preferred stock enables Digirad’s board of directors to render more difficult or to discourage an attempt to obtain control of Digirad by means of a merger, tender offer, proxy contest or otherwise.

Protective Amendment

Digirad’s restated certificate of incorporation contains a protective provision (the “Protective Amendment”) to protect Digirad’s significant net operating losses (“NOLs”). The Protective Amendment was approved by Digirad’s stockholders at Digirad’s 2015 Annual Meeting of Stockholders held on May 1, 2015. The Protective Amendment is designed to assist Digirad in protecting the long-term value of its accumulated NOLs by limiting certain transfers of Digirad’s common stock. The Protective Amendment’s transfer restrictions generally restrict any direct or indirect transfers of the common stock if the effect would be to increase the direct or indirect ownership of the common stock by any person from less than 4.99% to 4.99% or more of the common stock, or increase the percentage of the common stock owned directly or indirectly by a person owning or deemed to own 4.99% or more of the common stock. Any direct or indirect transfer attempted in violation of the Protective Amendment will be void as of the date of the prohibited transfer as to the purported transferee. The Protective Amendment also requires any person attempting to become a holder of 4.99% or more of Digirad common stock to seek the approval of Digirad’s board of directors. This may have an unintended “anti-takeover” effect because Digirad’s board of directors may be able to prevent any future takeover. Similarly, any limits on the amount of Digirad common stock that a stockholder may own could have the effect of making it more difficult for Digirad stockholders to replace Digirad’s management. Additionally, because the Protective Amendment may have the effect of restricting a Digirad stockholder’s ability to dispose of or acquire Digirad common stock, the liquidity and market value of Digirad’s common stock might suffer.

On April 27, 2018, Digirad filed a Certificate of Amendment to its restated certificate of incorporation with the Secretary of State of the State of Delaware, which was approved by Digirad’s stockholders at its 2018 Annual Meeting. The Extended Protective Amendment effects a three-year extension to the provisions of the Protective Amendment. The Extended Protective Amendment leaves the Protective Amendment unchanged in all respects, other than to extend the expiration date from May 1, 2018 to May 1, 2021, and to make revisions necessary as a result of the enactment of Public Law 115-97 (commonly referred to as the Tax Cut and Jobs Act) on December 22, 2017.

Repurchases

Digirad has begun to repurchase shares of its outstanding common stock from time to time in market or private transactions. On October 31, 2018, Digirad’s board of directors approved a stock repurchase program that enables Digirad to repurchase up to two million shares of its common stock. Digirad believes that the program will help offset the dilutive impact of employee stock option exercises, maximize the value of Digirad common stock, and that the program reflects Digirad’s belief in its strategy and operations and its commitment to its stockholders.

Under the stock repurchase program, Digirad may purchase shares of its common stock through various means, including open market transactions in compliance with Rule 10b-18 under the Exchange Act, privately negotiated transactions, tender offers or any combination thereof. The number of shares repurchased and the timing of repurchases will depend on a number of factors, including, but not limited to, stock price, trading volume and general market conditions, along with Digirad’s working capital requirements, general business conditions and other factors. The stock repurchase program has no time limit and may be modified, suspended or terminated at any time by the Digirad board of directors. Repurchases under the stock repurchase program will be funded from Digirad’s existing cash and cash equivalents or future cash flow and equity or debt financings. As of the date of this proxy statement/prospectus, Digirad has repurchased zero shares of its common stock under the repurchase program approved in 2018.

COMPARISON OF RIGHTS OF HOLDERS OF ATRM COMMON STOCK AND ATRM PREFERRED STOCKAND HOLDERS OF DIGIRAD PREFERRED STOCK

ATRM is a Minnesota corporation subject to the provisions of the Minnesota Business Corporation Act, which is referred to in this proxy statement/prospectus as “Minnesota law.” Digirad is a Delaware corporation subject to the provisions of the Delaware General Corporation Law, which is referred to in this proxy statement/prospectus as “Delaware law.” The rights of all ATRM shareholders are currently governed by the ATRM articles of incorporation, the ATRM bylaws and Minnesota law. In addition, the rights of holders of ATRM Preferred Stock are subject to the certificate of designation of the ATRM Preferred Stock. Upon completion of the Merger, all shareholders of ATRM will become holders of Digirad Preferred Stock and their rights will be governed by the Digirad certificate of incorporation, the Certificate of Designation, the Digirad bylaws and Delaware law.

The following description summarizes material differences that may affect the rights of holders of Digirad Preferred Stock and holders of ATRM Preferred Stock and ATRM Common Stock but does not purport to be a complete statement of all those differences, or a complete description of the specific provisions referred to in this summary. The ATRM articles of incorporation, the certificate of designation of the ATRM Preferred Stock, the Digirad certificate of incorporation, the Certificate of Designation and the ATRM and Digirad bylaws are subject to amendment in accordance with their terms. Copies of the governing corporate instruments are available, without charge, to any person, including any beneficial owner to whom this document is delivered, by following the instructions listed under “Where You Can Find More Information” on page 208. In addition, the characterization of some of the differences in the rights of ATRM shareholders and Digirad Preferred Stock holders as material is not intended to indicate that other differences do not exist or are not important. Shareholders should read carefully the relevant provisions of Delaware law, Minnesota law, the Digirad certificate of incorporation, the Certificate of Designation, the Digirad bylaws, the ATRM articles of incorporation, the certificate of designation of the ATRM Preferred Stock and the ATRM bylaws. ATRM and Digirad urge you to read carefully this entire proxy statement/prospectus for a more complete understanding of the differences between the rights of holders of ATRM Preferred Stock and ATRM Common Stock and the rights of a holder of Digirad Preferred Stock.

Rights	Digirad Preferred Stock	ATRM Common Stock	ATRM Preferred Stock
Capitalization	As of July 19, 2019, Digirad had authorized 10,000,000 shares are preferred stock, of which preferred shares 8,000,000 shares are to be designated as the Digirad Preferred Stock, par value $0.0001 per share, none of which were issued or outstanding.	As of July 19, 2019, ATRM had authorized 7,500,000 shares of ATRM Common Stock, of which 2,466,219 were issued and outstanding.

As of July 19, 2019, ATRM had authorized 2,500,000 shares are preferred stock, of which preferred shares 3,000 shares were designated as Series A Junior Participating Preferred Stock, par value $0.001 per share, none of which were outstanding, and 2,000,000 shares were designated as 10.00% Series B Cumulative Preferred Stock, par value $0.001 per share, of which 615,054 shares were issued and outstanding.

Rights	Digirad Preferred Stock	ATRM Common Stock	ATRM Preferred Stock
Number, Election, Vacancy and Removal of Directors	Generally, the Digirad Preferred Stock is not entitled to vote in the election of Digirad’s directors. However, upon a Dividend Default, holders of Digirad Preferred Stock together with the holders of all other series of preferred stock equal in rank with the Digirad Preferred Stock upon which like voting rights have been conferred and are exercisable, will be entitled to vote separately as a class for the election of a total of two additional directors to Digirad’s board of directors.

The ATRM bylaws provide that ATRM shall have at least one director. ATRM currently has four directors. Each director is elected annually to serve until ATRM’s next annual meeting of shareholders and until his or her successor is duly elected and qualified.

Under Minnesota law, unless otherwise provided in a corporation’s articles of incorporation, directors are elected by a plurality of the voting power of the shares present and entitled to vote at a meeting at which a quorum is present and shareholders are entitled to cumulate their votes for the election of directors. ATRM directors are elected by a plurality of the affirmative votes cast by holders of ATRM Common Stock at ATRM’s annual meeting. The ATRM articles of incorporation provide that there shall be no cumulative voting of shares. At each annual meeting of ATRM shareholders, successors to the sitting directors whose terms expire at that annual meeting are elected by the shares of ATRM Common Stock entitled to vote.

The ATRM bylaws provide that any director may resign at any time upon written notice to ATRM. Any director may be removed at any time, with or without cause, by the affirmative vote of the holders of a majority of the voting shares entitled to elect such director.

The ATRM bylaws provide that vacancies on the ATRM board of directors may be filled by a majority vote of the directors then in office, even if the remaining directors do not constitute a quorum.

Generally, the ATRM Preferred Stock is not entitled to vote in the election of ATRM’s directors. However, upon the occurrence of four accumulated, accrued and unpaid ATRM Preferred Stock dividend payment defaults, holders of ATRM Preferred Stock together with the holders of all other series of preferred stock equal in rank with the ATRM Preferred Stock upon which like voting rights have been conferred and are exercisable, will be entitled to vote separately as a class for the election of a total of two additional directors to ATRM’s board of directors.

Rights	Digirad Preferred Stock	ATRM Common Stock	ATRM Preferred Stock
Amendments to Charter Documents

So long as any shares of Digirad Preferred Stock remain outstanding, Digirad will not, without the affirmative vote or consent of the holders of at least a majority of the shares of the Digirad Preferred Stock outstanding at the time, given in person or by proxy, either in writing or at a meeting (voting separately as a class), amend, alter or repeal the provisions of Digirad’s charter, including the articles supplementary designating the Digirad Preferred Stock, whether by merger, consolidation or otherwise, so as to materially and adversely affect any right, preference, privilege or voting power of the Digirad Preferred Stock. However, with respect to the occurrence of any event listed above, so long as the Digirad Preferred Stock remains outstanding (or shares issued by a surviving entity in substitution for the Digirad Preferred Stock) with its terms materially unchanged, taking into account that upon the occurrence of such an event, Digirad may not be the surviving entity, the occurrence of any such event shall not be deemed to materially and adversely affect such rights, preferences, privileges or voting power of holders of the Digirad Preferred Stock. In addition (i) any increase in the number of authorized shares of Digirad Preferred Stock, (ii) any increase in the number of authorized preferred stock or the creation or issuance of any other class or series of preferred stock, or (iii) any increase in the number of authorized shares of such class or series, in each case ranking equal with or junior to the Digirad Preferred Stock with respect to payment of dividends or the distribution of assets upon liquidation, dissolution or winding up, will not be deemed to materially and adversely affect such rights, preferences, privileges or voting powers.

Minnesota law permits a corporation’s board of directors to adopt amendments to the articles of incorporation relating to the registered office and the name of the corporation without the consent of the shareholders. In all other cases, Minnesota law requires that a proposal to amend a corporation’s articles of incorporation must be presented to the shareholders by a resolution (i) approved by the affirmative vote of a majority of the directors present at a duly held meeting, or (ii) proposed by a shareholder or shareholders holding at least 3% of the voting power of the shares entitled to vote. Under Minnesota law, unless the articles require a greater or larger proportion, a proposed amendment to a corporation’s articles of incorporation requires the affirmative vote of holders of the greater of (i) a majority of the voting power of the shares present and entitled to vote at a duly held meeting, or (ii) a majority of the voting power of the minimum number of the shares entitled to vote that would constitute a quorum for the transaction of business at a duly held meeting. In addition, Minnesota law provides that, if the articles prescribe a proportion or number of votes larger than the majorities described in the preceding sentence for the transaction of a specified type of business, then such larger proportion or number is necessary to amend the articles to decrease the proportion or number necessary to transact the specified type of business.

The ATRM articles of incorporation require the affirmative vote of holders of at least a majority of the outstanding shares entitled to vote for any amendment to the articles of incorporation.

So long as any shares of ATRM Preferred Stock are outstanding, the affirmative vote of the holders of at least two-thirds of the ATRM Preferred Stock together with the holders of all other series of preferred stock equal in rank with the ATRM Preferred Stock upon which like voting rights have been conferred and are exercisable, acting as a single class regardless of series, given in person or by proxy, either in writing without a meeting or by vote at any meeting called for the purpose, shall be necessary for effecting or validating:

(i) any amendment, alteration or repeal of any of the provisions of ATRM’s articles of incorporation or the ATRM Preferred Stock certificate of designation that materially and adversely affects the rights, preferences or voting power of the ATRM Preferred Stock all other series of preferred stock equal in rank with the ATRM Preferred Stock upon which like voting rights have been conferred and are exercisable; provided, however, that (A) the amendment of the provisions of the articles of incorporation so as to authorize or create, or to increase the authorized amount of, the ATRM Preferred Stock or any parity shares shall be deemed to materially and adversely affect the rights, preferences or voting power of the ATRM Preferred Stock or the all other series of preferred stock equal in rank with the ATRM Preferred Stock upon which like voting rights have been conferred and are exercisable and (B) the amendment of the provisions of the articles of incorporation so as to authorize or create, or to increase the authorized amount of any junior shares shall not be deemed to materially or adversely affect the rights, preferences or voting power of the ATRM Preferred Stock or the all other series of preferred stock equal in rank with the ATRM Preferred Stock upon which like voting rights have been conferred and are exercisable.

Rights	Digirad Preferred Stock	ATRM Common Stock	ATRM Preferred Stock

(ii) a statutory share exchange that affects the ATRM Preferred Stock, a consolidation with or merger of ATRM into another entity, or a consolidation with or merger of another entity into ATRM, unless in each such case each share of ATRM Preferred Stock (A) shall remain outstanding without a material and adverse change to its terms, voting powers, preferences and rights or (B) shall be converted into or exchanged for preferred shares of the surviving entity having preferences, voting powers, restrictions, limitations as to dividends or distributions, qualifications and terms or conditions of redemption thereof identical to that of a share of ATRM Preferred Stock (except for changes that do not materially and adversely affect the ATRM Preferred Stock);

(iii) the authorization, reclassification or creation of, or the increase in the authorized amount of, any senior shares, other parity shares or any security convertible into or exchangeable for senior shares or other parity shares; or

(iv) an increase to the size of the ATRM board of directors above five directors other than as set forth in the certificate of designation of the ATRM Preferred Stock.

Amendments to Bylaws	The Digirad Preferred Stock is not entitled to amend Digirad’s bylaws.

The ATRM bylaws provide that the bylaws may be altered, amended or rescinded by the ATRM board of directors, subject to the power of the shareholders as permitted by Minnesota law. Under Minnesota law, pursuant to a resolution proposed by a shareholder or shareholders holding at least 3% of the voting power of the shares entitled to vote, ATRM Common Stock holders may adopt, repeal, or amend any bylaw adopted, repealed, or amended by the board. Such shareholder action requires the affirmative vote of holders of the greater of (i) a majority of the voting power of the shares present and entitled to vote at a duly held meeting, or (ii) a majority of the voting power of the minimum number of the shares entitled to vote that would constitute a quorum for the transaction of business at a duly held meeting. However, under Minnesota law, the ATRM board of directors is prohibited from adopting, amending, or repealing any bylaw fixing a quorum for meetings of shareholders, prescribing procedures for removing directors or filling vacancies in the board, or fixing the number of directors or their classifications, qualifications or terms of office.

The ATRM Preferred Stock is not entitled to amend ATRM’s bylaws.

Rights	Digirad Preferred Stock	ATRM Common Stock	ATRM Preferred Stock
Action by Written Consent

Under Delaware law, unless otherwise provided in the certificate of incorporation, any action required or permitted to be taken at a meeting of stockholders may be taken without a meeting, without prior notice and without a vote, upon the written consent of stockholders who would have been entitled to cast the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted. The Digirad certificate of incorporation provides that any action to be taken by Digirad stockholders must be taken and given effect at a duly called annual or special meeting and may not be taken or given effect by written consent.

		Under Minnesota law, any action required or permitted to be taken at a meeting of the shareholders may be taken without a meeting by a written action signed or consented to by all of the shareholders entitled to vote on that action. The articles of incorporation and bylaws of ATRM do not restrict or modify the right of the shareholders to take action by written consent.	See “Action by Written Consent” under ATRM Common Stock to the left.

Rights	Digirad Preferred Stock	ATRM Common Stock	ATRM Preferred Stock
Notice of Stockholder/ Shareholder Actions

Delaware law and the Digirad bylaws provide that written notice of the time, place and purpose or purposes of any annual or special meeting of stockholders must be given not less than 10 days and not more than 60 days before the date of the meeting to each stockholder entitled to vote at the meeting. The Digirad bylaws further provide that the only matters, including election of directors, that may be considered and acted upon at an annual meeting of stockholders are those matters properly brought before the meeting.

Generally, the Digirad bylaws require a stockholder who intends to bring matters, including election of directors, before an annual meeting to provide advance notice of such intended action not less than 120 days prior to the first anniversary of the date of the proxy statement relating to the prior year’s annual meeting of stockholders. The notice must contain, among other things, a brief description of the business desired to be brought before the meeting and must identify any material interest of the stockholder in such proposed business. The person presiding at the meeting is required by the bylaws to refuse to permit any business proposed by a stockholder to be brought before the meeting without compliance with these procedures.

The ATRM bylaws provide that written notice of any annual or special meeting of shareholders must be given not less than 5 days and not more than 60 days before the date of the meeting to each shareholder entitled to vote at the meeting. Under Minnesota law, written notice of a meeting at which a plan of merger or exchange is to be considered must be provided to all shareholders, whether or not entitled to vote thereon, at least 14 days prior to the meeting. Written notice of a shareholder meeting must contain the date, time, and place of the meeting and, with respect to a special meeting of the shareholders, the purpose for which the special meeting has been called. Pursuant to Minnesota law and the ATRM bylaws, any business appropriate for action by the shareholders may be transacted at a regular meeting, but the business transacted at a special meeting of the shareholders is limited to the purposes stated in the notice of the meeting.

See “Notice of Stockholder/ Shareholder Actions” under ATRM Common Stock to the left.

Rights	Digirad Preferred Stock	ATRM Common Stock	ATRM Preferred Stock
Calling of Special Stockholder/ Shareholder Meetings

Upon a Dividend Default, a special meeting may be called upon the written request of the holders of record of at least 20% of the Digirad Preferred Stock and the holders of record of at least 20% of any class or series of preferred stock equal in rank with the Digirad Preferred Stock which like voting rights have been conferred and are exercisable (unless such request is received less than 90 days before the date fixed for the next annual or special meeting of Digirad stockholders in which case, such vote will be held at the earlier of the next annual or special meeting of Digirad stockholders) or at the next annual meeting of Digirad stockholders, and at each subsequent annual or special meeting until all dividends accumulated from past dividend periods and the then current dividend period have been paid (or declared and a sum sufficient for payment set apart).

If a special meeting is not called by Digirad within 30 days after request from the holders of Digirad Preferred Stock, then the holders of record of at least 20% of the outstanding Digirad Preferred Stock may designate a holder to call the meeting at the expense of Digirad and such meeting may be called by the holder so designated upon notice similar to that required for annual meetings of stockholders and shall be held at the place designated by the holder calling such meeting.

		Under Minnesota law and the ATRM bylaws, a special meeting of the shareholders may be called by the Chief Executive Officer, the Chief Financial Officer, the board or any two or more members of the board, or by one or more shareholders holding at least 10% of the voting power of the shares entitled to vote, provided that a special meeting for the purpose of considering any action to directly or indirectly facilitate or effect a business combination, including any action to change or otherwise affect the composition of the board for that purpose, must be called by one or more shareholders holding at least 25% of the voting power of the shares entitled to vote.	Upon the occurrence of four accumulated, accrued and unpaid dividend payment defaults, ATRM’s corporate secretary may, and upon the written request of any holder of ATRM Preferred Stock (addressed to the secretary at the principal office ATRM) shall, call a special meeting of the holders of the ATRM Preferred Stock for the election of the two directors to be elected by them to the ATRM board of directors, such call to be made by notice similar to that provided in the Bylaws of ATRM for a special meeting of the shareholders or as otherwise required by Minnesota law. If any such special meeting required to be called as above provided shall not be called by the secretary within 60 days after receipt of any such request, then any holder of ATRM Preferred Stock may call such meeting, upon the notice above provided, and for that purpose shall have access to the share records of ATRM for the ATRM Preferred Stock.
Stockholder/ Shareholder Inspection Rights	Under Delaware law, a record or beneficial stockholder of a corporation has the right, for any proper purpose and upon written demand under oath stating the purpose for such demand, to inspect and make copies and extracts from the corporation’s stock ledger, a list of its stockholders, and its other books and records. A proper purpose is any purpose reasonably related to such person’s interest as a stockholder.

Under Minnesota law, a shareholder, beneficial owner of shares, or holder of a voting trust certificate of a publicly held corporation has the right, for any proper purpose and upon written demand under oath stating the purpose for such demand, at any reasonable time to examine and copy the corporation’s share register and other corporate records reasonably related to the person’s stated purpose. A proper purpose is a purpose reasonably related to the person’s interest as a shareholder, beneficial owner, or holder of a voting trust certificate of the corporation.

See “Stockholder/ Shareholder Inspection Rights” under ATRM Common Stock to the left.

Rights	Digirad Preferred Stock	ATRM Common Stock	ATRM Preferred Stock
Limitation of Personal Liability and Indemnification of Directors and Officers

Under Delaware law, a corporation may indemnify any directors, officers, employees and agents of the corporation against expenses and, except in the case of an action by or in the right of the corporation, liabilities actually and reasonably incurred by such person in connection with any action, suit or proceeding involving such person by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, provided that (i) such person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal proceeding, such person had no reasonable cause to believe his conduct was unlawful and (ii) in the case of an action by or in the right of the corporation, no indemnification of expenses may be made in respect of any matter as to which such person is adjudged liable to the corporation unless and only to the extent such indemnification is approved by a court. Delaware law mandates such indemnification of expenses to the extent that a present or former director or officer of the corporation has been successful in defense of any proceeding described above, and permits advancement of expenses to a director or officer if the corporation receives an undertaking that the amount advanced will be repaid if it is determined that such person is not entitled to indemnification. Delaware law also provides that the permitted indemnifications described above are not exclusive.

Delaware law permits a corporation to include in its certificate of incorporation a provision eliminating or limiting the personal liability of a director of a corporation to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provision shall not eliminate or limit the liability of a director (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for acts relating to unlawful payment of a dividend or an unlawful stock purchase or redemption or (iv) for any transaction from which the director derived an improper personal benefit.

Unless modified by the articles of incorporation, bylaws, or a shareholder control agreement, Minnesota law requires that a corporation must indemnify a present or former director, officer, or employee who is made or threatened to be made a party to a proceeding by reason of the former or present official capacity of the director, officer, or employee, against judgments, penalties, fines, and reasonable expenses, provided that such person: (i) has not been indemnified by another party for the same judgments, penalties, fines, and expenses, (ii) acted in good faith, (iii) did not receive an improper personal benefit and certain statutory provisions relating to conflicts of interest have been followed, if applicable, (iv) in the case of a criminal proceeding, had no reasonable cause to believe the conduct was unlawful, and (v) reasonably believed that the conduct was in the best interests, or, in certain circumstances, not opposed to the best interests, of the corporation. Minnesota law requires that expenses be advanced to present and former directors, officers, and employees in advance of final disposition of proceedings against them if they affirm in writing that the statutory criteria for indemnification are satisfied and undertake to repay the amounts advanced if it is ultimately determined that the statutory criteria for indemnification are not satisfied, provided that the expenses can be advanced only if the board of directors (if a majority of directors are disinterested), a disinterested committee of the board of directors, special legal counsel, or the shareholders determine that the facts then known would not preclude indemnification under Minnesota law.

Minnesota law permits a corporation to include in its articles of incorporation a provision eliminating or limiting the personal liability of a director to the corporation or its shareholders for monetary damages for breach of fiduciary duty as a director, provided that such provision shall not eliminate or limit the liability of a director (i) for any breach of the duty of loyalty to the corporation or its shareholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for acts relating to unlawful payment of a dividend or distribution or an unlawful stock purchase or redemption, (iv) for certain violations of the Minnesota securities laws, (v) for any transaction from which the director derived an improper personal benefit, and (vi) for any act or omission occurring before the date when the provision in the articles of incorporation eliminating or limiting liability became effective.

See “Limitation of Personal Liability and Indemnification of Directors and Officers” under ATRM Common Stock to the left.

Rights	Digirad Preferred Stock	ATRM Common Stock	ATRM Preferred Stock

The Digirad certificate of incorporation provides that, to the fullest extent permitted by Delaware law and except as otherwise provided in the Digirad bylaws, none of Digirad’s directors will be liable to Digirad or its stockholders for monetary damages for a breach of fiduciary duty. In addition, the Digirad certificate of incorporation permits indemnification of (and advancement of expenses to) agents of Digirad with respect to actions for breach of duty to Digirad, its stockholders and others. The Digirad bylaws provide that such indemnification must be provided to directors and executive officers of Digirad. Further, the Digirad bylaws provide that Digirad may purchase and maintain insurance on Digirad’s own behalf and on behalf of any other person who is permitted or required to be indemnified under Digirad’s bylaws.

The ATRM articles of incorporation provide that, to the fullest extent permitted by Minnesota law, directors of ATRM will not be liable to ATRM or its shareholders for monetary damages for a breach of fiduciary duty.

Rights	Digirad Preferred Stock	ATRM Common Stock	ATRM Preferred Stock
Dividends

Under Delaware law, subject to certain limitations, the board of directors of a corporation may declare and pay dividends to the corporation’s stockholders either out of surplus (generally net assets in excess of capital) or, if there is no surplus, out of its net profits for the fiscal year in which the dividend is declared and/or the preceding fiscal year.

Holders of shares of the Digirad Preferred Stock will be entitled to receive, when, as and if, authorized by Digirad’s board of directors (or a duly authorized committee of Digirad board of directors) and declared by Digirad, out of funds legally available for the payment of quarterly dividends, preferential cumulative cash dividends at the rate of 10.0% per annum of the liquidation preference of $10.00 per share (equivalent to a fixed annual amount of $1.00 per share).

Under Minnesota law, a corporation may make a distribution (which includes the payment of a dividend or the repurchase of its shares) only if, after making the distribution, the corporation will be able to pay its debts in the ordinary course of business. In addition, a distribution to a particular class or series of shares may only be made if the distribution does not reduce the remaining net assets of the corporation below the aggregate preferential amount payable in the event of a liquidation to holders of shares having preferential rights.

The ATRM bylaws provide that the board of directors has the authority to declare dividends and other distributions to the extent permitted by law.

Under Minnesota law, a corporation may make a distribution (which includes the payment of a dividend or the repurchase of its shares) only if, after making the distribution, the corporation will be able to pay its debts in the ordinary course of business. In addition, a distribution to a particular class or series of shares may only be made if the distribution does not reduce the remaining net assets of the corporation below the aggregate preferential amount payable in the event of a liquidation to holders of shares having preferential rights.

Holders of ATRM Preferred Stock are entitled to receive, when, as and if declared by the ATRM board of directors, cumulative preferential dividends, payable quarterly in cash at a rate per annum equal to 10.0% multiplied by the stated value; provided that ATRM may pay dividends in-kind through the issuance of additional shares of ATRM Preferred Stock at a rate per annum equal to 12.0% multiplied by the stated value, at the sole option of ATRM, for up to four quarterly dividend periods in any consecutive 36-month period (determined on a rolling basis).

Redemption; Special Redemption

Digirad may not redeem the Digirad Preferred Stock prior to the fifth anniversary of the effective date of the Merger. Commencing on the fifth anniversary of the effective date of the Merger, Digirad may redeem, at its option, the Digirad Preferred Stock, in whole or in part, at a cash redemption price equal to $10.00 per share, plus any accumulated and unpaid dividends to, but not including, the redemption date.

ATRM Common Stock does not have any right to redemption. ATRM has no obligation to redeem or repurchase ATRM Common Stock, but ATRM may repurchase ATRM Common Stock at its discretion, subject to applicable securities laws.

ATRM Preferred Stock does not have any right to redemption. ATRM has no obligation to redeem or repurchase ATRM Preferred Stock, but ATRM may repurchase ATRM Preferred Stock at its discretion and upon the agreement of holders of at least two-thirds of the ATRM Preferred Stock, subject to applicable securities laws.

Rights	Digirad Preferred Stock	ATRM Common Stock	ATRM Preferred Stock

Prior to the fifth anniversary of the effective date of the Merger, upon the occurrence of a Change of Control Triggering Event, holders of the Digirad Preferred Stock may require Digirad to redeem the Digirad Preferred Stock at a specified price.

The Digirad Preferred Stock will not be subject to any sinking fund for redemption.

Liquidation Preference

If Digirad liquidates, dissolves or winds up, holders of the Digirad Preferred Stock will have the right to receive $10.00 per share, plus any accumulated and unpaid dividends to, but not including, the date of payment, before any payment is made to the holders of Digirad common stock.

ATRM Common Stock does not have a liquidation preference.

If ATRM liquidates, dissolves or winds up, holders of the ATRM Preferred Stock will have the right to receive $25.00 per share, plus any accumulated and unpaid dividends to, but not including, the date of payment, before any payment is made to the holders of ATRM Common Stock.

Ranking

The Digirad Preferred Stock will rank, with respect to rights to the payment of dividends and the distribution of assets upon Digirad’s liquidation, dissolution or winding up, (a) senior to all classes or series of Digirad common stock and to all other equity securities issued by Digirad other than equity securities referred to in clauses (b) and (c); (b) on a parity with all equity securities issued by Digirad with terms specifically providing that those equity securities rank on a parity with the Digirad Preferred Stock with respect to rights to the payment of dividends and the distribution of assets upon Digirad’s liquidation, dissolution or winding up; (c) junior to all equity securities issued by Digirad with terms specifically providing that those equity securities rank senior to the Digirad Preferred Stock with respect to rights to the payment of dividends and the distribution of assets upon our liquidation, dissolution or winding up; and (d) effectively junior to all of Digirad’s existing and future indebtedness (including any potential future indebtedness that may be convertible into Digirad common stock or preferred stock) and to the indebtedness and other liabilities of (as well as any preferred equity interests held by others in) Digirad’s existing subsidiaries and any future subsidiaries.

The ATRM Common Stock ranks junior to the ATRM Preferred Stock with respect to rights to the payment of dividends and the distribution of assets upon ATRM’s liquidation, dissolution or winding up.

The ATRM Preferred Stock ranks, with respect to rights to the payment of dividends and the distribution of assets upon ATRM’s liquidation, dissolution or winding up, (a) senior to all classes or series of ATRM common stock and to all other equity securities issued by ATRM other than equity securities referred to in clauses (b) and (c); (b) on a parity with all equity securities issued by ATRM with terms specifically providing that those equity securities rank on a parity with the ATRM Preferred Stock with respect to rights to the payment of dividends and the distribution of assets upon ATRM’s liquidation, dissolution or winding up; (c) junior to all equity securities issued by ATRM with terms specifically providing that those equity securities rank senior to the ATRM Preferred Stock with respect to rights to the payment of dividends and the distribution of assets upon our liquidation, dissolution or winding up; and (d) effectively junior to all of ATRM’s existing and future indebtedness (including any potential future indebtedness that may be convertible into ATRM common stock or preferred stock) and to the indebtedness and other liabilities of (as well as any preferred equity interests held by others in) ATRM’s existing subsidiaries and any future subsidiaries.

Rights	Digirad Preferred Stock	ATRM Common Stock	ATRM Preferred Stock
Conversion; Preemptive Rights

Holders of Digirad Preferred Stock have (i) no rights to convert their shares into any other securities, and (ii) no preemptive rights to subscribe for any additional securities which may be issued by Digirad.

Holders of ATRM Common Stock have (i) no rights to convert their shares into any other securities, and (ii) no preemptive rights to subscribe for any additional securities which may be issued by ATRM.

Holders of ATRM Preferred Stock have (i) no rights to convert their shares into any other securities, and (ii) no preemptive rights to subscribe for any additional securities which may be issued by ATRM.

Rights	Digirad Preferred Stock	ATRM Common Stock	ATRM Preferred Stock
Voting Rights; Required Vote for Authorization of Certain Actions

So long as any shares of Digirad Preferred Stock remain outstanding, Digirad will not, without the affirmative vote or consent of the holders of at least a majority of the shares of the Digirad Preferred Stock outstanding at the time, given in person or by proxy, either in writing or at a meeting (voting separately as a class), amend, alter or repeal the provisions of Digirad’s charter, including the articles supplementary designating the Digirad Preferred Stock, whether by merger, consolidation or otherwise, so as to materially and adversely affect any right, preference, privilege or voting power of the Digirad Preferred Stock. However, with respect to the occurrence of any event listed above, so long as the Digirad Preferred Stock remains outstanding (or shares issued by a surviving entity in substitution for the Digirad Preferred Stock) with its terms materially unchanged, taking into account that upon the occurrence of such an event, Digirad may not be the surviving entity, the occurrence of any such event shall not be deemed to materially and adversely affect such rights, preferences, privileges or voting power of holders of the Digirad Preferred Stock. In addition (i) any increase in the number of authorized shares of Digirad Preferred Stock, (ii) any increase in the number of authorized preferred stock or the creation or issuance of any other class or series of preferred stock, or (iii) any increase in the number of authorized shares of such class or series, in each case ranking equal with or junior to the Digirad Preferred Stock with respect to payment of dividends or the distribution of assets upon liquidation, dissolution or winding up, will not be deemed to materially and adversely affect such rights, preferences, privileges or voting powers.

In addition, Digirad is subject to Section 203 of Delaware law (“Section 203”), which, subject to certain exceptions, prohibits a Delaware corporation from engaging in any “business combination” with an “interested stockholder” for a period of three years following the time that such stockholder became an interested stockholder, unless:

prior to the time that such stockholder became an interested stockholder, the board of directors of the corporation approves either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;

Each holder of ATRM common stock is entitled to one vote for each share held of record.

Under Minnesota law, the consummation of a merger or consolidation generally requires the approval of the board of directors of the corporation which desires to merge or consolidate and requires that the agreement and plan of merger be adopted by the affirmative vote of a majority of the shares of the corporation entitled to vote thereon at an annual or special meeting held for the purpose of acting on the agreement. However, no such approval and vote by the shareholders are required if the corporation will be the surviving corporation and:

the articles of the corporation will not be amended in the transaction;

each holder of shares of the corporation that were outstanding immediately prior to the transaction will hold the same number of shares with identical rights immediately after the transaction;

the voting power of the outstanding shares of the corporation entitled to vote immediately after the transaction (including shares issuable upon the conversion of securities issued in the transaction and shares issuable upon the exercise of rights to purchase issued in the transaction) will not exceed the voting power of the outstanding shares of the corporation entitled to vote immediately prior to the transaction by more than 20%; and

the number of shares of the corporation entitled to participate without limitation in distributions by the corporation (“participating shares”) immediately after the transaction (including shares issuable upon the conversion of securities issued in the transaction and shares issuable upon the exercise of rights to purchase issued in the transaction) will not exceed the number of participating shares of the corporation immediately prior to the transaction by more than 20%.

Under Minnesota law, a sale of all or substantially all of a corporation’s assets not in the ordinary course of business requires the approval of the corporation’s board of directors and the affirmative vote of a majority of the shares entitled to vote at a regular or special meeting of the shareholders held for the purpose of considering the sale of substantially all of the corporation’s assets. Shareholder approval is not required, however, if the corporation will retain a substantial business activity after the sale, defined under Minnesota law to mean business activity representing at least 25% of the corporation’s total assets and income from operations for the prior fiscal year, on a consolidated basis.

So long as any shares of ATRM Preferred Stock are outstanding, the affirmative vote of the holders of at least two-thirds of the ATRM Preferred Stock and any other preferred stock with similar rights at the time outstanding, acting as a single class regardless of series, given in person or by proxy, either in writing without a meeting or by vote at any meeting called for the purpose, shall be necessary for effecting or validating: (i) Any amendment, alteration or repeal of any of the provisions of the ATRM Articles of Incorporation or ATRM Preferred Stock statement of designation that materially and adversely affects the rights, preferences or voting power of the ATRM Preferred Stock or any other preferred stock with similar rights; provided, however, that (A) the amendment of the provisions of the Articles of Incorporation so as to authorize or create, or to increase the authorized amount of, the ATRM Preferred Stock or any other preferred stock with similar rights shall be deemed to materially and adversely affect the rights, preferences or voting power of the ATRM Preferred Stock or any other preferred stock with similar rights and (B) the amendment of the provisions of the Articles of Incorporation so as to authorize or create, or to increase the authorized amount of any junior shares shall not be deemed to materially or adversely affect the rights, preferences or voting power of the ATRM Preferred Stock or any other preferred stock with similar rights; (ii) A statutory share exchange that affects the ATRM Preferred Stock, a consolidation with or merger of ATRM into another entity, or a consolidation with or merger of another entity into ATRM, unless in each such case each share of ATRM Preferred Stock (A) shall remain outstanding without a material and adverse change to its terms, voting powers, preferences and rights or (B) shall be converted into or exchanged for preferred shares of the surviving entity having preferences, voting powers, restrictions, limitations as to dividends or distributions, qualifications and terms or conditions of redemption thereof identical to that of a share of ATRM Preferred Stock (except for changes that do not materially and adversely affect the ATRM Preferred Stock); (iii) The authorization, reclassification or creation of, or the increase in the authorized amount of, any senior shares, other parity shares or any security convertible into or exchangeable for senior shares or other parity shares; or (iv) an increase to the size of the ATRM board of directors above five directors other than as provided for by the terms of the ATRM Preferred Stock.

Rights	Digirad Preferred Stock	ATRM Common Stock	ATRM Preferred Stock

upon the closing of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding those shares owned (i) by persons who are directors and also officers and (ii) by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

at or subsequent to the time that such stockholder became an interested stockholder, the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 2/3 of the outstanding voting stock that is not owned by the interested stockholder.

Subject to certain exceptions, an “interested stockholder” is a person or group who or which owns 15% or more of the corporation’s outstanding voting stock (including any rights to acquire stock pursuant to an option, warrant, agreement, arrangement or understanding, or upon the exercise of conversion or exchange rights, and stock with respect to which the person has voting rights only), or is an affiliate or associate of the corporation and was the owner of 15% or more of such voting stock at any time within the previous 3 years. In general, Section 203 defines a “business combination” to include:

any merger or consolidation involving the corporation and the interested stockholder;

In addition, Section 302A.673 of Minnesota law provides that neither an issuing public corporation nor any of its subsidiaries may engage in a business combination with any interested shareholder (or any affiliate of any interested shareholder) for a period of four years following the date the interested shareholder became an interested shareholder (“share acquisition date”), unless (i) the business combination is approved by a majority of a committee of disinterested directors, or (ii) the acquisition of shares by the interested shareholder on the share acquisition date was approved prior to such acquisition by a majority of a committee of disinterested directors. Subject to certain exceptions, an “interested shareholder” for purposes of Section 302A.673 is a person who, directly or indirectly, owns 10% or more of the corporation’s outstanding shares entitled to vote, or is an affiliate or associate of the corporation and was the owner of 10% or more of the corporation’s outstanding shares entitled to vote at any time within the previous four years. In general, a “business combination” for purposes of Section 302A.673 includes:

subject to certain exceptions, any merger or exchange of shares of an issuing public corporation or any of its subsidiaries with an interested shareholder or an affiliate or associate of an interested shareholder;

Each share of ATRM Preferred Stock has one vote per share, except that when any other series of preferred stock with similar rights as the ATRM Preferred Stock shall have the right to vote with the ATRM Preferred Stock as a single class on any matter, then the ATRM Preferred Stock and such other series shall have with respect to such matters such number of votes equal to the stated liquidation preference thereof divided by the stated value thereof.

Rights	Digirad Preferred Stock	ATRM Common Stock	ATRM Preferred Stock

any sale, lease, exchange, mortgage, pledge, transfer or other disposition to or with the interested stockholder of assets of the corporation having an aggregate market value equal to 10% or more of either the aggregate market value of all the assets of the corporation determined on a consolidated basis or the aggregate market value of all the outstanding stock of the corporation;

subject to certain exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;

any transaction involving the corporation that has the effect of increasing the proportionate share of the stock of any class or series of the corporation beneficially owned by the interested stockholder; or

the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

any sale, lease, exchange, mortgage, pledge, transfer, or other disposition of assets of an issuing public corporation not in the ordinary course of business to any interested shareholder or any affiliate or associate of any interested shareholder if such assets (i) have an aggregate market value equal to 10% or more of the aggregate market value of all assets of the corporation or all outstanding shares of the corporation, or (ii) represent 10% or more of the earning power or net income of the issuing public corporation;

any issuance or transfer to an interested shareholder or an affiliate or associate of an interested shareholder by an issuing public corporation or any of its subsidiaries of shares or other ownership interests in the issuing public corporation or any of its subsidiaries having an aggregate market value equal to 5% or more of the aggregate market value of all of the outstanding shares of the issuing public corporation;

any dissolution, liquidation, or reincorporation pursuant to a plan proposed by, on behalf of, or pursuant to an agreement or arrangement with an interested shareholder or any affiliate or associate of an interested shareholder;

any transaction involving an issuing public corporation that has the effect of increasing the proportionate share of the stock of any class or series of the corporation entitled to vote that is beneficially owned by an interested shareholder or any affiliate or associate of an interested shareholder; or

Rights	Digirad Preferred Stock	ATRM Common Stock	ATRM Preferred Stock

A Delaware corporation may “opt out” of Section 203 with an express provision in its original certificate of incorporation or an express provision in its certificate of incorporation or bylaws resulting from a stockholders’ amendment approved by at least a majority of the outstanding voting shares. Digirad has not “opted out” of this provision.

the receipt by an interested shareholder or any affiliate or associate of an interested shareholder of the benefit (except proportionately as a shareholder of the issuing public corporation) of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

A Minnesota corporation may “opt out” of Section 302A.673 with an express provision in its articles of incorporation or bylaws approved by the shareholders of an issuing public corporation. ATRM has not “opted out” of Section 302A.673.

Other Statutes Affecting Corporate Control	Delaware law generally does not include any anti-takeover laws other than Section 203, discussed above.

Control Share Acquisitions. Unless otherwise provided in a corporation’s articles or in bylaws approved by the shareholders of an issuing public corporation, Section 302A.671 of Minnesota law imposes restrictions and conditions on acquisitions of securities that constitute “control share acquisitions,” which are generally defined (subject to a number of exceptions) as acquisitions of shares by an person that will cause the acquiring person’s ownership of shares entitled to vote on the election of directors to meet or exceed 20%, 33 1/3%, or 50%. Minnesota law requires the acquiring person in a control share acquisition to provide the corporation with an information statement containing information regarding the identity and background of the acquiring person, the shares of the corporation’s capital stock currently owned by the acquiring person, the terms of the control share acquisition, future plans or proposals regarding material changes in the business, corporate structure, management, or personnel of the corporation, and related information. Section 302A.671 strips shares acquired in a control share acquisition of their voting rights until such time as the shares are transferred by the acquiring person in the control share acquisition to an unaffiliated third party, unless voting rights are specifically granted to such shares at a meeting of the shareholders by the affirmative vote of a majority of all shares entitled to vote and a majority of all shares excluding interested shares. If the acquiring person fails to deliver an information statement, or if the acquiring person delivers an information statement but the shareholders of the corporation do not vote to grant the shares acquired in the control share acquisition voting rights, then, unless otherwise expressly provided in the corporation’s articles or in bylaws approved by the shareholders of an issuing public corporation, the corporation has the right to redeem all of the shares acquired in the control share acquisition at a redemption price equal to the fair market value of the shares at the time the corporation calls for redemption. The corporation must exercise its right to call the shares for redemption within 30 days of the failure of the acquiring person to deliver an information statement or the failure of the corporation’s shareholders to grant voting rights to the shares acquired in the control share acquisition.

See “Other Statutes Affecting Corporate Control” under ATRM Common Stock to the left.

Rights	Digirad Preferred Stock	ATRM Common Stock	ATRM Preferred Stock

Fair Price. Under Section 302A.675 of Minnesota law, an offeror may not acquire shares of a publicly held corporation by any means within two years following the last purchase of shares pursuant to a takeover offer with respect to that class of shares, unless (i) the selling shareholders are afforded a reasonable opportunity to dispose of the shares to the offeror upon substantially equivalent terms as were provided in the earlier takeover offer, or (ii) the acquisition by the offeror is approved by a committee of disinterested directors. Subject to certain exceptions, Minnesota law defines a “takeover offer” for purposes of Section 302A.675 as an offer to acquire shares of an issuing public corporation from a shareholder pursuant to a tender offer or request or invitation for tenders if, after the acquisition of all shares acquired pursuant to the offer, the offeror’s direct or indirect ownership of any class or series of shares would be increased (i) to more than 10%, in the event the offeror owned less than 10% of such series or class prior to the offer, or (ii) by more than 10%, in the event the offeror owned 10% or more of such series or class prior to the offer.

Rights	Digirad Preferred Stock	ATRM Common Stock	ATRM Preferred Stock

Limitation on Redemption of Shares. Section 302A.553 of Minnesota law provides that a public corporation may not directly or indirectly agree to purchase or redeem shares entitled to vote from a person or group of persons who beneficially own more than 5% of the shares entitled to vote if such shares have been owned by such person or group of persons for less than two years unless (i) the purchase or agreement to purchase is approved at a meeting of the shareholders by shareholders holding a majority of all shares entitled to vote, or (ii) the corporation makes an offer of at least equal value per share to all holders of the class or series and all holders of securities convertible into such class or series. Section 302A.553 does not apply to redemptions by the corporation in connection with a control share acquisition with respect to which the shareholders did not grant voting rights to the control shares or the acquiring person failed to provide an information statement.

Director Fiduciary Duties. Minnesota law provides that a director may, in considering the best interests of the corporation (including in the context of a takeover offer or business combination), consider the interests of other constituencies apart from the shareholders, such as the corporation’s employees, customers, suppliers, and creditors, the interests of the state and national economies, community and societal considerations, and the long-term and short-term interests of shareholders, and may also consider the possibility that the foregoing interests may be best served by the continued independence of the corporation.

Rights	Digirad Preferred Stock	ATRM Common Stock	ATRM Preferred Stock
Information Rights	During any period in which Digirad is not subject to Section 13 or 15(d) of the Exchange Act and any shares of Digirad Preferred Stock are outstanding, Digirad shall (a) transmit by mail to all holders of Digirad Preferred Stock, as their names and addresses appear in Digirad’s record books and without cost to such holders, copies of the annual reports and quarterly reports that Digirad would have been required to file with the SEC pursuant to Section 13 or 15(d) of the Exchange Act if Digirad was subject to such sections (other than any exhibits that would have been required); and (b) promptly upon written request, supply copies of such reports to any prospective holder of Digirad Preferred Stock. Digirad shall mail the reports to the holders of Digirad Preferred Stock within 15 days after the respective dates by which Digirad would have been required to file the reports with the SEC if Digirad were then subject to Section 13 or 15(d) of the Exchange Act, assuming Digirad is a “non-accelerated filer” in accordance with the Exchange Act.	Under Minnesota law, a shareholder, beneficial owner, or a holder of a voting trust certificate of a publicly held corporation has, upon written demand stating a proper purpose, a right at any reasonable time to examine and copy the corporation’s share register and other corporate records reasonably related to the stated purpose and described with reasonable particularity in the written demand upon demonstrating the stated purpose to be a proper purpose. The acknowledged or verified demand must be directed to the corporation at its registered office in this state or at its principal place of business.

During any period in which ATRM is not subject to Section 13 or 15(d) of the Exchange Act and any shares of ATRM Preferred Stock are outstanding, ATRM shall (a) transmit by mail to all holders of ATRM Preferred Stock, as their names and addresses appear in ATRM’s record books and without cost to such holders, copies of the annual reports and quarterly reports that ATRM would have been required to file with the SEC pursuant to Section 13 or 15(d) of the Exchange Act if ATRM was subject to such sections (other than any exhibits that would have been required); and (b) promptly upon written request, supply copies of such reports to any prospective holder of ATRM Preferred Stock. ATRM shall mail the reports to the holders of ATRM Preferred Stock within 15 days after the respective dates by which ATRM would have been required to file the reports with the SEC if ATRM were then subject to Section 13 or 15(d) of the Exchange Act, assuming ATRM is a “non-accelerated filer” in accordance with the Exchange Act.

Rights	Digirad Preferred Stock	ATRM Common Stock	ATRM Preferred Stock
Appraisal Rights and Dissenters’ Rights

Under Delaware law, stockholders have the right to dissent from any plan of merger or consolidation to which the corporation is a party, and to demand payment for the fair value of their shares pursuant to, and in compliance with procedures set forth in, the “appraisal rights” provisions of Delaware law. However, unless the certificate of incorporation otherwise provides, Delaware law states that stockholders do not have such appraisal rights in connection with a merger or consolidation with respect to shares: (i) listed on a national securities exchange or held of record by more than 2,000 holders; and (ii) for which, pursuant to the plan of merger or consolidation, stockholders will receive only (a) shares or depository receipts of another corporation which at the effective date of the merger or consolidation will be either listed on a national securities exchange or held of record by more than 2,000 holders, (b) shares of stock or depositary receipts of the surviving corporation in the merger or consolidation, (c) cash in lieu of fractional shares or (d) any combination of the foregoing.

In addition, Delaware law provides that, unless the certificate of incorporation provides otherwise, stockholders of a surviving corporation do not have appraisal rights in connection with a plan of merger if the merger did not require for its approval the vote of the surviving corporation’s stockholders. Neither the Digirad certificate of incorporation nor the Certificate of Designation contains any provisions with respect to appraisal rights.

Under Minnesota law, shareholders have the right to dissent from certain corporate actions and to demand payment for the fair value of their shares pursuant to and in compliance with procedures set forth in the “appraisal rights” provisions of Minnesota law. Generally, the categories of corporate actions that give rise to dissenters’ rights include (i) amendments of the articles of incorporation that materially and adversely affect the rights and preferences of the shares of dissenting shareholders in certain respects, (ii) a sale or transfer of all or substantially all of the assets of the corporation, (iii) a plan of merger to which the corporation is a party, (iv) a plan of exchange of shares to which the corporation is a party, (v) amendment to the articles of incorporation to combine shares that has the effect of reducing the number of shares of a class or series owned by a shareholder to less than a full share, followed by the corporation’s exercise of its right to redeem fractional shares without a shareholder vote, and (vi) any other corporate action with respect to which the corporation’s articles of incorporation or bylaws grant dissenting shareholders the right to obtain payment for their shares. However, Minnesota law provides that, unless otherwise set forth in a corporation’s articles or bylaws, dissenters’ rights do not apply to a shareholder of the surviving corporation in a merger with respect to shares that are not entitled to vote on the merger and will not be cancelled or exchanged in the merger, or to a shareholder of the acquired corporation in a plan of exchange with respect to shares that are not entitled to vote on the exchange and are not exchanged in the transaction. In addition, unless otherwise set forth in the articles of incorporation or bylaws, Minnesota law does not provide dissenters’ rights to the holders of shares listed on certain national stock exchanges, as long as the consideration to be received for such shares consists only of shares that are listed on one of such national stock exchanges and cash in lieu of fractional shares.

The ATRM articles of incorporation and bylaws do not contain provisions relating to dissenters’ rights and appraisal rights. Because the common stock of ATRM is not listed on a national exchange, holders of ATRM Common Stock have the right to dissent from corporate action and obtain payment of the fair value of their shares in connection with the Merger.

Under Minnesota law, shareholders have the right to dissent from certain corporate actions and to demand payment for the fair value of their shares pursuant to and in compliance with procedures set forth in the “appraisal rights” provisions of Minnesota law. Generally, the categories of corporate actions that give rise to dissenters’ rights include (i) amendments of the articles of incorporation that materially and adversely affect the rights and preferences of the shares of dissenting shareholders in certain respects, (ii) a sale or transfer of all or substantially all of the assets of the corporation, (iii) a plan of merger to which the corporation is a party, (iv) a plan of exchange of shares to which the corporation is a party, (v) amendment to the articles of incorporation to combine shares that has the effect of reducing the number of shares of a class or series owned by a shareholder to less than a full share, followed by the corporation’s exercise of its right to redeem fractional shares without a shareholder vote, and (vi) any other corporate action with respect to which the corporation’s articles of incorporation or bylaws grant dissenting shareholders the right to obtain payment for their shares. However, Minnesota law provides that, unless otherwise set forth in a corporation’s articles or bylaws, dissenters’ rights do not apply to a shareholder of the surviving corporation in a merger with respect to shares that are not entitled to vote on the merger and will not be cancelled or exchanged in the merger, or to a shareholder of the acquired corporation in a plan of exchange with respect to shares that are not entitled to vote on the exchange and are not exchanged in the transaction. In addition, unless otherwise set forth in the articles of incorporation or bylaws, Minnesota law does not provide dissenters’ rights to the holders of shares listed on certain national stock exchanges, as long as the consideration to be received for such shares consists only of shares that are listed on one of such national stock exchanges and cash in lieu of fractional shares.

Rights	Digirad Preferred Stock	ATRM Common Stock	ATRM Preferred Stock

The ATRM articles of incorporation and bylaws do not contain provisions relating to dissenters’ rights and appraisal rights. Because the common stock of ATRM is not listed on a national exchange, holders of ATRM Common Stock have the right to dissent from corporate action and obtain payment of the fair value of their shares in connection with the Merger.

Interested Directors

Delaware law provides that no contract or transaction between Digirad and one or more of its directors or officers, or between Digirad and any other corporation, partnership, association, or other organization in which one or more of its directors or officers are directors or officers, or have a financial interest, will be void or voidable solely for this reason, or solely because the director or officer is present at or participates in the meeting of the board of directors or committee of the board of directors which authorizes the contract or transaction, or solely because his or their votes are counted for such purpose if (i) the material facts as to his or their relationship or interest and as to the contract or transaction are disclosed or are known to the board of directors or the committee, and the board of directors or committee in good faith authorizes the contract or transaction by the affirmative votes of a majority of the disinterested directors, even though the disinterested directors are less than a quorum; or (ii) the material facts as to his or their relationship or interest and as to the contract or transaction are disclosed or are known to the stockholders entitled to vote thereon, and the contract or transaction is specifically approved in good faith by vote of the stockholders; or (iii) the contract or transaction is fair as to Digirad as of the time it is authorized, approved or ratified by the board of directors, committee or stockholders.

Under Minnesota law, a contract or other transaction between a corporation and one or more of its directors, or between a corporation and an organization in or of which one or more of its directors are directors, officers, or legal representatives or have a material financial interest, is not void or voidable because the director or directors or the other organizations are parties to the contract or transaction or because the director or directors are present at the meeting of the shareholders or the board or a committee at which the contract or transaction is authorized, approved, or ratified, if: (i) the contract or transaction was fair and reasonable as to the corporation at the time it was authorized, approved, or ratified; (ii) the material facts as to the contract or transaction and as to the conflicting interest are fully disclosed or known to the holders of all outstanding shares, whether or not entitled to vote, and the contract or transaction is approved in good faith by (a) the holders of two-thirds of the voting power of the shares entitled to vote which are owned by persons other than the interested director or directors, or (b) the unanimous affirmative vote of the holders of all outstanding shares, whether or not entitled to vote; (iii) the material facts as to the contract or transaction and as to the conflicting interest are fully disclosed or known to the board or a committee, and the board or committee authorizes, approves, or ratifies the contract or transaction in good faith by a majority of the directors or committee members currently holding office (excluding the interested directors for purposes of voting and for purposes of determining the presence of a quorum); or (iv) the contract or transaction is a distribution properly approved by the board of directors, or a merger or exchange.

THE ATRM SPECIAL MEETING

Date, Time, and Place

The ATRM special meeting will be held at 11:00 a.m., Eastern Time, on September 6, 2019, at 53 Forest Ave., 1st Floor, Old Greenwich, CT 06870.

Purposes of the ATRM Special Meeting

At the special meeting, ATRM shareholders will be asked to:

●	approve the Merger Agreement and the transactions contemplated thereby, including the Merger;

●	approve, by an advisory vote, the change in control payments to ATRM’s President and Chief Executive Officer; and

●	approve the adjournment or postponement of the special meeting, if necessary or appropriate, for, among other reasons, the solicitation of additional proxies in the event that there are not sufficient votes at the time of the special meeting to approve the Merger Agreement.

No other business will be conducted at the special meeting. These proposals are described more fully in the proxy statement/prospectus. Please give your careful attention to all of the information in the proxy statement/prospectus.

ATRM Board Recommendation

The board, by unanimous vote, has determined that it is in the best interests of ATRM and its shareholders to consummate the transactions contemplated by the Merger Agreement, and unanimously recommends that shareholders vote “FOR” the proposal to approve the Merger Agreement and the transactions contemplated thereby, including the Merger, “FOR” the proposal to approve, by an advisory vote, the change in control payments to ATRM’s President and Chief Executive Officer, and “FOR” the proposal to adjourn or postpone the special meeting, if necessary or appropriate, to, among other reasons, solicit additional proxies.

Who Can Vote at the ATRM Special Meeting?

Only holders of record of ATRM Common Stock and ATRM Preferred Stock, as of the close of business on July 30, 2019, which is the record date for the special meeting, are entitled to receive notice of and to vote at the special meeting. If you own shares that are registered in the name of someone else, such as a broker, you need to direct that person to vote those shares or obtain an authorization from them and vote the shares yourself at the special meeting. On the record date, there were 2,466,219 shares of ATRM Common Stock and 615,054 shares of ATRM Preferred Stock outstanding.

Vote Required; Quorum

The approval of the Merger Agreement and the transactions contemplated thereby, including the Merger, requires ATRM to obtain the ATRM shareholder approval. The ATRM shareholder approval requires the affirmative vote of at least a majority of the outstanding shares of ATRM Common Stock entitled to vote thereon, voting as a separate class, and two-thirds of the outstanding shares of ATRM Preferred Stock entitled to vote thereon, voting as a separate class. Because the required votes are based upon the number of outstanding shares entitled to vote and not based on the number of outstanding shares entitled to vote that are present in person or represented by proxy at the special meeting, failure to submit a proxy or vote in person will have the same effect as a vote AGAINST approval of the Merger Agreement and the transactions contemplated thereby whether or not a quorum is present. A vote to abstain will have the same effect.

The affirmative vote of the greater of (1) a majority of the outstanding shares of ATRM Common Stock present in person or represented by proxy and entitled to vote on the change in control payments, or (2) a majority of the voting power of the minimum number of the shares entitled to vote on the change in control payments that would constitute a quorum for the transaction of business at the special meeting will be required to approve, by an advisory vote, the change in control payments. Because the vote is advisory in nature only, it will not be binding on ATRM, and failure to receive the vote required for approval will not in itself change ATRM’s obligations to make the change in control payments. Abstentions or broker non-votes will have no effect on this proposal.

The affirmative vote of a majority of the voting power of the shares of ATRM Common Stock present in person or represented by proxy and entitled to vote on adjournment or postponement of the special meeting, whether or not a quorum is present, will be required to approve the adjournment or postponement of the special meeting, if necessary or appropriate, for, among other reasons, the solicitation of additional proxies. Abstentions or broker non-votes will have no effect on this proposal.

If your shares of are held in “street name” by your broker, you should instruct your broker how to vote your shares using the instructions provided by your broker. Under applicable regulations, brokers who hold shares in “street name” for customers may not exercise their voting discretion with respect to non-routine matters such as the approval of the Merger Agreement. As a result, if you do not instruct your broker to vote your shares, your shares will not be voted on and will have the same effect as a vote AGAINST the proposal to approve the Merger Agreement and the transactions contemplated thereby, including the Merger, and will have no effect on the proposals to approve, by an advisory vote, of the change in control payments and to adjourn or postpone the special meeting, if necessary or appropriate, for, among other reasons, the solicitation of additional proxies.

For purposes of transacting business at the special meeting, a majority of the outstanding shares of ATRM Common Stock and a majority of the outstanding shares of ATRM Preferred Stock entitled to vote being present in person or represented by proxy will constitute a quorum. Abstentions and broker non-votes will be counted for the purpose of determining whether a quorum is present.

Shares Owned by ATRM Directors and Executive Officers

At the close of business on the record date, directors and executive officers of ATRM beneficially owned and were entitled to vote, in the aggregate 481,527 shares of ATRM Common Stock and 615,054 shares of ATRM Preferred Stock, which represented approximately 19.5% of the shares of ATRM Common Stock and 100% of the shares of ATRM Preferred Stock outstanding on that date. The directors and executive officers of ATRM have confirmed to ATRM that they intend to vote all of their shares of ATRM Common Stock and ATRM Preferred Stock “FOR” the Merger Agreement and the transactions contemplated thereby, including the Merger.

Voting by Proxy

This proxy statement/prospectus is being sent to you on behalf of the ATRM board for the purpose of requesting that you allow your shares of ATRM Common Stock and ATRM Preferred Stock (as applicable) to be represented at the special meeting by the persons named in the enclosed proxy card. All shares of ATRM Common Stock and ATRM Preferred Stock represented at the meeting by properly executed proxy cards or by proxies submitted over the telephone or over the internet will be voted in accordance with the instructions indicated on those proxies. If you sign and return a proxy card without giving voting instructions, your shares will be voted as recommended by the ATRM board. The ATRM board recommends that holders of ATRM Common Stock and ATRM Preferred Stock vote “FOR” the approval of the Merger Agreement and the transactions contemplated thereby, including the Merger, that holders of ATRM Common Stock vote “FOR” the approval, by advisory vote, of the change in control payments and that holders of ATRM Common Stock vote “FOR” the proposal to adjourn or postpone the special meeting, if necessary or appropriate, for, among other reasons, the solicitation of additional proxies.

If you are an ATRM shareholder of record, after carefully reading and considering the information contained in this proxy statement/prospectus you may vote by any of the following methods:

Internet.    Electronically through the internet by accessing www.proxyvote.com. You may vote through the Internet until 11:59 p.m., Central time, on September 5, 2019. Have your proxy card in hand when you access the website and follow the instructions to obtain your records and create an electronic voting instruction form. Internet voting is available 24 hours a day, and the procedures are designed to authenticate votes cast by using a control number located on your proxy card. These procedures allow you to give a proxy to vote your shares and to confirm that your instructions have been properly recorded. If you vote through the Internet, you should not return your proxy card.

Mail.    By returning your proxy through the mail. If you complete and properly sign the accompanying proxy card and return it to ATRM, it will be voted as you direct on the proxy card. You should follow the instructions set forth on the proxy card, being sure to complete it, to sign it, and to mail it in the enclosed postage-paid envelope.

Telephone.    By calling 1-800-454-8683. You may vote by telephone until 11:59 p.m., Eastern Time, on September 5, 2019. This toll free number is also included on the proxy card. Telephone voting is available 24 hours a day, and the procedures are designed to authenticate votes cast by using a control number located on your proxy card. These procedures allow you to give a proxy to vote your shares and to confirm that your instructions have been properly recorded. If you vote by telephone, you should not return your proxy card.

In Person.    In person at the meeting. If you are a shareholder of record and attend the meeting, you may vote at the meeting or deliver your completed proxy card in person. If you are a beneficial holder of shares held in “street name” and you wish to vote in person at the meeting, you will need to obtain a proxy from the institution that holds your shares and present it to the inspector of elections with your ballot when you vote at the special meeting.

ATRM recommends that you vote in advance even if you plan to attend the meeting so that ATRM will know as soon as possible that enough votes will be present for ATRM to hold the meeting. If you properly return or submit your proxy but do not indicate how you wish to vote, ATRM will count your proxy as a vote “FOR” the approval of the Merger Agreement and the transactions contemplated thereby, including the Merger, “FOR” the approval, by advisory vote, of the change in control payments and “FOR” the proposal to adjourn or postpone the special meeting, if necessary or appropriate, for, among other reasons, the solicitation of additional proxies.

If your shares are held in “street name,” please refer to the information forwarded to you by your bank, broker or other holder of record to see what you must do in order to vote your shares, including whether you may be able to vote electronically through your bank, broker or other record holder. If so, instructions regarding electronic voting will be provided by the bank, broker or other holder of record to you as part of the package that includes this proxy statement/prospectus.

You may revoke your proxy at any time before the vote is taken at the special meeting. To revoke your proxy, you must either advise ATRM’s secretary in writing at 5125 Gershwin Ave., N. Oakdale, MN 55128, deliver a proxy dated after the date of the proxy you wish to revoke, or attend the special meeting and vote your shares in person. Attendance at the special meeting will not by itself constitute revocation of a proxy. If you have instructed your bank, broker or other holder of record to vote your shares, you must follow the directions provided by your bank, broker or other holder of record to change those instructions.

Solicitation of Proxies

The solicitation of proxies from ATRM shareholders is made on behalf of the ATRM board. ATRM and Digirad will generally equally share the costs and expenses of printing, filing, assembling and mailing this proxy statement/prospectus and all fees paid to the SEC. In addition to soliciting proxies by mail, directors, officers and employees of ATRM may solicit proxies personally and by telephone, e-mail or otherwise. None of these persons will receive additional or special compensation for soliciting proxies. ATRM will, upon request, reimburse brokers, banks and other nominees for their expenses in sending proxy materials to their customers who are beneficial owners of ATRM common stock and obtaining their voting instructions.

ATRM has engaged the firm of InvestorCom, LLC to assist in the solicitation of proxies for the special meeting and will pay a fee of $10,000 plus reimbursement for its reasonable out-of-pocket expenses. Banks, brokers and shareholders should call (203) 972-9300 (or toll free: (877) 972-0090) or email info@investor-com.com if assistance is needed completing proxy cards or if there are questions regarding the special meeting.

ATRM PROPOSAL NO. 1: APPROVAL OF THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING THE MERGER

For a detailed discussion of the terms and conditions of the Merger, see “The Merger Agreement” beginning on page 83. As discussed in “The Merger—Recommendation of the ATRM Board; ATRM’s Reasons for the Merger” beginning on page 60, the ATRM board determined that the Merger, the Merger Agreement and the transactions contemplated by the Merger Agreement are advisable and fair to, and in the best interests of, ATRM and its shareholders, and approved the Merger Agreement and the transactions contemplated thereby, including the Merger.

ATRM is asking its shareholders to approve the Merger Agreement and the transactions contemplated thereby, including the Merger. The approval of the proposed Merger is required for completion of the Merger.

The ATRM board of directors unanimously recommends a vote “FOR” the approval of the Merger Agreement and the transactions contemplated thereby, including the Merger (ATRM Proposal No. 1).

ATRM PROPOSAL NO. 2: APPROVAL, BY AND ADVISORY VOTE, OF THE CHANGE IN CONTROL PAYMENTS

For a detailed discussion of the agreements and understandings of ATRM and its Chief Executive Officer concerning compensation that is based on or otherwise relates to the Merger, and the aggregate total of all such compensation that may be paid or become payable to or on behalf of such executive officers, see “The Merger—Interests of ATRM Directors and Executive Officers in the Merger” beginning on page 72.

ATRM is asking its shareholders to approve, by an advisory vote, the change in control payments to its Chief Executive Officer as described above.

The ATRM board of directors unanimously recommends a vote “FOR” the approval, by an advisory vote, of the change in control payments to ATRM’s Chief Executive Officer (ATRM Proposal No. 2).

ATRM PROPOSAL NO. 3: APPROVAL OF THE ADJOURNMENT OR POSTPONEMENT OF THE SPECIAL MEETING, IF NECESSARY OR APPROPRIATE

ATRM is asking its shareholders to approve the adjournment or postponement of the special meeting, if necessary or appropriate, for, among other reasons, the solicitation of additional proxies in the event that there are not sufficient votes at the time of the special meeting to approve the Merger Agreement and the transactions contemplated thereby, including the Merger.

The ATRM board unanimously recommends a vote “FOR” this proposal (ATRM proposal No. 3) to adjourn or postpone the ATRM special meeting, if necessary or appropriate.

LEGAL MATTERS

The legality of the securities offered by this proxy statement/prospectus will be passed upon for Digirad by Olshan Frome Wolosky LLP.

EXPERTS

The consolidated financial statements of Digirad Corporation as of December 31, 2018 and 2017 and for the years then ended included in Annex IV of this proxy statement/prospectus have been so included in reliance on the report of BDO USA, LLP, an independent registered public accounting firm (the report on the consolidated financial statements contains an explanatory paragraph regarding change in accounting method related to revenue), appearing elsewhere herein, given on the authority of said firm as experts in auditing and accounting.

The consolidated financial statements of ATRM Holdings, Inc. as of December 31, 2018 and for the year then ended included in Annex V of this proxy statement/prospectus have been so included in reliance on the report of BDO USA, LLP, an independent registered public accounting firm (the report on the consolidated financial statements contains explanatory paragraphs regarding ATRM’s ability to continue as a going concern and change in accounting method related to revenue), appearing elsewhere herein, given on the authority of said firm as experts in auditing and accounting.

The consolidated financial statements of ATRM Holdings, Inc. as of December 31, 2017 and for the year then ended included in Annex V of this proxy statement/prospectus have been so included in reliance on the report of Boulay PLLP, an independent registered public accounting firm, appearing elsewhere herein, given on the authority of said firm as experts in auditing and accounting.

OTHER MATTERS

Pursuant to Minnesota law and the ATRM bylaws, the matters that may be considered at the ATRM special meeting are limited to the purposes stated in the notice of meeting. Refer to the ATRM Notice of Special Meeting of Shareholders included in this proxy statement/prospectus for a description of the matters that will be considered at the ATRM special meeting. No other matters will be considered at the ATRM special meeting.

FUTURE SHAREHOLDER PROPOSALS

Digirad

The proxy rules of the SEC permit Digirad’s stockholders, after notice to Digirad, to present proposals for stockholder action in Digirad’s proxy statement where such proposals are consistent with applicable law, pertain to matters appropriate for stockholder action and are not properly omitted by Digirad’s action in accordance with the proxy rules. In order for any stockholder proposal to be considered for inclusion in Digirad’s proxy statement to be issued in connection with Digirad’s 2020 annual meeting of stockholders, that proposal must be received at Digirad’s principal executive offices, 1048 Industrial Court, Suwanee, Georgia 30024 (Attention: Corporate Secretary), no later than November 27, 2019.

Digirad’s amended and restated bylaws provide that certain additional requirements be met in order that business may properly come before the stockholders at the Digirad annual meeting. Among other things, stockholders intending to bring business before the Digirad annual meeting must provide written notice of such intent to the Secretary of Digirad. Such notice must be given not less than 120 days prior to the first anniversary of the date on which Digirad mailed its proxy materials for the preceding year’s annual meeting or November 27, 2019, whichever is later. In addition, the following information must be provided regarding each proposal: as to each person whom the stockholder proposes to nominate for election as a director, the name, age, business address and residential address, principal occupation or employment, the class, series and number of shares beneficially owned by such nominee, and all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors, or is otherwise required by Regulation 14A of the Exchange Act, including such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected; a brief description of the business desired to be brought before the meeting; and the reasons for conducting such business at the meeting; and a statement of any material interest in such business of such stockholder and the beneficial owner, if any, on whose behalf the proposal is made and, in the case of director nominations, a description of all arrangements or understandings between the stockholder and each nominee and any other persons (naming them) pursuant to which the nominations are to be made by the stockholder.

In addition, the following information must be provided regarding the stockholder giving the notice and the beneficial owner, if any, on whose behalf the proposal is made: the name and address of such stockholder, as it appears on Digirad’s stock transfer books, and of such beneficial owner; the class, series and number of shares of Digirad which are owned beneficially and of record by such stockholder and such beneficial owner; a representation that the stockholder giving the notice is a stockholder of record and intends to appear in person or by a qualified representative at the Digirad annual meeting to bring the business proposed in the notice before the meeting; and any other information relating to such stockholder that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors pursuant to the Exchange Act and the rules and regulations promulgated thereunder.

ATRM

It is expected that ATRM will not hold a 2019 annual meeting of shareholders if the Merger is completed. However, any shareholder nominations or proposals for other business intended to be presented at ATRM’s 2019 annual meeting of shareholders must comply with the notice procedures set forth below.

Eligible shareholders interested in submitting a proposal for inclusion in the ATRM proxy materials for ATRM’s 2019 annual meeting of shareholders may do so by following the procedures prescribed in Rule 14a-8 under the Exchange Act. In order to be considered timely for inclusion in ATRM’s proxy materials for the 2019 annual meeting of shareholders, shareholder proposals must be received by ATRM at 5215 Gershwin Avenue N. Oakdale, Minnesota 55128 not later than July 13, 2019 and must satisfy the requirements of the proxy rules promulgated by the SEC, in order to be included in ATRM’s proxy statement and form of proxy relating to its 2019 annual meeting.

WHERE YOU CAN FIND MORE INFORMATION

Digirad and ATRM file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any report, statement or other information that Digirad and ATRM file with the SEC at the SEC’s public reference room at the following location: Public Reference Room, 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. These SEC filings are also available to the public from commercial document retrieval services and at the website maintained by the SEC at www.sec.gov. Reports, proxy statements and other information concerning Digirad may also be obtained at its website at www.digirad.com. Reports, proxy statements and other information concerning ATRM may also be obtained at its website at www.atrmholdings.com.

Digirad has supplied all information contained in this proxy statement/prospectus relating to Digirad, and ATRM has supplied all such information relating to ATRM.

Digirad and ATRM file annual, quarterly and current reports, proxy statements are available from the appropriate company without charge, and shareholders may obtain any such documents by requesting them in writing or by telephone from the appropriate company at the following addresses:

Digirad Corporation	ATRM Holdings, Inc.
1048 Industrial Court	5215 Gershwin Avenue N.
Suwanee, Georgia 30024	Oakdale, Minnesota 55128
Attention: David Noble	Attention: Daniel Koch
Telephone: (858) 726-1600	Telephone: (651) 704-1800

You should rely only on the information contained in this proxy statement/prospectus. Digirad and ATRM have not authorized anyone to provide you with information that is different from what is contained in this proxy statement/prospectus. This proxy statement/prospectus is dated [●], 2019. You should not assume that the information contained in this proxy statement/prospectus is accurate as of any date other than that date. Neither the mailing of this proxy statement/prospectus to stockholders of Digirad or shareholders of ATRM nor the issuance of Digirad Preferred Stock in the Merger creates any implication to the contrary.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Digirad’s directors and officers are indemnified as provided by Section 145 of the Delaware General Corporation Law and Digirad’s amended and restated bylaws. Digirad has agreed to indemnify each of its directors and certain officers against certain liabilities, including liabilities under the Securities Act. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to Digirad’s directors, officers and controlling persons pursuant to the provisions described above, or otherwise, Digirad has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than our payment of expenses incurred or paid by our director, officer or controlling person in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, Digirad will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Annex I

Merger Agreement

AGREEMENT AND PLAN OF MERGER

by and among

DIGIRAD CORPORATION,

ATRM HOLDINGS, INC.,

and

DIGIRAD ACQUISITION CORPORATION

Dated as of July 3, 2019

Page

1. THE MERGER	1
1.1 The Merger	2
1.2 Effective Time	2
1.3 Effects of the Merger	2
1.4 Closing of the Merger	2
1.5 Articles of Incorporation	2
1.6 Bylaws	2
1.7 Board of Directors; Officers	2
2. EFFECT OF THE MERGER ON THE CAPITAL STOCK OF THE CONSTITUENT CORPORATIONS	3
2.1 Conversion of Company Capital Stock	3
2.2 Effect on Capital Stock of Merger Sub	4
2.3 Treatment of Certain Stock-Based Awards	4
3. EXCHANGE OF CERTIFICATES FOR MERGER CONSIDERATION	5
3.1 Delivery of the Merger Consideration	5
3.2 Exchange Procedures	5
3.3 Dividends and Distributions	6
3.4 Transfer Books; No Further Ownership Rights in Shares	7
3.5 Termination of Fund; No Liability	7
3.6 Lost, Stolen or Destroyed Certificates	7
3.7 Withholding Taxes	8
3.8 Dissenting Shares	8
3.9 Adjustments to Prevent Dilution	8
4. REPRESENTATIONS AND WARRANTIES OF THE COMPANY	9
4.1 Corporate Organization	9
4.2 Capitalization	10
4.3 Authority; No Violation	11
4.4 Consents and Approvals	12
4.5 SEC Filings	12
4.6 Financial Statements	13
4.7 Broker’s Fees	14
4.8 Absence of Certain Changes or Events	14
4.9 Legal Proceedings	14
4.10 Taxes	15
4.11 Employee Benefit Plans	17
4.12 Compliance With Applicable Law	19
4.13 Certain Contracts	20
4.14 Undisclosed Liabilities; Off-Balance Sheet Arrangements	22
4.15 Anti-Takeover Provisions	23

i

(continued)

Page

4.16 Company Information	23
4.17 Title to Property	23
4.18 Insurance	24
4.19 Environmental Liability	24
4.20 Intellectual Property	25
4.21 Labor Matters	26
4.22 Transactions with Affiliates	27
4.23 Anti-Corruption Matters	27
4.24 Acknowledgement of the Company	27
4.25 No Other Representations or Warranties	28
5. REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB	28
5.1 Corporate Organization	28
5.2 Capitalization	29
5.3 Authority; No Violation	30
5.4 Consents and Approvals	31
5.5 SEC Filings	31
5.6 Financial Statements	32
5.7 Broker’s Fees	33
5.8 Absence of Certain Changes or Events	33
5.9 Legal Proceedings	34
5.10 Compliance With Applicable Law	34
5.11 Undisclosed Liabilities	35
5.12 Parent Information	35
5.13 No Business Activities by Merger Sub	35
5.14 Ownership of Company Common Stock; No Other Agreements	35
5.15 Available Consideration	36
5.16 Acknowledgement of Parent	36
5.17 No Other Representations or Warranties	36
6. COVENANTS RELATING TO CONDUCT OF BUSINESS	36
6.1 Conduct of Business Prior to the Effective Time	36
6.2 Company Forbearances	36
6.3 Parent Forbearances	39
7. ADDITIONAL AGREEMENTS	40
7.1 Proxy Statement/Prospectus; Parent Registration Statement; Other Filings	40
7.2 Access to Information	40
7.3 Company Shareholder Meeting	41
7.4 Further Actions	41
7.5 Employees; Employee Benefit Plans	43
7.6 Indemnification; Directors’ and Officers’ Insurance	44

ii

(continued)

Page

7.7 No Solicitation	46
7.8 Standstill	51
7.9 Section 16 Matters	51
7.10 Notices of Certain Events	51
7.11 Company Shareholder Litigation	51
7.12 Anti-Takeover Statutes	51
7.13 Stock Exchange Matters	51
7.14 Required Consents	52
8. CONDITIONS PRECEDENT	52
8.1 Conditions to Each Party’s Obligation to Effect the Merger	52
8.2 Conditions to Obligations of Parent and Merger Sub	52
8.3 Conditions to Obligations of the Company	53
9. TERMINATION AND AMENDMENT	54
9.1 Termination	54
9.2 Effect of Termination	55
10. GENERAL PROVISIONS	57
10.1 Amendment	57
10.2 Extension; Waiver	57
10.3 Nonsurvival of Representations, Warranties and Agreements	57
10.4 Expenses	57
10.5 Notices	58
10.6 Interpretation; Construction	59
10.7 Counterparts; Delivery	59
10.8 Entire Agreement	59
10.9 Specific Performance	59
10.10 Governing Law; Venue	60
10.11 Severability	60
10.12 Publicity	60
10.13 Counsel	61
10.14 Assignment; Third Party Beneficiaries	61

iii

Index of Defined Terms

Page

Acceptable Confidentiality Agreement	50
Adjusted Restricted Share	4
Affiliate	8
Agreement	1
Alternative Acquisition Agreement	47
Alternative Proposal	50
Articles of Merger	2
Bankruptcy and Equity Exceptions	11
Business Day	2
Capitalization Date	10
Certificate	3
Certificate of Designation	3
Claim	44
Closing	2
Closing Date	2
COBRA	18
Code	8
Common Exchange Ratio	3
Company	1
Company Benefit Plans	17
Company Board	11
Company Common Stock	3
Company Contract	21
Company Disclosure Schedule	9
Company Employee	18
Company Holder	5
Company Material Adverse Effect	9
Company Recommendation	11
Company Recommendation Change	47
Company Required Vote	11
Company Restricted Share	4
Company SEC Reports	12
Company Securities	3
Company Shareholder Meeting	41
Company Stock Plans	10
Company-Owned IP	25
Confidentiality Agreement	41
Consent	12
Continuing Employees	43
D&O Insurance	45
Dissenting Shares	8
Effective Time	2
Environmental Laws	24
ERISA	17
Exchange Act	12
Exchange Agent	5
Excluded Shares	3
Expenses	44
Fiduciary Change	50
GAAP	9
Governmental Entity	12
Indemnified Parties	45
Intellectual Property Rights	25
Knowledge of Parent	34
Knowledge of the Company	14
Leased Real Property	23
Liens	11
MBCA	1
Merger	1
Merger Consideration	3
Merger Sub	1
Minnesota Secretary	2
Olshan	61
Owned Real Property	23
Parent	1
Parent Board	32
Parent Capitalization Date	29
Parent Disclosure Schedule	28
Parent Material Adverse Effect	28
Parent Plans	43
Parent Registration Statement	40
Parent SEC Reports	30
Parent Stock	3
Parent Stock Issuance	40
Parent Stock Plans	29
Permits	9
Permitted Liens	24
Person	6
Preferred Exchange Ratio	3
Proxy Statement	40
Qualifying Transaction	55
Representatives	40
Required Consents	52
SEC	5
Securities Act	12
Series B Preferred	3
Subsidiary	9

iv

Index of Defined Terms

(continued)

Page

Superior Proposal	50
Surviving Company	1
Tax Return	17
Taxes	16
Termination Date	54
Termination Fee	56
Uncertificated Share	3
Voting Debt	10

v

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER, dated as of July 3, 2019 (as amended, supplemented or otherwise modified from time to time, and together with all exhibits and schedules hereto, this “Agreement”), is entered into by and among Digirad Corporation, a Delaware corporation (“Parent”), ATRM Holdings, Inc., a Minnesota corporation (the “Company”), and Digirad Acquisition Corporation, a Minnesota corporation and a wholly owned subsidiary of Parent (“Merger Sub”).

WHEREAS, the respective boards of directors of the Company, Parent, and Merger Sub each have approved the acquisition of the Company by Parent through the statutory merger of Merger Sub with and into the Company, pursuant to which the Company would become a wholly owned subsidiary of Parent (the “Merger”) upon the terms and subject to the conditions of this Agreement;

WHEREAS, the board of directors of the Company has (a) determined that this Agreement and the transactions contemplated by this Agreement, including the Merger, are advisable for, and in the best interests of the Company and its shareholders, (b) approved and adopted this Agreement and the transactions contemplated hereby, including the Merger, and (c) resolved, subject to the terms of this Agreement, to recommend that the Company’s shareholders adopt this Agreement;

WHEREAS, the board of directors of Parent has (a) determined that this Agreement and the transactions contemplated by this Agreement, including the Merger, are advisable for, and in the best interests of Parent and its stockholders, (b) approved and adopted this Agreement and the transactions contemplated hereby, including the Merger, and (c) resolved, subject to the terms of this Agreement, to recommend that Parent’s stockholders adopt this Agreement; and

WHEREAS, the Company, Parent and Merger Sub desire to make certain representations, warranties, covenants and agreements in connection with the Merger and to prescribe certain conditions to the Merger;

NOW, THEREFORE, in consideration of the premises, and of the representations, warranties, covenants and agreements contained herein, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

1.	THE MERGER

1.1 The Merger. Upon the terms and subject to the conditions of this Agreement, in accordance with the Minnesota Business Corporation Act (“MBCA”), at the Effective Time (as hereinafter defined), Merger Sub shall merge with and into the Company. The Company shall be the Surviving Company (hereinafter sometimes called the “Surviving Company”) of the Merger, and shall continue its corporate existence under the laws of the State of Minnesota. Upon consummation of the Merger, the separate corporate existence of Merger Sub shall terminate.

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1.2 Effective Time. The Merger shall become effective upon filing of the articles of merger satisfying the applicable requirements of the MBCA (the “Articles of Merger”) or at such later time as provided in the Articles of Merger, together with such other certificates satisfying the applicable requirements of the MBCA, which shall be duly executed by the Company and Merger Sub and filed with the Secretary of State of the State of Minnesota (the “Minnesota Secretary”) on the Closing Date (as hereinafter defined) or as soon thereafter as practicable. As used herein, the term “Effective Time” shall mean the date and time when the Merger becomes effective upon filing the Articles of Merger or such later date and time as provided by the Articles of Merger and otherwise in accordance with applicable law.

1.3 Effects of the Merger. At and after the Effective Time, the Merger shall have the effects and consequences set forth in this Agreement and in Section 302A.641 of the MBCA. Without limiting the generality of the foregoing, and subject thereto, from and after the Effective Time, all property, rights, privileges, immunities, powers, franchises, licenses, and authority of the Company and Merger Sub shall vest in the Surviving Company, and all debts, liabilities, obligations, restrictions, and duties of each of the Company and Merger Sub shall become the debts, liabilities, obligations, restrictions, and duties of the Surviving Company.

1.4 Closing of the Merger. Upon the terms and subject to the conditions of this Agreement, unless this Agreement is terminated pursuant to its terms, the closing of the Merger (the “Closing”) will take place (a) by remote closing through the exchange of signatures by electronic mail or other appropriate electronic means as promptly as practicable following the Effective Time, and in any case no later than the second Business Day after the satisfaction or waiver of the conditions set forth in Section 8 hereof, other than conditions which by their terms are to be satisfied at the Closing, or (b) such other location, date or time as the parties may mutually agree (the “Closing Date”). For purposes of this Agreement, a “Business Day” shall mean any day that is not a Saturday, a Sunday or other day on which the office of the Minnesota Secretary is closed.

1.5 Articles of Incorporation. At the Effective Time, the articles of incorporation of the Surviving Company shall be amended and restated so as to read in its entirety as set forth in Exhibit A, and, as so amended and restated, shall be the articles of incorporation of the Surviving Company until thereafter amended in accordance with the terms thereof or as provided by applicable law.

1.6 Bylaws. At the Effective Time, the bylaws of Merger Sub as in effect immediately prior to the Effective Time shall be the bylaws of the Surviving Company, except that references to Merger Sub’s name shall be replaced with references to the Surviving Company’s name, until thereafter amended in accordance with the terms thereof, the articles of incorporation of the Surviving Company, or as provided by applicable law and such bylaws.

1.7 Board of Directors; Officers. The directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Company, each to hold office in accordance with the articles of incorporation and bylaws of the Surviving Company and applicable law, until a successor is elected and has qualified or until the earlier death, resignation, removal or disqualification of the director. The officers of the Company immediately prior to the Effective Time shall be the officers of the Surviving Company, each to hold office in accordance with the articles of incorporation and bylaws of the Surviving Company and applicable law, until their successors are chosen and have qualified or until their earlier death, resignation or removal.

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2.	EFFECT OF THE MERGER ON THE CAPITAL STOCK OF THE CONSTITUENT CORPORATIONS

2.1 Conversion of Company Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of Parent, the Company or the holder of any of the shares of Company Common Stock, Parent Stock (as defined below) or any capital stock of Merger Sub:

(a) All shares of common stock, par value $0.001 per share, of the Company (the “Company Common Stock”) and 10.00% Series B Cumulative Preferred Stock, par value $0.001 per share, of the Company (the “Series B Preferred”, and with the Company Common Stock, the “Company Securities”) owned directly by the Company, any Subsidiary of the Company, Merger Sub or Parent (other than shares in trust accounts, managed accounts and the like or shares held in satisfaction of a debt previously contracted) shall be canceled and retired and shall not represent capital stock of the Surviving Company and shall not be exchanged for the Merger Consideration (as defined below). Shares of Company Securities that are canceled and retired pursuant to this Section 2.1(a) and Dissenting Shares are collectively hereinafter referred to as the “Excluded Shares”; and

(i) Each share of Company Common Stock (other than any Excluded Shares) issued and outstanding immediately prior to the Effective Time shall (subject to Section 2.1(d)) be converted into and become the right to receive three one-hundredths of a share, or 0.03 shares (the “Common Exchange Ratio”), of validly issued, fully paid and nonassessable shares of 10.0% Series A Cumulative Perpetual Preferred Stock, par value $0.0001 per share, of Parent (the “Parent Stock”), and each share of Series B Preferred (other than any Excluded Shares) issued and outstanding immediately prior to the Effective Time shall (subject to Section 2.1(c)) be converted into and become the right to receive two and one-half shares, or 2.5 shares (the “Preferred Exchange Ratio”), of validly issued, fully paid and nonassessable shares of Parent Stock, in each case subject to adjustment in accordance with Section 2.1(c) (such per share amounts pursuant to the Common Exchange Ratio and the Preferred Exchange Ratio, together with any shares of Parent Stock in lieu of fractional shares to be paid pursuant to Section 2.1(b), is hereinafter referred to as the “Merger Consideration”). The rights, preferences, privileges and limitations of the Parent Stock shall be as set forth in a certificate of designation in the form as is set forth in Exhibit B, which is to be filed by Parent with the Secretary of State of the State of Delaware on the Closing Date (the “Certificate of Designation”). Effective as of the Effective Time, each share of Company Securities issued and outstanding immediately prior to the Effective Time (other than Excluded Shares) shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and (A) each certificate formerly representing any of the shares of Company Securities (other than Excluded Shares) (each a “Certificate”) and (B) each uncertificated share of Company Securities (an “Uncertificated Share”) registered to a holder on the stock transfer books of the Company (other than Excluded Shares) shall thereafter represent only the right to receive the applicable Merger Consideration, shall cease to have any rights with respect thereto, except the right to receive the applicable Merger Consideration therefor upon surrender of such Certificate in accordance with Section 3.4.

3

(b) No fractional shares of Parent Stock shall be issued in respect of shares of Company Securities that are to be converted in the Merger into the right to receive shares of Parent Stock. Each holder of an Uncertificated Share or a Certificate (other than holders of Certificates representing Excluded Shares) shall be entitled to receive in lieu of any fractional share of Parent Stock to which such holder would otherwise have been entitled pursuant to Section 2.1(b) one whole share of Parent Stock.

(c) If, on or after the date of this Agreement and prior to the Effective Time, Parent splits, combines into a smaller number of shares, or issues by reclassification, any shares of Parent Stock, then the Merger Consideration and any dependent items shall be appropriately adjusted to provide to the holders of Company Securities the same economic effect as contemplated by this Agreement prior to such action, and as so adjusted shall, from and after the date of such event, be the Merger Consideration or other dependent item, as applicable, subject to further adjustment in accordance with this sentence. Notwithstanding the foregoing, Parent and the Company agree that as of the date of this Agreement and as of the Effective Time, the value per share of Parent Stock shall be $10.00, which is the stated value of the Parent Stock as set forth in the Certificate of Designation.

2.2 Effect on Capital Stock of Merger Sub. At and after the Effective Time, each share of common stock, par value $0.0001 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one (1) fully paid share of common stock, par value $0.0001 per share, of the Surviving Company and constitute the only outstanding shares of capital stock of the Surviving Company and shall not be effected by the Merger.

2.3 Treatment of Certain Stock-Based Awards.

(a) [Reserved.]

(b) The Company shall take all requisite action so that, at the Effective Time, each right to an unvested share of restricted Company Common Stock or restricted Company Common Stock unit (as applicable) held by an employee or director of the Company which is subject to vesting, repurchase, or other lapse of restrictions (a “Company Restricted Share”) that is outstanding under any Company Stock Plan as of immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, be assumed by the Parent and cease to represent a right with respect to shares of Company Common Stock and shall be converted automatically into a right to receive a restricted share of Parent Stock or restricted Parent Stock unit (as applicable), subject only to time based vesting with respect to a number of shares of Parent Stock (each, an “Adjusted Restricted Share”), at a rate equal to three one-hundredths of a share, or 0.03 shares, of Parent Stock per share of Company Common Stock. Each Adjusted Restricted Share shall otherwise be subject to the same terms and conditions applicable to the converted Company Restricted Share under the Company Stock Plans and the agreements evidencing grants thereunder, including as to vesting and settlement.

(c) At or prior to the Effective Time, the Company, the Company Board, and the compensation committee of such board, as applicable, shall adopt any resolutions and take any actions (including obtaining any employee consents) that may be necessary to effectuate the provisions of paragraphs of this Section 2.3.

4

(d) At or prior to the Effective Time, Parent shall reserve for future issuance a number of shares of Parent Stock at least equal to the number of shares of Parent Stock that shall be issuable pursuant to the Adjusted Restricted Shares as a result of the actions contemplated by this Section 2.3. As soon as practicable after the Effective Time, if and to the extent necessary to cause a sufficient number of shares of Parent Stock to be registered and issuable with respect to the Adjusted Restricted Shares, Parent shall prepare and file with the Securities and Exchange Commission (the “SEC”) a registration statement on Form S-8 (or any successor or other appropriate form) with respect to the shares of Parent Stock subject to the Adjusted Restricted Shares.

(e) Amounts payable pursuant to this Section 2.3 shall be reduced by such amounts as the Exchange Agent (as defined below), the Surviving Company or Parent is required to deduct and withhold pursuant to Section 3.7.

3.	EXCHANGE OF CERTIFICATES FOR MERGER CONSIDERATION

3.1 Delivery of the Merger Consideration. Prior to the Effective Time and, from time to time after the Effective Time, as applicable, Parent shall deposit with the Exchange Agent, pursuant to an agreement providing for the matters set forth in this Section 3.1 and such other matters as may be appropriate and the terms of which shall be mutually acceptable to Parent and the Company, certificates representing shares of Parent Stock sufficient to effect the conversion of each share of Company Securities (other than Excluded Shares) into the Merger Consideration pursuant to this Agreement.

3.2 Exchange Procedures.

(a) Prior to the Effective Time, Parent shall appoint an exchange agent reasonably acceptable to the Company (the “Exchange Agent”) to act as the agent for the purpose of paying the Merger Consideration for the Certificates.

(b) Promptly after the Effective Time, but in any event not more than five (5) Business Days after the Effective Time, Parent shall cause the Exchange Agent to mail to each holder of record as of immediately prior to the Effective Time of shares of Company Securities (each such holder, a “Company Holder”), (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to each Certificate representing any shares of Company Securities held by such Company Holder shall pass, only upon delivery of the completed letter of transmittal and such Certificate to the Exchange Agent and shall be in such form and have such other provisions as Parent and the Company shall mutually agree) and (ii) instructions for use in effecting the surrender of each such Certificate in exchange for the total amount of Merger Consideration that such Company Holder is entitled to receive in exchange for such holder’s shares of Company Securities in the Merger pursuant to this Agreement. From and after the Effective Time, until surrendered as contemplated by this Section 3.2, each Certificate representing shares of Company Securities held by a Company Holder shall be deemed to represent only the right to receive the total amount of Merger Consideration to which such Company Holder is entitled in exchange for such shares of Company Securities as contemplated by Section 2.

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(c) Promptly after the Effective Time, Parent shall cause the Exchange Agent to (i) mail to each holder of Uncertificated Shares (other than Excluded Shares) materials advising such holder of the effectiveness of the Merger and the conversion of their Uncertificated Shares into the right to receive the Merger Consideration and (ii) issue in registered form to each holder of Uncertificated Shares that number of shares of Parent Stock that such holder is entitled to receive in respect of each such Uncertificated Share pursuant to this Agreement and any dividends and other distributions in respect of the Parent Stock to be issued or paid pursuant to Section 3.3. From and after the Effective Time, without any action required by the Company Holders of Uncertificated Shares, each Uncertificated Share representing shares of Company Securities held by a Company Holder shall be deemed to represent only the right to receive the total amount of Merger Consideration to which such Company Holder is entitled in exchange for such Uncertificated Shares of Company Securities as contemplated by Section 2.

(d) Upon surrender by a Company Holder to the Exchange Agent of all Certificates representing such holder’s shares of Company Securities, together with a letter of transmittal duly completed and validly executed in accordance with the instructions thereto, and such other documents as may be required pursuant to such instructions, each Company Holder shall be entitled to receive in exchange therefor (and the Exchange Agent shall mail to such Company Holder within ten (10) Business Days following such surrender): (i) a certificate (or certificates in the aggregate) representing the number of shares of Parent Stock, if any, into which such Company Holder’s shares of Company Securities represented by such Company Holder’s properly surrendered Certificates were converted in accordance with Section 2, and such Certificates so surrendered shall be forthwith canceled, and (ii) a check in an amount of U.S. dollars (after giving effect to any required withholdings pursuant to Section 3.7) equal to any cash dividends and other distributions that such holder has the right to receive pursuant to Section 3.3 (if any).

(e) If any portion of the Merger Consideration is to be paid to a Person (as defined below) other than the Person in whose name the surrendered Certificate or the transferred Uncertificated Share, as applicable, is registered, it shall be a condition to such payment that: (i) such Certificate shall be properly endorsed or shall otherwise be in proper form for transfer or such Uncertificated Share shall be properly transferred; and (ii) the Person requesting such payment shall pay to the Exchange Agent any transfer or other Tax (as defined in Section 4.10(l)) required as a result of such payment to a Person other than the registered holder of such Certificate or Uncertificated Share, as applicable, or establish to the reasonable satisfaction of the Exchange Agent that such Tax has been paid or is not payable. For purposes of this Agreement, “Person” means any natural person firm, corporation, partnership, company, limited liability company, trust, joint venture, association, government entity or other entity.

3.3 Dividends and Distributions. No dividends or other distributions with respect to shares of Parent Stock shall be paid to the holder of any unsurrendered Certificate until such Certificate is surrendered as provided in this Section 3. Subject to the effect of applicable laws, following such surrender, there shall be paid, without interest, to the record holder of the shares of Parent Stock issued in exchange for shares of Company Securities represented immediately prior to the Effective Time by such Certificate (i) when any payment or distribution of a certificate representing any share(s) of Parent Stock is made to such holder pursuant to Section 3.2(b) or (c), all dividends and other distributions payable in respect of such Parent Stock with a record date after the Effective Time and a payment date on or prior to the date of such surrender and not previously paid and (ii) on the appropriate payment date, the dividends or other distributions payable with respect to such Parent Stock with a record date after the Effective Time but prior to surrender and with a payment date subsequent to such surrender. For purposes of dividends and other distributions in respect of Parent Stock, all shares of Parent Stock to be issued pursuant to the Merger shall be entitled to dividends pursuant to the immediately preceding sentence as if issued and outstanding as of the Effective Time.

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3.4 Transfer Books; No Further Ownership Rights in Shares. All Merger Consideration paid upon the surrender of Certificates or transfer of Uncertificated Shares in accordance with the terms hereof shall be deemed to have been paid in full satisfaction of all rights pertaining to the shares of Company Securities formerly represented by such Certificate or Uncertificated Shares. After the Effective Time, the stock transfer books of the Company shall be closed and there shall be no further registration of transfers of shares of Company Securities on the records of the Company. After the Effective Time, the holders of Certificates shall cease to have any rights with respect to such shares, except the right to receive the Merger Consideration and such dividends and other distributions on or in respect of Parent Stock as provided herein or as otherwise provided by applicable law. If, after the Effective Time, Certificates are presented to the Surviving Company for any reason, they shall be canceled and exchanged as provided in Section 2.

3.5 Termination of Fund; No Liability. At any time following twelve (12) months after the Effective Time, Parent shall be entitled to require the Exchange Agent to deliver to Parent certificates representing shares of Parent Stock not delivered to holders of Certificates. Thereafter, holders of Certificates shall be entitled to look only to Parent, which shall thereafter act as the Exchange Agent (subject to abandoned property, escheat or other similar laws), as general creditors of Parent with respect to the delivery of the Merger Consideration. None of Parent, the Surviving Company and the Exchange Agent shall be liable to any Person for any Merger Consideration delivered to a public official pursuant to any abandoned property, escheat or similar law.

3.6 Lost, Stolen or Destroyed Certificates. In the event that any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit attesting to that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if requested by Parent or the Surviving Company, the delivery by such Person of a bond (in such amount as Parent or the Surviving Company may reasonably direct) as indemnity against any claim that may be made against the Exchange Agent, Parent or the Surviving Company on account of the alleged loss, theft or destruction of such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate a certificate representing shares of Parent Stock, which constitute the total amount of Merger Consideration deliverable in respect of such Certificate as determined in accordance with Section 2.

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3.7 Withholding Taxes. Parent or the Exchange Agent will be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement or the transactions contemplated hereby to any holder of Company Securities such amounts as Parent, or any affiliate (as defined under the Exchange Act (an “Affiliate”)) thereof, or the Exchange Agent are required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the “Code”), or any applicable provision of U.S. federal, state, local or non-U.S. tax law. To the extent that such amounts are properly withheld by Parent or the Exchange Agent and paid over to the appropriate taxing authority, such withheld amounts will be treated for all purposes of this Agreement as having been paid to the holder of the Company Securities in respect of whom such deduction and withholding were made by Parent or the Exchange Agent. Parent or the Exchange Agent, as applicable, shall be entitled to sell Parent Stock to satisfy any withholding obligation under the Code, or any provision of U.S. federal, state, local or non-U.S. tax law.

3.8 Dissenting Shares.

(a) Notwithstanding anything to the contrary contained in this Agreement, shares of Company Securities held by a holder who is entitled to demand and properly asserts dissenters’ rights regarding such shares of Company Securities pursuant to, and in compliance in all respects with, Sections 302A.471 and 302A.473 of the MBCA (any such shares being referred to as “Dissenting Shares” until such time as such holder effectively withdraws or fails to perfect or otherwise loses such holder’s dissenters’ rights under Sections 302A.471 and 302A.473 of the MBCA with respect to such shares as contemplated by Section 3.8(b)) shall not be converted into or represent the right to receive Merger Consideration in accordance with Section 2.1(a)(i), but instead, at the Effective Time, shall be converted into the right to receive payment of such amounts as are payable in accordance with Sections 302A.471 and 302A.473 of the MBCA. At the Effective Time, the Dissenting Shares shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each holder of Dissenting Shares shall cease to have any rights with respect thereto, except the right to receive the fair value of such Dissenting Shares in accordance with the provisions of Sections 302A.471 and 302A.473 of the MBCA.

(b) If any Dissenting Shares shall lose their status as such (through failure to perfect or otherwise), then, as of the later of the Effective Time or the date of loss of such status, such shares shall automatically be converted into and shall represent only the right to receive the Merger Consideration in accordance with Section 2.1(a)(i), without duplication or any interest thereon, and shall not thereafter be deemed to be Dissenting Shares.

(c) The Company shall give Parent: (i) prompt written notice of (A) any intent to demand the fair value of the shares of Company Securities from any holder received by the Company prior to the Effective Time pursuant to the MBCA; (B) any withdrawal or attempted withdrawal of any such demand; and (C) any other demand, notice or instrument delivered to the Company prior to the Effective Time pursuant to the MBCA; and (ii) the opportunity to participate in and direct all negotiations and proceedings with respect to any such demand, notice or instrument. Prior to the Effective Time, the Company shall not, without the prior written consent of Parent, make any payment with respect to, or settle or compromise or offer to settle or compromise, any such demand, notice or instrument, or agree to do any of the foregoing.

3.9 Adjustments to Prevent Dilution. Without limiting the other provisions of the Agreement, in the event that the Company changes the number of shares of Company Securities issued and outstanding prior to the Effective Time as a result of a reclassification, stock split (including a reverse stock split), stock dividend or distribution, recapitalization, merger, subdivision, issuer tender or exchange offer, or other similar transaction, the Merger Consideration and outstanding equity awards of the Company shall be equitably adjusted to reflect such change.

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4.	REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the disclosure schedule of the Company delivered to Parent concurrently herewith (the “Company Disclosure Schedule”) (with specific reference to the section of this Agreement to which the information stated in such Company Disclosure Schedule relates; provided that (i) disclosure in any section of such Company Disclosure Schedule shall be deemed to be disclosed with respect to any other Section of this Agreement to the extent that it is reasonably apparent from the face of such disclosure that such disclosure is applicable or relevant to such other Section and (ii) the mere inclusion of an item in such Company Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission that such item represents a material exception or material fact, event or circumstance or that such item has had or would have a Company Material Adverse Effect (as hereinafter defined)), the Company hereby represents and warrants to Parent and Merger Sub as follows:

4.1 Corporate Organization.

(a) Each of the Company and each of its Subsidiaries is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized (in the case of good standing, to the extent such jurisdiction recognizes such concept), except, in the case of the Subsidiaries, where the failure to be so organized, existing or in good standing, would not reasonably be expected to result in a Company Material Adverse Effect. Each of the Company and each of its Subsidiaries has the requisite power and authority and possesses all governmental franchises, licenses, permits, authorizations, variances, exemptions, orders and approvals (collectively, “Permits”) necessary to enable it to own, lease or otherwise hold its properties and assets and to conduct its businesses as presently conducted, except where the failure to have such power or authority or Permits, individually or in the aggregate, would not reasonably be expected to result in a Company Material Adverse Effect. Each of the Company and each of its Subsidiaries is duly qualified or licensed to do business in each jurisdiction where the nature of its business or the ownership or leasing of its properties makes such qualification necessary, other than in such jurisdictions where the failure to be so qualified or licensed, would not reasonably be expected to result in a Company Material Adverse Effect. As used in this Agreement, the term “Company Material Adverse Effect” means (i) a material adverse effect on the business, results of operations or financial condition of the Company and its Subsidiaries taken as a whole or (ii) a material adverse effect on the Company’s ability to consummate the transactions contemplated hereby on a timely basis; provided, however, that in determining whether a Company Material Adverse Effect has occurred, there shall be excluded any effect on the Company or its Subsidiaries relating to or arising in connection with (A) any adverse change, effect, event or occurrence, state of facts or developments to the extent the public announcement or the pendency of this Agreement or the transactions contemplated hereby or any actions required to be taken (or refrained from being taken) in compliance herewith or otherwise with the written consent or at the written request of the other party hereto, including the impact thereof on the relationships of the Company or any of its Subsidiaries with customers, suppliers, distributors, consultants, employees or independent contractors or other third parties with whom the Company or any of its Subsidiaries has any relationship and including any litigation brought by any shareholder of the Company in connection with the transactions contemplated hereby, (B) any failure by the Company to meet any projections or forecasts for any period ending (or for which revenues or earnings are released) on or after the date hereof (it being understood that this clause (C) does not and shall not be deemed to apply to the underlying cause or causes of any such failure), (D) any change in federal, state, non-U.S. or local law, regulations, policies or procedures, or interpretations thereof, generally accepted accounting principles (“GAAP”) or regulatory accounting requirements applicable or potentially applicable to the industries in which the Company or its Subsidiaries operate, (E) changes generally affecting the industries in which the Company or its Subsidiaries operate that are not specifically related to the Company and its Subsidiaries and do not have a materially disproportionate adverse effect on the Company and its Subsidiaries, taken as a whole, (F) changes in economic conditions or political conditions, or in the financial, credit or securities markets in general (including changes in the prevailing interest rates, exchange rates or stock, bond or debt prices) in the United States, in any region thereof, or in any non-U.S. or global economy that do not have a materially disproportionate adverse effect on the Company and its Subsidiaries, taken as a whole or (G) any attack on, or by, outbreak or escalation of hostilities or acts of terrorism (including cyberterrorism) involving, the United States, or any declaration of war by the United States Congress or any hurricane or other natural disaster. As used herein, “Subsidiary” means, with respect to any Person, any corporation, partnership, joint venture, limited liability company or any other entity that is consolidated with such Person for financial reporting purposes.

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(b) The copies of the articles of incorporation and bylaws of the Company, and similar organizational documents of each its Subsidiaries, which have previously been made available to Parent are true, complete and correct copies of such documents as in effect as of the date of this Agreement. Neither the Company nor any of its Subsidiaries is in violation of any of the provisions of its applicable organizational documents.

(c) The minute books of the Company and each of its Subsidiaries previously made available to Parent contain true, complete and correct records in all material respects of all meetings and other material corporate actions held or taken since January 1, 2016 of their respective shareholders, members, partners or other equity holders and boards of directors or other governing bodies (including committees of their respective boards of directors or other governing bodies) through the date hereof.

4.2 Capitalization.

(a) The authorized capital stock of the Company consists of 10,000,000 shares of stock, par value $0.001 per share, of which 7,500,000 shares have been designated as common stock and 2,500,000 shares have been designated as preferred stock, of which 2,000,000 shares have been designated as 10.00% Series B Cumulative Preferred Stock, par value $0.001 per share. As of the close of business on April 30, 2019 (the “Capitalization Date”), there were 2,576,219 shares of Company Common Stock outstanding and 597,139 shares of Series B Preferred outstanding. As of the close of business on the Capitalization Date, no shares of Company Common Stock or Series B Preferred were reserved or to be made available for issuance, except as set forth in Section 4.2(a) of the Company Disclosure Schedule. All of the issued and outstanding shares of Company Common Stock and Series B Preferred have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. Section 4.2(a) of the Company Disclosure Schedule sets forth, as of the date of this Agreement: (i) all outstanding awards under the Company’s stock plans, equity incentive plans and similar arrangements set forth in Section 4.2(a) of the Company Disclosure Schedule (collectively, and in each case as the same may be amended to the date hereof, the “Company Stock Plans”), and (ii) any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character which the Company has or by which the Company is bound calling for the purchase, sale, repurchase, redemption or issuance of any shares of Company Common Stock, Series B Preferred, any other equity securities of the Company, any Voting Debt (defined below), any phantom equity or similar rights or any securities representing the right to purchase or otherwise receive any shares of the Company capital stock (including any rights plan or agreement). Section 4.2(a) of the Company Disclosure Schedule sets forth a true, complete and correct list of the aggregate number of shares of Company Common Stock issuable upon the exercise of each stock option or subject to each restricted stock award granted under the Company Stock Plans that was outstanding as of the Capitalization Date, the exercise price for each such stock option and any other material terms applicable to such equity awards of the Company. All outstanding shares of Company Securities, all outstanding options to purchase any securities of the Company and Company Restricted Shares, and all outstanding shares of capital stock, voting securities, or other ownership interests in any Subsidiary of the Company, have been issued or granted, as applicable, in compliance in all material respects with all applicable securities laws. Since the Capitalization Date, the Company has not (i) issued or repurchased any shares of its capital stock or any securities convertible into or exercisable for any shares of its capital stock, other than upon the exercise of employee stock options granted prior to such date and disclosed in Section 4.2(a) of the Company Disclosure Schedule or pursuant to the surrender of shares to the Company or the withholding of shares by the Company to cover tax withholding obligations under the Company Stock Plans, or (ii) issued or awarded any options, restricted shares or other equity-based awards under the Company Stock Plans. No bonds, debentures, notes, or other indebtedness issued by the Company or any of its Subsidiaries: (i) having the right to vote on any matters on which shareholders or equityholders of the Company or any of its Subsidiaries may vote (or which is convertible into, or exchangeable for, securities having such right); or (ii) the value of which is directly based upon or derived from the capital stock, voting securities, or other ownership interests of the Company or any of its Subsidiaries, are issued or outstanding (collectively, “Voting Debt”).

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(b) Section 4.2(b) of the Company Disclosure Schedule lists the name, jurisdiction of organization, authorized and outstanding shares of capital stock and record and beneficial owners of such capital stock for each Subsidiary of the Company. Except as set forth in Section 4.2(b) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries own, directly or indirectly, any equity or similar interest in, or any interest convertible into or exchangeable for, any equity or similar interest in, any corporation, partnership, joint venture or other similar business association or entity (other than its wholly owned Subsidiaries). Except as set forth in Section 4.2(b) of the Company Disclosure Schedule, the Company owns, directly or indirectly, all of the issued and outstanding shares of capital stock of or all other equity interests in each of the Company’s Subsidiaries free and clear of any liens, charges, encumbrances, adverse rights or claims and security interests whatsoever (“Liens”), and all of such shares are duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. Neither the Company nor any of its Subsidiaries has or is bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase, repurchase, sale, redemption or issuance of any shares of capital stock, any other equity security, any Voting Debt, any phantom equity or similar rights of any Subsidiary of the Company, or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of any such Subsidiary. Except as set forth in Section 4.2(b) of the Company Disclosure Schedule, there are no restrictions on the Company with respect to voting the stock of any Subsidiary of the Company.

4.3 Authority; No Violation.

(a) The Company has full corporate power and corporate authority to execute and deliver this Agreement and, subject to receipt of the Company Required Vote (as hereinafter defined), to consummate the transactions contemplated by this Agreement. The board of directors of the Company (the “Company Board”) at a duly held meeting has (i) determined that this Agreement and the transactions contemplated hereby, including the Merger, are in the best interests of the Company and its shareholders, (ii) approved this Agreement and the transactions contemplated hereby, including the Merger, (iii) approved the execution and delivery of this Agreement, and (iv) subject to Section 7.7, recommended that the shareholders of the Company approve this Agreement and the transactions contemplated hereby, including the Merger (the “Company Recommendation”), and directed that such matter be submitted for consideration by the Company’s holders of Company Common Stock and Series B Preferred at the Company Shareholder Meeting. None of the aforesaid actions by the Company Board has been amended, rescinded or modified as of the date of this Agreement. Except for the approval of this Agreement by the affirmative vote of a majority of the outstanding shares of the Company Common Stock and two-thirds of the outstanding shares of the Series B Preferred entitled to vote (the “Company Required Vote”), no other corporate proceedings on the part of the Company are necessary to approve this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by the Company and (assuming due authorization, execution and delivery by Parent and Merger Sub) constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as enforcement may be limited by general principles of equity whether applied in a court of law or a court of equity and by bankruptcy, insolvency and similar laws affecting creditors’ rights and remedies generally (the “Bankruptcy and Equity Exceptions”).

(b) Neither the execution and delivery of this Agreement by the Company nor the consummation by the Company of the transactions contemplated hereby, including the Merger will (i) violate any provision of the articles of incorporation or bylaws of the Company or any of the similar governing documents of any of its Subsidiaries, or (ii) assuming that the consents, approvals and filings referred to in Section 4.4 are duly obtained or made, and except as set forth in Section 4.3(b) of the Company Disclosure Schedule, (A) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to the Company or any of its Subsidiaries or any of their respective properties or assets, or (B) violate, conflict with, result in a breach of any provision of, or require redemption or repurchase or otherwise require the purchase or sale of any securities under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of the Company or any of its Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which the Company or any of its Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound or affected, except (in the case of clause (ii) above) for such violations, conflicts, breaches, defaults or other events which, either individually or in the aggregate, would not reasonably be expected to result in a Company Material Adverse Effect.

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4.4 Consents and Approvals. No consent, approval, clearance, waiver, Permit or order (“Consent”) of or from, or filings or registrations with, any federal, national, state, provincial or local government or any court of competent jurisdiction, administrative agency or commission or other governmental authority or instrumentality or self-regulatory organization of competent jurisdiction (each a “Governmental Entity”) or with any third Person are necessary in connection with the execution and delivery by the Company of this Agreement or the consummation by the Company of the transactions contemplated by this Agreement, including the Merger, except for (a) the filing with the SEC of the Proxy Statement (as hereinafter defined), as well as any other filings required to be made with the SEC pursuant to the Securities Act or the Exchange Act, (b) the filing of the Articles of Merger with the Minnesota Secretary pursuant to the MBCA and (c) except as set forth in Section 4.4 of the Company Disclosure Schedule, other consents or approvals of, or filings or registrations with, Governmental Entities or third parties, the failure of which to be obtained or made would not be reasonably expected to result in, individually or in the aggregate, a Company Material Adverse Effect.

4.5 SEC Filings. Except as set forth in Section 4.5 of the Company Disclosure Schedule, the Company has filed all forms, reports, statements, certifications and other documents (including all exhibits, amendments and supplements thereto) required to be filed by it with the SEC since January 1, 2016 (collectively, the “Company SEC Reports”). None of the Company’s Subsidiaries is required to file periodic reports with the SEC pursuant to the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC promulgated thereunder (the “Exchange Act”). Each of the Company SEC Reports, as filed and amended (if applicable) prior to the date of this Agreement, complied as to form in all material respects with the applicable requirements of the Securities Act of 1933, as amended, and the rules and regulations of the SEC promulgated thereunder (the “Securities Act”) and the Exchange Act, each as in effect on the date so filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such subsequent filing). None of the Company SEC Reports contained, when filed or, if amended or supplemented prior to the date hereof, as of the date of such amendment or supplement, any untrue statement of a material fact or omitted to state a material fact required to be stated or incorporated by reference therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. There are no outstanding or unresolved comments in comment letters received from the SEC with respect to the Company SEC Reports. To the Knowledge of the Company, as of the date hereof, none of the Company SEC Reports is subject to ongoing SEC review. None of the Subsidiaries of the Company is required to file or furnish reports with the SEC pursuant to the Exchange Act.

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4.6 Financial Statements.

(a) Each of the financial statements included (or incorporated by reference) in the Company SEC Reports (including the related notes, where applicable), after giving effect to any restatements made by the Company prior to the date of this Agreement, fairly present in all material respects (subject, in the case of the unaudited statements, to normal recurring adjustments, none of which would be reasonably expected to result in, individually or in the aggregate, a Company Material Adverse Effect) the results of the consolidated operations, cash flows, changes in shareholders’ equity and consolidated financial position of the Company and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth. Each of such financial statements (including the related notes, where applicable), after giving effect to any restatements made by the Company prior to the date of this Agreement, complies in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto and each of such financial statements (including the related notes, where applicable) has been prepared in accordance with GAAP, as in effect on the date or for the period with respect to which such principles are applied, in all material respects consistently applied during the periods involved, except in each case as indicated in such statements or in the notes thereto or, in the case of unaudited statements, as permitted by Form 10-Q. The books and records of the Company and its Subsidiaries have been, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements and reflect only actual transactions.

(b) Except as set forth in Section 4.6(b) of the Company Disclosure Schedule, the records, systems, controls, data and information of the Company and its Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of the Company or its Subsidiaries or accountants (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control that would not reasonably be expected to have a material adverse effect on the system of internal accounting controls described below in this Section 4.6(b). The Company (i) has established and maintains disclosure controls and procedures (as defined in Rule 13a-15(e) of the Exchange Act) and internal control over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act), including to ensure that material information relating to the Company, including its consolidated Subsidiaries, is made known to the chief executive officer and the chief financial officer of the Company by others within those entities and (ii) has disclosed, based on its most recent evaluation prior to the date hereof, to the Company’s outside auditors and the audit committee of the Company Board (A) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) which are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls over financial reporting. These disclosures were made in writing by management to the Company’s auditors and audit committee and a copy has previously been made available to Parent. The Company’s disclosure controls and procedures are reasonably designed to ensure that all material information required to be disclosed by the Company in the reports that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such material information is accumulated and communicated to the management of the Company as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act.

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(c) From January 1, 2016 to the date of this Agreement, (i) neither the Company nor any Subsidiary of the Company nor, to the Knowledge of the Company (as defined below), any director, officer, auditor, accountant or representative of the Company or any of the Subsidiaries of the Company has received any written complaint, allegation, assertion or claim that the Company or any of the Subsidiaries of the Company has engaged in improper or illegal accounting or auditing practices or maintains improper or inadequate internal accounting controls relating to the Company and the Subsidiaries of the Company, taken as a whole, (ii) no attorney representing the Company or any Subsidiary of the Company has made a report to the Company’s chief legal officer, chief executive officer or board of directors (or any committee thereof) pursuant to the SEC’s Standards of Professional Conduct for Attorneys (17 CFR Part 205), and (iii) the Company has disclosed to its outside auditors any fraud, whether or not material, of which that, to the Knowledge of the Company, involves management or other employees who have a significant role in the Company’s internal control over financial reporting.

4.7 Broker’s Fees. Neither the Company nor any of its Subsidiaries, nor any of their respective officers or directors on behalf of the Company or any of the Company’s Subsidiaries, has employed any broker or finder or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with any of the transactions contemplated by this Agreement.

4.8 Absence of Certain Changes or Events.

(a) Except as set forth in Section 4.8(a) of the Company Disclosure Schedule, since January 1, 2018, and except as disclosed in any Company SEC Report, no event has occurred which has had or would reasonably be expected to result in, individually or in the aggregate, a Company Material Adverse Effect.

(b) Except as set forth in Section 4.8(b) of the Company Disclosure Schedule, since January 1, 2018, and except as disclosed in any Company SEC Report, neither the Company nor any of its Subsidiaries have taken any of the actions that, if taken during the period from the date of this Agreement through the Effective Time without Parent’s consent, would constitute a breach of Section 6.2.

4.9 Legal Proceedings.

(a) Except as set forth in Section 4.9(a)(1) of the Company Disclosure Schedule and except as disclosed in any Company SEC Report, neither the Company nor any of its Subsidiaries is a party to any, and there are no pending or, to the Knowledge of the Company (as defined below), threatened, material legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations (i) against the Company or any of its Subsidiaries that would reasonably be expected to result in, individually or in the aggregate, a Company Material Adverse Effect or (ii) challenging the validity or propriety of the transactions contemplated by this Agreement. “Knowledge of the Company” means the actual knowledge of the directors and executive officers of the Company listed in Section 4.9(a)(ii) of the Company Disclosure Schedule, in each case without such individual being obligated to conduct any special inquiry or investigation into the affairs or records of the Company. The directors and executive officers of the Company listed in Section 4.9(a)(ii) of the Company Disclosure Schedule shall not be deemed to have knowledge (actual, constructive or otherwise) of any fact, event, condition or occurrence known or deemed to be known by any other Person other than as expressly set forth in the foregoing sentence.

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(b) As of the date of this Agreement, except as set forth in Section 4.9(b) of the Company Disclosure Schedule and except as disclosed in any Company SEC Report, neither the Company nor any of its Subsidiaries or any of their businesses or properties are subject to or bound by any injunction, order, judgment, decree or regulatory restriction of any Governmental Entity specifically imposed upon the Company, any of its Subsidiaries or the assets of the Company or any of its Subsidiaries which would reasonably be expected to result in, individually or in the aggregate, a Company Material Adverse Effect.

4.10 Taxes.

(a) Except as set forth in Section 4.10(a) of the Company Disclosure Schedule: (i) each of the Company and its Subsidiaries has (A) duly and timely filed all Tax Returns (as hereinafter defined) required to be filed by it, and such Tax Returns are true, correct and complete in all respects, (B) timely paid in full all Taxes (as hereinafter defined) whether or not shown as due on such Tax Returns, (C) not filed for an extension of time to file any Tax Return, and (D) properly accrued in accordance with GAAP on its books and records a provision for the payment of Taxes of the Company or its Subsidiaries that are due, are claimed to be due, or may or will become due with respect to any Tax period or portion thereof ending on or before the Closing Date; (ii) no deficiencies for any Taxes have been proposed, asserted or assessed in writing against the Company or any of its Subsidiaries which deficiencies have not since been resolved; and (iii) there are no material Liens for Taxes upon the assets of either the Company or its Subsidiaries except for statutory liens for current Taxes not yet due or Liens for Taxes that are being contested in good faith by appropriate proceedings and for which reserves adequate in accordance with GAAP have been provided.

(b) Since January 1, 2016, neither the Company nor any of its Subsidiaries (i) has been a member of an “affiliated group” (other than a group the common parent of which is the Company) filing a consolidated federal income tax return, or (ii) has had any liability for Taxes of any Person (other than the Company and its Subsidiaries) arising from the application of Treasury Regulation section 1.1502-6 or any analogous provision of state, local or non-U.S. law, or as a result of a Tax sharing agreement or other contract, by operation of law, as a transferee or successor under Section 6901 of the Code, or otherwise.

(c) Since January 1, 2016, no closing agreement pursuant to Section 7121 of the Code (or any similar provision of state, local or non-U.S. law) has been entered into by or with respect to the Company or any of its Subsidiaries. No private letter ruling or other ruling or determination from any taxing authority relating to any Tax or Tax Return of the Company or any Subsidiary has ever been requested or received.

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(d) Neither the Company nor any of its Subsidiaries has been a “distributing corporation” or a “controlled corporation” in any distribution occurring during the last two years in which the parties to such distribution treated the distribution as one to which Section 355 of the Code is applicable.

(e) Neither the Company nor any of its Subsidiaries has granted any waiver or modification of any federal, state, local or non-U.S. statute of limitations with respect to, or granted any extension of a period of time for the assessment of, any Tax, which waiver, modification or extension has not since expired.

(f) Neither the Company nor any of its Subsidiaries has “participated” in a “reportable transaction” within the meaning of Treasury Regulations Section 1.6011-4.

(g) Except as set forth in Section 4.10(g) of the Company Disclosure Schedule, each of the Company and its Subsidiaries has complied in all respects with all applicable law relating to the deposit, collection, withholding, payment or remittance of any Tax (including, but not limited to, Code Section 3402).

(h) No jurisdiction where no Tax Return of the Company or its Subsidiaries has been filed or no Tax of the Company or its Subsidiaries has been paid has made or threatened to make a claim for the payment of any Tax or the filing of any Tax Return by the Company or any of its Subsidiaries.

(i) Neither the Company nor any of its Subsidiaries is or will be required to include any item of income in, or exclude any item of deduction from, taxable income for (i) any Tax period (or portion thereof), as a result of any deferred foreign income within the meaning of Section 965 of the Code, or (ii) any Tax period (or portion thereof) ending after the Closing Date, as a result of (A) a closing agreement as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or non-U.S. Tax Law); (B) a change of method of accounting, or use of an improper method of accounting, (C) any installment sale of open transaction, (D) any prepaid amount, refund or credit received on or prior to the Closing Date, or (E) any election under Section 108(i) of the Code.

(j) The Company is not, nor has it ever been, a “United States real property holding corporation” within the meaning of Code Section 897(c)(2) at any time during the applicable period specified in Code Section 897(c)(l)(A)(ii).

(k) Neither the Company nor any of its Subsidiaries has, or has ever had, a permanent establishment in any country outside the United States and is not, and has never been, subject to Tax in a jurisdiction outside the United States.

(l) As used herein, “Taxes” shall mean all federal, state, local, foreign and other income, gross receipts, sales, use, production, ad valorem, transfer, franchise, recording, registration, profits, license, lease, service, service use, withholding, payroll, employment, unemployment, estimated, excise, severance, environmental, stamp, occupation, premium, escheat, property (real or personal), real property gains, windfall profits, customs, duties or other taxes, fees, levies, assessments or charges of any kind whatsoever, together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties.

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(m) As used herein, “Tax Return” shall mean any return, election, declaration, schedule, report, information return or other document (including any related or supporting information) required to be filed with any taxing authority with respect to Taxes, including all information returns relating to Taxes of third parties, any claims for refunds of Taxes and any amendments or supplements to any of the foregoing.

4.11 Employee Benefit Plans.

(a) Section 4.11(a) of the Company Disclosure Schedule sets forth a true and complete list or description of each employee welfare benefit plan and employee pension benefit plan within the meaning of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), Sections 3(1) and 3(2), each other material compensation, consulting, employment or collective bargaining agreement, each stock option, stock purchase, stock appreciation right, other stock based, life, health, disability or other insurance or benefit, bonus, deferred or incentive compensation, severance or separation, profit sharing, retirement, or other employee benefit plan, practice, policy or arrangement of any kind, oral or written, covering employees or former employees, directors or independent contractors of the Company or the Subsidiaries which the Company or the Subsidiaries maintain or contribute to as of the date of this Agreement (or, with respect to any employee pension benefit plan, has maintained or contributed to in the last ten years) or to which the Company or a Subsidiary is a party or by which it is otherwise bound (collectively, the “Company Benefit Plans”). Copies of such Company Benefit Plans (and, if applicable, related trust or funding agreements, insurance policies and service provider agreements) and all amendments thereto and written descriptions if not reduced to a written document have been furnished to Parent together with the most recent annual report (Form 5500 including, if applicable, Schedule B thereto) and summary plan descriptions, IRS determination letters or opinion letters.

(b) Except as set forth in Section 4.11(b) of the Company Disclosure Schedule, neither the Company nor any Person treated as a single employer with the Company under Section 414(b), (c), (m) or (o) of the Code maintains or is required to contribute to any Company Benefit Plan that (i) is a “multiemployer plan” as defined in Sections 3(37) of ERISA, (ii) is subject to the funding requirements of Section 412 of the Code or Title IV of ERISA, (iii) is a “welfare benefit plan” as defined in Section 3(1) of ERISA that provides for post-retirement medical, life insurance or other welfare-type benefits to any former employee of the Company (other than as required by Part 6 of Subtitle B of Title I of ERISA or Section 4980B of the Code or under a similar state law regarding medical continuation coverage), or (iv) is a multiple employer plan as defined in Section 413(c) of the Code.

(c) Except as set forth in Section 4.11(c) of the Company Disclosure Schedule, the Company Benefit Plans and their related trusts intended to qualify under Sections 401 and 501(a) of the Code (if any) are subject to a favorable determination or opinion letter from the IRS and, to the Knowledge of the Company, nothing has occurred that is reasonably likely to result in the revocation of such letter, except where the failure to so comply would not reasonably be expected to result in, individually or in the aggregate, a Company Material Adverse Effect.

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(d) The Company Benefit Plans have been maintained and administered in all material respects in accordance with their terms and applicable laws except where the failure to so comply would not reasonably be expected to result in, individually or in the aggregate, a Company Material Adverse Effect, it being understood that it shall not be a breach of this representation or any other representation in this Agreement if as a result of the transactions contemplated by this Agreement (or otherwise on or after the date of this Agreement) any pension plan is required to be funded or terminated.

(e) As of the date of this Agreement, there are no suits, actions, disputes, claims (other than routine claims for benefits), arbitrations, audits, examinations, administrative or other proceedings pending or, to the Knowledge of the Company, threatened with respect to any Company Benefit Plan or any related trust or other funding medium thereunder or with respect to the Company as the sponsor or fiduciary thereof, and no Company Benefit Plan is currently the subject of a submission under IRS Employee Plans Compliance Resolution System or any similar system, nor under any Department of Labor amnesty program, and the Company does not anticipate any such submission of any Company Benefit Plan, in each case which would reasonably be expected to have a Company Material Adverse Effect.

(f) All contributions required to be made under the terms of any Company Benefit Plan or applicable law have been timely made or have been reflected on the audited financial statements in accordance with GAAP, and none of the Company Benefit Plans has any material unfunded liabilities not so reflected.

(g) No Company Benefit Plan provides post-termination or retiree health benefits to any person for any reason, except as may be required by the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, and as codified in Section 4980B of the Code and Section 601 et. seq. of ERISA (“COBRA”) or other applicable law, and neither the Company nor any employer, trade, or business (whether or not incorporated) that would be treated together with the Company or any of its Affiliates as a “single employer” within the meaning of Section 414 of the Code has any liability to provide post-termination or retiree health benefits to any person or ever represented, promised, or contracted to any current or former employee, independent contractor, consultant, or director of the Company or any of its Subsidiaries (each, a “Company Employee”) (either individually or to Company Employees as a group) or any other person that such Company Employee(s) or other person would be provided with post-termination or retiree health benefits, except to the extent required by COBRA or other applicable law.

(h) Other than routine claims for benefits: (i) there are no pending or, to the Knowledge of the Company, threatened claims by or on behalf of any participant in any Company Benefit Plan, or otherwise involving any Company Benefit Plan or the assets of any Company Benefit Plan; and (ii) no Company Benefit Plan is presently or has within the three years prior to the date hereof, been the subject of an examination or audit by a Governmental Entity or is the subject of an application or filing under, or is a participant in, an amnesty, voluntary compliance, self-correction, or similar program sponsored by any Governmental Entity.

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(i) Each Company Benefit Plan that is subject to Section 409A of the Code has been operated in compliance with such section and all applicable regulatory guidance (including, without limitation, proposed regulations, notices, rulings, and final regulations).

(j) Each of the Company and its Subsidiaries complies in all material respects with the applicable requirements under the Patient Protection and Affordable Care Act, as amended by the Health Care and Education Reconciliation Act, the Code, ERISA, COBRA, Health Insurance Portability and Accountability Act of 1996, as amended, and other federal requirements for employer-sponsored health plans, and any corresponding requirements under state statutes, with respect to each Company Benefit Plan that is a group health plan within the meaning of Section 733(a) of ERISA, Section 5000(b)(1) of the Code, or such state statute.

(k) Except as disclosed in Section 4.11(k) of the Company Disclosure Schedule, neither the execution or delivery of this Agreement, the consummation of the Merger, nor any of the other transactions contemplated by this Agreement will (either alone or in combination with any other event): (i) entitle any current or former director, employee, contractor, or consultant of the Company or any of its Subsidiaries to severance pay or any other payment; (ii) accelerate the timing of payment, funding, or vesting, or increase the amount of compensation due to any such individual; (iii) limit or restrict the right of the Company to merge, amend, or terminate any Company Benefit Plan; or (iv) increase the amount payable or result in any other material obligation pursuant to any Company Benefit Plan. No amount that could be received (whether in cash or property or the vesting of any property) as a result of the consummation of the transactions contemplated by this Agreement by any employee, director, or other service provider of the Company under any Company Benefit Plan or otherwise would not be deductible by reason of Section 280G of the Code nor would be subject to an excise tax under Section 4999 of the Code.

4.12 Compliance With Applicable Law.

(a) The Company and each of its Subsidiaries holds all licenses, franchises, permits and authorizations necessary for the lawful conduct of their respective businesses under and pursuant to, and have complied with and are not in violation in any material respect under, any applicable law, statute, order, rule or regulation of any Governmental Entity relating to the Company or any of its Subsidiaries, except where the failure to hold such license, franchise, permit or authorization or such non-compliance or violation would not, individually or in the aggregate, reasonably be expected to result in a Company Material Adverse Effect, and neither the Company nor any of its Subsidiaries has received written notice of any violations of any of the above which, individually or in the aggregate, would reasonably be expected to result in a Company Material Adverse Effect. Neither the Company nor any Subsidiary of the Company is in violation of any requirement of applicable law, statute, order, rule or regulation of any Governmental Entity relating to the Company or any of its Subsidiaries related to privacy, data protection or the collection and use of personal information gathered or used by the Company and the Subsidiaries of the Company or any of their respective businesses or properties is bound, except for violations that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

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(b) Since the enactment of the Sarbanes-Oxley Act, the Company has been and is in compliance with the applicable provisions of the Sarbanes-Oxley Act, except for violations that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Each of the principal executive officer and the principal financial officer of the Company (or each former principal executive officer and each former principal financial officer of the Company, as applicable) has made all applicable certifications required by Rule 13a-14 or 15d-14 under the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act with respect to the Company SEC Reports, and the statements contained in such certifications are true and accurate in all material respects. For purposes of this Agreement, “principal executive officer” and “principal financial officer” shall have the meanings given to such terms in the Sarbanes-Oxley Act.

4.13 Certain Contracts.

(a) Except as set forth in Section 4.13(a) of the Company Disclosure Schedule, as of the date hereof and except as disclosed in any Company SEC Report, neither the Company nor any of its Subsidiaries is a party to or is bound by any contract, arrangement, commitment or understanding (whether written or oral):

(i) which is a material contract (as defined in Item 601(b)(10) of Regulation S-K of the SEC) to be performed after the date of this Agreement;

(ii) with or to a labor union or guild (including any collective bargaining agreement);

(iii) which grants any Person a right of first refusal, right of first offer or similar right with respect to any material properties, assets or businesses of the Company or its Subsidiaries, (vi) which involves the purchase or sale of assets (other than purchases or sales in the ordinary course of business) with a purchase price of $10,000 or more in any single case or $50,000 in all such cases;

(iv) for employment or consulting (in each case with respect to which the Company has continuing obligations as of the date hereof) with any current or former (A) officer of the Company, (B) member of the Company Board, or (C) Company Employee providing for an annual base salary or payment in excess of $50,000;

(v) providing for indemnification or any guaranty by the Company or any Subsidiary thereof, in each case that is material to the Company and its Subsidiaries, taken as a whole, other than (A) any guaranty by the Company or a Subsidiary thereof of any of the obligations of (1) the Company or another wholly-owned Subsidiary thereof or (2) any Subsidiary (other than a wholly-owned Subsidiary) of the Company that was entered into in the ordinary course of business pursuant to or in connection with a customer contract, or (B) any contract providing for indemnification of customers or other Persons pursuant to contracts entered into in the ordinary course of business;

(vi) purporting to limit in any material respect the right of the Company or any of its Subsidiaries (or, at any time after the consummation of the Merger, Parent or any of its Subsidiaries) (A) to engage in any line of business, (B) compete with any Person or solicit any client or customer, or (C) operate in any geographical location;

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(vii) which grants any right of first refusal, right of first offer, or similar right with respect to any material assets, rights, or properties of the Company or any of its Subsidiaries;

(viii) which that contains any provision that requires the purchase of all or a material portion of the Company’s or any of its Subsidiaries’ requirements for a given product or service from a given third party, which product or service is material to the Company and its Subsidiaries, taken as a whole;

(ix) which obligates the Company or any of its Subsidiaries to conduct business on an exclusive or preferential basis or that contains a “most favored nation” or similar covenant with any third party or upon consummation of the Merger will obligate Parent, the Surviving Company, or any of their respective Subsidiaries to conduct business on an exclusive or preferential basis or that contains a “most favored nation” or similar covenant with any third party;

(x) relating to any partnership, joint venture, limited liability company agreement, or similar contract for the formation, creation, operation, management, or control of any material joint venture, partnership, or limited liability company, other than any such contact solely between the Company and its wholly-owned Subsidiaries or among the Company’s wholly-owned Subsidiaries;

(xi) which relates to any mortgages, indentures, guarantees, loans, or credit agreements, security agreements, or other contracts, in each case relating to indebtedness for borrowed money, whether as borrower or lender, in each case in excess of $10,000, other than (A) accounts receivables and payables, and (B) loans to direct or indirect wholly-owned Subsidiaries of the Company;

(xii) which relates to any intellectual property owned or licensed by the Company, other than licenses for shrinkwrap, clickwrap, or other similar commercially available off-the-shelf software that has not been modified or customized by a third party for the Company or any of its Subsidiaries;

(xiii) pursuant to which the Company or any of its Subsidiaries is obligated to make payment or incur costs in excess of $10,000in any year and which is not otherwise described in clauses (i)-(xii) above; or

(xiv) which is not otherwise described in clauses (i)-(xiii) above that is material to the Company and its Subsidiaries, taken as a whole.

Each contract, arrangement, commitment or understanding of the type described in this Section 4.13(a), whether or not publicly disclosed in the Company SEC Reports filed prior to the date hereof or set forth in Section 4.13(a) of the Company Disclosure Schedule, is referred to herein as a “Company Contract”, and neither the Company nor any of its Subsidiaries has received written notice of any material violation of a Company Contract by any of the other parties thereto. The Company has made available to Parent all contracts which involved payments by the Company or any of its Subsidiaries in fiscal year 2018 of more than $100,000 or which could reasonably be expected to involve payments by the Company or any of its Subsidiaries during fiscal year 2019 of more than $100,000 other than any such contract that is terminable at will on sixty (60) days or less notice without payment of a penalty in excess of $50,000, other than any contract entered into on or after the date hereof that is permitted under the provisions of Section 6.2.

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(b) Except as set forth in Section 4.13(b) of the Company Disclosure Schedule, (i) each Company Contract is valid and binding on the Company and in full force and effect (other than due to the ordinary expiration of the term thereof), and, to the Knowledge of the Company, is valid and binding on the other parties thereto, in each case, as enforceability may be limited by the Bankruptcy and Equity Exceptions, (ii) the Company and each of its Subsidiaries has in all material respects performed all obligations required to be performed by it to date under each Company Contract, and (iii) no event or condition exists which constitutes or, after notice or lapse of time or both, would constitute a material default on the part of the Company or any of its Subsidiaries under any such Company Contract, except, in each case, with respect to the foregoing clauses (i) through (iii) as would not reasonably be expected to result in, either individually or in the aggregate, a Company Material Adverse Effect.

4.14 Undisclosed Liabilities; Off-Balance Sheet Arrangements.

(a) Except for (i) liabilities that are fully reflected or reserved against on the consolidated balance sheet of the Company included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2018, (ii) liabilities incurred in the ordinary course of business consistent with past practice, (iii) liabilities arising under the terms of (but not from any breach or default under) any agreement, contract, commitment, license, permit, lease or other instrument or obligation that is either (x) disclosed in the Company Disclosure Schedule or (y) not required to be so disclosed by the terms of this Agreement (and including any of the foregoing types of instruments or obligations that are entered into or obtained after the date of this Agreement, as long as such action does not result in a breach of this Agreement), (iv) liabilities incurred pursuant to or in connection with this Agreement or the transactions contemplated hereby or (v) liabilities that would not reasonably be expected to result in, individually or in the aggregate, a Company Material Adverse Effect, neither the Company nor any of its Subsidiaries has any liability of any nature whatsoever (whether absolute, accrued or contingent or otherwise and whether due or to become due) that would be required by GAAP to be reflected in the consolidated balance sheet of the Company.

(b) Neither the Company nor any of its Subsidiaries is a party to, or has any commitment to become a party to: (i) any joint venture, off-balance sheet partnership, or any similar contract or arrangement (including any Contract or arrangement relating to any transaction or relationship between or among the Company or any of its Subsidiaries, on the one hand, and any other Person, including any structured finance, special purpose, or limited purpose Person, on the other hand); or (ii) any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K under the Exchange Act).

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4.15 Anti-Takeover Provisions. No state takeover statute or similar statute or regulation applies or purports to apply to the Company with respect to this Agreement, the Merger or any of the transactions contemplated by this Agreement.

4.16 Company Information. The information relating to the Company and its Subsidiaries to be provided by the Company for inclusion in the Proxy Statement will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading. The Proxy Statement (except for such portions thereof related only to Parent, Merger Sub or any of their respective Subsidiaries) will comply as to form in all material respects with the Exchange Act.

4.17 Title to Property.

(a) Real Property. Except as disclosed in Section 4.17(a)(i) of the Company Disclosure Schedule, the Company and its Subsidiaries do not own any real property (the “Owned Real Property”). All real property and fixtures material to the business, operations or financial condition of the Company and its Subsidiaries are in substantially good condition and repair except as would not reasonably be expected to result in, individually or in the aggregate, a Company Material Adverse Effect. The Company or a Subsidiary of the Company has good and marketable fee simple title to all material Owned Real Property specified in Section 4.17(a)(ii) of the Company Disclosure Schedule. Except for Permitted Liens, as of the date of this Agreement, none of the material Owned Real Properties specified in Section 4.17(a)(ii) of the Company Disclosure Schedule is subject to any lease, sublease, license or other agreement granting to any Person (other than the Company or any Subsidiary of the Company) any right to the use or occupancy of such Owned Real Property or any part thereof. Except as would not reasonably be expected to have, in the aggregate, a Company Material Adverse Effect, to the Knowledge of the Company, there does not exist any condemnation or eminent domain proceeding that affects any Owned Real Property.

(b) Personal Property. The Company and its Subsidiaries have good, valid and marketable title to, or a valid leasehold interest in, or with respect to licensed assets only, a valid license to use, all tangible personal property owned by them on the date hereof, free and clear of all Liens other than Permitted Liens, except where the failure to have such title, valid leasehold or valid license would not reasonably be expected to result in, either individually or in the aggregate, a Company Material Adverse Effect. With respect to personal property used in the business of the Company and its Subsidiaries which is leased rather than owned, neither the Company nor any Subsidiary thereof is in default under the terms of any such lease the loss of which would reasonably be expected to result in, either individually or in the aggregate, a Company Material Adverse Effect.

(c) Leased Property. All leases of real property and all other leases of the Company and its Subsidiaries under which the Company or a Subsidiary, as lessee, leases real or personal property (the “Leased Real Property”) are valid and binding in accordance with their respective terms, there is not under such lease any material existing default by the Company or such Subsidiary or, to the Knowledge of the Company, the lessors or any other parties thereunder, or any event which with notice or lapse of time would constitute such a default, and in the case of real estate leases the Company or such Subsidiary quietly enjoys the premises provided for in such lease except, in each case, as would not reasonably be expected to result in, individually or in the aggregate, a Company Material Adverse Effect. The Company has delivered to Parent a true and complete copy of each such lease. Except as would not reasonably be expected to have, in the aggregate, a Company Material Adverse Effect, to the Knowledge of the Company, there does not exist any condemnation or eminent domain proceeding that affects any Leased Real Property. To the Knowledge of the Company, there are no disputes with respect to any Leased Real Property, and there are no Liens on the estate created by any applicable lease other than Permitted Liens. Neither the Company nor any of its Subsidiaries has assigned, pledged, mortgaged, hypothecated, or otherwise transferred any lease or any interest therein nor has the Company or any of its Subsidiaries subleased, licensed, or otherwise granted any Person (other than another wholly-owned Subsidiary of the Company) a right to use or occupy such Leased Real Property or any portion thereof.

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As used herein, “Permitted Liens” means (i) Liens publicly disclosed in the Company SEC Reports filed prior to the date hereof, (ii) Liens disclosed in Section 4.17 of the Company Disclosure Schedule, (iii) Liens for current Taxes not yet due and payable and other standard exceptions commonly found in title policies in the jurisdiction where the property is located, (iv) such encumbrances and imperfections of title, if any, as do not materially detract from the value of the properties and do not materially interfere with the present or proposed use of such properties or otherwise materially impair such operations, (v) Liens imposed or promulgated by laws with respect to real property and improvements, including zoning regulations, (vi) mechanics’, carriers’, workmen’s, repairmen’s and similar Liens incurred in the ordinary course of business or (vii) Liens that would not reasonably be expected to result in, individually or in the aggregate, a Company Material Adverse Effect.

4.18 Insurance. The Company and each of its Subsidiaries is insured with reputable insurers against such risks and in such amounts as the management of the Company reasonably has determined to be prudent in accordance with industry practice (taking into account the cost and availability of such insurance), except as would not reasonably be expected to result in, individually or in the aggregate, a Company Material Adverse Effect. The Company and its Subsidiaries are in compliance with their insurance policies, including any state self-insurance program, and are not in default under any of the terms thereof, except for any such non-compliance or default that would not reasonably be expected to result in a Company Material Adverse Effect. Each such policy is outstanding and in full force and effect (other than due to the ordinary expiration of the term thereof), except as set forth on Section 4.18 of the Company Disclosure Schedule. All premiums and other payments due under any such policy have been paid.

4.19 Environmental Liability. To the Knowledge of the Company neither the Company nor any of its Subsidiaries has received any written notice of any legal, administrative, arbitral or other proceedings, claims, actions, causes of action or, to the Knowledge of the Company, private environmental investigations or remediation activities or governmental investigations of any nature seeking to impose, or that would reasonably be expected to result in the imposition, on the Company or any of its Subsidiaries of any liability or obligation arising under common law standards relating to protection of the environment or human health, or under any local, state or federal environmental statute, regulation or ordinance, including the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (collectively, “Environmental Laws”), which liability or obligation would reasonably be expected to result in a Company Material Adverse Effect. To the Knowledge of the Company, during or prior to the period of (a) its or any of its Subsidiaries’ ownership or operation of any of their respective current properties, (b) its or any of its Subsidiaries’ participation in the management of any property, or (c) its or any of its Subsidiaries’ holding of a security interest or other interest in any property, there were no releases or threatened releases of hazardous, toxic, radioactive or dangerous materials or other materials regulated under Environmental Laws in, on, under or affecting any such property which would reasonably be expected to result in a Company Material Adverse Effect. Neither the Company nor any of its Subsidiaries is subject to any agreement, order, judgment, decree, letter or memorandum by or with any Governmental Entity or third Person imposing any material liability or obligation pursuant to or under any Environmental Law that would reasonably be expected to result in a Company Material Adverse Effect. To the Knowledge of the Company, the Company and each of its Subsidiaries is in compliance with all Environmental Laws, including possessing all material permits required for its currently conducted operations under applicable Environmental Laws, except, in each case, for any such non-compliance that, individually or in the aggregate, would not reasonably be expected to result in a Company Material Adverse Effect. Notwithstanding any other provision of this Agreement to the contrary (including Section 4.12), the representations and warranties of the Company in this Section 4.19 constitute the sole representations and warranties of the Company with respect to any matter (including any liability) relating to Environmental Laws. Notwithstanding any other provision of this Agreement to the contrary, with respect to the representations and warranties of the Company contained in this Section 4.19 only, “Knowledge of the Company” shall mean the actual knowledge of the President and Chief Executive Officer of the Company after due inquiry of his direct reports.

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4.20 Intellectual Property.

(a) Section 4.20 of the Company Disclosure Schedule contains a true and complete list, as of the date hereof, of all: (i) intellectual property owned by the Company or any of its Subsidiaries (“Company-Owned IP”) that is the subject of any issuance, registration, certificate, application, or other filing by, to or with any Governmental Entity or authorized private registrar, including patents, patent applications, trademark registrations and pending applications for registration, copyright registrations and pending applications for registration, and internet domain name registrations; and (ii) material unregistered Company-Owned IP. The Company and its Subsidiaries’ rights in the Company-Owned IP are valid, subsisting, and enforceable, except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(i) The Company and its Subsidiaries owns, or is validly licensed or otherwise has the right to use, all patents, patent applications, patent rights, trademarks, trademark rights, trade names, trade name rights, service marks, service mark rights, copyrights, trade secrets, designs, domain names, lists, software, data, databases, processes, methods, schematics, technology, know-how, documentation, and other proprietary intellectual property rights and any such rights in computer programs (collectively, “Intellectual Property Rights”) as used in their business as presently conducted, except where the failure to have the right to use such Intellectual Property Rights, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect. No actions, suits or other proceedings are pending or, to the Knowledge of the Company, threatened in writing that the Company or any of its Subsidiaries is infringing, misappropriating or otherwise violating the rights of the Company or any of its Subsidiaries with respect to any Intellectual Property Right owned by the Company or any of its Subsidiaries, expect for such infringement, misappropriation or violation that, individually or in the aggregate, would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The Company and each of its Subsidiaries has taken reasonable steps to maintain its Intellectual Property Rights and to protect and preserve the confidentiality of all trade secrets included in its Intellectual Property Rights, except where the failure to take such actions would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Notwithstanding any other provision of this Agreement to the contrary, the representations and warranties of the Company in this Section 4.20 constitute the sole representations and warranties of the Company with respect to any matter (including any liability) relating to intellectual property matters.

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(b) In the past three years, there has been no malfunction, failure, continued substandard performance, denial-of-service, or other cyber incident, including any cyberattack, or other impairment of the Company information technology systems, in each case except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The Company and each of its Subsidiaries has taken all reasonable best effort steps to safeguard the confidentiality, availability, security, and integrity of the Company’s information technology systems, including implementing and maintaining appropriate backup, disaster recovery, and software and hardware support arrangements, in each case except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

4.21 Labor Matters.

(a) The Company and each of its Subsidiaries: (i) is in compliance with all applicable laws and agreements regarding hiring, employment, termination of employment, plant closing and mass layoff, employment discrimination, harassment, retaliation, and reasonable accommodation, leaves of absence, terms and conditions of employment, wages and hours of work, employee classification, employee health and safety, use of genetic information, leasing and supply of temporary and contingent staff, engagement of independent contractors, including proper classification of same, payroll taxes, and immigration with respect to Company Employees, and contingent workers; and (ii) is in compliance with all applicable laws relating to the relations between it and any labor organization, trade union, work council, or other body representing Company Employees, except, in the case of clauses (i) and (ii) immediately above, where the failure to be in compliance with the foregoing would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b) Neither the Company nor any of its Subsidiaries is a party to or is bound by any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization, nor is the Company or any of its Subsidiaries the subject of a proceeding asserting that it or any such Subsidiary has committed an unfair labor practice (within the meaning of the National Labor Relations Act) or seeking to compel the Company or any such Subsidiary to bargain with any labor organization as to wages or conditions of employment, nor is there any strike or other material labor dispute involving it or any of its Subsidiaries pending or, to the Knowledge of the Company, threatened, nor, to the Knowledge of the Company, is there any activity involving its or any of its Subsidiaries’ employees seeking to certify a collective bargaining unit or engaging in other organizational activity. As of the date of this Agreement, there is no written labor or employment-related charge, complaint or claim of any sort against the Company or any Subsidiary of the Company pending or, to the Knowledge of the Company, threatened before any Governmental Entity, except for such charges, complaints or claims that would not be reasonably expected to have, individually or in the aggregate, a Company Material Adverse Effect.

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4.22 Transactions with Affiliates. Except as set forth in Section 4.22 of the Company Disclosure Schedule, as of the date of this Agreement, there are no transactions, agreements, arrangements or understandings between the Company or any of the Subsidiaries of the Company, on the one hand, and any Affiliate of the Company (other than the Subsidiaries of the Company), on the other hand, of the type that would be required to be disclosed under Item 404 of Regulation S-K under the Securities Act and which have not been so disclosed in the Company SEC Reports.

4.23 Anti-Corruption Matters. In the past five years, none of the Company, any of its Subsidiaries or any director, officer or, to the Knowledge of the Company, employee or agent of the Company or any of its Subsidiaries has: (i) used any funds for unlawful contributions, gifts, entertainment, or other unlawful payments relating to an act by any Governmental Entity; (ii) made any unlawful payment to any foreign or domestic government official or employee or to any foreign or domestic political party or campaign or violated any provision of the U.S. Foreign Corrupt Practices Act of 1977, as amended; or (iii) made any other unlawful payment under any applicable law relating to anti-corruption, bribery, or similar matters. In the past five years, neither the Company nor any of its Subsidiaries has disclosed to any Governmental Entity that it violated or may have violated any law relating to anti-corruption, bribery, or similar matters. To the Knowledge of the Company, no Governmental Entity is investigating, examining, or reviewing the Company’s compliance with any applicable provisions of any law relating to anti-corruption, bribery, or similar matters.

4.24 Acknowledgement of the Company. The Company acknowledges and agrees that it has conducted its own independent review and analysis of the business, assets, condition and operations of Parent and its Subsidiaries. In entering into this Agreement, the Company has relied solely upon its own investigation and analysis and the representations and warranties, covenants and agreements of Parent and Merger Sub contained in this Agreement and the Company (a) acknowledges that, other than as set forth in this Agreement, none of Parent, Merger Sub nor any of their respective directors, officers, employees, Affiliates, agents or representatives makes or has made any representation or warranty, either express or implied, as to the accuracy or completeness of any of the information provided or made available to the Company or its agents or representatives prior to the execution of this Agreement, and (b) agrees, to the fullest extent permitted by law, that none of Parent, Merger Sub nor any of their respective directors, officers, employees, Affiliates, agents or representatives shall have any liability or responsibility whatsoever to the Company on any basis (including in contract, tort or otherwise) based upon any information provided or made available, or statements made, to the Company prior to the execution of this Agreement.

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4.25 No Other Representations or Warranties. Except for the representations and warranties expressly contained in this Section 4, neither the Company nor any other Person makes any other express or implied representation or warranty with respect to the Company, the Company’s Subsidiaries or the transactions contemplated by this Agreement, and the Company disclaims any other representations or warranties, whether made by the Company or any of its Affiliates, officers, directors, employees, agents or representatives. Except for the representations and warranties expressly contained in this Section 4, the Company hereby disclaims all liability and responsibility for any representation, warranty, projection, forecast, statement, or information made, communicated, or furnished (orally or in writing) to Parent, Merger Sub or any of their Affiliates or representatives (including any opinion, information, projection, or advice that may have been or may be provided to Parent by any director, officer, employee, agent, consultant, or representative of the Company or any of its Affiliates).

5.	REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Except as set forth in the disclosure schedule of Parent and Merger Sub delivered to the Company concurrently herewith (the “Parent Disclosure Schedule”) (with specific reference to the section of this Agreement to which the information stated in such Parent Disclosure Schedule relates; provided that (i) disclosure in any section of such Parent Disclosure Schedule shall be deemed to be disclosed with respect to any other Section of this Agreement to the extent that it is reasonably apparent from the face of such disclosure that such disclosure is applicable or relevant to such other Section and (ii) the mere inclusion of an item in such Parent Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission that such item represents a material exception or material fact, event or circumstance or that such item has had or would have a Parent Material Adverse Effect (as hereinafter defined)), Parent and Merger Sub hereby represent and warrant to the Company as follows:

5.1 Corporate Organization.

(a) Each of Parent and Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the state of its incorporation. Each of Parent and Merger Sub has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business currently conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not reasonably be expected to result in a Parent Material Adverse Effect. The copies of the charter documents of Parent and Merger Sub which have previously been made available to the Company are true, complete and correct copies of such documents as in effect as of the date of this Agreement. As used in this Agreement, a “Parent Material Adverse Effect” means (i) a material adverse effect on the business, results of operations or financial condition of Parent and its Subsidiaries taken as a whole or (ii) a material adverse effect on Parent’s or Merger Sub’s ability to consummate the transactions contemplated hereby on a timely basis; provided, however, that in determining whether a Parent Material Adverse Effect has occurred, there shall be excluded any effect on the Parent or its Subsidiaries relating to or arising in connection with (A) any adverse change, effect, event or occurrence, state of facts or developments to the extent the public announcement or the pendency of this Agreement or the transactions contemplated hereby or any actions required to be taken (or refrained from being taken) in compliance herewith or otherwise with the written consent or at the written request of the other party hereto, including the impact thereof on the relationships of Parent or any of its Subsidiaries with customers, suppliers, distributors, consultants, employees or independent contractors or other third parties with whom Parent or any of its Subsidiaries has any relationship and including any litigation brought by any shareholder of the Company or Parent in connection with the transactions contemplated hereby, (B) any failure by Parent to meet any projections or forecasts for any period ending (or for which revenues or earnings are released) on or after the date hereof (it being understood that this clause (C) does not and shall not be deemed to apply to the underlying cause or causes of any such failure), (D) any change in federal, state, non-U.S. or local law, regulations, policies or procedures, or interpretations thereof, GAAP or regulatory accounting requirements applicable or potentially applicable to the industries in which Parent or its Subsidiaries operate, (E) changes generally affecting the industries in which Parent or its Subsidiaries operate that are not specifically related to Parent and its Subsidiaries and do not have a materially disproportionate adverse effect on the Parent and its Subsidiaries, taken as a whole, (F) changes in economic conditions or political conditions, or in the financial, credit or securities markets in general (including changes in the prevailing interest rates, exchange rates or stock, bond or debt prices) in the United States, in any region thereof, or in any non-U.S. or global economy that do not have a materially disproportionate adverse effect on the Parent and its Subsidiaries, taken as a whole or (G) any attack on, or by, outbreak or escalation of hostilities or acts of terrorism (including cyberterrorism) involving, the United States, or any declaration of war by the United States Congress or any hurricane or other natural disaster.

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(b) The copies of the articles of incorporation or certificate of incorporation (as applicable) and bylaws of each of Parent and Merger Sub, and similar organizational documents of each its Subsidiaries, which have previously been made available to the Company are true, complete and correct copies of such documents as in effect as of the date of this Agreement.

5.2 Capitalization.

(a) As of the close of business on April 30, 2019 (the “Parent Capitalization Date”), the authorized capital stock of Parent consisted of 90,000,000 shares of capital stock, consisting of 80,000,000 shares of common stock, and 10,000,000 shares of preferred stock, each with a par value per share of $0.0001. As a result of a 10-for-1 reverse stock split of Parent’s common stock and a reduction of Parent’s authorized shares of common stock, both effective as of June 4, 2019, the authorized capital stock of Parent consists of 40,000,000 shares of capital stock, consisting of 30,000,000 shares of common stock, and 10,000,000 shares of preferred stock, each with a par value per share of $0.0001. As of the Parent Capitalization Date, there (i) were 20,309,908 shares of Parent common stock outstanding (resulting in 2,030,990 shares following Parent’s June 4, 2019 reverse stock split) and (ii) no shares of Parent’s preferred stock outstanding. As of the close of business on the Capitalization Date, no shares of Parent common stock were reserved or to be made available for issuance, except as set forth in Section 5.2(a) of the Parent Disclosure Schedule. All of the issued and outstanding shares of Parent common stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. As of the date of this Agreement, except (i) as set forth in Section 5.2(a) of the Parent Disclosure Schedule, (ii) pursuant to any cashless exercise provisions of any options or pursuant to the surrender of shares to Parent or the withholding of shares by Parent to cover tax withholding obligations under Parent’s stock plans and arrangements set forth in Section 5.2(a) of the Parent Disclosure Schedule (collectively, and in each case as the same may be amended to the date hereof, the “Parent Stock Plans”), and (iii) as set forth elsewhere in this Section 5.2(a), Parent does not have and is not bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase, sale, repurchase, redemption or issuance of any shares of Parent common stock or any other equity securities of Parent or any securities representing the right to purchase or otherwise receive any shares of the Parent capital stock (including any rights plan or agreement). Since the Parent Capitalization Date, Parent has not (i) issued or repurchased any shares of its capital stock or any securities convertible into or exercisable for any shares of its capital stock, other than upon the exercise of employee stock options granted prior to such date and disclosed in this Section 5.2(a) or pursuant to the surrender of shares to Parent or the withholding of shares by Parent to cover tax withholding obligations under the Parent Stock Plans, or (ii) issued or awarded any options, restricted shares or other equity-based awards under the Parent Stock Plans.

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(b) The authorized capital stock of Merger Sub consists of 100 shares of common stock, par value of $0.0001 per share, all of which are issued and outstanding and are owned, of record and beneficially, solely by the Parent or one of its wholly-owned Subsidiaries.

(c) Neither Parent nor any of its Subsidiaries own, directly or indirectly, any equity or similar interest in, or any interest convertible into or exchangeable for, any equity or similar interest in, any corporation, partnership, joint venture or other similar business association or entity (other than its wholly owned Subsidiaries), with respect to which securities Parent or any of its Subsidiaries has invested (and currently owns) or is required to invest $3,000,000 or more. Parent owns, directly or indirectly, all of the issued and outstanding shares of capital stock of or all other equity interests in each of Parent’s Subsidiaries free and clear of any Liens and all of such shares are duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. Neither Parent nor any of its Subsidiaries has or is bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase, repurchase, sale, redemption or issuance of any shares of capital stock or any other equity security of any Subsidiary of Parent or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of any such Subsidiary. There are no restrictions on the Parent with respect to voting the stock of any Subsidiary of the Parent.

5.3 Authority; No Violation.

(a) Each of Parent and Merger Sub has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, including the Merger, have been duly and validly approved by the board of directors of Parent (“Parent Board”) and the board of directors of Merger Sub and no other corporate proceedings on the part of Parent or Merger Sub are necessary to approve this Agreement and the consummation of the transactions contemplated hereby, including the Merger, or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Parent and Merger Sub and (assuming due authorization, execution and delivery by the Company) constitutes a valid and binding obligation of Parent and Merger Sub, enforceable against Parent and Merger Sub in accordance with its terms, except as enforcement may be limited by the Bankruptcy and Equity Exceptions.

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(b) Neither the execution and delivery of this Agreement by Parent or Merger Sub, nor the consummation by Parent or Merger Sub of the transactions contemplated hereby, including the Merger will (i) violate any provision of charter documents of Parent or Merger Sub or (ii) assuming that the consents, approvals and filings referred to in Section 5.4 are duly obtained or made, (A) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Parent, Merger Sub or any of their respective Subsidiaries or any of their respective properties or assets, or (B) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, or require redemption or repurchase or otherwise require the purchase or sale of any securities, constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of Parent, Merger Sub or any of their respective Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Parent, Merger Sub or any of their respective Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound or affected, except (in the case of clause (ii) above) for such violations, conflicts, breaches, defaults or other events which either individually or in the aggregate would not reasonably be expected to result in a Parent Material Adverse Effect.

5.4 Consents and Approvals. No Consents of, or filings or registrations with, any Governmental Entity or any third Person are necessary in connection with (a) the execution and delivery by Parent or Merger Sub of this Agreement or (b) the consummation by Parent or Merger Sub of the transactions contemplated hereby and thereby, including the Merger, except for (i) the filing with the SEC of the Proxy Statement/Prospectus (as hereinafter defined) as well as any other filings required to be made with the SEC pursuant to the Securities Act or the Exchange Act, (ii) the filing of the Articles of Merger with the Minnesota Secretary pursuant to the MBCA, (iii) such filings and approvals as may be required to be made under the state blue sky or securities laws or various states in connection with the issuance of shares of Parent Stock pursuant to this Agreement and (iv) such filings as may be required to cause the shares of Parent Stock to be issued pursuant this Agreement to be approved for listing on the NASDAQ Global Market, the failure of which to be obtained would not be reasonably expected to result in, individually or in the aggregate, a Parent Material Adverse Effect.

5.5 SEC Filings. Parent has filed all forms, reports, statements, certifications and other documents (including all exhibits, amendments and supplements thereto) required to be filed by it with the SEC since January 1, 2016 (collectively, the “Parent SEC Reports”). None of Parent’s Subsidiaries is required to file periodic reports with the SEC pursuant to the Exchange Act. Each of the Parent SEC Reports, as amended prior to the date of this Agreement, complied as to form in all material respects with the applicable requirements of the Securities Act and the Exchange Act, each as in effect on the date so filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such subsequent filing). None of the Parent SEC Reports contained, when filed or, if amended or supplemented prior to the date hereof, as of the date of such amendment or supplement, any untrue statement of a material fact or omitted to state a material fact required to be stated or incorporated by reference therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. There are no outstanding or unresolved comments in comment letters received from the SEC with respect to the Parent SEC Reports. To the Knowledge of Parent, as of the date hereof, none of the Parent SEC Reports is subject to ongoing SEC review. None of the Subsidiaries of Parent is required to file or furnish reports with the SEC pursuant to the Exchange Act.

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5.6 Financial Statements.

(a) Each of the financial statements included (or incorporated by reference) in the Parent SEC Reports (including the related notes, where applicable), fairly present in all material respects (subject, in the case of the unaudited statements, to normal recurring adjustments, none of which would be reasonably expected to result in, individually or in the aggregate, a Parent Material Adverse Effect) the results of the consolidated operations and changes in stockholders’ equity and consolidated financial position of Parent and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth. Each of such financial statements (including the related notes, where applicable), complies in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto and each of such financial statements (including the related notes, where applicable) has been prepared in accordance with GAAP, as in effect on the date or for the period with respect to which such principles are applied, in all material respects consistently applied during the periods involved, except in each case as indicated in such statements or in the notes thereto or, in the case of unaudited statements, as permitted by Form 10-Q. The books and records of Parent and its Subsidiaries have been, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements and reflect only actual transactions.

(b) The records, systems, controls, data and information of Parent and its Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of Parent or its Subsidiaries or accountants (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control that would not reasonably be expected to have a material adverse effect on the system of internal accounting controls described below in this Section 5.6(b). Parent (i) has established and maintains disclosure controls and procedures (as defined in Rule 13a-15(e) of the Exchange Act) and internal control over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act), including to ensure that material information relating to Parent, including its consolidated Subsidiaries, is made known to the chief executive officer and the chief financial officer of Parent by others within those entities and (ii) has disclosed, based on its most recent evaluation prior to the date hereof, to Parent’s outside auditors and the audit committee of the Parent Board (A) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) which are reasonably likely to adversely affect Parent’s ability to record, process, summarize and report financial information and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in Parent’s internal controls over financial reporting. These disclosures were made in writing by management to Parent’s auditors and audit committee and a copy has previously been made available to the Company. The Parent’s disclosure controls and procedures are reasonably designed to ensure that all material information required to be disclosed by the Parent in the reports that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such material information is accumulated and communicated to the management of the Parent as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act.

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(c) From January 1, 2016 to the date of this Agreement, (i) neither the Parent nor any Subsidiary of the Parent nor, to the Knowledge of Parent (as defined below), any director, officer, auditor, accountant or representative of the Parent or any of the Subsidiaries of the Parent has received any written complaint, allegation, assertion or claim that the Parent or any of the Subsidiaries of the Parent has engaged in improper or illegal accounting or auditing practices or maintains improper or inadequate internal accounting controls relating to the Parent and the Subsidiaries of the Parent, taken as a whole, (ii) no attorney representing the Parent or any Subsidiary of the Parent has made a report to the Parent’s chief legal officer, chief executive officer or board of directors (or any committee thereof) pursuant to the SEC’s Standards of Professional Conduct for Attorneys (17 CFR Part 205), and (iii) the Parent has disclosed to its outside auditors any fraud, whether or not material, of which that, to the Knowledge of Parent, involves management or other employees who have a significant role in the Parent’s internal control over financial reporting.

5.7 Broker’s Fees. Except as set forth in Section 5.7 of the Parent Disclosure Schedule, neither Parent, Merger Sub nor any of their respective Subsidiaries, nor any of their respective officers or directors on behalf of the Parent or any of the Parent’s Subsidiaries, has employed any broker or finder or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with any of the transactions contemplated by this Agreement.

5.8 Absence of Certain Changes or Events.

(a) Since January 1, 2018, and except as disclosed in any Parent SEC Report, no event has occurred which has had or would reasonably be expected to result in, individually or in the aggregate, a Parent Material Adverse Effect.

(b) Except as contemplated by this Agreement or permitted under Section 6.3, since January 1, 2018 and except as disclosed in any Parent SEC Report, Parent and its Subsidiaries have carried on their respective businesses in all material respects in the ordinary course of business.

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(c) Except as set forth in Section 5.8 of the Parent Disclosure Schedule, since January 1, 2018, there has been no incident of damage, destruction or loss of any property owned by Parent or any of its Subsidiaries or used in the operation of their businesses, whether or not covered by insurance, having a replacement cost or fair market value in excess of $100,000. Without limiting the generality of the foregoing, since January 1, 2018 and through the date of this Agreement, neither Parent nor any of its Subsidiaries has taken any action that would have been prohibited by Section 6.1 if it had been taken after the date hereof and prior to the Closing Date.

5.9 Legal Proceedings.

(a) Neither Parent, Merger Sub nor any of their respective Affiliates is a party to any, and there are no pending or, to the Knowledge of Parent, threatened, material legal, administrative, arbitral or other material proceedings, claims, actions or governmental or regulatory investigations of any nature challenging the validity or propriety of the transactions contemplated by this Agreement. As used herein, “Knowledge of Parent” shall mean the actual knowledge of the officers of Parent and Merger Sub listed in Section 5.9 of the Parent Disclosure Schedule.

(b) There is no injunction, order, judgment, decree or regulatory restriction of any Governmental Entity specifically imposed upon Parent, Merger Sub or any of their respective Affiliates or the assets of Parent, Merger Sub or any of their respective Affiliates which has resulted in or would reasonably be expected to result in, individually or in the aggregate, a Parent Material Adverse Effect.

5.10 Compliance With Applicable Law.

(a) Parent and each of its Subsidiaries hold all licenses, franchises, permits and authorizations necessary for the lawful conduct of their respective businesses under and pursuant to, and have complied with and are not in violation in any material respect under, any applicable law, statute, order, rule or regulation of any Governmental Entity relating to Parent or any of its Subsidiaries, except where the failure to hold such license, franchise, permit or authorization or such non-compliance or violation would not, individually or in the aggregate, reasonably be expected to result in a Parent Material Adverse Effect, and neither Parent nor any of its Subsidiaries has received written notice of any violations of any of the above which, individually or in the aggregate, would reasonably be expected to result in a Parent Material Adverse Effect. Neither the Parent nor any Subsidiary of the Parent is in violation of any requirement of applicable law, statute, order, rule or regulation of any Governmental Entity relating to the Parent or any of its Subsidiaries related to privacy, data protection or the collection and use of personal information gathered or used by the Parent and the Subsidiaries of the Parent or any of their respective businesses or properties is bound, except for violations that would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(b) Since the enactment of the Sarbanes-Oxley Act, Parent has been and is in compliance in all material respects with (i) the applicable provisions of the Sarbanes-Oxley Act and (ii) the applicable listing standards of the NASDAQ Stock Market, including those related to corporate governance.

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5.11 Undisclosed Liabilities. Except for (a) liabilities that are fully reflected or reserved against on the consolidated balance sheet of Parent included in Parent’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2019, (b) liabilities incurred in the ordinary course of business consistent with past practice, (c) liabilities arising under the terms of (but not from any breach or default under) any agreement, contract, commitment, license, permit, lease or other instrument or obligation that is either (x) disclosed in the Parent Disclosure Schedule or (y) not required to be so disclosed by the terms of this Agreement (and including any of the foregoing types of instruments or obligations that are entered into or obtained after the date of this Agreement, as long such action does not result in a breach of this Agreement), (d) liabilities incurred pursuant to or in connection with this Agreement or the transactions contemplated hereby or (e) liabilities that would not reasonably be expected to result in, individually or in the aggregate, a Parent Material Adverse Effect, neither Parent nor any of its Subsidiaries has any liability of any nature whatsoever (whether absolute, accrued or contingent or otherwise and whether due or to become due) that would be required by GAAP to be reflected in the consolidated balance sheet of Parent.

5.12 Parent Information. The information relating to Parent and its Subsidiaries (including Merger Sub) to be provided by Parent to be contained in the Proxy Statement/Prospectus, any filing pursuant to Rule 14a-12 or Rule 14a-6 under the Exchange Act or in any other document filed with any other Governmental Entity in connection herewith, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading.

5.13 No Business Activities by Merger Sub. All of the outstanding capital stock of Merger Sub is owned by Parent or one of its wholly-owned Subsidiaries. Merger Sub is not a party to any contract and has not conducted any activities other than in connection with the organization of Merger Sub, the negotiation and execution of this Agreement and the consummation of the transactions contemplated hereby. Merger Sub has no Subsidiaries.

5.14 Ownership of Company Common Stock; No Other Agreements. Except as set forth in Section 5.14 of the Parent Disclosure Schedule, neither Parent, Merger Sub nor any of their respective Subsidiaries or, to the Knowledge of Parent, any of their respective Affiliates or associates (as such term is defined under the Exchange Act) (a) beneficially owns, directly or indirectly, or (b) is a party to any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of, in case of either clause (a) or (b), any Company Securities, in each case, except in accordance with this Agreement, including the Merger. Except as set forth in Section 5.14 of the Parent Disclosure Schedule, neither Parent, Merger Sub nor any of their respective Subsidiaries or, to the Knowledge of Parent, any of their respective Affiliates or associates (as such term is defined under the Exchange Act) has entered into any contract or agreement with any officer or director of the Company in connection with the transactions contemplated by this Agreement.

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5.15 Available Consideration. Parent has available to it, or as of the Effective Time will have available to it, sufficient shares of authorized and unissued Parent Stock and all funds necessary for the issuance and payment of the Merger Consideration and has funds available to it to satisfy its payment obligations under this Agreement.

5.16 Acknowledgement of Parent. Parent acknowledges and agrees that it has conducted its own independent review and analysis of the business, assets, condition and operations of the Company and its Subsidiaries. In entering into this Agreement, Parent has relied solely upon its own investigation and analysis and the representations and warranties, covenants and agreements of the Company contained in this Agreement and Parent (a) acknowledges that, other than as set forth in this Agreement, none of the Company nor any of its respective directors, officers, employees, Affiliates, agents or representatives makes or has made any representation or warranty, either express or implied, as to the accuracy or completeness of any of the information provided or made available to Parent or its agents or representatives prior to the execution of this Agreement, and (b) agrees, to the fullest extent permitted by law, that none of the Company nor any of its respective directors, officers, employees, Affiliates, agents or representatives shall have any liability or responsibility whatsoever to Parent on any basis (including in contract, tort or otherwise) based upon any information provided or made available, or statements made, to Parent prior to the execution of this Agreement.

5.17 No Other Representations or Warranties. Except for the representations and warranties expressly contained in this Section 5, none of Parent, Merger Sub nor any other Person makes any other express or implied representation or warranty with respect to the Parent, Parent’s Subsidiaries, Merger Sub or the transactions contemplated by this Agreement, and Parent disclaims any other representations or warranties, whether made by Parent, Merger Sub or any of their respective Affiliates, officers, directors, employees, agents or representatives. Except for the representations and warranties expressly contained in this Section 5, each of Parent and Merger Sub hereby disclaims all liability and responsibility for any representation, warranty, projection, forecast, statement, or information made, communicated, or furnished (orally or in writing) to the Company or any of its Affiliates or representatives (including any opinion, information, projection, or advice that may have been or may be provided to the Company by any director, officer, employee, agent, consultant, or representative of Parent or any of its Affiliates).

6.	COVENANTS RELATING TO CONDUCT OF BUSINESS

6.1 Conduct of Business Prior to the Effective Time. Except as expressly contemplated or permitted by this Agreement, or as required by applicable law, rule or regulation, during the period from the date of this Agreement to the Effective Time, Parent and the Company shall each, and each shall cause each of its Subsidiaries to, (a) conduct its business in the ordinary course and (b) use reasonable best efforts to maintain and materially preserve intact its business organization and the goodwill of those having business or other third-party relationships with it, including Governmental Entities, and retain the services of its present officers and key employees.

6.2 Company Forbearances. Except as set forth in Section 6.2 of the Company Disclosure Schedule, as expressly contemplated or permitted by this Agreement, as required by applicable law, rule or regulation, or by any Governmental Entity or as required by a Company Benefit Plan or as required by any agreement in effect on the date hereof (true and correct copies of which have been delivered to Parent prior to the date of this Agreement), during the period from the date of this Agreement to the Effective Time, the Company shall not, and shall not permit any of its Subsidiaries to, without the prior written consent of Parent (which consent shall not be unreasonably withheld or delayed):

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(a) (i) adjust, split, combine or reclassify its capital stock, (ii) set any record or payment dates for the payment of any dividends or distributions on its capital stock or make, declare or pay any dividend or make any other distribution on any shares of its capital stock or any securities or obligations convertible into or exchangeable for any shares of its capital stock, except that any wholly owned Subsidiary of the Company may declare and pay dividends to its parent and other wholly owned Subsidiaries of the Company, (iii) directly or indirectly redeem, purchase or otherwise acquire, any shares of its capital stock or any securities or obligations convertible into or exchangeable for any shares of its capital stock (except pursuant to the vesting of Company Restricted Shares outstanding as of the date hereof or permitted to be issued under this Section 6.2 or pursuant to the surrender of shares to the Company or the withholding of shares by the Company to cover tax withholding obligations under the Company Stock Plans), or (iv) grant any stock appreciation rights or grant any Person any right to acquire any shares of its capital stock, or issue, or commit to issue, sell, grant, dispose of, pledge or otherwise encumber, or authorize or propose the issuance, sale grant, disposition, pledge or other encumbrance of, any additional shares of capital stock (except for grants to members of the Company Board under the Company Stock Plans consistent with grants made during the Company’s 2018 fiscal year or pursuant to the exercise of stock options under the Company Stock Plans outstanding as of the date hereof in accordance with the terms of the awards), any securities convertible into or exercisable for, or any rights, warrants or options to acquire, any additional shares of capital stock, or any other securities in respect of, in lieu of, or in substitution for, any shares of its capital stock outstanding on the date of this Agreement;

(b) sell, transfer, mortgage, encumber or otherwise dispose of any of its material assets or material properties to any Person (other than a direct wholly owned Subsidiary), by merger, consolidation, asset sale or other business combination (including formation of a joint venture) or cancel, release or assign any indebtedness to any such Person or any claims held by any such Person, in each case, except (i) in the ordinary course of business consistent with past practice, including sales of repossessed assets, (ii) dispositions of obsolete or worthless assets, (iii) sales of loans, receivables and other assets in the ordinary course of business consistent with past practice and (iv) sales of immaterial assets which involve the sale of assets outside of the ordinary course of business with a purchase price of $10,000 or less in any single case or $50,000 in all such cases;

(c) make any investment or acquisition, by purchase or other acquisition of stock or other equity interests, by merger, consolidation, asset purchase or other business combination, or by contributions to capital; or make any material purchases of any property or assets, in or from any other Person other than a wholly owned Subsidiary of the Company, except (i) as expressly required by the terms of any contracts or agreements in force at the date of this Agreement and set out in Section 6.2(c) of the Company Disclosure Schedule, (ii) as otherwise permitted by this Section 6.2, and (iii) other acquisitions in the ordinary course of business consistent with past practice and, in any case, involving consideration in an aggregate amount not in excess of $10,000;

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(d) enter into, renew, extend, amend or terminate any contract, lease or agreement that is or would be a Company Contract;

(e) other than general pay increases, including in connection with promotions, made in the ordinary course of business consistent with past practice, for employees, directors or independent contractors generally or as provided by any agreement in effect on the date hereof (true and correct copies of which have been delivered to Parent prior to the date of this Agreement), (i) increase, or commit to increase, the compensation or severance payable (including by granting or increasing the rate or terms of any salary, bonus, pension or other compensation pursuant to the terms of any employee benefit plan, policy, agreement or arrangement) to any of its employees, directors or independent contractors, (ii) pay any severance other than in the ordinary course of business consistent with past practice or (iii) except as may be required, or advisable, to comply with applicable law or contract, amend, establish or enter into any pension, retirement, profit-sharing, severance, retention or welfare benefit plan or agreement or incentive or employment, agreement with or for the benefit of any employee, director or independent contractor or accelerate the vesting of any stock options or other stock-based compensation;

(f) amend its articles of incorporation, bylaws or similar governing documents or similar organizational documents of any of Subsidiary of the Company;

(g) except in connection with actions permitted by Section 7.7 hereof, take any action to exempt any Person from, or make any acquisition of securities of the Company by any Person not subject to, any state takeover statute or similar statute or regulation that applies to the Company with respect to an Alternative Proposal or otherwise, including the restrictions on “business combinations” set forth in Section 302A.671 of the MBCA, except for Parent, Merger Sub, or any of their respective Subsidiaries or Affiliates, or the transactions contemplated by this Agreement;

(h) enter into any new material line of business outside of its existing business;

(i) assign, transfer, lease, cancel, fail to renew or fail to extend any material Permit;

(j) incur any indebtedness for borrowed money, issue any debt securities or assume, guarantee or endorse or otherwise become responsible for the obligations of another Person, or make any loans, advances of capital contributions to, or investments in, any other Person, except in the ordinary course of business consistent with past practice;

(k) except as required by applicable law, make or change any Tax election, file any amended Tax Returns or claims for Tax refunds, enter into any closing agreement within the meaning of Section 7121 of the Code (or any analogous or similar provision of state, local or foreign law), request any Tax ruling from a taxing authority, surrender settle, concede or compromise any Tax claim, audit or assessment, surrender or settle any right to claim a Tax refund, offset or other reduction in Tax liability, consent to any extension or waiver of the limitations period applicable to any Tax claim or assessment or take or omit to take any other action, if any such action or omission would have the effect of increasing the Tax liability or reducing any Tax Asset of the Company or any of its Subsidiaries;

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(l) make any changes in its accounting methods or method of Tax accounting, practices or policies, except as may be required under applicable law, rule, regulation or GAAP;

(m) effect or permit, with respect to the Company and any Subsidiary of the Company, a “plant closing” or “mass layoff”, as such terms are defined under the Worker Adjustment and Retraining Act of 1988, as amended;

(n) enter into any material agreement, agreement in principle, letter of intent, memorandum of understanding, or similar contract with respect to any joint venture, strategic partnership, or alliance;

(o) terminate or modify in any material respect, or fail to exercise renewal rights with respect to, any material insurance policy;

(p) except as permitted pursuant to Section 7.7, take any action that is intended or may reasonably be expected to result in any of the conditions to the Merger set forth in Section 8.1 or 8.2 not being satisfied; or

(q) agree to, or make any commitment to, take or announce any of the actions prohibited by this Section 6.2.

6.3 Parent Forbearances. Except as set forth in Section 6.3 of the Parent Disclosure Schedule, as expressly contemplated or permitted by this Agreement, as required by applicable law, rule or regulation, or by any Governmental Entity, during the period from the date of this Agreement to the Effective Time, Parent shall not, and shall not permit any of its Subsidiaries to, without the prior written consent of the Company (which consent shall not be unreasonably withheld or delayed):

(a) engage in any action or enter into any transaction or series of transactions, or permit any action to be taken or transaction or series of transactions to be entered into, that could reasonably be expected to delay the consummation of, or otherwise adversely affect, the Merger or any of the other transactions contemplated by this Agreement, including withdrawing or modifying, in a manner adverse to the Company, the approval by the Parent Board of this Agreement, the Merger or the issuance of Parent Stock;

(b) agree to, or make any commitment to, take any of the actions prohibited by this Section 6.3.

Nothing in this Section 6.3 shall be deemed to prevent the Parent or the Parent Board from taking any action which either of them are permitted or required to take under, and in compliance with, this Agreement or are required to take under applicable law

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7.	ADDITIONAL AGREEMENTS

7.1 Proxy Statement/Prospectus; Parent Registration Statement; Other Filings. Parent and the Company shall together, or pursuant to an allocation of responsibility to be agreed upon between them:

(a) prepare and file with the SEC as soon as is reasonably practicable (i) proxy materials of the Company (the “Proxy Statement”) under the Exchange Act with respect to the Company Shareholder Meeting, and (ii) a Registration Statement on Form S-4 or other appropriate Form under the Securities Act (the “Parent Registration Statement”) with respect to the issuance of shares of Parent Stock pursuant to the Merger (the “Parent Stock Issuance”) in which the Proxy Statement shall be included;

(b) use commercially reasonable efforts to have, as promptly as practicable, (i) the Proxy Statement cleared by the SEC under the Exchange Act and (ii) the Parent Registration Statement declared effective by the SEC under the Securities Act and kept effective at all times thereafter through the Effective Time in order to permit consummation of the Merger;

(c) take all such action as shall be required under applicable state blue sky or securities laws in connection with the transactions contemplated by this Agreement; and

(d) if either Parent or the Company becomes aware of any information that should be disclosed in an amendment or supplement to the Parent Registration Statement or the Proxy Statement/Prospectus, (i) promptly inform the other party thereof, (ii) provide the other party (and its counsel) with a reasonable opportunity to review and comment on the amendment or supplement to the Parent Registration Statement or the Proxy Statement/Prospectus prior to it being filed with the SEC, (iii) provide the other party with a copy of such amendment or supplement promptly after it is filed with the SEC, and (iv) cooperate, if appropriate, in mailing such amendment or supplement to the stockholders of the Company or Parent;

(e) cooperate with each other in determining whether any filings are required to be made or consents are required to be obtained in any foreign jurisdiction prior to the Effective Time in connection with the transactions contemplated by this Agreement, and in making any such filings promptly and in seeking to obtain timely any such consents.

7.2 Access to Information.

(a) Upon reasonable prior notice and subject to applicable law, the Company shall, and shall cause each of its Subsidiaries to, afford to the directors, officers, managers, members, partners, employees, investment bankers, advisors, consultants, accountants, counsel, lenders, agents and representatives (collectively “Representatives”) of Parent access, during normal business hours during the period prior to the Effective Time, to all its properties, books, contracts, commitments and records, and to its officers, employees, accountants, counsel and other representatives, in each case in a manner not unreasonably disruptive to the operation of the business of the Company and its Subsidiaries, and, during such period, the Company shall, and shall cause its Subsidiaries to, make available to Parent all information concerning its business, properties and personnel as Parent may reasonably request. At the request of Parent, the Company shall use its commercially reasonable efforts to comply with its obligations under the preceding sentence by providing electronic access to such documents and information. Notwithstanding any other provision of this Agreement, neither the Company nor any of its Subsidiaries shall be required to provide access to or to disclose information where such access or disclosure would (A) violate or prejudice the rights of its customers or employees, (B) jeopardize the attorney-client privilege of the institution in possession or control of such information, (C) contravene, violate or breach any law, rule, regulation, order, judgment, decree, fiduciary duty or binding agreement entered into prior to the date of this Agreement in the ordinary course of business consistent with past practice or (D) be adverse to the interests of the Company or any of its Subsidiaries in any pending or threatened litigation between the parties hereto over the terms of this Agreement.

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(b) All information and materials furnished pursuant to this Agreement shall be subject to the provisions of the Confidentiality Agreement, dated June 6, 2018, between Parent and the Company (the “Confidentiality Agreement”). The Company makes no representation or warranty as to the accuracy of any information provided pursuant to Section 7.2(a), and neither Parent nor Merger Sub may rely on the accuracy of any such information, in each case other than as expressly set forth in the Company’s representations and warranties contained in Section 4.

7.3 Company Shareholder Meeting. Following the clearance of the Proxy Statement by the SEC and subject to the other provisions of this Agreement, the Company shall, as soon as reasonably practicable thereafter, (i) mail the Proxy Statement to the Company’s shareholders and (ii) duly call, give notice of, convene and hold a special meeting of its holders of Company Common Stock and Series B Preferred (the “Company Shareholder Meeting”) for the purpose of voting upon the approval of this Agreement and the transactions contemplated hereby, including the Merger. Subject to Section 7.7, (A) the Company Board shall recommend a vote in favor of the approval of this Agreement and the transactions contemplated hereby, including the Merger and (B) the Proxy Statement shall include the Company Recommendation. Subject to Section 7.7, the Company will use commercially reasonable efforts to solicit from its shareholders proxies in favor of the approval of this Agreement and the transactions contemplated hereby, including the Merger. Notwithstanding any other provision hereof, the Company may postpone or adjourn the Company Shareholder Meeting: (a) with the consent of Parent; (b) for the absence of a quorum; or (c) to allow reasonable additional time for the filing and distribution of any supplemental or amended disclosure which the Company Board has determined in good faith (after consultation with its outside legal counsel) is necessary under applicable laws and for such supplemental or amended disclosure to be disseminated to and reviewed by the Company’s holders of Company Common Stock and Series B Preferred prior to the Company Shareholder Meeting.

7.4 Further Actions.

(a) Subject to the terms and conditions of this Agreement, each of Parent, Merger Sub and the Company shall, and shall cause their respective Subsidiaries to, use their commercially reasonable efforts (i) to take, or cause to be taken, all actions necessary, proper or advisable to comply promptly with all legal requirements which may be imposed on such party or its Subsidiaries with respect to the Merger and, subject to the conditions set forth in Section 8 hereof, to consummate the transactions contemplated by this Agreement; and (ii) to promptly prepare, file and provide to third parties and Governmental Entities all applications, statements, notices, petitions, registrations, requests, declarations and filings which are necessary or advisable to consummate the transactions contemplated by this Agreement (including the Merger), to obtain (and to cooperate with the other party to obtain) as promptly as practicable all material permits, Consents, registrations, authorizations and exemptions of or from all third parties and Governmental Entities which are necessary or advisable to consummate the transactions contemplated by this Agreement (including the Merger), and to comply with the terms and conditions of all such permits, Consents, registrations, authorizations and exemptions of all such third parties and Governmental Entities. Parent and the Company shall, upon request, furnish each other with all information concerning themselves, their Subsidiaries, shareholders or stockholders (as applicable) and Representatives and such other matters as may be reasonably necessary or advisable in connection with any application, statement, notice, petition, registration, request, declaration or filing made or provided by or on behalf of Parent, the Company or any of their respective Subsidiaries to any Governmental Entity in connection with the Merger and the other transactions contemplated by this Agreement.

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(b) In the event that any administrative or judicial action or proceeding is instituted (or threatened to be instituted) by a Governmental Entity or private party challenging the Merger or any other transaction contemplated by this Agreement, or any other agreement contemplated hereby, the Company shall cooperate in all respects with Parent and Merger Sub and shall use its reasonable best efforts to contest and resist any such action or proceeding and to have vacated, lifted, reversed, or overturned any order, whether temporary, preliminary, or permanent, that is in effect and that prohibits, prevents, or restricts consummation of the transactions contemplated by this Agreement. Notwithstanding anything in this Agreement to the contrary, none of Parent, Merger Sub, or any of their respective Affiliates shall be required to defend, contest, or resist any such action or proceeding, whether judicial or administrative, or to take any action to have vacated, lifted, reversed, or overturned any order, in connection with the transactions contemplated by this Agreement.

(c) Notwithstanding anything to the contrary set forth in this Agreement, none of Parent, Merger Sub, or any of their respective Subsidiaries shall be required to, and the Company may not, without the prior written consent of Parent, become subject to, consent to, or offer or agree to, or otherwise take any action with respect to, any requirement, condition, limitation, understanding, agreement, or order to: (i) sell, license, assign, transfer, divest, hold separate, or otherwise dispose of any assets, business, or portion of business of the Company, the Surviving Company, Parent, Merger Sub, or any of their respective Subsidiaries; (ii) conduct, restrict, operate, invest, or otherwise change the assets, business, or portion of business of the Company, the Surviving Company, Parent, Merger Sub, or any of their respective Subsidiaries in any manner; or (iii) impose any restriction, requirement, or limitation on the operation of the business or portion of the business of the Company, the Surviving Company, Parent, Merger Sub, or any of their respective Subsidiaries; provided, that if requested by Parent, the Company will become subject to, consent to, or offer or agree to, or otherwise take any action with respect to, any such requirement, condition, limitation, understanding, agreement, or order so long as such requirement, condition, limitation, understanding, agreement, or order is only binding on the Company in the event the Closing occurs.

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(d) Nothing in this Section 7.4 shall be deemed to prevent the Company or the Company Board from taking any action they are permitted or required to take under, and in compliance with, Section 7.7 or are required to take under applicable law.

7.5 Employees; Employee Benefit Plans.

(a) Parent shall, or shall cause the Surviving Company and its Subsidiaries to, (i) give those employees who are, as of the Effective Time, employed by the Company and its Subsidiaries (the “Continuing Employees”) full credit under any employee benefit plans or arrangements maintained by Parent, the Surviving Company or any Subsidiary of Parent or the Surviving Company covering such Continuing Employees (other than any defined benefit, cash balance or equity-based plans), including, but not limited to, vacation and paid time off accruals, (collectively, the “Parent Plans”) for such Continuing Employees’ service with the Company or any of its Subsidiaries (or any predecessor entity) to the same extent recognized by the Company and its Subsidiaries; (ii) waive all limitations as to preexisting conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to the Continuing Employees under any Parent Plan that is a welfare benefit plan that such employees may be eligible to participate in after the Effective Time to the same extent waived by the Company and its Subsidiaries or otherwise not subject to a limitation by the Company and its Subsidiaries; (iii) provide credit under any such welfare plan for any co-payments, deductibles and out-of-pocket expenditures for the remainder of the coverage period during which any transfer of coverage occurs; and (iv) honor in accordance with their terms all employee benefit plans or arrangements maintained by the Company immediately prior to the Effective Time, in each case to the extent permitted under applicable Parent Plans.

(b) From a period of one (1) year from and after the Effective Time, and subject to the immediately following sentence, Parent shall, or shall cause the Surviving Company and its Subsidiaries to, provide to the Continuing Employees compensation and benefit arrangements that are no less favorable in the aggregate than the compensation and benefit arrangements that are provided to similarly situated employees of Parent; provided, however, that in no event shall such Continuing Employees compensation and benefit arrangements be less favorable in the aggregate than such Continuing Employees’ current compensation and benefit arrangements. As soon as practicable after the Effective Time, Parent shall, or shall cause the Surviving Company and its Subsidiaries to, cause the Continuing Employees to commence participation in such Parent Plans as are provided to similarly situated employees of Parent. From and after the Effective Time, Parent and the Surviving Company shall keep in full force and effect, and comply with the terms and conditions of, any agreement in effect as of the date of this Agreement between or among the Company or any of its Subsidiaries and any of its or their employees.

(c) The provisions of this Section 7.5 are for the sole benefit of the parties to this Agreement and nothing herein, expressed or implied, is intended or shall be construed to confer upon or give to any Person (including for the avoidance of doubt any Continuing Employees, present or former employees or directors, consultants or independent contractors of the Company or any of its Subsidiaries, Parent or any of its Subsidiaries, or on or after the Effective Time, the Surviving Company or any of its Subsidiaries), other than the parties hereto and their respective permitted successors and assigns, any legal or equitable or other rights or remedies (with respect to the matters provided for in this Section 7.5) under or by reason of any provision of this Agreement. Nothing contained in this Section 7.5 or elsewhere in the Agreement shall be construed to prevent, from and after the Effective Time, the termination of employment of any individual Continuing Employee or, subject to the provisions of Sections 7.5(a) and 7.5(b), any change in the employee benefits available to any Continuing Employee or the amendment or termination of any particular plan in accordance with its terms. The parties hereto acknowledge and agree that the terms set forth in this Section shall not create any right in any Company Employee or any other Person to any continued employment with the Surviving Company, Parent, or any of their respective Subsidiaries or compensation or benefits of any nature or kind whatsoever, or otherwise alters any existing at-will employment relationship between any Company Employee and the Surviving Company.

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(d) With respect to matters described in this Section 7.5, neither the Company nor any Subsidiary will send any written notices or other written communication materials to Company Employees without the prior written consent of Parent.

7.6 Indemnification; Directors’ and Officers’ Insurance.

(a) From and after the Effective Time, each of Parent and the Surviving Company shall jointly and severally: (i) indemnify and hold harmless each individual who served as a director or officer of the Company or its Subsidiaries prior to the Effective Time (collectively, the “Indemnified Parties”) (in such Person’s capacity as such and not as shareholders of the Company or any of its Subsidiaries) to the fullest extent required, authorized or permitted by Minnesota law, as now or hereafter in effect, in connection with any Claim (as defined below) and any judgments, fines (including excise taxes), penalties and amounts paid in settlement (including all interest, assessments and other charges paid or payable in connection with or in respect of such judgments, fines, penalties or amounts paid in settlement) resulting therefrom; and (ii) promptly pay on behalf of or, within thirty (30) days after any request for advancement, advance to each of the Indemnified Parties, to the fullest extent required, authorized or permitted by Minnesota law, as now or hereafter in effect, any Expenses (as defined below) incurred in defending, serving as a witness with respect to or otherwise participating in any Claim in advance of the final disposition of such Claim, including payment on behalf of or advancement to the Indemnified Party of any Expenses incurred by such Indemnified Party in connection with enforcing any rights with respect to such indemnification and/or advancement, in each case without the requirement of any bond or other security, but in the case of advancement of Expenses upon receipt of an undertaking, to the extent required by applicable law, from such Indemnified Party to repay such advanced Expenses if it is determined by a court of competent jurisdiction in a final order that such Indemnified Party was not entitled to indemnification hereunder with respect to such Expenses. In the event any Claim is brought against any Indemnified Party, Parent and the Surviving Company shall each use all commercially reasonable efforts to assist in the vigorous defense of such matter, provided that neither Parent nor the Surviving Company shall settle, compromise or consent to the entry of any judgment in any Claim (and in which indemnification could be sought by such Indemnified Party hereunder) without the prior written consent of such Indemnified Party if and to the extent the claimant seeks any non-monetary relief (including any admission of liability or guilt) from such Indemnified Party. Notwithstanding the foregoing, an Indemnified Party shall be entitled to control the defense of any action, suit, investigation or proceeding with counsel of its own choosing reasonably acceptable to Parent and Parent and the Surviving Company shall cooperate in the defense thereof; provided, that Parent shall not be liable for the fees of more than one counsel for all Indemnified Parties, other than local counsel, unless a conflict of interest shall be caused thereby. The indemnification and advancement obligations of Parent and the Surviving Company pursuant to this Section 7.6(a) shall extend to acts or omissions occurring at or before the Effective Time and any Claim relating thereto (including with respect to any acts or omissions occurring in connection with the approval of this Agreement by the Company Board and the Company’s shareholders and the consummation of the transactions contemplated hereby and any Claim relating thereto) and all rights to indemnification and advancement conferred hereunder shall continue as to an individual who has ceased to be a director or officer of the Company or its Subsidiaries at or prior to the Effective Time and shall inure to the benefit of such individual’s heirs, executors and personal and legal representatives. As used in this Section 7.6(a), (A) the term “Claim” means any threatened, asserted, pending or completed action, suit or proceeding, or any inquiry or investigation, whether instituted by the Company, any Governmental Entity or any other party, or any other matter for which indemnification is required pursuant to Section 302A.521 of the MBCA, that any Indemnified Party in good faith believes might lead to the institution of any such action, suit or proceeding, whether civil, criminal, administrative, investigative or other, including any arbitration or other alternative dispute resolution mechanism, arising out of or pertaining to matters that relate to such Indemnified Party’s duties or service as a director or officer of the Company, any of its Subsidiaries, any employee benefit plan maintained by any of the foregoing at or prior to the Effective Time and any other Person at the request the Company or any of its Subsidiaries; and (B) the term “Expenses” means reasonable attorneys’ fees and all other costs, expenses and obligations (including experts’ fees, travel expenses, court costs, retainers, transcript fees, duplicating, printing and binding costs, as well as telecommunications, postage and courier charges) paid or incurred in connection with investigating, defending, being a witness in or participating in (including on appeal), or preparing to investigate, defend, be a witness in or participate in, any Claim for which indemnification is authorized pursuant to this Section 7.6(a), including any action relating to a claim for indemnification or advancement brought by an Indemnified Party.

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(b) From the Effective Time and for a period of six (6) years thereafter, Parent and the Surviving Company shall keep in full force and effect, and comply with the terms and conditions of, any agreement in effect as of the date of this Agreement between or among the Company or any of its Subsidiaries and any Indemnified Party providing for the indemnification of and advancement of Expenses to such Indemnified Party.

(c) Without limiting any of the obligations under paragraph (a) of this Section 7.6, Parent agrees that all rights to indemnification and advancement of Expenses and all limitations of liability existing in favor of the Indemnified Parties as provided in the Company’s articles of incorporation or bylaws or in the corresponding constituent documents of any of the Company’s Subsidiaries as in effect as of the date of this Agreement with respect to matters occurring on or prior to the Effective Time shall survive the Merger and shall continue in full force and effect thereafter, without any amendment thereto.

(d) If Parent or the Surviving Company or any of its successors or assigns shall (i) consolidate with or merge into any other Person and shall not be the continuing or surviving Person of such consolidation or merger or (ii) transfer all or substantially all of its properties and assets to any Person, then, in each such case, proper provisions shall be made so that the successors and assigns of Parent and the Surviving Company, as the case may be (including Parent’s ultimate parent entity, if applicable), assume all of the obligations of Parent and the Surviving Company set forth in this Section 7.6.

(e) Prior to the Effective Time, the Company shall or, if the Company is unable to, Parent shall cause the Surviving Company as of the Effective Time to, obtain and fully pay the premium for the non-cancellable extension of the directors’ and officers’ liability coverage of the Company’s existing directors’ and officers’ insurance policies and the Company’s existing fiduciary liability insurance policies (collectively, “D&O Insurance”), in each case for a claims reporting or discovery period of at least six (6) years from and after the Effective Time with respect to any claim related to any period of time at or prior to the Effective Time from an insurance carrier with the same or better credit rating as the Company’s current insurance carrier with respect to D&O Insurance with terms, conditions, retentions and limits of liability that are no less favorable than the coverage provided under the Company’s existing policies with respect to any actual or alleged error, misstatement, misleading statement, act, omission, neglect, breach of duty or any matter claimed against a director or officer of the Company or any of its Subsidiaries by reason of him or her serving in such capacity that existed or occurred at or prior to the Effective Time (including in connection with this Agreement or the transactions or actions contemplated hereby), provided that the premium therefor shall not exceed $100,000. If the Company or the Surviving Company for any reason fail to obtain such “tail” insurance policies as of the Effective Time, the Surviving Company shall continue to maintain in effect, for a period of at least six years from and after the Effective Time, the D&O Insurance in place as of the date hereof with the Company’s current insurance carrier or with an insurance carrier with the same or better credit rating as the Company’s current insurance carrier with respect to D&O Insurance with terms, conditions, retentions and limits of liability that are no less favorable than the coverage provided under the Company’s existing policies as of the date hereof, or the Surviving Company shall purchase from the Company’s current insurance carrier or from an insurance carrier with the same or better credit rating as the Company’s current insurance carrier with respect to D&O Insurance comparable D&O Insurance for such six-year period with terms, conditions, retentions and limits of liability that are no less favorable than as provided in the Company’s existing policies as of the date hereof; provided, however, that Parent or the Surviving Company and its Subsidiaries, as the case may be, shall not be required to spend as an annual premium therefor an amount in excess of $100,000 and (iii) if, during such six (6)-year period, such insurance coverage cannot be obtained at all or can be obtained only for an amount in excess of $100,000, Parent or the Surviving Company and its Subsidiaries, as the case may be, shall use commercially reasonable efforts to cause to be obtained as much directors’ and officers’ liability insurance coverage as can be obtained for $100,000, on terms and conditions substantially similar to the Company’s and the Company’s Subsidiaries’ existing directors’ and officers’ liability insurance.

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(f) The provisions of this Section 7.6 shall survive the consummation of the Merger and (i) are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party and his or her heirs and representatives and (ii) are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such Person may have by contract or otherwise. The obligations of Parent or the Surviving Company under this Section 7.6 shall not be terminated or modified in such a manner as to adversely affect the rights of any Indemnified Party under this Section 7.6 without the consent of such affected Indemnified Party. Parent shall cause the Surviving Company to perform all of the obligations of the Surviving Company under this Section 7.6. Parent and the Surviving Company, jointly and severally, shall pay all Expenses, including reasonable fees and Expenses of counsel, that an Indemnified Party may incur in enforcing the indemnity and other obligations provided for in this Section 7.6.

7.7 No Solicitation.

(a) During the period beginning on the date of this Agreement and continuing until the earlier of the Effective Time and the termination of this Agreement in accordance with Section 9.1, the Company and its Subsidiaries and their respective officers and directors shall, and the Company shall instruct and cause its and its Subsidiaries’ other Representatives to, cease and cause to be terminated any discussions or negotiations with any Person that would otherwise be prohibited by this Section 7.7(a). Promptly following the execution of this Agreement, the Company shall deliver a written notice to each such Person (if any) to the effect that, subject to the provisions of this Section 7.7, the Company is ending all discussions and negotiations with such Person with respect to any Alternative Proposal, effective on and from date of this Agreement, and the notice shall also request such Person (if any) to promptly return or destroy all confidential information concerning the Company and/or its Subsidiaries. Subject to the provisions of this Section 7.7, during the period commencing on the date of this Agreement and continuing until the earlier to occur of the Effective Time and the Termination Date, the Company and its Subsidiaries shall not, and shall cause its and their respective Representatives not to, directly or indirectly, (i) conduct, solicit (including by way of furnishing non-public information), initiate or knowingly encourage or facilitate any inquiry with respect to, or the making, submission or announcement of, any proposal or offer that constitutes, or is reasonably expected to lead to, an Alternative Proposal, (ii) furnish to any Person (other than Parent or Merger Sub or their respective designees) any non-public information relating to the Company and/or its Subsidiaries, or afford to any Person access to the business, properties, assets, books, records or other non-public information, or to any personnel, of the Company and/or its Subsidiaries (other than Parent or Merger Sub or their respective designees), in any such case relating to an Alternative Proposal or any inquiries or the making of any proposal that could lead to an Alternative Proposal, (iii) engage in, continue or otherwise participate in any discussions or negotiations regarding any Alternative Proposal with any Person, except to notify such Person as to the existence and content of the provisions of this Section 7.7, or (iv) grant any waiver, amendment or release under any standstill or confidentiality agreement (except for any portion of any such standstill or confidentiality agreement that restricts the ability of a Person to communicate an Alternative Proposal to Company Board), or anti-takeover laws.

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(b) Notwithstanding anything to the contrary set forth in this Section 7.7 or elsewhere in this Agreement, until this Agreement shall have been approved by the Company Required Vote, the Company may, directly or indirectly through one or more Affiliates or Representatives, participate or engage in discussions or negotiations with, furnish any non-public information relating to the Company and/or its Subsidiaries to, and/or afford access to the business, properties, assets, books, records or other non-public information, or to the personnel, of the Company and/or its Subsidiaries to, a Person or group of Persons that makes a bona fide Alternative Proposal (under circumstances in which the Company has complied with its non-solicitation obligations under Section 7.7(a)); provided, however, that the Company shall promptly (but in no event later than 24 hours) make available to Parent and Merger Sub any material non-public information concerning the Company and/or its Subsidiaries that is provided to any Person given such access which was not previously made available to Parent or Merger Sub or their respective Representatives (which requirement may be satisfied by posting such information in an online data room established by the Company); and provided further that, prior to initiating any such action, the Company Board shall have determined in good faith (after consultation with its financial advisor and outside legal counsel) that such Alternative Proposal either constitutes a Superior Proposal or could reasonably be expected to result in a Superior Proposal; and provided further that prior to furnishing such information or access to, or entering into substantive discussions (except as to the existence of this Section 7.7) or negotiations with, such Person(s), (A) the Company receives from such Person(s) an executed Acceptable Confidentiality Agreement and (B) the Company notifies Parent to the effect that it intends to furnish information or access to, or intends to enter into substantive discussions or negotiations with, such Person(s). In addition to the obligations of the Company and the Subsidiaries of the Company set forth in clause (b) of this Section 7.7, the Company shall promptly (but in no event later than 24 hours) notify Parent in writing of any Alternative Proposal made after the date of this Agreement, which notice shall specify the material terms and conditions of any such Alternative Proposal and the identity of the Person(s) making such Alternative Proposal. The Company agrees that neither the Company nor any of the Company’s Subsidiaries will enter into any confidentiality agreement with any Person subsequent to the date hereof that prohibits the Company from providing such information to Parent.

(c) Except as provided by Section 7.7(d), at any time after the execution of this Agreement, the Company Board shall not:

(i) resolve to withdraw, modify or qualify and/or withdraw, modify or qualify the Company Recommendation in a manner adverse to Parent and Merger Sub (a “Company Recommendation Change”);

(ii) approve or recommend any Alternative Proposal; or

(iii) cause or permit the Company or any of its Subsidiaries to enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement or other similar agreement (an “Alternative Acquisition Agreement”) relating to an Alternative Proposal (other than an Acceptable Confidentiality Agreement in compliance with the terms of Section 7.7(b)) or authorize, approve or publicly recommend an Alternative Proposal or any agreement, understanding or arrangement relating to an Alternative Proposal (other than an Acceptable Confidentiality Agreement in compliance with the terms of Section 7.7(b)).

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(d) Notwithstanding anything to the contrary set forth in this Agreement, if at any time prior to the time that the this Agreement shall have been approved by the Company Required Vote the Company is then in receipt of a bona fide written Alternative Proposal from any Person that is not withdrawn and that the Company Board concludes in good faith (after consultation with its financial advisor and outside legal counsel) constitutes a Superior Proposal or in connection with a Fiduciary Change, the Company Board may (i) effect a Company Recommendation Change, and/or (ii) adopt, approve, endorse or recommend, or publicly propose to adopt, approve, endorse or recommend to the shareholders of the Company, any Superior Proposal and/or authorize the Company to terminate this Agreement in accordance with Section 9.1(c)(ii) to enter into or consummate an Alternative Acquisition Agreement with respect to such Superior Proposal (provided, however, that in such event under this clause (ii), the Company concurrently terminates this Agreement pursuant to Section 9.1(c)(ii) and enters into a definitive Alternative Acquisition Agreement with respect to such Superior Proposal), then the Company Board may effect a Company Recommendation Change, if and only if:

(i) the Company Board shall have determined in good faith (after consultation with its financial advisor and outside legal counsel) that the Alternative Proposal constitutes a Superior Proposal, or in the case of a Fiduciary Change that failure to effect a Company Recommendation Change would reasonably be expected to constitute a breach of its fiduciary duties to the shareholders of the Company; and

(ii) if the Company Board makes a Company Recommendation Change in connection with a Superior Proposal, the Company shall have validly terminated this Agreement in accordance with Section 9.1(c)(ii), including the payment of the Termination Fee in accordance with Section 9.2(a); provided, however, that (A) prior to terminating this Agreement, the Company shall give Parent at least five (5) Business Days’ notice thereof, attaching the Alternative Proposal Agreement (or, if applicable, the most current draft thereof), which notice need only be given once with respect to any Superior Proposal, unless such Superior Proposal is modified in any material respect in which case the five Business Day period referred to herein shall be three Business Days, and (B) if, within such five (5) Business Day period (or where applicable, three Business Day period), Parent makes an offer that the Company Board determines in good faith is more favorable to the shareholders of the Company (other than Parent, Merger Sub and their respective Affiliates), from a financial point of view, than such Superior Proposal (taking into account, among other things, (I) the terms of such offer and (II) such legal, financial, regulatory, timing and other aspects of such offer which the Company Board deems relevant), and agrees in writing to all adjustments in the terms and conditions of this Agreement as are necessary to reflect such offer, the Company’s notice of termination with respect to such Superior Proposal shall be deemed to be rescinded and of no further force and effect and, if the Company or any Subsidiary of the Company has entered into a Superior Proposal Agreement, it shall promptly terminate such agreement (it being agreed that the Company will cause any Alternative Acquisition Agreement entered into prior to the expiration of such five (5) Business Day period (or where applicable three Business Day period) to include a provision permitting such termination).

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(e) The Company shall keep Parent reasonably and promptly (but in no event later than 24 hours) informed regarding the matters contemplated by this Section 7.7 (including any Alternative Proposals). Without limiting the generality of foregoing, (i) the Company shall promptly (but in no event later than 24 hours) notify Parent if any proposals or offers with respect to an Alternative Proposal are received by the Company or any of its Representatives indicating, in connection with such notice, the material terms and conditions of any proposals or offers (including, if applicable, copies of any written requests, proposals or offers, including proposed agreements) and thereafter shall keep Parent reasonably informed, on a prompt basis, of the status and material terms of any such proposals or offers (including any material amendments thereto), including any change in the Company’s intentions as previously notified, and (ii) the Company agrees that it will promptly notify Parent if any non-public information is requested from, or any discussions or negotiations are sought to be initiated or continued with, the Company or any of its Representatives indicating, in connection with such notice, the status of any such discussions or negotiations, including any change in the Company’s intentions as previously notified. The Company agrees that it and its Subsidiaries will not enter into any confidentiality agreement with any Person subsequent to the date hereof which prohibits the Company from providing such information to Parent.

(f) The Company Board may not make a Company Recommendation Change in connection with a Fiduciary Change unless: (i) the Company provides Parent with written information describing such Fiduciary Change in reasonable detail as soon as reasonably practicable after becoming aware of it; (ii) the Company keeps Parent reasonably informed (orally and in writing) of developments with respect to such Fiduciary Change; (iii) the Company notifies Parent in writing at least five (5) Business Days before making a Company Recommendation Change with respect to such Fiduciary Change of its intention to do so and specifies the reasons therefor; (iv) if Parent makes a written proposal during such five Business Day period to adjust the terms and conditions of this Agreement (such written proposal which shall be in a form that would create a binding contract if accepted by the Company), the Company Board, after taking into consideration the adjusted terms and conditions of this Agreement as proposed by Parent, continues to determine in good faith (after consultation with outside counsel) that the failure to make such Company Recommendation Change would reasonably be expected to constitute a breach of its fiduciary duties to the shareholders of the Company under applicable law; and (v) the Company shall have validly terminated this Agreement in accordance with Section 9.1(c)(ii), including the payment of the Termination Fee in accordance with Section 9.2(a).

(g) Nothing contained in this Agreement shall prohibit the Company or the Company Board, directly or indirectly through its Representatives, from (i) taking and disclosing to its shareholders a position contemplated by Rules 14d-9 or 14e-2(a) or Item 1012(a) of Regulation M-A promulgated under the Exchange Act, or from issuing a “stop, look and listen” statement pending disclosure of its position thereunder, or (ii) making any disclosure to its shareholders if the Company Board determines in good faith (after consultation with its outside legal counsel) that the failure to make such disclosure would be inconsistent with the directors’ exercise of their fiduciary obligations to the Company’s shareholders under applicable law or would constitute a violation of applicable law. It is understood and agreed that, for purposes of this Agreement (including Section 9), a factually accurate public statement by the Company that describes the Company’s receipt of an Alternative Proposal and the operation of this Agreement with respect thereto, or any “stop, look and listen” communication by the Company Board, shall not constitute a Company Recommendation Change or an approval or recommendation with respect to any Alternative Proposal.

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(h) Neither Parent nor Merger Sub, nor any of their respective Affiliates, shall make or enter into any formal or informal arrangements or understandings (whether or not binding) with any Person, or have any discussions or other communications with any other Person, in any such case with respect to any Alternative Proposal involving the Company.

(i) As used in this Agreement:

(i) “Acceptable Confidentiality Agreement” shall mean a customary confidentiality and standstill agreement that contains confidentiality and standstill provisions that are not materially less favorable in the aggregate to the Company than those contained in the Confidentiality Agreement (provided, however, that such confidentiality agreement shall not be required to restrict a Person from communicating an Alternative Proposal to the Company Board) or, to the extent applicable, a confidentiality agreement entered into prior to the execution of this Agreement.

(ii) “Alternative Proposal” shall mean any proposal, indication or offer, including any proposal, indication or offer from or to the Company’s shareholders, made by any Person or group (as defined under Rule 13(d) of the Exchange Act) other than Parent or its Subsidiaries and/or Affiliates relating to, whether in a single transaction or series of related transactions, and whether directly or indirectly, any (i) transaction or series of transactions (including any merger, reorganization, share exchange, consolidation, business combination, joint venture, partnership, recapitalization, dissolution, liquidation or similar direct or indirect transaction involving the Company and/or any Subsidiary or Subsidiaries of the Company or the issuance or acquisition of shares of Company Common Stock or other equity securities of the Company whose business or businesses constitute twenty percent (20%) (in number or voting power) or more of the assets, revenues or earnings of the Company and its Subsidiaries, taken as a whole, (ii) acquisition, license or purchase of assets of the Company and/or its Subsidiaries equal to twenty percent (20%) or more of the consolidated assets of the Company and its Subsidiaries or to which twenty percent (20%) or more of the Company’s revenues or earnings on a consolidated basis are attributable or (iii) acquisition of beneficial ownership (as defined under Rule 13(d) of the Exchange Act) of equity interests representing a twenty percent (20%) or greater economic or voting interest in the Company or tender offer (including a self-tender offer) or exchange offer that, if consummated, would result in any Person or group (as defined under Rule 13(d) of the Exchange Act) beneficially owning equity interests representing a twenty percent (20%) (in number or voting power) or greater economic or voting interest in the Company.

(iii) “Superior Proposal” shall mean any bona fide Alternative Proposal (except that references to “twenty percent (20%) or more” in the definition thereof will be deemed to be references to “fifty percent (50%) or more”) made by any Person that is on terms that the Company Board determines in good faith (after consultation with its financial advisor and outside legal counsel and after taking into account all legal, financial (including the financing terms thereof), regulatory, timing and other aspects of the proposal, as well as any modification to this Agreement that Parent and Merger Sub propose to make in accordance with Section 7.7(d)(ii), are more favorable to the Company’s shareholders from a financial point of view than the transactions contemplated by this Agreement.

(iv) “Fiduciary Change” means the Company Board, prior to the Company Required Vote, determines it is obligated to make a Company Recommendation Change because such a change is advisable to comply with its fiduciary duties to shareholders of the Company, including for circumstances as set forth in Frontier Oil Corp. v. Holly Corp., 2005 WL 1039027, (Del. Ch. Apr. 29, 2005).

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7.8 Standstill. Until the earlier of the Effective Time or the termination of this Agreement, neither Parent nor any of its Affiliates shall (a) purchase any shares of Company Securities or any security of the Company that is convertible into any Company Security in the open market or in privately negotiated transactions or (b) form, join or in any way participate in a “group” (as defined in Section 13(d)(3) of the Exchange Act) in connection with any of the foregoing or (c) commence a tender offer or exchange offer.

7.9 Section 16 Matters. Prior to the Effective Time, the Company Board shall take all such steps as may be required and permitted to cause the transactions contemplated by this Agreement, including any dispositions of shares of Company Securities (including derivative securities with respect to such Company Securities) by each individual who is or will be subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company, to be exempt under Rule 16b-3 promulgated under the Exchange Act.

7.10 Notices of Certain Events. The Company shall notify Parent and Merger Sub, and Parent and Merger Sub shall notify the Company, promptly of: (i) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement; (ii) any notice or other communication from any Governmental Entity in connection with the transactions contemplated by this Agreement; and (iii) any event, change, or effect between the date of this Agreement and the Effective Time which causes or is reasonably likely to cause the failure of the conditions set forth in Section 8 of this Agreement to be satisfied.

7.11 Company Shareholder Litigation. The Company shall promptly advise Parent in writing after becoming aware of any legal action commenced, or to the Knowledge of the Company threatened, after the date hereof against the Company or any of its directors by any shareholder of the Company (on their own behalf or on behalf of the Company) relating to this Agreement or the transactions contemplated hereby (including the Merger) and shall keep Parent reasonably informed regarding any such legal proceeding. The Company shall give Parent the opportunity to consult with the Company regarding the defense or settlement of any such shareholder litigation and shall consider Parent’s views with respect to such shareholder litigation and shall not settle any such shareholder litigation without the prior written consent of Parent (which consent shall not be unreasonably withheld, delayed, or conditioned).

7.12 Anti-Takeover Statutes. If any “control share acquisition,” “fair price,’ “moratorium,” or other anti-takeover law becomes or is deemed to be applicable to Parent, the Merger Sub, the Company, the Merger, or any other transaction contemplated by this Agreement, then each of the Company and the Company Board on the one hand, and Parent and the Parent Board on the other hand, shall grant such approvals and take such actions as are necessary so that the transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to render such anti-takeover law inapplicable to the foregoing.

7.13 Stock Exchange Matters.

(a) Parent shall use commercially reasonable efforts to cause the shares of Parent Stock to be issued in connection with the Merger (including shares of Parent Stock to be reserved for issuance upon exercise of Adjusted Restricted Shares; in each case, to be issued pursuant to Section 2.3) to be listed on the NASDAQ Stock Market (or such other stock exchange as may be mutually agreed upon by the Company and Parent), subject to official notice of issuance, prior to the Effective Time.

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(b) To the extent requested by Parent, prior to the Effective Time, the Company shall cooperate with Parent and use its reasonable best efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under applicable laws and the rules and policies of the OTCQB Marketplace to enable the removal by the Surviving Corporation of the shares of Company Common Stock from the OTCQB Marketplace and the deregistration of the shares of Company Common Stock under the Exchange Act as promptly as practicable after the Effective Time, and in any event no more than ten days after the Effective Time.

7.14 Required Consents. The Company shall use reasonable best efforts to obtain the consents, approvals and filings set forth in Section 4.4 of the Company Disclosure Schedule, and Parent shall use reasonable best efforts to obtain the consents, approvals and filings set forth in Section 5.4 of the Parent Disclosure Schedule (collectively, the “Required Consents”).

8.	CONDITIONS PRECEDENT

8.1 Conditions to Each Party’s Obligation to Effect the Merger. The respective obligations of each party to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of the following conditions:

(a) Company Shareholder Approval. This Agreement shall have been approved by the Company Required Vote.

(b) No Injunctions or Restraints; Illegality. No order, injunction, statute, rule, regulation or decree shall have been issued, enacted, entered, promulgated or enforced by a Governmental Entity that prohibits, precludes, restrains, enjoins or makes illegal the consummation of the Merger.

(c) Parent Registration Statement. The Parent Registration Statement shall have been declared effective by the SEC under the Securities Act and no stop order suspending the effectiveness of the Parent Registration Statement shall be in effect and no proceeding for such purpose shall be pending before or, to the Company’s Knowledge or Parent’s Knowledge, threatened by the SEC.

(d) Statutes. No statute, rule or regulation shall have been enacted or promulgated by any federal or state Governmental Entity of competent jurisdiction which prohibits the consummation of the Merger.

(e) Required Consents. The Required Consents shall have been obtained.

8.2 Conditions to Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to effect the Merger are also subject to the satisfaction or waiver at or prior to the Effective Time of the following conditions:

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(a) Representations and Warranties. The representations and warranties of the Company set forth in this Agreement shall be true and correct in all respects as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date; provided, however, that for purposes of determining the satisfaction of this condition, no effect shall be given to any exception in such representations and warranties relating to materiality or a Company Material Adverse Effect, and instead, for purposes of this condition, such representations and warranties shall be deemed to be true and correct in all respects unless the failure or failures of such representations and warranties to be so true and correct, individually or in the aggregate, results or would result in a Company Material Adverse Effect. Parent shall have received a certificate signed on behalf of the Company by its Chief Executive Officer and Chief Financial Officer to the foregoing effect.

(b) Performance of Obligations of the Company. The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and Parent shall have received a certificate signed on behalf of the Company by its Chief Executive Officer and Chief Financial Officer to such effect.

(c) Parent Stock Private Placement. Parent shall have (i) completed a private placement of Parent Stock for gross proceeds to Parent of no less than $3,000,000 and (ii) executed an agreement with Jeffrey Eberwein granting Parent the right to sell to Mr. Eberwein up to 100,000 shares of Parent Stock at $10 per share at Parent’s option at any time during the 12 months following the Effective Time.

(d) Company SEC Filings. The Company shall be current in its filing of all periodic and other reports and documents required to be filed by it pursuant to the Exchange Act or Securities Act.

(e) Treasury Regulations Certification. The Company shall have provided to Parent a certification that complies with the requirements of Treasury Regulations Sections 1.897-2(h) and 1.1445-2(c)(3) to the effect that the shares of Company Securities are not United States real property interests within the meaning of Section 897 of the Code.

8.3 Conditions to Obligations of the Company. The obligation of the Company to effect the Merger is also subject to the satisfaction or waiver at or prior to the Effective Time of the following conditions:

(a) Representations and Warranties. The representations and warranties of Parent and Merger Sub set forth in this Agreement shall be true and correct in all respects as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date; provided, however, that for purposes of determining the satisfaction of this condition, no effect shall be given to any exception in such representations and warranties relating to materiality or a Parent Material Adverse Effect; provided, further, that, for purposes of this condition, such representations and warranties shall be deemed to be true and correct in all respects unless the failure or failures of such representations and warranties to be so true and correct, individually or in the aggregate, results or would result in a Parent Material Adverse Effect. The Company shall have received a certificate signed on behalf of Parent by its Chief Executive Officer and Chief Financial Officer to the foregoing effect.

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(b) Performance of Obligations of Parent and Merger Sub. Each of Parent and Merger Sub shall have performed in all material respects all of its respective obligations required to be performed by it under this Agreement at or prior to the Closing Date, and the Company shall have received a certificate signed on behalf of Parent by its Chief Executive Officer and Chief Financial Officer to such effect.

9.	TERMINATION AND AMENDMENT

9.1 Termination. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time by action taken or authorized by the board of directors of the terminating party or parties, notwithstanding any requisite approval of this Agreement by the shareholders of the Company, and whether before or after the holders of the Company Common Stock and Series B Preferred have approved this Agreement at the Company Shareholder Meeting, as follows (the date of any such termination, the “Termination Date”):

(a) by mutual consent of Parent and the Company in a written instrument, if the board of directors of each so determines;

(b) by either Parent or the Company:

(i) if any Governmental Entity of competent jurisdiction shall have issued a final nonappealable order which has the effect of making consummation of the Merger illegal or otherwise preventing or prohibiting consummation of the Merger;

(ii) if the Effective Time shall not have occurred on or before November 30, 2019; provided, however, that the right to terminate this Agreement under this Section 9.1(b)(ii) shall not be available to a party whose failure to fulfill any obligation under this Agreement materially contributed to the failure of the Effective Time to occur on or before such date;

(iii) if the condition set forth in Section 8.1(a) is not satisfied at the Company Shareholder Meeting; or

(iv) if any state or federal law, rule or regulation is adopted or issued that has the effect of prohibiting the Merger;

(c) by the Company:

(i) if it is not in material breach of this Agreement, and if (A) any of the representations and warranties of Parent and Merger Sub herein are or become untrue or inaccurate such that the condition set forth in Section 8.3(a) would not be satisfied, or (B) there has been a breach on the part of Parent or Merger Sub of any of their respective covenants or agreements herein such that the condition set forth in Section 8.3(b) would not be satisfied, and, in either such case, such breach has not been, or cannot be, cured within thirty (30) Business Days after notice to Parent and Merger Sub; or

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(ii) under the circumstances and to the extent permitted by, and subject to the terms and conditions of, Section 7.7 and provided the Termination Fee referenced in Section 9.2(a) shall have been paid by the Company to Parent.

(d) by Parent:

(i) if it is not in material breach of this Agreement, and if (A) any of the representations and warranties of the Company herein are or become untrue or incorrect such that the condition set forth in Section 8.2(a) would not be satisfied, or (B) there has been a breach on the part of the Company of any of its covenants or agreements herein such that the condition set forth in Section 8.2(b) would not be satisfied, and, in either such case, such breach has not been, or cannot be, cured within thirty (30) Business Days after notice to the Company; or

(ii) if (A) the Company Board shall have failed to include the Company Recommendation in the Proxy Statement or shall have effected a Company Recommendation Change, (B) the Company Board shall have approved or recommended, or proposed publicly to approve or recommend, any Alternative Acquisition Agreement, Alternative Proposal or any Superior Proposal other than this Agreement, and/or permitted the Company to enter into an Alternative Acquisition Agreement related to an Alternative Proposal or a Superior Proposal, (C) the Company shall have failed to call the Company Shareholder Meeting in accordance with Section 7.3 or shall have failed to deliver the Proxy Statement in accordance with Section 7.1 in material breach of such Sections and such failure shall not be due to any material breach by Parent or Merger Sub of their obligations under Section 7.1, or (D) a tender offer or exchange offer for outstanding shares of Company Securities shall have been commenced (other than by Parent or Merger Sub or their respective Affiliates) and the Company Board recommends that the shareholders of the Company tender their shares in such tender or exchange offer or within 10 Business Days after the commencement of such tender or exchange offer, the Company Board fails to recommend rejection (or subsequently modifies a recommendation of rejection) of such offer.

9.2 Effect of Termination.

(a) Notwithstanding any provision of this Agreement to the contrary, if:

(i) (A) this Agreement is validly terminated pursuant to Section 9.1(b)(ii), Section 9.1(b)(iii) or Section 9.1(d)(i) (due in any such case to a breach of Section 7.7), (B) following the execution and delivery of this Agreement and in the case of a termination pursuant to Section 9.1(b)(ii) or Section 9.1(d)(i), prior to such termination, and in the case of a termination pursuant to Section 9.1(b)(iii), prior to the Company Shareholder Meeting, any bona fide Alternative Proposal (substituting fifty percent (50%) for the twenty percent (20%) thresholds set forth in the definition of “Alternative Proposal”) (a “Qualifying Transaction”) shall have been communicated to the Company or a member of the Company Board (whether or not publicly disclosed) and not withdrawn or otherwise abandoned (and, if publicly disclosed, not publicly withdrawn or otherwise abandoned) and (C) within twelve (12) months following the termination of this Agreement pursuant to Section 9.1(b)(ii), Section 9.1(b)(iii) or Section 9.1(d)(i), as applicable, a Qualifying Transaction is consummated; or

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(ii) this Agreement is terminated by the Company pursuant to Section 9.1(c)(ii) or by Parent pursuant to Section 9.1(d)(ii);

then in any such event the Company shall pay to Parent (or a Person designated in writing by Parent) by wire transfer of same-day funds (A) a fee equal to the Termination Fee. “Termination Fee” shall mean an amount equal to $725,000 and (B) an amount of up to $225,000 of the Parent’s reasonable, documented, out of pocket expenses incurred in connection with this Agreement and the transactions contemplated hereunder. Such payments shall be made, in the case of a termination referenced in clause (i) above, upon the consummation of any Qualifying Transaction, or in the case of a termination referenced in clause (ii) above, concurrently with the termination of this Agreement by the Company pursuant to Section 9.1(c)(ii) or within two (2) Business Days after termination of this Agreement by Parent pursuant to Section 9.1(d)(ii). For the avoidance of doubt, in no event shall the Company be required to pay the Termination Fee or Parent’s expenses on more than one occasion.

(b) Notwithstanding anything to the contrary in this Agreement, in the circumstances in which the Termination Fee is or becomes payable pursuant Section 9.2(a), Parent’s and Merger Sub’s sole and exclusive remedy (whether at law, in equity, in contract, in tort or otherwise) against the Company or any of its Affiliates with respect to the facts and circumstances giving rise to such payment obligation shall be payment of the Termination Fee pursuant to Section 9.2(a), and upon payment in full of such amount, none of Parent nor Merger Sub or any of their respective Affiliates nor any other Person shall have any rights or claims against the Company or any of its Affiliates (whether at law, in equity, in contract, in tort or otherwise) under or relating to this Agreement or the transactions contemplated hereby. Notwithstanding anything to the contrary in this Agreement, if the Company fails promptly to pay Parent any amounts due under this Section 9.2, the Company shall pay the costs and expenses (including reasonable legal fees and expenses) in connection with any action, including the filing of any lawsuit or other legal action, taken to collect payment, together with interest on the amount of any unpaid fee or obligation at the publicly announced prime rate of Wells Fargo Bank, N.A. in effect from time to time from the date such fee or obligation was required to be paid.

(c) The parties acknowledge that the agreements contained in this Section 9.2 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, the parties would not enter into this Agreement.

(d) There shall be deducted from any payments made pursuant to this Section 9.2 such amounts as may be required to be withheld therefrom under the Code or under any provision of U.S. state or local tax law.

(e) The party seeking to terminate this Agreement pursuant to Section 9.1 (other than Section 9.1(a)) shall give written notice of such termination, including a description in reasonable detail of the reasons for such termination, to the other party in accordance with Section 10.5, specifying the provision or provisions hereof pursuant to which such termination is effected. Except as otherwise provided in this Section 9, any valid termination of this Agreement pursuant to Section 9.1 (other than Section 9.1(a)) shall be effective immediately upon the delivery of notice of the terminating party to the other party or parties hereto, as applicable. In the event of termination of this Agreement by either Parent or the Company as provided in Section 9.1, this Agreement shall forthwith become void and have no effect, and none of Parent, Merger Sub, the Company, any of their respective Subsidiaries or any of the officers or directors of any of them shall have any liability of any nature whatsoever hereunder, or in connection with the transactions contemplated hereby; provided, however, that (i) Sections 7.2(b), 9.2, 10.4 and 10.8 shall survive any termination of this Agreement and (ii) notwithstanding anything to the contrary contained in this Agreement, none of Parent, Merger Sub nor the Company shall be relieved or released from any liabilities or damages arising out of its willful and material breach of this Agreement.

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10.	GENERAL PROVISIONS

10.1 Amendment. Subject to compliance with applicable law, this Agreement may be amended by the parties hereto, by action taken or authorized by their respective boards of directors, at any time before the Effective Time; provided, however, that after receipt of the Company Required Vote, there may not be any amendment of this Agreement which, by applicable law or in accordance with the rules of any relevant stock exchange, requires further approval of the Company’s shareholders. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

10.2 Extension; Waiver. At any time prior to the Effective Time, the parties hereto may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions contained herein; provided, however, that, after receipt of the Company Required Vote, there may not be any extension or waiver of this Agreement which decreases the Merger Consideration or which adversely affects the rights of the Company’s shareholders hereunder without the approval of such shareholders. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

10.3 Nonsurvival of Representations, Warranties and Agreements. None of the representations, warranties, covenants and agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time, except for those covenants and agreements contained herein and therein which by their terms apply in whole or in part after the Effective Time.

10.4 Expenses. Except as otherwise provided in this Agreement, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expense, except that each of the Company and Parent shall bear and pay one-half of the costs and expenses incurred in connection with (i) the filing, printing and mailing of the Proxy Statement (including any SEC filing fees) and (ii) the filing fees paid in respect of the Parent Registration Statement or any other filings with any Governmental Entity required to complete the transactions contemplated hereby.

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10.5 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or delivered by an overnight courier (with confirmation) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

(a) if to Parent or Merger Sub, to:

Digirad Corporation
1048 Industrial Court

Suwanee, GA 30024
Attention: Matthew G. Molchan, President and Chief Executive Officer

with a copy to counsel to the special committee of the Parent Board:

Littman Krooks LLP
655 Third Avenue, 20th Floor

New York, NY 10017
Attention: Martin W. Enright, Esq.

and

Olshan Frome Wolosky LLP
1325 Avenue of the Americas
New York, NY 10019
Attention: Adam W. Finerman, Esq.

(b) if to the Company, to:

ATRM Holdings, Inc.
5215 Gershwin Avenue N.

Oakdale, MN 55128
Attention: Daniel M. Koch, President and Chief Executive Officer

with a copy to counsel to the special committee of the Company Board:

Husch Blackwell LLP

4801 Main Street, Suite 1000

Kansas City, MO 64112
Attention: Steve Carman, Esq.

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10.6 Interpretation; Construction. The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and the schedules hereto and not to any particular provision of this Agreement, and Section references are to this Agreement unless otherwise specified. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” Unless the context otherwise requires, “or” is not exclusive. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. No provision of this Agreement shall be construed to require the Company, Merger Sub, Parent or any of their respective officers, directors, Subsidiaries or Affiliates to take any action which would violate or conflict with any applicable law (whether statutory or common), rule or regulation. This Agreement shall be construed without regard to any presumption or interpretation against the party drafting or causing any instrument to be drafted. All schedules accompanying this Agreement and all information specifically referenced in any such schedule form an integral part of this Agreement, and references to this Agreement include reference to them.

10.7 Counterparts; Delivery. This Agreement may be executed in multiple original or PDF counterparts, each of which shall be deemed an original, and all of which taken together shall be considered one and the same agreement. Each executed signature page to this Agreement and to each agreement and certificate delivered by a party pursuant to this Agreement may be delivered by any of the methods described in Section 10.5 hereof, provided that such delivery is effected in accordance with the notice information provided for in Section 10.5 hereof. In the event that any signature to this Agreement or any agreement or certificate delivered pursuant hereto, or any amendment thereof, is delivered by e-mail delivery of a “.pdf” format data file, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such “.pdf” signature page were an original thereof. No party shall raise the use of e-mail delivery of a “.pdf” format data file to deliver any such signature page or the fact that such signature was transmitted or communicated through the use of e-mail delivery of a “.pdf” format data file as a defense to the formation or enforceability of a contract and each party forever waives any such defense.

10.8 Entire Agreement. Unless otherwise agreed in writing by all of the parties to this Agreement, this Agreement (together with the agreements, documents, schedules and the instruments referred to herein or delivered herewith) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, other than the Confidentiality Agreement, which shall survive the execution and delivery of this Agreement and any termination of this Agreement.

10.9 Specific Performance. The parties acknowledge and agree that irreparable damage, for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that the parties hereto do not perform the provisions of this Agreement (including failing to take such actions as are required of it hereunder to consummate this Agreement) in accordance with its specified terms or otherwise breach such provisions and that, accordingly, the parties shall be entitled to an injunction, specific performance and other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, in addition to any other remedy to which they are entitled at law or in equity. Each of the parties agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief sought in accordance with this Section 10.9 on the basis that any other party has an adequate remedy at law or that any award of specific performance is not an appropriate remedy for any reason at law or in equity. Any party seeking an injunction or injunctions in accordance with this Agreement to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement shall not be required to provide any bond or other security in connection with any such order or injunction.

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10.10 Governing Law; Venue. This Agreement shall be governed and construed in accordance with the laws of the State of Delaware, without regard to any applicable conflicts of law provisions (except to the extent that mandatory provisions of federal law). Each of the parties hereto irrevocably submit to the exclusive jurisdiction and venue of the courts of the State of Delaware or of the United States of America located in Delaware, for the purpose of any suit, action or other proceeding arising out of this Agreement, or any of the agreements or transactions contemplated hereby, which is brought by or against any other party hereto and hereby irrevocably agree (a) that all claims in respect of any such suit, action or proceeding may be heard and determined in any such court and (b) not to commence any action suit or proceeding relating to this Agreement other than in such court. Each party hereto irrevocably and unconditionally waives and agrees not to assert in any such suit, action or proceeding, in each case, to the fullest extent permitted by applicable law, (i) any objection to the laying of venue of any such suit, action or proceeding brought in any such court, (ii) any claim that such party is not personally subject to the jurisdiction of any such court, and (iii) any claim that any such suit, action or proceeding is brought in an inconvenient forum. Each party hereto agrees that service of any process, summons, notice or document by U.S. registered mail addressed to such party shall be effective service of process for any action, suit or proceeding brought against such party in any such court. Each party hereto agrees that a final judgment in any such suit, action or proceeding brought in any such court shall be conclusive and binding upon such party and may be enforced in any other courts to whose jurisdiction such party is or may be subject, by suit upon such judgment.

10.11 Severability. Any term or provision of this Agreement which is determined by a court of competent jurisdiction to be invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction, and if any provision of this Agreement is determined to be so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable, in all cases so long as neither the economic nor legal substance of the transactions contemplated hereby is affected in any manner materially adverse to any party or its shareholders. Upon any such determination, the parties shall negotiate in good faith in an effort to agree upon a suitable and equitable substitute provision to effect the original intent of the parties.

10.12 Publicity. Parent, Merger Sub and the Company shall consult with each other before issuing any press release with respect to the Merger or this Agreement and shall not issue any such press release or make any such public statement without the prior consent of the other party, which shall not be unreasonably withheld or delayed; provided, however, that a party may, without the prior consent of the other party (but after prior consultation, to the extent practicable in the circumstances) issue such press release or make such public statement or SEC filing as may upon the advice of outside counsel be required by law or the rules and regulations of any applicable stock exchange (including the NASDAQ Stock Market). The parties have agreed upon the form of a joint press release announcing the Merger and the execution of this Agreement.

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10.13 Counsel. Olshan Frome Wolosky LLP (“Olshan”) has prepared this Agreement at the request of the parties and has represented Parent and Merger Sub in the preparation and negotiation of this Agreement. The Company acknowledges having had the opportunity to obtain separate counsel to review this Agreement prior to execution, in addition to the separate counsel to the special committee of the Company Board. Olshan shall not be deemed to have represented any parties other than Parent and Merger Sub. However, the parties acknowledge that Olshan represents the Company in other matters and consents to Olshan’s (i) continued representation of the Company in other matters and (ii) representation of the Company in its business affairs now and in the future as the Surviving Company.

10.14 Assignment; Third Party Beneficiaries. Neither this Agreement nor any of the rights, interests or obligations of any party hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other party. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and permitted assigns. Except for (a) the provisions of Section 7.6, (b) the right of the Company Holders to receive the Merger Consideration at the Effective Time, (c) the right of the holders of Company Restricted Shares to receive the Merger Consideration at the Effective Time, and (d) the rights of the Company’s shareholders to pursue claims for damages and other relief, including equitable relief, for Parent’s or Merger Sub’s willful breach of this Agreement (provided, that the rights granted pursuant to this clause (d) shall be enforceable on behalf of the shareholders only by the Company in its sole and absolute discretion), this Agreement (including the documents and instruments referred to herein) is not intended to confer upon any Person other than the parties hereto any rights or remedies hereunder.

[Remainder of Page Left Blank Intentionally]

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IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this Agreement to be executed by their respective officers hereunto duly authorized as of the date first above written.

DIGIRAD CORPORATION

By:	/s/ Matthew Molchan
	Name:	Matthew Molchan
	Title:	President and Chief Executive Officer

ATRM HOLDINGS, INC.

By:	/s/ Daniel Koch
	Name:	Daniel Koch
	Title:	President and Chief Executive Officer

DIGIRAD ACQUISITION CORPORATION

By:	/s/ Matthew Molchan
	Name:	Matthew Molchan
	Title:	President

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EXHIBIT A

Second Amended and Restated Charter of Surviving Company

SECOND AMENDED AND RESTATED

ARTICLES OF INCORPORATION

OF

ATRM HOLDINGS, INC.

Pursuant to the provisions of the Minnesota Business Corporation Act (the “BCA”), the undersigned corporation adopts the Second Amended and Restated Articles of Incorporation of ATRM Holdings, Inc. as set forth below. The Second Amended and Restated Articles of Incorporation of ATRM Holdings, Inc. have been approved by the shareholders and board of directors of ATRM Holdings, Inc. pursuant to the BCA. The Second Amended and Restated Articles of Incorporation of ATRM Holdings, Inc. shall be effective the day they are filed with the Secretary of State of the State of Minnesota.

ARTICLE 1

NAME

1.1 The name of the corporation shall be: ATRM Holdings, Inc. (the “Corporation”).

ARTICLE 2

PURPOSE

2.1 The Corporation shall have general business purposes in accordance with the Minnesota Statutes, Chapter 302A (the “Act”).

ARTICLE 3

POWERS

3.1 The Corporation shall have all the powers granted or available under the Act.

ARTICLE 4

DURATION

4.1 The duration of the Corporation shall be perpetual.

ARTICLE 5

REGISTERED OFFICE

5.1 The registered office of the Corporation shall be located at 2350 Helen Street, North Saint Paul, Minnesota 55109.

ARTICLE 6

CAPITAL STOCK

6.1 Authorized Shares. The aggregate number of shares which the Corporation shall have authority to issue shall be One Hundred (100), $0.0001 par value per share, all of which shall be common voting shares. The board of directors of the Corporation (the “Board of Directors”) shall have the authority to issue any or all such shares and rights to shares in accordance with the Act. The common voting shares shall be of the same class and series with equal rights and preferences unless the Board of Directors shall establish one or more separate classes or series.

A-1

6.2 Distribution of Class/Series. The Board of Directors shall have the authority to issue shares of a class or series to holders of shares of another class or series to effectuate share dividends, splits or conversion of its outstanding shares.

6.3 Voting Rights. Each share of the Corporation shall be entitled to one (1) vote unless otherwise provided in the terms of the share. Cumulative voting for members of the Board of Directors shall not be allowed.

6.4 Preemptive Rights. The shareholders of the Corporation shall not have preemptive rights.

ARTICLE 7

BYLAWS

7.1 Bylaws. The Board of Directors shall have the authority to adopt, amend, or repeal the Bylaws of the Corporation subject to the power of the shareholders to adopt, amend or repeal such Bylaws.

ARTICLE 8

VOLUNTARY TRANSFER OF CORPORATE ASSETS/MERGER OR EXCHANGE

8.1 Shareholder Vote Requirement. A majority of all shareholders entitled to vote at any duly constituted meeting of the shareholders shall have the power to authorize the Board of Directors (1) to sell, lease, exchange or otherwise dispose of all or substantially all of the property and assets of the Corporation, including its good will, upon such terms and conditions and for such consideration as the Board of Directors deems advisable or (2) to adopt or reject an agreement of a merger or exchange.

ARTICLE 9

AMENDMENT TO ARTICLES

9.1 Shareholder Vote Requirement. A majority of all shareholders entitled to vote at any duly constituted meeting of the shareholders shall have the power to amend, alter or repeal these Amended and Restated Articles of Incorporation to the extent and the manner prescribed by the laws of the State of Minnesota.

ARTICLE 10

INDEMNIFICATION

10.1 Indemnification. The Corporation shall indemnify to the fullest extent authorized or permitted by law (as now or hereafter in effect) any person made or threatened to be made a party to or witness in any threatened, pending, or completed civil, criminal, administrative, arbitration, or investigative proceeding, including a proceeding by or in the right of the Corporation, by reason of the fact that he, his testator or intestate is or was a director, officer or employee of the Corporation, or by reason of the fact that such director, officer or employee, while a director, officer or employee of the Corporation, is or was serving at the request of the Corporation, or whose duties as a director, officer or employee involve or involved service, as a director, officer, partner, trustee or agent of another organization or employee benefit plan, against all judgments, penalties, fines, including, without limitation, excise taxes assessed against the person with respect to an employee benefit plan, settlements, and reasonable expenses, including attorneys’ fees and disbursements. The Corporation may but shall not be required to indemnify agents of the Corporation other than directors, officers and employees to the fullest extent permitted by law as determined by the Board of Directors from time to time. Any repeal or modification of this Article 10 shall be prospective only, and shall not adversely affect any right to indemnification or protection of a director, officer or employee of the Corporation existing at the time of such repeal or modification.

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ARTICLE 11

LIMITATION ON LIABILITY

11.1 Limitation on Liability of Directors. No director of the Corporation shall be personally liable to the Corporation or its shareholders for monetary damages for breach of fiduciary duty by such director as a director; provided however, that this Article 11 shall not eliminate or limit the liability of a director to the extent provided by applicable law (i) for any breach of the director’s duty of loyalty to the Corporation or its shareholders, (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) based upon the payment of an improper dividend or an improper acquisition of the Corporation’s share under Section 302A.559 of the Act or upon violations of the state securities laws under Section 80A.23 of the Minnesota Statues, or (iv) for any transaction from which the director derived an improper personal benefit. If the Act is amended after approval by the shareholders of this Article to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation, in addition to the limitation on personal liability provided herein, shall be eliminated or limited to the fullest extent permitted by the Act, as so amended. Any repeal or modification of this Article by the shareholders of the Corporation shall be prospective only, and shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.

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IN TESTIMONY HEREOF, the undersigned has executed these Second Amended and Restated Articles of Incorporation as of _____________, _____, 2019.

ATRM HOLDINGS, INC.

By:
Name:	Daniel Koch
Title:	President and Chief Executive Officer

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EXHIBIT B

Parent Stock Certificate of Designation

B-1

DIGIRAD CORPORATION

CERTIFICATE OF DESIGNATIONS, RIGHTS AND PREFERENCES

OF

10.0% SERIES A CUMULATIVE PERPETUAL PREFERRED STOCK

Pursuant to Section 151 of the

Delaware General Corporation Law

Digirad Corporation, a Delaware corporation (the “Corporation”), hereby certifies that the following resolution was adopted by the Board of Directors of the Corporation (the “Board of Directors “) pursuant to the authority of the Board of Directors as required by Section 151 of the Delaware General Corporation Law.

WHEREAS, that the Restated Certificate of Incorporation of the Corporation as filed with the Secretary of State of Delaware on May 1, 2006 (as amended, the “Certificate of Incorporation”), provides for a class of its authorized stock known as preferred stock, comprised of 10,000,000 shares, $0.0001 par value per share (the “Preferred Stock”), issuable from time to time in one or more series;

WHEREAS, the Board of Directors is authorized by the provisions of the Certificate of Incorporation to fix the dividend rights, dividend rate, voting rights, conversion rights, rights and terms of redemption and liquidation preferences of any wholly unissued series of Preferred Stock and the number of shares constituting any such series;

NOW THEREFORE, BE IT RESOLVED, that pursuant to this authority granted to and vested in the Board of Directors in accordance with the provisions of the Certificate of Incorporation, the Board of Directors hereby adopts this Certificate of Designations, Rights and Preferences (the “Certificate of Designations “) for the purpose of creating a series of Preferred Stock of the Corporation classified and designated as 10.0% Series A Cumulative Perpetual Preferred Stock, par value $0.0001 per share (the “Series A Preferred Stock “), and hereby states the designation and number of shares, and fixes the relative rights, powers and preferences, and qualifications, limitations and restrictions of the Series A Preferred Stock as follows:

1. Designation and Number. A series of preferred stock, designated the 10.0% Series A Cumulative Perpetual Preferred Stock (the “Series A Preferred Stock”), is hereby established. The number of shares of Series A Preferred Stock shall be 8,000,000.

2. Rank. The Series A Preferred Stock, with respect to dividend rights and rights upon liquidation, dissolution or winding up of the Corporation, will rank (i) senior to the common stock of the Corporation, $0.0001 par value per share, of the Corporation (the “Common Stock”) and to all other equity securities issued by the Corporation the terms of which specifically provide that such equity securities rank junior to the Series A Preferred Stock with respect to dividend rights or rights upon liquidation, dissolution or winding up of the Corporation; (ii) on a parity with all equity securities issued by the Corporation the terms of which specifically provide that such equity securities rank on a parity with the Series A Preferred Stock with respect to dividend rights and rights upon liquidation, dissolution or winding up of the Corporation (the “Parity Preferred Stock”); and (iii) junior to all equity securities issued by the Corporation the terms of which specifically provide that such equity securities rank senior to the Series A Preferred Stock with respect to dividend rights or rights upon liquidation, dissolution or winding up of the Corporation and to all existing and future indebtedness of the Corporation. The term “equity securities” does not include convertible debt securities.

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3. Dividends.

(a) Holders of shares of the Series A Preferred Stock are entitled to receive, when and as authorized by the Board of Directors (or a duly authorized committee thereof) and declared by the Corporation, out of funds legally available for the payment of dividends, preferential cumulative cash dividends at the rate of 10.0% per annum of the $10.00 liquidation preference per share (equivalent to a fixed annual amount of $1.00 per share). Dividends on the Series A Preferred Stock shall be cumulative from (but excluding) the date of original issue and shall be payable quarterly in arrears on or before the 15th day of each of [•], [•], [•] and [•] (each, a “Dividend Payment Date”) or, if such date is not a Business Day (as defined below), on the immediately succeeding Business Day or on such later date as designated by the Board of Directors, with the same force and effect as if paid on such date. Any dividend payable on the Series A Preferred Stock for any partial dividend period will be computed on the basis of a 360-day year consisting of twelve 30-day months. Dividends will be payable to holders of record as they appear in the Corporation’s stock records for the Series A Preferred Stock at the close of business on the applicable record date, which shall be the first day of each of [•], [•], [•] and [•], whether or not a Business Day, in which the applicable Dividend Payment Date falls (each, a “Dividend Record Date”). The term “Business Day” shall mean any calendar day on which the Nasdaq Global Market is open for trading.

(b) No dividends on shares of Series A Preferred Stock shall be authorized by the Board of Directors or declared by the Corporation or paid or set apart for payment by the Corporation at such time as the terms and provisions of any agreement of the Corporation, including any agreement relating to its indebtedness, prohibits such authorization, declaration, payment or setting apart for payment or provides that such authorization, declaration, payment or setting apart for payment would constitute a breach thereof or a default thereunder, or if such authorization, declaration, payment or setting apart for payment shall be restricted or prohibited by law.

(c) Notwithstanding the foregoing, dividends on the Series A Preferred Stock will accumulate whether or not the Corporation has earnings, whether or not restrictions exist in respect thereof, whether there are funds legally available for the payment of such dividends and whether or not such dividends are authorized and declared. Accumulated but unpaid dividends on the Series A Preferred Stock will not bear interest and holders of the Series A Preferred Stock will not be entitled to any distributions in excess of full cumulative distributions described above. When dividends are not paid in full (or a sum sufficient for such full payment is not so set apart) upon the Series A Preferred Stock and the shares of any class or series of Parity Preferred Stock, all dividends declared upon the Series A Preferred Stock and any class or series of Parity Preferred Stock shall be declared pro rata so that the amount of dividends declared per share of Series A Preferred Stock and such class or series of Parity Preferred Stock shall in all cases bear to each other the same ratio that accumulated dividends per share on the Series A Preferred Stock and such class or series of Parity Preferred Stock (which shall not include any accrual in respect of unpaid dividends for prior dividend periods if such Parity Preferred Stock does not have a cumulative dividend) bear to each other.

(d) Except as provided in the immediately preceding paragraph, unless full cumulative dividends on the Series A Preferred Stock have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof is set apart for payment for all past dividend periods, no dividends (other than a dividend in shares of Common Stock or other shares of stock ranking junior to the Series A Preferred Stock as to dividends and upon liquidation) shall be declared and paid or declared and set apart for payment nor shall any other distribution be declared and made upon the Common Stock or any other stock of the Corporation ranking junior to or on a parity with the Series A Preferred Stock as to dividends or upon liquidation, nor shall any shares of Common Stock or any other stock of the Corporation ranking junior to or on a parity with the Series A Preferred Stock as to dividends or upon liquidation be redeemed, purchased or otherwise acquired for any consideration (or any monies be paid to or made available for a sinking fund for the redemption of any such shares) by the Corporation. Holders of shares of the Series A Preferred Stock shall not be entitled to any dividend, whether payable in cash, property or stock, in excess of full cumulative dividends on the Series A Preferred Stock as provided above. Any dividend payment made on shares of the Series A Preferred Stock shall first be credited against the earliest accumulated but unpaid dividend due with respect to such shares which remains payable.

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4. Liquidation Preference. Upon any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation, the holders of shares of Series A Preferred Stock are entitled to be paid out of the assets of the Corporation legally available for distribution to its stockholders a liquidation preference of $10.00 per share, plus an amount equal to any accumulated and unpaid dividends to but excluding the date of payment, but without interest, before any distribution of assets is made to holders of Common Stock or any other class or series of stock of the Corporation that ranks junior to the Series A Preferred Stock as to liquidation rights. If the assets of the Corporation legally available for distribution to stockholders are insufficient to pay in full the liquidation preference on the Series A Preferred Stock and the liquidation preference on the shares of any class or series of Parity Preferred Stock, all assets distributed to the holders of the Series A Preferred Stock and any class or series of Parity Preferred Stock shall be distributed pro rata so that the amount of assets distributed per share of Series A Preferred Stock and such class or series of Parity Preferred Stock shall in all cases bear to each other the same ratio that the liquidation preference per share on the Series A Preferred Stock and such class or series of Parity Preferred Stock bear to each other. Written notice of any such liquidation, dissolution or winding up of the Corporation, stating the payment date or dates when, and the place or places where, the amounts distributable in such circumstances shall be payable, shall be given by first class mail, postage pre-paid, not less than 30 nor more than 60 days prior to the payment date stated therein, to each record holder of the Series A Preferred Stock at the respective addresses of such holders as the same shall appear on the stock transfer records of the Corporation. After payment of the full amount of the liquidation preference, plus any accumulated and unpaid dividends to which they are entitled, the holders of Series A Preferred Stock will have no right or claim to any of the remaining assets of the Corporation. The consolidation, conversion or merger of the Corporation with or into another entity, a merger of another entity with or into the Corporation, a statutory share exchange by the Corporation or a sale, lease, transfer or conveyance of all or substantially all of the Corporation’s property or business shall not be deemed to constitute a liquidation, dissolution or winding up of the Corporation.

5. Redemption. The Series A Preferred Stock shall be subject to redemption by the Corporation as provided below:

(a) Definitions. As used in this Section 5, the following terms shall have the following meanings unless the context otherwise requires:

“1940 Act” means the Investment Company Act of 1940, as amended, or any successor statute.

“Capital Stock” of a corporation means the capital stock of every class whether now or hereafter authorized, regardless of whether such capital stock shall be limited to a fixed sum or percentage with respect to the rights of the holders thereof to participate in dividends and in the distribution of assets upon the voluntary or involuntary liquidation, dissolution or winding up of such corporation.

“Change of Control Payment” shall have the meaning as set forth in Section 5(d)(i).

“Change of Control Payment Date” shall have the meaning as set forth in Section 5(d)(ii).

“Change of Control Redemption” shall have the meaning as set forth in Section 5(d)(i).

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“Change of Control Triggering Event” means the occurrence of any of the following: (1) the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or more series of related transactions, of all or substantially all of the Corporation’s assets and the assets of the Corporation’s subsidiaries, taken as a whole, to any Person, other than the Corporation or one of the Corporation’s subsidiaries; (2) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any Person becomes the beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of more than 50% of the Corporation’s outstanding Voting Stock or other Voting Stock into which the Corporation’s Voting Stock is reclassified, consolidated, exchanged or changed, measured by voting power rather than number of shares; (3) the Corporation consolidates with, or merges with or into, any Person, or any Person consolidates with, or merges with or into, the Corporation, in any such event pursuant to a transaction in which any of the Corporation’s outstanding Voting Stock or the Voting Stock of such other Person is converted into or exchanged for cash, securities or other property, other than any such transaction where the shares of the Corporation’s Voting Stock outstanding immediately prior to such transaction constitute, or are converted into or exchanged for, a majority of the Voting Stock of the surviving Person or any direct or indirect parent company of the surviving Person immediately after giving effect to such transaction; (4) the first day on which a majority of the members of the Board of Directors are not Continuing Directors; or (5) the adoption of a plan relating to the Corporation’s liquidation or dissolution. Notwithstanding the foregoing, a transaction will not be deemed to involve a Change of Control Triggering Event under clause (2) above if (i) the Corporation becomes a direct or indirect wholly-owned subsidiary of a holding company and (ii)(A) the direct or indirect holders of the Voting Stock of such holding company immediately following that transaction are substantially the same as the holders of the Corporation’s Voting Stock immediately prior to that transaction or (B) immediately following that transaction no Person (other than a holding company satisfying the requirements of this sentence) is the beneficial owner, directly or indirectly, of more than 50% of the Voting Stock of such holding company.

“Continuing Directors” means, as of any date of determination, any member of the Board of Directors who (A) was a member of the Board of Directors on the date the Series A Preferred Stock was issued or (B) was nominated for election, elected or appointed to the Board of Directors with the approval of a majority of the continuing directors who were members of the Board of Directors at the time of such nomination, election or appointment (either by a specific vote or by approval of a proxy statement in which such member was named as a nominee for election as a director, without objection to such nomination).

“Electronic Means” means electronic mail transmission, facsimile transmission or other similar electronic means of communication providing evidence of transmission (but excluding online communications systems covered by a separate agreement) acceptable to the sending party and the receiving party, in any case if operative as between any two parties, or, if not operative, by telephone (promptly confirmed by any other method set forth in this definition).

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Market Value” of any asset of the Corporation means, for securities for which market quotations are readily available, the market value thereof determined by an independent third-party pricing service designated from time to time by the Board of Directors. Market Value of any asset shall include any interest accrued thereon. The pricing service values portfolio securities at the mean between the quoted bid and asked price or the yield equivalent when quotations are readily available. Securities for which quotations are not readily available are valued at fair value as determined by the pricing service using methods that include consideration of: yields or prices of securities of comparable quality, type of issue, coupon, maturity and rating; indications as to value from dealers; and general market conditions. The pricing service may employ electronic data processing techniques or a matrix system, or both, to determine recommended valuations.

“Notice of Redemption” shall have the meaning as set forth in Section 5(e).

“Optional Redemption Date” shall have the meaning as set forth in Section 5(c)(i).

“Person” has the meaning given thereto in Section 13(d)(3) of the Exchange Act.

“Redemption and Paying Agent” means American Stock Transfer & Trust Company and its successors or any other redemption and paying agent appointed by the Corporation with respect to the Series A Preferred Stock.

“Redemption Date” shall have the meaning as set forth in Section 5(e).

“Redemption Price” shall have the meaning as set forth in Section 5(c)(i).

“Securities Depository” shall mean The Depository Trust Corporation and its successors and assigns or any other securities depository selected by the Corporation that agrees to follow the procedures required to be followed by such securities depository as set forth herein with respect to the Series A Preferred Stock.

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“Short-Term Money Market Instruments” means the following types of instruments if, on the date of purchase or other acquisition thereof by the Corporation, the remaining term to maturity thereof is not in excess of 180 days:

(i) commercial paper rated A-1 if such commercial paper matures in 30 days or A-1+ if such commercial paper matures in over 30 days;

(ii) demand or time deposits in, and banker’s acceptances and certificates of deposit of (A) a depository institution or trust company incorporated under the laws of the United States of America or any state thereof or the District of Columbia or (B) a United States branch office or agency of a foreign depository institution (provided that such branch office or agency is subject to banking regulation under the laws of the United States, any state thereof or the District of Columbia); and

(iii) overnight funds.

“U.S. Government Obligations” means direct obligations of the United States or of its agencies or instrumentalities that are entitled to the full faith and credit of the United States and that, other than United States Treasury Bills, provide for the periodic payment of interest and the full payment of principal at maturity or call for redemption.

“Voting Stock” means, with respect to any specified Person that is a corporation as of any date, the Capital Stock of such Person that is at the time entitled to vote generally in the election of the directors of such Person.

(b) [Reserved.]

(c) Optional Redemption.

(i) The Series A Preferred Stock is not redeemable prior to [•], 2024. Subject to the provisions of Section 5(c)(ii), on any Business Day beginning on [•], 2024 (any such Business Day referred to in this sentence, an “Optional Redemption Date”), the Corporation may redeem in whole or from time to time in part, out of funds legally available therefor, the Series A Preferred Stock, at a redemption price per share of Series A Preferred Stock (the “Redemption Price”) equal to (x) the liquidation preference per share of Series A Preferred Stock plus (y) an amount equal to all unpaid dividends on such share of Series A Preferred Stock accumulated to (but excluding) the Optional Redemption Date (whether or not earned or declared by the Corporation, but excluding interest thereon).

(ii) If fewer than all of the outstanding shares of Series A Preferred Stock are to be redeemed pursuant to Section 5(c)(i), the shares of Series A Preferred Stock to be redeemed shall be selected either (A) pro rata, (B) by lot or (C) in such other manner as the Board of Directors may determine to be fair and equitable. Subject to the provisions hereof and applicable law, the Board of Directors will have the full power and authority to prescribe the terms and conditions upon which shares of Series A Preferred Stock will be redeemed pursuant to this Section 5(c) from time to time.

(d) Change of Control

(i) If a Change of Control Triggering Event occurs with respect to the Series A Preferred Stock, unless the Corporation has exercised the option to redeem such Series A Preferred Stock pursuant to Section 5(c), holders of the Series A Preferred Stock may require the Corporation to redeem (a “Change of Control Redemption”) the Series A Preferred Stock at a price equal to the liquidation preference of $10.00 per share, plus an amount equal to any accumulated and unpaid dividends up to but excluding the date of payment (whether or not earned or declared by the Corporation, but excluding interest thereon) (a “Change of Control Payment”).

(ii) Within 30 days following any Change of Control Triggering Event or prior to any Change of Control Triggering Event, but after public announcement of the transaction that constitutes or may constitute the Change of Control Triggering Event, the Corporation will be mail a notice to holders of the Series A Preferred Stock, describing the transaction that constitutes or may constitute the Change of Control Triggering Event and offering to redeem such Series A Preferred Stock on the date specified in the applicable notice, which date will be no earlier than 30 days and no later than 60 days from the date such notice is mailed (a “Change of Control Payment Date”). The notice will, if mailed prior to the date of consummation of the Change of Control Triggering Event, state that the Change of Control Redemption is conditioned on the Change of Control Triggering Event occurring on or prior to the applicable Change of Control Payment Date.

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(iii) The Corporation will not be required to make a Change of Control Redemption upon the occurrence of a Change of Control Triggering Event if a third party makes such an offer in the manner, at the times and otherwise in compliance with the requirements for an offer made by the Corporation and the third party purchases all Series A Preferred Stock properly tendered and not withdrawn under its offer.

(iv) The Corporation will comply with the requirements of Rule 14e-1 under the Exchange Act, and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the redemption of the Series A Preferred Stock as a result of a Change of Control Triggering Event. To the extent that the provisions of any such securities laws or regulations conflict with the Change of Control Redemption provisions of the Series A Preferred Stock, the Corporation will comply with those securities laws and regulations and will not be deemed to have breached the Corporation’s obligations under the Change of Control Redemption provisions of the Series A Preferred Stock by virtue of any such conflict.

(e) Procedures for Redemption.

(i) If the Corporation shall determine or be required to redeem, in whole or in part, shares of Series A Preferred Stock pursuant to Section 5(b) or (c), the Corporation shall deliver a notice of redemption (the “Notice of Redemption” ), by overnight delivery, by first class mail, postage prepaid or by Electronic Means to holders thereof, or request the Redemption and Paying Agent, on behalf of the Corporation, to promptly do so by overnight delivery, by first class mail, postage prepaid or by Electronic Means. A Notice of Redemption shall be provided not less than 30 nor more than 60 days prior to the date fixed for redemption in such Notice of Redemption (the “Redemption Date”). Each such Notice of Redemption shall state: (A) the Redemption Date; (B) the number of shares of Series A Preferred Stock to be redeemed; (C) the CUSIP number for the Series A Preferred Stock; (D) the Redemption Price on a per share basis; (E) if applicable, the place or places where the certificate(s) for such shares (properly endorsed or assigned for transfer, if the Board of Directors requires and the Notice of Redemption states) are to be surrendered for payment of the Redemption Price; (F) that dividends on the shares of Series A Preferred Stock to be redeemed will cease to accumulate after such Redemption Date; and (G) the provisions hereof under which such redemption is made. If fewer than all shares of Series A Preferred Stock held by any holder are to be redeemed, the Notice of Redemption delivered to such holder shall also specify the number of shares of Series A Preferred Stock to be redeemed from such holder or the method of determining such number. The Corporation may provide in any Notice of Redemption relating to a redemption contemplated to be effected pursuant hereto that such redemption is subject to one or more conditions precedent and that the Corporation shall not be required to effect such redemption unless each such condition has been satisfied at the time or times and in the manner specified in such Notice of Redemption. No defect in the Notice of Redemption or delivery thereof shall affect the validity of redemption proceedings, except as required by applicable law.

(ii) If the Corporation shall give a Notice of Redemption, then at any time from and after the giving of such Notice of Redemption and prior to 12:00 noon, New York City time, on the Redemption Date (so long as any conditions precedent to such redemption have been met or waived by the Corporation), the Corporation shall (A) deposit with the Redemption and Paying Agent cash or cash equivalents having an aggregate Market Value on the date thereof no less than the Redemption Price of the shares of Series A Preferred Stock to be redeemed on the Redemption Date and (B) give the Redemption and Paying Agent irrevocable instructions and authority to pay the Redemption Price to the holders of the shares of Series A Preferred Stock called for redemption on the Redemption Date. The Corporation may direct the Redemption and Paying Agent with respect to the investment of any cash or cash equivalents so deposited prior to the Redemption Date, provided that the proceeds of any such investment shall be available at the opening of business on the Redemption Date as same day funds.

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(iii) Upon the date of the deposit of such cash or cash equivalents, all rights of the holders of the shares of Series A Preferred Stock so called for redemption shall cease and terminate except the right of the holders thereof to receive the Redemption Price thereof and such shares of Series A Preferred Stock shall no longer be deemed outstanding for any purpose whatsoever (other than (A) the transfer thereof prior to the applicable Redemption Date and (B) the accumulation of dividends thereon in accordance with the terms hereof up to (but excluding) the applicable Redemption Date, which accumulated dividends, unless previously or contemporaneously declared and paid as contemplated by the last sentence of Section 5(e)(vi) below, shall be payable only as part of the Redemption Price on the Redemption Date). The Corporation shall be entitled to receive, promptly after the Redemption Date, any cash or cash equivalents in excess of the aggregate Redemption Price of the shares of Series A Preferred Stock called for redemption on the Redemption Date. Any cash or cash equivalents so deposited that are unclaimed at the end of 90 calendar days from the Redemption Date shall, to the extent permitted by law, be repaid to the Corporation, after which the holders of the shares of Series A Preferred Stock so called for redemption shall look only to the Corporation for payment of the Redemption Price thereof. The Corporation shall be entitled to receive, from time to time after the Redemption Date, any interest on the cash or cash equivalents so deposited.

(iv) On or after the Redemption Date, each holder of shares of Series A Preferred Stock in certificated form (if any) that are subject to redemption shall surrender the certificate(s) representing such shares of Series A Preferred Stock to the Corporation at the place designated in the Notice of Redemption and shall then be entitled to receive the Redemption Price for such shares of Series A Preferred Stock, without interest, and in the case of a redemption of fewer than all the shares of Series A Preferred Stock represented by such certificate(s), a new certificate representing the shares of Series A Preferred Stock that were not redeemed.

(v) Notwithstanding the other provisions of this Section 5, except as otherwise required by law, the Corporation shall not redeem any shares of Series A Preferred Stock or purchase or otherwise acquire, directly or indirectly, any shares of Series A Preferred Stock (except by exchange for other stock of the Corporation ranking junior to the Series A Preferred Stock as to dividends and upon liquidation) unless all accumulated and unpaid dividends on all outstanding shares of Series A Preferred Stock and the shares of any class or series of Parity Preferred Stock for all applicable past dividend periods (whether or not earned or declared by the Corporation) (x) shall have been or are contemporaneously paid or (y) shall have been or are contemporaneously declared and sufficient funds (in accordance with the terms of such Parity Preferred Stock) for the payment of such dividends shall have been or are contemporaneously deposited with the Redemption and Paying Agent or other applicable paying agent for such Parity Preferred Stock in accordance with the terms of such Parity Preferred Stock, provided, however, that the foregoing shall not prevent the purchase or acquisition of outstanding shares of Series A Preferred Stock pursuant to an otherwise lawful purchase or exchange offer made on the same terms to holders of all outstanding shares of Series A Preferred Stock and any other class or series of Parity Preferred Stock for which all accumulated and unpaid dividends have not been paid. So long as no dividends on the Series A Preferred Stock are in arrears, the Corporation shall be entitled at any time and from time to time to repurchase shares of Series A Preferred Stock in open-market transactions duly authorized by the Board of Directors and effected in compliance with applicable laws.

(vi) To the extent that any redemption for which Notice of Redemption has been provided is not made by reason of the absence of legally available funds therefor in accordance herewith and applicable law, such redemption shall be made as soon as practicable to the extent such funds become available. No Redemption Default shall be deemed to have occurred if the Corporation shall fail to deposit in trust with the Redemption and Paying Agent the Redemption Price with respect to any shares where (1) the Notice of Redemption relating to such redemption provided that such redemption was subject to one or more conditions precedent and (2) any such condition precedent shall not have been satisfied at the time or times and in the manner specified in such Notice of Redemption. Notwithstanding the fact that a Notice of Redemption has been provided with respect to any shares of Series A Preferred Stock, dividends may be declared and paid on such shares of Series A Preferred Stock in accordance with their terms if cash or cash equivalents for the payment of the Redemption Price of such shares of Series A Preferred Stock shall not have been deposited in trust with the Redemption and Paying Agent for that purpose.

(vii) If a Redemption Date falls after a Dividend Record Date and on or prior to the corresponding Dividend Payment Date, each holder of shares of Series A Preferred Stock on such Dividend Record Date shall be entitled to the dividend payable on such shares on the corresponding Dividend Payment Date, notwithstanding the redemption of such shares on or prior to such Dividend Payment Date, and each holder of shares of Series A Preferred Stock that are redeemed on such Redemption Date shall be entitled to the dividends, if any, accruing after the end of the month to which such Dividend Payment Date relates up to, but excluding, the Redemption Date.

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(f) Redemption and Paying Agent as Trustee of Redemption Payments by Corporation. All cash or cash equivalents transferred to the Redemption and Paying Agent for payment of the Redemption Price of shares of Series A Preferred Stock called for redemption shall be held in trust by the Redemption and Paying Agent for the benefit of holders of shares of Series A Preferred Stock so to be redeemed until paid to such holders in accordance with the terms hereof or returned to the Corporation in accordance with the provisions of Section 5(e)(iii) above.

(g) Compliance with Applicable Law. In effecting any redemption pursuant to this Section 5, the Corporation shall use its best efforts to comply with all applicable conditions precedent to effecting such redemption under any applicable Delaware law, but shall effect no redemption except in accordance with any applicable Delaware law.

(h) Modification of Redemption Procedures. Notwithstanding the foregoing provisions of this Section 5, the Corporation may, in its sole discretion and without a stockholder vote, modify the procedures set forth above with respect to notification of redemption for the Series A Preferred Stock; provided that such modification does not materially and adversely affect the holders of the shares of Series A Preferred Stock or cause the Corporation to violate any applicable law, rule or regulation; and provided, further, that no such modification shall in any way alter the rights or obligations of the Redemption and Paying Agent without its prior consent.

6. Voting Rights.

(a) Holders of the Series A Preferred Stock will not have any voting rights, except as set forth below or otherwise required by law.

(b) Whenever dividends on any shares of Series A Preferred Stock shall be in arrears for six or more consecutive quarters (a “Preferred Dividend Default”), the holders of such shares of Series A Preferred Stock, together with the holders of all classes or series of Parity Preferred Stock upon which like voting rights have been conferred and are exercisable, will be entitled to vote separately as a class for the election of a total of two additional directors of the Corporation (the “Preferred Stock Directors”) at a special meeting called upon the written request of the holders of record of at least 20% of the Series A Preferred Stock or the holders of record of at least 20% of any class or series of Parity Preferred Stock so in arrears (unless such request is received less than 90 days before the date fixed for the next annual or special meeting of the stockholders, in which case such vote will be held at the earlier of the next annual or special meeting of stockholders of the Corporation) or at the next annual meeting of stockholders, and at each subsequent annual or special meeting until all dividends accumulated on such shares of Series A Preferred Stock for the past dividend periods and the dividend for the then current dividend period shall have been fully paid or declared and a sum sufficient for the payment thereof set apart for payment.

(c) A quorum for any meeting called to elect Preferred Stock Directors shall exist if at least a majority of the outstanding shares of Series A Preferred Stock and shares of Parity Preferred Stock upon which like voting rights have been conferred and are exercisable are represented in person or by proxy at such meeting. The Preferred Stock Directors shall be elected upon the affirmative vote of a plurality of the votes cast by the holders of shares of Series A Preferred Stock and shares of such Parity Preferred Stock present and voting in person or by proxy at a duly called and held meeting at which a quorum is present voting separately as a class. If and when all accumulated dividends and the dividend for the then-current dividend period on the Series A Preferred Stock shall have been paid in full or declared and set apart for payment in full, the holders thereof shall be divested of the right to elect the Preferred Stock Directors (subject to revesting in the event of each and every Preferred Dividend Default) and, if all accumulated dividends and the dividend for the then-current dividend period have been paid in full or declared and set apart for payment in full on all classes or series of Parity Preferred Stock upon which like voting rights have been conferred and are exercisable, the term of office of each Preferred Stock Director so elected shall terminate. Any Preferred Stock Director may be removed at any time with or without cause by, and shall not be removed otherwise than by the vote of, the holders of record of a majority of the outstanding shares of Series A Preferred Stock when they have the voting rights described above (voting separately as a class with all classes or series of Parity Preferred Stock upon which like voting rights have been conferred and are exercisable). So long as a Preferred Dividend Default shall continue, any vacancy in the office of a Preferred Stock Director may be filled by written consent of the Preferred Stock Director remaining in office or, if none remains in office, by a vote of the holders of record of a majority of the outstanding shares of Series A Preferred Stock when they have the voting rights described above (voting separately as a class with all classes or series of Parity Preferred Stock upon which like voting rights have been conferred and are exercisable). The Preferred Stock Directors shall be entitled to one vote per director on any matter.

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(d) If a special meeting is not called by the Corporation within 30 days after request from the holders of Series A Preferred Stock as described in Section 6(b), then the holders of record of at least 20% of the outstanding Series A Preferred Stock may designate a holder to call the meeting at the expense of the Corporation and such meeting may be called by the holder so designated upon notice similar to that required for annual meetings of stockholders and shall be held at the place designated by the holder calling such meeting. The Corporation shall pay all costs and expenses of calling and holding any meeting and of electing directors pursuant to Section 6(b), including, without limitation, the cost of preparing, reproducing and mailing the notice of such meeting, the cost of renting a room for such meeting to be held, and the cost of collecting and tabulating votes.

(e) So long as any shares of Series A Preferred Stock remain outstanding, the Corporation will not, without the affirmative vote or consent of the holders of at least a majority of the shares of the Series A Preferred Stock outstanding at the time, given in person or by proxy, either in writing or at a meeting (voting separately as a class), amend, alter or repeal the provisions of the Charter (including the terms of the Series A Preferred Stock), whether by merger, consolidation or otherwise (each an “Event”), so as to materially and adversely affect any right, preference, privilege or voting power of the Series A Preferred Stock; provided, however, that with respect to the occurrence of any Event set forth above, so long as the Series A Preferred Stock (or securities issued by a surviving entity in substitution for the Series A Preferred Stock) remains outstanding with the terms thereof materially unchanged, taking into account that upon the occurrence of such an Event, the Corporation may not be the surviving entity, the occurrence of any such Event shall not be deemed to materially and adversely affect such rights, preferences, privileges or voting power of the Series A Preferred Stock; and provided, further, that (i) any increase in the number of authorized shares of Series A Preferred Stock, (ii) any increase in the number of authorized shares of preferred stock of the Corporation or the creation or issuance of any other class or series of preferred stock or (iii) any increase in the number of authorized shares of any other class or series of preferred stock, in each case ranking on a parity with or junior to the Series A Preferred Stock with respect to payment of dividends or the distribution of assets upon liquidation, dissolution or winding up, shall not be deemed to materially and adversely affect such rights, preferences, privileges or voting powers.

(f) The foregoing voting provisions will not apply if, at or prior to the time when the act with respect to which such vote would otherwise be required shall be effected, all outstanding shares of Series A Preferred Stock shall have been redeemed or called for redemption upon proper notice and sufficient funds shall have been deposited in trust to effect such redemption.

7. Conversion. The Series A Preferred Stock is not convertible into or exchangeable for any other property or securities of the Corporation.

8. Term. The Series A Preferred Stock will have a perpetual term unless otherwise redeemed by the Corporation in accordance herewith and shall not be subject to any sinking fund.

9. No Preemptive Rights. No holder of the Series A Preferred Stock shall, as such holder, have any preemptive rights to purchase or subscribe for additional shares of stock of the Corporation or any other security of the Corporation which it may issue or sell.

10. Status of Redeemed or Repurchased Series A Preferred Stock. Shares of Series A Preferred Stock that at any time have been redeemed or purchased by the Corporation shall, after such redemption or purchase, have the status of authorized but unissued shares of Preferred Stock.

11. Global Certificate. All shares of Series A Preferred Stock outstanding from time to time shall initially be represented by one or more global certificates registered in the name of the Securities Depository or its nominee and no registration of transfer of shares of Series A Preferred Stock shall be made on the books of the Corporation to any person other than the Securities Depository or its nominee. The foregoing restriction on registration of transfer shall be conspicuously noted on the face or back of the global certificate.

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12. Notice. All notices or communications hereunder, unless otherwise specified herein, shall be sufficiently given if in writing and delivered in person, by facsimile, by Electronic Means or by overnight mail or delivery or mailed by first-class mail, postage prepaid. Notices delivered pursuant to this Section 12 shall be deemed given on the date received or, if mailed by first class mail, on the date five calendar days after which such notice is mailed.

13. Information Rights. During any period in which the Corporation is not subject to Section 13 or 15(d) of the Exchange Act and any shares of Series A Preferred Stock are outstanding, the Corporation shall use its best efforts to (a) transmit by mail to all holders of Series A Preferred Stock, as their names and addresses appear in the Corporation’s record books and without cost to such holders, copies of the annual reports and quarterly reports that the Corporation would have been required to file with the Securities and Exchange Commission (the “SEC”) pursuant to Section 13 or 15(d) of the Exchange Act if the Corporation was subject to such sections (other than any exhibits that would have been required) and (b) promptly upon written request, supply copies of such reports to any prospective holder of Series A Preferred Stock. The Corporation shall mail the reports to the holders of Series A Preferred Stock within 15 days after the respective dates by which the Corporation would have been required to file the reports with the SEC if the Corporation were then subject to Section 13 or 15(d) of the Exchange Act, assuming the Corporation is a “non-accelerated filer” in accordance with the Exchange Act.

14. Record Holders. The Corporation and the transfer agent for the Series A Preferred Stock may deem and treat the record holder of any Series A Preferred Stock as the true and lawful owner thereof for all purposes, and neither the Corporation nor the transfer agent shall be affected by any notice to the contrary.

[Signature on Following Page]

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IN WITNESS WHEREOF, the Corporation has caused this Certificate of Designations to be signed in its name and on its behalf on this [●] day of [●], 2019.

DIGIRAD CORPORATION

By:
Matthew G. Molchan
President and Chief Executive Officer

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Annex II

Fairness Opinion of Oberon

13

Special Committee of the Board of Directors

Digirad Corporation

1048 Industrial Court, Suite E
Suwanee, GA 30024

The Special Committee of the Board of Directors:

We understand that Digirad Corporation (“Digirad”) proposes to enter into an Agreement and Plan of Merger (the “Definitive Agreement”) with ATRM Holdings, Inc. (“ATRM”) pursuant to which Digirad will acquire ATRM in a merger transaction in which a wholly-owned subsidiary of Digirad will be merged with and into ATRM (the “Merger Transaction”).

In connection with the Merger Transaction, the Special Committee of the Board of Directors of Digirad (the “Committee”) has requested the opinion of Oberon Securities, LLC (“Oberon”) (the “Opinion”) as to the fairness, in the aggregate, from a financial point of view, of the Merger Consideration (as defined in the Definitive Agreement) to be paid by Digirad. We have not been requested to analyze, and we have not analyzed, the fairness of any individual components of the Merger Transaction. The Committee has not asked us to express, and we are not expressing, any opinion with respect to any of the other financial, or non-financial terms, conditions, determinations or actions with respect to the Merger Transaction.

In the course of this Engagement, we have, among other things:

(i)	Examined:

a)	The Definitive Agreement dated July 3, 2019,

b)	Certain financial statements of ATRM furnished by ATRM that Oberon deemed relevant,

c)	Three sets of financial projections and forecasts of ATRM for fiscal years 2019 through 2023 which were developed and furnished by ATRM senior management and approved for our use by the Committee,

d)	Certain information provided by a third-party subscription service,

e)	Information regarding publicly available financial terms of certain other business combinations Oberon deemed relevant,

f)	The financial position and operating results of ATRM and the market prices and trading history of its stock compared with those of certain other publicly traded companies we deemed relevant (as reported by information sources deemed to be reliable), and

g)	ATRM SEC filings through March 31, 2019, including ATRM’s Form 10-K for the fiscal years ended December 31, 2017 and December 31, 2018, and Form 10-Q reports for the quarterly periods ended March 31, 2017; June 30, 2017; September 30, 2017; March 31, 2018; June 30, 2018; September 30, 2018; and March 31, 2019.

(ii)	Held discussions with members of the senior management of ATRM and Digirad to discuss the foregoing;

1412 BROADWAY, SUITE 2304 ● NEW YORK, NY 10018

Oberon Securities, LLC – Member FINRA/SIPC

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(iii)	Considered other matters which we have deemed relevant to our inquiry and have taken into account such accepted financial and other relevant analytical analyses and considerations as deemed relevant;

(iv)	Relied, without independent investigation or verification but with Digirad’s and ATRM’s approval and agreement, upon the accuracy, completeness and fair presentation of all the information examined by or otherwise reviewed or discussed with us for purposes of this Opinion;

(v)	Assumed with Digirad’s and ATRM’s consent that all material assets and liabilities (contingent or otherwise) of ATRM are as set forth in the financial statements or other information made available to us;

(vi)	Not undertaken or obtained an independent evaluation or appraisal of any of the assets or liabilities (contingent or otherwise, known or unknown), the solvency of ATRM or the liquidation value of ATRM, nor have we made a physical inspection of the properties or facilities of ATRM;

(vii)	Not undertaken or obtained an independent evaluation or appraisal or ownership of patents and intellectual property of ATRM;

(viii)	Assumed financial forecasts examined were reasonably prepared on bases reflecting the best available estimates and good faith judgments of ATRM’s senior management as to the future performance of ATRM and that the Special Committee has reviewed and evaluated the financial forecasts and asked questions of ATRM;

(ix)	Not addressed the relative merits of the Merger Transaction or any related transactions compared to any alternative business strategies that might exist for Digirad or ATRM, or any other transaction in which Digirad or ATRM might engage;

(x)	Relied as to all legal, accounting and tax matters relating to Digirad and ATRM on the advice of the ATRM’s legal counsel, accountants and tax advisors;

(xi)	Assumed that the Merger Transaction will be consummated on the terms described in the Definitive Agreement, without any amendment of any material terms or conditions;

(xii)	Assumed, the representations and warranties contained in the Definitive Agreement are true and correct and that each party will perform all of the covenants and agreements required to be performed by it under such Agreement;

(xiii)	Assumed all material corporate, governmental, regulatory or other consents and approvals required to consummate the Merger Transaction have been or will be obtained without the need for any divestitures;

(xiv)	Compared the Merger Transaction with other comparable and completed transactions that Oberon deemed relevant, as reported by reliable information services; and

(xv)	Performed such other analyses and considered such other information and factors as we deemed appropriate.

In arriving at our Opinion, we have assumed and relied upon, without independent verification, the accuracy and completeness of all of the financial and other information that was publicly available or provided to us by or on behalf of ATRM or Digirad. We have not independently verified any information supplied to us by or on behalf of ATRM or Digirad that formed a substantial basis for our Opinion. We have not been engaged to independently verify, have not assumed any responsibility to verify, assume no liability for, and express no opinion on, any such information, and we have assumed, without independent verification that ATRM and Digirad are not aware of any information prepared by them or their advisors that might be material to our Opinion that has not been provided to us.

Our Opinion is necessarily based on business, general economic, market and other conditions as they exist and as they can be evaluated as of the date of this Opinion. Subsequent developments may affect, and may in the future affect, our Opinion.

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Our analysis must be considered as a whole. Considering any portion of the various analyses and factors reviewed, without bearing in mind all analyses, could create a misleading or incomplete view of the process underlying our Opinion.

We have not been requested to express any opinion with respect to, and we do not in any manner express any opinion with respect to, Digirad’s underlying business decision to proceed with any aspect of the Merger Transaction or any related transactions. Our Opinion is limited to the fairness, from a financial point of view, of the Merger Consideration to be paid by Digirad in the Merger Transaction.  In addition, no opinion or view is expressed with respect to the fairness (financial or otherwise) of the amount, nature or any other aspect of any compensation to, or items to be paid to, any owners of other parties to the Merger Transaction and related transactions, any of the officers, directors or employees of any party to the Merger Transaction or related transactions, or any class of such persons, relative to or in comparison with the Merger Consideration to be paid by Digirad. We are not expressing any opinion herein as to the prices at which Digirad securities would be expected to trade before, at or after the Merger Transaction.

In arriving at our Opinion, we have not performed any appraisals or valuations of any specific assets, claims or liabilities (fixed, contingent or otherwise) of ATRM concerning its solvency or appraised or fair value, and have not been furnished with any such appraisals or valuations. We express no opinion regarding the liquidation value of any entity.

Our Opinion has been prepared at the request and for the internal and confidential information of the Committee, and may not be relied upon, used for any other purpose or disclosed to any other party without our prior written consent; provided, however, that this letter may be reproduced in full in the proxy statement to be provided to ATRM’s shareholders in connection with the Merger Transaction. Any description or reference to us or our Opinion in the proxy statement (or any other publicly available document or regulatory filing), however, shall be subject to our prior review and approval. This Opinion does not constitute a recommendation to any director or shareholder of Digirad or ATRM as to how to vote with respect to the Merger Transaction.

We have acted as the Committee’s financial advisor in connection with the Merger Transaction. We received a fee upon execution of our agreement for this Engagement and will receive an additional fee upon delivery of this Opinion. We will receive additional compensation contingent upon the successful completion of the Merger Transaction in the amount of $230,000. In addition, Digirad has agreed to pay for certain out-of-pocket expenses that may arise pursuant to the Engagement and has agreed to indemnify us from certain liabilities arising out of this Engagement. We may seek to provide investment banking and other financial services to Digirad in the future and would expect to receive fees for such services. Except for our engagement to render this Opinion and to serve as financial advisor to the Committee and our engagement to provide investment banking services in unrelated matters for entities affiliated with Jeff Eberwein, chairman of the board of directors of both Digirad and ATRM, in the past two years, no material relationship between us and Digirad, ATRM, any affiliate of Digirad or ATRM or any other party to the Merger Transaction is mutually understood to be contemplated in which any compensation is intended to be received.

In the ordinary course of our business, we may from time to time provide investment banking, advisory, and other services to clients that may be competitors or suppliers to, or customers or security holders of Digirad or that may otherwise participate or be involved in the same or a similar business or industry as Digirad.

It is understood that our Opinion is for the use of the Committee in connection with its consideration of the Merger Transaction. Our Opinion is directed solely to the Committee and does not constitute a recommendation as to how any director of Digirad should vote regarding the Merger Transaction. Digirad may disclose this Opinion only to the extent permitted pursuant to the terms of the letter agreement dated as of June 1, 2018 between Oberon and the Digirad.

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This Opinion has been approved by the Oberon fairness opinion committee in accordance with our customary practice. None of the voting members of Oberon’s fairness opinion committee was involved in providing financial advisory services on our behalf to the Committee in connection with the Merger Transaction.

Subject to the foregoing, on the basis of our review and analyses, the assumptions described or referenced herein and such other factors as we deemed relevant, it is our opinion that as of the date hereof the Merger Consideration to be paid by Digirad in connection with the Merger Transaction is fair, in the aggregate, from a financial point of view.

Very truly yours,

Date: July 3, 2019	/s/ Oberon Securities, LLC

214

Annex III

Minnesota Statutes Relating to Dissenters’ Rights

Minnesota Statutes Sections 302A. 471 and 302A.473.

§ 302A.471. Rights of dissenting shareholders

Subdivision 1. Actions creating rights. A shareholder of a corporation may dissent from, and obtain payment for the fair value of the shareholder’s shares in the event of, any of the following corporate actions:

(a) unless otherwise provided in the articles, an amendment of the articles that materially and adversely affects the rights or preferences of the shares of the dissenting shareholder in that it:

(1) alters or abolishes a preferential right of the shares;

(2) creates, alters, or abolishes a right in respect of the redemption of the shares, including a provision respecting a sinking fund for the redemption or repurchase of the shares;

(3) alters or abolishes a preemptive right of the holder of the shares to acquire shares, securities other than shares, or rights to purchase shares or securities other than shares;

(4) excludes or limits the right of a shareholder to vote on a matter, or to cumulate votes, except as the right may be excluded or limited through the authorization or issuance of securities of an existing or new class or series with similar or different voting rights; except that an amendment to the articles of an issuing public corporation that provides that section 302A.671 does not apply to a control share acquisition does not give rise to the right to obtain payment under this section; or

(5) eliminates the right to obtain payment under this subdivision;

(b) a sale, lease, transfer, or other disposition of property and assets of the corporation that requires shareholder approval under section 302A.661, subdivision 2, but not including a disposition in dissolution described in section 302A.725, subdivision 2, or a disposition pursuant to an order of a court, or a disposition for cash on terms requiring that all or substantially all of the net proceeds of disposition be distributed to the shareholders in accordance with their respective interests within one year after the date of disposition;

(c) a plan of merger, whether under this chapter or under chapter 322C, to which the corporation is a constituent organization, except as provided in subdivision 3, and except for a plan of merger adopted under section 302A.626;

(d) a plan of exchange, whether under this chapter or under chapter 322C, to which the corporation is a party as the corporation whose shares will be acquired by the acquiring organization, except as provided in subdivision 3;

(e) a plan of conversion is adopted by the corporation and becomes effective;

(f) an amendment of the articles in connection with a combination of a class or series under section 302A.402 that reduces the number of shares of the class or series owned by the shareholder to a fraction of a share if the corporation exercises its right to repurchase the fractional share so created under section 302A.423; or

(g) any other corporate action taken pursuant to a shareholder vote with respect to which the articles, the bylaws, or a resolution approved by the board directs that dissenting shareholders may obtain payment for their shares.

Subd. 2. Beneficial owners. (a) A shareholder shall not assert dissenters’ rights as to less than all of the shares registered in the name of the shareholder, unless the shareholder dissents with respect to all the shares that are beneficially owned by another person but registered in the name of the shareholder and discloses the name and address of each beneficial owner on whose behalf the shareholder dissents. In that event, the rights of the dissenter shall be determined as if the shares as to which the shareholder has dissented and the other shares were registered in the names of different shareholders.

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(b) A beneficial owner of shares who is not the shareholder may assert dissenters’ rights with respect to shares held on behalf of the beneficial owner, and shall be treated as a dissenting shareholder under the terms of this section and section 302A.473, if the beneficial owner submits to the corporation at the time of or before the assertion of the rights a written consent of the shareholder.

Subd. 3. Rights not to apply. (a) Unless the articles, the bylaws, or a resolution approved by the board otherwise provide, the right to obtain payment under this section does not apply to a shareholder of (1) the surviving corporation in a merger with respect to shares of the shareholder that are not entitled to be voted on the merger and are not canceled or exchanged in the merger or (2) the corporation whose shares will be acquired by the acquiring organization in a plan of exchange with respect to shares of the shareholder that are not entitled to be voted on the plan of exchange and are not exchanged in the plan of exchange.

(b) If a date is fixed according to section 302A.445, subdivision 1, for the determination of shareholders entitled to receive notice of and to vote on an action described in subdivision 1, only shareholders as of the date fixed, and beneficial owners as of the date fixed who hold through shareholders, as provided in subdivision 2, may exercise dissenters’ rights.

(c) Notwithstanding subdivision 1, the right to obtain payment under this section, other than in connection with a plan of merger adopted under section 302A.613, subdivision 4, or 302A.621, is limited in accordance with the following provisions:

(1) The right to obtain payment under this section is not available for the holders of shares of any class or series of shares that is listed on the New York Stock Exchange, NYSE MKT LLC, the Nasdaq Global Market, the NASDAQ Global Select Market, the Nasdaq Capital Market, or any successor to any such market.

(2) The applicability of clause (1) is determined as of:

(i) the record date fixed to determine the shareholders entitled to receive notice of, and to vote at, the meeting of shareholders to act upon the corporate action described in subdivision 1; or

(ii) the day before the effective date of corporate action described in subdivision 1 if there is no meeting of shareholders.

(3) Clause (1) is not applicable, and the right to obtain payment under this section is available pursuant to subdivision 1, for the holders of any class or series of shares who are required by the terms of the corporate action described in subdivision 1 to accept for such shares anything other than shares, or cash in lieu of fractional shares, of any class or any series of shares of a domestic or foreign corporation, or any other ownership interest of any other organization, that satisfies the standards set forth in clause (1) at the time the corporate action becomes effective.

Subd. 4. Other rights. The shareholders of a corporation who have a right under this section to obtain payment for their shares, or who would have the right to obtain payment for their shares absent the exception set forth in paragraph (c) of subdivision 3, do not have a right at law or in equity to have a corporate action described in subdivision 1 set aside or rescinded, except when the corporate action is fraudulent with regard to the complaining shareholder or the corporation.

302A.473. Procedures for asserting dissenters’ rights

Subdivision 1. Definitions. (a) For purposes of this section, the terms defined in this subdivision have the meanings given them.

(b) “Corporation” means the issuer of the shares held by a dissenter before the corporate action referred to in section 302A.471, subdivision 1 or the successor by merger of that issuer.

216

(c) “Fair value of the shares” means the value of the shares of a corporation immediately before the effective date of the corporate action referred to in section 302A.471, subdivision 1.

(d) “Interest” means interest commencing five days after the effective date of the corporate action referred to in section 302A.471, subdivision 1, up to and including the date of payment, calculated at the rate provided in section 549.09, subdivision 1, paragraph (c), clause (1).

Subd. 2. Notice of action. (a) If a corporation calls a shareholder meeting at which any action described in section 302A.471, subdivision 1 is to be voted upon, the notice of the meeting shall inform each shareholder of the right to dissent and shall include a copy of section 302A.471 and this section and a brief description of the procedure to be followed under these sections.

(b) In connection with a qualified offer as described in section 302A.613, subdivision 4, the constituent corporation subject to the offer may, but is not required to, send to all shareholders a written notice informing each shareholder of the right to dissent and must include a copy of this section and section 302A.471 and a brief description of the procedure to be followed under these sections. To be effective, the notice must be sent as promptly as practicable at or following the commencement of the offer, but in any event at least ten days before the consummation of the offer.

Subd. 3. Notice of dissent. If the proposed action must be approved by the shareholders and the corporation holds a shareholder meeting, a shareholder who is entitled to dissent under section 302A.471 and who wishes to exercise dissenters’ rights must file with the corporation before the vote on the proposed action a written notice of intent to demand the fair value of the shares owned by the shareholder and must not vote the shares in favor of the proposed action. If the proposed action is to be effected pursuant to section 302A.613, subdivision 4, and the corporation has elected to send a notice of action in accordance with subdivision 2, paragraph (b), a shareholder who is entitled to dissent under section 302A.471 and who wishes to exercise dissenters’ rights must not tender the shares owned by the shareholder in response to the offer and must file with the corporation a written notice of intent to demand the fair value of the shares owned by the shareholder. Written notice must be filed with the corporation before the consummation of the offer.

Subd. 4. Notice of procedure; deposit of shares. (a) After the proposed action has been approved by the board and, if necessary, the shareholders, the corporation shall send (i) in any case where subdivision 3 is applicable, to all shareholders who have complied with subdivision 3, (ii) in any case where a written action of shareholders gave effect to the action creating the right to obtain payment under section 302A.471, to all shareholders who did not sign or consent to a written action that gave effect to the action creating the right to obtain payment under section 302A.471, and (iii) in any other case, to all shareholders entitled to dissent, a notice that contains:

(1) the address to which a demand for payment and certificates of certificated shares must be sent in order to obtain payment and the date by which they must be received;

(2) any restrictions on transfer of uncertificated shares that will apply after the demand for payment is received;

(3) a form to be used to certify the date on which the shareholder, or the beneficial owner on whose behalf the shareholder dissents, acquired the shares or an interest in them and to demand payment; and

(4) a copy of section 302A.471 and this section and a brief description of the procedures to be followed under these sections.

(b) In order to receive the fair value of the shares, a dissenting shareholder must demand payment and deposit certificated shares or comply with any restrictions on transfer of uncertificated shares within 30 days after the notice required by paragraph (a) was given, but the dissenter retains all other rights of a shareholder until the proposed action takes effect.

Subd. 5. Payment; return of shares. (a) After the corporate action takes effect, or after the corporation receives a valid demand for payment, whichever is later, the corporation shall remit to each dissenting shareholder who has complied with subdivisions 3 and 4 the amount the corporation estimates to be the fair value of the shares, plus interest, accompanied by:

(1) the corporation’s closing balance sheet and statement of income for a fiscal year ending not more than 16 months before the effective date of the corporate action, together with the latest available interim financial statements;

217

(2) an estimate by the corporation of the fair value of the shares and a brief description of the method used to reach the estimate; and

(3) a copy of section 302A.471 and this section, and a brief description of the procedure to be followed in demanding supplemental payment.

(b) The corporation may withhold the remittance described in paragraph (a) from a person who was not a shareholder on the date the action dissented from was first announced to the public or who is dissenting on behalf of a person who was not a beneficial owner on that date. If the dissenter has complied with subdivisions 3 and 4, the corporation shall forward to the dissenter the materials described in paragraph (a), a statement of the reason for withholding the remittance, and an offer to pay to the dissenter the amount listed in the materials if the dissenter agrees to accept that amount in full satisfaction. The dissenter may decline the offer and demand payment under subdivision 6. Failure to do so entitles the dissenter only to the amount offered. If the dissenter makes demand, subdivisions 7 and 8 apply.

(c) If the corporation fails to remit payment within 60 days of the deposit of certificates or the imposition of transfer restrictions on uncertificated shares, it shall return all deposited certificates and cancel all transfer restrictions. However, the corporation may again give notice under subdivision 4 and require deposit or restrict transfer at a later time.

Subd. 6. Supplemental payment; demand. If a dissenter believes that the amount remitted under subdivision 5 is less than the fair value of the shares plus interest, the dissenter may give written notice to the corporation of the dissenter’s own estimate of the fair value of the shares, plus interest, within 30 days after the corporation mails the remittance under subdivision 5, and demand payment of the difference. Otherwise, a dissenter is entitled only to the amount remitted by the corporation.

Subd. 7. Petition; determination. If the corporation receives a demand under subdivision 6, it shall, within 60 days after receiving the demand, either pay to the dissenter the amount demanded or agreed to by the dissenter after discussion with the corporation or file in court a petition requesting that the court determine the fair value of the shares, plus interest. The petition shall be filed in the county in which the registered office of the corporation is located, except that a surviving foreign corporation that receives a demand relating to the shares of a constituent domestic corporation shall file the petition in the county in this state in which the last registered office of the constituent corporation was located. The petition shall name as parties all dissenters who have demanded payment under subdivision 6 and who have not reached agreement with the corporation. The corporation shall, after filing the petition, serve all parties with a summons and copy of the petition under the Rules of Civil Procedure. Nonresidents of this state may be served by registered or certified mail or by publication as provided by law. Except as otherwise provided, the Rules of Civil Procedure apply to this proceeding. The jurisdiction of the court is plenary and exclusive. The court may appoint appraisers, with powers and authorities the court deems proper, to receive evidence on and recommend the amount of the fair value of the shares. The court shall determine whether the shareholder or shareholders in question have fully complied with the requirements of this section, and shall determine the fair value of the shares, taking into account any and all factors the court finds relevant, computed by any method or combination of methods that the court, in its discretion, sees fit to use, whether or not used by the corporation or by a dissenter. The fair value of the shares as determined by the court is binding on all shareholders, wherever located. A dissenter is entitled to judgment in cash for the amount by which the fair value of the shares as determined by the court, plus interest, exceeds the amount, if any, remitted under subdivision 5, but shall not be liable to the corporation for the amount, if any, by which the amount, if any, remitted to the dissenter under subdivision 5 exceeds the fair value of the shares as determined by the court, plus interest.

Subd. 8. Costs; fees; expenses. (a) The court shall determine the costs and expenses of a proceeding under subdivision 7, including the reasonable expenses and compensation of any appraisers appointed by the court, and shall assess those costs and expenses against the corporation, except that the court may assess part or all of those costs and expenses against a dissenter whose action in demanding payment under subdivision 6 is found to be arbitrary, vexatious, or not in good faith.

(b) If the court finds that the corporation has failed to comply substantially with this section, the court may assess all fees and expenses of any experts or attorneys as the court deems equitable. These fees and expenses may also be assessed against a person who has acted arbitrarily, vexatiously, or not in good faith in bringing the proceeding, and may be awarded to a party injured by those actions.

(c) The court may award, in its discretion, fees and expenses to an attorney for the dissenters out of the amount awarded to the dissenters, if any.

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Annex IV

Digirad Corporation

F-1

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
Shareholders and Board of Directors
Digirad Corporation
Poway, California
Opinion on the Consolidated Financial Statements
We have audited the accompanying consolidated balance sheets of Digirad Corporation (the “Company”) as of December 31, 2018 and 2017, the related consolidated statements of operations and comprehensive income (loss), stockholders’ equity, and cash flows for the years then ended, and the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company at December 31, 2018 and 2017, and the results of its operations and its cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.
Change in Accounting Method Related to Revenue
As discussed in Notes 2 and 4 to the consolidated financial statements, the Company has changed its method of accounting for revenue during the year ended December 31, 2018 due to the adoption of the Accounting Standards Codification 606, “Revenue from Contracts with Customers.”
Basis for Opinion
These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.
Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ BDO USA, LLP
We have served as the Company’s auditor since 2015.
San Diego, California
March 1, 2019

F-2

DIGIRAD CORPORATION
CONSOLIDATED BALANCE SHEETS
(In thousands, except share amounts)

	December 31,
	2018	2017
Assets:
Current assets:
Cash and cash equivalents	$1,545	$1,877
Equity securities	153	97
Accounts receivable, net	12,642	15,887
Inventories, net	5,402	5,501
Restricted cash	167	242
Other current assets	1,285	1,972
Total current assets	21,194	25,576
Property and equipment, net	21,645	28,365
Intangible assets, net	5,228	7,830
Goodwill	1,745	2,393
Restricted cash	101	101
Non-current assets held for sale	—	1,735
Other assets	681	703
Total assets	$50,594	$66,703

Liabilities:
Current liabilities:
Accounts payable	$5,206	$5,207
Accrued compensation	3,862	5,507
Accrued warranty	197	204
Deferred revenue	1,687	2,302
Current liabilities held-for-sale	—	835
Other current liabilities	2,265	2,915
Total current liabilities	13,217	16,970
Long-term debt, net of current portion	9,500	19,500
Deferred tax liabilities	121	254
Other liabilities	1,956	2,180
Total liabilities	24,794	38,904

Commitments and contingencies (Note 9)

Stockholders’ equity:
Preferred stock, $0.0001 par value: 10,000,000 shares authorized; no shares issued or outstanding	—	—
Common stock, $0.0001 par value: 80,000,000 shares authorized; 20,249,786 and 20,060,311 shares issued and outstanding (net of treasury shares) at December 31, 2018 and 2017, respectively	2	2
Treasury stock, at cost; 2,588,484 shares at December 31, 2018 and 2017	(5,728)	(5,728)
Additional paid-in capital	145,428	148,163
Accumulated other comprehensive loss	(22)	(5)
Accumulated deficit	(113,880)	(114,633)
Total stockholders’ equity	25,800	27,799
Total liabilities and stockholders’ equity	$50,594	$66,703

See accompanying notes to consolidated financial statements.

F-3

DIGIRAD CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME (LOSS)
(In thousands, except per share amounts)

	Year ended December 31,
	2018	2017
Revenues:
Services	$92,197	$92,551
Product and product-related	11,983	12,081
Total revenues	104,180	104,632
Cost of revenues:
Services	79,068	76,391
Product and product-related	6,841	7,045
Total cost of revenues	85,909	83,436
Gross profit	18,271	21,196

Operating expenses:
Marketing and sales	5,418	6,249
General and administrative	15,038	18,586
Amortization of intangible assets	1,377	1,494
Goodwill impairment	476	166
Loss on sale of buildings	507	—
Total operating expenses	22,816	26,495
Loss from operations	(4,545)	(5,299)
Other expense:
Other expense, net	(61)	(311)
Interest expense, net	(751)	(730)
Loss on extinguishment of debt	(43)	(709)
Total other expense	(855)	(1,750)
Loss before income taxes	(5,400)	(7,049)
Income tax benefit (expense)	1,561	(27,987)
Net loss from continuing operations	(3,839)	(35,036)
Net income (loss) from discontinued operations	4,575	(694)
Net income (loss)	$736	$(35,730)

Net income (loss) per share — basic and diluted:
Net loss from continuing operations	$(0.19)	$(1.75)
Net income (loss) from discontinued operations	0.23	(0.04)
Net income (loss) per share — basic and diluted:	$0.04	$(1.79)

Dividends declared per common share	$0.165	$0.210

Net income (loss)	$736	$(35,730)
Other comprehensive income (loss):
Unrealized gain on available-for-sale marketable securities	—	17
Reclassification of unrealized gain on available-for-sale marketable securities to retained earnings	(17)	—
Reclassification of other-than-temporary losses on available-for-sale securities included in net (loss) income	—	52
Total other comprehensive (loss) income, before tax	(17)	69
Provision for income taxes	—	(22)
Total other comprehensive (loss) income, after tax	(17)	47
Comprehensive income (loss)	$719	$(35,683)

See accompanying notes to consolidated financial statements.

F-4

DIGIRAD CORPORATION
CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY
(In thousands)

	Common stock		Treasury Stock	Additional paid-in capital	Accumulated other comprehensive income (loss)	Accumulated deficit	Total stockholders’ equity
	Shares	Amount
Balance at December 31, 2016	19,892	$2	$(5,728)	$151,696	$(52)	$(79,437)	$66,481
Stock-based compensation	—	—	—	852	—	—	852
Shares issued under stock incentive plans, net of shares withheld for employee taxes	168	—	—	(190)	—	—	(190)
Dividends paid	—	—	—	(4,195)	—	—	(4,195)
Net loss	—	—	—	—		(35,730)	(35,730)
Unrealized gain on securities available-for-sale	—	—	—	—	17	—	17
Reclassification of other-than-temporary losses on available-for-sale securities included in net income	—	—	—	—	52	—	52
Provision for income taxes	—	—	—	—	(22)	—	(22)
Cumulative effect of change in accounting principle	—	—	—	—	—	534	534
Balance at December 31, 2017	20,060	2	(5,728)	148,163	(5)	(114,633)	27,799
Stock-based compensation	—	—	—	634	—	—	634
Shares issued under stock incentive plans, net of shares withheld for employee taxes	190	—	—	(48)	—	—	(48)
Dividends paid	—	—	—	(3,321)	—	—	(3,321)
Net income	—	—	—	—		736	736
Reclassification of unrealized gain on available-for-sale marketable securities to retained earnings	—	—	—	—	(17)	17	—
Balance at December 31, 2018	20,250	$2	$(5,728)	$145,428	$(22)	$(113,880)	$25,800
See accompanying notes to consolidated financial statements.

F-5

DIGIRAD CORPORATION
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)

	Year ended December 31,
	2018	2017
Operating activities
Net income (loss)	$736	$(35,730)
Adjustments to reconcile net income (loss) to cash provided by operating activities:
Depreciation	7,331	7,903
Amortization of intangible assets	1,390	3,161
Provision for bad debts	53	174
Stock-based compensation	634	852
Amortization of loan fees	43	177
Loss on extinguishment of debt	43	709
Gain on disposal of discontinued operations	(6,161)	—
Gain on sale of Telerhythmics	(19)	—
Gain on sale of assets	(46)	(66)
Unrealized loss on available-for-sale securities	62	311
Goodwill impairment	476	2,746
Deferred income taxes	(133)	27,530
Other, net	—	(160)
Changes in operating assets and liabilities:
Accounts receivable	3,026	(1,567)
Inventories	(12)	409
Other assets	686	(14)
Accounts payable	25	(1,244)
Accrued compensation	(1,645)	1,545
Deferred revenue	(749)	6
Other liabilities	(676)	(673)
Net cash provided by operating activities	5,064	6,069
Investing activities
Purchases of property and equipment	(2,163)	(2,531)
Proceeds from sale of discontinued operations	6,844	—
Proceeds from sale of Telerhythmics	1,922	—
Proceeds from sale of property and equipment	2,095	167
Purchases of equity securities	(13)	(18)
Sales and maturities of securities available-for-sale	—	917
Net cash provided by (used in) investing activities	8,685	(1,465)
Financing activities
Proceeds from long-term borrowings	33,347	37,569
Repayment of long-term borrowings	(43,347)	(40,032)
Loan issuance costs and extinguishment costs	24	(271)
Dividends paid	(3,321)	(4,195)
Issuances of common stock	26	5
Taxes paid related to net share settlement of equity awards	(74)	(195)
Cash paid for contingent consideration for acquisitions	—	(27)
Repayment of obligations under capital leases	(811)	(917)
Net cash used in financing activities	(14,156)	(8,063)
Net decrease in cash, cash equivalents, and restricted cash	(407)	(3,459)
Cash, cash equivalents, and restricted cash at beginning of year	2,220	5,679
Cash, cash equivalents, and restricted cash at end of year	$1,813	$2,220

Supplemental Information
Cash paid during the period for interest	$702	$856
Cash paid during the period for income taxes	$52	$127
Non-Cash Investing Activities
Assets acquired by entering into capital lease	$613	$2,422
See accompanying notes to consolidated financial statements.

F-6

DIGIRAD CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Note 1. The Company
Digirad Corporation, a Delaware holding corporation, together with its consolidated subsidiaries (collectively “Digirad” or the “Company”) delivers convenient, effective, and efficient healthcare solutions on an as needed, when needed, and where needed basis. Digirad’s diverse portfolio of mobile healthcare solutions and medical equipment and services, including diagnostic imaging and patient monitoring, provides hospitals, physician practices, and imaging centers throughout the United States access to technology and services necessary to provide exceptional patient care in the rapidly changing healthcare environment.
As of December 31, 2018, our business is organized into three reportable segments: Diagnostic Services, Mobile Healthcare, and Diagnostic Imaging. See Note 14. Segments, for more information relating to our segments. For discussion purposes, we categorized our Diagnostic Services and Mobile Healthcare reportable segments as “Services,” and our Diagnostic Imaging reportable segment as “Product and Product-Related.”
Note 2. Basis of Presentation and Significant Accounting Policies
Basis of Presentation
The consolidated financial statements are prepared in conformity with United States generally accepted accounting principles (“GAAP”) and include the financial statements of the Company and its wholly owned subsidiaries. All intercompany accounts and transactions have been eliminated. Certain reclassifications have been made to the prior period financial statements to conform to the current period presentation.
Discontinued Operations
On February 1, 2018, the Company completed the sale of its customer contracts relating to the Medical Device Sales and Service (“MDSS”) post-warranty service business to Philips North America LLC (“Philips”) pursuant to an Asset Purchase Agreement, dated as of December 22, 2017 for $8.0 million. For all periods presented in our consolidated statements of operations, all sales, costs, expenses, and income taxes attributable to MDSS, except as related to the impact of the decrease in the federal statutory tax rate (see Note 11. Income Taxes), have been aggregated under the caption “earnings from discontinued operations, net of income taxes.” Cash flows used in or provided by MDSS operations as part of discontinued operations and prior year results recasted to conform with the current presentation are disclosed in Note 3. Discontinued Operations. Unless otherwise noted, amounts and disclosures throughout these notes to consolidated financial statements relate to our continuing operations.
Sale of Telerhythmics, LLC
On October 31, 2018, the Company entered into a membership interest purchase agreement (the “Telerhythmics Purchase Agreement”) with G Medical Innovations USA, Inc. (“G Medical”), pursuant to which we sold all the outstanding membership interests in Telerhythmics to G Medical. The total consideration related to the Telerhythmics Purchase Agreement was $1.95 million in cash, which was paid at the closing on October 31, 2018. In connection with the transaction, the Company has agreed to make partial monthly rent payments aggregating $0.2 million through January 2021. The Telerhythmics Purchase Agreement includes customary representations, warranties, covenants and indemnification obligations of the parties, including a non-competition covenant by the Company. The gain on the sale of Telerhythmics, LLC was approximately $19 thousand and is included in other income in the statement of operations and comprehensive income.
Use of Estimates
The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and disclosures made in the accompanying notes to the consolidated financial statements. Significant estimates and judgments include those related to revenue recognition, reserves for doubtful accounts and contractual allowances, self-insurance, inventory valuation, and income taxes. Actual results could materially differ from those estimates.
Revenue Recognition
We adopted Accounting Standards Codification (“ASC”) Topic 606 effective January 1, 2018 using the modified retrospective method. We applied the practical expedient permitted under ASC Topic 606 to those contracts that were not completed as of the date of initial adoption. Results for reporting periods after January 1, 2018 are presented under ASC Topic 606, while prior period amounts are not adjusted and continue to be reported in accordance with legacy accounting guidance under ASC Topic 605. Our revenue recognition policies under ASC Topic 606 and Topic 605 are explained below.

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Pursuant to ASC 606, Revenue from Contracts with Customers, the Company recognizes revenue when a customer obtains control of promised goods or services. The Company records the amount of revenue that reflects the consideration that it expects to receive in exchange for those goods or services. The Company applies the following five-step model in order to determine this amount: (i) identification of the promised goods or services in the contract; (ii) determination of whether the promised goods or services are performance obligations, including whether they are distinct in the context of the contract; (iii) measurement of the transaction price, including the constraint on variable consideration; (iv) allocation of the transaction price to the performance obligations; and (v) recognition of revenue when (or as) the Company satisfies each performance obligation.
Under ASC 605, we recognized revenue for all of our reportable segments in accordance with the authoritative guidance for revenue recognition, when all of the following four criteria are met: (i) a contract or sales arrangement exists; (ii) products have been shipped and title has transferred or services have been rendered; (iii) the price of the products or services is fixed or determinable; and (iv) collectability is reasonably assured. The timing of revenue recognition is based upon factors such as passage of title and risk of loss, the need for installation, and customer acceptance. These factors are based on the specific terms of each contract or sales arrangement.
Services Revenue Recognition. We generate service revenue primarily from providing diagnostic imaging and cardiac monitoring services to our customers. Service revenue within our Diagnostic Imaging and Mobile Healthcare reportable segments is derived from providing our customers with contract diagnostic imaging services, which includes use of our imaging systems, qualified personnel, radiopharmaceuticals, licensing, logistics and related items required to perform testing in their own offices.  We bill customers either on a per-scan or fixed-payment methodology, depending upon the contract that is negotiated with the customer. Within our Mobile Healthcare segment, we also rent imaging systems to healthcare customers for use in their operations.  Rental revenues are structured as either a weekly or monthly payment arrangement, and are recognized in the month services are provided. Revenue related to provision of our services is recognized at the time services are performed.
Product and Product-Related Revenue Recognition. We generate revenue from product and product-related sales, primarily from the sale of gamma cameras.
Diagnostic Imaging product revenues are generated from the sale of internally developed solid-state gamma camera imaging systems and camera maintenance service contracts. Revenue for sales of imaging systems is generally recognized upon delivery of systems and acceptance by customers. We also provide installation services and training on cameras we sell, primarily in the United States. Installation and initial training is generally performed shortly after delivery and revenue related to the provision of these services is recognized at the time services are performed. Neither installation nor training is essential to the functionality of the product. Finally, we offer camera maintenance service contracts that are sold beyond the term of the initial warranty, generally one year from the date of purchase. Revenue from these contracts is deferred and recognized ratably over the period of the obligation.
Concentration of Credit Risk
Financial instruments, which potentially subject us to concentrations of credit risk, consist primarily of cash and cash equivalents, investments, and accounts receivable. We limit our exposure to credit loss by generally placing our cash and investments in high credit quality financial institutions and investment grade corporate debt securities. Additionally, we have established guidelines regarding diversification of our investments and their maturities, which are designed to maintain principal and maximize liquidity.
Fair Value of Financial Instruments
The authoritative guidance for fair value measurements defines fair value for accounting purposes, establishes a framework for measuring fair value, and provides disclosure requirements regarding fair value measurements. The guidance defines fair value as an exit price, which is the price that would be received upon sale of an asset or paid upon transfer of a liability in an orderly transaction between market participants at the measurement date. The degree of judgment utilized in measuring the fair value of assets and liabilities generally correlates to the level of pricing observability. Our financial instruments primarily consist of cash equivalents, securities available-for-sale, accounts receivable, other current assets, restricted cash, accounts payable, and other current liabilities. The carrying amount of these financial instruments generally approximate fair value due to their short-term nature. Securities available-for-sale are recorded at fair value.
Cash and Cash Equivalents
We consider all investments with a maturity of three months or less when acquired to be cash equivalents.
Equity Securities
As of December 31, 2018, securities consist of investments in equity securities that are publicly traded. Investments that are strategic in nature, with the intent to hold the investment over a several year period, are classified as other assets (non-current). Effective January 1, 2018, equity securities, with certain exceptions, are measured at fair value and changes in fair value are recognized in net income. During the year ended December 31, 2018, the Company recognized expenses related to changes in

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fair value of $0.1 million in the statement of operations. During 2017, the Company recorded equity securities as available-for-sale and any change in fair value was recorded as part of other comprehensive income (loss). The Company recorded other than temporary impairment charges to earnings of $0.3 million in 2017.
Allowance for Doubtful Accounts, Billing Adjustments, and Contractual Allowances
Accounts receivable consist principally of trade receivables from customers and government or third-party healthcare insurance providers, and are generally unsecured and due within 30 days. We regularly evaluate the collectability of our trade receivables and provide reserves for doubtful accounts based on our historical experience rate, known collectability issues and disputes, and our bad debt write-off history. Our estimates of collectability could be impacted by material amounts due to changed circumstances, such as a higher number of defaults or material adverse changes in a payor’s ability to meet its obligations. Expected credit losses related to trade accounts receivable are recorded as an allowance for doubtful accounts within accounts receivable, net in the consolidated balance sheets, and the related provision for doubtful accounts is charged to general and administrative expenses.
Within Diagnostic Services, we record adjustments and credit memos that represent billing adjustments subsequent to the performance of service. As such, we also record a provision for billing adjustments, which are based on our historical experience rate and billing adjustments history. The provision for billing adjustments is charged against Diagnostic Services revenues.
The following table summarizes our allowance for doubtful accounts, billing adjustments, and contractual allowances as of and for the years ended December 31, 2018, and 2017 (in thousands):

	Allowance for Doubtful Accounts (1)	Reserve for Billing Adjustments (2)	Reserve for Contractual Allowances (2)
Balance at December 31, 2016	$531	$13	$515
Provision adjustment	453	133	19,307
Write-offs and recoveries, net	(431)	(137)	(19,375)
Balance at December 31, 2017	553	9	447
Provision adjustment	180	219	19,221
Write-offs and recoveries, net	(301)	(210)	(19,668)
Balance at December 31, 2018	$432	$18	$—

(1)	The provision was charged against general and administrative expenses.

(2)	The provision was charged against services revenue. Contractual allowance was written off due to sale of Telerhythmics.
Inventory
Our inventories are stated at the lower of cost (first-in, first-out) or market (net realizable value) and we review inventory balances for excess and obsolete inventory levels on a quarterly basis. Costs include material, labor, and manufacturing overhead costs. We rely on historical information to support our excess and obsolete reserves and utilize our business judgment with respect to estimated future demand. Per our policy, we generally reserve 100% of the cost of inventory quantities in excess of a defined period of demand. Once inventory is reserved, we do not adjust the reserve balance until the inventory is sold or disposed.
The following table summarizes our reserves for excess and obsolete inventory as of and for the years ended December 31, 2018 and 2017 (in thousands):

Reserve for Excess and Obsolete Inventories (1)
Balance at December 31, 2016	$416
Provision adjustment	81
Write-offs and scrap	(44)
Balance at December 31, 2017	453
Provision adjustment	42
Write-offs and scrap (2)	(115)
Balance at December 31, 2018	$380

(1)	The provision was charged against Product and product-related cost of revenues.

(2)	Amount includes $90 thousand related to inventory sold during the year.
Long-Lived Assets including Finite Lived Purchased Intangible Assets
Long-lived assets consist of property and equipment and finite lived intangible assets. We record property and equipment at cost, and record other intangible assets based on their fair values at the date of acquisition. We calculate depreciation on property

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and equipment using the straight-line method over the estimated useful life of the assets, which range from 5 to 20 years for buildings and improvements, 3 to 10 years for machinery and equipment, 3 to 10 years for computer hardware and software, and the lower of the estimated useful life or remaining lease term for leasehold improvements. Charges related to amortization of assets recorded under capital leases are included within depreciation expense. We calculate amortization on other intangible assets using either the accelerated or the straight-line method over the estimated useful life of the assets, based on when we expect to receive cash inflows generated by the intangible assets. Estimated useful lives for intangibles range from 3 years to 15 years.
Impairment losses on long-lived assets used in operations are recorded when indicators of impairment are present and the undiscounted cash flows estimated to be generated by those assets are less than the assets’ carrying amount. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the estimated fair value of the assets. No impairment losses were recorded on long-lived assets to be held and used during the years ended December 31, 2018 and 2017.
Valuation of Goodwill
We review goodwill for impairment on an annual basis during the fourth quarter, as well as when events or changes in circumstances indicate that the carrying value may not be recoverable. We begin the process by assessing qualitative factors in determining whether it is more likely than not that the fair value of its reporting unit is less than its carrying amount. After performing the aforementioned assessment and upon review of the results of such assessment, we may begin performing impairment analysis by quantitatively comparing the fair value of the reporting unit to the carrying value of the reporting unit, including goodwill. Impairment charge for goodwill is recognized for the amount by which the carrying value of the reporting unit exceeds its fair value and such loss should not exceed the total goodwill allocated to the reporting unit.
The Company recorded an impairment charge of $2.6 million associated with the impairment assessment of the MDSS reporting unit during the year ended December 31, 2017. The Company also recorded impairment charges of $0.5 million and $0.2 million during the years ended December 31, 2018 and 2017, respectively, associated with the impairment assessment of the Telerhythmics reporting unit. See Note 7. Goodwill, for further information.
Self-Insured Health Insurance Benefits
Effective January 1, 2017, the Company provided healthcare benefits to its employees through a self-insured plan with “stop loss” coverage. The Company records a liability that represents our estimated cost of claims incurred and unpaid as of the balance sheet date.  Our estimated reserve is based on historical experience and trends related to both health insurance claims and payments.  The ultimate cost of healthcare benefits will depend on actual costs incurred to settle the claims and may differ from the amounts reserved by the Company for those claims. As of December 31, 2018 and 2017, the reserve for estimated claims incurred and unpaid was $0.5 million and $1.0 million, respectively.
Restricted Cash
We maintain certain cash amounts restricted as to withdrawal or use. As of December 31, 2018 and 2017, restricted cash was $0.3 million, comprised of cash held for letters of credit for our real estate leases and certain minimum balance requirements on our banking arrangements.
Debt Issuance Costs
We incur debt issuance costs in connection with long-term debt financings. Debt issuance costs recorded in connection with our Comerica revolving credit facility are presented in other assets on the consolidated balance sheets and are amortized over the term of the revolving debt agreements using the straight-line method. Amortization of debt issuance costs are included in interest expense. As of December 31, 2018, we have $0.2 million of unamortized debt issuance costs.
Upon changes to our debt structure, we evaluate debt issuance costs in accordance with the Debt topic of the Codification. We adjust debt issuance costs as necessary based on the results of this evaluation, as discussed in Note 8. Debt.
Shipping and Handling Fees and Costs
We record all shipping and handling billings to customers as revenue earned for the goods provided. Shipping and handling costs are included in cost of revenues and totaled $0.8 million and $0.9 million for the years ended December 31, 2018 and 2017, respectively.
Share-Based Compensation
We account for share-based awards exchanged for employee services in accordance with the authoritative guidance for share-based compensation. Under this guidance, share-based compensation expense is measured at the grant date, based on the estimated fair value of the award, and is recognized as expense, net of forfeitures, over the requisite service period.

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Warranty
We generally provide a 12-month warranty on our gamma cameras. We accrue the estimated cost of this warranty at the time revenue is recorded and charge warranty expense to Product and product-related cost of revenues. Warranty reserves are established based on historical experience with failure rates and repair costs and the number of systems covered by warranty. Warranty reserves are depleted as gamma cameras are repaired. The costs consist principally of materials, personnel, overhead, and transportation. We review warranty reserves quarterly and, if necessary, make adjustments.
The activities related to our warranty reserve for the years ended December 31, 2018 and 2017 are as follows (in thousands):

	Year Ended December 31,
	2018	2017
Balance at beginning of year	$204	$196
Charges to cost of revenues	279	351
Applied to liability	(286)	(343)
Balance at end of year	$197	$204
Advertising Costs
Advertising costs are expensed as incurred. Total advertising costs for each of the years ended December 31, 2018 and 2017 were $0.3 million and $0.3 million, respectively.
Basic and Diluted Net Income (Loss) Per Share
Basic earnings per share (“EPS”) is calculated by dividing net (loss) income by the weighted-average number of common shares and vested restricted stock units outstanding. Diluted EPS is computed by dividing net (loss) income by the weighted-average number of common shares and vested restricted stock units outstanding and the weighted-average number of dilutive common stock equivalents, including stock options and non-vested restricted stock units under the treasury stock method. Common stock equivalents are only included in the diluted earnings per share calculation when their effect is dilutive.
The following table sets forth the computation of basic and diluted net (loss) income per share for the periods indicated (in thousands, except per share amounts):

	Year Ended December 31,
	2018	2017
Numerator:
Loss from continuing operations, net of tax	$(3,839)	$(35,036)
Income (loss) from discontinued operations, net of tax	4,575	(694)
Net income (loss)	$736	$(35,730)

Denominator:
Weighted average shares outstanding - basic	20,158	19,995
Dilutive potential common shares:
Stock options	—	—
Restricted stock units	—	—
Weighted average shares outstanding - diluted	20,158	19,995

Net income (loss) per common share - basic and diluted
Continuing operations	$(0.19)	$(1.75)
Discontinued operations	0.23	(0.04)
Net income (loss) per share - basic and diluted (1)	$0.04	$(1.79)
(1) Earnings per share may not add due to rounding.
Antidilutive common stock equivalents are excluded from the computation of diluted earnings per share. Stock options and restricted stock units are antidilutive when the assumed proceeds per share are greater than the average market price of the common shares. In addition, in periods where net losses are incurred, stock options and restricted stock units with assumed proceeds per share less than the average market price of the common shares become antidilutive as well. The following weighted-average

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outstanding common stock equivalents were not included in the calculation of diluted net income (loss) per share because their effect was antidilutive (in thousands):

	Year Ended December 31,
	2018	2017
Stock options	340	220
Restricted stock units	157	33
Total	497	253
Other Comprehensive Loss
Other comprehensive loss is defined as the change in equity during a period from transactions and other events and circumstances from non-owner sources.
Income Taxes
We provide for income taxes under the asset and liability method. This approach requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of differences between the tax basis of assets or liabilities and their carrying amounts in the financial statements. We provide a valuation allowance for deferred tax assets if it is more likely than not that these items will expire before we are able to realize their benefit. We calculate the valuation allowance in accordance with the authoritative guidance relating to income taxes, which requires an assessment of both positive and negative evidence regarding the realizability of these deferred tax assets when measuring the need for a valuation allowance. Significant judgment is required in determining any valuation allowance against deferred tax assets.
The authoritative guidance for income taxes defines a recognition threshold and measurement attributes for financial statement recognition and measurement of a tax provision taken or expected to be taken in a tax return. The guidance also provides direction on derecognition, classification, interest and penalties, accounting in interim periods, disclosure, and transition. Under the guidance, the impact of an uncertain income tax position on the income tax return must be recognized at the largest amount that is more-likely-than-not to be sustained upon audit by the relevant taxing authority. An uncertain income tax position will not be recognized if it has less than a 50% likelihood of being sustained. We recognize interest and penalties related to uncertain tax positions as a component of the income tax provision.
Recently Adopted Accounting Standards
In November 2016, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) 2016-18, Statement of Cash Flows (Topic 230): Restricted Cash, which requires amounts generally described as restricted cash and restricted cash equivalents be included with cash and cash equivalents when reconciling the total beginning and ending amounts for the periods shown on the statement of cash flows. We adopted ASU 2016-18 effective January 1, 2018 using the retrospective transition method, which resulted in an increase of $3.0 million in net cash flows used in financing activities that was previously reported for the year ended December 31, 2017.
In January 2016, the FASB issued ASU 2016-01, Financial Instruments—Overall (Subtopic 825-10): Recognition and Measurement of Financial Assets and Financial Liabilities, which amended the existing accounting standards for the accounting for financial instruments. The amendments require equity investments, with certain exceptions, to be measured at fair value with changes in fair value recognized in net income. We adopted ASU 2016-01 on January 1, 2018. As a result of the adoption, we recorded an increase to retained earnings of $17 thousand to recognize the unrealized gains previously recorded within accumulated other comprehensive income. Subsequent changes in the fair value of our marketable securities will be recorded to other expense, net. See Note 6. Fair Value Measurements, for further details.
In May 2014, the FASB issued ASU 2014-09, Revenue from Contracts with Customers (Topic 606) that outlines a single comprehensive model for entities to use in accounting for revenue arising from contracts with customers that supersedes current revenue recognition guidance, including most industry-specific guidance. We adopted Topic 606 as of January 1, 2018 using the modified retrospective transition method. Under the modified retrospective method, the Company recognized the cumulative effect of initially applying the standard as an adjustment to opening retained earnings at the date of initial application; however, we did not have any adjustments as of the date of the adoption. See Note 4. Revenue, for expanded revenue disclosures and updates to our revenue recognition policy.
In January 2017, the FASB issued ASU 2017-04, Intangibles - Goodwill and Other (Topic 350): Simplifying the Test for Goodwill Impairment, which simplifies the subsequent measurement of goodwill by removing the second step of the two-step impairment test. We early adopted ASU 2017-04 effective April 1, 2018 on a prospective basis in conjunction with the interim impairment test of goodwill performed during that quarter. See Note 7. Goodwill, for additional information on our interim goodwill impairment test performed.

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New Accounting Standards To Be Adopted
In February 2016, the FASB issued ASU 2016-02, Leases (Topic 842), which amended the existing accounting standards for the accounting for leases. Most significant among the changes in the standard is the recognition of right-of-use (“ROU”) assets and lease liabilities by lessees for those leases classified as operating leases under current U.S. GAAP. Under the standard, disclosures are required to meet the objective of enabling users of financial statements to assess the amount, timing, and uncertainty of cash flows arising from leases.
In July 2018, the FASB issued ASU 2018-11, Leases (Topic 842): Targeted Improvements, which offers a transition option to entities adopting ASC 842. The Company will adopt ASC 842 beginning January 1, 2019, using the modified-retrospective method, which will result in a cumulative effect adjustment to accumulated deficit at the beginning of 2019, rather than adjustments to the comparative prior periods presented in the financial statements.
The Company is finalizing its implementation related to policies, processes, and internal controls to comply with the guidance. The Company estimates that the right-of-use assets and lease liabilities to be recorded on its consolidated balance sheet for its lease portfolio as of January 1, 2019, to be within the range of $3.5 million to $4.5 million, primarily relating to real estate and vehicle leases.
In August 2018, the FASB issued ASU 2018-15, Intangibles - Goodwill and Other - Internal-Use Software (Subtopic 350-40): Customer’s Accounting for Implementation Costs Incurred in a Cloud Computing Arrangement that is a Service Contract, which aligns the requirements for capitalizing implementation costs incurred in a hosting arrangement that is a service contract with the requirements for capitalizing implementation costs incurred to develop or obtain internal-use software. ASU 2018-15 is effective for us beginning January 1, 2020. ASU 2018-15 is required to be applied either retrospectively or prospectively to all implementation costs incurred after the date of adoption. We are currently evaluating the impact adopting this guidance will have on our financial statements.
Note 3. Discontinued Operations
On February 1, 2018, the Company completed the sale of its customer contracts relating to our MDSS post-warranty service business to Philips pursuant to an Asset Purchase Agreement, dated as of December 22, 2017 for $8.0 million. The total cash proceeds were adjusted for deferred revenue liabilities assigned to Philips at the closing date, as well as $0.5 million of proceeds held in escrow, subject to claims for breaches of general representation and warranties, which was recorded in other current assets at the date of sale. All claims have been settled as of December 31, 2018.
Prior to the contemplation of the transaction entered into above, on September 28, 2017, we received notification from Philips that our distribution agreement to sell Philips imaging systems on a commission basis would be terminated, effective December 31, 2017. As a result, our product sales activities within our MDSS reportable segment were also discontinued effective in the first quarter of 2018.
The Company deemed the disposition of our MDSS reportable segment in the first quarter of 2018 to represent a strategic shift that will have a major effect on our operations and financial results, in accordance with the provisions of FASB authoritative guidance on the presentation of financial statements, we have classified the results of our MDSS segment as discontinued operations in our consolidated statement of operations for all periods presented. Therefore, the related assets and liabilities associated with the discontinued operations as of December 31, 2017 were reclassified as held for sale in our consolidated balance sheet.
The Company has allocated a portion of interest expense to discontinued operations since the proceeds received from the sale were required to be used to pay down outstanding borrowings under our revolving credit facility with Comerica Bank, a Texas banking association (“Comerica”). The allocation was based on the ratio of proceeds received in the sale to total borrowings for the period. In addition, certain general and administrative costs related to corporate and shared service functions previously allocated to the MDSS reportable segment are not included in discontinued operations.

F-13

The following table summarizes the MDSS results for each period (in thousands):

	Year ended December 31,
	2018	2017
Total revenues	$789	$13,707
Total cost of revenues	555	6,501
Gross profit	234	7,206

Operating expenses:
Marketing and sales	85	2,905
General and administrative	163	774
Amortization of intangible assets	13	1,667
Gain on sale of discontinued operations	(6,161)	—
Goodwill impairment	—	2,580
Total operating expenses	(5,900)	7,926

Income (loss) from operations	6,134	(720)
Interest expense, net	(26)	(338)
Income (loss) from discontinued operations before income taxes	6,108	(1,058)
Income tax (expense) benefit	(1,533)	364
Net income (loss) from discontinued operations	$4,575	$(694)
The following table summarizes the major classes of assets and liabilities of discontinued operations that were included in the Company’s balance sheet (in thousands):

	December 31,
	2018	2017
Carrying amounts of assets included as part of discontinued operations
Intangible assets, net	$—	$637
Goodwill	—	1,098
Total assets classified as held for sale as part of discontinued operations	$—	$1,735

Carrying amounts of liabilities included as part of discontinued operations
Deferred revenue	$—	$835
Total liabilities classified as held for sale in the consolidated balance sheet	$—	$835
The following table presents supplemental cash flow information of discontinued operations (in thousands):

	December 31,
	2018	2017
Operating activities
Depreciation	$2	$34
Amortization of intangible assets	$13	$1,667
Gain on sale of discontinued operations	$(6,161)	$—
Share-based compensation	$—	$18

Investing activities
Proceeds from sale of discontinued operations	$6,844	$—
Note 4. Revenue
Product and Product-Related Revenues and Services Revenue
Product and product-related revenue are generated from the sale of gamma cameras and post-warranty maintenance service contracts within our Diagnostic Imaging reportable segment.

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Services revenue are generated from providing diagnostic imaging and cardiac monitoring services to customers within our Diagnostic Services and Mobile Healthcare reportable segments. Services revenue also includes lease income generated from interim rentals of imaging systems to our customers.
Revenue Recognition
Revenue is recognized upon transfer of control of promised products or services to customers in an amount that reflects the consideration we expect to receive in exchange for those products or services. Taxes collected from customers, which are subsequently remitted to governmental authorities, are excluded from revenue.
The majority of our contracts have a single performance obligation, as we provide a series of distinct services that are substantially the same and are transferred with the same pattern to the customer. For contracts with multiple performance obligations, we allocate the total transaction price to each performance obligation using our best estimate of the standalone selling price of each distinct good or service in the contract. We use an observable price to determine the stand-alone selling price for separate performance obligations or a cost plus margin approach when one is not available.
Our products are generally not sold with a right of return and the Company does not provide significant credits or incentives, which may be variable consideration when estimating the amount of revenue to be recognized.
Disaggregation of Revenue
The following table presents our revenues disaggregated by major source (in thousands):

	Year Ended December 31, 2018
	Diagnostic Services	Diagnostic Imaging	Mobile Healthcare	Total
Major Goods/Service Lines
Mobile Imaging and Cardiac Monitoring	$48,694	$—	$32,865	$81,559
Camera Sales	—	4,914	—	4,914
Camera Support	—	6,951	—	6,951
Revenue from Contracts with Customers	48,694	11,865	32,865	93,424
Lease Income	562	118	10,076	10,756
Total Revenues	$49,256	$11,983	$42,941	$104,180

Timing of Revenue Recognition
Services and goods transferred over time	$45,862	$6,555	$42,477	$94,894
Services and goods transferred at a point in time	3,394	5,428	464	9,286
Total Revenues	$49,256	$11,983	$42,941	$104,180
Nature of Goods and Services
Mobile Imaging
Within our Diagnostic Services and Mobile Healthcare reportable segments, our sales are derived from providing services and materials to our customers, primarily physician practices and hospitals, that allow them to perform diagnostic imaging services at their site. We typically bundle our services in providing staffing, our imaging systems, licensing, radiopharmaceuticals, and supplies depending on our customers’ needs. Our contracts with customers are typically entered into annually and are billed on a fixed rate per-day or per-scan basis, depending on terms of the contract. For the majority of these contracts, the Company has the right to invoice the customer in an amount that directly corresponds with the value to the customer of the Company’s performance to date. The Company uses the practical expedient to recognize revenue corresponding with amounts we have the right to invoice for services performed.
Camera
Within our Diagnostic Imaging segment, camera revenues are generated from the sale of internally developed solid-state gamma camera imaging systems. We recognize revenue upon transfer of control to the customer, which is generally upon delivery and acceptance. We also provide installation services and training on cameras we sell, primarily in the United States. Installation and initial training is generally performed shortly after delivery. The Company recognizes revenues for installation and training over time as the customer receives and consumes benefits provided as the Company performs the installation services.

F-15

Our sale of imaging systems includes a one-year warranty that we account for as an assurance-type warranty. The expected costs associated with our standard warranties and field service actions continue to be recognized as expense when cameras are sold. Maintenance service contracts sold beyond the term of our standard warranties are accounted for as a service-type warranty and revenue is deferred and recognized ratably over the period of the obligation.
Camera Support
Within our Diagnostic Imaging segment, camera support revenue is derived from the sale of separately-priced extended maintenance contracts to camera owners, training, and the sale of parts to customers that do not have an extended warranty. Our separately priced service contracts range from 12 to 48 months. Service contracts are usually billed at the beginning of the contract period or at periodic intervals (e.g., monthly or quarterly) and revenue is recognized ratably over the term of the agreement.
Services and training revenues are recognized in the period the services and training are performed. Revenue for sales of parts are recognized when the parts are delivered to the customer and control is transferred.
Lease Income
Within primarily our Mobile Healthcare segment, we also generate income from interim rentals of our imaging systems to customers that are in the midst of new construction or refurbishing their current facilities. Rental contracts are structured as either a weekly or monthly payment arrangement and are accounted for as operating leases. Revenues are recognized on a straight-line basis over the term of the rental.
Deferred Revenues
We record deferred revenues when cash payments are received or due in advance of our performance, including amounts that are refundable. We have determined our contracts do not include a significant financing component. The majority of our deferred revenue relates to payments received on camera support post-warranty service contracts, which are billed at the beginning of the annual contract period or at periodic intervals (e.g., monthly or quarterly).
Changes in the deferred revenues for the year ended December 31, 2018, is as follows (in thousands):

Balance at December 31, 2017	$2,375
Revenue recognized that was included in balance at beginning of the year	(1,380)
Deferred revenue, net, related to contracts entered into during the year	718
Balance at December 31, 2018	$1,713
Included in the balances above as of December 31, 2018 and 2017 is non-current deferred revenue of $26 thousand and $73 thousand, respectively.
The Company has elected to use the practical expedient under ASC 606 to exclude disclosures of unsatisfied remaining performance obligations for (i) contracts having an original expected length of one year or less or (ii) contracts for which the practical expedient has been applied to recognize revenue at the amount for which it has a right to invoice.
Contract Costs
We recognize an asset for the incremental costs of obtaining a contract with a customer if we expect the benefit of those costs to be longer than one year. The Company applies a practical expedient to expense costs as incurred for costs to obtain a contract when the amortization period would have been one year or less. These costs mainly include the Company’s internal sales commissions; under the terms of these programs these are generally earned and the costs are recognized at the time the revenue is recognized.

F-16

Note 5. Supplementary Balance Sheet Information
The following tables show the Company’s consolidated balance sheet details as of December 31, 2018 and 2017 (in thousands):

	December 31, 2018	December 31, 2017
Inventories:
Raw materials	$2,419	$2,331
Work-in-process	2,307	2,094
Finished goods	1,056	1,529
Total inventories	5,782	5,954
Less reserve for excess and obsolete inventories	(380)	(453)
Total inventories, net	$5,402	$5,501

	December 31, 2018	December 31, 2017
Property and equipment, net:
Land	$550	$1,170
Buildings and Leasehold improvements	1,989	2,946
Machinery and equipment	52,409	55,152
Computer hardware and software	4,490	4,615
Total property and equipment	59,438	63,883
Accumulated depreciation	(37,793)	(35,518)
Total property and equipment, net	$21,645	$28,365
Depreciation expense for the years ended December 31, 2018 and 2017 was $7.3 million and $7.9 million, respectively. In the third quarter of 2018, the Company completed the sale of buildings and a portion of land in its Fargo, North Dakota location with a net book value of $1.5 million, for net cash proceeds of approximately $1.0 million, resulting in a loss on sale of $0.5 million, which has been classified as a “Loss on sale of buildings” in the consolidated statement of operations.

	December 31, 2018
	Weighted-Average Useful Life (years)	Gross Carrying Amount	Accumulated Amortization	Intangible Assets, Net
Intangible assets with finite useful lives:
Customer relationships	9.8	$8,453	$(4,751)	$3,702
Trademarks	6.0	3,055	(1,577)	1,478
Patents	15.0	141	(136)	5
Covenants not to compete	5.0	181	(138)	43
Total intangible assets, net		$11,830	$(6,602)	$5,228

	December 31, 2017
	Weighted-Average Useful Life (years)	Gross Carrying Amount	Accumulated Amortization	Intangible Assets, Net
Intangible assets with finite useful lives:
Customer relationships	9.6	$10,363	$(4,976)	$5,387
Trademarks	6.4	3,654	(1,314)	2,340
Distribution Agreement	3.3	2,165	(2,165)	—
Patents	15.0	141	(134)	7
Covenants not to compete	5.0	251	(155)	96
Total intangible assets, net		$16,574	$(8,744)	$7,830
Amortization expense for intangible assets, net for the year ended December 31, 2018 and 2017 was $1.4 million, and $1.5 million respectively. Estimated amortization expense for intangible assets for 2019 is $1.1 million, for 2020 is $1.1 million, for 2021 is $1.0 million, for 2022 is $0.5 million, for 2023 is $0.5 million, and thereafter is $1.0 million.

F-17

	December 31, 2018	December 31, 2017
Other current liabilities:
Professional fees	$358	$506
Sales and property taxes payable	324	404
Current portion of capital lease obligation	786	796
Facilities and related costs	259	153
Outside services and consulting	135	146
Payable to former DMS Health stockholders	—	170
Other accrued liabilities	403	740
Total other current liabilities	$2,265	$2,915
Note 6. Fair Value Measurements
We categorize our assets and liabilities measured at fair value into a three-level hierarchy in accordance with the authoritative guidance for fair value measurements. Assets and liabilities presented at fair value in our consolidated balance sheets are generally categorized as follows:

Level 1:	Quoted prices in active markets for identical assets or liabilities.

Level 2:
Observable inputs other than Level 1 prices, such as quoted prices for similar assets or liabilities, quoted prices in markets that are not active, or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities.

Level 3:
Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities. Such assets and liabilities may have values determined using pricing models, discounted cash flow methodologies, or similar techniques, and include instruments for which the determination of fair value requires significant management judgment or estimation.

As required by the authoritative guidance for fair value measurements, financial assets and liabilities are classified in their entirety based on the lowest level of input that is significant to the fair value measurement. Our assessment of the significance of a particular input to the fair value measurement requires judgment, which may affect the valuation of assets and liabilities and their placement within the fair value hierarchy levels. The following table sets forth by level within the fair value hierarchy our assets that were recorded at fair value (in thousands):

	At Fair Value as of December 31, 2018
	Level 1	Level 2	Level 3	Total
Assets:
Equity securities	$153	$6	$—	$159

	At Fair Value as of December 31, 2017
	Level 1	Level 2	Level 3	Total
Assets:
Equity securities	$97	$111	$—	$208
The investment in equity securities consists of common stock of publicly traded companies. The level 2 securities are included in other assets on the Company’s consolidated balance sheet. The fair value of these securities is based on the closing prices observed on December 31, 2018. During the year ended December 31, 2018 the Company recorded in the statement of operations unrealized gains of $43 thousand and unrealized losses of $105 thousand.
We did not reclassify any investments between levels in the fair value hierarchy during the year ended December 31, 2018.
The fair values of the Company’s revolving credit facility approximate carrying value due to the variable rate nature of these borrowings.

F-18

Note 7. Goodwill
The value of our goodwill has historically been derived from the acquisition of MD Office Solutions (“MD Office”) in 2015, Telerhythmics, LLC (“Telerhythmics”) in 2014, and substantially all of the assets of Ultrascan, Inc. (“Ultrascan”) in 2007. As of December 31, 2018, Digirad Imaging Solutions is the only reporting unit that carried a goodwill balance.
Changes in the carrying amount of goodwill for the years ended December 31, 2018 and 2017, by reportable segment, are as follows (in thousands):

	Diagnostic Services	Medical Device Sales and Service	Total
Balance at December 31, 2016	$2,559	$3,678	$6,237
Impairment of DMS Health	—	(2,580)	(2,580)
Impairment of Telerhythmics	(166)	—	(166)
Balance at December 31, 2017	$2,393	$1,098	$3,491
Derecognition of DMS Health (1)	—	(1,098)	(1,098)
Impairment of Telerhythmics	(476)	—	(476)
Derecognition of Telerhythmics (2)	(172)	—	(172)
Balance at December 31, 2018	$1,745	$—	$1,745

(1)
On February 1, 2018, the Company’s MDSS reportable segment ceased to exist as the Company sold its MDSS customer contracts related to the post-warranty service business. As a result, the MDSS reportable segment is reported as discontinued operations in these consolidated financial statements and related notes thereto.

(2)
On October 31, 2018, the Company entered into a membership interest purchase agreement (the “Telerhythmics Purchase Agreement”) with G Medical Innovations USA, Inc. (“G Medical”), pursuant to which we sold all the outstanding membership interests in Telerhythmics to G Medical.

Estimating the fair value of the reporting units requires the use of estimates and significant judgments regarding future cash flows that are based on a number of factors including actual operating results, forecasted billings, revenue, and spend targets, discount rate assumptions, and long-term growth rate assumptions. These estimates and judgments could adversely change in future periods and we cannot provide absolute assurance that all of the targets will be achieved, which could lead to future impairment charges.
Note 8. Debt
A summary of long-term debt is as follows (dollars in thousands):

	December 31, 2018		December 31, 2017
	Amount	Interest Rate	Amount	Interest Rate
Revolving Credit Facility	$9,500	4.87%	$19,500	3.90%
On June 21, 2017, the Company entered into a Revolving Credit Agreement with Comerica, as amended from time to time (the “Comerica Credit Agreement”). The Comerica Credit Agreement provides for a five-year revolving credit facility with a maximum credit amount of $20.0 million (reduced from $25.0 million) maturing in June 2022, upon which a balloon payment on the balance is due. Under the Comerica Credit Facility, the Company can request the issuance of letters of credit in an aggregate amount not to exceed $1.0 million at any one time.
In connection with the sale of our post-warranty service customer contracts to Philips, the Company entered into Amendment No. 1 to the Comerica Credit Agreement, dated January 30, 2018 (the “First Amendment”). The First Amendment, among other things, (a) reduced the revolving credit commitment from $25.0 million to $20.0 million and (b) modified the definitions of “Adjusted EBITDA,” “FCCR Capital Expenditures,” and “Revolving Credit Commitment” as used under the Comerica Credit Agreement.
On November 1, 2018, the Company entered into the Amendment No. 2 to the Comerica Credit Agreement (the “Second Amendment”). The Second Amendment, among other things, (a) modified the definition of “Fixed Charge Coverage Ratio” to change how the Fixed Charge Coverage Ratio is calculated, (b) modified the definition of “FCCR Capital Expenditure” to reduce a threshold amount and (c) modified the definitions of “Permitted Acquisition” and “Permitted Investments.”
As of December 31, 2018, the Company had $0.2 million of letters of credit outstanding and had additional borrowing capacity under the Comerica Credit Agreement of $10.3 million.

F-19

In connection with the Amendment No. 1, the Company recognized a $43 thousand loss on extinguishment due to the write off of unamortized deferred financing costs associated with the original Comerica Credit Agreement. In the year ended December 31, 2017, the Company used a portion of the financing made available under the Comerica Credit Agreement to repay and terminate the previous credit agreement with Wells Fargo Bank. The Company recognized a $0.7 million loss on extinguishment due to the write off of unamortized deferred financing costs associated with the previous credit facility.
At the Company’s option, the Comerica Credit Facility will bear interest at either (i) the LIBOR Rate, as defined in the Comerica Credit Agreement, plus a margin of 2.35%; or (ii) the PRR-based Rate, plus a margin of 0.5%. As further defined in the Comerica Credit Agreement, the “PRR-based Rate” means the greatest of (a) the Prime Rate in effect on such day (as defined in the Comerica Credit Agreement) plus 0.5%, or (b) the daily adjusting LIBOR Rate plus 2.50%. In addition to interest on outstanding borrowings under the Comerica Credit Facility, the revolving credit note bears an unused line fee of 0.25%, which is presented as interest expense.
The Comerica Credit Agreement contains certain representations, warranties, events of default, as well as certain affirmative and negative covenants customary for credit agreements of this type. These covenants include restrictions on borrowings, investments and divestitures, as well as limitations on the Company’s ability to make certain restricted payments. The Comerica Credit Agreement requires us to comply with certain financial covenants, including a Fixed Charge Coverage Ratio and a Funded Debt to Adjusted EBITDA Ratio (each as defined in the Comerica Credit Agreement). The Fixed Charge Coverage Ratio is calculated based on the ratio of (a) Adjusted EBITDA, less (i) cash income taxes paid for such period, less (ii), FCCR Capital Expenditures (as defined in the Comerica Credit Agreement) made during such period, less (iii) payments, repurchases or redemptions of stock made during such period, less (iv) Distributions and Purchases (each as defined in the Comerica Credit Agreement) made during such period, to (b) (i) the Current Maturities of Long Term Debt (each as defined in the Comerica Credit Agreement) as of the last day of such period plus (ii) interest paid during such period. The Fixed Charge Coverage ratio is measured on a quarterly basis as of the most recent fiscal quarter end. Under the Comerica Credit Agreement, we must maintain a fixed charge ratio of at least 1.25 to 1.00 for each trailing twelve-month period as of the end of each fiscal quarter. The funded debt to Adjusted EBITDA ratio (as defined in the Comerica Credit Agreement) must be not more than 2.25 to 1.00 measured at each fiscal quarter.
Upon the occurrence and during the continuation of an event of default under the Comerica Credit Agreement, Comerica may, among other things, declare the loans and all other obligations under the Comerica Credit Agreement immediately due and payable and increase the interest rate at which loans and obligations under the Comerica Credit Agreement bear interest. Pursuant to a separate Security Agreement dated June 21, 2017, between the Company, its subsidiaries and Comerica Bank, the Comerica Credit Facility is secured by a first-priority security interest in substantially all of the assets (excluding real estate) of the Company and its subsidiaries and a pledge of all shares and membership interests of the Company’s subsidiaries.
At December 31, 2018, the Company was in compliance with all covenants.
Note 9. Commitments and Contingencies
Litigation Matters
In May 2016, Shaun Smith (“Smith”), a former employee of Digirad Imaging Solutions and MD Office Solutions, filed a lawsuit against Digirad Corporation, Digirad Imaging Solutions, Inc., and certain current and former officers of these companies, on behalf of himself and class members (collectively, the “Class Members”) in Alameda County Superior Court. In October 2016, Smith filed a First Amended Complaint adding MD Office Solutions as a named defendant. Digirad Corporation, Digirad Imaging Solutions, Inc., and certain current and former officers of these companies and MD Office Solutions are collectively referred to as the “Defendants.” In March 2017, Smith filed a Second Amended Complaint adding David Dolan (“Dolan”) and Robert Erskine (“Erskine”) as named plaintiffs. Smith, Dolan, and Erskine are collectively referred to as the “Plaintiffs.”
The claim alleges that Defendants violated California laws by: failing to provide Class Members with off-duty meal and rest breaks, failing to furnish accurate wage statements, failing to timely pay all earned wages, and failing to pay all wages due upon a Class Member’s separation from Digirad Imaging Solutions, Inc. and MD Office Solutions, among other claims. In addition, Mr. Smith asserted individual claims for racial discrimination, retaliation and wrongful termination.
The parties to this action participated in a voluntary mediation and reached a tentative settlement of the case and all claims. Preliminary court approval was received in September 2017. In the fourth quarter of 2017, final court approval and acceptance by Class Members was reached. The parties to this action agreed to a final settlement amount of approximately $1.3 million, which was paid by the Company in December 2017.

F-20

Leases
We currently lease facilities and certain automotive equipment under non-cancelable operating leases expiring through July 2023. Rent expense is recognized on a straight-line basis over the initial lease term and those renewal periods that are reasonably assured as determined at lease inception. The difference between rent expense and rent paid is recorded as deferred rent and is included in other current and long-term liabilities. Rent expense was approximately $4.5 million and $4.2 million for the years ended December 31, 2018 and 2017, respectively.
As of December 31, 2018, we financed certain information technology and medical equipment and vehicles under capital leases. These obligations are secured by the specific equipment financed under each lease and will be repaid monthly over the remaining lease terms through January 2023.
We are committed to making future cash payments on non-cancelable operating leases and capital leases (including interest). The future minimum lease payments due under both non-cancelable operating leases and capital leases having initial or remaining lease terms in excess of one year as of December 31, 2018 are as follows (in thousands):

	Operating Leases	Capital Leases
2019	$2,147	$899
2020	1,245	804
2021	881	778
2022	582	219
2023	343	27
Thereafter	—	—
Total future minimum lease payments	$5,198	2,727
Less amounts representing interest		222
Present value of obligations		2,505
Less: current capital lease obligations		786
Total long-term capital lease obligations		$1,719
Other Matters
In the normal course of business, we have been, and will likely continue to be, subject to litigation or administrative proceedings incidental to our business, such as claims related to customer disputes, employment practices, wage and hour disputes, product liability, professional liability, commercial disputes, licensure restrictions or denials, and warranty or patent infringement. Responding to litigation or administrative proceedings, regardless of whether they have merit, can be expensive and disruptive to normal business operations. We are not able to predict the timing or outcome of these matters.
Note 10. Share-Based Compensation
At December 31, 2018, we have two active equity incentive plans, the 2011 Inducement Stock Incentive Plan (the “2011 Plan”), and the 2018 Incentive Plan (the “2018” Plan and together with the 2011 Plan, “the Plans”), under which stock options, restricted stock units, and other stock-based awards may be granted to employees and non-employees, including members of our Board of Directors. Terms of any equity instruments granted under the Plans are approved by the Board of Directors. Stock options typically vest over the requisite service period of one to four years and have a contractual term of seven to ten years. Restricted stock units generally vest over one to four years. Under the Plans, we are authorized to issue an aggregate of 1,850,000 shares of common stock. As of December 31, 2018, the Plans had 2,066,965 shares available for future issuance. The number of shares reserved for issuance under the 2018 Plan is subject to increase by (i) the number of shares of common stock that remained available for grant under the 2014 Equity Incentive Award Plan (the “2014 Plan”) as of the effective date of the 2018 Plan, plus (ii) any shares of common stock under the 2014 Plan that are forfeited, expire, or are canceled. As of December 31, 2018, the number of shares provided for issuance under the 2018 Plan due to unissued, forfeited, expired, and canceled shares under the 2014 Plan was 359,272 shares.

F-21

Stock Options
The estimated fair value of our stock options is determined using the Black-Scholes model. All stock options were granted with an exercise price equal to the fair value of the common stock on the grant date. There were no employee stock options granted during the years ended December 31, 2018 and 2017.
A summary of our stock option award activity as of and for the year ended December 31, 2018 is as follows (in thousands, except per share data):

	Number of Shares	Weighted- Average Exercise Price per Share	Weighted- Average Remaining Contractual Term (In Years)	Aggregate Intrinsic Value
Options exercisable at December 31, 2017	824	$2.84
Options outstanding at December 31, 2017	902	$3.03
Options granted	—	$—
Options forfeited	(17)	$5.12
Options expired	(290)	$2.68
Options exercised	(37)	$0.70
Options outstanding at December 31, 2018	558	$3.31	2.7	$—
Options exercisable at December 31, 2018	523	$3.18	2.4	$—
At December 31, 2018, total unrecognized compensation cost related to unvested stock options was $25 thousand, which is expected to be recognized over a weighted-average period of 1.1 years.
Upon exercise, we issue new shares of common stock. Cash received from stock option exercises was $26 thousand and $5 thousand during the years ended December 31, 2018 and 2017, respectively. The total intrinsic value of stock options exercised was $36 thousand and $12 thousand during the years ended December 31, 2018 and 2017, respectively.
Restricted Stock Units
Under guidance for share-based payments, the fair value of our restricted stock awards is based on the grant date fair value of our common stock. All restricted stock units were granted with no purchase price. Vesting of the restricted stock awards is subject to service conditions, as well as the attainment of additional performance objectives for certain of the awards. The weighted-average grant date fair value of the restricted stock units was $1.92 and $4.77 per share during the years ended December 31, 2018 and 2017, respectively.
A summary of our restricted stock unit activity as of and for the year ended December 31, 2018 is as follows (in thousands, except per share data):

	Number of Shares	Weighted-Average Grant Date Fair Value Per Share
Non-vested restricted stock units outstanding at December 31, 2017	341	$4.73
Granted	498	$1.92
Forfeited	(285)	$2.66
Vested	(187)	$4.03
Non-vested restricted stock units outstanding at December 31, 2018	367	$2.88
The following table summarizes information about restricted stock units that vested during the years ended December 31, 2018 and 2017 based on service conditions (in thousands):

	Year Ended December 31,
	2018	2017
Fair value on vesting date of vested restricted stock units	$364	$798
At December 31, 2018, total unrecognized compensation cost related to non-vested restricted stock units was $0.7 million, which is expected to be recognized over a weighted-average period of 2.2 years.

F-22

Allocation of Share-Based Compensation Expense
Total share-based compensation expense related to all of our share-based units for the years ended December 31, 2018 and 2017 was allocated as follows (in thousands):

	Year Ended December 31,
	2018	2017
Cost of revenues:
Services	$34	$40
Product and product-related	16	19
Marketing and sales	101	157
General and administrative	483	636
Total share-based compensation expense	$634	$852
Note 11. Income Taxes
Significant components of the provision (benefit) for income taxes from continuing operations are as follows (in thousands):

	Year Ended December 31,
	2018	2017
Current provision:
Federal	$—	$—
State	80	30
Foreign	45	63
Total current provision	125	93
Deferred (benefit) provision:
Federal	(1,398)	26,737
State	(288)	1,157
Foreign	—	—
Total deferred (benefit) provision	(1,686)	27,894
Total income tax (benefit) provision	$(1,561)	$27,987
Intraperiod allocation rules require us to allocate our provision for income taxes between continuing operations and other categories or comprehensive income such as discontinued operations. As described in Note 3. Discontinued Operations, the results of our MDSS reportable segment have been reported as discontinued operations for the current and prior year. As a result of the intraperiod allocation rules, for the year ended December 31, 2018, the Company recorded a tax expense of $1.5 million. For the year ended December 31, 2017, the Company recorded a benefit of $0.4 million (see Note 3. Discontinued Operations).

F-23

Differences between the provision (benefit) for income taxes and income taxes at the statutory federal income tax rate for continuing operations are as follows:

	Year Ended December 31,
	2018	2017
Income tax expense (benefit) at statutory federal rate	21.0%	34.0%
State income tax expense, net of federal benefit	1.7%	2.6%
Permanent differences and other	(4.6)%	—%
Goodwill	—%	(9.5)%
Withholding costs	(0.8)%	(0.9)%
Tax credit	(0.1)%	—%
Impact of 2017 Tax Act	—%	(165.0)%
Change in effective federal and state tax rates	(2.0)%	0.4%
Expiration of net operating loss and tax credit carryovers	—%	(0.1)%
Stock compensation expense	(2.4)%	(1.1)%
Reserve for uncertain tax positions and other reserves	—%	0.7%
Change in valuation allowance	16.1%	(258.0)%
Provision (benefit) for income taxes	28.9%	(396.9)%
Our net deferred tax assets consisted of the following (in thousands):

	December 31,
	2018	2017
Deferred tax assets:
Net operating loss carryforwards	$22,043	$23,451
Research and development and other credits	72	44
Reserves	336	567
Intangibles	—	—
Other, net	1,013	1,232
Total deferred tax assets	23,464	25,294
Deferred tax liabilities:
Fixed assets and other	(2,588)	(3,489)
Intangibles	(756)	(891)
Total deferred tax liabilities	(3,344)	(4,380)
Valuation allowance for deferred tax assets	(20,241)	(21,168)
Net deferred tax liabilities	$(121)	$(254)
The Company recognizes federal and state deferred tax assets or liabilities based on the Company’s estimate of future tax effects attributable to temporary differences and carryovers. The Company records a valuation allowance to reduce any deferred tax assets by the amount of any tax benefits that, based on available evidence and judgment, are not expected to be realized. In assessing the realizability of deferred tax assets, the Company considers whether it is more likely than not that some portion or all of the deferred tax assets will be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during periods in which those temporary differences become deductible. The Company considers projected future taxable income and planning strategies in making this assessment. As of December 31, 2017, as a result of a three-year cumulative loss and recent events, such as the unanticipated termination of the Philips distribution agreement and its effect on our near term forecasted income, we concluded that a full valuation allowance was necessary to offset our deferred tax assets. We intend to maintain a valuation allowance until sufficient positive evidence exists to support its reversal. The Company continues to be in a cumulative pretax loss for the three year period ended December 31, 2018. Accordingly, the full valuation allowance was maintained for the year ended December 31, 2018. The Company’s valuation allowance balance at December 31, 2018 is $20.2 million, offsetting the Company’s deferred tax assets. The Company will continue to evaluate its deferred tax balances to determine any assets that are more likely than not to be realized.
As of December 31, 2018, we had federal and state income tax net operating loss carryforwards of $83.7 million and $26.7 million, respectively. Pre-2018 federal loss carryforwards will begin to expire in 2019 unless previously utilized. State loss carryforwards of approximately $0.2 million expired in 2018, and approximately $30 thousand is set to expire in 2019, unless

F-24

previously utilized. We also have federal and California research and other credit carryforwards of approximately $1.5 million and $2.1 million, respectively, as of December 31, 2018. The federal credits will begin to expire in 2019. The California research credits have no expiration. Pursuant to Internal Revenue Code Sections 382 and 383, use of our net operating loss and credit carryforwards may be limited because of a cumulative change in ownership greater than 50%. As of December 31, 2018, Digirad Corporation has not experienced a change in ownership greater than 50%; however, some of the tax attributes acquired with the DMS Health businesses are subject to such limitations due to ownership changes of greater than 50% that may have occurred or which may occur in the future. A valuation allowance has been recognized to offset the deferred tax assets, as realization of such assets has not met the “more likely than not” threshold required under the authoritative guidance of accounting for income taxes.
The following table summarizes the activity related to our unrecognized tax benefits (in thousands):

	December 31,
	2018	2017
Balance at beginning of year	$3,936	$4,134
Expiration of the statute of limitations for the assessment of taxes	(326)	(198)
Balance at end of year	$3,610	$3,936
Included in the unrecognized tax benefits of $3.6 million at December 31, 2018 was $3.2 million of tax benefits that, if recognized, would reduce our annual effective tax rate, subject to the valuation allowance. We do not expect our unrecognized tax benefits to change significantly over the next 12 months.
We file income tax returns in the U.S. and in various state jurisdictions with varying statutes of limitations. We are no longer subject to income tax examination by tax authorities for years prior to 2014; however, our net operating loss carryforwards and research credit carryforwards arising prior to that year are subject to adjustment. Our policy is to recognize interest expense and penalties related to income tax matters as a component of income tax expense. The accrued interest as of December 31, 2018 and 2017, and interest and penalties recognized during the years ended December 31, 2018 and 2017 were of insignificant amounts.
Tax Cuts and Jobs Act
The Company applied the guidance in SAB 118 when accounting for the enactment-date effects of the Tax Cuts and Jobs Act (the “Tax Act”) in 2017 and throughout 2018. At December 31, 2017, the Company had not completed its accounting for all of the enactment-date income tax effects of the Tax Act under ASC 740, Income Taxes, related to the recognition of the provisional tax impacts related to its Internal Revenue Code Section 162(m) limitations and the potential impact on its equity compensation deferred tax assets. At December 31, 2018, the Company has now completed its accounting for all of the enactment-date income tax effects of the Tax Act and no net tax adjustments were made to the provisional amounts recorded at December 31, 2017.
Note 12. Employee Retirement Plan
We have a 401(k) retirement plan under which employees may contribute up to 100% of their annual salary, within IRS limits. The Company contributions to the retirement plans totaled $0.3 million and $0.4 million for the years ended December 31, 2018 and 2017, respectively.
Note 13. Related Party Transactions
Mr. John Climaco currently serves as a Director of the Company and a member of the Corporate Governance and Strategic Advisory committees of the Board. Until July 11, 2017, Mr. Climaco also served as a Director of Perma-Fix Environmental Services, Inc. (NASDAQ: PESI). Further, from June 2, 2015 until July 11, 2017, Mr. Climaco served as the Executive Vice President of Perma-Fix Medical S.A., a majority-owned Polish subsidiary of Perma-Fix Environmental Services, Inc. On July 27, 2015, we entered into a Stock Subscription Agreement (the “Subscription Agreement”) and Tc-99m Supplier Agreement (the “Supply Agreement”) with Perma-Fix Medical. Under the terms of the Subscription Agreement, we invested $1.0 million USD in exchange for 71,429 shares of Perma-Fix Medical. Pursuant to the Supply Agreement, should Perma-Fix Medical successfully complete development of the new Tc-99m resin, Perma-Fix Medical will supply us or our preferred nuclear pharmacy supplier with Tc-99m at a preferred rate and we will purchase agreed upon quantities of such Tc-99m for our nuclear imaging operations, either directly or in conjunction with our preferred nuclear pharmacy supplier. In addition, in connection with the Subscription Agreement, the Company’s President and CEO was appointed to the Supervisory Board of Perma-Fix Medical.
Jeffrey E. Eberwein, the Chairman of our board of directors and the Chairman of the board of directors of ATRM, owns approximately 17.4% of the outstanding common stock of ATRM. Mr. Eberwein is also the Chief Executive Officer of Lone Star Value Management, LLC, which is the investment manager of Lone Star Value Investors, LP (“LSVI”). LSVI owns 222,577 shares of ATRM’s 10.00% Series B Cumulative Preferred Stock (the “Series B Stock”) and another 374,562 shares of Series B Stock are owned directly by Lone Star Value Co-Invest I, LP (“LSV Co-Invest I”). Through these relationships and other relationships with affiliated entities, Mr. Eberwein may be deemed the beneficial owner of the securities owned by LSVI and LSV Co-Invest I. Mr. Eberwein disclaims beneficial ownership of Series B Stock, except to the extent of his pecuniary interest therein.

F-25

On December 14, 2018, Digirad and ATRM, entered into a joint venture and formed Star Procurement, LLC (“Star Procurement”), with Digirad and ATRM each holding a 50% interest. The purpose of the joint venture is to provide the service of purchasing and selling building materials and related goods to KBS Builders, Inc., a wholly-owned subsidiary of ATRM with which Star Procurement entered into a Services Agreement on January 2, 2019. In accordance with the terms of the Star Procurement Limited Liability Company Agreement, Digirad made a $1.0 million capital contribution to the joint venture, which was made in January 2019.
On December 14, 2018, the Company received an unsecured promissory note from ATRM in the principal amount of $0.3 million (the “ATRM Note”) in exchange for a loan to ATRM in the same amount. The ATRM Note bears interest at 10.0% per annum for the first 12 months of its term, and at 12.0% per annum for the remaining 12 months. All unpaid principal and interest is due on December 14, 2020. ATRM may prepay the note at any time after a specified amount of advance notice to the Company. The ATRM Note provides for customary events of default, the occurrence of any of which may result in the principal and unpaid interest then outstanding becoming immediately due and payable.
Note 14. Segments
As of December 31, 2018, our business is organized into three reportable segments:
1. Diagnostic Services
2. Diagnostic Imaging
3. Mobile Healthcare
For discussion purposes, we categorized our Diagnostic Services and Mobile Healthcare reportable segments as “Services,” and our Diagnostic Imaging reportable segment as “Product and Product-Related.”
Diagnostic Services. Through Diagnostic Services, we offer a convenient and economically efficient imaging and monitoring services program as an alternative to purchasing equipment or outsourcing the procedures to another physician or imaging center. For physicians who wish to perform nuclear imaging, echocardiography, vascular or general ultrasound tests, we provide the ability for them to engage our services, which includes the use of our imaging system, qualified personnel, and related items required to perform imaging in their own offices and bill Medicare, Medicaid, or one of the third-party healthcare insurers directly for those services. These services are primarily provided to smaller cardiology and related physician practice customers, though we do provide some services to hospital systems.
Diagnostic Imaging. Through Diagnostic Imaging, we sell our internally developed solid-state gamma cameras and camera maintenance contracts. Our systems include nuclear cardiac imaging and general purposes nuclear imaging as well. We sell our imaging systems to physician offices and hospitals primarily in the United States, although we have sold a small number of imaging systems internationally.
Mobile Healthcare. Through Mobile Healthcare, we provide contract diagnostic imaging, including PET, CT, MRI, and healthcare expertise to hospitals, integrated delivery networks (“IDNs”), and federal institutions on a long-term contract basis, but can also provide provisional services to institutions that are in transition. These services are provided primarily when there is a cost, ease, and efficiency component of providing the services directly rather than owning and operating the related services and equipment directly by our customers.
Our reporting segments have been determined based on the nature of the products and services offered to customers or the nature of their function in the organization.
We evaluate performance based on the gross profit and operating income (loss) excluding litigation reserve expense, goodwill impairment, and transaction and integration costs. The Company does not identify or allocate its assets by operating segments. Accordingly, assets are not being reported by segment because the information is not available by segment and is not reviewed in the evaluation of performance or making decisions in the allocation of resources. Our operating costs included in our shared service functions, which primarily consist of senior executive officers, finance, human resources, legal, and information technology, are allocated to our segments. During the first quarter of 2018, we have classified the results of our MDSS segment as discontinued operations in our consolidated statement of operations for all periods presented. Accordingly, segment results have been recast for all periods presented to reflect MDSS as discontinued operations. As costs of shared service functions previously allocated to MDSS are not allocable to discontinued operations, prior period corporate costs have been reallocated amongst the continuing reportable segments.

F-26

Segment information for the years ended December 31, 2018 and 2017 is as follows (in thousands):

	Year ended December 31,
	2018	2017
Revenue by segment:
Diagnostic Services	$49,256	$49,016
Diagnostic Imaging	11,983	12,081
Mobile Healthcare	42,941	43,535
Consolidated revenue	$104,180	$104,632
Gross profit by segment:
Diagnostic Services	$9,447	$9,942
Diagnostic Imaging	5,142	5,036
Mobile Healthcare	3,682	6,218
Consolidated gross profit	$18,271	$21,196
Income (loss) from operations by segment:
Diagnostic Services	$732	$(134)
Diagnostic Imaging	(304)	(1,097)
Mobile Healthcare	(3,990)	(2,563)
Segment loss from operations	$(3,562)	$(3,794)
Loss on sale of buildings (1)	(507)	—
Goodwill impairment (2)	(476)	(166)
Litigation reserve (3)	—	(1,339)
Consolidated loss from operations	$(4,545)	$(5,299)
(1) Reflects loss on sale of land and buildings in our Fargo, North Dakota location. See Note 5. Supplementary Balance Sheet Information, for further information
(2) See Note 7. Goodwill, for further information.
(3) See Note 9. Commitments and Contingencies, for further information.
Geographic Information. The Company’s sales to customers located outside the United States for the years ended December 31, 2018 and 2017 was $1.2 million and $1.0 million, respectively. All of our long-lived assets are located in the United States.

F-27

Note 15. Quarterly Financial Information (Unaudited)
The following financial information reflects all normal recurring adjustments, which are, in the opinion of management, necessary for a fair statement of the results of the interim periods. Summarized quarterly data for fiscal 2018 and 2017 are as follows (in thousands, except per share data):

	1st Quarter	2nd Quarter	3rd Quarter	4th Quarter
Fiscal 2018
Revenues	$25,465	$27,080	$25,707	$25,928
Gross profit	$4,607	$5,567	$4,358	$3,739
Loss from operations	$(1,609)	$(248)	$(1,290)	$(1,398)
Loss from continuing operations	$(1,388)	$(350)	$(1,187)	$(914)
Income (loss) from discontinued operations	$5,494	$—	$(239)	$(680)
Net income (loss) (2)	$4,106	$(350)	$(1,426)	$(1,594)
Net income (loss) per share — basic and diluted:
Net loss from continuing operations (1)	$(0.07)	$(0.02)	$(0.06)	$(0.05)
Net income (loss) from discontinued operations (1)	$0.27	$—	$(0.01)	$(0.03)
Net income (loss) per share — basic and diluted (1)	$0.20	$(0.02)	$(0.07)	$(0.08)

Fiscal 2017
Revenues	$25,840	$26,685	$25,795	$26,312
Gross profit	$5,602	$5,688	$5,370	$4,536
Loss from operations	$(1,451)	$(1,998)	$(105)	$(1,745)
Loss from continuing operations	$(2,251)	$(2,846)	$(7,334)	$(22,605)
Income (loss) from discontinued operations	$175	$74	$(1,565)	$622
Net loss (3)	$(2,076)	$(2,772)	$(8,899)	$(21,983)
Net income (loss) per share — basic and diluted:
Net loss from continuing operations (1)	$(0.11)	$(0.14)	$(0.37)	$(1.13)
Net income (loss) from discontinued operations (1)	$0.01	$—	$(0.08)	$0.03
Net loss per share — basic and diluted (1)	$(0.10)	$(0.14)	$(0.44)	$(1.10)

(1)	Earnings per share are computed independently for each of the quarters presented. Therefore, the sum of the quarterly net earnings per share will not necessarily equal the total for the year.

(2)
In the third quarter of 2018, the Company completed the sale of buildings and a portion of land in its Fargo, North Dakota location with a net book value of $1.5 million, for net cash proceeds of approximately $1.0 million, resulting in a loss on sale of $0.5 million, which has been classified as a “Loss on sale of buildings” in the consolidated statement of operations.

(3)
In the third and fourth quarters of 2017, the Company has increased its valuation allowance for deferred tax assets associated with net operating losses based on an estimated forecast of business operation profitability as well as material changes in business operations from business events. In the fourth quarter of 2017, the remaining deferred tax assets related to net operating losses were fully reserved. In addition, the fourth quarter of 2017 includes the impact of tax rate changes from enacted tax legislation signed in December 2017.

Note 16. Subsequent Events
On January 8, 2019, we received a deficiency letter from the Nasdaq Listing Qualifications Department notifying us that, for the prior thirty consecutive business days, the closing bid price for our common stock had closed below the minimum $1.00 per share requirement for continued listing on the Nasdaq Global Market pursuant to Nasdaq Listing Rule 5450(a)(1) (the “Minimum Bid Price Requirement”). In accordance with Nasdaq Listing Rules, we have been given 180 calendar days, or until July 8, 2019 to regain compliance with the Minimum Bid Price Requirement. If we do not regain compliance by July 8, 2019, we may transfer from The Nasdaq Global Market to The Nasdaq Capital Market and may be eligible for an additional compliance period of 180 days. To qualify for the additional compliance period, we will have to: (i) submit a transfer application and related application fees; (ii) meet the continued listing requirement for market value of publicly held shares and all other initial listing standards of The Nasdaq Capital Market (except for the bid price requirement); and (iii) provide written notice to Nasdaq of our intention to cure the deficiency during the additional 180-day compliance period by effecting a reverse stock split if necessary. If we do not

F-28

qualify for an additional compliance period, or should we determine not to submit a transfer application or make the required representation, or if Nasdaq concludes that we will not be able to cure the deficiency, Nasdaq will provide written notice to us that our common stock will be subject to delisting.

F-29

DIGIRAD CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)
(In thousands)

	March 31, 2019	December 31, 2018
Assets
Current assets:
Cash and cash equivalents	$797	$1,545
Equity securities	17	153
Accounts receivable, net	13,361	12,642
Inventories, net	5,483	5,402
Restricted cash	168	167
Other current assets	1,522	1,285
Total current assets	21,348	21,194
Property and equipment, net	20,575	21,645
Operating lease right-of-use assets, net	3,681	—
Intangible assets, net	4,944	5,228
Goodwill	1,745	1,745
Restricted cash	101	101
Deferred tax assets	16	—
Other assets	2,183	681
Total assets	$54,593	$50,594

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$4,808	$5,206
Accrued compensation	3,246	3,862
Accrued warranty	230	197
Deferred revenue	1,414	1,687
Operating lease liabilities	1,251	—
Other current liabilities	2,474	2,265
Total current liabilities	13,423	13,217
Long-term debt	12,517	9,500
Deferred tax liabilities	121	121
Operating lease liabilities, net of current portion	2,564	—
Other liabilities	1,715	1,956
Total liabilities	30,340	24,794

Commitments and contingencies (Note 9)

Stockholders’ equity:
Preferred stock, $0.0001 par value: 10,000,000 shares authorized; no shares issued or outstanding	—	—
Common stock, $0.0001 par value: 80,000,000 shares authorized; 20,309,908 and 20,249,786 shares issued and outstanding (net of treasury shares) at March 31, 2019 and December 31, 2018, respectively	2	2
Treasury stock, at cost; 2,588,484 shares at March 31, 2019 and December 31, 2018	(5,728)	(5,728)
Additional paid-in capital	145,516	145,428
Accumulated other comprehensive loss	—	(22)
Accumulated deficit	(115,537)	(113,880)
Total stockholders’ equity	24,253	25,800
Total liabilities and stockholders’ equity	$54,593	$50,594
See accompanying notes to the unaudited condensed consolidated financial statements.

F-30

DIGIRAD CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
AND COMPREHENSIVE INCOME (LOSS)
(Unaudited)
(In thousands, except for per share amounts)

	Three Months Ended March 31,
	2019	2018
Revenues:
Services	$21,389	$22,623
Product and product-related	2,523	2,842
Total revenues	23,912	25,465

Cost of revenues:
Services	18,194	19,261
Product and product-related	1,737	1,597
Total cost of revenues	19,931	20,858

Gross profit	3,981	4,607

Operating expenses:
Marketing and sales	1,143	1,467
General and administrative	3,690	4,392
Amortization of intangible assets	283	357
Total operating expenses	5,116	6,216

Loss from operations	(1,135)	(1,609)

Other expense:
Other expense, net	(198)	(17)
Interest expense, net	(181)	(217)
Loss on extinguishment of debt	(151)	—
Total other expense	(530)	(234)

Loss before income taxes	(1,665)	(1,843)
Income tax benefit	8	455
Net loss from continuing operations	(1,657)	(1,388)
Net income from discontinued operations	—	5,494
Net (loss) income	$(1,657)	$4,106

Net (loss) income per share—basic and diluted
Continuing operations	$(0.08)	$(0.07)
Discontinued operations	—	0.27
Net (loss) income per share—basic and diluted	$(0.08)	$0.20

Dividends declared per common share	$—	$0.055

Net (loss) income	$(1,657)	$4,106
Other comprehensive (loss) income:
Reclassification of tax provision impact	22	—
Reclassification of unrealized gains on equity securities to retained earnings	—	(17)
Total other comprehensive income (loss)	22	(17)
Comprehensive (loss) income	$(1,635)	$4,089
See accompanying notes to the unaudited condensed consolidated financial statements.

F-31

DIGIRAD CORPORATION
CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY
(In thousands)

	Common stock		Treasury Stock	Additional paid-in capital	Accumulated other comprehensive income (loss)	Accumulated deficit	Total stockholders’ equity
	Shares	Amount
Balance at December 31, 2018	20,250	$2	$(5,728)	$145,428	$(22)	$(113,880)	$25,800
Stock-based compensation	—	—	—	112	—	—	112
Shares issued under stock incentive plans, net of shares withheld for employee taxes	60	—	—	(24)	—	—	(24)
Net loss	—	—	—	—	—	(1,657)	(1,657)
Reclassification of tax provision impact	—	—	—	—	22	—	22
Balance at March 31, 2019	20,310	$2	$(5,728)	$145,516	$—	$(115,537)	$24,253

	Common stock		Treasury Stock	Additional paid-in capital	Accumulated other comprehensive income (loss)	Accumulated deficit	Total stockholders’ equity
	Shares	Amount
Balance at December 31, 2017	20,060	$2	$(5,728)	$148,163	$(5)	$(114,633)	$27,799
Stock-based compensation	—	—	—	200	—	—	200
Shares issued under stock incentive plans, net of shares withheld for employee taxes	59	—	—	(69)	—	—	(69)
Dividends paid	—	—	—	(1,105)	—	—	(1,105)
Net income	—	—	—	—	—	4,106	4,106
Unrealized loss on securities available-for-sale	—	—	—	—	(17)	17	—
Balance at March 31, 2018	20,119	$2	$(5,728)	$147,189	$(22)	$(110,510)	$30,931
See accompanying notes to consolidated financial statements.

F-32

DIGIRAD CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)
(In thousands)

	Three Months Ended March 31,
	2019	2018
Operating activities
Net (loss) income	$(1,657)	$4,106
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	1,526	1,910
Amortization of intangible assets	283	370
Amortization of operating lease right-of-use assets	276	—
Provision for bad debt	75	13
Gain on disposal of discontinued operations	—	(6,261)
Stock-based compensation	112	200
Amortization of loan issuance costs	8	54
Debt issuance costs write-off	151	—
(Gain) loss on sale of assets	(42)	5
Deferred income taxes	(16)	107
Other, net	(28)	17
Changes in operating assets and liabilities:
Accounts receivable	(794)	3,119
Inventories	8	(177)
Other assets	(454)	185
Accounts payable	(664)	21
Accrued compensation	(616)	(2,299)
Deferred revenue	(273)	(568)
Operating lease liabilities	(287)	—
Other liabilities	207	(382)
Net cash (used in) provided by operating activities	(2,185)	420

Investing activities
Purchases of property and equipment	(387)	(201)
Proceeds from sale of property and equipment	257	40
Purchases of equity securities	—	(14)
Proceeds from sales of equity securities	140	—
Proceeds from sale of discontinued operations	—	6,844
Payments to acquire interest in joint ventures	(1,000)	—
Net cash (used in) provided by investing activities	(990)	6,669

Financing activities
Proceeds from long-term borrowings	23,517	7,758
Repayment of long-term debt	(20,500)	(14,257)
Loan issuance costs	(381)	(4)
Dividends paid	—	(1,105)
Taxes paid related to net share settlement of equity awards	(24)	(70)
Repayment of obligations under finance leases	(184)	(254)
Net cash provided by (used in) financing activities	2,428	(7,932)
Net decrease in cash and cash equivalents and restricted cash	(747)	(843)
Cash, cash equivalents, and restricted cash at beginning of period	1,813	2,220
Cash, cash equivalents, and restricted cash at end of period	$1,066	$1,377
See accompanying notes to the unaudited condensed consolidated financial statements.

F-33

DIGIRAD CORPORATION
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)
Note 1. Basis of Presentation
Basis of Presentation
The unaudited condensed consolidated financial statements included in this Form 10-Q have been prepared in accordance with the U.S. Securities and Exchange Commission (“SEC”) instructions for Quarterly Reports on Form 10-Q. Accordingly, the condensed consolidated financial statements are unaudited and do not contain all the information required by U.S. generally accepted accounting principles (“GAAP”) to be included in a full set of financial statements. The unaudited condensed consolidated balance sheet at December 31, 2018 has been derived from the audited consolidated financial statements at that date but does not include all of the information and footnotes required by GAAP for a complete set of financial statements. The audited consolidated financial statements for our fiscal year ended December 31, 2018, filed with the SEC on Form 10-K on March 1, 2019, include a summary of our significant accounting policies and should be read in conjunction with this Form 10-Q. In the opinion of management, all material adjustments necessary to present fairly the results of operations, cash flows, and balance sheets for such periods have been included in this Form 10-Q. All such adjustments are of a normal recurring nature. The results of operations for interim periods are not necessarily indicative of the results of operations for the entire year.
Discontinued Operations
On February 1, 2018, the Company completed the sale of its customer contracts relating to the Medical Device Sales and Service (“MDSS”) post-warranty service business to Philips North America LLC (“Philips”) pursuant to an Asset Purchase Agreement, dated as of December 22, 2017 for $8.0 million. For all periods presented in our condensed consolidated statements of operations, all sales, costs, expenses, and income taxes attributable to MDSS, except as related to the impact of the decrease in the federal statutory tax rate (see Note 10 Income Taxes), have been aggregated under the caption “earnings from discontinued operations, net of income taxes.” Cash flows used in or provided by MDSS operations as part of discontinued operations are disclosed in Note 2 Discontinued Operations. Unless otherwise noted, amounts and disclosures throughout these notes to condensed consolidated financial statements relate to our continuing operations.
Sale of Telerhythmics, LLC
On October 31, 2018, the Company entered into a membership interest purchase agreement (the “Telerhythmics Purchase Agreement”) with G Medical Innovations USA, Inc. (“G Medical”), pursuant to which we sold all the outstanding membership interests in Telerhythmics (“Telerhythmics”) to G Medical. The total consideration related to the Telerhythmics Purchase Agreement was $1.95 million in cash, which was paid at the closing on October 31, 2018. In connection with the transaction, the Company agreed to make partial monthly rent payments aggregating $0.2 million through January 2021. The Telerhythmics Purchase Agreement includes customary representations, warranties, covenants and indemnification obligations of the parties, including a non-competition covenant by the Company. The gain on the sale of Telerhythmics, LLC was approximately $19 thousand.
Use of Estimates
Preparation of financial statements requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities, and the reported amounts of revenues and expenses. By their nature, estimates are subject to an inherent degree of uncertainty. Actual results could differ from management’s estimates.
Leases
We determine if an arrangement is a lease at inception. Operating leases are included in operating lease right-of-use (“ROU”) assets, operating lease liabilities, and operating lease liabilities, net of current portion in our condensed consolidated balance sheets. Finance leases are included in property and equipment, other current liabilities, and other long-term liabilities in our condensed consolidated balance sheets.
ROU assets represent our right to use an underlying asset for the lease term and lease liabilities represent our obligation to make lease payments arising from the lease. Operating lease ROU assets and liabilities are recognized at commencement date based on the present value of lease payments over the lease term. We use the implicit discount rate when readily determinable; however, as most of our leases do not provide an implicit rate, we use our incremental borrowing rate based on the information available at commencement date in determining the present value of lease payments. The operating lease ROU asset also includes any lease payments made and excludes lease incentives. Our lease valuation may include options to extend or terminate the lease when it is reasonably certain that we will exercise that option. Lease expense for lease payments is recognized on a straight-line basis over the lease term.

F-34

The Company elected to not separate lease and non-lease components of its operating leases in which it is the lessee and lessor. Additionally, The Company elected not to recognize right-of use assets and leases liabilities that arise from short-term leases of twelve months or less.
Recently Adopted Accounting Standards
In February 2016, the FASB issued ASU 2016-02, Leases (Topic 842), which amended the existing accounting standards for the accounting for leases. Most significant among the changes in the standard is the recognition of ROU assets and lease liabilities by lessees for those leases classified as operating leases under current U.S. GAAP. Under the standard, disclosures are required to meet the objective of enabling users of financial statements to assess the amount, timing, and uncertainty of cash flows arising from leases. The Company adopted ASC 842 beginning January 1, 2019, using the modified-retrospective method, which will result in a cumulative effect adjustment to accumulated deficit at the beginning of 2019, rather than adjustments to the comparative prior periods presented in the financial statements. In connection with the adoption, the Company has elected to utilize the package of practical expedients, including: (1) not reassess the lease classification for any expired or existing leases, (2) not reassess the treatment of initial direct costs as they related to existing leases, and (3) not reassess whether expired or existing contracts are or contain leases. Upon adoption, the Company recorded right-of-use assets and lease liabilities on its condensed consolidated balance sheet $3.8 million and $3.9 million, respectively, primarily related to real estate and vehicle leases. See Note 6 Leases for further detail.
In August 2018, the FASB issued ASU 2018-15, Intangibles - Goodwill and Other - Internal-Use Software (Subtopic 350-40): Customer’s Accounting for Implementation Costs Incurred in a Cloud Computing Arrangement that is a Service Contract, which aligns the requirements for capitalizing implementation costs incurred in a hosting arrangement that is a service contract with the requirements for capitalizing implementation costs incurred to develop or obtain internal-use software. The Company early adopted ASU 2018-15 beginning January 1, 2019, and applied the guidance prospectively to the implementation costs incurred in the Net-Suite ERP implementation. As of March 31, 2019, the Company has capitalized $29 thousand of implementation costs.
Note 2. Discontinued Operations
On February 1, 2018, the Company completed the sale of its customer contracts relating to our MDSS post-warranty service business to Philips pursuant to an Asset Purchase Agreement, dated as of December 22, 2017, for $8.0 million. The total cash proceeds were adjusted for deferred revenue liabilities assigned to Philips at the closing date, as well as $0.5 million of proceeds held in escrow, subject to claims for breaches of general representation and warranties, which was recorded in other current assets at the date of sale. All claims were settled as of December 31, 2018.
Prior to the contemplation of the transaction entered into above, on September 28, 2017, we received notification from Philips that our distribution agreement to sell Philips imaging systems on a commission basis would be terminated, effective December 31, 2017. As a result, our product sales activities within our MDSS reportable segment were also discontinued effective in the first quarter of 2018.
The Company deemed the disposition of our MDSS reportable segment in the first quarter of 2018 to represent a strategic shift that will have a major effect on our operations and financial results, in accordance with the provisions of FASB authoritative guidance on the presentation of financial statements, we have classified the results of our MDSS segment as discontinued operations in our condensed consolidated statement of operations for all periods presented.
The Company has allocated a portion of interest expense to discontinued operations since the proceeds received from the sale were required to be used to pay down outstanding borrowings under our previous revolving credit facility with Comerica Bank, a Texas banking association (“Comerica Bank”) under that certain Revolving Credit Agreement, dated June 21, 2017, by and between the Company and Comerica Bank (the “Comerica Credit Agreement”). The allocation was based on the ratio of proceeds received in the sale to total borrowings for the period. In addition, certain general and administrative costs related to corporate and shared service functions previously allocated to the MDSS reportable segment are not included in discontinued operations.

F-35

The following table presents financial results of the MDSS business (in thousands):

	Three Months Ended March 31,
	2019	2018
Total revenues	$—	$624
Total cost of revenues	—	516
Gross profit	—	108
Operating expenses:
Marketing and sales	—	85
General and administrative	—	172
Amortization of intangible assets	—	13
Gain on sale of discontinued operations	—	(6,261)
Total operating expenses	—	(5,991)
Income from discontinued operations	—	6,099
Interest expense	—	(26)
Income from discontinuing operations before income taxes	—	6,073
Income tax expense	—	(579)
Income from discontinuing operations	$—	$5,494
The following table presents supplemental cash flow information of discontinued operations (in thousands):

	Three Months Ended March 31,
	2019	2018
Operating activities:
Depreciation	$—	$2
Amortization of intangible assets	$—	$13
Gain on sale of discontinued operations	$—	$(6,261)
Stock-based compensation	$—	$(1)
Investing activities:
Proceeds from the sale of discontinued operations	$—	$6,844

F-36

Note 3. Revenue
Product and Product-Related Revenues and Services Revenue
Product and product-related revenue are generated from the sale of gamma cameras and post-warranty maintenance service contracts within our Diagnostic Imaging reportable segment.
Services revenue are generated from providing diagnostic imaging and cardiac monitoring services to customers within our Diagnostic Services and Mobile Healthcare reportable segments. Services revenue also includes lease income generated from interim rentals of imaging systems to our customers.
Revenue Recognition
Revenue is recognized when a customer obtains control of promised goods or services. The Company records the amount of revenue that reflects the consideration that it expects to receive in exchange for those goods or services. The Company applies the following five-step model in order to determine this amount: (i) identification of the promised goods or services in the contract; (ii) determination of whether the promised goods or services are performance obligations, including whether they are distinct in the context of the contract; (iii) measurement of the transaction price, including the constraint on variable consideration; (iv) allocation of the transaction price to the performance obligations; and (v) recognition of revenue when (or as) the Company satisfies each performance obligation. Taxes collected from customers, which are subsequently remitted to governmental authorities, are excluded from revenue.
The majority of our contracts have a single performance obligation as we provide a series of distinct services that are substantially the same and are transferred with the same pattern to the customer. For contracts with multiple performance obligations, we allocate the total transaction price to each performance obligation using our best estimate of the standalone selling price of each distinct good or service in the contract. We use an observable price to determine the stand-alone selling price for separate performance obligations or a cost plus margin approach when one is not available.
Our products are generally not sold with a right of return and the Company does not provide significant credits or incentives, which may be required for as variable consideration when estimating the amount of revenue to be recognized.
Disaggregation of Revenue
The following tables present our revenues for the three months ended March 31, 2019 and 2018, disaggregated by major source (in thousands):

	Three Months Ended March 31, 2019
	Diagnostic Services	Diagnostic Imaging	Mobile Healthcare	Total
Major Goods/Service Lines
Mobile Imaging and Cardiac Monitoring	$11,585	$—	$7,494	$19,079
Camera	—	804	—	804
Camera Support	—	1,719	—	1,719
Revenue from Contracts with Customers	11,585	2,523	7,494	21,602
Lease Income	141	—	2,169	2,310
Total Revenues	$11,726	$2,523	$9,663	$23,912

Timing of Revenue Recognition
Services and goods transferred over time	$11,726	$1,551	$9,525	$22,802
Services and goods transferred at a point in time	—	972	138	1,110
Total Revenues	$11,726	$2,523	$9,663	$23,912

F-37

	Three Months Ended March 31, 2018
	Diagnostic Services	Diagnostic Imaging	Mobile Healthcare	Total
Major Goods/Service Lines
Mobile Imaging and Cardiac Monitoring	$11,898	$—	$8,079	$19,977
Camera	—	1,070	—	1,070
Camera Support	—	1,744	—	1,744
Revenue from Contracts with Customers	11,898	2,814	8,079	22,791
Lease Income	127	28	2,519	2,674
Total Revenues	$12,025	$2,842	$10,598	$25,465

Timing of Revenue Recognition
Services and goods transferred over time	$10,964	$1,720	$10,491	$23,175
Services and goods transferred at a point in time	1,061	1,122	107	2,290
Total Revenues	$12,025	$2,842	$10,598	$25,465
Nature of Goods and Services
Mobile Imaging
Within our Diagnostic Services and Mobile Healthcare reportable segments, our sales are derived from providing services and materials to our customers, primarily physician practices and hospitals, that allow them to perform diagnostic imaging services at their site. We typically bundle our services in providing staffing, our imaging systems, licensing, radiopharmaceuticals, and supplies depending on our customers’ needs. Our contracts with customers are typically entered into annually and are billed on a fixed rate per-day or per-scan basis, depending on terms of the contract. For the majority of these contracts, the Company has the right to invoice the customer in an amount that directly corresponds with the value to the customer of the Company’s performance to date. The Company uses the practical expedient to recognize revenue corresponding with amounts we have the right to invoice for services performed.
Camera
Within our Diagnostic Imaging segment, camera revenues are generated from the sale of internally developed solid-state gamma camera imaging systems. We recognize revenue upon transfer of control to the customer, which is generally upon delivery and acceptance. We also provide installation services and training on cameras we sell, primarily in the United States. Installation and initial training is generally performed shortly after delivery. The Company recognizes revenues for installation and training over time as the customer receives and consumes benefits provided as the Company performs the installation services.
Our sale of imaging systems includes a one-year warranty that we account for as an assurance-type warranty. The expected costs associated with our standard warranties and field service actions continue to be recognized as expense when cameras are sold. Maintenance service contracts sold beyond the term of our standard warranties are accounted for as a service-type warranty and revenue is deferred and recognized ratably over the period of the obligation.
Camera Support
Within our Diagnostic Imaging segment, camera support revenue is derived from the sale of separately-priced extended maintenance contracts to camera owners, training, and the sale of parts to customers that do not have an extended warranty. Our separately priced service contracts range from 12 to 48 months. Service contracts are usually billed at the beginning of the contract period or at periodic intervals (e.g., monthly or quarterly) and revenue is recognized ratably over the term of the agreement.
Services and training revenues are recognized in the period the services and training are performed. Revenue for sales of parts are recognized when the parts are delivered to the customer and control is transferred.
Lease Income
Within primarily our Mobile Healthcare segment, we also generate income from interim rentals of our imaging systems to customers that are in the midst of new construction or refurbishing their current facilities. Rental contracts are structured as either a weekly or monthly payment arrangement and are accounted for as operating leases. Revenues are recognized on a straight-line basis over the term of the rental.

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Deferred Revenues
We record deferred revenues when cash payments are received or due in advance of our performance, including amounts that are refundable. We have determined our contracts do not include a significant financing component. The majority of our deferred revenue relates to payments received on camera support post-warranty service contracts, which are billed at the beginning of the annual contract period or at periodic intervals (e.g., monthly or quarterly).
Changes in the deferred revenues for three months ended March 31, 2019, is as follows (in thousands):

Balance at December 31, 2018	$1,713
Revenue recognized that was included in balance at beginning of the year	(541)
Deferred revenue, net, related to contracts entered into during the year	262
Balance at March 31, 2019	$1,434
Included in the balances above as of March 31, 2019 and December 31, 2018 is non-current deferred revenue of $20 thousand and $26 thousand, respectively.
The Company has elected to use the practical expedient under ASC 606 to exclude disclosures of unsatisfied remaining performance obligations for (i) contracts having an original expected length of one year or less or (ii) contracts for which the practical expedient has been applied to recognize revenue at the amount for which it has a right to invoice.
Contract Costs
We recognize an asset for the incremental costs of obtaining a contract with a customer if we expect the benefit of those costs to be longer than one year. The Company applies a practical expedient to expense costs as incurred for costs to obtain a contract when the amortization period would have been one year or less. These costs mainly include the Company’s internal sales commissions; under the terms of these programs these are generally earned and the costs are recognized at the time the revenue is recognized.
Note 4. Basic and Diluted Net Income (Loss) Per Share
For the three months ended March 31, 2019 and 2018, basic net income (loss) per common share is computed by dividing net income (loss) by the weighted-average number of common shares outstanding during the period. Diluted net income per common share is calculated to give effect to all dilutive securities, if applicable, using the treasury stock method. In periods for which there is a net loss, diluted loss per common share is equal to basic loss per common share, since the effect of including any common stock equivalents would be antidilutive.
The following table sets forth the reconciliation of shares used to compute basic and diluted net (loss) income per share for the periods indicated (in thousands):

	Three Months Ended March 31,
	2019	2018
Loss from continuing operations	$(1,657)	$(1,388)
Income from discontinued operations	—	5,494
Net (loss) income	$(1,657)	$4,106

Weighted-average shares outstanding—basic and diluted	20,278	20,092

(Loss) income per common share—basic and diluted
Continuing operations	$(0.08)	$(0.07)
Discontinued operations	—	0.27
Net (loss)income per common share—basic and diluted	$(0.08)	$0.20
The computation of diluted earnings per share excludes stock options and stock units that are anti-dilutive. The following common stock equivalents were anti-dilutive (in thousands):

	Three Months Ended March 31,
	2019	2018
Stock options	1,000	207
Restricted stock units	287	129
Total	1,287	336
Note 5. Supplementary Balance Sheet Information
The components of inventories are as follows (in thousands):

	March 31, 2019	December 31, 2018
Inventories:
Raw materials	$2,425	$2,419
Work-in-process	2,285	2,307
Finished goods	1,154	1,056
Total inventories	5,864	5,782
Less reserve for excess and obsolete inventories	(381)	(380)
Total inventories, net	$5,483	$5,402
Property and equipment consist of the following (in thousands):

	March 31, 2019	December 31, 2018
Property and equipment:
Land	$550	$550
Buildings and leasehold improvements	1,989	1,989
Machinery and equipment	52,138	52,409
Computer hardware and software	4,489	4,490
Total property and equipment	59,166	59,438
Less accumulated depreciation	(38,591)	(37,793)
Total property and equipment, net	$20,575	$21,645
Note 6. Leases
We have operating and finance leases for corporate offices, vehicles, and certain equipment. Our leases have remaining lease terms of 1 year to 6 years, some of which include options to extend the leases and some of which include options to terminate the leases within 1 year. Operating leases are included separately in the condensed consolidated balance sheets and finance leases are included in other current liabilities and other liabilities in the condensed consolidated balance sheets.
The components of lease expense are as follows (in thousands):

Three Months Ended March 31, 2019
Operating lease cost	$326

Finance lease cost:
Amortization of finance lease assets	$53
Interest on finance lease liabilities	33
Total finance lease cost	$86

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Supplemental cash flow information related to leases was as follows (in thousands):

Three Months Ended March 31, 2019
Cash paid for amounts included in the measurement of lease liabilities
Operating cash flows from operating leases	$287
Operating cash flows from finance leases	$33
Financing cash flows from finance leases	$184

Right-of-use assets obtained in exchange for lease obligations
Operating leases	$323
Finance leases	$145
Supplemental balance sheet information related to leases was as follows (in thousands):

March 31, 2019
Operating lease right-of-use assets, net	$3,681

Operating lease liabilities	$1,251
Operating lease liabilities, net of current	2,564
Total operating lease liabilities	$3,815

Finance lease assets	$3,702
Finance lease accumulated amortization	(1,100)
Finance lease assets, net	$2,602

Finance lease liabilities	$809
Finance lease liabilities, net of current	1,607
Total finance lease liabilities	$2,416

Weighted-Average Remaining Lease Term (in years)
Operating leases	3.4
Finance leases	2.9

Weighted-Average Discount Rate
Operating leases	5.00%
Finance leases	6.00%

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We are committed to making future cash payments on non-cancelable operating leases and finance leases (including interest). The future minimum lease payments due under both non-cancelable operating leases and finance leases having initial or remaining lease terms in excess of one year as of March 31, 2019 were as follows (in thousands):

	Operating Leases	Finance Leases
2019 (excludes the three-months ended March 31, 2019)	$1,066	$696
2020	1,317	842
2021	953	817
2022	552	258
2023	259	10
Thereafter	4	—
Total future minimum lease payments	$4,151	$2,623
Less amounts representing interest	336	207
Present value of lease obligations	$3,815	$2,416
Note 7. Financial Instruments
Assets and Liabilities Measured at Fair Value on a Recurring Basis
The following table presents information about our financial assets that are measured at fair value on a recurring basis, and indicates the fair value hierarchy of the valuation techniques we utilize to determine such fair value at March 31, 2019 and December 31, 2018 (in thousands).

	Fair Value as of March 31, 2019
	Level 1	Level 2	Level 3	Total
Equity securities	$17	$31	$—	$48

	Fair Value as of December 31, 2018
	Level 1	Level 2	Level 3	Total
Equity securities	$153	$6	$—	$159
The investment in equity securities consists of common stock of publicly traded companies. The level 2 securities are included in other assets on the Company’s condensed consolidated balance sheet. The fair value of these securities is based on the closing prices observed on March 31, 2019. During the three months ended March 31, 2019 the Company recorded in the condensed consolidated statement of operations an unrealized gain of $28 thousand and immaterial unrealized losses.
We did not reclassify any investments between levels in the fair value hierarchy during the three months ended March 31, 2019.
The fair values of the Company’s revolving credit facility approximate carrying value due to the variable rate nature of these borrowings.

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Note 8. Debt
A summary of long-term debt is as follows (in thousands):

	March 31, 2019		December 31, 2018
	Amount	Weighted-Average Interest Rate	Amount	Weighted-Average Interest Rate
Revolving Credit Facility - SNB	$12,517	5.00%	$—	—%
Revolving Credit Facility - Comerica	$—	—%	$9,500	4.87%
On March 29, 2019, the Company entered into a Loan and Security Agreement (the “Loan Agreement”) by and among certain subsidiaries of the Company, as borrowers (collectively, the “Borrowers”); the Company, as guarantor; and Sterling National Bank, a national banking association, as lender (“SNB”).
The Loan Agreement is a five-year credit facility maturing in March 2024, with a maximum credit amount of $20.0 million for both revolving loans and outstanding letter of credit obligations (the “SNB Credit Facility”). Under the SNB Credit Facility, Borrowers can request the issuance of letters of credit in an aggregate amount not to exceed $0.5 million at any one time outstanding. As of March 31, 2019, the Company had $0.1 million of letters of credit outstanding and had additional borrowing capacity of $7.5 million.
At the Borrowers’ option, the SNB Credit Facility will bear interest at either (i) a Floating LIBOR Rate, as defined in the Loan Agreement, plus a margin of 2.50% per annum; or (ii) a Fixed LIBOR Rate, as defined in the Loan Agreement, plus a margin of 2.25% per annum.
The Company used a portion of the financing made available under the SNB Credit Facility to refinance and terminate, effective as of March 29, 2019, its previous credit facility under the Comerica Credit Agreement.
The Loan Agreement includes certain representations, warranties of Borrowers, as well as events of default and certain affirmative and negative covenants by the Borrowers that are customary for loan agreements of this type. These covenants include restrictions on borrowings, investments and dispositions by Borrowers, as well as limitations on the Borrowers’ ability to make certain distributions. Upon the occurrence and during the continuation of an event of default under the Loan Agreement, SNB may, among other things, declare the loans and all other obligations under the Loan Agreement immediately due and payable and increase the interest rate at which loans and obligations under the Loan Agreement bear interest. The SNB Credit Facility is secured by a first-priority security interest in substantially all of the assets of the Company and the Borrowers and a pledge of all shares of the Borrowers.
On March 29, 2019, in connection with the Company’s entry into the SNB Loan Agreement, Mr. Eberwein, the Chairman of the Company’s board of directors, entered into Limited Guaranty Agreement (the “Limited Guaranty”) with SNB pursuant to which he guaranteed to SNB the prompt performance of all the Borrowers’ obligations to SNB under the SNB Loan Agreement, including the full payment of all indebtedness owing by Borrowers to SNB under or in connection with the Loan Agreement and related SNB Credit Facility documents. Mr. Eberwein’s obligations under the Limited Guaranty are limited in the aggregate to the amount of (a) $1.5 million, plus (b) reasonable costs and expenses of SNB incurred in connection with the Limited Guaranty. Mr. Eberwein’s obligations under the Limited Guaranty terminate upon the Company and Borrowers achieving certain milestones set forth therein.
In connection with the SNB Credit Facility, in the three months ended March 31, 2019, the Company recognized a $0.2 million loss on extinguishment due to the write off of unamortized deferred financing costs associated with the Comerica Credit Agreement.
At March 31, 2019, the Company was in compliance with all covenants.
Note 9. Commitments and Contingencies
Other Matters
In the normal course of business, we have been, and will likely continue to be, subject to litigation or administrative proceedings incidental to our business, such as claims related to customer disputes, employment practices, wage and hour disputes, product liability, professional liability, commercial disputes, licensure restrictions or denials, and warranty or patent infringement. Responding to litigation or administrative proceedings, regardless of whether they have merit, can be expensive and disruptive to normal business operations. We are not able to predict the timing or outcome of these matters.

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Note 10. Income Taxes
We provide for income taxes under the asset and liability method. This approach requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of differences between the tax basis of assets or liabilities and their carrying amounts in the financial statements. We provide a valuation allowance for deferred tax assets if it is more likely than not that these items will expire before we are able to realize their benefit. We calculate the valuation allowance in accordance with the authoritative guidance relating to income taxes, which requires an assessment of both positive and negative evidence regarding the realizability of these deferred tax assets, when measuring the need for a valuation allowance. Significant judgment is required in determining any valuation allowance against deferred tax assets. As of December 31, 2017, as a result of a three-year cumulative loss and recent events, such as the unanticipated termination of the Philips distribution agreement and its effect on our forecasted income, we concluded that a full valuation allowance was necessary to offset our deferred tax assets. We continue to record a full valuation allowance against our deferred tax assets and intend to maintain a valuation allowance until sufficient positive evidence exists to support its reversal.
Intraperiod tax allocation rules require us to allocate our provision for income taxes between continuing operations and other categories of comprehensive income, such as discontinued operations. In periods in which we have a year-to-date pre-tax loss from continuing operations and pre-tax income in other categories of comprehensive income, such as discontinued operations, we must consider that income in determining the amount of tax benefit that results from a loss in continuing operations and that shall be allocated to continuing operations.
For the three months ended March 31, 2019, the Company recorded an income tax benefit of $8 thousand within continuing operations. As a result of the intraperiod tax allocation rules, for the three months ended March 31, 2018, the Company recorded an income tax benefit of $0.5 million and $0.6 million of income tax expense within continuing operations and discontinued operations, respectively.
As of March 31, 2019, we had unrecognized tax benefits of approximately $3.6 million related to uncertain tax positions. Included in the unrecognized tax benefits were $3.2 million of tax benefits that, if recognized, would reduce our annual effective tax rate, subject to the valuation allowance.
We file income tax returns in the U.S. and in various state jurisdictions with varying statutes of limitations. We are no longer subject to income tax examination by tax authorities for years prior to 2014; however, our net operating loss carryforwards and research credit carryforwards arising prior to that year are subject to adjustment. Our policy is to recognize interest expense and penalties related to income tax matters as a component of income tax expense.

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Note 11. Segments
Our reporting segments have been determined based on the nature of the products and services offered to customers or the nature of their function in the organization. We evaluate performance based on the gross profit and operating income (loss). The Company does not identify or allocate its assets by operating segments.
Segment information is as follows (in thousands):

	Three Months Ended March 31,
	2019	2018
Revenue by segment:
Diagnostic Services	$11,726	$12,025
Diagnostic Imaging	2,523	2,842
Mobile Healthcare	9,663	10,598
Condensed consolidated revenue	$23,912	$25,465

Gross profit by segment:
Diagnostic Services	$2,581	$2,247
Diagnostic Imaging	786	1,245
Mobile Healthcare	614	1,115
Condensed consolidated gross profit	$3,981	$4,607

Loss from continuing operations by segment:
Diagnostic Services	$1,736	$993
Diagnostic Imaging	343	619
Mobile Healthcare	(623)	(51)
Unallocated corporate and other expenses	(2,591)	(3,170)
Condensed consolidated loss from continuing operations	$(1,135)	$(1,609)

Depreciation and amortization by segment:
Diagnostic Services	$304	$596
Diagnostic Imaging	78	74
Mobile Healthcare	1,427	1,592
Total depreciation and amortization	$1,809	$2,262
Note 12. Related Party Transactions
Perma-Fix
Mr. John Climaco currently serves as a Director of the Company and a member of the Corporate Governance and Strategic Advisory committees of the Board. Until July 11, 2017, Mr. Climaco also served as a Director of Perma-Fix Environmental Services, Inc. (NASDAQ: PESI). Further, from June 2, 2015 until July 11, 2017, Mr. Climaco served as the Executive Vice President of Perma-Fix Medical S.A., a majority-owned Polish subsidiary of Perma-Fix Environmental Services, Inc. On July 27, 2015, we entered into a Stock Subscription Agreement (the “Subscription Agreement”) and Tc-99m Supplier Agreement (the “Supply Agreement”) with Perma-Fix Medical. Under the terms of the Subscription Agreement, we invested $1.0 million USD in exchange for 71,429 shares of Perma-Fix Medical. Pursuant to the Supply Agreement, should Perma-Fix Medical successfully complete development of the new Tc-99m resin, Perma-Fix Medical will supply us or our preferred nuclear pharmacy supplier with Tc-99m at a preferred rate and we will purchase agreed upon quantities of such Tc-99m for our nuclear imaging operations, either directly or in conjunction with our preferred nuclear pharmacy supplier. In addition, in connection with the Subscription Agreement, the Company’s President and CEO was appointed to the Supervisory Board of Perma-Fix Medical. The investment in Perma-Fix is included in other assets in the condensed consolidated balance sheets.

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Limited Guaranty
On March 29, 2019, in connection with the Company’s entry into the Loan Agreement, Mr. Eberwein, the Chairman of the Company’s board of directors, entered into Limited Guaranty Agreement (the “Limited Guaranty”) with SNB pursuant to which he guaranteed to SNB the prompt performance of all the Borrowers’ obligations to SNB under the Loan Agreement, including the full payment of all indebtedness owing by Borrowers to SNB under or in connection with the Loan Agreement and related SNB Credit Facility documents. Mr. Eberwein’s obligations under the Limited Guaranty are limited in the aggregate to the amount of (a) $1.5 million, plus (b) reasonable costs and expenses of SNB incurred in connection with the Limited Guaranty. Mr. Eberwein’s obligations under the Limited Guaranty terminate upon the Company and Borrowers achieving certain milestones set forth therein.
ATRM
Jeffrey E. Eberwein, the Chairman of our board of directors and the Chairman of the board of directors of ATRM Holdings, Inc., (“ATRM”), owns approximately 17.4% of the outstanding common stock of ATRM. Mr. Eberwein is also the Chief Executive Officer of Lone Star Value Management, LLC, which is the investment manager of Lone Star Value Investors, LP (“LSVI”). LSVI owns 222,577 shares of ATRM’s 10.0% Series B Cumulative Preferred Stock (the “Series B Stock”) and another 374,562 shares of Series B Stock are owned directly by Lone Star Value Co-Invest I, LP (“LSV Co-Invest I”). Through these relationships and other relationships with affiliated entities, Mr. Eberwein may be deemed the beneficial owner of the securities owned by LSVI and LSV Co-Invest I. Mr. Eberwein disclaims beneficial ownership of Series B Stock, except to the extent of his pecuniary interest therein.
Joint Venture
On December 14, 2018, Digirad and ATRM, entered into a joint venture and formed Star Procurement, LLC (“Star Procurement”), with Digirad and ATRM each holding a 50% interest. The purpose of the joint venture is to provide the service of purchasing and selling building materials and related goods to KBS Builders, Inc., a wholly-owned subsidiary of ATRM with which Star Procurement entered into a Services Agreement on January 2, 2019. In accordance with the terms of the Star Procurement Limited Liability Company Agreement, Digirad made a $1.0 million capital contribution to the joint venture, which was made in January 2019. The investment in Star Procurement is included in other assets in the condensed consolidated balance sheets.
Note Receivable
On December 14, 2018, the Company received an unsecured promissory note from ATRM in the principal amount of $0.3 million (the “ATRM Note”) in exchange for a loan to ATRM in the same amount. The ATRM Note bears interest at 10% per annum for the first 12 months of its term, and at 12% per annum for the remaining 12 months. All unpaid principal and interest is due on December 14, 2020. ATRM may prepay the note at any time after a specified amount of advance notice to the Company. The ATRM Note provides for customary events of default, the occurrence of any of which may result in the principal and unpaid interest then outstanding becoming immediately due and payable. The ATRM Note is included in other assets in the condensed consolidated balance sheets.
Note 13. Subsequent Events
Acquisitions and Leases of Maine Facilities
As part of the Company’s previously announced conversion into a diversified holding company (the “HoldCo Conversion”), we formed a real estate subsidiary named Star Real Estate Holdings USA, Inc. (“SRE”). SRE will hold any significant real estate assets we acquire. We expect SRE to be substantially self-funded over time by raising its own capital in the form of commercial mortgages on the properties it owns or by raising other forms of external capital. As an initial transaction to create our real estate division under SRE and launch that aspect of the HoldCo Conversion, we purchased three plants in Maine that manufacture modular buildings and leased these three properties, as further described below.
Oxford
On March 27, 2019, 56 Mechanic Falls Road, LLC (“56 Mechanic”), a wholly-owned subsidiary of SRE, entered into a Purchase and Sale Agreement (the “Oxford Purchase Agreement”) with RJF - Keiser Real Estate, LLC (“RJF”), pursuant to which 56 Mechanic will purchase certain real property and related improvements and personal property (including buildings, fixtures, and other improvements on the land, and all machinery and equipment and other personal property, if any, owned by RJF and located on the property) located in Oxford, Maine (the “Oxford Facility”) from RJF (the “Oxford Transaction”). The Oxford Transaction was closed on April 25, 2019. The purchase price of the Oxford Facility was $1.2 million (the “Oxford Purchase Price”), subject to adjustment for taxes and other charges and assessments.

F-45

Waterford
On April 3, 2019, 947 Waterford Road, LLC (“947 Waterford”), a wholly-owned subsidiary of SRE, entered into a Purchase and Sale Agreement (the “Waterford Purchase Agreement”) with KBS Builders, Inc. (“KBS”), a wholly-owned subsidiary of ATRM, pursuant to which 947 Waterford closed on the purchase of certain real property and related improvements (including buildings) located in Waterford, Maine (the “Waterford Facility”) from KBS, and acquired the Waterford Facility. The purchase price of the Waterford Facility was $1.0 million, subject to adjustment for taxes and other charges and assessments.
Paris
On April 3, 2019, 300 Park Street, LLC (“300 Park”), a wholly-owned subsidiary of SRE, entered into a Purchase and Sale Agreement (the “Park Purchase Agreement”) with KBS, pursuant to which 300 Park closed on the purchase of certain real property and related improvements and personal property (including buildings, machinery and equipment) located in Paris, Maine (the “Park Facility”) from KBS, and acquired the Park Facility. The purchase price of the Park Facility was $2.9 million, subject to adjustment for taxes and other charges and assessments.
Lease of Maine Facilities
On April 3, 2019, KBS entered into a separate lease agreement with each of 947 Waterford (the “Waterford Lease”) and 300 Park (the “Park Lease”). The Waterford Lease has an initial term of 120 months, which is subject to extension. The base rental payments associated with the initial term under the Waterford Lease are estimated to be between $1.2 million and $1.3 million in the aggregate. The Park Lease has an initial term of 120 months, which is subject to extension. The base rental payments associated with the initial term under the Park Lease are estimated to be between $3.3 million and $3.6 million in the aggregate. ATRM has unconditionally guaranteed the performance of all obligations under the Waterford Lease and Park Lease to be performed by KBS under each lease, including, without limitation, the payment of all required rent.
On April 3rd and 18th of 2019, KBS signed a lease and an amendment, respectively, with 56 Mechanic (the “Oxford Lease”), which became effective upon the closing of the Oxford Transaction. The initial term under the Oxford Lease will commence upon delivery of the Oxford Facility to KBS. The Oxford Lease has an initial term of 120 months, which is subject to extension. The base rental payments associated with the initial term under the Oxford Lease are estimated to be between $1.4 million and $1.5 million in the aggregate. ATRM has unconditionally guaranteed the performance of all obligations under the Oxford Lease to be performed by KBS, including, without limitation, the payment of all required rent.
Series A Preferred Stock Offering
The Company has filed a registration statement on Form S-1 and Form S-1/A with the SEC for a potential offering (the “Preferred Offering”) of nonconvertible Series A Cumulative Term Preferred Stock (the “Series A Preferred Stock”) on March 12, 2019 and April 09, 2019, respectively. However, it is unlikely that the Company will proceed with its proposed offering of nonconvertible preferred stock on substantially the terms described in the registration statement.
Fargo Building Sale
The Company completed the sale on the remaining Fargo building for $0.8 million on May 1, 2019. On the same day, we entered into an agreement with JS2L Partners, LLP, to lease this property for a term of 12 months. The base rental payments associated with the lease are $0.1 million in aggregate.

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Annex V

ATRM Holdings, Inc.

F-47

Report of Independent Registered Public Accounting Firm
Shareholders and Board of Directors
ATRM Holdings, Inc.
Oakdale, Minnesota
Opinion on the Consolidated Financial Statements
We have audited the accompanying consolidated balance sheet of ATRM Holdings, Inc. (the “Company”) and subsidiaries as of December 31, 2018, the related consolidated statements of operations, changes in shareholders' deficit, and cash flows for the year then ended (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company and subsidiaries at December 31, 2018, and the results of its operations and its cash flows for the year then ended, in conformity with accounting principles generally accepted in the United States of America.
Going Concern Uncertainty
The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the consolidated financial statements, the Company has suffered recurring losses from operations and has a net capital deficiency, among other matters, that raise substantial doubt about its ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 2. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.
Change in Accounting Principle

As discussed in Note 5 to the consolidated financial statements, the Company has changed its method of accounting for revenue from contracts with customers in fiscal year 2018 due to the adoption of Topic 606: Revenue from Contracts with Customers.
Basis for Opinion
These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.
Our audit included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audit provide a reasonable basis for our opinion.

We have served as the Company's auditor since 2019.
San Diego, California

/s/ BDO USA, LLP
June 26, 2019

F-48

Report of Independent Registered Public Accounting Firm

To the Board of Directors and
Shareholders of ATRM Holdings, Inc.

Opinion on the Financial Statements
We have audited the accompanying consolidated balance sheet of ATRM Holdings, Inc. (the “Company”) as of December 31, 2017, and the related consolidated statements of operations, changes in shareholders’ deficit, and cash flows for the year then ended (collectively referred to as the consolidated financial statements). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2017, and the results of its operations and its cash flows for the year ended December 31, 2017, in conformity with accounting principles generally accepted in the United States of America.
Basis for Opinion
These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.
Our audit included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audit provides a reasonable basis for our opinion.

/s/ Boulay PLLP

We have served as the Company’s auditor since 2013.
Minneapolis, Minnesota
April 30, 2019

F-49

ATRM Holdings, Inc.
Consolidated Balance Sheets
(in thousands)

December 31,	2018	2017
ASSETS
Current assets:
Cash and cash equivalents	$187	$48
Restricted cash	501	482
Accounts receivable, net of allowance for doubtful accounts of $113 and $185 at December 31, 2018 and 2017, respectively	3,289	3,840
Costs and estimated profit in excess of billings	—	565
Inventories	1,790	1,285
Fair value of contingent earn-out receivable, current	63	373
Other current assets	343	216
Total current assets	6,173	6,809

Property, plant and equipment, net	4,131	4,456
Fair value of contingent earn-out receivable, noncurrent	—	61
Intangible assets, net	1,274	1,589
Total assets	$11,578	$12,915

LIABILITIES AND SHAREHOLDERS' DEFICIT

Current liabilities:
Notes payable	$6,513	$5,969
Current portion of long-term debt	3,048	1,068
Trade accounts payable	6,240	4,856
Customer deposits	184	—
Billings in excess of costs and estimated profit	—	983
Accrued compensation	492	416
Other accrued liabilities	2,697	2,370
Total current liabilities	19,174	15,662

Long-term debt	2,113	3,061
Deferred income taxes	10	28
Total long-term liabilities	2,123	3,089
Total liabilities	21,297	18,751

Commitments and contingencies

Shareholders' deficit:
Preferred stock, $.001 par value; 2,000,000 shares authorized as of December 31, 2018 and 2017, respectively; 597,139 shares issued and outstanding at December 31, 2018 and 546,466 shares issued and outstanding at December 31, 2017	1	—
Common stock, $.001 par value; 7,500,000 shares authorized as of December 31, 2018 and 2017, respectively; 2,466,219 shares issued and outstanding at December 31, 2018 and 2,396,219 issued and outstanding at December 31, 2017	2	2
Additional paid-in capital	82,646	83,014
Accumulated deficit	(92,368)	(88,852)
Total shareholders' deficit	(9,719)	(5,836)
Total liabilities and shareholders' deficit	$11,578	$12,915

The accompanying notes are an integral part of the consolidated financial statements.

F-50

ATRM Holdings, Inc.
Consolidated Statements of Operations
(in thousands, except per share amounts)

Years ended December 31,	2018	2017
Net sales	$34,477	$40,553
Costs and expenses:
Cost of sales	31,501	37,668
Selling, general, and administrative expenses	5,501	6,690
Goodwill impairment charge	—	3,020
Total costs and expenses	37,002	47,378
Operating loss	(2,525)	(6,825)
Other (expense) income:
Interest expense, net	(997)	(2,278)
Change in fair value of contingent earn-outs, net	6	437
Loss before income taxes	(3,516)	(8,666)
Income tax expense	—	(11)
Net loss	(3,516)	(8,677)
Preferred stock dividend	—	(407)
Accrued preferred stock dividend	(1,716)	—
Net loss attributable to common shareholders	$(5,232)	$(9,084)

Net loss per share, basic and diluted	$(2.17)	$(3.83)

Weighted average common shares outstanding
basic and diluted	2,407	2,372

The accompanying notes are an integral part of the consolidated financial statements.

F-51

 ATRM Holdings, Inc.
Consolidated Statements of Changes in Shareholders’ Deficit
 (in thousands)

	Common Stock		Preferred Stock		Additional	Accumulated	Total Shareholders’
	Shares	Amount	Shares	Amount	Paid-in Capital	Deficit	Deficit
Balance, December 31, 2016	2,366	$2	—	$—	$69,702	$(80,175)	$(10,471)
Share-based compensation expense	30	—	—	—	57	—	57
Preferred stock issuance (exchange of promissory notes)	—	—	133	—	13,255	—	13,255
Preferred stock 4-for-1 stock split	—	—	398	—	—	—	—
Net loss	—	—	—	—	—	(8,677)	(8,677)
Dividend on preferred stock	—	—	—	—	(407)	—	(407)
Preferred dividend PIK (paid)	—	—	16	—	407	—	407
Balance, December 31, 2017	2,396	$2	547	$—	$83,014	$(88,852)	$(5,836)
Share-based compensation expense	70	—	—	—	81	—	81
Net loss	—	—	—	—	—	(3,516)	(3,516)
Dividend on preferred stock accrued	—	—	—	—	(449)	—	(449)
Dividend on preferred stock	—	—	—	—	(1,267)	—	(1,267)
Preferred dividend PIK (paid)	—	—	50	1	1,267	—	1,268
Balance, December 31, 2018	2,466	$2	597	$1	$82,646	$(92,368)	$(9,719)

The accompanying notes are an integral part of the consolidated financial statements.

F-52

ATRM Holdings, Inc. Consolidated Statements of Cash Flows (in thousands)

Years Ended December 31,	2018	2017
Cash flows from operating activities:
Net loss	$(3,516)	$(8,677)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization expense	739	903
Amortization expense, deferred financing costs	64	351
Share-based compensation expense	81	57
Provision for bad debts	129	71
Gain on sale of equipment	(1)	(21)
Unrealized loss (gain) on lumber derivatives	9	(6)
Deferred income taxes	(18)	9
Change in fair value of contingent earn-out receivable	(6)	(361)
Goodwill impairment charge	—	3,020
Change in fair value of contingent earn-out payable	—	(76)
Accrued interest	(411)	1,331
Imputed interest on seller deferred payment obligations	66	130
Changes in operating assets and liabilities:
Accounts receivable	423	(1,308)
Costs and estimated profit in excess of billings	565	480
Inventories	(505)	119
Other current assets	(138)	28
Trade accounts payable	1,385	1,079
Customer deposits	184	—
Billings in excess of costs and estimated profit	(983)	331
Accrued compensation	76	10
Other accrued liabilities	326	496
Net cash used in operating activities	(1,531)	(2,034)
Cash flows from investing activities:
Proceeds from earn-out consideration	377	488
Purchase of property and equipment	(34)	(443)
Proceeds from sale of equipment	24	79
Net cash provided by investing activities	367	124
Cash flows from financing activities:
Proceeds from issuance of long-term debt	1,975	514
Proceeds from revolving line of credit	33,232	43,800
Principal payments on revolving line of credit	(32,734)	(41,564)
Principal payments on long-term debt	(1,133)	(1,668)
Payment of deferred financing costs	(18)	(39)
Net cash provided by financing activities	1,322	1,043
Net increase (decrease) in cash, cash equivalents and restricted cash	158	(867)
Cash, cash equivalents and restricted cash at beginning of period	530	1,397
Cash, cash equivalents and restricted cash at end of period	$688	$530

The accompanying notes are an integral part of the consolidated financial statements.

F-53

ATRM Holdings, Inc. Consolidated Statements of Cash Flows (in thousands)

Years Ended December 31,	2018	2017
Supplemental cash flow information
Cash paid for interest expense	$1,240	$1,175
Supplemental disclosure of non-cash investing and financing activities
PIK payment of preferred stock dividend	$(1,268)	$407
Deferred financing costs recorded in accounts payable	—	55
Capital expenditures financed through debt	—	53
Decrease in fair value of contingent earn-out payable for restructuring of contingent earn-out payable	—	(891)
Increase in long-term debt for restructuring of contingent earn-out payable	—	891
Long-term debt exchanged for preferred stock	—	(12,865)
Decrease in other accrued liabilities (accrued interest) for preferred stock exchange	—	(390)

The accompanying notes are an integral part of the consolidated financial statements.

F-54

ATRM Holdings, Inc.
Notes to Consolidated Financial Statements

NOTE 1: BUSINESS DESCRIPTION

Unless the context otherwise requires, references in the Notes to Consolidated Financial Statements to (i) “ATRM,” the “Company,” “we,” “us” and “our,” refer to ATRM Holdings, Inc. and its consolidated subsidiaries, (ii) “KBS” refers to our Maine-based modular housing manufacturing business operated by our wholly-owned subsidiary KBS Builders, Inc. and (iii) “EBGL” refers to our Minnesota-based operations including Glenbrook Building Supply, Inc. (“Glenbrook”), a retail supplier of lumber and other building supplies, and EdgeBuilder, Inc. (“EdgeBuilder”), a manufacturer of structural wall panels, permanent wood foundation systems and other engineered wood products.

Through our wholly-owned subsidiaries, KBS, Glenbrook and EdgeBuilder, we manufacture modular buildings for commercial and residential applications in production facilities located in South Paris and Waterford, Maine, operate a retail lumber yard located in Oakdale, Minnesota, and manufacture structural wall panels, permanent wood foundation systems and other engineered wood products for use in construction of commercial and residential buildings in a production facility located in Prescott, Wisconsin.

The Company’s corporate headquarters is located at Glenbrook's offices in Oakdale, Minnesota, a suburb of St. Paul.

NOTE 2: GOING CONCERN, LIQUIDITY AND CAPITAL RESOURCES

We acknowledge that the Company continues to face a challenging operating environment, and while we continue to focus on improving our overall profitability, we reported an operating loss for 2018. We have incurred significant operating losses in recent years and, as of December 31, 2018, we had an accumulated deficit of approximately $92.4 million. Working capital has remained negative over the past several years. Cash used in operating activities, while improved over 2017, remains negative, which has required us to generate funds from investing and financing activities. At December 31, 2018, we had outstanding debt of approximately $11.7 million. These factors raise substantial doubt about the Company's ability to continue as a going concern.

We have issued various promissory notes to finance our acquisitions of KBS and EBGL and to provide for our general working capital needs. As of December 31, 2018, we had outstanding debt totaling approximately $11.7 million. Our debt primarily included (i) $3.7 million principal outstanding on KBS’s $4.0 million revolving credit facility under a loan and security agreement (as amended, the “KBS Loan Agreement”) with Gerber Finance Inc. (“Gerber Finance”), and $3.0 million principal outstanding under a loan and security agreement with Gerber Finance used to finance the acquisition of EBGL (as amended, the “Acquisition Loan Agreement”), and (ii) $2.8 million principal outstanding on EBGL’s $3.0 million revolving credit facility under a revolving credit loan agreement with Premier Bank (the “Premier Loan Agreement”), which became effective on June 30, 2017 and replaced the prior $3.0 million revolving credit facility under a loan and security agreement with Gerber Finance (the “EBGL Loan Agreement”). We also have debt with related parties which includes (i) $1.4 million of unsecured promissory notes with Lone Star Value Co-Invest I, LP ("LSV Co-Invest I"), with interest payable semi-annually at a rate of 10.0% per annum (LSV Co-Invest I may elect to receive interest in-kind at a rate of 12.0% per annum), with any unpaid principal and interest due on January 12, 2020 (“LSVI Co-Invest I Notes Payable”, otherwise referred to herein and defined below as the LSV Co-Invest I January Note and LSV Co-Invest I June Note) (ii) $0.3 million of unsecured promissory notes with Lone Star Value Management, LLC ("LSVM"), with interest payable annually at a rate of 10.0% per annum (LSVM may elect to receive any interest payment entirely in-kind at a rate of 12.0% per annum), with any unpaid principal and interest due on November 30, 2020 ("LSVM Note"), and (iii) a $0.3 million unsecured promissory note with Digirad Corporation ("Digirad")(NASDAQ: DRAD), with interest payable at 10.0% per annum for the first 12 months of its term, and at 12.0% per annum for the remaining 12 months, with any unpaid principal and interest due on December 14, 2020.

At the applicable test dates, we were not in compliance with the following financial covenants under our loan agreements: (i) a requirement for KBS to maintain a minimum leverage ratio of 7:1 for the fiscal year ended December 31, 2017, as its actual leverage ratio for such period was negative; (ii) a requirement for KBS not to incur a net annual post-tax loss in any fiscal year of the loan agreements, as KBS’s net annual post-tax loss for the fiscal year ended December 31, 2017 was $1.9 million; and (iii) a requirement to deliver the Company’s fiscal year-end financial statements reviewed by an independent certified accounting firm acceptable to Gerber Finance within 105 days from the fiscal year ended December 31, 2017. In August 2017, Gerber Finance provided us with a waiver for these events. As of December 31, 2018, KBS was not in compliance with the financial covenants under the KBS Loan Agreement requiring no net annual post-tax loss for KBS or the minimum leverage ratio covenant as of these test dates. Additionally, KBS was not in compliance with the requirement to deliver the Company's fiscal year-end financial statements reviewed by an independent certified accounting firm acceptable to Gerber Finance within 105 days from the fiscal year ended December 31, 2017. The occurrence of any event of default under the KBS Loan Agreement may result in KBS’s obligations under the KBS Loan Agreement becoming immediately due and payable. In April 2019, we obtained a waiver from

F-55

ATRM Holdings, Inc.
Notes to Consolidated Financial Statements

Gerber Finance for these events. In addition, the Company and Gerber Finance agreed to eliminate the minimum leverage ratio covenant for years after 2018.
As of December 31, 2018, EBGL was not in compliance with the following covenants under the Premier Loan Agreement: (i) requirement to maintain a Debt Service Coverage Ratio for the calendar year of at least 1.0; and (ii) a requirement to deliver the Company's fiscal year-end audited financial statements within 120 days of the end of each calendar year. The occurrence of any event of default under the Premier Loan Agreement may result in EBGL’s obligations under the Premier Loan Agreement becoming immediately due and payable. In April 2019, we obtained a waiver from Premier Bank for these events through August 1, 2019 (the current maturity date of the Premier Loan Agreement).

If the Company fails to comply with any financial covenants under our loan agreements with Gerber Finance or Premier Bank going forward, the applicable lender(s) may demand the repayment of the credit facilities amount outstanding and any unpaid interest thereon.

We have implemented several strategic initiatives, effected certain actions and continued to consider additional actions to improve the Company’s overall profitability and increase cash flows, including:

•	KBS’s strategic shift away from large commercial projects with significant site work to focus on its core competency of manufacturing modular buildings;

•
KBS’s efforts to improve operating efficiencies, including reconfiguring the South Paris factory to increase production, investments in automated equipment to reduce labor costs, implementing lean manufacturing techniques, and elimination of duplicate overhead costs through the shut-down of the Waterford factory;

•	Reduction in KBS workforce including manufacturing, sales, engineering and front-office staff;

•
KBS increased pricing on its base ranch model in 2017, and in November 2017, instituted a 6% lumber surcharge on all new orders to help offset the significant rise in lumber and other raw materials costs;

•
KBS implemented a new dynamic pricing model for 2018, which was designed to determine its bid price quoted to customers on the most current cost information to better ensure full recovery of its manufacturing costs and improve overall gross margins;

•	In July 2017, KBS made the final payment due to the primary seller of KBS, freeing up $0.1 million per month of cash flows to be used for operations;

•	In November 2018, EBGL made the final payment due to the sellers of EBGL, freeing up $0.1 million per month of cash flows to be used for operations;

•	In 2017, we instituted a lumber hedging program for EBGL to assist in preserving existing margins against the potential large fluctuations in lumber raw material prices;

•	In August 2016, we amended certain of our debt agreements to allow the Company to pay PIK Interest on approximately $11.0 million of our debt, reducing strain on current cash flows;

•
In June 2017, we refinanced EBGL’s revolving credit facility and amended the terms of our agreement with the EBGL Sellers providing for deferred payments to obtain more favorable lending and payment terms and reduce total fees paid under these agreements;

•
As disclosed in Note 19, in September 2017, we converted $13.3 million of the Company’s outstanding debt, including accrued interest, to the Company's 10.00% Series B Cumulative Preferred Stock ("Series B Stock");

•
As discussed in Note 16, in January 2018 and in June 2018, the Company issued unsecured promissory notes in the principal amounts of $0.5 million and $0.9 million, respectively, to LSV Co-Invest I to provide additional working capital for the Company;

•	In April 2019, KBS and EBGL executed sale leasebacks of several of their real estate properties (see further discussion in Note 26); and

F-56

ATRM Holdings, Inc.
Notes to Consolidated Financial Statements

•	We continue to look for opportunities to refinance our remaining debt on more favorable terms.

On September 10, 2018, ATRM entered into a non-binding letter of intent (the "LOI") relating to the acquisition of ATRM (the "ATRM Acquisition") by Digirad Corporation ("Digirad') (NASDAQ: DRAD). Under the terms contemplated in the LOI, ATRM stockholders would have received consideration consisting of 0.4 shares of Digirad common stock for each share of outstanding ATRM common stock acquired by the Company in the ATRM Acquisition (see Note 26 for additional information). Although the LOI expired by its terms on December 31, 2018, Digirad and ATRM have had additional discussions regarding the terms and conditions of a proposed transaction and the consideration to be paid for ATRM shares. The parties are currently discussing that the consideration would not be Digirad shares of common stock, but some other form of security. In addition, on May 15, 2019, Digirad and ATRM entered into an Agreement which provides that, in the event the ATRM Acquisition does not close on or prior to December 31, 2019, ATRM will reimburse Digirad of certain consulting and related fees paid by Digirad on behalf of ATRM. We anticipate the ATRM Acquisition to close in the third quarter of 2019; however, the parties have not reached any definitive agreement, and there can be no assurance regarding timing of completion of regulatory approvals, which could delay timing of the closing and any ATRM Acquisition would remain subject to the satisfaction of customary closing conditions.
Our historical operating results indicate substantial doubt exists related to the Company’s ability to continue as a going concern. We cannot predict, with certainty, the outcome of our actions to generate liquidity, including the availability of additional debt financing, or whether such actions would generate the expected liquidity as currently planned.

If we continue to experience operating losses, and we are not able to generate additional liquidity through the mechanisms described above or through some combination of other actions, we may not be able to continue operations. Additionally, a failure to generate additional liquidity could negatively impact our access to materials or services that are important to the operation of our business. In addition, these losses could further trigger violations of covenants under our debt agreements, resulting in accelerated payment of these loans.

There can be no assurance that our existing cash reserves, together with funds generated by our operations and any future financings, will be sufficient to satisfy our debt payment obligations, to avoid liquidity issues and/or fund operations beyond this fiscal year. Our inability to generate funds from our operations and/or obtain financing sufficient to satisfy our payment obligations may result in our obligations being accelerated by our lenders, which would likely have a material adverse effect on our business, financial condition and results of operations. Given these uncertainties, there can be no assurance that our existing cash reserves will be sufficient to avoid liquidity issues and/or fund operations beyond this fiscal year.

NOTE 3: SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Consolidation Policy: The Consolidated Financial Statements include the accounts of ATRM Holdings, Inc. and its wholly owned subsidiaries. All intercompany accounts and transactions have been eliminated in consolidation.

Use of Estimates: The preparation of our Consolidated Financial Statements in conformity with accounting principles generally accepted in the United States of America ("GAAP") requires management to make estimates and assumptions that affect the amounts reported in our Consolidated Financial Statements and accompanying notes. Significant estimates include those related to revenue recognition, allowance for doubtful accounts; asset lives used in computing depreciation and amortization; valuation of inventories, contingent consideration, intangible assets and other long-lived assets, deferred income taxes, warranty obligations, health insurance expense accruals and accruals for contingencies, including legal matters. Such estimates require significant judgment. At the time they are made, such estimates are believed to be reasonable when considered in conjunction with our consolidated financial position and results of operations taken as a whole. However, actual results could differ from those estimates and such differences may be material to the Consolidated Financial Statements.

Cash, Cash Equivalents and Restricted Cash: At times, we may invest a portion of our cash reserves in cash equivalents, which are highly liquid investments with a maturity of three months or less when purchased. We may maintain our cash and cash equivalents in accounts that, at times, may exceed the insurance limits of the Federal Deposit Insurance Corporation. Restricted cash represents amounts the Company has on deposit with Gerber Finance from time-to-time as additional collateral to support borrowing under the KBS revolving line of credit facility, as well as funds kept on deposit with INTL FC Stone related to our lumber commodity hedging program.

Accounts Receivable and Allowance for Doubtful Accounts: Accounts receivable are recorded at the invoiced amount and do not bear interest. The allowance for doubtful accounts is our best estimate of losses that may result from uncollectable accounts receivable. We determine the allowance based on an analysis of individual accounts and an evaluation of the collectability of our accounts receivable in the aggregate based on factors such as the aging of receivable amounts, customer concentrations,

F-57

ATRM Holdings, Inc.
Notes to Consolidated Financial Statements

historical experience, and current economic trends and conditions. Account balances are charged off against the allowance when we believe it is probable the receivable will not be recovered. We do not have any off-balance sheet credit exposure related to our customers.

Inventories: Inventories consist primarily of lumber and other commodity-type building materials and are valued at the lower of cost or net realizable value, with cost determined on a first-in, first-out basis. Inventories include work in process and finished goods not yet delivered. Direct and indirect costs incurred on contracts in process, such as direct and indirect materials, labor and overhead are capitalized to inventory. Materials purchased, and costs incurred for specific contracts are recorded in cost of sales when the related contract revenue is recognized. We adjust our inventories for excess and obsolete items by reducing their carrying values to estimated net realizable value based upon assumptions about future product demand.

Property, Plant and Equipment: Property, plant and equipment are depreciated on a straight-line basis over their estimated useful lives. Estimated useful lives are as follows: buildings and improvements - 30 years; machinery and equipment - 3 to 7 years. Leasehold improvements will be depreciated over the shorter of lease term or economic life. When assets are sold or retired, the cost and related accumulated depreciation are removed from the accounts and the resulting gain or loss is recorded. Leasehold improvements are depreciated over the shorter of the lease or economic life. Maintenance and repairs are expensed as incurred and major improvements are capitalized.

Impairment of Goodwill and Indefinite-Lived Intangible Assets: Goodwill and other intangible assets with indefinite lives, such as trademarks, are assessed annually in order to determine whether their carrying value exceeds their fair value. In addition, they are tested on an interim basis if an event occurs or circumstances change between annual tests that would more likely than not reduce their fair value below carrying value. If we determine the fair value of goodwill or other indefinite-lived intangible assets is less than their carrying value, an impairment loss is recognized. Impairment losses, if any, are reflected in operating income or loss in the period incurred. The Company performs its annual tests of goodwill and trademarks during the second quarter of each fiscal year. See Notes 9 and 13.

Impairment of Long-Lived Assets with Finite Lives: Long-lived assets held and used by us which have finite lives, including fixed assets and purchased intangible assets, are assessed for impairment whenever an event or change in circumstances indicates that the carrying value of the asset may not be fully recoverable. Recoverability is determined based on an estimate of undiscounted future cash flows resulting from the use of an asset and its eventual disposition. An impairment loss is measured by comparing the fair value of the asset to its carrying value. If we determine the fair value of an asset is less than the carrying value, an impairment loss is incurred. Impairment losses, if any, are reflected in operating income or loss in the period incurred. We did not record any impairment charges related to long-lived assets with finite lives during 2018 or 2017.

Revenue Recognition: KBS manufactures both single-family residential homes as well as commercial structures. Commercial structures, which include multi-unit residential buildings such as apartment buildings, condominiums, townhouses, and dormitories as well as commercial structures such as hospitals and office buildings are manufactured to customer specifications and may take up to several months to complete. Under commercial contracts the Company manufactures, delivers and sets the modular units on the foundation with little or no final on-site work required (which includes on-site electrical, plumbing or heating and air conditioning services). Generally, KBS’s contracts for residential homes do not include site work, which is typically performed by independent builders, and the homes are generally delivered and set on the foundation within a few days after being manufactured.

EdgeBuilder manufactures structural wall panels and permanent wood foundations pursuant to commercial construction contracts. These wall panels and wood foundation systems are manufactured in EdgeBuilder’s factory and delivered to its customers’ construction sites in accordance with the contractual delivery schedule. Many of EdgeBuilder’s wall panel construction contracts span multiple months.

Glenbrook is a retail supplier of lumber and other building supplies. Retail sales at Glenbrook are recognized at the point of sale. Returns on retail sales are recognized at the point of return.

The Company's historic accounting practice under FASB ASC Topic 605, Revenue Recognition ("ASC 605") was to apply the percentage of completion method. Percentage of completion is determined using a units-of-production methodology based on modules delivered in accordance with the terms of the contract (KBS) and cost-to-cost method with cost determined based on costs incurred to date related to each performance obligation identified in the wall panel (EBGL) contracts.

Effective January 1, 2018, the Company adopted FASB ASC Topic 606, Revenue From Contracts With Customers ("ASC 606") - see further discussion in Note 5.

F-58

ATRM Holdings, Inc.
Notes to Consolidated Financial Statements

In accordance with the new guidance, the Company recognizes revenue at an amount that reflects the consideration that the Company expects to be entitled to receive in exchange for transferring goods or services to its customers. The Company's policy is to record revenue when control of the goods transfers to the customer. Net sales are comprised of gross revenues from sales of products less trade discounts and rebates.

Warranty Costs: KBS provides a limited warranty on its residential homes that covers substantial defects in materials or workmanship for a period of 12 months after delivery to the owner. EBGL provides a limited warranty on the sale of its wood foundation products that covers leaks resulting from defects in workmanship for a period of twenty-five years. Estimated warranty costs are accrued in the period that the related revenue is recognized. Accrued warranty costs are included in the caption “Other accrued liabilities” in our consolidated balance sheet. See Note 14.

Self-Insurance Costs: During 2017 and for the first six months of 2018, we maintained a self-insurance program for a portion of our employee health care costs. Self-insurance costs were accrued based on actual reported claims plus an estimate of claims incurred but not yet reported. The portion of the accrual related to unreported claims was estimated based on an analysis of historical claims experience and other assumptions. On July 1, 2018, the Company ended the self-insurance program and became fully insured. Accrued health insurance costs are included in the caption “Other accrued liabilities” in our consolidated balance sheet. See Note 14.

Income Taxes: We record income tax expense or benefit based on our estimate of the effective tax rates for the jurisdictions in which we do business. Deferred tax assets are recognized for deductible temporary differences and tax credit carryforwards and deferred tax liabilities are recognized for taxable temporary differences. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. We assess our income tax positions for all years subject to examination based upon our evaluation of the facts, circumstances and information available at the reporting dates. For those tax positions where it is more likely than not that a tax benefit will be sustained, we record the largest amount of tax benefit with a greater than 50 percent likelihood of being realized upon ultimate settlement with a taxing authority that has full knowledge of all relevant information. For those income tax positions where it is not more likely than not that a tax benefit will be sustained, no tax benefit is recorded. Interest expense associated with income taxes, if any, is classified as income tax expense. See Note 23 for additional information regarding income taxes.

Loss Per Common Share: Basic income (loss) per common share is computed by dividing income (loss) by the weighted-average number of common shares outstanding during each period. Diluted income per share is computed by dividing income by the weighted-average number of common shares and common equivalent shares using the treasury stock method. Common equivalent shares include shares issuable upon the assumed exercise of stock options, vesting of restricted shares, and the conversion of convertible securities. For periods that include a loss, the computation of diluted loss per share excludes the impact of common equivalent shares because they would be antidilutive and diluted loss per share is therefore the same as basic loss per share.

Share-Based Compensation: We measure and recognize share-based compensation using the fair value method. See Note 20 for additional information regarding share-based compensation and our stock-based compensation plans.

Fair Value Measurements: We measure fair value for financial reporting purposes based on a framework that prioritizes the inputs used to measure fair value for three broad categories of financial assets and liabilities as follows:

•	Level 1 – Quoted prices in active markets for identical assets or liabilities.

•
Level 2 – Observable inputs other than quoted prices in active markets for identical assets and liabilities, quoted prices for identical or similar assets or liabilities in inactive markets, or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities.

•	Level 3 – Inputs that are generally unobservable and typically reflect management’s estimate of assumptions that market participants would use in pricing the asset or liability.

The carrying amounts of our cash equivalents, restricted cash, accounts receivable and estimated profit, other current assets, trade accounts payable and accrued expenses at December 31, 2018 and 2017 approximate fair value due to the short-term maturities of these instruments.

Derivative Instruments: The Company uses derivative financial instruments (exchange-traded futures contracts, put options and call options) to manage a portion of the risk associated with changes in commodity prices specifically related to lumber. The Company monitors and manages this exposure as part of its overall risk management policy. As such, the Company seeks to reduce the potentially adverse effects that the volatility of these markets may have on its operating results by taking hedging

F-59

ATRM Holdings, Inc.
Notes to Consolidated Financial Statements

positions in these commodities. While the Company attempts to link its hedging activities to purchase and sale activities, there are situations in which these hedging activities can themselves result in losses. The Company does not hold or issue derivative financial instruments for trading or speculative purposes.

The Company accounts for its derivative activities under the provisions of ASC 815, Derivatives and Hedging (ASC 815). ASC 815 establishes accounting and reporting requirements requiring every derivative instrument be recorded on the balance sheet as either an asset or liability measured at fair value. Derivative instruments with settlement dates within one year are included in current assets or liabilities, whereas derivative instruments with settlement dates exceeding one year are included in non-current assets or liabilities. The Company calculates a net asset or liability for current and non-current derivative instruments for each counterparty based on the settlement dates within the respective contracts. The changes in fair value of these derivative financial instruments are recognized in current period earnings as the Company does not use hedge accounting. See Note 10 for additional information regarding derivatives.
Contingent Earn-outs: We record contingent earn-outs received in business divestitures and contingent earn-outs given in acquisitions at their estimated fair values. Adjustments to fair value are recorded in current period earnings. We determine the fair value of contingent earn-out consideration (both receivable and payable) using discounted cash flow techniques based on all information available to us at the time, including estimates, assumptions and judgments we believe to be reasonable under the circumstances. Actual amounts realized or paid may differ from those estimated.

NOTE 4: RECENTLY ISSUED AND ADOPTED ACCOUNTING PROUNOUNCEMENTS

Recently Adopted

In May 2017, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update ("ASU") 2017-09, Compensation-Stock Compensation (Topic 718): Scope of Modification Accounting, which clarifies when changes to the terms or conditions of a share-based payment award require an entity to apply modification accounting. Under the new guidance, modification accounting is only required if the fair value, vesting conditions or classification (equity or liability) of the new award are different from the original award immediately before the original award is modified. This update is effective for annual and interim financial statement periods beginning after December 15, 2017, with early adoption permitted. The new guidance must be applied prospectively to awards modified on or after the adoption date; consequently the impact will be dependent on whether the Company modifies any of its share-based payment awards and the nature of such modifications. We adopted this ASU on January 1, 2018, and there were no material impacts on the Company’s results based on the adoption of this update.

Recently Issued

In August 2018, the FASB issued ASU No. 2018-13 (ASU 2018-13), which eliminates disclosures, modifies existing disclosures and adds new Fair Value disclosure requirements to Topic 820 for the range and weighted average of significant unobservable inputs used to develop Level 3 fair value measurements. The ASU is effective for annual and interim reporting periods beginning after December 15, 2019. The Company is currently in the process of evaluating the impact the adoption of this ASU will have on the Company’s consolidated financial statements.

In July 2018, the FASB issued ASU 2018-09, "Codification Improvements", which does not prescribe any new accounting guidance, but instead makes minor improvements and clarifications of several different FASB ASC areas based on comments and suggestions made by various stakeholders. Certain updates are applicable immediately while others provide for a transition period to adopt as part of the next fiscal year beginning after December 15, 2018. The Company does not expect the adoption of this guidance to have a material impact on the Company's consolidated financial statements.

In February 2016, the FASB issued ASU 2016-02, Leases (Topic 842) (“ASU 2016-02”). ASU 2016-02 requires lessees to recognize the assets and liabilities that arise from leases on the balance sheet. A lessee should recognize in its balance sheet a liability to make lease payments and an asset representing its right to use the underlying asset for the lease term. The new standard is effective for the company on January 1, 2019. The amendments should be applied either at the beginning of the earliest period presented using a modified retrospective approach or as of the adoption date using a modified retrospective approach. The Company will adopt the standard effective January 1, 2019 and has chosen to use the effective date as our date of initial application. The new standard provides a number of optional practical expedients in transition. The Company has elected to apply the ‘package of practical expedients’ which allow us to not reassess i) whether existing or expired arrangements contain a lease, ii) the lease classification of existing or expired leases, or iii) whether previous initial direct costs would qualify for capitalization under the new lease standard. The Company has also elected to apply i) the practical expedient which allows us to not separate lease and non-lease components, and (2) the short-term lease exemption for all leases with an original term of less than 12 months, for purposes of applying the recognition and measurements requirements in the new standard. The Company expects that adoption

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ATRM Holdings, Inc.
Notes to Consolidated Financial Statements

of this standard will add a right to use asset of $0.7 million and an additional lease liability of $0.7 million The Company does not expect a material impact to the consolidated statement of operations or cash flows.

NOTE 5.     REVENUE RECOGNITION

In May 2014, the FASB issued ASU No. 2014-09, "Revenue from Contracts with Customers." This new standard replaced most existing revenue recognition guidance in U.S. GAAP and codified guidance under FASB ASC Topic 606 Revenue from Contracts with Customers ("ASC 606"). The underlying principle of this new guidance is that an entity should recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration that the entity expects to be entitled to receive in exchange for those goods or services.

The Company adopted ASU No. 2014-09 as of January 1, 2018 using the modified retrospective method. Under this method, results for the reporting period beginning after January 1, 2018 are presented under ASC 606, while prior period amounts continue to be reported in accordance with the Company's historic accounting practices under FASB ASC Topic 605, Revenue Recognition ("ASC 605").

In accordance with the new guidance, the Company recognizes revenue at an amount that reflects the consideration that the Company expects to be entitled to receive in exchange for transferring goods or services to its customers. The Company's policy is to record revenue when control of the goods transfers to the customer. Net sales are comprised of gross revenues from sales of products less trade discounts and rebates.

The Company's historic accounting practice under ASC 605 was to apply the percentage of completion method. Percentage of completion is determined using a units-of-production methodology based on modules delivered in accordance with the terms of the contract (KBS) and cost-to-cost method with cost determined based on costs incurred to date related to each performance obligation identified in the wall panel (EBGL) contracts. Under ASC 606, it was determined that since the Company does not meet the criteria to recognize revenue over time, point in time revenue recognition should be applied. While the Company had previously recognized revenue upon delivery, it had also applied the uncompleted construction contract accounting to record a "Costs" and estimated profit in excess of billings and a "Billings" in excess of costs and estimated profit amount each reporting period. With the adoption of ASC 606, recording estimates of completion by specific contract activity will no longer be required.

The Company’s contracts do not offer a right to return any of the products sold unless covered under the assurance-type warranty offered. Assurance-type warranties provide a customer with assurance that the related product will function as the parties intended because it complies with agreed-upon specifications. Such warranties do not represent a separate performance obligation. The Company does not offer additional service-type warranties for its products.

Costs incurred to obtain a customer contract are not material to the Company for the KBS or EBGL revenue streams. The Company elected to apply the practical expedient to not capitalize costs to obtain contracts with a duration of one year or less, which are expensed and included within Cost of sales in the Consolidated Statements of Operations.

The Company generally requires deposits prior to the start of production of customer orders. The Company will not finance any part of the sale. The full balance is due upon delivery. Below is a summary of deposits utilized during the year by operating segment:

	Modular Home Manufacturing	Structured Wall Panel Manufacturing	Total
(in thousands)
January 1, 2018	$682	$300	$982
Revenue recognized that was included in deposit at beginning of period	(682)	(300)	(982)
Increase due to cash received, excluding amounts recognized as revenue during the period	180	4	184
December 31, 2018	$180	$4	$184

The Company has expanded its financial statement disclosures as required by this new standard. See Note 25, "Operating Segments" for additional disclosures provided as a result of this ASU.

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ATRM Holdings, Inc.
Notes to Consolidated Financial Statements

A summary of the amount by which each financial statement line item was affected in the current reporting period by ASC 606 as compared with the guidance that was in effect prior to adoption is set forth in the tables below:

	Impact of ASC 606 Adoption on Consolidated Balance Sheet as of December 31, 2018
(in thousands)	As reported under ASC 606	Adjustments	Balances without adoption of ASC 606
Inventory	$1,790	$(201)	$1,589
Costs and estimated profit in excess of billings	—	186	186
Billings in excess of costs and estimated profit	—	972	972
Customer deposits	184	184	—

	Impact of ASC 606 Adoption on Consolidated Statement of Cash Flows for the twelve months ended December 31, 2018
(in thousands)	As reported under ASC 606	Adjustments	Balances without adoption of ASC 606
Inventory	$(505)	$201	$(304)
Costs and estimated profit in excess of billings	565	(186)	379
Billings in excess of costs and estimated profit	(983)	(972)	(1,955)
Customer deposits	184	184	—

NOTE 6: CASH, CASH EQUIVALENTS AND RESTRICTED CASH

The following table provides a reconciliation of cash, cash equivalents, and restricted cash reported within the consolidated balance sheets that sum to the total of the same such amounts shown in the consolidated statement of cash flows (in thousands):

	December 31,
	2018	2017
Cash and cash equivalents	$187	$48
Restricted cash	501	482
Total cash, cash equivalents, and restricted cash shown in the consolidated statement of cash flows	$688	$530
In fiscal 2018, amounts included in restricted cash represent $0.5 million on deposit with Gerber Finance from time-to-time as additional collateral to support borrowing under the KBS loan agreement and an additional $30.9 thousand on deposit with INTL FC Stone related to our lumber commodity hedging program.

In fiscal 2017, Amounts included in restricted cash represent $0.4 million on deposit with Gerber Finance from time-to-time as additional collateral to support borrowing under the KBS loan agreement and an additional $50.0 thousand on deposit with INTL FC Stone related to our lumber commodity hedging program.

NOTE 7: CONTINGENT EARN-OUT RECEIVABLE

On April 22, 2014, we entered into an Agreement (the “BSA Agreement”) with Boston Semi Equipment LLC (“BSE”) and Boston Semi Automation LLC (“BSA”), a wholly owned subsidiary of BSE, pursuant to which we transferred our assets and certain liabilities related to our business of designing, manufacturing, marketing and servicing equipment used in the handling of integrated circuits (“test handler product line”) to BSA.

The BSA Agreement provides that BSA will pay to ATRM a royalty on all revenue related to the test handler product line through December 31, 2018. Royalties earned are subject to certain qualifications and adjustments. The royalty percentage was 12% as of the quarter ended December 31, 2015 and decreases 0.75% each quarter thereafter. Royalty payments are due 60 days after the end of each calendar quarter. We received payments totaling approximately $0.4 million and $0.5 million for the

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ATRM Holdings, Inc.
Notes to Consolidated Financial Statements

year ended December 31, 2018 and 2017, respectively. The contingent earn-out receivable totaled approximately $63.0 thousand and $0.4 million at December 31, 2018 and 2017, respectively.

NOTE 8: PROPERTY, PLANT AND EQUIPMENT

Property, plant and equipment are comprised of the following (in thousands):

December 31,	2018	2017
Land	$858	$858
Buildings and improvements	2,763	2,763
Equipment	2,028	1,946
Less: accumulated depreciation	(1,518)	(1,111)
Property, plant and equipment, net	$4,131	$4,456

Depreciation expense was $0.4 million in fiscal 2018 and 2017, respectively.

NOTE 9: FAIR VALUE MEASUREMENTS

Financial assets and liabilities reported at fair value on a recurring basis include the following (in thousands):

December 31,	2018	2017
Lumber derivative contracts (Level 1)	$5	$9

Contingent earn-out receivable (based on Level 3 inputs):
Current portion	$63	$373
Noncurrent portion	—	61
Total	$63	$434

Our Level 1 assets (lumber derivative contracts) fair value is based upon quoted market prices and is included in other current assets in the Consolidated Balance Sheet.

The following table summarizes the activity for our Level 3 assets and liabilities measured on a recurring basis (in thousands):

	Earn-Out Receivable (1)	Earn-Out Payable (2)
Balance at December 31, 2016	$561	$(967)
Add - adjustment based on re-assessments	361	—
Add - net decrease based on re-assessments	—	76
Subtract - settlements	(488)	—
Subtract - amendment	—	891
Balance at December 31, 2017	434	—
Add – adjustment based on re-assessments	8	—
Subtract - settlements	(379)	—
Balance at December 31, 2018	$63	$—

(1)	Earn-out receivable related to the transfer of our test handler product line in 2014 (see Note 7).

(2)	Earn-out payable related to the EBGL Acquisition in 2016. This liability is now complete with no potential residual payables.

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ATRM Holdings, Inc.
Notes to Consolidated Financial Statements

Quantitative information about Level 3 fair value assets and liabilities measured on a recurring basis at December 31, 2018 is summarized in the table below:

Fair Value Asset/Liability	Valuation Technique	Unobservable Input	Unobservable Input Amount
Contingent earn-out receivable related to transfer of test handler product line	Discounted cash flow	Total actual revenue for the remaining royalty period Discount rate	$6.9 million 2.41%

Quantitative information about Level 3 fair value assets measured on a recurring basis at December 31, 2017 is summarized in the table below:

Fair Value Asset/Liability	Valuation Technique	Unobservable Input	Unobservable Input Amount
Contingent earn-out receivable related to transfer of test handler product line	Discounted cash flow	Total actual revenue for the remaining royalty period Discount rate	$6.9 million 2.41% to 2.64%

There were no Level 3 fair value assets or liabilities measured on a nonrecurring basis at December 31, 2018. Quantitative information about Level 3 fair value assets and liabilities measured on a nonrecurring basis at December 31, 2017 is summarized in the table below:

Fair Value Asset/Liability	Valuation Technique	Unobservable Input	Unobservable Input Amount
Goodwill	Discounted cash flow	Projected annual revenue Annual revenue growth rate Discount rate	$17.5 million 3.0% to 7.1% 13.6%

Financial assets reported at fair value on a nonrecurring basis include the following (in thousands):

Years ended December 31,	2017
	Fair Value (Level 3)	Total Gains and (Losses)(1)
Goodwill	$—	$(3,020)

(1)    We recorded a goodwill impairment charge of approximately $3.0 million in year 2017 in connection with the write-off of EBGL goodwill to its fair value of $0 (see Note 13).

The following table summarizes the activity for our Level 3 assets measured on a nonrecurring basis (in thousands):

Goodwill (1)
Balance at December 31, 2016	3,020
Subtract - EBGL goodwill impairment recorded at June 30, 2017 (included in earnings)	(3,020)
Balance at December 31, 2017	$—

(1)	For more information regarding Goodwill, see Note 13.

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ATRM Holdings, Inc.
Notes to Consolidated Financial Statements

NOTE 10: DERIVATIVES

The Company occasionally enters into lumber derivative contracts in order to protect its gross profit margins from fluctuations caused by volatility in lumber prices.
At December 31, 2018, the Company had long positions of 1,110,000 board feet under ten different lumber derivatives call contracts and had a short position of 1,100,000 board feet under ten different lumber derivatives put contracts with a net fair value of $5.1 thousand, which is included in other current assets.
At December 31, 2017, the Company had a net long (buying) position of 330,000 board feet under three lumber derivatives contracts with a fair value of $5.2 thousand which is included in other current assets. In addition, at December 31, 2017, the Company has a long position of 1,100,000 board feet under ten different lumber derivative call contracts and has a short position of 1,100,000 board feet under ten different lumber derivative put contracts, with a net fair value of $3.9 thousand which is also included in other current assets.
The Company had restricted cash on deposit with the broker totaling $30.9 thousand and $52.3 thousand at December 31, 2018 and December 31, 2017, respectively.
Gains (losses) from derivative instruments, none of which are designated as hedging instruments, are recorded in cost of sales in the Company’s statements of operations and included the following (in thousands):

	December 31, 2018	December 31, 2017
Realized (loss) gain, net	$(60)	$37
Unrealized (loss) gain, net	(9)	6
Total	$(69)	$43

NOTE 11: ACCOUNTS RECEIVABLE, NET

Accounts receivable are comprised of the following (in thousands):

December 31,	2018	2017
Contract billings	$3,094	$3,751
Retainage	308	274
Subtotal	3,402	4,025
Less - allowance for doubtful accounts	(113)	(185)
Accounts receivable, net	$3,289	$3,840

Retainage balances are expected to be collected within the next twelve months.

NOTE 12: INVENTORIES

Inventory is comprised of the following (in thousands):

December 31,	2018	2017
Raw materials	$1,438	$1,285
Work-in-process	352	—
Inventories, net	$1,790	$1,285

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ATRM Holdings, Inc.
Notes to Consolidated Financial Statements

NOTE 13: GOODWILL AND INTANGIBLE ASSETS

Intangible assets are comprised of the following (in thousands):

	December 31, 2018			December 31, 2017
	Gross Carrying Amount	Accumulated Amortization	Net Carrying Value	Gross Carrying Amount	Accumulated Amortization	Net Carrying Value
Indefinite-lived intangible assets:
Trademarks	$394	$—	$394	$394	$—	$394
Total	394	—	394	394	—	394
Finite-lived intangible assets:
Customer relationships	2,097	(1,217)	880	2,097	(902)	1,195
Purchased backlog	—	—	—	1,290	(1,290)	—
Total	2,097	(1,217)	880	3,387	(2,192)	1,195
Total intangible assets	$2,491	$(1,217)	$1,274	$3,781	$(2,192)	$1,589

The following table summarizes the activity for Goodwill (in thousands):

Goodwill
Balance at December 31, 2016	$3,020
Subtract - EBGL goodwill impairment recorded at June 30, 2017 (included in earnings)	(3,020)
Balance at December 31, 2017	$—

The Company performed an annual assessment of goodwill during the second quarter of 2017. Since the acquisition of EBGL in 2016, EBGL’s operating results had lagged behind management’s expectations. Rising lumber costs and other factors had resulted in lower-than-expected gross profit margins and net losses. We completed our annual goodwill impairment assessment as of June 30, 2017 and determined that the carrying value of the EBGL goodwill exceeded the estimated fair value by $3.0 million at that date. Accordingly, a goodwill impairment charge of approximately $3.0 million was recorded in the quarter ended June 30, 2017.

Amortization expense amounted to approximately $0.3 million and $0.5 million in 2018 and 2017, respectively. Estimated amortization of purchased intangible assets is as follows over the next five years (in thousands):

2019	$316
2020	315
2021	164
2022	85
2023	—
Thereafter	—
Total	$880

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ATRM Holdings, Inc.
Notes to Consolidated Financial Statements

NOTE 14: OTHER ACCRUED LIABILITIES

Other accrued liabilities are comprised of the following (in thousands):

December 31,	2018	2017
Accrued taxes (1)	$1,815	$1,562
Accrued dividend payable	373	—
Accrued interest expense	224	20
Accrued sales rebates	141	420
Accrued health insurance costs	67	285
Accrued warranty	56	50
Other	21	33
Total other accrued liabilities	$2,697	$2,370

(1) Primarily includes accrued sales and use taxes.

The following table summarizes product warranty expense accruals and settlements for the two years ended December 31, (in thousands):

	Accrual balance at beginning of year	Accruals for warranties	Settlements made	Accrual balance at end of year
2018	$50	$6	$—	$56
2017	49	91	(90)	50

NOTE 15: NOTES PAYABLE

As of December 31, 2018, we had outstanding revolving lines of credit of approximately $6.5 million. Our notes payable primarily included (i) $3.7 million principal outstanding on KBS’s $4.0 million revolving credit facility under the KBS Loan Agreement and (ii) $2.8 million principal outstanding on EBGL’s $3.0 million revolving credit facility under the Premier Loan Agreement, net of an immaterial amount of unamortized financing fees.

KBS Loan Agreement

The KBS Loan Agreement provides KBS with a revolving line of credit with borrowing availability of up to $4.0 million. Availability under the line of credit is based on a formula tied to KBS’s eligible accounts receivable, inventory, real estate and other collateral. The KBS Loan Agreement was scheduled to expire on February 22, 2018, but, under the terms of the agreement, was extended automatically for an additional one-year period ending on February 22, 2019. Under the terms of the agreement, the KBS Loan Agreement was extended automatically for an additional one-year period ending on February 22, 2020. The KBS Loan Agreement will extend again automatically for an additional one-year period unless a party provides prior written notice of termination. Upon the final expiration of the term of the KBS Loan Agreement, the outstanding principal balance is payable in full. Borrowings bear interest at the prime rate plus 2.75%, with interest payable monthly. The KBS Loan Agreement also provides for certain fees payable to Gerber Finance during its term, including a 1.5% annual facilities fee and a 0.10% monthly collateral monitoring fee. KBS’s obligations under the KBS Loan Agreement are secured by all of its property and assets and are guaranteed by ATRM. Unsecured promissory notes issued by KBS and ATRM are subordinate to KBS’s obligations under the KBS Loan Agreement. The KBS Loan Agreement contains representations, warranties, affirmative and negative covenants, events of default and other provisions customary for financings of this type. Financial covenants require that KBS maintain a maximum leverage ratio (as defined in the KBS Loan Agreement) and KBS not incur a net annual post-tax loss in any fiscal year during the term of the KBS Loan Agreement. At December 31, 2018, approximately $3.7 million was outstanding under the KBS Loan Agreement, which after offset of an immaterial amount of unamortized deferred financing costs, is presented at a net amount of approximately $3.7 million on the Consolidated Balance Sheet.

 On June 30, 2017, the parties to the Acquisition Loan Agreement entered into a Second Agreement of Amendment to Loan and Security Agreement to amend the Acquisition Loan Agreement to waive certain covenants and to make certain amendments in connection with the termination of the EBGL Loan Agreement and refinancing under the Premier Loan Agreement.

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ATRM Holdings, Inc.
Notes to Consolidated Financial Statements

On June 30, 2017, the parties to the KBS Loan Agreement entered into a Third Agreement of Amendment to Loan and Security Agreement providing for increased availability under the KBS Loan Agreement to KBS under certain circumstances, and certain other changes, as well as a waiver of certain covenants.

On July 20, 2017, the parties to the KBS Loan Agreement entered into a Fourth Agreement of Amendment to Loan and Security Agreement providing for increased availability under the KBS Loan Agreement to KBS for new equipment additions, as well as a waiver for certain covenants.

On September 29, 2017, the parties to the KBS Loan Agreement entered into a Fifth Agreement of Amendment to Loan and Security Agreement and the parties to the Acquisition Loan Agreement entered into a Third Agreement of Amendment to Loan and Security Agreement in conjunction with the Exchange with Lone Star Value Investors, LP ("LSVI") and LSV Co-Invest I (see discussion below).

On December 22, 2017, the parties to the KBS Loan Agreement entered into a Sixth Agreement of Amendment to Loan and Security Agreement providing for increased availability under the KBS Loan Agreement to KBS under certain circumstances, and certain other changes. In connection with this amendment to the KBS Loan Agreement, Jeffrey E. Eberwein, Chairman of the Company's Board of Directors (the "Board"), executed a guaranty dated November 20, 2017 in favor of Gerber Finance unconditionally guaranteeing up to $0.5 million of KBS’s obligations under the KBS Loan Agreement arising from certain permitted over advances. On December 22, 2017, the Company also entered into a Fourth Agreement of Amendment to Loan and Security Agreement to amend the terms of the Acquisition Loan Agreement to reflect certain changes made to the KBS Loan Agreement.

Through a series of correspondence between KBS and Gerber Finance on or about January 15, 2018, which the parties to the KBS Loan Agreement deemed to be the Seventh Agreement of Amendment to the Loan and Security Agreement, the parties clarified certain definitions in the KBS Loan Agreement.

On October 1, 2018, the parties to the KBS Loan Agreement entered into an Eighth Agreement of Amendment to the Loan and Security Agreement to extend the availability of up to $0.6 million of over advances to KBS above the borrowing base in order to provide KBS with additional working capital. The overadvance was scheduled to be paid down by $75.0 thousand per week beginning January 4, 2019 in order to be fully repaid on or before February 23, 2019 to coincide with the expiration date of the line of credit. As the line was automatically renewed through February 23, 2020, Gerber Finance has subsequently agreed to begin the scheduled pay down of $75.0 thousand per week to begin on February 15, 2019 for eight weeks with final repayment scheduled for April 8, 2019. The $0.6 million overadvance was paid in full on April 3, 2019.

As of December 31, 2018 and 2017, KBS was not in compliance with the financial covenants requiring no net annual post-tax loss for KBS or the minimum leverage ratio covenant as of these test dates. Additionally, KBS was not in compliance with the requirement to deliver the Company's fiscal year-end financial statements reviewed by an independent certified accounting firm acceptable to Gerber Finance within 105 days from the fiscal year ended December 31, 2017. The occurrence of any event of default under the KBS Loan Agreement may result in KBS’s obligations under the KBS Loan Agreement becoming immediately due and payable. In April 2019, we obtained a waiver from Gerber Finance for these events. In addition obtaining a waiver for these covenants, the Company and Gerber Finance agreed to eliminate the minimum leverage ratio covenant for fiscal years after 2018 (see further discussion in Note 26). The Company currently projects that it will be in compliance with the covenant requiring no net annual post-tax loss for KBS. If the Company fails to comply with any financial covenants under our loan agreements with Gerber Finance going forward, Gerber Finance may demand the repayment of the credit facilities amount outstanding and any unpaid interest thereon.
EBGL Line of Credit

On October 4, 2016, concurrently with the EBGL Acquisition, the Company entered the EBGL Loan Agreement with Gerber Finance providing EBGL with a revolving working capital line of credit of up to $3.0 million. Availability under the EBGL Loan Agreement was based on a formula tied to the borrowers’ eligible accounts receivable, inventory and equipment. The initial term of the EBGL Loan Agreement was set to expire on October 3, 2018, but extended automatically for additional one-year periods unless a party provided prior written notice of termination. Borrowings bear interest at the prime rate plus 2.75%, with interest payable monthly and the outstanding principal balance was payable upon the expiration of the term of the EBGL Loan Agreement. Initially, availability under the EBGL Loan Agreement was limited to $1.0 million, which amount could be increased to up to $3.0 million in increments of $0.5 million upon the request of the borrowers and in the discretion of Gerber Finance. Obligations under the EBGL Loan Agreement were secured by all of the borrowers’ assets and were guaranteed by the Company and its other subsidiaries. The EBGL Loan Agreement contained representations, warranties, affirmative and negative covenants, events of default and other provisions customary for financings of this type. Financial covenants required that EBGL maintained

F-68

ATRM Holdings, Inc.
Notes to Consolidated Financial Statements

a minimum tangible net worth and a minimum debt service coverage ratio. The Company refinanced the EBGL Loan Agreement through a new $3.0 million revolving working capital line of credit with Premier Bank on June 30, 2017.

On June 30, 2017, EBGL entered into a Revolving Credit Loan Agreement (the “Premier Loan Agreement”) with Premier Bank (“Premier”) providing EBGL with a working capital line of credit of up to $3.0 million. The Premier Loan Agreement replaced the EBGL Loan Agreement with Gerber Finance, which was terminated on the same date. Availability under the Premier Loan Agreement is based on a formula tied to EBGL’s eligible accounts receivable, inventory and equipment, and borrowings bear interest at the prime rate plus 1.50%, with interest payable monthly and the outstanding principal balance payable upon expiration of the term of the Premier Loan Agreement. The Premier Loan Agreement also provides for certain fees payable to Premier during its term. The initial term of the Premier Loan Agreement was scheduled to expire on June 30, 2018, but was extended by Premier until February 1, 2019. In February 2019, the Premier Loan Agreement was extended further by Premier until August 1, 2019. The Premier Loan Agreement may be further extended from time to time at our request, subject to approval by Premier. EBGL’s obligations under the Premier Loan Agreement are secured by all of their inventory, equipment, accounts and other intangibles, fixtures and all proceeds of the foregoing.

As of December 31, 2018, EBGL was not in compliance with the following covenants under the Premier Loan Agreement: (i) requirement to maintain a Debt Service Coverage Ratio for the calendar year of at least 1.0; and (ii) a requirement to deliver the Company's fiscal year-end audited financial statements within 120 days of the end of each calendar year. The occurrence of any event of default under the Premier Loan Agreement may result in EBGL’s obligations under the Premier Loan Agreement becoming immediately due and payable. In April 2019, we obtained a waiver from Premier Bank for these events through August 1, 2019 (the current maturity date of the Premier Loan Agreement).

If the Company fails to comply with any financial covenants under our loan agreements with Gerber Finance or Premier Bank going forward, the applicable lender(s) may demand the repayment of the credit facilities amount outstanding and any unpaid interest thereon.

The Premier Loan Agreement contains representations, warranties, affirmative and negative covenants, events of default and other provisions customary for financings of this type. The occurrence of any event of default under the Premier Loan Agreement may result in the obligations of EBGL becoming immediately due and payable.

As a condition to closing the Premier Loan Agreement, each of the Company and Jeffrey E. Eberwein, Chairman of the Company's Board, executed a guaranty, dated as of the same date, in favor of Premier, absolutely and unconditionally guaranteeing all of EBGL’s obligations under the Premier Loan Agreement.

In connection with EBGL’s entry into the Premier Loan Agreement, and on the same date, EBGL repaid in full all of their obligations under and terminated the EBGL Loan Agreement. Pursuant to the termination of the EBGL Loan Agreement, all obligations of the Company in favor of Gerber Finance in connection with the EBGL Loan Agreement were extinguished.

F-69

ATRM Holdings, Inc.
Notes to Consolidated Financial Statements

NOTE 16: LONG-TERM DEBT

Long-term debt is comprised of the following (in thousands):

December 31,	2018	2017
Promissory note payable to Gerber Finance, secured, interest at the current prime rate plus 3.0% payable monthly with any unpaid principal and interest due on December 31, 2018 (automatically extended to December 31, 2019 as neither party elected to terminate), supported by pledge agreement between LSVI and Gerber Finance of up to $3 million plus additional fees	$3,000	$3,000
Promissory note payable to LSV Co-Invest I (a Related Party), unsecured, interest of 10% per annum (12% per annum PIK Interest) payable semi-annually in July and January, with any unpaid principal and interest due on January 12, 2020	909	—
Promissory note payable to LSV Co-Invest I (a Related Party), unsecured, interest of 10% per annum (12% per annum PIK Interest) payable semi-annually in July and January, with any unpaid principal and interest due on January 12, 2020	528	—
Promissory note payable to LSVM (a Related Party), unsecured, interest of 10.0% per annum (12% per annum PIK Interest) payable annually, with any unpaid principal and interest due on November 30, 2020	300	—
Digirad (a Related Party) unsecured promissory note, interest at 10.0% per annum for the first 12 months of its term, and at 12.0% per annum for the remaining 12 months. All unpaid principal and interest under the Digirad Note is due on December 14, 2020	275	—
Vehicle financing, interest at 5.9% per annum, due June 20, 2023	79	—
EBGL computer equipment and software financing, secured by underlying assets, interest at 9.0% per annum, payable in monthly installments of $1,105 per month, through May 2022	39	48
KBS software installment payment agreement, unsecured, interest at 8.0% per annum, payable in monthly installments of $1,199 through September 2020	21	35
Revolving equipment credit line, unsecured	10	12
Amended deferred payments to EBGL Sellers, inclusive of interest (imputed at 15.14%), monthly payments of $100,000 beginning on August 1, 2017 through November 1, 2018; amount paid in full in November 2018	—	1,034
Total long-term debt	5,161	4,129
Current portion	(3,048)	(1,068)
Noncurrent portion	$2,113	$3,061

Under the terms of the amended LSVI and LSV Co-Invest I promissory notes, the Company, at its sole option, may elect to make any interest payment in PIK Interest at an effective rate of 12% per annum (versus the 10% interest rate applied to cash payments) for that period.

On March 31, 2017, ATRM entered into a Securities Purchase Agreement with LSV Co-Invest I. Pursuant to this agreement, LSV Co-Invest I purchased for $0.5 million in cash, an unsecured promissory note dated March 31, 2017, made by ATRM in the principal amount of $0.5 million. The note bears interest at 10.0% per annum, with interest payable semiannually in January and July; provided, however, LSV Co-Invest I may elect to receive any PIK Interest at an annual rate of 12.0%, so long as any such interest payment is made either (x) entirely in PIK Interest or (y) 50% cash and 50% PIK Interest. Except for the principal amount and the PIK Interest feature, the terms of this promissory note are identical to the terms of the previous LSVI and LSV Co-Invest I promissory notes. ATRM’s entry into the securities purchase agreement with LSV Co-Invest I was approved by a Special Committee of our Board consisting solely of independent directors.

The Company is party to a Registration Rights Agreement with LSVI, providing LSVI with certain demand and piggyback registration rights, effective at any time after July 30, 2014, with respect to the 107,297 shares of our common stock issued upon the conversion of a convertible promissory note held by LSVI in 2014.

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ATRM Holdings, Inc.
Notes to Consolidated Financial Statements

ATRM’s entry into the securities purchase agreements with LSVI and LSV Co-Invest I was approved by a Special Committee of our Board consisting solely of independent directors.
On June 30, 2017, the Company entered into a Second Agreement of Amendment to Loan and Security Agreement to amend the Acquisition Loan Agreement to waive certain covenants and to make certain amendments in connection with the termination of the EBGL Loan Agreement and refinancing under the Premier Loan Agreement.

As of December 31, 2018, the Company was not in compliance with certain covenants with its Gerber promissory note totaling $3 million.   These covenant breaches include:  debt service coverage ratio and timely reporting of financial statements.   The Company received a waiver for these covenant breaches through December 31, 2018.  The waiver was dated as of June 25, 2019.
On January 12, 2018, the Company issued to LSV Co-Invest I an unsecured promissory note in the principal amount of $0.5 million in exchange for the same amount in cash (the “LSV Co-Invest I January Note”). The LSV Co-Invest I January Note was issued pursuant to a securities purchase agreement by and between the Company and LSV Co-Invest I dated as of the same date. The LSV Co-Invest I January Note bears interest at 10.0% per annum, with interest payable semiannually; provided, however, LSV Co-Invest I may elect to receive any interest as PIK Interest at an annual rate of 12.0%, so long as any such interest payment is made either (x) entirely in PIK Interest or (y) 50% cash and 50% PIK Interest. Any unpaid principal and interest under the LSV Co-Invest I January Note is due on January 12, 2020. The Company may prepay the LSV Co-Invest I January Note at any time after a specified amount of advance notice to LSV Co-Invest I (subject to certain restrictions under the Company’s existing loan agreements). The LSV Co-Invest I January Note provides for customary events of default, the occurrence of any of which may result in the principal and unpaid interest then outstanding becoming immediately due and payable.

As of January 12, 2018, LSVI owned 1,067,885 shares of our common stock, or approximately 45.1% of our outstanding shares, including 900,000 shares purchased in a common stock rights offering we completed in September 2015. Jeffrey E. Eberwein, ATRM’s Chairman of the Board, is the manager of Lone Star Value Investors GP, LLC ("LSVGP"), the general partner of LSVI and LSV Co-Invest I, and the sole member of LSVM, the investment manager of LSVI. ATRM’s entry into the securities purchase agreement with LSV Co-Invest I was approved by a Special Committee of our Board consisting solely of independent directors.
On June 1, 2018, the Company issued to LSV Co-Invest I an additional unsecured promissory note in the principal amount of $0.9 million in exchange for the same amount in cash (the “LSV Co-Invest I June Note”). The LSV Co-Invest I June Note was issued pursuant to a securities purchase agreement by and between the Company and LSV Co-Invest I dated as of the same date. The LSV Co-Invest I June Note bears interest at 10.0% per annum, with interest payable semiannually; provided, however, LSV Co-Invest I may elect to receive any interest payment entirely in-kind at an annual rate of 12.0%. Any unpaid principal and interest under the LSV Co-Invest I June Note is due on June 1, 2020. The Company may prepay the LSV Co-Invest I June Note at any time after a specified amount of advance notice to LSV Co-Invest I (subject to certain restrictions under the Company’s existing loan agreements). The LSV Co-Invest I June Note provides for customary events of default, the occurrence of any of which may result in the principal and unpaid interest then outstanding becoming immediately due and payable.

As of June 1, 2018, LSV Co-Invest I held 353,060 shares of Series B Stock and the LSV Co-Invest I January Note in the principal amount of $0.5 million. Also, as of June 1, 2018, LSVI, an affiliate of LSV Co-Invest I, held 209,800 shares of Series B Stock, and LSVGP held 3,005 shares of the Company’s common stock. Additionally, as of June 1, 2018, 415,012 shares of the Company’s common stock, or approximately 17% of its outstanding shares, were owned directly by Jeffrey E. Eberwein, Chairman of the Company’s Board. Mr. Eberwein is the manager of LSVGP, the general partner of LSVI and LSV Co-Invest I, and sole member of Lone Star Value Management, LLC, the investment manager of LSVI. The Company’s sale of the LSV Co-Invest I June Note to LSV Co-Invest I was approved by the independent members of the Company’s Board of Directors.

Amended Asset Purchase Agreement

On June 30, 2017, the Company and the EBGL Sellers agreed to amend the Asset Purchase Agreement, dated as of October 4, 2016 (as amended, the “EBGL Asset Purchase Agreement”). Under the terms of this amendment, EBGL’s obligations to pay certain deferred payments to the EBGL Sellers ($0.75 million) and the contingent earn-out payment (carrying value of $0.89 million) were replaced with set monthly payments totaling $1.8 million, payable with an initial $0.2 million payment on or about July 3, 2017 and monthly installments of $0.1 million beginning August 1, 2017 and ending on November 1, 2018. The initial $0.2 million payment was made on June 30, 2017. The restructured obligation was accounted for as a modification of the original obligations. Accordingly, the carrying value at June 30, 2017 of the remaining obligations under the amended agreement (totaling $1.6 million, comprised of the remaining 16 monthly installments of $0.1 million per month, after the initial payment of $0.2 million was made on June 30, 2017) is equivalent to the total carrying value of the original obligations totaling $1.44 million

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ATRM Holdings, Inc.
Notes to Consolidated Financial Statements

at June 30, 2017, immediately prior to the amendment. This represents the estimated fair value of the amended obligation to the EBGL sellers (future cash flows discounted using a rate of 15.14%). The Company has subsequently made all remaining payments with the final payment made in November 2018 in full satisfaction of the obligations to the EBGL Sellers.

Preferred Stock Exchange

On September 29, 2017, the Company, LSVI, and LSV Co-Invest I entered into an exchange agreement dated as of the same date (the "Exchange Agreement"), pursuant to which the Company issued to LSVI and LSV Co-Invest I, a total of 132,548 shares of a new class of 10.0% Series B Cumulative Preferred Stock, par value $0.001 per share, of the Company in exchange for the return and cancellation of all of the unsecured promissory notes of the Company (the "Notes") held by LSVI and LSV Co-Invest I, along with accrued interest (the "Exchange"). The Notes had an aggregate of $13.3 million unpaid principal and accrued and unpaid interest outstanding at the time of their cancellation (see Note 19 for additional information).
On September 29, 2017, in connection with the Exchange, the Company entered into a Registration Rights Agreement dated as of the same date (the "Registration Rights Agreement"), with LSVI and LSV Co-Invest. The Registration Rights Agreement provides that at any time after October 15, 2018, upon the written request of the holders of at least 66 2/3% of the shares of Series B Stock issued in the Exchange that qualify as registrable securities as defined therein, the Company will prepare and file with the Securities and Exchange Commission ("SEC") a registration statement covering the resale of those shares by their holders. No request has been made to date.
At the time of the Exchange, LSVI also owned 1,067,855 shares of the Company's common stock, or approximately 45% of the shares outstanding. Additionally, 10,000 shares of the Company's common stock were held in an account managed by LSVM, an affiliate of LSVI and LSV Co-Invest I. Jeffrey E. Eberwein, Chairman of the Company's Board, is manager of LSVGP, the general partner of LSVI and LSV Co-Invest I, and the sole member of LSVM, the investment manager of LSVI and therefore, may be deemed to beneficially own the securities owned by LSVI and the securities held in the account managed by LSVI. The terms of the Exchange and the Series B Stock were negotiated and approved by a Special Committee of the Board consisting solely of disinterested and independent directors.
On September 29, 2017, in connection with the Exchange, the Company entered into amendments to its two Loan and Security Agreements (as amended, the "Loan Agreements") with Gerber Finance to permit the Exchange and the Company's payment of in-kind dividends on the Series B Stock, by the issuance of additional shares of Series B Stock, in accordance with the terms of the Series B Stock (as described above). Under the Loan Agreements, the Company is not permitted to pay cash dividends on the Series B Stock without the consent of Gerber Finance. Additionally, in connection with the Exchange, the subordination agreements by and among the Company, LSVI, LSV Co-Invest I and Gerber Finance, providing for the subordination of the Company's obligations under the Notes to its obligations to Gerber Finance, were terminated.
Promissory Note Sale to Digirad
On December 14, 2018, the Company issued to Digirad an unsecured promissory note in the principal amount of $0.3 million in exchange for the same amount in cash (the “Digirad Note”). The Digirad Note bears interest at 10.0% per annum for the first 12 months of its term, and at 12.0% per annum for the remaining 12 months. All unpaid principal and interest under the Digirad Note is due on December 14, 2020. The Company may prepay the Digirad Note at any time after a specified amount of advance notice to Digirad (subject to certain restrictions under the Company’s existing loan agreements). The Digirad Note provides for customary events of default, the occurrence of any of which may result in the principal and unpaid interest then outstanding becoming immediately due and payable.

Promissory Note Sale to Lone Star Value Management, LLC

On December 17, 2018, the Company issued to LSVM an unsecured promissory note in the principal amount of $0.3 million in exchange for the same amount in cash (defined also above “LSVM Note”). The LSVM Note was issued pursuant to a securities purchase agreement by and between the Company and LSVM dated as of the same date. The LSVM Note bears interest at 10.0% per annum, with interest payable annually; provided, however, LSVM may elect to receive any interest payment entirely in-kind at a rate of 12.0% per annum. Any unpaid principal and interest under the LSVM Note is due on November 30, 2020. The Company may prepay the LSVM Note at any time after a specified amount of advance notice to LSVM (subject to certain restrictions under the Company’s existing loan agreements). The LSVM Note provides for customary events of default, the occurrence of any of which may result in the principal and unpaid interest then outstanding becoming immediately due and payable.

Jeffrey E. Eberwein, the Chairman of the Company’s Board, owns approximately 17.4% of the outstanding common stock of ATRM. Mr. Eberwein is also the Chief Executive Officer and the sole member of LSVM, which is the investment manager

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ATRM Holdings, Inc.
Notes to Consolidated Financial Statements

of LSVI. Mr. Eberwein is also the manager of LSVGP, the general partner of LSVI and LSV Co-Invest I. As of December 17, 2018, LSVI owns 216,094 shares of the Company’s 10.00% Series B Stock, LSVGP held 3,005 shares of the Company’s common stock, and another 363,651 shares of Series B Stock are owned directly by LSV Co-Invest I. LSV Co-Invest I also holds unsecured promissory notes of the Company in the principal amount totaling $1.4 million, the LSV Co-Invest I Notes Payable. Through these relationships and other relationships with affiliated entities, Mr. Eberwein may be deemed the beneficial owner of the securities owned by LSVI and LSV Co-Invest I. Mr. Eberwein disclaims beneficial ownership of Series B Stock, except to the extent of his pecuniary interest therein.
The Company is party to a registration rights agreement with LSVI, providing LSVI with certain demand and piggyback registration rights, effective at any time after July 30, 2014, with respect to the 107,297 shares of our common stock issued upon the conversion of a convertible promissory note held by LSVI in 2014.

Future maturities of long-term debt are summarized below:

2019	$3,048
2020	2,048
2021	28
2022	21
2023	16
Total long-term debt	$5,161

NOTE 17: LEGAL PROCEEDINGS

The Company is and may become involved in various lawsuits as well as other certain legal proceedings that arise in the ordinary course of business. Information regarding certain material proceedings is provided below.

UTHE Technology Corporation v. Aetrium Incorporated
Since December 1993, an action brought by UTHE Technology Corporation (“UTHE”) against ATRM and its then sales manager for Southeast Asia (“Sales Manager”), asserting federal securities claims, a RICO claim, and certain state law claims, had been stayed in the United States District Court for the Northern District of California. UTHE’s claims were based on its allegations that four former employees of a Singapore company, which UTHE formerly owned, conspired to and did divert business from the subsidiary, and directed that business to themselves and a secret company they had formed, which forced UTHE to sell its subsidiary shares to the former employee defendants at a distressed price. The complaint alleged that ATRM and the Sales Manager participated in the conspiracy carried out by the former employee defendants. In December 1993, the case was dismissed as to the former employee defendants because of a contract requiring UTHE and them to arbitrate their claims in Singapore. The district court stayed the case against ATRM and the Sales Manager pending the resolution of arbitration in Singapore involving UTHE and three of the former employee defendants, but not involving ATRM or the Sales Manager. ATRM received notice in March 2012 that awards were made in the Singapore arbitration against one or more of the former employee defendants who were parties to the arbitration. In June 2012, UTHE filed a motion to reopen the case against ATRM and the Sales Manager and to lift the stay, which the court granted. On September 13, 2013, the court entered final judgment dismissing all remaining claims UTHE asserted against ATRM in the litigation. On September 23, 2013, UTHE appealed the district court judgment to the United States Court of Appeal for the Ninth Circuit only as to the dismissal of UTHE’s RICO claim. The appeal was argued in a court hearing on November 19, 2015. On December 11, 2015, the court of appeal issued an order reversing the district court’s grant of summary judgment of UTHE’s RICO claim and remanded the case back to the district court for further proceedings. On July 14, 2016, ATRM filed a motion for summary judgment in the district court seeking dismissal of the sole remaining RICO claim. On August 26, 2016, the district court granted ATRM’s motion for summary judgment and dismissed the case. On September 19, 2016, UTHE filed its appeal to the Ninth Circuit of the district court’s grant of summary judgment and dismissal. The parties completed the appellate briefing on February 13, 2017. Oral arguments were held by the appellate court on February 14, 2018. On July 2, 2018, the Ninth District Court of Appeals rendered its decision affirming the District Court’s opinion and upheld the dismissal of the case against ATRM. UTHE did not appeal that decision to the Supreme Court of the United States by the October 1, 2018 deadline. As such, this Ninth Circuit affirmance of the case dismissal stands, and the lawsuit has been successfully and completely defeated by the Company.
From time to time, in the ordinary course of ATRM's business, it is party to various other disputes, claims and legal proceedings. In the opinion of management, based on information available at this time, such disputes, claims and proceedings will not have a material effect on ATRM's Consolidated Financial Statements.

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ATRM Holdings, Inc.
Notes to Consolidated Financial Statements

NOTE 18: LEASES AND RENT EXPENSE

EBGL leases its facilities in Oakdale, Minnesota and Prescott, Wisconsin. These facilities are being leased from limited liability companies controlled by two owners of the EBGL Sellers who are shareholders of ATRM. Neither shareholder is a director nor an officer of ATRM, and, to our knowledge, does not own more than 10% of our common stock. These lease agreements provide for monthly base rents totaling $22,135 as of December 31, 2018 and expire on September 30, 2021, with an option to renew for an additional five-year period. As of December 31, 2018, future minimum lease payments under operating leases were as follows (in thousands):

2019	$267
2020	272
2021	207
2022	—
2023	—
Total minimum lease payments	$746

Rent expense, including facility and various short-term equipment operating leases, was as follows (in thousands):

Years ended December 31,	2018	2017
Paid to companies controlled by certain shareholders	$294	$278
Paid to others	43	53
Total rent expense	$337	$331

NOTE 19: EQUITY

Preferred Stock

On September 29, 2017, the Company filed with the Secretary of State of the State of Minnesota a Statement of Designation of the Series B Stock (the “Statement of Designation”) creating the Series B Stock. The Statement of Designation authorizes the issuance of 160,000 shares of Series B Stock, having a par value of $0.001 per share and a stated value of $100.00 per share (subject to adjustment). Holders of Series B Stock are entitled to receive, when, as and if declared by the Board, cumulative preferential dividends, payable quarterly in cash at a rate per annum equal to 10.0% multiplied by the stated value; provided that the Company may pay dividends in-kind through the issuance of additional shares of Series B Stock at a rate per annum equal to 12.0% multiplied by the stated value, at the sole option of the Company, for up to four quarterly dividend periods in any consecutive 36-month period (determined on a rolling basis).

In the event of any liquidation, dissolution or winding up of the affairs of the Company, whether voluntary or involuntary, before any payment or distribution to holders of junior shares, holders of Series B Stock will be entitled to receive an amount of cash per share of Series B Stock equal to the stated value plus all accumulated accrued and unpaid dividends thereon (whether or not earned or declared).

Upon the occurrence of four accumulated, accrued and unpaid defaults by the Company of its obligation to pay dividends (either in cash or in-kind) on the Series B Stock in full for each quarterly dividend period, whether consecutive or non-consecutive, until the Company has paid all accumulated accrued and unpaid dividends in full and has paid accrued dividends for the two most recently completed quarterly dividend periods in full in a timely manner, (i) the dividend rate will increase to 12.0% per annum and (ii) the size of the Board will be increased by two directors and the holders of Series B Stock (together with the holders of any class of shares with similar rights) will have the right to elect two directors to the Board. The terms of such directors will terminate, and the size of the Board will decrease accordingly, once the voting rights terminate.

Additionally, the Company is not permitted to take certain corporate actions without the approval of holders of at least 2/3 of the shares of Series B Stock (together with the holders of any class of shares with similar rights), including: (i) any amendment, alteration or repeal of any of the provisions of the Company’s Articles of Incorporation or the Statement of Designation that

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ATRM Holdings, Inc.
Notes to Consolidated Financial Statements

materially and adversely affects the rights, preferences or voting power of the Series B Stock; (ii) a statutory share exchange that affects the Series B Stock, or a merger or consolidation, unless each share of Series B Stock remains outstanding without material and adverse change to its terms, voting powers, preferences and rights, or is converted or exchanged into preferred shares with identical rights; (iii) authorize, reclassify, or create, or increase the authorized amount of, any shares senior to or on a parity with the Series B Stock, or any security convertible into or exchangeable for shares senior to or on a parity with the Series B Stock; and (iv) an increase to the size of the Board above five directors other than under the terms of the Statement of Designation. The Series B Stock does not vote together with the Company’s common stock or have any other voting rights except as set forth in the Statement of Designation.

On December 4, 2017, the board of directors of the Company declared a 4-for-1 stock split (“Stock Split”) of the Company’s Series B Stock. Unless otherwise noted, all share and per-share data included in these Consolidated Financial Statements with respect to the Series B Stock have been adjusted to give effect to the Stock Split. In addition, the number of shares subject to, and the exercise price of, the Company’s outstanding options were adjusted to reflect the Stock Split.

Charter Amendments

At the Company’s 2017 Annual Meeting of Shareholders held on December 4, 2017, shareholders approved amendments to its Amended and Restated Articles of Incorporation (the “Existing Charter”) to:

(i)increase the number of authorized shares of the Company’s capital stock from 3,200,000 to 10,000,000, and make corresponding changes to the number of authorized shares of the Company’s common stock and preferred stock;

(ii)effect a 4-for-1 forward stock split of the Series B Stock; and

(iii)effect an extension to December 5, 2020 of the provisions of the Existing Charter designed to protect the tax benefits of the Company’s net operating loss carryforwards by generally restricting any direct or indirect transfers of the Company’s common stock that increase the direct or indirect ownership of the Company’s common stock by any Person (as defined in the Existing Charter) from less than 4.99% to 4.99% or more of the Company’s common stock, or increase the percentage of the Company’s common stock owned directly or indirectly by a Person owning or deemed to own 4.99% or more of the Company’s common stock (the “Extended Protective Amendment”).

On December 4, 2017, the Company filed Articles of Amendment with the Office of the Secretary of State of the State of Minnesota to effect these amendments.

NOTE 20: STOCK INCENTIVE PLANS AND SHARE-BASED COMPENSATION

ATRM uses the fair value method to measure and recognize share-based compensation. We determine the fair value of stock options on the grant date using the Black-Scholes option valuation model. We determine the fair value of restricted stock awards based on the quoted market price of our common stock on the grant date. We recognize the compensation expense for stock options and restricted stock awards on a straight-line basis over the vesting period of the applicable awards.

2014 Incentive Plan

The Company has a stock incentive plan that was approved by the Board and became effective on December 4, 2014 (the “2014 Plan”), upon approval by shareholders. The 2014 Plan is administered by the Compensation Committee of the Board. The purpose of the 2014 Plan is to provide employees, consultants and Board members the opportunity to acquire an equity interest in the Company through the issuance of various stock-based awards such as stock options and restricted stock.

On October 19, 2016, ATRM granted 30,000 restricted shares of the Company’s common stock to its Chief Executive Officer and two former Chief Financial Officers (10,000 shares each). The shares vested one year after the grant date and the fair value of the awards was determined to be $2.25 per share, the closing price of our common stock on the grant date. Compensation expense related to these grants amounted to approximately $53.8 thousand for the twelve months ended December 31, 2017, and is included in the caption “Selling, general and administrative expenses” in our Consolidated Statement of Operations.
On December 18, 2017, ATRM granted 70,000 shares of the Company's common stock to its directors and its Chief Financial Officer (10,000 shares each). The shares vested one year after the grant date and the fair value of the awards was determined to be $1.18 per share, the closing price of our common stock on the grant date. Compensation expense related to these grants amounted to approximately $80.6 thousand and $3.1 thousand for the twelve months ended December 31, 2018 and 2017,

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ATRM Holdings, Inc.
Notes to Consolidated Financial Statements

respectively, and is included in the caption "Selling, general and administrative expenses" in our Consolidated Statement of Operations.
On December 12, 2018, ATRM granted 70,000 shares of the Company's common stock to its directors, its Chief Executive Officer and Chief Financial Officer (10,000 shares each) and granted 40,000 additional shares of the Company's common stock to each member of the Board of Director's Special Committee (10,000 shares each). The shares vested one year after the grant date and the fair value of the awards was determined to be $0.20 per share, the closing price of our common stock on the grant date. Compensation expense related to these grants was not material and is included in the caption "Selling, general and administrative expenses" in our Consolidated Statement of Operations.
NOTE 21: TAX BENEFIT PRESERVATION PLAN / PREFERRED STOCK RIGHTS

As of December 31, 2018, ATRM had federal net operating loss carryforwards (“NOLs”) of approximately $104.7 million and state NOLs of approximately $23.3 million. Section 382 of the Internal Revenue Code of 1986, as amended (the “Code”), imposes an annual limitation on the amount of taxable income that may be offset by a corporation’s NOLs if the corporation experiences an “ownership change” as defined in Section 382 of the Code. An ownership change occurs when the corporation’s “5-percent shareholders” (as defined in Section 382 of the Code) collectively increase their ownership in the corporation by more than 50 percentage points (by value) over a rolling three-year period. Additionally, various states have similar limitations on the use of state NOLs following an ownership change.

On February 13, 2014, to protect the tax benefits of ATRM’s NOLs, the Board adopted a Tax Benefit Preservation Plan (the “Rights Plan”) that generally was designed to deter any person from acquiring shares of ATRM’s common stock if the acquisition would result in such person beneficially owning 4.99% or more of the common stock without the approval of the Board.

In connection with the adoption of the Rights Plan, on February 13, 2014, the Board authorized and declared a dividend distribution of one right for each outstanding share of ATRM’s common stock to stockholders of record as of the close of business on February 24, 2014. Each right entitled the registered holder to purchase from the Company one one-thousandth of a share of Series B Stock, par value $0.001 per share, of the Company at an exercise price of $30.00 per one one-thousandth of a Preferred Share, subject to adjustment.

Subject to certain exceptions specified in the Rights Plan, the rights were to separate from ATRM’s common stock and become exercisable following (i) the 10th business day (or such later date as may be determined by the Board) after the public announcement that an acquiring person had acquired beneficial ownership of 4.99% or more of ATRM’s common stock or (ii) the 10th business day (or such later date as may be determined by the Board) after a person or group announced a tender or exchange offer that would have resulted in ownership by a person or group of 4.99% or more of ATRM’s common stock.

Additionally, at any time after the date on which an acquiring person beneficially owned 4.99% or more, but less than 50%, of ATRM’s common stock, the Board was permitted to exchange the rights (except for rights that were voided due to their beneficial ownership by an acquiring person or group), in whole or in part, for shares of ATRM’s common stock at an exchange ratio of one share per right (subject to adjustment), or in certain circumstances, cash or other securities of the Company having a value approximately equal to one share.

The operation of the Rights Plan could have caused substantial dilution to a person or group that acquired 4.99% or more of the Company’s common stock on terms not approved by the Board.

The adoption of the Rights Plan had no impact on the Company’s consolidated financial statements for fiscal years 2018 or 2017. No rights were exercisable at December 31, 2018. The Rights Plan expired on February 13, 2017.

NOTE 22: EMPLOYEE SAVINGS 401(k) PLAN

ATRM has a 401(k) employee savings plan, which covers full-time ATRM employees who are at least 21 years of age. Contributions to the savings plan are at the discretion of management. No contributions were made to the plan in fiscal years 2018 or 2017.

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ATRM Holdings, Inc.
Notes to Consolidated Financial Statements

NOTE 23: INCOME TAXES

A reconciliation of income tax expense (benefit) computed using the federal statutory rate to the income tax expense in our consolidated statements of operations is as follows (in thousands):

Years ended December 31,	2018	2017
Tax benefit computed at federal statutory rate	$(745)	$(3,084)
State taxes, net of federal benefit	230	557
Increase (decrease) in valuation allowance	894	(10,645)
Adjustment to income tax accruals	(380)	(870)
Non-deductible expenses	1	317
Impact of Tax Reform	—	13,736
Total income tax expense	$—	$11

Deferred tax assets (liabilities) are comprised of the following (in thousands):

December 31,	2018	2017
Accounts receivable	$76	$48
Employee compensation and benefits	52	61
Contingent consideration	(16)	(106)
Amortization	1,810	1,445
Deferred acquisition costs	194	212
NOL and tax credit carryforwards	24,154	24,064
Other, net	392	27
Deferred tax assets	$26,662	$25,751
Less valuation allowance	(26,672)	(25,779)
Net deferred tax liabilities	$(10)	$(28)

We record the benefit we will derive in future accounting periods from tax losses and credits and deductible temporary differences as “deferred tax assets.” We record a valuation allowance to reduce the carrying value of our net deferred tax assets if, based on all available evidence, it is more likely than not that some or all of the deferred tax assets will not be realized. Since 2009, we have maintained a valuation allowance to fully reserve our deferred tax assets. We recorded a full valuation allowance in 2009 because we determined there was not sufficient positive evidence regarding our potential for future profits to outweigh the negative evidence of our three-year cumulative loss position at that time. We expect to continue to maintain a full valuation allowance until we determine that we can sustain a level of profitability that demonstrates our ability to realize these assets. To the extent we determine that the realization of some or all of these benefits is more likely than not based upon expected future taxable income, a portion or all of the valuation allowance will be reversed. Such a reversal would be recorded as an income tax benefit and, for some portion related to deductions for stock option exercises, an increase in shareholders’ equity.
ATRM has federal NOLs of approximately $104.7 million of which $102.5 million that will begin to expire in 2020 and $2.2 million can be carried forward indefinitely. We also have state NOLs of approximately $23.3 million that will expire at various times, beginning in 2017, if not utilized. We also have federal and state research tax credit carryforwards of approximately $0.8 million that will expire at various times, beginning in 2020, if not utilized. The utilization of NOLs and research tax credit carryforwards may be subject to changes in tax regulations and/or to annual limitations as a result of changes in ownership that may already have occurred or future changes in ownership pursuant to the requirements of Section 382 of the Code. Such limitations could result in the expiration of NOL and tax credit carryforwards before utilization.

We assessed our income tax positions at December 31, 2018 and 2017 for all years subject to examination and determined that our unrecognized tax positions were immaterial at those dates.

ATRM is subject to income tax examinations in the U.S. federal and certain state jurisdictions. Our 2013 and 2012 federal income tax returns were reviewed by the Internal Revenue Service during fiscal years 2015 and 2014, respectively, and resulted

F-77

ATRM Holdings, Inc.
Notes to Consolidated Financial Statements

in no adjustments. Federal tax returns are subject to review for fiscal years 2014 through 2016 and state income tax returns are subject to review for fiscal years 2012 through 2016.

U.S. Tax Reform

During 2017, we recorded tax charges for the impact of the Tax Act effects using the current available information and technical guidance on the interpretations of the Tax Act. As permitted by SEC Staff Accounting Bulletin No. 118, Income Tax Accounting Implications of the Tax Cuts and Jobs Act, we recorded provisional estimates and have subsequently finalized our accounting analysis based on the guidance, interpretations, and data available as of December 31, 2018. Adjustments made in the fourth quarter of 2018 upon finalization of our accounting analysis were not material to our Consolidated Financial Statements.

NOTE 24: PRODUCT LINE, GEOGRAPHIC, SIGNIFICANT CUSTOMER AND CONCENTRATION OF CREDIT RISK DATA

The following table sets forth the various components of net sales by product line as a percentage of total net sales:

Years ended December 31,	2018	2017
Residential homes	57%	68%
Commercial structures	43%	32%
Total	100%	100%

All of our long-lived assets are located in the United States. All of our sales based on product shipment destination were within the United States.

Sales to customers comprising more than 10% of our total net sales and corresponding accounts receivable concentration information for such customers is summarized below:

	Percent of total sales for years ended December 31,		Percent of total accounts receivable as of December 31,
	2018	2017	2018	2017
Residential Customers
Customer A	10.4%	*	*	14.1%

Commercial Customers
Customer B	*	*	16.2%	16.8%
Customer C	10.8%	*	15.7%	15.7%
Customer D	*	*	10.8%	*
* Percent was less than 10% of the total.

NOTE 25: OPERATING SEGMENTS

The Company manages and organizes its business in two distinct reportable segments: (i) modular building manufacturing and (ii) structural wall panel and wood foundation manufacturing, including building supply retail operations. The modular building manufacturing segment, through KBS, manufactures modular buildings for both single-family residential homes and larger, commercial building projects. The structural wall panel and wood foundation manufacturing segment (which also includes the building supply retail operations), manufactures structural wall panels for both residential and commercial projects as well as permanent wood foundation systems for residential homes, through the EdgeBuilder subsidiary, in addition to operating a local building supply retail operation through the Glenbrook subsidiary. The Company also has corporate level activities and expenditures which are not considered a reportable segment.

Each segments’ accounting policies are the same as those described in the summary of significant accounting policies (Note 3). There are no intersegment sales.

F-78

ATRM Holdings, Inc.
Notes to Consolidated Financial Statements

The Company’s reportable business segments are strategic business units that offer different products and services. Each segment is managed separately because they have different manufacturing processes and market to different customer bases, in geographically different markets.

F-79

ATRM Holdings, Inc.
Notes to Consolidated Financial Statements

The following table presents certain financial information regarding each reportable segment (in thousands):

	Modular Home Manufacturing		Structural Wall Panel Manufacturing		Total
December 31,	2018	2017	2018	2017	2018	2017
Segment net sales	$16,907	$24,229	$17,570	$16,324	$34,477	$40,553
Depreciation and amortization expense	538	504	201	399	739	903
Segment goodwill impairment expense	—	—	—	3,020	—	3,020
Interest expense, net	337	378	532	792	869	1,170
Segment net loss	(1,069)	(1,948)	(998)	(4,166)	(2,067)	(6,114)
Total segment assets	6,611	7,468	4,326	4,541	10,937	12,009
Expenditures for segment assets	12	405	109	38	121	443

Reconciliation of Segment Information

The following table presents the reconciliation of revenues (in thousands):

December 31,	2018	2017
Total net sales for reportable segments	$34,477	$40,553
Consolidated net sales	$34,477	$40,553

The following table presents the reconciliation of net loss (in thousands):

December 31,	2018	2017
Total net loss for reportable segments	$(2,067)	$(6,114)
Unallocated amounts:
Other corporate expenses	(1,327)	(1,805)
Interest expense	(128)	(1,108)
Change in fair value of contingent earn-out	6	361
Provision for income taxes	—	(11)
Consolidated net loss	$(3,516)	$(8,677)

The following table presents the reconciliation of assets (in thousands):

December 31,	2018	2017
Total assets for reportable segments	$10,937	$12,009
Other assets	641	906
Consolidated assets	$11,578	$12,915

F-80

ATRM Holdings, Inc.
Notes to Consolidated Financial Statements

The following table presents the reconciliation other significant adjustments (in thousands):

	Segment Totals		Unallocated Amounts		Consolidated Totals
December 31,	2018	2017	2018	2017	2018	2017
Depreciation and amortization expense	$739	$903	$—	$—	$739	$903
Segment goodwill impairment expense	—	3,020	—	—	—	3,020
Interest expense	869	1,170	128	1,108	997	2,278

The unallocated amount of interest expense is the amount of interest incurred by the Company at the parent level, but not allocated to the operating segments. The other unallocated amounts reflect amounts incurred at the parent not allocated to the operating segments. None of the other adjustments are considered significant.

NOTE 26: SUBSEQUENT EVENTS

Amendments to Gerber Finance Loan Agreements

On February 22, 2019, the Company entered into a Ninth Agreement of Amendment to Loan and Security Agreement (the “Ninth KBS Loan Amendment”) to amend the terms of the KBS Loan Agreement to extend the availability of up to $0.6 million of over advances through no later than February 23, 2020 in order to provide KBS with additional working capital. The overadvance was paid in full in April 2019.

On April 1, 2019, the Company entered into a Tenth Agreement of Amendment to Loan and Security Agreement (the “Tenth KBS Loan Amendment”) to amend the terms of the KBS Loan Agreement, and a Fifth Agreement of Amendment to Loan and Security Agreement (the “Fifth EBGL Loan Amendment”) to amend the terms of the Acquisition Loan Agreement. The Tenth KBS Loan Amendment and the Fifth EBGL Loan Amendment amended the terms of the KBS Loan Agreement and the Acquisition Loan Agreement, respectively, to permit the Company’s acquisition of LSVM and to clarify the parties’ rights and duties in connection therewith, among other things.

In connection with each of the Ninth KBS Loan Amendment and the Tenth KBS Loan Amendment, Mr. Eberwein executed a reaffirmation of guaranty in favor of Gerber Finance relating to his unconditional guaranty of $0.6 million of KBS’s obligations under the KBS Loan Agreement arising from the $0.6 million of over advances permitted under the Ninth KBS Loan Amendment.

On April 15, 2019, the Company entered into an Eleventh Agreement of Amendment to Loan and Security Agreement (the “Eleventh KBS Loan Amendment”) to amend the terms of the KBS Loan Agreement to (i) provide for increased borrowing capability; (ii) to eliminate the Leverage Ratio financial covenant required by Schedule III (Financial Covenants); and (iii) to amend the Net Loss covenant required by Schedule III (Financial Covenants). In addition, the Eleventh KBS Loan Amendment provided a waiver for certain covenants for the 2017 and 2018 fiscal years. In connection with the Eleventh KBS Loan Amendment, Mr. Eberwein executed a reaffirmation of agreements in favor of Gerber Finance relating to his unconditional guaranty as described above and any other documents related to KBS.

Merger with Digirad Corporation

On September 10, 2018, Digirad announced that its board of directors had approved the conversion of Digirad into a diversified holding company and in conjunction with that new structure, that it would be acquiring the Company. Accordingly, on September 10, 2018, ATRM entered into a non-binding LOI relating to the acquisition of ATRM. Under the terms contemplated in the LOI, ATRM stockholders would have received consideration consisting of 0.4 shares of Digirad common stock for each share of outstanding ATRM common stock acquired by the Company in the ATRM Acquisition. Although the LOI expired by its terms on December 31, 2018, Digirad and ATRM have had additional discussions regarding the terms and conditions of a proposed transaction and the consideration to be paid for ATRM shares. The parties are currently discussing that the consideration would not be Digirad shares of common stock, but some other form of security. In addition, on May 15, 2019, Digirad and ATRM entered into an Agreement which provides that, in the event the ATRM Acquisition does not close on or prior to December 31, 2019, ATRM will reimburse Digirad of certain consulting and related fees paid by Digirad on behalf of ATRM. We anticipate the ATRM Acquisition to close in the third quarter of 2019; however, the parties have not reached any definitive agreement, and there can be no assurance regarding timing of completion of regulatory approvals, which could delay timing of the closing and any ATRM Acquisition would remain subject to the satisfaction of customary closing conditions.

F-81

ATRM Holdings, Inc.
Notes to Consolidated Financial Statements

As of June 14, 2019, Jeffrey E. Eberwein, the Chairman of the Company’s Board, owns approximately 17.4% of the outstanding common stock of ATRM. Mr. Eberwein also is the Chairman of the Board of Digirad and beneficially owns 869,152 shares of Digirad's common stock, or approximately 4.3% of the shares outstanding. Mr. Eberwein is also the Chief Executive Officer of Lone Star Value Management, LLC ("LSVM"), which is the investment manager of LSVI, and LSVI owns 216,094 shares of the Company’s Series B Stock and another 363,651 shares of Series B Stock are owned directly by LSV Co-Invest I. Through these relationships and other relationships with affiliated entities, Mr. Eberwein may be deemed the beneficial owner of the securities owned by LSVI and LSV Co-Invest I. Mr. Eberwein disclaims beneficial ownership of Series B Stock, except to the extent of his pecuniary interest therein. LSV Co-Invest I also holds unsecured promissory notes of the Company in the principal amount totaling $1.4 million, the LSV Co-Invest I Notes Payable, and LSVM holds an unsecured note with a principal amount totaling $0.3 million, the LSVM Note.
Digirad Joint Venture and Services Agreement
On December 14, 2018, the Company entered into a Joint Venture Agreement with Digirad (the "Joint Venture Agreement"), forming Star Procurement, LLC ("Star Procurement"), with each of ATRM and Digirad holding a 50% interest. The purpose of the joint venture is for Star Procurement to purchase from third parties and sell building materials and related goods to KBS Builders, Inc., the Company's wholly owned subsidiary. Star Procurement entered into a Services Agreement (the "Services Agreement") on January 2, 2019 with KBS in connection with the joint venture. Digirad's initial capital contribution to the joint venture was $1.0 million. ATRM did not make an initial capital contribution.
Acquisition of Lone Star Value Management
On April 1, 2019, the Company entered into a Membership Interest Purchase Agreement (the “LSVM Purchase Agreement”) with LSVM and Mr. Eberwein. Pursuant to the terms of the LSVM Purchase Agreement, Mr. Eberwein sold all of the issued and outstanding membership interests of LSVM to the Company (the “LSVM Acquisition”) for a purchase price of $100.00, subject to a working capital adjustment provision. The LSVM Acquisition closed simultaneously with the execution and delivery of the LSVM Purchase Agreement, as a result of which LSVM became a wholly-owned subsidiary of ATRM. Pursuant to the LSVM Purchase Agreement, the current assets (as well as the $0.3 million LSVM December 2018 Note issued by the Company) and current liabilities existing prior to January 1, 2019 remain with Mr. Eberwein. The LSVM Purchase Agreement contains representations, warranties, covenants and indemnification provisions customary for transactions of this type. The Company's entry into the LSVM Purchase Agreement and the LSVM Acquisition were unanimously approved by a special committee of the Board comprised solely of independent directors. As of the date of these consolidated financial statements, the initial accounting for the LSVM Acquisition was incomplete, as the Company continues to determine the fair value of the acquired assets and liabilities.
Sale of Maine Facilities
On April 3, 2019, 947 Waterford Road, LLC (“947 Waterford”) entered into a Purchase and Sale Agreement (the “Waterford Purchase Agreement”) with KBS, pursuant to which 947 Waterford purchased certain real property and related improvements (including buildings) located in Waterford, Maine (the “Waterford Facility”) from KBS (the “Waterford Transaction”), and acquired the Waterford Facility. The Waterford Purchase Agreement contains representations, warranties and covenants of KBS and 947 Waterford that are customary for a transaction of this nature. The purchase price of the Waterford Facility is $1.0 million, subject to adjustment for taxes and other charges and assessments.
947 Waterford is a wholly-owned indirect subsidiary of Digirad, formed for the purpose of acquiring and holding the Waterford Facility.
On April 3, 2019, 300 Park Street, LLC (“300 Park”, a wholly -owned indirect subsidiary of Digirad) entered into a Purchase and Sale Agreement (the “Park Purchase Agreement”) with KBS, pursuant to which 300 Park purchased certain real property and related improvements and personal property (including buildings, machinery and equipment) located in Paris, Maine (the “Park Facility”) from KBS (the “Park Transaction”), and acquired the Park Facility. The Park Purchase Agreement contains representations, warranties and covenants of KBS and 300 Park that are customary for a transaction of this nature. The purchase price of the Park Facility is $2.9 million, subject to adjustment for taxes and other charges and assessments.
On April 3, 2019, KBS entered into a separate lease agreement with each of 947 Waterford (the “Waterford Lease”) and 300 Park (the “Park Lease”). The Waterford Lease has an initial term of 120 months, which is subject to extension. The base rental payments associated with the initial term under the Waterford Lease are estimated to be between $1.2 million and $1.3 million in the aggregate. The Park Lease has an initial term of 120 months, which is subject to extension. The base rental payments associated with the initial term under the Park Lease are estimated to be between $3.3 million and $3.6 million in the aggregate.

F-82

ATRM Holdings, Inc.
Notes to Consolidated Financial Statements

On April 3, 2019, KBS entered into a lease agreement (the “Oxford Lease”) with 56 Mechanic Falls Road, LLC (“56 Mechanic” a wholly-owned indirect subsidiary of Digirad), in connection with that certain real property and related improvements and personal property owned by RJF – Keiser Real Estate, LLC (“RJF”) (including buildings, fixtures, and other improvements on the land, and all machinery and equipment and other personal property, if any, owned by RJF and located on the property) located in Oxford, Maine (the “Oxford Premises”). The Oxford Lease was amended as of April 18, 2019 (the “Oxford Lease Amendment”) to provide that the commencement date will be the later of the closing of the sale of the Oxford Premises (the "Oxford Transaction"), which occurred on March 27, 2019, and the date that possession of the leased premises is able to be delivered to KBS, which is anticipated to occur on or prior to June 30, 2019. The Oxford Transaction is pursuant to that certain Purchase and Sale Agreement between 56 Mechanic and RJF. The Oxford Lease has an initial term of 120 months, which is subject to extension. The base rental payments associated with the initial term under the Oxford Lease are estimated to be between $1.4 million and $1.6 million in the aggregate. ATRM has unconditionally guaranteed the performance of all obligations under each of the Leases to be performed by KBS, including, without limitation, the payment of all required rent.

F-83

ATRM HOLDINGS, INC. CONDENSED CONSOLIDATED BALANCE SHEETS (in thousands, except share and per share data)(unaudited)

	March 31, 2019	December 31, 2018
ASSETS
Current assets:
Cash and cash equivalents	$87	$187
Restricted cash	556	501
Accounts receivable, net	2,654	3,289
Inventories	1,569	1,790
Fair value of contingent earn-out receivable, current	—	63
Other current assets	250	343
Total current assets	5,116	6,173
Property, plant and equipment, net	4,079	4,131
Intangible assets, net	1,195	1,274
Right of use asset	604	—
Total assets	$10,994	$11,578

LIABILITIES AND SHAREHOLDERS’ DEFICIT
Current liabilities:
Notes payable	$6,311	$6,513
Current portion of long-term debt	3,069	3,048
Current portion of lease liability	221	—
Trade accounts payable	5,340	6,240
Customer deposits	166	184
Accrued compensation	611	492
Other accrued liabilities	2,696	2,697
Total current liabilities	18,414	19,174
Long-term debt	2,128	2,113
Lease liability	385	—
Deferred income taxes	10	10
Total long-term liabilities	2,523	2,123
Total liabilities	20,937	21,297

Commitments and contingencies

Shareholders' deficit:
Preferred stock, $.001 par value; 2,000,000 shares authorized; 597,139 shares issued and outstanding at March 31, 2019 and December 31, 2018, respectively	1	1
Common stock, $.001 par value; 7,500,000 shares authorized, and 2,466,219 shares issued and outstanding at March 31, 2019 and December 31, 2018, respectively	2	2
Additional paid-in capital	82,203	82,646
Noncontrolling interest	1,000	—
Accumulated deficit	(93,149)	(92,368)
Total shareholders' deficit	(9,943)	(9,719)
Total liabilities and shareholders' deficit	$10,994	$11,578

 The accompanying notes are an integral part of the condensed consolidated financial statements.

F-84

ATRM HOLDINGS, INC. CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (in thousands, except per share data)(unaudited)

	Three Months Ended March 31,
	2019	2018
Net sales	$7,335	$7,684
Costs and expenses:
Cost of sales	6,354	7,044
Selling, general, and administrative expenses	1,496	1,411
Total costs and expenses	7,850	8,455
Operating loss	(515)	(771)

Other (expense) income:
Interest expense, net	(263)	(237)
Change in fair value of contingent earn-outs, net	—	2
Loss before income taxes	(778)	(1,006)
Income tax expense	(3)	(4)
Net loss	$(781)	$(1,010)
Accrued preferred stock dividend	$(448)	$(410)
Net loss attributable to common shareholders	$(1,229)	$(1,420)

Net loss per share, basic and diluted	$(0.51)	$(0.59)
Weighted average common shares outstanding, basic and diluted	2,407	2,396

The accompanying notes are an integral part of the condensed consolidated financial statements.

F-85

ATRM Holdings, Inc.
Condensed Consolidated Statements of Changes in Shareholders’ Deficit
 (in thousands)(unaudited)

	Common Stock		Preferred Stock		Additional	Noncontrolling	Accumulated	Total Shareholders’
	Shares	Amount	Shares	Amount	Paid-in Capital	Interest	Deficit	Deficit
Balance, December 31, 2017	2,396	$2	547	$—	$83,014	$—	$(88,852)	$(5,836)
Share-based compensation expense	—	—	—	—	20	—	—	20
Net loss	—	—	—	—	—	—	(1,010)	(1,010)
Dividend on preferred stock	—	—	—	—	(410)	—	—	(410)
Preferred dividend (PIK) paid	—	—	16	1	410	—	—	411
Balance, March 31, 2018	2,396	$2	563	$1	$83,034	$—	$(89,862)	$(6,825)

Balance, December 31, 2018	2,466	$2	597	$1	$82,646	$—	$(92,368)	$(9,719)
Share-based compensation expense	—	—	—	—	5	—	—	5
Net loss	—	—	—	—	—	—	(781)	(781)
Noncontrolling interest	—	—	—	—	—	1,000	—	1,000
Dividend on preferred stock accrued	—	—	—	—	(448)	—	—	(448)
Balance, March 31, 2019	2,466	$2	597	$1	$82,203	$1,000	$(93,149)	$(9,943)

The accompanying notes are an integral part of the condensed consolidated financial statements.

F-86

ATRM HOLDINGS, INC. CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (in thousands)(unaudited)

	Three months ended March 31,
	2019	2018
Cash flows from operating activities:
Net loss	$(781)	$(1,010)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization expense	190	180
Amortization expense, deferred financing costs	—	29
Share-based compensation expense	5	20
Provision for (recovery of) bad debts	163	—
Gain on sale of equipment	—	(3)
Unrealized loss (gain) on lumber derivatives	21	(62)
Change in fair value of contingent earn-out receivable	—	(2)
Accrued interest	(448)	—
Imputed interest on seller deferred payment obligations	—	32

Changes in operating assets and liabilities:
Accounts receivable	1,275	1,601
Costs and estimated profit in excess of billings	—	565
Inventories	222	(847)
Other current assets	73	(92)
Trade accounts payable	(900)	608
Customer deposits	(822)	1,078
Billings in excess of costs and estimated profit	—	(983)
Accrued compensation	119	(37)
Other accrued liabilities	1	(490)
Net cash (used in) provided by operating activities	(882)	587
Cash flows from investing activities:
Proceeds from earn-out consideration	63	166
Purchase of property and equipment	(15)	(17)
Proceeds from sale of equipment	—	5
Net cash provided by investing activities	48	154
Cash flows from financing activities:
Proceeds from long-term borrowings and finance lease obligations	—	500
Proceeds from revolving line of credit	5,481	8,295
Principal payments on revolving line of credit	(5,668)	(9,117)
Payment of deferred financing costs	(15)	—
Cash received from Joint Venture partner	1,000	—
Principal payments on long-term debt and finance lease obligations	(9)	(306)
Net cash provided by (used in) financing activities	789	(628)
Net (decrease) increase in cash, cash equivalents and restricted cash	(45)	113
Cash, cash equivalents and restricted cash at beginning of period	688	530
Cash, cash equivalents and restricted cash at end of period	$643	$643
Supplemental cash flow information
Cash paid for interest expense	$151	$206
PIK payment of preferred stock dividend	$—	$411
The accompanying notes are an integral part of the condensed consolidated financial statements.

F-87

ATRM HOLDINGS, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)

1.    BASIS OF PRESENTATION

The accompanying unaudited condensed consolidated financial statements include the accounts of ATRM Holdings, Inc. and its wholly owned subsidiaries. All intercompany accounts and transactions have been eliminated in consolidation. Unless the context otherwise requires, references in the notes to condensed consolidated financial statements to (i) “ATRM,” the “Company,” “we,” “us” and “our,” refer to ATRM Holdings, Inc. and its consolidated subsidiaries, (ii) “KBS” refers to our Maine-based modular housing manufacturing business operated by our wholly-owned subsidiary KBS Builders, Inc. and (iii) “EBGL” refers to our Minnesota-based operations including Glenbrook Building Supply, Inc. (“Glenbrook”), a retail supplier of lumber and other building supplies, and EdgeBuilder, Inc. (“EdgeBuilder”), a manufacturer of structural wall panels, permanent wood foundation systems and other engineered wood products.

Through our wholly-owned subsidiaries, KBS, Glenbrook and EdgeBuilder, we manufacture modular buildings for commercial and residential applications in production facilities located in South Paris and Waterford, Maine, operate a retail lumber yard located in Oakdale, Minnesota, and manufacture structural wall panels, permanent wood foundation systems and other engineered wood products for use in construction of residential and commercial buildings in a production facility located in Prescott, Wisconsin.
The Company’s corporate headquarters is located at Glenbrook’s offices in Oakdale, Minnesota, a suburb of St. Paul.
The Condensed Consolidated Balance Sheet at December 31, 2018 has been derived from our audited financial statements. In the opinion of management, the unaudited interim condensed consolidated financial statements include all adjustments (consisting only of normal, recurring adjustments) necessary to present fairly the financial position, results of operations and cash flows for the interim periods presented. The results of operations for the three months ended March 31, 2019 are not necessarily indicative of the operating results to be expected for the full year or any future period.
The accompanying unaudited condensed consolidated financial statements have been prepared pursuant to the rules and regulations of the Securities and Exchange Commission (the “SEC”). Certain information and footnote disclosures, normally included in consolidated financial statements prepared in accordance with accounting principles generally accepted in the United States of America, have been condensed or omitted, pursuant to such rules and regulations. Therefore, these condensed consolidated financial statements should be read in conjunction with the consolidated financial statements and accompanying footnotes included in our Annual Report on Form 10-K for the year ended December 31, 2018.
2.     GOING CONCERN, LIQUIDITY AND CAPITAL RESOURCES
We acknowledge that the Company continues to face a challenging operating environment, and we continue to focus on improving our overall profitability, we reported an operating loss for March 31, 2019. We have incurred significant operating losses in recent years and, as of March 31, 2019, we had an accumulated deficit of approximately $93.1 million. Working capital has remained negative over the past several years. Cash used in operating activities, remains negative which has required us to generate funds from investing and financing activities.  At March 31, 2019, we had outstanding debt of approximately $11.5 million. These factors raise substantial doubt about the Company's ability to continue as a going concern.
We have issued various promissory notes to finance our acquisitions of KBS and EBGL and to provide for our general working capital needs. As of March 31, 2019, we had outstanding debt totaling approximately $11.5 million. Our debt primarily included (i) $3.4 million principal outstanding on KBS’s $4.0 million revolving credit facility under a loan and security agreement (as amended, the "KBS Loan Agreement") with Gerber Finance Inc. ("Gerber Finance"), and $3.0 million principal outstanding under a loan and security agreement with Gerber Finance used to finance the acquisition of EBGL (as amended, the “Acquisition Loan Agreement”), and (ii) $2.9 million principal outstanding on EBGL’s $3.0 million revolving credit facility under a revolving credit loan agreement with Premier Bank (the "Premier Loan Agreement"). We also have debt with related parties which includes (i) $1.5 million of unsecured promissory notes with Lone Star Value Co-Invest I, LP ("LSV Co-Invest I"), with interest payable semi-annually at a rate of 10.0% per annum (LSV Co-Invest I may elect to receive interest in-kind at a rate of 12.0% per annum), with any unpaid principal and interest due on January 12, 2020 ("LSVI Co-Invest I Notes Payable", otherwise referred to herein and defined below as the LSV Co-Invest I January Note and LSV Co-Invest I June Note) (ii) $0.3 million of unsecured promissory notes with to Lone Star Value Management, LLC ("LSVM"), with interest payable annually at a rate of 10.0% per annum (LSVM may elect to receive any interest payment entirely in-kind at a rate of 12.0% per annum), with any unpaid principal and interest due on November 30, 2020 ("LSVM Note"), and (iii) a $0.3 million unsecured promissory note with Digirad Corporation ("Digirad") (NASDAQ: DRAD), a related party, with interest payable at 10.0%per annum for the first 12 months of its term, and at 12.0% per annum for the remaining 12 months, with any unpaid principal and interest due on December 14, 2020.

F-88

ATRM HOLDINGS, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)

At the applicable test dates, we were not in compliance with the following financial covenants under our loan agreements: (i) a requirement for KBS to maintain a minimum leverage ratio of 7:1 for the fiscal year ended December 31, 2017, as its actual leverage ratio for such period was negative; (ii) a requirement for KBS not to incur a net annual post-tax loss in any fiscal year of the loan agreements, as KBS’s net annual post-tax loss for the fiscal year ended December 31, 2017 was $1.9 million; and (iii) a requirement to deliver the Company’s fiscal year-end financial statements reviewed by an independent certified accounting firm acceptable to Gerber Finance within 105 days from the fiscal year ended December 31, 2017. In August 2017, Gerber Finance provided us with a waiver for these events. As of December 31, 2018, KBS was not in compliance with the financial covenants under the KBS Loan Agreement requiring no net annual post-tax loss for KBS or the minimum leverage ratio covenant as of these test dates. Additionally, KBS was not in compliance with the requirement to deliver the Company's fiscal year-end financial statements reviewed by an independent certified accounting firm acceptable to Gerber Finance within 105 days from the fiscal year ended December 31, 2018. The occurrence of any event of default under the KBS Loan Agreement may result in KBS’s obligations under the KBS Loan Agreement becoming immediately due and payable. In April 2019 and June 2019, we obtained a waiver from Gerber Finance for these events. In addition, the Company and Gerber Finance agreed to eliminate the minimum leverage ratio covenant for years after 2018.
As of December 31, 2018, EBGL was not in compliance with the following covenants under the Premier Loan Agreement: (i) requirement to maintain a Debt Service Coverage Ratio for the calendar year of at least 1.0; and (ii) a requirement to deliver the Company's fiscal year-end audited financial statements within 120 days of the end of each calendar year. The occurrence of any event of default under the Premier Loan Agreement may result in EBGL’s obligations under the Premier Loan Agreement becoming immediately due and payable. In April 2019, we obtained a waiver from Premier Bank for these events through August 1, 2019 (the current maturity date of the Premier Loan Agreement).

If the Company fails to comply with any financial covenants under our loan agreements with Gerber Finance or Premier Bank going forward, the applicable lender(s) may demand the repayment of the credit facilities amount outstanding and any unpaid interest thereon.

We have implemented several strategic initiatives, effected certain actions and continued to consider additional actions to improve the Company’s overall profitability and increase cash flows, including:

•	KBS’s strategic shift away from large commercial projects with significant site work to focus on its core competency of manufacturing modular buildings;

•
KBS’s efforts to improve operating efficiencies, including reconfiguring the South Paris factory to increase production, investments in automated equipment to reduce labor costs, implementing lean manufacturing techniques, and elimination of duplicate overhead costs through the shut-down of the Waterford factory;

•	Reduction in KBS workforce including manufacturing, sales, engineering and front-office staff;

•
KBS implemented a new dynamic pricing model for 2018, which was designed to determine its bid price quoted to customers on the most current cost information to better ensure full recovery of its manufacturing costs and improve overall gross margins;

•	In November 2018, EBGL made the final payment due to the sellers of EBGL, freeing up $0.1 million per month of cash flows to be used for operations;
As discussed in Note 15, in January 2018 and in June 2018, the Company issued unsecured promissory notes in the principal amounts of $0.5 million and $0.9 million, respectively, to LSV Co-Invest I to provide additional working capital for the Company;

•	In April 2019, KBS and EBGL executed sale leasebacks of several of their real estate properties (see further discussion in Note 20); and

•	We continue to look for opportunities to refinance our remaining debt on more favorable terms.
On September 10, 2018, ATRM entered into a non-binding letter of intent (the “LOI”) relating to the acquisition of ATRM (the "ATRM Acquisition") by Digirad Corporation ("Digirad") (NASDAQ: DRAD). Under the terms contemplated in the LOI, ATRM stockholders would have received consideration consisting of 0.4 shares of Digirad common stock for each share of outstanding ATRM common stock acquired by the Company in the ATRM Acquisition (see Note 4 for additional information). Although the LOI expired by its terms on December 31, 2018, Digirad and ATRM have had additional discussions regarding the

F-89

ATRM HOLDINGS, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)

terms and conditions of a proposed transaction and the consideration to be paid for ATRM shares. The parties are currently discussing that the consideration would not be Digirad shares of common stock, but some other form of security. In addition, on May 15, 2019, Digirad and ATRM entered into an Agreement which provides that, in the event the ATRM Acquisition does not close on or prior to December 31, 2019, ATRM will reimburse Digirad of certain consulting and related fees paid by Digirad on behalf of ATRM. We anticipate the ATRM Acquisition to close in the third quarter of 2019; however, the parties have not reached any definitive agreement, and there can be no assurance regarding timing of completion of regulatory approvals, which could delay timing of the closing, and any ATRM Acquisition would remain subject to the satisfaction of customary closing conditions.
Our historical operating results indicate substantial doubt exists related to the Company’s ability to continue as a going concern. We cannot predict with certainty the outcome of our actions to generate liquidity, including the availability of additional debt financing, or whether such actions would generate the expected liquidity as currently planned.
If we continue to experience operating losses, and we are not able to generate additional liquidity through the mechanisms described above or through some combination of other actions, we may not be able to continue operations. Additionally, a failure to generate additional liquidity could negatively impact our access to materials or services that are important to the operation of our business. In addition, these losses could further trigger violations of covenants under our debt agreements, resulting in accelerated payment of these loans.
There can be no assurance that our existing cash reserves, together with funds generated by our operations and any future financings, will be sufficient to satisfy our debt payment obligations, to avoid liquidity issues and/or fund operations beyond this fiscal year. Our inability to generate funds from our operations and/or obtain financing sufficient to satisfy our payment obligations may result in our obligations being accelerated by our lenders, which would likely have a material adverse effect on our business, financial condition and results of operations. Given these uncertainties, there can be no assurance that our existing cash reserves will be sufficient to avoid liquidity issues and/or fund operations beyond this fiscal year.

3.    RECENTLY ISSUED ACCOUNTING PRONOUNCEMENTS

In February 2016, the FASB issued ASU 2016-02, Leases. This standard requires the recognition of lease assets and liabilities for all leases, with certain exceptions, on the balance sheet. This ASU is effective for annual periods beginning after December 15, 2018, including interim periods within those fiscal years. The Company adopted ASU 2016-02 on January 1, 2019, and used the effective date as its date of initial application. As such, the Company did not adjust prior period amounts. The Company also elected to adopt the package of practical expedients upon transition, which permit companies to not reassess lease identification, classification, and initial direct costs under ASU 2016-02 for leases that commenced prior to the effective date. Upon adoption, the Company recorded a cumulative effect of initially applying this new standard resulting in the addition of $0.7 million of right of use assets and $0.7 million of corresponding short-term and long-term lease liabilities. For additional information on the required disclosures related to the impact of adopting this standard, see Note 12 to the Condensed Consolidated Financial Statements.

In April 2019, the FASB issued ASU 2019-04 ("ASU 2019-04"), Codification Improvements to Topics 326, Financial Instruments - Credit Losses ("Topics 326"), Topic 815 Derivatives and Hedging ("Topic 815") and Topic 825, Financial Instruments ("Topic 825"). This guidance clarifies areas of guidance related to the recently issued standards on credit losses (Topic 326), derivatives and hedging (Topic 815), and recognition and measurement of financial instruments (Topic 825). The new guidance will be effective for the Company beginning in the first quarter of fiscal 2021. The Company is evaluating the impact of the adoption of ASU 2019-04 on its Consolidated Financial Statements.

4.    JOINT VENTURE
Digirad Joint Venture and Services Agreement
On December 14, 2018, the Company entered into a Joint Venture Agreement with Digirad (the "Joint Venture Agreement"), forming Star Procurement, LLC ("Star Procurement"), with each of ATRM and Digirad holding a 50% interest. The purpose of the joint venture is for Star Procurement to purchase building materials and related goods from third parties and sell to KBS Builders, Inc., the Company's wholly owned subsidiary.  Star Procurement entered into a Services Agreement (the "Services Agreement") on January 2, 2019 with KBS in connection with the joint venture.  Digirad's initial capital contribution to the joint venture was $1.0 million. ATRM did not make an initial capital contribution. The Company manages the Joint Venture and is deemed to have decision making power over this joint venture.  Thus, the Company has consolidated its operations from the date

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ATRM HOLDINGS, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)

of the start of the joint venture; January 2, 2019.  Digirad’s contribution to the joint venture is considered noncontrolling interest and recorded as such in the Statement of Changes in Deficit.
5.     REVENUE RECOGNITION

The Company adopted ASC Topic 606 Revenue from Contracts with Customers ("ASC 606") as of January 1, 2018. The underlying principle of this new guidance is that an entity should recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration that the entity expects to be entitled to receive in exchange for those goods or services.

In accordance with the new guidance, the Company recognizes revenue at an amount that reflects the consideration that the Company expects to be entitled to receive in exchange for transferring goods or services to its customers. The Company's policy is to record revenue when control of the goods transfers to the customer. Net sales are comprised of gross revenues from sales of products less trade discounts and rebates.

The Company’s contracts do not offer a right to return any of the products sold unless covered under the assurance-type warranty offered. Assurance-type warranties provide a customer with assurance that the related product will function as the parties intended because it complies with agreed-upon specifications. Such warranties do not represent a separate performance obligation. The Company does not offer additional service-type warranties for its products.

Costs incurred to obtain a customer contract are not material to the Company for the KBS or EBGL revenue streams. The Company elected to apply the practical expedient to not capitalize costs to obtain contracts with a duration of one year or less, which are expensed and included within Cost of sales in the Condensed Consolidated Statements of Operations.

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ATRM HOLDINGS, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)

The Company generally requires deposits prior to the start of production of customer orders. The Company will not finance any part of the sale. The full balance is due upon delivery. Below is a summary of deposits utilized during the year by operating segment:

	Modular Home Manufacturing	Structured Wall Panel Manufacturing	Total
(in thousands)
December 31, 2018	$(181)	$(4)	$(184)
Revenue recognized that was included in deposit at beginning of period	181	4	184
Increase due to cash received, excluding amounts recognized as revenue during the period	(133)	(33)	(166)
March 31, 2019	$(133)	$(33)	$(166)

The Company has expanded its financial statement disclosures as required by this new standard. See Note 19, "Operating Segments" for additional disclosures provided as a result of this ASU.

6.    CASH, CASH EQUIVALENTS AND RESTRICTED CASH

The following table provides a reconciliation of cash, cash equivalents, and restricted cash reported within the Condensed Consolidated Balance Sheet that sum to the total of the same such amounts shown in the Condensed Consolidated Statement of Cash Flows (unaudited)(in thousands):

	March 31, 2019	December 31, 2018
Cash and cash equivalents	$87	$187
Restricted cash	556	501
Total cash, cash equivalents, and restricted cash shown in the Condensed Consolidated Statement of Cash Flows	$643	$688

Amounts included in restricted cash represent $0.5 million on deposit with Gerber Finance from time-to-time as additional collateral to support borrowing under the KBS loan agreement and an additional $86.1 thousand on deposit with INTL FC Stone related to our lumber commodity hedging program.

F-92

ATRM HOLDINGS, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)

7.     FAIR VALUE MEASUREMENTS

Financial assets reported at fair value on a recurring basis included the following (unaudited)(in thousands):

	March 31, 2019	December 31, 2018
Lumber derivative contracts (Level 1) (1)	$(14)	$5

Contingent earn-out receivable, current (based on Level 3 inputs): (2)	$—	$63

(1) Our Level 1 assets (lumber derivative contracts) fair value is based upon quoted market prices.

(2) The contingent earn-out receivable related to the transfer of our test handler product line to Boston Semi Automation LLC ("BSA") in April 2014. As of December 31, 2018, all payments by BSA had been made.

Quantitative information about Level 3 fair value measurements on a recurring basis at December 31, 2018 is summarized in the table below:

Fair Value Asset	Valuation Technique	Unobservable Input	Unobservable Input Amount
Contingent earn-out receivable related to transfer of test handler product line	Discounted cash flow	Total revenue for the remaining royalty period	$6.9 million
		Discount rate	2.41%

8.    DERIVATIVES

The Company occasionally enters into lumber derivative contracts in order to protect its gross profit margins from fluctuations caused by volatility in lumber prices. At March 31, 2019, the Company had a net long (buying) position of 660,000 board feet under six lumber derivatives contracts and had a short position of 660,000 board feet under six lumber derivative contracts with a net fair value of $(14.1) thousand, which is included in other current assets. The Company had restricted cash on deposit with the broker totaling $86.1 thousand at March 31, 2019.
At March 31, 2018, the Company had a net long (buying) position of 330,000 board feet under three lumber derivatives contracts with a fair value of $33.1 thousand, which is included in other current assets. In addition, at March 31, 2018, the Company had a long position of 1,320,000 board feet under twelve different lumber derivative call contracts and had a short position of 330,000 board feet under three different lumber derivative put contracts, with a net fair value of $55.2 thousand, which is also included in other current assets. The Company had restricted cash on deposit with the broker totaling $26.7 thousand at March 31, 2018.
Gains and losses from derivative instruments, none of which are designated as hedging instruments, are recorded in cost of sales in the Company’s statements of operations and included the following (unaudited)(in thousands):

	Three Months Ended March 31, 2019	Three Months Ended March 31, 2018
Realized gain (loss), net	$57	$42
Unrealized (loss) gain, net	(21)	62
Total	$36	$104

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ATRM HOLDINGS, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)

9.    ACCOUNTS RECEIVABLE, NET

Accounts receivable consists of the following (unaudited)(in thousands):

	March 31, 2019	December 31, 2018
Contract billings	$2,966	$3,094
Retainage	—	308
Subtotal	2,966	3,402
Less – allowance for doubtful accounts	(312)	(113)
Accounts receivable, net	$2,654	$3,289

10.    INVENTORIES

Inventory is comprised of the following (in thousands):

	March 31, 2019	December 31, 2018
Raw materials	$1,048	$1,438
Work-in-process	331	352
Finished goods	190	—
Inventories, net	$1,569	$1,790

F-94

ATRM HOLDINGS, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)

11.    INTANGIBLE ASSETS, NET

Intangible assets are comprised of the following (unaudited)(in thousands):

	March 31, 2019			December 31, 2018
	Gross Carrying Amount	Accumulated Amortization	Net Carrying Value	Gross Carrying Amount	Accumulated Amortization	Net Carrying Value
Indefinite-lived intangible assets:
Tradenames	$394	$—	$394	$394	$—	$394
Finite-lived intangible assets:
Customer relationships	2,097	(1,296)	801	2,097	(1,217)	880
Total intangible assets	$2,491	$(1,296)	$1,195	$2,491	$(1,217)	$1,274

Amortization expense amounted to approximately $79.0 thousand for each of the three months ended March 31, 2019 and 2018. Estimated amortization of purchased intangible assets over the next five years is as follows (unaudited)(in thousands):

2019 (nine months)	$238
2020	316
2021	163
2022	84
2023	—
Thereafter	—
Total	$801

12.    LEASES

In February 2016, the FASB issued ASU 2016-02, Leases, or ASU 2016-02, to enhance the transparency and comparability of financial reporting related to leasing arrangements. The Company adopted ASU 2016-02 on January 1, 2019, or the effective date, and used the effective date as its date of initial application.
At the inception of an arrangement, the Company determines whether the arrangement is or contains a lease based on the facts and circumstances present. Most leases with a term greater than one year are recognized on the balance sheet as right-of-use assets, lease liabilities and, long-term lease liabilities. The Company has elected not to recognize on the balance sheet leases with terms of one year or less. Operating lease liabilities and their corresponding right-of-use assets are recorded based on the present value of lease payments over the expected remaining fixed lease term. Certain adjustments to the right-of-use asset may be required for items such as incentives received. In calculating the present value of future lease payments, the Company utilizes its incremental borrowing rates, which are the rates incurred to borrow on a collateralized basis over a similar term an amount equal to the lease payments in a similar economic environment. The Company has elected to utilize a single blended interest rate based on geographies and lease terms that comprise the lease portfolio.
Although separation of lease and non-lease components is required, certain practical expedients are available. Entities may elect the practical expedient to not separate lease and non-lease components. The Company has elected to account for the lease and non-lease components of each of its operating leases as a single lease component and allocate all of the contract consideration to the lease component only. The lease component results in an operating right-of-use asset being recorded on the balance sheet and amortized on a straight-line basis as lease expense.
Many of the Company’s leases contain options to renew and extend lease terms and options to terminate leases early. The Company does not recognize the right-of-use asset or lease liability for renewal or termination periods unless the Company is reasonably certain to exercise the option at lease inception.
The Company has operating leases for real estate and non-real estate in Minnesota, Wisconsin and Maine. The Company has finance leases for some equipment that is immaterial.
The Company has lease arrangements with lease and non-lease components and has elected to account for the lease and non-lease component as a single lease component, and has allocated all of the contract consideration to the lease component only. The Company has existing net leases in which the non-lease components (e.g. common area maintenance, maintenance,

F-95

ATRM HOLDINGS, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)

consumables, etc.) are paid separately from rent based on actual costs incurred and therefore are not included in the right-of-use asset and lease liability and are reflected as an expense in the period incurred.
As of March 31, 2019, a right-of-use asset of $0.6 million and lease liability of $0.6 million are reflected on the balance sheet.
The elements of lease expense were as follows (dollars in thousands)(unaudited):

Three Months Ended March 31, 2019
Lease Cost
Operating lease cost	$68
Variable lease cost	34
Total lease cost	$102

Other Information
Operating cash flows used for operating leases	$67

Operating Leases
Weighted average discount rate	10.0%
Weighted average remaining lease term (years)	2.75
Future lease payments under non-cancelable leases as of March 31, 2019 were as detailed below (in thousands)(unaudited):

2019 (nine months)	$201
2020	273
2021	207
2022	—
2023	—
Total lease payments	681
Less: imputed interest	76
Total operating liabilities	$605

13.     OTHER ACCRUED LIABILITIES

Other accrued liabilities are comprised of the following (unaudited)(in thousands):

	March 31, 2019	December 31, 2018
Accrued taxes (1)	$1,313	$1,815
Accrued interest expense	633	148
Accrued dividend payable	448	449
Accrued sales rebates	152	141
Accrued health insurance costs	67	67
Accrued warranty	58	56
Other	25	21
Total other accrued liabilities	$2,696	$2,697

(1) Primarily includes accrued sales and use taxes.

F-96

ATRM HOLDINGS, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)

Changes in accrued warranty are summarized below (unaudited)(in thousands):

	Three Months Ended March 31,
	2019	2018
Accrual balance, beginning of period	$56	$50
Accruals for warranties	2	2
Accrual balance, end of period	$58	$52

14.    NOTES PAYABLE
As of March 31, 2019, we had outstanding revolving lines of credit of approximately $6.3 million. Our notes payable primarily included (i) $3.4 million principal outstanding on KBS’s $4.0 million revolving credit facility under the KBS Loan Agreement and (ii) $2.9 million principal outstanding on EBGL’s $3.0 million revolving credit facility under the Premier Loan Agreement, net of an immaterial amount of unamortized financing fees.
KBS Loan Agreement
The KBS Loan Agreement provides KBS with a revolving line of credit with borrowing availability of up to $4.0 million. Availability under the line of credit is based on a formula tied to KBS’s eligible accounts receivable, inventory, real estate and other collateral. The KBS Loan Agreement was scheduled to expire on February 22, 2018, but, under the terms of the agreement, was extended automatically for an additional one-year period ending on February 22, 2019. Under the terms of the agreement, the KBS Loan Agreement was extended automatically for an additional one-year period ending on February 22, 2020. The KBS Loan Agreement will extend again automatically for an additional one-year period unless a party provides prior written notice of termination. Upon the final expiration of the term of the KBS Loan Agreement, the outstanding principal balance is payable in full. Borrowings bear interest at the prime rate plus 2.75%, with interest payable monthly. The KBS Loan Agreement also provides for certain fees payable to Gerber Finance during its term, including a 1.5% annual facilities fee and a 0.10% monthly collateral monitoring fee. KBS’s obligations under the KBS Loan Agreement are secured by all of its property and assets and are guaranteed by ATRM. Unsecured promissory notes issued by KBS and ATRM are subordinate to KBS’s obligations under the KBS Loan Agreement. The KBS Loan Agreement contains representations, warranties, affirmative and negative covenants, events of default and other provisions customary for financings of this type. Financial covenants require that KBS maintain a maximum leverage ratio (as defined in the KBS Loan Agreement) and KBS not incur a net annual post-tax loss in any fiscal year during the term of the KBS Loan Agreement. At March 31, 2019, approximately $3.4 million was outstanding under the KBS Loan Agreement, which, after offset of an immaterial amount of unamortized deferred financing costs, is presented at a net amount of approximately $3.4 million on the Condensed Consolidated Balance Sheet.
 The parties to the Acquisition Loan Agreement have amended the Acquisition Loan Agreement to waive certain covenants and to make certain amendments in connection with the termination of the EBGL Loan Agreement and refinancing under the Premier Loan Agreement.

The parties to the KBS Loan Agreement have amended the KBS Loan Agreement to provide for increased availability under the KBS Loan Agreement to KBS under certain circumstances, including for new equipment additions, and certain other changes, as well as a waiver of certain covenants.

On September 29, 2017, the parties to both the KBS Loan Agreement and the Acquisition Loan Agreement amended the respective loan agreements in conjunction with the Exchange with Lone Star Value Investors, LP ("LSVI") and LSV Co-Invest I (see discussion below).

In connection with amending the KBS Loan Agreement, Jeffrey E. Eberwein, Chairman of the Company’s Board of Directors (the “Board”), executed a guaranty dated November 20, 2017 in favor of Gerber Finance unconditionally guaranteeing up to $0.5 million of KBS’s obligations under the KBS Loan Agreement arising from certain permitted over advances. On December 22, 2017, the Company also entered into a Fourth Agreement of Amendment to Loan and Security Agreement to amend the terms of the Acquisition Loan Agreement to reflect certain changes made to the KBS Loan Agreement.

Through a series of correspondence between KBS and Gerber Finance, on or about January 15, 2018, which the parties to the KBS Loan Agreement deemed to be the Seventh Agreement of Amendment to the Loan and Security Agreement, the parties clarified certain definitions in the KBS Loan Agreement.

F-97

ATRM HOLDINGS, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)

On October 1, 2018, the parties to the KBS Loan Agreement entered into an Eighth Agreement of Amendment to the Loan and Security Agreement to extend the availability of up to $0.6 million of over advances to KBS above the borrowing base in order to provide KBS with additional working capital. The overadvance was scheduled to be paid down by $75.0 thousand per week beginning January 4, 2019 in order to be fully repaid on or before February 23, 2019 to coincide with the expiration date of the line of credit. As the line was automatically renewed through February 23, 2020, Gerber Finance has subsequently agreed to begin the scheduled pay down of $75.0 thousand per week to begin on February 15, 2019 for eight weeks with final repayment scheduled for April 8, 2019. The $0.6 million overadvance was paid in full on April 3, 2019.

As of December 31, 2018 and 2017, KBS was not in compliance with the financial covenants requiring no net annual post-tax loss for KBS or the minimum leverage ratio covenant as of these test dates. Additionally, KBS was not in compliance with the requirement to deliver the Company's fiscal year-end financial statements reviewed by an independent certified accounting firm acceptable to Gerber Finance within 105 days from the fiscal year ended December 31, 2017. The occurrence of any event of default under the KBS Loan Agreement may result in KBS’s obligations under the KBS Loan Agreement becoming immediately due and payable. In April 2019 and June 2019, we obtained a waiver from Gerber Finance for these events. In addition obtaining a waiver for these covenants, the Company and Gerber Finance agreed to eliminate the minimum leverage ratio covenant for fiscal years after 2018 (see Note 20). If the Company fails to comply with any financial covenants under our loan agreements with Gerber Finance going forward, Gerber Finance may demand the repayment of the credit facilities amount outstanding and any unpaid interest thereon.
Promissory Note Sale to Digirad

On December 14, 2018, the Company issued to Digirad an unsecured promissory note in the principal amount of $0.3 million in exchange for the same amount in cash (the “Digirad Note”). The Digirad Note bears interest at 10.0% per annum for the first 12 months of its term, and at 12.0% per annum for the remaining 12 months. All unpaid principal and interest under the Digirad Note is due on December 14, 2020. The Company may prepay the Digirad Note at any time after a specified amount of advance notice to Digirad (subject to certain restrictions under the Company’s existing loan agreements). The Digirad Note provides for customary events of default, the occurrence of any of which may result in the principal and unpaid interest then outstanding becoming immediately due and payable.

EBGL Line of Credit

On October 4, 2016, concurrently with the EBGL Acquisition, the Company entered the EBGL Loan Agreement with Gerber Finance providing EBGL with a revolving working capital line of credit of up to $3.0 million. Availability under the EBGL Loan Agreement was based on a formula tied to the borrowers’ eligible accounts receivable, inventory and equipment. The initial term of the EBGL Loan Agreement was set to expire on October 3, 2018, but extended automatically for additional one-year periods unless a party provided prior written notice of termination. Borrowings bear interest at the prime rate plus 2.75%, with interest payable monthly and the outstanding principal balance was payable upon the expiration of the term of the EBGL Loan Agreement. Initially, availability under the EBGL Loan Agreement was limited to $1.0 million, which amount could be increased to up to $3.0 million in increments of $0.5 million upon the request of the borrowers and in the discretion of Gerber Finance. Obligations under the EBGL Loan Agreement were secured by all of the borrowers’ assets and were guaranteed by the Company and its other subsidiaries. The EBGL Loan Agreement contained representations, warranties, affirmative and negative covenants, events of default and other provisions customary for financings of this type. Financial covenants required that EBGL maintained a minimum tangible net worth and a minimum debt service coverage ratio. The Company refinanced the EBGL Loan Agreement through a new $3.0 million revolving working capital line of credit with Premier on June 30, 2017.

On June 30, 2017, EBGL entered into the Premier Loan Agreement with Premier providing EBGL with a working capital line of credit of up to $3.0 million. The Premier Loan Agreement replaced the EBGL Loan Agreement with Gerber Finance, which was terminated on the same date. Availability under the Premier Loan Agreement is based on a formula tied to EBGL’s eligible accounts receivable, inventory and equipment, and borrowings bear interest at the prime rate plus 1.50%, with interest payable monthly and the outstanding principal balance payable upon expiration of the term of the Premier Loan Agreement. The Premier Loan Agreement also provides for certain fees payable to Premier during its term. The initial term of the Premier Loan Agreement was scheduled to expire on June 30, 2018, but was extended by Premier until February 1, 2019. In February 2019, the Premier Loan Agreement was extended further by Premier until August 1, 2019. The Premier Loan Agreement may be further extended from time to time at our request, subject to approval by Premier. EBGL’s obligations under the Premier Loan Agreement are secured by all of their inventory, equipment, accounts and other intangibles, fixtures and all proceeds of the foregoing.

As of December 31, 2017 and 2018, EBGL was not in compliance with the following covenants under the Premier Loan Agreement: (i) requirement to maintain a Debt Service Coverage Ratio for the calendar year of at least 1.0; and (ii) a requirement

F-98

ATRM HOLDINGS, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)

to deliver the Company's fiscal year-end audited financial statements within 120 days of the end of each calendar year. The occurrence of any event of default under the Premier Loan Agreement may result in EBGL’s obligations under the Premier Loan Agreement becoming immediately due and payable. In April 2019, we obtained a waiver from Premier for these events through August 1, 2019 (the current maturity date of the Premier Loan Agreement).

If the Company fails to comply with any financial covenants under our loan agreements with Gerber Finance or Premier going forward, the applicable lender(s) may demand the repayment of the credit facilities amount outstanding and any unpaid interest thereon.

The Premier Loan Agreement contains representations, warranties, affirmative and negative covenants, events of default and other provisions customary for financings of this type. The occurrence of any event of default under the Premier Loan Agreement may result in the obligations of EBGL becoming immediately due and payable.

As a condition to closing the Premier Loan Agreement, each of the Company and Jeffrey E. Eberwein, Chairman of the Company's Board, executed a guaranty, dated as of the same date, in favor of Premier, absolutely and unconditionally guaranteeing all of EBGL’s obligations under the Premier Loan Agreement.

In connection with EBGL’s entry into the Premier Loan Agreement, and on the same date, EBGL repaid in full all of their obligations under and terminated the EBGL Loan Agreement. Pursuant to the termination of the EBGL Loan Agreement, all obligations of the Company in favor of Gerber Finance in connection with the EBGL Loan Agreement were extinguished.

F-99

ATRM HOLDINGS, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)

15.    LONG-TERM DEBT

Long-term debt is comprised of the following (unaudited)(in thousands):

	March 31, 2019	December 31, 2018
Promissory note payable to Gerber Finance, secured, interest at the current prime rate plus 3.0% payable monthly with any unpaid principal and interest due on December 31, 2018 (automatically extended to December 31, 2019 as neither party elected to terminate), supported by pledge agreement between LSVI and Gerber Finance of up to $3.0 million plus additional fees	$3,000	$3,000
Promissory note payable to LSV Co-Invest I (a Related Party), unsecured, interest of 10% per annum (12% per annum PIK interest) payable semi-annually in July and January, with any unpaid principal and interest due on January 12, 2020	909	909
Promissory note payable to LSV Co-Invest I (a Related Party), unsecured, interest of 10% per annum (12% per annum PIK interest) payable semi-annually in July and January, with any unpaid principal and interest due on January 12, 2020	528	528
Promissory note payable to LSVM (a Related Party), unsecured, interest of 10.0% per annum (12% per annum PIK Interest) payable annually, with any unpaid principal and interest due on November 30, 2020	300	300
Digirad (a Related Party) unsecured promissory note, interest at 10.0% per annum for the first 12 months of its term, and at 12.0% per annum for the remaining 12 months. All unpaid principal and interest under the Digirad Note is due on December 14, 2020	275	275
Vehicle financing, interest at 5.9% per annum, due June 20, 2023	76	79
Equipment financing, interest at 10.0% per annum, due November 26, 2020	44	—
EBGL computer equipment and software financing, secured by underlying assets, interest at 9.0% per annum, payable in monthly installments of $1,105 per month, through May 2022	36	39
KBS software installment payment agreement, unsecured, interest at 8.0% per annum, payable in monthly installments of $1,199 through September 2020	20	21
Revolving equipment credit line, unsecured	9	10
Total long-term debt	5,197	5,161
Current portion	(3,069)	(3,048)
Noncurrent portion	$2,128	$2,113

As of December 31, 2018, the Company was not in compliance with certain covenants with its Gerber promissory note totaling $3.0 million. These covenant breaches include:  debt service coverage ratio and timely reporting of financial statements.   The Company received a waiver, dated as of June 25, 2019, for these covenant breaches through December 31, 2018.

Amendments to Gerber Finance Loan Agreements

On February 22, 2019, the Company entered into a Ninth Agreement of Amendment to Loan and Security Agreement (the “Ninth KBS Loan Amendment”) to amend the terms of the KBS Loan Agreement to extend the availability of up to $0.6 million of over advances through no later than February 23, 2020 in order to provide KBS with additional working capital. The overadvance was paid in full in April 2019.

In connection with the Ninth KBS Loan Amendment, Mr. Eberwein executed a reaffirmation of guaranty in favor of Gerber Finance relating to his unconditional guaranty of $0.6 million of KBS’s obligations under the KBS Loan Agreement arising from the $0.6 million of over advances permitted under the Ninth KBS Loan Amendment.

F-100

ATRM HOLDINGS, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)

16.    STOCK INCENTIVE PLAN AND SHARE-BASED COMPENSATION

ATRM uses the fair value method to measure and recognize share-based compensation. We determine the fair value of stock options on the grant date using the Black-Scholes option valuation model. We determine the fair value of restricted stock awards based on the quoted market price of our common stock on the grant date. We recognize the compensation expense for stock options and restricted stock awards on a straight-line basis over the vesting period of the applicable awards.

2014 Incentive Plan

The Company has a stock incentive plan that was approved by the Board and became effective on December 4, 2014 (the “2014 Plan”) upon approval by shareholders. The 2014 Plan is administered by the Compensation Committee of the Board. The purpose of the 2014 Plan is to provide employees, consultants and Board members the opportunity to acquire an equity interest in the Company through the issuance of various stock-based awards such as stock options and restricted stock.
On December 18, 2017, ATRM granted 70,000 restricted shares of the Company's common stock to its directors and its Chief Financial Officer (10,000 shares each). The shares vest one year after the grant date and the fair value of the awards was determined to be $1.18 per share, the closing price of our common stock on the grant date. Compensation expense related to these grants amount to approximately $20.4 thousand for the three months ended March 31, 2018 and is included in the caption "Selling, general and administrative expenses" in our Condensed Consolidated Statement of Operations. The remaining compensation expense was recognized in full in 2018.
On December 12, 2018, ATRM granted 70,000 shares of the Company's common stock to its directors, its Chief Executive Officer and Chief Financial Officer (10,000 shares each) and granted an additional 40,000 shares of the Company's common stock to each member of the Board of Director's Special Committee (10,000 shares each). The shares vest one year after the grant date and the fair value of the awards was determined to be $0.20 per share, the closing price of our common stock on the grant date. Compensation expense related to these grants was $5.4 thousand for the three months ended March 31, 2019 and is included in the caption "Selling, general and administrative expenses" in our Condensed Consolidated Statement of Operations. The remaining compensation expense of approximately $15.9 thousand will be recognized on a straight-line basis through December 12, 2019, subject to forfeitures.
17.    INCOME TAXES

We record the benefit we will derive in future accounting periods from tax losses and credits and deductible temporary differences as “deferred tax assets.” We record a valuation allowance to reduce the carrying value of our net deferred tax assets if, based on all available evidence, it is more likely than not that some or all of the deferred tax assets will not be realized. Since 2009, we have maintained a valuation allowance to fully reserve our deferred tax assets. We recorded a full valuation allowance in 2009 because we determined there was not sufficient positive evidence regarding our potential for future profits to outweigh the negative evidence of our three-year cumulative loss position at that time. We expect to continue to maintain a full valuation allowance until we determine that we can sustain a level of profitability that demonstrates our ability to realize these assets. To the extent we determine that the realization of some or all of these benefits is more likely than not based upon expected future taxable income, a portion or all of the valuation allowance will be reversed. Such a reversal would be recorded as an income tax benefit and, for some portion related to deductions for stock option exercises, an increase in shareholders’ equity.
As of March 31, 2019, we have a net deferred tax liability of $10.0 thousand for the taxable differences related to our indefinite-lived intangible assets when calculating our valuation allowance due to the unpredictability of the reversal of these differences.

18.    LEGAL PROCEEDINGS

From time to time, in the ordinary course of ATRM’s business, the Company is party to various disputes, claims and legal proceedings. In the opinion of management, based on information available at this time, such disputes, claims and proceedings will not have a material effect on ATRM’s condensed consolidated financial statements.

F-101

ATRM HOLDINGS, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)

19.    OPERATING SEGMENTS

The Company manages and organizes its business in two distinct reportable segments: (i) modular building manufacturing and (ii) structural wall panel and wood foundation manufacturing, including building supply retail operations. The modular building manufacturing segment, through KBS, manufactures modular buildings for both single-family residential homes and larger, commercial building projects. The structural wall panel and wood foundation manufacturing segment (which also includes the building supply retail operations) manufactures structural wall panels for both residential and commercial projects as well as permanent wood foundation systems for residential homes, through the EdgeBuilder subsidiary, in addition to operating a local building supply retail operation, through the Glenbrook subsidiary. The Company also has corporate level activities and expenditures which are not considered a reportable segment.

Each segments’ accounting policies are the same as those described in the summary of significant accounting policies, included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2018. There are no intersegment sales.
The Company’s reportable business segments are strategic business units that offer different products and services. Each segment is managed separately because they have different manufacturing processes and market to different customer bases, in geographically different markets.
The following table presents certain financial information regarding each reportable segment (unaudited)(in thousands):

	Modular Home Manufacturing		Structural Wall Panel Manufacturing		Total
March 31,	2019	2018	2019	2018	2019	2018
Segment net sales	$2,378	$4,849	$4,957	$2,835	$7,335	$7,684
Depreciation and amortization expense	135	132	55	48	190	180
Interest expense, net	76	90	125	134	201	224
Segment net (loss) income	(797)	(284)	387	(281)	(410)	(565)
Total segment assets	5,166	7,095	4,348	3,563	9,514	10,658
Expenditures for segment assets	—	12	60	5	60	17

     Reconciliation of Segment Information (unaudited)(in thousands)

The following table presents the reconciliation of revenues (in thousands):

March 31,	2019	2018
Total net sales for reportable segments	$7,335	$7,684
Consolidated net sales	$7,335	$7,684

The following table presents the reconciliation of net loss (unaudited)(in thousands):

March 31,	2019	2018
Total net loss for reportable segments	$(410)	$(565)
Unallocated amounts:
Other corporate expenses	(306)	(430)
Interest expense	(62)	(13)
Change in fair value of contingent earn-out	—	2
Provision for income taxes	(3)	(4)
Consolidated net loss	$(781)	$(1,010)

F-102

ATRM HOLDINGS, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)

The following table presents the reconciliation of assets (unaudited)(in thousands):

	March 31,	December 31,
	2019	2018
Total assets for reportable segments	9,514	$10,937
Other assets	1,480	641
Consolidated assets	$10,994	$11,578

The following table presents the reconciliation other significant adjustments (unaudited)(in thousands):

	Segment Totals		Unallocated Amount		Consolidated Totals
March 31,	2019	2018	2019	2018	2019	2018
Depreciation and amortization expense	$190	$180	$—	$—	$190	$180
Interest expense	201	224	62	13	263	237

The unallocated amounts of interest expense is the amount of interest incurred by the Company at the parent level, but not allocated to the operating segments. The unallocated amounts reflect amounts incurred at the parent not allocated to the operating segments. None of the other adjustments are considered significant.

20.    SUBSEQUENT EVENTS

Merger with Digirad Corporation

On September 10, 2018, Digirad announced that its board of directors had approved the conversion of Digirad into a diversified holding company and in conjunction with that new structure, that it would be acquiring the Company. Under the terms contemplated in the LOI, ATRM shareholders of the Company would have received consideration consisting of 0.4 shares of Digirad common stock for each share of outstanding ATRM common stock acquired by the Company in the ATRM Acquisition. Although the LOI expired by its terms on December 31, 2018, Digirad and ATRM have had additional discussions regarding the terms and conditions of a proposed transaction and the consideration to be paid for ATRM shares. The parties are currently discussing that the consideration would not be Digirad shares of common stock, but some other form of security. In addition, on May 15, 2019, Digirad and ATRM entered into an Agreement which provides that, in the event the ATRM Acquisition does not close on or prior to December 31, 2019, ATRM will reimburse Digirad of certain consulting and related fees paid by Digirad on behalf of ATRM. We anticipate the ATRM Acquisition to close in the third quarter of 2019; however, the parties have not reached any definitive agreement, and there can be no assurance regarding timing of completion of regulatory approvals, which could delay timing of the closing and any ATRM Acquisition would remain subject to the satisfaction of customary closing conditions.

As of July 1, 2019, Jeffrey E. Eberwein, the Chairman of the Company’s Board, owns approximately 17.4% of the outstanding common stock of ATRM. Mr. Eberwein also is the Chairman of the Board of Digirad and beneficially owns 869,152 shares of Digirad's common stock, or approximately 4.3% of the shares outstanding. Mr. Eberwein is also the Chief Executive Officer of Lone Star Value Management, LLC ("LSVM"), which is the investment manager of LSVI, and LSVI owns 222,577 shares of the Company’s Series B Stock and another 374,562 shares of Series B Stock are owned directly by LSV Co-Invest I. Through these relationships and other relationships with affiliated entities, Mr. Eberwein may be deemed the beneficial owner of the securities owned by LSVI and LSV Co-Invest I. Mr. Eberwein disclaims beneficial ownership of Series B Stock, except to the extent of his pecuniary interest therein. LSV Co-Invest I also holds unsecured promissory notes of the Company in the principal amount totaling $1.4 million, the LSV Co-Invest I Notes Payable, and LSVM holds an unsecured note with a principal amount totaling $0.3 million, the LSVM Note. In addition, LSVI has pledged up to $3.0 million plus additional fees as collateral for a current debt of ATRM.
Amendments to Gerber Finance Loan Agreements

On April 1, 2019, the Company entered into a Tenth Agreement of Amendment to Loan and Security Agreement (the “Tenth KBS Loan Amendment”) to amend the terms of the KBS Loan Agreement, and a Fifth Agreement of Amendment to Loan and Security Agreement (the “Fifth EBGL Loan Amendment”) to amend the terms of the Acquisition Loan Agreement. The Tenth KBS Loan Amendment and the Fifth EBGL Loan Amendment amended the terms of the KBS Loan Agreement and the Acquisition Loan Agreement, respectively, to permit the Company’s acquisition of LSVM and to clarify the parties’ rights and duties in connection therewith, among other things.

F-103

ATRM HOLDINGS, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)

In connection with the Tenth KBS Loan Amendment, Mr. Eberwein executed a reaffirmation of guaranty in favor of Gerber Finance relating to his unconditional guaranty of $0.6 million of KBS’s obligations under the KBS Loan Agreement arising from the $0.6 million of over advances permitted under the Ninth KBS Loan Amendment.

On April 15, 2019, the Company entered into an Eleventh Agreement of Amendment to Loan and Security Agreement (the “Eleventh KBS Loan Amendment”) to amend the terms of the KBS Loan Agreement to (i) provide for increased borrowing capability; (ii) to eliminate the Leverage Ratio financial covenant required by Schedule III (Financial Covenants); and (iii) to amend the Net Loss covenant required by Schedule III (Financial Covenants). In addition, the Eleventh KBS Loan Amendment provided a waiver for certain covenants for the 2017 and 2018 fiscal years. In connection with the Eleventh KBS Loan Amendment, Mr. Eberwein executed a reaffirmation of agreements in favor of Gerber Finance relating to his unconditional guaranty as described above and any other documents related to KBS.

Acquisition of Lone Star Value Management
On April 1, 2019, the Company entered into a Membership Interest Purchase Agreement (the “LSVM Purchase Agreement”) with LSVM and Mr. Eberwein. Pursuant to the terms of the LSVM Purchase Agreement, Mr. Eberwein sold all of the issued and outstanding membership interests of LSVM to the Company (the “LSVM Acquisition”) for a purchase price of $100, subject to a working capital adjustment provision. The LSVM Acquisition closed simultaneously with the execution and delivery of the LSVM Purchase Agreement, with working capital adjusted to January 1, 2019, as a result of which LSVM became a wholly-owned subsidiary of ATRM. Pursuant to the LSVM Purchase Agreement, the current assets (as well as the $0.3 million LSVM December 2018 Note issued by the Company) and current liabilities existing prior to January 1, 2019 remain with Mr. Eberwein. The LSVM Purchase Agreement contains representations, warranties, covenants and indemnification provisions customary for transactions of this type. The Company's entry into the LSVM Purchase Agreement and the LSVM Acquisition were unanimously approved by a special committee of the Board comprised solely of independent directors. As of the date of these condensed consolidated financial statements, the initial accounting for the LSVM Acquisition was incomplete, as the Company continues to determine the fair value of the acquired assets and liabilities. As of the date of these condensed consolidated financial statements, the initial accounting for this acquisition was incomplete as the Company is currently working to determine the fair value of the acquired assets and liabilities.
Sale of Maine Facilities
On April 3, 2019, 947 Waterford Road, LLC (“947 Waterford,” a wholly-owned indirect subsidiary of Digirad) entered into a Purchase and Sale Agreement (the “Waterford Purchase Agreement”) with KBS, pursuant to which 947 Waterford purchased certain real property and related improvements (including buildings) located in Waterford, Maine (the “Waterford Facility”) from KBS (the “Waterford Transaction”), and acquired the Waterford Facility. The Waterford Purchase Agreement contains representations, warranties and covenants of KBS and 947 Waterford that are customary for a transaction of this nature. The purchase price of the Waterford Facility is $1.0 million, subject to adjustment for taxes and other charges and assessments.
947 Waterford is a wholly-owned indirect subsidiary of Digirad, formed for the purpose of acquiring and holding the Waterford Facility.
On April 3, 2019, 300 Park Street, LLC (“300 Park,” a wholly-owned indirect subsidiary of Digirad) entered into a Purchase and Sale Agreement (the “Park Purchase Agreement”) with KBS, pursuant to which 300 Park purchased certain real property and related improvements and personal property (including buildings, machinery and equipment) located in Paris, Maine (the “Park Facility”) from KBS (the “Park Transaction”), and acquired the Park Facility. The Park Purchase Agreement contains representations, warranties and covenants of KBS and 300 Park that are customary for a transaction of this nature. The purchase price of the Park Facility is $2.9 million, subject to adjustment for taxes and other charges and assessments.
On April 3, 2019, KBS entered into a separate lease agreement with each of 947 Waterford (the “Waterford Lease”) and 300 Park (the “Park Lease”). The Waterford Lease has an initial term of 120 months, which is subject to extension. The base rental payments associated with the initial term under the Waterford Lease are estimated to be between $1.2 million and $1.3 million in the aggregate. The Park Lease has an initial term of 120 months, which is subject to extension. The base rental payments associated with the initial term under the Park Lease are estimated to be between $3.3 million and $3.6 million in the aggregate.
On April 3, 2019, KBS entered into a lease agreement (the “Oxford Lease”) with 56 Mechanic Falls Road, LLC (“56 Mechanic,” a wholly-owned indirect subsidiary of Digirad), in connection with that certain real property and related improvements and personal property owned by RJF – Keiser Real Estate, LLC (“RJF”) (including buildings, fixtures, and other improvements on the land, and all machinery and equipment and other personal property, if any, owned by RJF and located on the property) located in Oxford, Maine (the “Oxford Premises”). The Oxford Lease was amended as of April 18, 2019 (the “Oxford Lease

F-104

ATRM HOLDINGS, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)

Amendment”) to provide that the commencement date will be the later of the closing of the sale of the Oxford Premises (the "Oxford Transaction"), which occurred on March 27, 2019, and the date that possession of the leased premises is able to be delivered to KBS, which is anticipated to occur on or prior to June 30, 2019. The Oxford Transaction is pursuant to that certain Purchase and Sale Agreement between 56 Mechanic and RJF. The Oxford Lease has an initial term of 120 months, which is subject to extension. The base rental payments associated with the initial term under the Oxford Lease are estimated to be between $1.4 million and $1.6 million in the aggregate. ATRM has unconditionally guaranteed the performance of all obligations under each of the Leases to be performed by KBS, including, without limitation, the payment of all required rent.

F-105

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 20.    Indemnification of Directors and Officers

The registrant is incorporated under the laws of the State of Delaware. Section 145 (“Section 145”) of the General Corporation Law of the State of Delaware, as the same exists or may hereafter be amended (the “DGCL”), provides that a Delaware corporation may indemnify any persons who were, are or are threatened to be made, parties to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person is or was an officer, director, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation’s best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his conduct was illegal. A Delaware corporation may indemnify any persons who are, were or are threatened to be made, a party to any threatened, pending or completed action or suit by or in the right of the corporation by reason of the fact that such person was a director, officer, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit, provided such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation’s best interests, provided that no indemnification is permitted without judicial approval if the officer, director, employee or agent is adjudged to be liable to the corporation. Where an officer, director, employee or agent is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him against the expenses which such officer or director has actually and reasonably incurred.

Section 145 further authorizes a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against any liability asserted against him and incurred by him in any such capacity, arising out of his status as such, whether or not the corporation would otherwise have the power to indemnify him under Section 145.

Section 102(b)(7) of the DGCL permits a corporation to include in its certificate of incorporation a provision eliminating or limiting the personal liability of a director of a corporation to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provision shall not eliminate or limit the liability of a director (i) for any breach of the directors’ duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL (relating to unlawful payment of dividends and unlawful stock purchase and redemption) or (iv) for any transaction from which the director derived an improper personal benefit.

The registrant’s restated certificate of incorporation provides that, to the fullest extent permitted by law, a director of the registrant shall not be personally liable to the registrant or to its stockholders for monetary damages for any breach of fiduciary duty as a director. Article V of the registrant’s restated certificate of incorporation also provides:

“(A) EXCULPATION. A director of the [Digirad Corporation (the “Corporation”)] (each, a “Director” and collectively, the “Directors”) shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a Director, except for liability (i) for any breach of the Director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law or (iv) for any transaction from which the Director derived any improper personal benefit. If the Delaware General Corporation Law is hereafter amended to further reduce or to authorize, with the approval of the Corporation’s stockholders, further reductions in the liability of the Directors for breach of fiduciary duty, then a Director shall not be liable for any such breach to the fullest extent permitted by the Delaware General Corporation Law as so amended.

(B) INDEMNIFICATION. To the extent permitted by applicable law, the Corporation is also authorized to provide indemnification of (and advancement of expenses to) such agents (and any other persons to which Delaware law permits the Corporation to provide indemnification) through bylaw provisions, agreements with such agents or other persons, vote of stockholders or disinterested Directors or otherwise, in excess of the indemnification and advancement otherwise permitted by Section 145 of the Delaware General Corporation Law, subject only to limits created by applicable Delaware law (statutory or non-statutory), with respect to actions for breach of duty to the Corporation, its stockholders and others.

(C) EFFECT OF REPEAL OR MODIFICATION. Any repeal or modification of any of the foregoing provisions of this Article V shall be prospective and shall not adversely affect any right or protection of a Director, officer, agent or other person existing at the time of, or increase the liability of any Director with respect to any acts or omissions of such Director occurring prior to, such repeal or modification.”

Furthermore, the registrant’s bylaws provide (A) for indemnification of Directors as set forth above, and (B) indemnification of officers of the registrant to the fullest extent permitted by the Delaware General Corporation Law.

The registrant has entered into, and intend to continue to enter into, separate indemnification agreements with its directors, executive officers, and other key employees, in addition to the indemnification provided for in the registrant’s restated certificate of incorporation and amended and restated bylaws. The registrant also has directors and officers insurance which includes insurance for claims against these persons brought under securities laws.

Item 21.    Exhibits and Financial Statement Schedules

        (a)   See Exhibit Index.

        (b)   Not applicable.

        (c)   Not applicable.

Item 22.    Undertakings

(a)	(a)	The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement); and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(5)	That, for purposes of determining any liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(6)	That, for the purpose of determining liability of the Registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b)	That, for the purpose of determining any liability under the Securities Act of 1933 to any purchaser, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(g)	The undersigned registrant hereby undertakes as follows:

(i)	That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(ii)	That every prospectus (i) that is filed pursuant to paragraph (g)(i) immediately preceding, or (ii) that purports to meet the requirements of section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h)	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(b)	The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(c)	The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Suwanee, State of Georgia, on the 7th day of August, 2019.

DIGIRAD CORPORATION

By:	/s/ Matthew G. Molchan
Matthew G. Molchan President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Matthew G. Molchan
Matthew G. Molchan	President, Chief Executive Officer and Director (Principal Executive Officer)	August 7, 2019

/s/ David J. Noble
David J. Noble	Chief Operating Officer and Chief Financial Officer (Principal Financial and Accounting Officer)	August 7, 2019

/s/ Jeffrey E. Eberwein*
Jeffrey E. Eberwein	Chairman	August 7, 2019

/s/ Dimitrios J. Angelis*
Dimitrios J. Angelis	Director	August 7, 2019

/s/ John M. Climaco*
John M. Climaco	Director	August 7, 2019

/s/ Michael A. Cunnion*
Michael A. Cunnion	Director	August 7, 2019

/s/ John W. Sayward*
John W. Sayward	Director	August 7, 2019

/s/ Mitch I. Quain*
Mitch I. Quain	Director	August 7, 2019

*By: /s/ Matthew G. Molchan		August 7, 2019
Matthew G. Molchan Attorney-in-fact

Exhibit Index

Exhibits

2.1**	Agreement and Plan of Merger, dated as of July 3, 2019, by and among Digirad Corporation, ATRM Holdings, Inc. and Digirad Acquisition Corporation (included as Annex I to the proxy statement/prospectus that is a part of this Registration Statement)

3.1	Restated Certificate of Incorporation of Digirad Corporation (incorporated by reference to Exhibit 10.2 to Digirad’s Current Report on Form 8-K filed with the SEC on May 3, 2006).

3.2	Certificate of Designation of Rights, Preferences and Privileges of Series B Participating Preferred Stock of Digirad Corporation (incorporated by reference to Exhibit 3.1 to Digirad’s Current Report on Form 8-K filed with the SEC on May 24, 2013).

3.3	Certificate of Amendment of the Restated Certificate of Incorporation of Digirad Corporation (incorporated by reference to Exhibit 3.1 to Digirad’s Current Report on Form 8-K filed with the SEC on May 5, 2015).

3.4	Certificate of Amendment of the Restated Certificate of Incorporation of Digirad Corporation (incorporated by reference to Exhibit 3.1 to Digirad’s Current Report on Form 8-K filed with the SEC on May 1, 2018).

3.5	Certificate of Amendment of the Restated Certificate of Incorporation of Digirad Corporation (incorporated by reference to Exhibit 3.1 to Digirad’s Current Report on Form 8-K filed with the SEC on May 31, 2019).

3.6	Amended and Restated Bylaws of Digirad Corporation dated May 4, 2007 and Amendment No. 1 to the Amended and Restated Bylaws of Digirad Corporation dated April 5, 2017 (incorporated by reference to Exhibit 3.1 to Digirad’s Quarterly Report on Form 10-Q filed with the SEC on May 1, 2017).

4.1**	Form of Certificate of Designations, Rights and Preferences of Series A Preferred Stock of Digirad Corporation (included as Exhibit B to Annex I to the proxy statement/prospectus that is a part of this Registration Statement).

4.2	Tax Benefit Preservation Plan by and between Digirad Corporation and American Stock Transfer & Trust Company, dated as of May 23, 2013 (incorporated by reference to Exhibit 4.1 to the Current Report on Form 8-K filed by Digirad with the SEC on May 24, 2013).

4.3	Tax Benefit Preservation Plan Amendment, dated November 11, 2013, by and between the Company and American Stock Transfer & Trust Company, LLC (incorporated by reference to Exhibit 10.26 to Digirad’s Annual Report on Form 10-K filed with the SEC on March 20, 2014).

5.1**	Opinion of Olshan Frome Wolosky LLP, regarding the legality of the securities being issued

10.1†	License Agreement, by and between Digirad Corporation and Cedars-Sinai Health System, dated May 22, 2001, as amended (incorporated by reference to Exhibit 10.3 to Digirad’s Amended Registration Statement on Form S-1/A (File No. 333-113760) filed with the SEC on April 20, 2004).

10.2†	License Agreement, by and between Digirad Corporation and Cedars-Sinai Health System, dated April 1, 2003, as amended (incorporated by reference to Exhibit 10.4 to Digirad’s Amended Registration Statement on Form S-1/A (File No. 333-113760) filed with the SEC on April 20, 2004).

10.3#	Digirad Corporation 2004 Stock Incentive Plan, as Amended and Restated on August 2, 2007 (incorporated by reference to Exhibit 10.1 to Digirad’s Quarterly Report on Form 10-Q filed with the SEC on August 7, 2007).

10.4#	Form of Notice of Stock Option Award and Stock Option Award Agreement for 2004 Stock Incentive Plan (incorporated by reference to Exhibit 10.22 to Digirad’s Annual Report on Form 10-K filed with the SEC on March 3, 2005).

10.5#	2004 Non-Employee Director Option Program (incorporated by reference to Exhibit 10.19 to Digirad’s Amended Registration Statement on Form S-1/A (File No. 333-113760) filed with the SEC on May 24, 2004).

10.6#	Form of Notice of Non-Qualified Stock Option Award and Stock Option Award Agreement for 2004 Non-Employee Director Option Program (incorporated by reference to Exhibit 10.24 to Digirad’s Annual Report on Form 10-K filed with the SEC on March 3, 2005).

10.7#	Form of Indemnification Agreement (incorporated by reference to Exhibits 10.20 to the Registration Statement on Form S-1/A (File No. 333-113760) filed with the SEC on April 29, 2004).

10.8#	Employment Agreement, dated as of May 1, 2007, as amended on August 7, 2010, by and between Digirad Corporation and Matthew G. Molchan (incorporated by reference to Exhibit 10.1 to Digirad’s Current Report on Form 8-K filed with the SEC on March 5, 2013).

10.9#	Form of 2011 Inducement Stock Incentive Plan (incorporated by reference to Exhibit 10.1 to Digirad’s Current Report on Form 8-K filed with the SEC on July 29, 2011).

10.10#	Form of 2011 Inducement Stock Incentive Plan Stock Option Agreement (incorporated by reference to Exhibit 10.2 to Digirad’s Current Report on Form 8-K filed with the SEC on July 29, 2011).

10.11#	Form of 2011 Inducement Stock Incentive Plan Restricted Stock Unit Agreement (incorporated by reference to Exhibit 10.3 to Digirad’s Current Report on Form 8-K filed with the SEC on July 29, 2011).

10.12#	Digirad Corporation 2014 Equity Incentive Award Plan (incorporated by reference to Exhibit 4.1 to Digirad’s Registration Statement on Form S-8 filed with the SEC on June 6, 2014).

10.13#	Form Indemnification Agreement of Digirad Corporation for directors and officers (incorporated by reference to Exhibit 10.19 to Digirad’s Annual Report on Form 10-K filed with the SEC on March 6, 2015).

10.14	Consolidated Agreements, dated April 1, 2014, between DMS Health Technologies, Inc. and Philips Healthcare, a Division of Philips Electronics North America Corporation (incorporated by reference to Exhibit 10.1 to Digirad’s Quarterly Report on Form 10-Q filed with the SEC on November 3, 2017).

10.15	Amendment, dated June 9, 2015, to the Consolidated Agreements between DMS Health Technologies, Inc. and Philips Healthcare, a Division of Philips Electronics North America Corporation (incorporated by reference to Exhibit 10.2 to Digirad’s Current Report on Form 10-Q filed with the SEC on November 3, 2017).

10.16#	2018 Incentive Plan (incorporated by reference to Exhibit 10.1 to Digirad’s Current Report on Form 8-K filed with the SEC on May 1, 2018).

10.17#	Form of 2018 Incentive Plan Restricted Stock Unit Agreement. (incorporated by reference to Exhibit 99.2 to Digirad’s Registration Statement on Form S-8 filed with the SEC on November 6, 2018).

10.18#	Form of 2018 Incentive Plan Restricted Stock Unit Agreement (Performance Based) (incorporated by reference to Exhibit 99.3 to Digirad’s Registration Statement on Form S-8 filed with the SEC on November 6, 2018).

10.19#	Employment Agreement by and between Digirad Corporation and David Noble, dated as of October 31, 2018 (incorporated by reference to Exhibit 10.2 to Digirad’s Quarterly Report on Form 10-Q filed with the SEC on November 5, 2018).

10.20#	Indemnification Agreement by and between Digirad Corporation and David Noble, dated as of October 25, 2018 (incorporated by reference to Exhibit 10.3 to Digirad’s Quarterly Report on Form 10-Q filed with the SEC on November 5, 2018).

10.21	Limited Liability Company Agreement for Star Procurement, LLC, dated December 14, 2018, by and among Star Procurement LLC, Digirad Corporation and ATRM Holdings, Inc. (incorporated by reference to Exhibit 10.31 to Digirad’s Annual Report on Form 10-K filed with the SEC on March 1, 2019).

10.22	Purchase and Sale Agreement, dated March 27, 2019, by and between RJF – Keiser Real Estate, LLC and 56 Mechanic Falls Road, LLC (incorporated by reference to Exhibit 10.1 to Digirad’s Current Report on Form 8-K filed with the SEC on April 3, 2019).

10.23	Purchase and Sale Agreement, dated April 3, 2019, by and between KBS Builders, Inc. and 947 Waterford Road, LLC (incorporated by reference to Exhibit 10.2 to Digirad’s Current Report on Form 8-K filed with the SEC on April 3, 2019).

10.24	Purchase and Sale Agreement, dated April 3, 2019, by and between KBS Builders, Inc. and 300 Park Street, LLC (incorporated by reference to Exhibit 10.3 to Digirad’s Current Report on Form 8-K filed with the SEC on April 3, 2019).

10.25	Lease Agreement, dated April 3, 2019, by and between KBS Builders, Inc. and 947 Waterford Road, LLC (incorporated by reference to Exhibit 10.4 to Digirad’s Current Report on Form 8-K filed with the SEC on April 3, 2019).

10.26	Lease Agreement, dated April 3, 2019, by and between KBS Builders, Inc. and 300 Park Street, LLC (incorporated by reference to Exhibit 10.5 to Digirad’s Current Report on Form 8-K filed with the SEC on April 3, 2019).

10.27	Lease Agreement, dated April 3, 2019, by and between KBS Builders, Inc. and 56 Mechanic Falls Road, LLC (incorporated by reference to Exhibit 10.6 to Digirad’s Quarterly Report on Form 10-Q filed with the SEC on May 8, 2019).

10.28	First Amendment to Lease, dated April 18, 2019, by and between 56 Mechanic Falls Road, LLC and KBS Builders, Inc. (incorporated by reference to Exhibit 10.7 to Digirad’s Quarterly Report on Form 10-Q filed with the SEC on May 8, 2019).

10.29	Loan and Security Agreement, dated March 29, 2019, by and among Digirad Corporation, certain subsidiaries of the Digirad Corporation identified on the signature pages thereto, and Sterling National Bank (incorporated by reference to Exhibit 10.6 to Digirad’s Current Report on Form 8-K filed with the SEC on April 3, 2019).

10.30	Voting and Support Agreement, by and among Digirad Corporation, Lone Star Value General Partner, Lone Star Value Investors, LP, Lone Star Value Co-Invest I, LP and Jeffrey Eberwein, dated July 3, 2019 (incorporated by reference to Exhibit 10.1 to Digirad’s Current Report on Form 8-K filed with the SEC on July 3, 2019).

21.1**	Subsidiaries of Digirad Corporation

23.1*	Consent of BDO USA, LLP (with respect to financial statements of Digirad Corporation)

23.2*	Consent of BDO USA, LLP (with respect to financial statements of ATRM Holdings, Inc.)

23.3*	Consent of Boulay PLLP (with respect to financial statements of ATRM Holdings, Inc.)

23.4**	Consent of Olshan Frome Wolosky LLP (included in Exhibit 5.1)

24.1**	Power of Attorney (included on the signature page of the initial filing of this registration statement on Form S-4)

99.1*	Form of Proxy Card for ATRM Holdings, Inc.

99.2*	Consent of Oberon Securities LLC

†	Digirad Corporation has been granted confidential treatment with respect to certain portions of this exhibit (indicated by asterisks), which have been filed separately with the SEC.
#	Indicates management contract or compensatory plan.
*	Filed herewith.
**	Previously filed.